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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12
Bruker BioSciences Corporation
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☐	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11
	(1)	Title of each class of securities to which transaction applies: Capital shares of Bruker BioSpin Inc., Bruker BioSpin Invest AG, Techneon AG and Bruker Physik GmbH
	(2)	Aggregate number of securities to which transaction applies: All of the issued and outstanding capital shares of Bruker BioSpin Inc., Bruker BioSpin Invest AG, Techneon AG and Bruker Physik GmbH
(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
$410,761,000, calculated pursuant to Rule 0-11(c)(1)(i) and (a)(4) of the Securities Exchange Act of 1934, as amended, which represents the combined book value of the common stock of Bruker BioSpin Inc. and capital shares of Bruker BioSpin Invest AG, Bruker Physik GmbH and Techneon AG which will be received by Bruker BioSciences Corporation in the transaction.

	(4)	Proposed maximum aggregate value of transaction: $914,000,000
	(5)	Total fee paid: $28,060
☒	Fee paid previously with preliminary materials.
☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

BRUKER BIOSCIENCES CORPORATION
40 Manning Road
Billerica, MA 01821
(978) 663-3660

        To the stockholders of Bruker BioSciences Corporation:

        On behalf of the board of directors and management of Bruker BioSciences Corporation, I would like to invite you to attend our Special Meeting of Stockholders to be held on Monday, February 25, 2008 at 9:00 a.m., local time, at the offices of Nixon Peabody LLP, 100 Summer Street, Boston, Massachusetts.

        At this important meeting you will be asked to consider and vote on proposals to, among other things, approve three transactions that will result in the combination of Bruker BioSciences with the Bruker BioSpin group of companies, including Bruker BioSpin Inc., Bruker BioSpin Invest AG, Techneon AG and Bruker Physik GmbH and each of their respective direct and indirect wholly owned subsidiaries, which we sometimes collectively refer to as the "Bruker BioSpin Group."

        Upon completion of the proposed transactions, the shareholders of the Bruker BioSpin Group will receive approximately $388 million in cash and 57,544,872 shares of our common stock, which have a market value of approximately $666.9 million as of January 14, 2008. As of January 14, 2008, this represented approximately 35% of our post-transaction outstanding voting securities. The amount of 57,544,872 shares was based upon an agreed amount of $526 million of stock consideration and the trailing ten trading day average closing price of our common stock ending two trading days prior to the signing of the transaction agreements of $9.14 per share which, combined with the approximately $388 million of cash consideration, reflected a total purchase price for the Bruker BioSpin Group of $914 million.

        The six Bruker BioSpin Group shareholders, comprised of me, Frank H. Laukien, and five other members of my family, who we refer to as the Bruker BioSpin Group Shareholders, are also major stockholders of Bruker BioSciences. Accordingly, the board of directors of Bruker BioSciences appointed a special committee consisting of independent directors unaffiliated with the Bruker BioSpin Group Shareholders for the purpose of considering the advisability of the combination, negotiating its terms on behalf of Bruker BioSciences and recommending to the board of directors of Bruker BioSciences whether the combination was in the best interests of the stockholders of Bruker BioSciences who are not affiliated with the Bruker BioSpin Group Shareholders.

        The closing of the combination is contingent on stockholder approval of the transactions contemplated by each of the transaction agreements, including the issuance of shares of our common stock in connection with the transactions. Although not required under Delaware law, the rules of The NASDAQ Global Select Market require stockholder approval of the share issuance, which must, under our bylaws, be approved by the affirmative vote of the holders of a majority of the shares of Bruker BioSciences common stock present or represented by proxy at the Special Meeting and entitled to vote. Under the terms of each of the transaction agreements, the Bruker BioSpin Group Shareholders, who currently hold, in the aggregate, approximately 52% of the outstanding shares of Bruker BioSciences common stock, have covenanted that they will vote the shares of our stock that they own in favor of the transactions contemplated by the transaction agreements. In addition, under the terms of each of the transaction agreements, the transactions contemplated must also be approved by the holders of shares of Bruker BioSciences common stock who are unaffiliated with the Bruker BioSpin Group Shareholders and who represent at least a majority of the total votes cast by these unaffiliated holders at the Special Meeting.

        Each of the proposals regarding the transaction agreements are conditioned on the approval of the other two proposals regarding the transaction agreements. After careful consideration, the board of directors has unanimously approved the terms and conditions of the transaction agreements and recommend that you vote "FOR" each of the transactions necessary to effect the combination of

Bruker BioSciences with the Bruker BioSpin Group and the related issuance of shares of Bruker BioSciences common stock.

        In addition to the proposals relating to the transactions necessary to effect the combination with the Bruker BioSpin Group and the related issuance of shares, you will be asked to consider and vote upon the following proposals at the Special Meeting:

  •
  A proposal to amend the Bruker BioSciences certificate of incorporation to increase the number of shares of common stock authorized for issuance from 200,000,000 to 260,000,000.

  •
  A proposal to amend the Bruker BioSciences amended and restated stock option plan to increase the number of shares of common stock for which options and restricted stock may be granted under the stock option plan from 8,000,000 to 10,000,000.

  •
  A proposal to amend the Bruker BioSciences certificate of incorporation to change our name from Bruker BioSciences Corporation to Bruker Corporation.

  •
  A proposal to elect one Class II Director to hold office until the 2008 Annual Meeting of Stockholders and one Class III Director to hold office until the 2009 Annual Meeting of Stockholders.

        The proposals regarding the charter amendments, the amendment to our stock option plan and the election of new directors are contingent on the approval of each of the transactions contemplated by the transaction agreements and the related issuance of shares of common stock as well as on the closing of the combination. The board of directors recommends that you vote "FOR" the proposals to amend our charter, the amendment of the stock option plan and the election of the two additional directors to serve on the board.

        All stockholders are invited to attend the meeting. Whether or not you plan to attend, you can ensure that your shares are represented at the meeting by promptly voting and submitting your proxy by telephone or by the internet, or by completing, dating and returning the enclosed Proxy Card. A postage-paid envelope is enclosed for that purpose. Your shares cannot be voted unless you vote by telephone or internet, date, sign and return the enclosed Proxy Card, or attend the meeting in person. Regardless of the number of shares you own, your careful consideration of, and vote on, the matters before the stockholders is important.

        I look forward to your participation and thank you for your continued support.

Sincerely,

Frank H. Laukien, Ph.D. Chairman, President and Chief Executive Officer

        Neither the Securities and Exchange Commission nor any U.S. state securities commission has approved or disapproved of the proposed issuance of shares of Bruker BioSciences common stock in connection with the combination or determined whether this proxy statement is truthful or complete. Any representation to the contrary is a criminal offense.

        This proxy statement is dated January 17, 2008 and is first being mailed to Bruker BioSciences stockholders on or about January 24, 2008.

ADDITIONAL INFORMATION

        This proxy statement incorporates by reference important business and financial information about Bruker BioSciences from documents that are not included in or delivered with this proxy statement. You may obtain documents that are incorporated by reference in this proxy statement without charge by requesting them in writing or by telephone from Bruker BioSciences at:

Bruker BioSciences Corporation 40 Manning Road Billerica, Massachusetts 01821, U.S.A. Telephone: +1-978-663-3660 Attention: Investor Relations

        Please note that copies of the documents provided to you will not include exhibits, unless the exhibits are specifically incorporated by reference in the documents or this proxy statement.

        In order to receive timely delivery of requested documents in advance of the Special Meeting, you should make your request no later than January 30, 2008.

        For a more detailed description of the information incorporated in this proxy statement by reference and how you may obtain it, see "Where You Can Find More Information" beginning on page 147.

BRUKER BIOSCIENCES CORPORATION

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

        To Our Stockholders:

        Notice is hereby given that the Special Meeting of the Stockholders of Bruker BioSciences Corporation will be held on Monday, February 25, 2008, at 9:00 a.m., local time, at the offices of Nixon Peabody LLP, 100 Summer Street, Boston, Massachusetts, for the following purposes:

  1.
  To consider and vote upon a proposal to approve the transactions contemplated by the stock purchase agreement, dated as of December 2, 2007, by and among Bruker BioSciences, Bruker BioSpin Inc. and the stockholders of Bruker BioSpin Inc. relating to the acquisition of Bruker BioSpin Inc. by Bruker BioSciences.

  2.
  To consider and vote upon a proposal to approve the transactions contemplated by the share purchase agreement, dated as of December 2, 2007, by and among Bruker BioSciences (which will assign its purchase rights to Bruker BioSpin Corporation), Bruker Daltonik GmbH, Bruker Optik GmbH, Bruker Physik GmbH, Techneon AG, SciTec GmbH & Co. KG and the shareholders of Bruker Physik and Techneon relating to the acquisition of Bruker Physik and Techneon AG by Bruker BioSciences.

  3.
  To consider and vote upon a proposal to approve the transactions contemplated by the merger agreement, dated as of December 2, 2007, by and among Bruker BioSciences, Bruker BioSpin Invest AG, Bruker BioSpin Beteiligungs AG and the stockholders of Bruker BioSpin Invest AG relating to the acquisition of Bruker BioSpin Invest AG by Bruker BioSciences and to approve the issuance of shares of Bruker BioSciences common stock in connection with the merger.

  4.
  To consider and vote upon a proposal to amend the Bruker BioSciences certificate of incorporation to increase the number of shares of common stock authorized for issuance from 200,000,000 to 260,000,000.

  5.
  To consider and vote upon a proposal to amend the Bruker BioSciences amended and restated stock option plan to increase the number of shares of common stock for which options and restricted stock may be granted under the stock option plan from 8,000,000 to 10,000,000.

  6.
  To consider and vote upon a proposal to amend the Bruker BioSciences certificate of incorporation to change the name of Bruker BioSciences Corporation to Bruker Corporation.

  7.
  To elect one Class II Director to hold office until the 2008 Annual Meeting of Stockholders and one Class III Director to hold office until the 2009 Annual Meeting of Stockholders.

  8.
  To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

        Although proposals 1 through 3 are separate matters to be voted upon by Bruker BioSciences stockholders in connection with the transactions, each of these proposals is expressly conditioned upon the approval of each of the other two proposals. This means that, even if the requisite majority of our stockholders approves one of these three proposals, Bruker BioSciences will not complete the transaction contemplated by that proposal unless the Bruker BioSciences stockholders also approve each of the other two proposals, so that the transactions can be completed as planned and as more fully described in the proxy statement accompanying this Notice.

        Proposals 4 through 7 are separate matters to be voted upon by Bruker BioSciences stockholders, but are each conditioned upon the approval of proposals 1, 2, and 3. This means that, even if the requisite majority of our stockholders approves one or more of proposals 4 through 7, Bruker BioSciences will not implement that proposal unless the Bruker BioSciences stockholders also approve proposals 1, 2, and 3 so that the transactions can be completed as planned and as more fully described in the proxy statement accompanying this Notice.

        The board of directors has fixed the close of business on January 11, 2008 as the record date for the determination of stockholders entitled to notice of and to vote at this Special Meeting and at any adjournment or postponement thereof.

By order of the board of directors
Richard M. Stein Corporate Secretary
Billerica, Massachusetts January 17, 2008

        All stockholders are invited to attend the meeting. Whether or not you plan to attend, you can ensure that your shares are represented at the meeting by promptly voting and submitting your proxy by telephone or by the internet, or by completing, dating and returning the enclosed Proxy Card. A postage-paid envelope is enclosed for that purpose. Your shares cannot be voted unless you vote by telephone or internet, date, sign and return the enclosed Proxy Card, or attend the meeting in person. Regardless of the number of shares you own, your careful consideration of, and vote on, the matters before the stockholders is important. Even if you have given your proxy, you may still vote in person if you attend the meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you will not be permitted to vote in person at the meeting unless you first obtain a proxy issued in your name from the record holder.

BRUKER BIOSCIENCES CORPORATION
PROXY STATEMENT

PROPOSALS 1 THROUGH 3: THE TRANSACTIONS AND THE ISSUANCE OF SHARES IN CONNECTION WITH THE COMBINATION	27
General	27
Proposals	27
Background of the Combination	27
Reasons for the Combination	32
Recommendation of the Board of Directors and Special Committee	34
Opinion of the Special Committee's Financial Advisor	35
Other Considerations	42
Sources of Funds	43
Interests of Certain Directors and Executive Officers in the Combination	44
Completion and Effectiveness of the Combination	45
Structure of the Transaction and Operations Post-Combination	45
Material United States Federal Income Tax Consequences of the Combination	46
Accounting Treatment of the Acquisition	46
Regulatory Matters	46
No Appraisal Rights	46
Foreign Regulatory Requirements	47
Restrictions on Sales of Shares Issued in Connection with the Combination	47
DESCRIPTION OF THE TRANSACTION AGREEMENTS	49
The Stock Purchase Agreement with Bruker BioSpin Inc.	49
General	49
Closing Date	49
Purchase Price-Payment	49
Escrow	49
Representations and Warranties	49
Covenants	52
Conditions to the Acquisition	54
Indemnification	56
Termination of the U.S. Stock Purchase Agreement	57
Expenses	58
Amendment and Waiver	58
The German Share Purchase Agreement with Bruker Physik GmbH and Techneon AG	58
General	58
Closing Date	58
Purchase Price-Payment	59

Escrow	59
Representations and Warranties	59
Covenants	61
Conditions to the Acquisition	64
Indemnification	66
Termination of the German Share Purchase Agreement	67
Expenses	67
Amendment and Waiver	68
The Swiss Merger Agreement with Bruker BioSpin Invest AG	68
General	68
Closing Date	68
Purchase Price-Payment	68
Dividend	68
Escrow	68
Representations and Warranties	69
Covenants	71
Conditions to the Acquisition	74
Indemnification	76
Termination of the Swiss Merger Agreement	78
Expenses	78
Amendment and Waiver	78
UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS	79
INFORMATION ABOUT THE BRUKER BIOSPIN GROUP	90
Business Overview	90
Bruker BioSpin Group Supplementary Financial Information	92
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS	93
CRITICAL ACCOUNTING POLICIES AND ESTIMATES	93
RESULTS OF OPERATIONS	94
LIQUIDITY AND CAPITAL RESOURCES	99
TRANSACTIONS WITH RELATED PARTIES	101
QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK	102
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS	105
DESCRIPTION OF BRUKER BIOSCIENCES CAPITAL STOCK	110
PROPOSAL NO. 4: APPROVAL OF THE CHARTER AMENDMENT TO INCREASE OUR AUTHORIZED SHARES	111

PROPOSAL NO. 5: APPROVAL OF AN AMENDMENT TO THE STOCK OPTION PLAN TO INCREASE THE NUMBER OF AUTHORIZED SHARES	113
PROPOSAL NO. 6: APPROVAL OF THE CHARTER AMENDMENT TO CHANGE OUR NAME TO BRUKER CORPORATION	117
PROPOSAL NO. 7: THE ELECTION OF DIRECTORS	118
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	143
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE	146
STOCKHOLDER COMMUNICATIONS	146
TIME FOR SUBMISSION OF STOCKHOLDER PROPOSALS	146
OTHER MATTERS	146
WHERE YOU CAN FIND MORE INFORMATION	147
VOTING PROXIES	148
INDEX TO FINANCIAL STATEMENTS	F-1
ANNEX A-1 U.S. stock purchase agreement
ANNEX A-2 German share purchase agreement
ANNEX A-3 Swiss merger agreement
ANNEX B Opinion of Bear, Stearns & Co. Inc.
ANNEX C Proposed Amendment to the Certificate of Incorporation of Bruker BioSciences Corporation
ANNEX D Bruker BioSciences Amended and Restated 2000 Stock Option Plan
ANNEX E Charter of the Compensation Committee of the Board of Directors
APPENDIX A Proxy Card

SUMMARY TERM SHEET

        The following is a summary of the proposed transactions among Bruker BioSciences Corporation and Bruker BioSpin Inc., Bruker BioSpin Invest AG, Bruker Physik GmbH and Techneon AG (which we sometimes refer to collectively as the Bruker BioSpin Group), in which Bruker BioSciences proposes to acquire all of the capital stock of the companies comprising the Bruker BioSpin Group. The transactions contemplated will constitute a business combination of companies under common control as the five largest Bruker BioSciences stockholders, Frank H. Laukien, President, Chief Executive Officer and Chairman of the board of directors of Bruker BioSciences, Dirk D. Laukien, Senior Vice President of Bruker BioSciences and President of its subsidiary Bruker Optics Inc., Joerg Laukien, a director of Bruker BioSciences, Marc Laukien and Isolde Laukien-Kleiner, who are all related as family members, are also, together with Robyn Laukien, the shareholders of each of the companies within the Bruker BioSpin Group. Bruker BioSciences is seeking stockholder approval of the transactions necessary to effect the combination and the issuance of Bruker BioSciences common stock to the Bruker BioSpin Group Shareholders.

        This term sheet is a summary and does not contain all of the information that may be important to you. You should carefully read this entire document, including the appendices and the other documents to which this document refers you, for a more complete understanding of the matters relating to the transactions and the issuance of Bruker BioSciences common stock. See "Where You Can Find More Information" beginning on page 147.

        On December 2, 2007 Bruker BioSciences entered into definitive agreements with each of the companies of the Bruker BioSpin Group, which we refer to collectively as the transaction agreements, to acquire all of the equity of each of the Bruker BioSpin Group companies. In connection with the proposed transactions and business combination:

  •
  Bruker BioSciences, under the terms of the U.S. stock purchase agreement, will acquire 100% of the common stock of Bruker BioSpin Inc., a Delaware corporation.

  •
  Bruker BioSciences, under the terms of the German share purchase agreement, will acquire, directly and indirectly, 100% of the share capital of each of Bruker Physik GmbH, a German limited liability company, and Techneon AG, a Swiss stock corporation.

  •
  Bruker BioSciences, under the terms of the Swiss merger agreement, will acquire through various of its indirect subsidiaries via merger the equity interest of Bruker BioSpin Invest AG, a corporation organized under the laws of Switzerland.

  •
  Upon completion of the transactions, the companies of the Bruker BioSpin Group will become wholly owned subsidiaries of our company.

  •
  The aggregate total purchase price payable by Bruker BioSciences to the holders of all of the equity of the Bruker BioSpin Group is payable in cash and stock.

  •
  This consideration will be paid to the shareholders of the Bruker BioSpin Group approximately pro rata in accordance with their respective ownership of the shares of each of the Bruker BioSpin Group companies.

  •
  There will be a cash payment to the shareholders of the Bruker BioSpin Group of $388 million.

  •
  Bruker BioSciences expects to issue 57,544,872 restricted shares of its common stock, which have a market value as of January 14, 2008 of $666.9 million, to the shareholders of the Bruker BioSpin Group as the stock portion of the aggregate purchase price. The amount of 57,544,872 shares was based upon an agreed amount of $526 million of stock consideration and the trailing ten trading day average closing price of our common stock ending two trading days prior to the signing of the transaction agreements of $9.14 per share which, combined with the approximately

    $388 million of cash consideration, reflected a total purchase price for the Bruker BioSpin Group of $914 million.

  •
  On December 21, 2007, as permitted by the transaction agreements, the Bruker BioSpin Group made a dividend payment of 75 million Swiss Francs (approximately $64.8 million based on the exchange rate of $0.86 U.S. Dollars per Swiss Franc on the dividend payment date) to the Bruker BioSpin Group Shareholders out of accumulated retained earnings of Bruker BioSpin Invest AG. This pre-closing dividend by the Bruker BioSpin Group is not part of the purchase price for the transactions.

  •
  Bruker BioSciences and some of its foreign subsidiaries expect to enter into credit agreements with a syndicate of lenders to finance a portion of the cash consideration to be paid to the shareholders of the companies comprising the Bruker BioSpin Group. The aggregate $380 million principal amount credit facilities, of which we expect to draw down approximately $351 million, will consist of a $230 million five-year revolving credit facility and a $150 million five-year term loan facility. Bruker BioSciences has executed commitments from J.P. Morgan Securities Inc. and Citibank, N.A. for the entire $380 million principal amount of the new credit facilities. The proceeds of the facilities will be used to finance a portion of the cash portion of the combination and to provide working capital and funds for general corporate purposes, including permitted future acquisitions, if any. The credit facilities will be secured by pledges of 100% of the equity interests in our domestic subsidiaries and 65% of the equity interests in our material foreign subsidiaries.

  •
  The transaction agreements prohibit the sale of the Bruker BioSciences shares issued as part of the purchase price for a period of one year after the closing date, except for certain permitted transfers of stock from one Bruker BioSpin Group Shareholder to another.

  •
  The shareholders of the companies comprising Bruker BioSpin Group, including our president and chief executive officer Frank Laukien, senior vice president Dirk Laukien, and director Joerg Laukien, currently hold, in the aggregate, approximately 52% of the outstanding shares of Bruker BioSciences common stock, and, immediately following the consummation of the transactions if the closing date was January 14, 2008, would hold approximately 69% of the outstanding shares of Bruker BioSciences common stock.

  •
  The six shareholders of the Bruker BioSpin Group will be subject to five year non-competition and non-solicitation covenants which are described in each of the transaction agreements.

  •
  $92 million of the cash purchase price will be held in escrow following the closing of the transactions to satisfy any indemnification claims asserted by Bruker BioSciences within a designated time period.

  •
  An additional $6.75 million of the cash purchase price will be held in escrow following the closing of the transactions to satisfy any post-closing adjustments to the purchase consideration which may result if the working capital of the Bruker BioSpin Group was less than $180 million on December 31, 2007.

  •
  Upon completion of the combination, Frank Laukien and Dirk Laukien will serve as co-chief executive officers of our Bruker BioSpin operations. Joerg Laukien will serve as the European chief operating officer of our Bruker BioSpin subsidiary. Dirk Laukien is also one of two candidates nominated for election to our board and, if elected, will serve as a Class II director for a term expiring at our 2008 Annual Meeting of Stockholders.

QUESTIONS AND ANSWERS ABOUT THE COMBINATION

Q:
Why is Bruker BioSciences proposing the transactions and the combination?

A:
We are proposing to enter into the transactions and to combine with the companies of the Bruker BioSpin Group because we believe that the Bruker BioSpin Group business complements the business of our three existing direct operating subsidiaries, Bruker AXS, Bruker Daltonics and Bruker Optics. We expect that adding the products of the Bruker BioSpin Group will increase our sales opportunities and increase our presence in various markets, providing Bruker BioSciences with an extra competitive edge as we become a more broadly based company.

Q:
How much is Bruker BioSciences paying for the companies comprising the Bruker BioSpin Group?

A:
Bruker BioSciences has agreed to pay the shareholders of the Bruker BioSpin Group $388 million in cash and 57,544,872 Bruker BioSciences shares, which as of January 14, 2008 have a market value of approximately $666.9 million, for all of the outstanding shares of the Bruker BioSpin Group companies. The amount of 57,544,872 shares was based upon an agreed amount of $526 million of stock consideration and the trailing ten trading day average closing price of our common stock ending two trading days prior to the signing of the transaction agreements of $9.14 per share which, combined with the approximately $388 million of cash consideration, reflected a total purchase price for the Bruker BioSpin Group of $914 million.

Q:
How will Bruker BioSciences pay for the shares of Bruker BioSpin Group?

A:
Bruker BioSciences will purchase the Bruker BioSpin Group companies' stock using a combination of cash and newly issued shares of Bruker BioSciences common stock. Bruker BioSciences will finance the cash component of the combination consideration from its available cash and with borrowings under new credit facilities to be entered into in connection with the combination. The new credit facilities are expected to have an aggregate borrowing capacity of $380 million, which, together with available cash, will be available for the following purposes: (1) to finance approximately $388 million of cash consideration to be paid to shareholders of the Bruker BioSpin Group companies; (2) to finance expenses of the combination; (3) to provide working capital; and (4) for general corporate purposes, including the financing of future acquisitions, if any.

Q:
What will happen to my shares of Bruker BioSciences common stock in the combination?

A:
The shares of Bruker BioSciences common stock that you hold will not change as a result of the combination. However, you should be aware that the issuance of shares of our common stock to the shareholders of the Bruker BioSpin Group will cause a reduction in the relative percentage interests of current Bruker BioSciences stockholders in earnings, voting, liquidation value and book value.

Q:
What am I voting on in connection with the combination and why?

A:
You are voting to approve Bruker BioSciences' combination with the Bruker BioSpin Group companies as well as the issuance of the shares of our common stock which will be used a part of the consideration for the acquisition.

  To consummate the combination, you are being asked to vote on the following items necessary to effectuate the transaction:

  •
  A proposal to purchase Bruker BioSpin Inc. (Proposal 1);

  •
  A proposal to purchase Bruker Physik and Techneon (Proposal 2);

  •
  A proposal to approve Bruker BioSciences' acquisition, via merger, of the equity interests of Bruker BioSpin Invest AG and the related issuance of shares (Proposal 3). You are asked to vote on the related issuance of shares to consummate this transaction because our common stock is quoted on the NASDAQ Global Select Market. NASDAQ Marketplace Rule 4350(i)(1)(C)(i) requires stockholder approval of the issuance of common stock in connection with the acquisition because various of our officers and directors have greater than a 5% equity interest in each of the Bruker BioSpin Group companies, and the shares of our common stock issued in connection with the acquisition will result in a greater than 5% increase in Bruker BioSciences outstanding common stock and voting power;

  •
  A proposal to approve a charter amendment to increase the number of authorized shares that may be issued by the company from 200,000,000 to 260,000,000 (Proposal 4);

  •
  A proposal to approve an amendment to the Bruker BioSciences amended and restated stock option plan to increase the number of shares of common stock for which options may be granted from 8,000,000 to 10,000,000 (Proposal 5);

  •
  A proposal to approve a charter amendment to change to our name from Bruker BioSciences Corporation to Bruker Corporation (Proposal 6); and

  •
  A proposal to approve the election of one Class II Director to hold office until the 2008 Annual Meeting of Stockholders and one Class III Director to hold office until the 2009 Annual Meeting of Stockholders (Proposal 7).

  The board of directors recommends that you vote "FOR" each of the proposals set forth above.

Q:
What stockholder approvals are needed in connection with the combination?

A:
The affirmative vote of the holders of a majority of the outstanding shares of Bruker BioSciences common stock present or represented by proxy and entitled to vote at the Special Meeting is required to approve the transactions contemplated by the transaction agreements, including the issuance of shares of Bruker BioSciences common stock to be used as part of the consideration. Each holder of common stock is entitled to one vote per share. As of the record date, Bruker BioSciences directors and executive officers and their affiliates owned approximately 38.1% of the outstanding shares. The five largest stockholders of Bruker BioSciences, including Frank H. Laukien, are also five of the six shareholders of the companies of the Bruker BioSpin Group and are parties to the transaction agreements. These six shareholders have covenanted in the transaction agreements that they will vote in favor of the acquisition. The shares held by these six shareholders represent approximately 52% of the voting power of Bruker BioSciences capital stock entitled to vote at the stockholder meeting, and are sufficient, under our bylaws and NASDAQ rules, to approve the transactions contemplated by the transaction agreements, including the share issuance.

  The terms of the transaction agreements also provide that the transactions contemplated by the stock purchase and merger agreements are subject to approval by holders of shares of Bruker BioSciences common stock who are unaffiliated with the Bruker BioSpin Group Shareholders and who represent at least a majority of the total votes cast by these unaffiliated holders at the Special Meeting. This condition cannot be waived. As a result, if the proposed transactions are not approved by a majority of votes cast at the Special Meeting by holders of shares of Bruker BioSciences common stock who are unaffiliated with the Bruker BioSpin Group Shareholders, the transactions will not be completed and the combination with the Bruker BioSpin Group will not occur.

Q:
What stockholder approvals are required to approve the charter amendments and the amendment to our stock option plan?

A:
The affirmative vote of the holders of a majority of the shares of Bruker BioSciences common stock outstanding as of the record date is required to adopt and approve (i) the amendment to the certificate of incorporation to increase the number of shares of common stock authorized for issuance from 200,000,000 to 260,000,000 and (ii) the amendment to the certificate of incorporation to change our name to Bruker Corporation.

  The affirmative vote of a majority of our shares present or represented at the Special Meeting is required to approve the amendment to our stock option plan to increase the number of shares of common stock for which options and restricted stock may be granted under the stock option plan from 8,000,000 to 10,000,000.

Q:
What stockholder approvals are required to elect the new directors to the board?

A:
Our directors are elected by a plurality of the shares of common stock present in person or represented by proxy at the Special Meeting and entitled to vote. This means that the two candidates for election as directors at the Special Meeting who receive the highest number of affirmative votes will be elected.

Q:
Has the board of directors appointed a special committee in connection with the combination?

A:
Yes, the board of directors of Bruker BioSciences appointed a special committee consisting of independent directors unaffiliated with the Bruker BioSpin Group Shareholders for the purpose of considering the advisability of the combination, negotiating its terms on behalf of Bruker BioSciences and recommending to the board of directors of Bruker BioSciences whether the combination was in the best interests of the stockholders of Bruker BioSciences who are not affiliated with the Bruker BioSpin Group Shareholders. The terms of the transaction agreements require that the transaction itself, rather than just the share issuance as required under NASDAQ Marketplace Rule 4350(i)(l)(C)(i), be approved by the holders of shares of Bruker BioSciences common stock who are unaffiliated with the Bruker BioSpin Group Shareholders and who represent at least a majority of the total votes cast by these unaffiliated holders at the Special Meeting.

Q:
Will the shares of common stock to be issued as part of the consideration for the purchase of the shares of the Bruker BioSpin Group companies be registered?

A:
No, the shares of Bruker BioSciences common stock to be issued in connection with the transactions will not be registered under the Securities Act of 1933 and thus will not be freely transferable under the Securities Act of 1933. Bruker BioSpin Group Shareholders receiving shares of Bruker BioSciences common stock in the transactions may sell these shares pursuant to any applicable exemption under the Securities Act except that, pursuant to the terms of the transaction agreements, they are prohibited from selling the shares for a period of one year after the closing date of the transactions, except for certain permitted transfers of stock from one Bruker BioSpin Group Shareholder to another.

Q:
What are the material U.S. federal income tax consequences of the transactions?

A:
The transactions are not expected to result in any material U.S. federal income tax consequences for Bruker BioSciences stockholders.

Q:
When do you expect the transactions to be completed?

A:
We are working to complete the combination as quickly as possible. We expect to complete the transactions during the first quarter of 2008.

Q:
Do I have any dissenters' rights?

A:
No. There are no rights of appraisal or similar rights of dissenters with respect to any matter to be acted upon pursuant to this proxy statement.

  QUESTIONS AND ANSWERS ABOUT VOTING

Q:
What do I need to do now?

A:
After carefully reading and considering the information contained in this proxy statement, please respond by completing, signing and dating your proxy card or voting instructions and returning it in the enclosed postage paid envelope, or by submitting your proxy or voting instructions by telephone or through the internet, as soon as possible so that your shares may be represented at the stockholder meeting.

Q:
What if I don't vote?

A:
If you fail to respond, it will have the same effect as a vote against the two proposals to amend the certificate of incorporation, although it will have no effect on the other proposals.

  If you respond and do not indicate how you want to vote, your proxy will be counted as a vote in favor of all of the proposals.

  If you respond and abstain from voting, your proxy will have the same effect as a vote against all of the proposals, other than the election of directors.

Q:
Can I change my vote after I have delivered my proxy?

A:
Yes. You can change your vote at any time before your proxy is voted at the stockholder meeting. You can do this in one of three ways. You can revoke your proxy, submit a new proxy or, if you are a holder of record, you can attend the Special Meeting and vote in person. If you choose to revoke your proxy or submit a new proxy, you must submit your notice of revocation or your new proxy to the secretary of Bruker BioSciences before the Special Meeting. If your shares are held in an account at a brokerage firm or bank, you should contact your brokerage firm or bank to change your vote. Also, if you submit your proxy electronically through the internet or by telephone, you can change your vote by submitting a proxy at a later date, using the same procedures, in which case your later submitted proxy will be recorded and your earlier proxy revoked.

Q:
Who can help answer my questions?

A:
If you have any questions about the proposals or how to submit your proxy, or if you need additional copies of this proxy statement or the enclosed proxy card or voting instructions, you should contact:

    Bruker BioSciences Corporation
    Investor Relations
    40 Manning Road
    Billerica, Massachusetts 01821
    Telephone: 978-663-3660, ext. 1411
    e-mail:     Michael.Willett@bdal.com

TRANSACTION SUMMARY

        This summary highlights selected information about the transactions and the related issuance of shares and may not contain all of the information that is important to you. You should carefully read this entire proxy statement and the other documents we refer to, in their entirety, for a more complete understanding of the transactions. In particular, you should read the documents attached to this proxy statement, including the U.S. stock purchase agreement, the German share purchase agreement and the Swiss merger agreement, which are attached as Annexes A-1 through A-3. In addition, this proxy statement incorporates important business and financial information about Bruker BioSciences from other documents that may not be included in or delivered with this proxy statement. You may obtain the information incorporated by reference into this proxy statement without charge by following the instructions in the section entitled "Where You Can Find More Information" that begins on page 147 of this proxy statement.

THE COMPANIES

  Bruker BioSciences Corporation
  40 Manning Road
  Billerica, Massachusetts 01821
  (978) 663-3660
   http://www.bruker-biosciences.com

        Bruker BioSciences Corporation designs, manufactures, services and markets analytical and life science systems and associated products to address the evolving needs of our customers in life science research, pharmaceutical, biotechnology and molecular diagnostics research, as well as in chemicals and materials analysis in various industries in government applications. We are the publicly traded parent of our three main operating subsidiaries: Bruker AXS Inc., Bruker Daltonics Inc. and Bruker Optics Inc.

Bruker AXS

        Bruker AXS is a leading developer and provider of life science and advanced materials research tools based on X-ray technology tools for advanced X-ray and spark-OES instrumentation used in non-destructive molecular materials and elemental analysis in academic, research and industrial applications.

Bruker Daltonics

        Bruker Daltonics is a leading developer and provider of innovative life science tools based on mass spectrometry and also develops and provides a broad range of field analytical systems for chemical, biological, radiological and nuclear (CBRN) detection.

Bruker Optics

        Bruker Optics is a leading developer and provider of research, analytical and process analysis instruments and solutions based on infrared and Raman molecular spectroscopy technology.

  The Bruker BioSpin Group (see page 90)

        The companies of the Bruker BioSpin Group develop, manufacture and distribute life science analytical instrumentation and solutions based on magnetic resonance core technology. The companies' products include tools developed for nuclear magnetic resonance, or NMR, electron paramagnetic resonance, or EPR, magnetic resonance imaging, or MRI. The Bruker BioSpin Group also designs and develops superconducting wire materials that can be used in a variety of applications including power cables, motors, generators and superconducting magnets. Products and solutions developed by the Bruker BioSpin Group are utilized in a wide variety of applications, including:

  •
  life science applications including the structure and function determination of large biomolecules such as proteins and membrane proteins;

  •
  pharmaceutical and biotech research and manufacturing to identify new compounds, observe the interaction of drugs with a target protein, study the toxicology of drug candidates and identify properties of the final product;

  •
  metabolic profiling and fingerprinting, where patterns can be evaluated using spectroscopic techniques combined with multivariate statistical methods to gain insight into the response of a biological system to perturbations in a time-related manner;

  •
  non-invasive magnetic resonance imaging aimed at detecting the origins of disease related pathways and targets by combining the use of molecular biomarkers;

  •
  structure determination and elucidation for application in organic and inorganic synthesis;

  •
  materials research for the design and characterization of materials such as polymers, catalysts, fuel cell materials, etc.;

  •
  food, beverage and agricultural analysis for the monitoring of the production and distribution cycle of products to ensure their origin, authenticity, safety and reliability; and

  •
  superconducting magnets for use in magnetic resonance, imaging and physics experiments.

        Magnetic resonance is the core technology of the Bruker BioSpin Group. Magnetic resonance is a natural phenomenom occurring when a molecule, placed in a magnetic field, gives off a radio frequency signature. The signature is characteristic of the particular molecule and this leads to a multitude of precise chemical and structural information. A typical magnetic resonance instrument includes a radio frequency source and transmitter, one or more very sensitive detectors, a magnet sized for the particular application and operating and analysis software.

        When magnetic resonance is used to analyze the resonance effect of various atoms, it is known as NMR. NMR is a widely used analytical technique by academia, pharmaceutical and biotechnology companies and other industrial users in life sciences and materials science research.

        When an image is reconstructed by localizing the origin of the NMR signal, this is known as MRI. The Bruker BioSpin Group's MRI products focus on pre-clinical applications, mainly research on small animals for disease studies and drug discovery by pharmaceutical companies and academia.

        When the magnetic resonance signals arise from the electrons contained in a molecule, this is known as EPR. EPR is used mainly in academia for research purposes. All three magnetic resonance techniques employ strong magnetic fields which are typically reached through the use of superconducting magnets. The Bruker BioSpin Group is a leader in superconducting magnet technology and also owns a developer and manufacturer of the specialty superconducting wires needed for magnetic resonance magnets.

        The Bruker BioSpin Group's magnetic resonance product line is complimented with a number of accessories. These accessories include a wide array of sample handling devices for automation and high throughput applications, as well as advanced data management and analysis software. These accessories permit the Bruker BioSpin Group to tailor its products for specific customers.

        In addition to these magnetic resonance instruments, the Bruker BioSpin Group also manufactures bench-top instruments for process control, quality assurance and quality control applications. The Bruker BioSpin Group typically sells these bench-top instruments to the pharmaceutical industry, the food industry and other industrial customers.

        The Bruker BioSpin Group includes research and manufacturing facilities in Germany, Switzerland, France and the U.S., as well as numerous sales, applications and service offices throughout the U.S., Europe, Asia and South America. The Bruker BioSpin Group employs approximately 1,850 people throughout the world.

  Bruker BioSpin Inc. (see page 91)
  15 Fortune Drive
  Billerica, Massachusetts 01821
  (978) 439-9899
   http://www.bruker.com

        Bruker BioSpin Inc. was incorporated in Delaware in June 2000, originally as Bruker BioSpec Inc., later changing its name to Bruker BioSpin Inc. Bruker BioSpin Inc. is a privately held company, wholly owned by the Bruker BioSpin Group Shareholders. Bruker BioSpin Inc. is the holding company for the U.S. operations of the Bruker BioSpin Group.

  Bruker Physik GmbH (see page 91)
  Silberstreifen 4
  76287 Rheinstetten
  Germany
   http://www.bruker.com

        Bruker Physik GmbH was incorporated in 1960 in Germany. It is a holding company that includes the German Bruker BioSpin Group companies as well as European Advanced Superconductors GmbH & Co. KG, or EAS, and European High Temperature Superconductors GmbH & Co. KG, or EHTS. Bruker Physik is a privately held company, ultimately wholly owned by the Bruker BioSpin Group Shareholders.

  Bruker BioSpin Invest AG (see page 91)
  Aegeristrasse 52
  Postfach 351
  6301 Zug Switzerland
   http://www.bruker.com

        Bruker BioSpin Invest AG was incorporated in Switzerland in 1986. It is a holding company that includes the Swiss Bruker BioSpin Group companies. Bruker BioSpin Invest AG is a privately held company, wholly owned by the Bruker BioSpin Group Shareholders.

STRUCTURE OF THE TRANSACTIONS AND OPERATIONS AFTER THE COMBINATION

        Bruker BioSciences is acquiring all of the outstanding stock of the companies comprising the Bruker BioSpin Group in three transactions through which Bruker BioSciences will: (1) acquire all of the common stock of Bruker BioSpin Inc., (2) acquire all of the share capital of Bruker Physik and Techneon, and (3) acquire the equity of Bruker BioSpin Invest AG through a reverse triangular merger. Following the completion of these transactions, we intend to operate the Bruker BioSpin Group companies as wholly owned subsidiaries alongside Bruker AXS, Bruker Daltonics and Bruker Optics.

PURCHASE PRICE (see pages 49, 59 and 68)

        The aggregate total purchase price payable by Bruker BioSciences for the stock of the companies of the Bruker BioSpin Group in the three transactions is $388 million payable in cash and 57,544,872 shares of Bruker BioSciences stock which, as of January 14, 2008, have a market value of approximately $666.9 million. The amount of 57,544,872 shares was based upon an agreed amount of $526 million of stock consideration and the trailing ten trading day average closing price of our common stock ending two trading days prior to the signing of the transaction agreements of $9.14 per share which, combined with the approximately $388 million of cash consideration, reflected a total purchase price for the Bruker BioSpin Group of $914 million.

        This consideration will be paid to the shareholders of the Bruker BioSpin Group approximately pro rata in accordance with their respective ownership of the shares of each of the Bruker BioSpin Group companies. As described in more detail later in this proxy statement, the transaction agreements prohibit the sale of the Bruker BioSciences shares issued as part of the combined purchase price for a period of one year after the closing date, except for various permitted transfers of stock from one Bruker BioSpin Group Shareholder to another, under cash-share exchange agreements entered into among the Bruker BioSpin Group Shareholders in order to allow them to achieve their desired individual cash and share percentage elections from the aggregate proceeds of the three transactions. Bruker BioSciences will finance the cash component of the combination consideration from its available cash and with borrowings under new credit facilities to be entered into in connection with the combination. The new credit facilities are more fully described in this proxy statement. See "Source of Funds" on page 43.

RECOMMENDATION OF THE BOARD OF DIRECTORS AND OPINION OF FINANCIAL ADVISORS (see pages 26 and 35)

        Recommendation of Bruker BioSciences' Board of Directors.    Upon recommendation of the independent special committee of the board of directors, and after careful consideration, the board of directors of Bruker BioSciences unanimously determined that each of the stock purchase agreements and the merger agreement and the transactions contemplated by these transaction agreements, including the issuance of shares, are advisable and voted to approve each of the U.S. stock purchase agreement, the German share purchase agreement and the Swiss merger agreement and recommended that the stockholders vote FOR each of the transactions and the issuance of shares of Bruker BioSciences common stock in connection with the combination.

        Opinion of the Special Committee's Financial Advisor.    Bear, Stearns & Co. Inc. has rendered a written opinion to the special committee of the board of directors of Bruker BioSciences that, as of December 2, 2007, and based upon and subject to the assumptions, qualifications and limitations set forth therein, the aggregate consideration to be issued in the transactions was fair, from a financial point of view, to the holders of Bruker BioSciences shares, excluding the holders of Bruker BioSciences shares who also own shares of the Bruker BioSpin Group companies. The full text of the written opinion, dated December 2, 2007, is attached as Annex B. We encourage you to read the opinion carefully and in its entirety to understand the procedures followed, assumptions made, matters considered and limitations on the review undertaken by Bear Stearns in providing its opinion.

THE STOCKHOLDER MEETING (see page 24)

        The Bruker BioSciences Special Meeting will be held at the offices of Nixon Peabody LLP, 100 Summer Street, Boston, Massachusetts on February 25, 2008, starting at 9:00 a.m., local time.

INTERESTS OF DIRECTORS AND EXECUTIVE OFFICERS IN THE COMBINATION (see page 44)

        Some of the directors and executive officers of Bruker BioSciences may have interests in the acquisition that are different from, or are in addition to, the interests of Bruker BioSciences' stockholders, including financial interests as shareholders of the companies of the Bruker BioSpin Group. The Bruker BioSpin Group Shareholders control 100% of the shares of the Bruker BioSpin Group being acquired by Bruker BioSciences. The five Laukien family members who comprise the largest shareholders of the companies within the Bruker BioSpin Group are also the five largest Bruker BioSciences stockholders. In addition, while Frank Laukien serves as Chairman, CEO and President of Bruker BioSciences, Dirk Laukien serves as the Senior Vice President of Bruker BioSciences and

Joerg Laukien serves as a Director of Bruker BioSciences, Frank Laukien and Dirk Laukien also serve under an informal arrangement as Co-CEOs of the Bruker BioSpin Group, and Joerg Laukien also serves as the European COO of the Bruker BioSpin Group.

        The table below summarizes the consideration to be received by the three Laukien family members who are also Bruker BioSciences directors and/or officers and by the five Laukien family members as a whole.

	Cash	Number of Shares of Bruker BioSciences Common Stock	Value of Shares(1)	Total Consideration(1)
Frank H. Laukien, Chairman, CEO and President	$69,672,194	10,034,387	$91,714,298	$161,386,491
Dirk D. Laukien, Senior Vice President and Director Nominee	72,890,637	10,789,664	98,617,524	171,508,161
Joerg C. Laukien, Director	72,890,637	10,789,664	98,617,524	171,508,161
Laukien family member directors and executive officers as a group	215,453,467	31,613,714	288,949,347	504,402,814
Laukien family members as a group	$384,821,426	56,789,596	$519,056,904	$903,878,330

(1)
The value of the shares received as part of the total consideration is calculated based on the trailing ten trading day average closing price of our common stock ending two trading days prior the signing of the agreements, or $9.14 per share. Under cash-stock exchange agreements entered into amongst the Bruker BioSpin Group Shareholders, the Laukien family members have agreed to enter into purchase and sale transactions amongst themselves to allow each to achieve his or her desired proportion of cash and Bruker BioSciences common stock following the closing of the proposed combination. The allocations of cash and stock reflected above will change upon execution of these purchase and sale transactions. See "Cash-Stock Exchange Agreements" beginning on page 47 of this proxy statement.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES (see page 46)

        The transactions are not expected to result in any material U.S. federal income tax consequences for Bruker BioSciences stockholders, excluding the holders of Bruker BioSciences shares who also own shares of the Bruker BioSpin Group companies.

CONDITIONS TO THE COMPLETION OF THE COMBINATION (see pages 54, 64, and 74)

        Under the terms of each of the U.S. stock purchase agreement, the German share purchase agreement and the Swiss merger agreement, the completion of the combination is subject to:

  •
  the approval of the transactions contemplated by the U.S. stock purchase agreement, the German share purchase agreement and the Swiss merger agreement by the holders of shares of Bruker BioSciences common stock who are unaffiliated with the Bruker BioSpin Group Shareholders who represent at least a majority of the total votes cast by these unaffiliated holders at the Special Meeting; and

  •
  the approval of the transactions contemplated by the U.S. stock purchase agreement, the German share purchase agreement and the Swiss merger agreement by the holders of Bruker BioSciences common stock who represent at least a majority of the total votes cast at the Special Meeting. This approval is guaranteed since the Bruker BioSpin Group Shareholders, who own in the aggregate approximately 52% of the outstanding Bruker BioSciences common stock as of January 14, 2008, have agreed in each of the transaction agreements to vote to approve all of these transactions.

        The completion of the transactions contemplated by the transaction agreements is also subject to the satisfaction or waiver of other conditions, including, among others, the expiration or termination of applicable waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended. The required waiting period under the Hart-Scott-Rodino Act expired on January 14, 2008. See "Conditions to the Acquisition" on pages 54, 64, and 74.

TERMINATION OF THE TRANSACTION AGREEMENTS (see pages 57, 67 and 78)

        The transaction agreements may be terminated at any time prior to closing by the mutual written consent of Bruker BioSciences and the sellers. In addition, either Bruker BioSciences or the applicable sellers may terminate the U.S. stock purchase agreement, the German share purchase agreement and the Swiss merger agreement at any time prior to closing if:

  •
  any governmental entity shall have issued an order permanently restraining, enjoining, or otherwise prohibiting the completion of the transactions and such order is final and nonappealable;

  •
  we do not receive stockholder approval for the transactions;

  •
  either the U.S. stock purchase agreement, the German share purchase agreement or the Swiss merger agreement is terminated; or

  •
  the closing has not occurred by June 30, 2008, unless a breach of an agreement by the party seeking termination is the cause of or results in the failure of the acquisition to be completed.

        Bruker BioSciences may terminate each of the agreements at any time prior to closing if the sellers or Bruker BioSpin Inc., Bruker Invest, Techneon or Bruker Physik breach any of their respective covenants, representations and warranties, or other agreements contained in the agreements and the breach would give rise to the failure of a condition to Bruker BioSciences' obligation to complete the acquisition and the breach is not curable or, if curable, is not cured or waived within 20 calendar days after written notice of the breach has been delivered to the breaching party.

        The applicable sellers may terminate the agreements at any time prior to closing if Bruker BioSciences breaches any of its covenants, representations and warranties, or other agreements contained in the agreements and the breach would give rise to the failure of a condition to the sellers' obligation to complete the acquisition and the breach is not curable or, if curable, is not cured or waived within 20 calendar days after written notice of the breach has been delivered to Bruker BioSciences.

EXPENSES (see pages 58, 67 and 78)

        The transaction agreements provide generally that regardless of whether the combination is consummated, all fees and expenses incurred by the parties will be paid by the party incurring such fees and expenses. With respect to fees due in connection with filings made pursuant to the Hart-Scott-Rodino Act, Bruker BioSciences shall be responsible for all fees relating to its own filing and the Bruker BioSpin Group shall be responsible for all fees relating to filings made by it or any of the selling shareholders. In addition, Bruker BioSciences shall be responsible for the payment of all transfer, documentary, sales, use, registration and other such taxes incurred in connection with the transaction, including all applicable German and other real estate transfer or gains taxes and stock transfer taxes, which may exceed, in the aggregate, $3.6 million.

"NO SOLICITATION" PROVISIONS (see pages 53, 63, and 73)

        The Bruker BioSpin Group companies have agreed to, and to cause their subsidiaries to, and the selling shareholders have agreed to, and to cause the companies of the Bruker BioSpin Group and their subsidiaries to, cause each of its officers, managers, employees, subsidiaries, affiliates, agents and other representatives to, as of the execution of the transaction agreements, cease any existing discussions or negotiations with respect to any inquiry or proposal regarding the sale, consolidation, merger or other similar transaction regarding the Bruker BioSpin Group and not to initiate any such discussions or negotiations (other than with Bruker BioSciences) concerning any such inquiry or proposal. The selling shareholders and the companies of the Bruker BioSpin Group are obligated to immediately disclose to Bruker BioSciences any such third party inquiries or proposals, including the terms thereof.

ACCOUNTING TREATMENT OF THE COMBINATION (see page 46)

        The combination represents a business combination of companies under common control due to the majority ownership of all companies by the Bruker BioSpin Group Shareholders as an affiliated stockholder group. As a result, the transactions will be accounted for at historical carrying value.

REGULATORY MATTERS (see page 46)

        Under U.S. antitrust laws, the companies may not complete the Bruker BioSpin Inc. transaction until Bruker BioSciences has notified the Antitrust Division of the Department of Justice and the Federal Trade Commission of the transaction and filed the necessary report forms, and until a required waiting period has ended. Bruker BioSciences filed the required information and materials to notify the Department of Justice and the Federal Trade Commission of the transactions on December 14, 2007 and the required waiting period expired on January 14, 2008. In addition, Bruker BioSciences must obtain any consents, authorizations, approvals, filings or exemptions in connection with compliance with the rules of the NASDAQ and make such filings and approvals as are required to be made or obtained under the securities or "Blue Sky" laws of various states in connection with the issuance of Bruker BioSciences common stock.

        We cannot assure you that we will obtain all regulatory approvals to complete the acquisition or that the granting of these approvals will not involve the imposition of conditions on the completion of the acquisition or require changes to the terms of the acquisition. These conditions or changes could result in the conditions to the acquisition not being satisfied.

COMPLETION AND EFFECTIVENESS OF THE TRANSACTIONS (see page 45)

        We will complete the transactions when all of the conditions to completion of each of the transaction agreements are satisfied or waived in accordance with the relevant agreement. We expect to complete the transactions and the combination of businesses during the first calendar quarter of 2008.

BRUKER BIOSPIN GROUP SELECTED COMBINED FINANCIAL DATA

        The following selected combined financial information of the Bruker BioSpin Group is provided to aid your analysis of the financial aspects of the transactions. We derived this information from unaudited combined financial statements for the nine months ended September 30, 2007 and 2006, and from audited combined financial statements for the years ended December 31, 2006, 2005, 2004, 2003 and 2002. This information is only a summary, and you should read it in conjunction with the Bruker BioSpin Group's historical combined financial statements and the related notes and Management's

Discussion and Analysis of Financial Conditions and Results of Operations contained in this proxy statement. See "Where You Can Find More Information" on page 147.

	Nine Months Ended September 30,		Year Ended December 31,
	2007	2006	2006	2005	2004	2003	2002
	(in thousands)
Condensed Consolidated Statement of Operations Data:
Total revenue	$351,893	$313,487	$446,954	$445,235	$487,329	$390,742	$296,408
Cost of revenue	210,026	180,989	246,309	253,019	288,164	212,365	150,790
Gross profit	141,867	132,498	200,645	192,216	199,165	178,377	145,618
Operating expenses	93,012	89,213	123,914	98,397	157,014	118,153	93,587
Operating income	48,855	43,285	76,731	93,819	42,151	60,224	52,031
Net income	$43,528	$30,467	$56,574	$75,226	$23,656	$39,985	$35,330

         During 2004, the Bruker BioSpin Group recorded a pre-tax charge against operating income of $28.5 million to cover litigation expenses and probable liabilities associated with alleged patent infringement litigation by a competitor against the Bruker BioSpin Group. The related accrual was included in long-term other liabilities on the condensed consolidated balance sheet as of December 31, 2004. During 2005, a favorable settlement agreement was signed for various magnet patent litigation cases, which released the Bruker BioSpin Group from any infringement liabilities and, as a result, a pre-tax amount of $25.8 million of this liability was reversed, and this contributed positively to operating income in 2005.

		As of December 31,
	As of September 30, 2007	2006	2005	2004	2003	2002
	(in thousands)
Condensed Consolidated Balance Sheet:
Cash and cash equivalents	$268,819	$259,094	$248,782	$237,758	$181,489	$195,598
Working capital	350,331	328,184	281,057	340,675	307,420	232,761
Total assets	792,292	762,669	727,893	797,616	739,881	612,219
Total debt	9,674	12,802	23,306	42,184	45,037	8,864
Other long-term liabilities	51,450	45,485	37,513	91,098	61,156	44,116
Total shareholders' equity	$410,761	$385,735	$335,160	$339,166	$321,531	$269,730

SELECTED UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL DATA

        We are providing the following selected Unaudited Pro Forma Condensed Combined Financial Data to provide you with a better understanding of what the results of operations and financial position of Bruker BioSciences might have been had the combination been completed at an earlier date. The Unaudited Pro Forma Condensed Combined Statements of Operations data for the nine months ended September 30, 2007 and 2006 and for the years ended December 31, 2006, 2005 and 2004 give effect to the combination as if it had been completed on January 1, 2004. The Unaudited Pro Forma Condensed Combined Balance Sheet data as of September 30, 2007 give effect to the combination as if it had been completed on that date.

        We have prepared the selected Unaudited Pro Forma Condensed Combined Financial Data based on available information using assumptions that management believes are reasonable. For details about the assumptions used, see footnotes 3 and 4 to the unaudited pro forma condensed combined financial statements on pages 87 and 88. The selected Unaudited Pro Forma Condensed Combined Financial Data are being provided for informational purposes only. They do not purport to represent Bruker BioSciences' actual financial position or results of operations had the combination occurred on the dates specified nor do they project Bruker BioSciences' results of operations or financial position for any future period or date.

        The selected Unaudited Pro Forma Condensed Combined Statements of Operations data do not reflect any adjustments for nonrecurring items or anticipated operating synergies resulting from the combination. In addition, pro forma adjustments are based on certain assumptions and other information that is subject to change as additional information becomes available. Accordingly, the adjustments included in Bruker BioSciences' financial statements published after the completion of the combination will vary from the adjustments included in the unaudited pro forma condensed combined financial data included in this proxy statement.

        The selected Unaudited Pro Forma Condensed Combined Data does not include any adjustments for liabilities resulting from integration planning, as management of Bruker BioSciences and the Bruker BioSpin Group are in the process of making these assessments, and estimates of these costs, if any, are not currently known.

        The selected Unaudited Pro Forma Condensed Combined Financial Data should be read in conjunction with the Bruker BioSciences and the Bruker BioSpin Group audited and unaudited historical financial statements and related notes as well as "Management's Discussion and Analysis of Financial Condition and Results of Operations." See "Where You Can Find More Information" on page 147.

	Nine Months Ended September 30,		Year Ended December 31,
	2007	2006	2006	2005	2004
	(in thousands, except per share data)
Unaudited Pro Forma Condensed Consolidated Statement of Operations Data:
Total revenue	$689,377	$589,462	$850,476	$787,846	$811,823
Cost of revenue	381,223	320,859	450,853	429,841	461,624
Gross profit	308,154	268,603	399,623	358,005	350,199
Operating expenses	233,715	210,651	292,586	241,954	301,274
Operating income	74,439	57,952	107,037	116,051	48,925
Net income	47,054	25,428	56,452	66,485	1,547
Net income per share—basic and diluted	$0.29	$0.16	$0.35	$0.42	$0.01

         During 2004, the Bruker BioSpin Group recorded a pre-tax charge against operating income of $28.5 million to cover litigation expenses and probable liabilities associated with alleged patent infringement litigation by a competitor against the Bruker BioSpin Group. The related accrual was included in long-term other liabilities on the condensed consolidated balance sheet as of December 31, 2004. During 2005, a favorable settlement agreement was signed for various magnet patent litigation cases, which released the Bruker BioSpin Group from any infringement liabilities and, as a result, a pre-tax amount of $25.8 million of this liability was reversed, and this contributed positively to operating income in 2005.

As of September 30, 2007
(in thousands)
Unaudited Pro Forma Condensed Consolidated Balance Sheet:
Cash and cash equivalents	$195,623
Working capital	369,400
Total assets	1,162,261
Total debt	400,051
Other long-term liabilities	82,771
Total stockholders' equity	184,070

COMPARATIVE PER SHARE INFORMATION

        The following table sets forth selected historical per share information of Bruker BioSciences and the Bruker BioSpin Group and unaudited pro forma consolidated per share information as of the nine months ended September 30, 2007 and 2006 and for the years ended December 31, 2006, 2005 and 2004, giving effect to the transactions described in the transaction agreements as if they had occurred on January 1, 2004.

        The historical book value per share is computed by dividing stockholders' equity by the actual common stock outstanding. The pro forma per share net income (loss) from continuing operations is computed by dividing the pro forma net income (loss) from continuing operations by the pro forma weighted average number of shares outstanding, assuming Bruker BioSciences had acquired the Bruker BioSpin Group at the beginning of the earliest period presented. The pro forma combined book value per share is computed by dividing total pro forma stockholders' equity by the pro forma number of common shares outstanding, assuming the combination had occurred on that date.

        The following information should be read in conjunction with the separate audited historical consolidated financial statements and related notes of Bruker BioSciences and the Bruker BioSpin Group, the unaudited pro forma condensed combined financial information and related notes of Bruker BioSciences and the selected historical and selected unaudited pro forma financial data, either included or incorporated by reference into this proxy statement. See "Where You Can Find More Information" beginning on page 147 and "Bruker BioSpin Management's Discussion and Analysis of Financial Condition and Results of Operations" beginning on page 93. The pro forma information is presented for illustrative purposes only and is not necessarily indicative of the operating results or financial position that would have occurred if the combination of the Bruker BioSpin Group had been consummated as of the beginning of the earliest period presented, nor is it necessarily indicative of the future operating results or financial position of the combined company.

	Nine Months Ended September 30,		Year Ended December 31,
	2007	2006	2006	2005	2004	2003
HISTORICAL BRUKER BIOSCIENCES
Basic Net Income (loss) from continuing operations per share	$0.17	$0.09	$0.18	$0.10	$(0.04)	$(0.17)
Diluted Net Income (loss) from continuing operations per share	$0.16	$0.09	$0.18	$0.10	$(0.04)	$(0.17)
Book value per share at the end of the period	$2.24	$1.73	$1.87	$2.27	$2.36	$2.32

	Nine Months Ended September 30,		Year Ended December 31,
	2007	2006	2006	2005	2004	2003
HISTORICAL BRUKER BIOSPIN GROUP
Book value at the end of the period* (in thousands)	$410,761	$355,442	$385,735	$335,160	$339,166	$321,531

*
Aggregate book value of the combined Bruker BioSpin Group has been presented as the structure of the equity capitalization of certain Bruker BioSpin Group companies makes per share calculations impracticable.

	Nine Months Ended September 30,		Year Ended December 31,
	2007	2006	2006	2005	2004
UNAUDITED BRUKER BIOSCIENCES PRO FORMA COMBINED
Pro Forma Net Income from continuing operations per share—Basic and Diluted	$0.29	$0.16	$0.35	$0.42	$0.01
Pro forma book value per share at the end of the period	$1.12

PER SHARE MARKET PRICE DATA AND DIVIDEND INFORMATION

        Bruker BioSciences common stock has been traded on the NASDAQ Global Select Market since August 4, 2000. There was no public market for Bruker BioSciences common stock prior to that date. The Bruker BioSpin Group companies' common stock is not, and has never been, traded publicly. The following table sets forth, for the periods indicated, the high and low per share prices for Bruker BioSciences common stock as reported on the NASDAQ Global Select Market. The prices reflect inter-dealer prices and do not include retail markups, markdowns or commissions.

	Bruker BioSciences Common Stock Price
	For the Fiscal Year Ended December 31, 2007		For the Fiscal Year Ended December 31, 2006		For the Fiscal Year Ended December 31, 2005
	High	Low	High	Low	High	Low
First Quarter	$10.90	$7.07	$5.45	$4.24	$4.14	$3.16
Second Quarter	$11.56	$8.08	$6.26	$4.52	$4.49	$3.07
Third Quarter	$9.29	$6.30	$7.33	$5.19	$4.69	$3.86
Fourth Quarter	$13.49	$8.42	$8.47	$6.70	$5.60	$3.97

Recent Share Price

        On November 30, 2007, the last trading day before the combination was announced, the closing price of Bruker BioSciences common stock as reported on the NASDAQ Global Select Market was $9.29 per share. The closing sale price of Bruker BioSciences common stock as reported on the NASDAQ Global Select Market on January 14, 2008 was $11.59 per share. As of that date there were 118 holders of record of Bruker BioSciences common stock based on information provided by our transfer agent. The number of stockholders of record does not reflect the actual number of individual or institutional stockholders that own Bruker BioSciences common stock because most stock is held in the name of nominees. There are a substantially greater number of beneficial owners of Bruker BioSciences common stock.

        The information above shows only historical prices. No assurances can be given as to the market prices of Bruker BioSciences common stock at any other time before or after the consummation of the combination.

Dividend Information

        We have not declared or paid any dividends on Bruker BioSciences' common stock since our inception and do not intend to pay any dividends on our common stock in the foreseeable future. We currently intend to retain available funds for use in our business. Any determination to pay dividends in the future will be at the discretion of our board of directors and will depend upon, among other things, our financial condition, results of operations and capital requirements. The terms of some of our outstanding indebtedness and new credit facilities prohibit us from paying cash dividends.

        Historically, the companies of the Bruker BioSpin Group have from time to time declared and paid dividends to shareholders from retained earnings. In accordance with German and Swiss law, dividends from the German and Swiss companies have been declared and paid only from retained earnings (after deduction of certain reserves) shown in the companies' local statutory financial statements, which differs from that shown on U.S. GAAP financial statements as a result of different bases of accounting.

        In November 2007, Bruker BioSpin Invest declared a dividend to shareholders of 75 million Swiss Francs. The dividend was paid on December 21, 2007. Based on the exchange rate of $0.86 U.S. Dollars per Swiss Franc as of the payment date, the dividend was equivalent to approximately $64.8 million. In July 2007, Bruker BioSpin Inc. declared and paid dividends to shareholders of $5.0 million. In April 2007, Bruker BioSpin Invest declared and paid dividends to shareholders of $37.6 million.

        In 2006 and 2005, Bruker BioSpin Invest declared and paid dividends of approximately $28.9 million and $22.2 million, respectively. In 2006 and 2005, Bruker BioSpin Inc. declared and paid dividends of $0 and $5.0 million respectively. In 2006 and 2005, Bruker Physik declared and paid dividends of approximately $0.5 million and $6.4 million, respectively.

        The following table sets forth dividends declared by the combined Bruker BioSpin Group during the nine months ended September 30, 2007 and 2006, and for the fiscal years ended December 31, 2007, 2006, 2005, 2004, 2003 and 2002.

Bruker BioSpin Group
Dividends Declared
(in thousands)

Nine Months Ended September 30, 2007	Nine Months Ended September 30, 2006	Year Ended December 31,
		2006	2005	2004	2003	2002

$42,641	$29,518	$29,518	$33,640	$38,882	$25,929	$28,730

RISK FACTORS

        In addition to the other information included or incorporated by reference in this proxy statement, including the Risk Factors contained in Bruker BioSciences' Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, you should carefully consider the matters described below relating to the proposed combination in deciding whether or not to vote for the proposals presented in this proxy statement. Additional risks and uncertainties not presently known to Bruker BioSciences or that are not currently believed to be material, if they occur, also may adversely affect the proposed combination of the Bruker BioSpin Group and/or the combined company post-combination.

Although Bruker BioSciences expects that the combination with the Bruker BioSpin Group will result in benefits to Bruker BioSciences, the combined company may not realize those benefits because of integration difficulties and other challenges.

        The success of the combination with the Bruker BioSpin Group will depend, in part, on the ability of Bruker BioSciences to realize the potential synergies, cost savings and growth opportunities from integrating the business of the Bruker BioSpin Group with the business of Bruker BioSciences. Bruker BioSciences' success in realizing these benefits and the timing of this realization depends upon the successful integration of the operations of the Bruker BioSpin Group. The difficulties of combining the operations of the companies of the Bruker BioSpin Group with those of Bruker BioSciences' operating subsidiaries, Bruker AXS, Bruker Daltonics and Bruker Optics, include, among others:

  •
  consolidating research and development operations while preserving the research and development activities and important relationships of each of the operating subsidiaries;

  •
  retaining key employees;

  •
  consolidating corporate and administrative infrastructures;

  •
  integrating and managing the technology of the companies; and

  •
  minimizing the diversion of management's attention from ongoing business concerns.

        Bruker BioSciences cannot assure you that the integration of the Bruker BioSpin Group will result in the realization of the full benefits which the company anticipates will result from the combination.

The market price of Bruker BioSciences common stock may decline as a result of the combination with the Bruker BioSpin Group.

        The market price of Bruker BioSciences' common stock may decline as a result of the combination with the Bruker BioSpin Group if:

  •
  Bruker BioSciences does not achieve the perceived benefits of the combination as rapidly as, or to the extent anticipated by, financial or industry analysts; or

  •
  The effect of the combination on Bruker BioSciences' financial results is not consistent with the expectations of financial or industry analysts. Accordingly, investors may experience a loss as a result of a decreasing stock price and Bruker BioSciences may not be able to raise future capital, if necessary, in the equity markets.

As a result of the transactions, our overall debt level will increase, which may limit our ability to obtain future financing and may affect the growth of our business.

        As a result of the transactions, our overall debt level will increase from approximately $48.7 million at September 30, 2007, to approximately $400.0 million at such date on a pro forma basis after giving effect to the transactions. After the completion of the transactions, our level of debt and other obligations could have significant adverse consequences on the business and future prospects of the combined company, including the following:

  •
  the combined company may not be able to obtain financing in the future for working capital, capital expenditures, acquisitions, debt service requirements or other purposes;

  •
  less levered competitors could have a competitive advantage because they have lower debt service requirements; and

  •
  the combined company may be less able to take advantage of significant business opportunities and to react to changes in market or industry conditions than its competitors due to payments required on its credit facilities.

Some directors and executive officers of Bruker BioSciences have interests in the transactions that may differ from or are in addition to the interests of Bruker BioSciences stockholders, including, if the transactions are completed, the receipt of financial and other benefits.

        Our chief executive officer and chairman of the board, Frank H. Laukien, and the other members of the Bruker BioSpin Group Shareholders own stock in both Bruker BioSciences and the Bruker BioSpin Group. Bruker BioSpin Group Shareholders own or control 100% of the shares of the Bruker BioSpin Group. 57,544,872 shares of Bruker BioSciences common stock will be issued to the Bruker BioSpin Group Shareholders, in connection with the combination. Following the combination, the Bruker BioSpin Group Shareholders, would own, in the aggregate, approximately 69% of the outstanding shares of common stock of Bruker BioSciences. The Bruker BioSpin Group Shareholders will also receive $388 million in cash as part of the transaction consideration. In addition, on December 21, 2007, the Bruker BioSpin Group companies made a one time 75 million Swiss Franc dividend payment (approximately $64.8 million based on the exchange rate of $0.86 U.S. Dollars per Swiss Franc on the dividend payment date) to the Bruker BioSpin Group Shareholders. Although the Bruker BioSciences board of directors appointed an independent special committee to determine the advisability of and to negotiate the terms of the transactions, you should take the potential conflicts of interest of the Bruker BioSpin Group Shareholders into account when determining whether to approve the proposed transactions.

The combination with the Bruker BioSpin Group is subject to the receipt of consents and approvals from government entities that may not be received or that may impose conditions that could have an adverse effect on Bruker BioSciences following the completion of the transactions.

        We cannot complete the combination with the Bruker BioSpin Group unless we and the Bruker BioSpin Group receive various consents, orders, approvals and clearances from antitrust and other authorities in the United States and possibly other countries. While we believe we will receive the requisite regulatory approvals from these authorities, there can be no assurance of this. In addition, the authorities may impose conditions on the completion of the transactions or require changes to the terms of the combination. For example, the authorities may require divestiture of certain assets as a condition of closing any or all of the transactions. Bruker BioSciences is not obligated to agree to divest material assets in order to obtain regulatory approval of the proposed combination with the Bruker BioSpin Group. While Bruker BioSciences does not currently expect that any such conditions or changes would be imposed, there can be no assurance that they will not be, and such conditions or changes could have the effect of delaying completion of the combination with the Bruker BioSpin Group or imposing additional costs on Bruker BioSciences.

The issuance of 57,544,872 shares of Bruker BioSciences common stock to the shareholders of the Bruker BioSpin Group companies in the combination will substantially reduce the percentage interests of Bruker BioSciences stockholders.

        If the transactions are completed, 57,544,872 million shares of Bruker BioSciences common stock will be issued to current shareholders of the Bruker BioSpin Group, and former Bruker BioSpin Group shareholders will own approximately 69% of the outstanding common stock of Bruker BioSciences after the transactions. The issuance of these shares to current shareholders of the Bruker BioSpin Group will cause a reduction in the relative percentage interests of current Bruker BioSciences stockholders in earnings, voting, liquidation value and book and market value. The issuance of shares of Bruker BioSciences common stock at any implied premium would likely result in dilution to the market price of Bruker BioSciences common stock. The issuance of additional shares in future transactions could further reduce the percentage interests of current Bruker BioSciences stockholders and Bruker BioSpin Group shareholders.

The Bruker BioSpin Group operates in a mature market and has achieved a high market share and, as a result, the potential for future growth may be limited.

        The markets for NMR, research MRI and EPR are well established. The Bruker BioSpin Group has a high market share and, as a result, future growth may be limited to the growth of the overall market for NMR, research MRI and EPR products. While this growth has been steady, when measured over long time periods, future growth may depend on new applications developed by academic and industrial customers, and in most cases outside the control of the Bruker BioSpin Group.

The increasing prices of metal raw materials and superconducting wire could adversely affect the gross margins and profitability of the Bruker BioSpin Group and its superconducting wire business.

        The last few years have seen sharp increases in the prices for various raw materials, in part due to high demand from developing countries. The Bruker BioSpin Group relies on some of these materials for the production of its products. In particular, for the Bruker BioSpin Group's superconducting magnet production, both for the horizontal and vertical magnet series, the Bruker BioSpin Group relies on the availability of copper, steel and the metallic raw materials for traditional low-temperature superconducting wires. Higher prices for these commodities will increase the production cost of superconducting wires and superconducting magnets and may adversely affect gross margins.

        The price of copper has increased significantly over the last decade. Since copper is a main constituent of low temperature superconductors, this may affect the price of superconducting wire. This type of increase would have an immediate effect on the production costs of superconducting magnets and may negatively affect the profit margins for those products. In addition, an increase in raw material cost affects the production cost of the superconducting wire produced by the Bruker BioSpin Group.

The emerging risk of liquid helium becoming scarce and significantly more expensive could dampen the demand for NMR and research MRI products.

        The demand for helium has risen sharply over the last decade. The superconducting magnets used in magnetic resonance rely on liquid helium for their operation. The high global demand, in combination with a shortage in supply, has caused prices for liquid helium to rise significantly. This has an adverse effect on the operating costs for magnetic resonance equipment, and may dampen demand for NMR, EPR and research MRI magnets in the future.

The Bruker BioSpin Group has always operated as a private company and does not have in place the financial organization, reporting and controls necessary for a public company.

        Since its formation, the Bruker BioSpin Group has always operated as a private company. It has never put in place the financial organization, reporting and controls which are required for a U.S. public company. The cost of implementing this type of financial organization, reporting and controls may be significant, and compliance with U.S. public company requirements, including those implemented as part of the Sarbanes-Oxley Act 2002, may have an adverse effect on the operations of the Bruker BioSpin Group. If those limitations caused Bruker BioSciences to miss a reporting deadline or otherwise not comply with an applicable law or regulation, Bruker BioSciences might, among other things, be unable to use a Form S-3 registration statement for twelve months, have a material weakness in its internal controls or violate its bank covenants.

The Bruker BioSpin Group develops and manufactures superconducting magnets with significant product liability risks.

        The nuclear magnetic resonance (NMR), research magnetic resonance imaging (MRI), Fourier transform mass spectrometry (FTMS), and certain electron paramagnetic resonance (EPR) magnets of the Bruker BioSpin Group utilize high magnet fields and cryogenics to operate at approximately 4 Kelvin, the temperature of liquid helium. There is an inherent risk of potential product liability due to the existence of these high magnetic fields, associated stray fields outside the magnet, and the handling of the cryogens associated with superconducting magnets.

The Bruker BioSpin Group depends on various sole source suppliers.

        The Bruker BioSpin Group obtains various components for its products from sole or limited source suppliers. There are limited, if any, available alternatives to these suppliers. The existence of shortages of these components or the failure of delivery with regard to these components could have a material adverse effect upon the Bruker BioSpin Group's revenues and margins. In addition, price increases from these suppliers could have a material adverse effect upon the gross margins of the Bruker BioSpin Group.

CAUTIONARY INFORMATION REGARDING FORWARD-LOOKING STATEMENTS

        The Securities and Exchange Commission encourages companies to disclose forward-looking information so that investors can better understand a company's future prospects and make informed investment decisions. This proxy statement contains such "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be made directly in this proxy statement, and they may also be made a part of this proxy statement by reference to other documents filed with the Securities and Exchange Commission by Bruker BioSciences, which is known as "incorporation by reference." These statements may include statements regarding the period following completion of the transactions. Words such as "anticipate," "estimate," "expects," "projects," "intends," "plans," "believes" and words and terms of similar substance used in connection with any discussion of future operating or financial performance, or the combination with the Bruker BioSpin Group, identify forward-looking statements. All forward-looking statements are management's present expectations of future events and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements, including the risks described under "Risk Factors" in this proxy statement and in our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. Stockholders are cautioned not to place undue reliance on the forward-looking statements, which speak only as of the date of this proxy statement or the date of the document incorporated by reference in this proxy statement. Bruker BioSciences is not under any obligation, and expressly disclaims any obligation, to update or alter any forward-looking statements, whether as a result of new information, future events or otherwise.

        For additional information about factors that could cause actual results to differ materially from those described in the forward-looking statements, please see the quarterly reports on Form 10-Q and the annual reports on Form 10-K that Bruker BioSciences has filed with the Securities and Exchange Commission.

        All subsequent forward-looking statements attributable to Bruker BioSciences or any person acting on its behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section.

STOCKHOLDER MEETING

        This proxy statement and the enclosed Proxy Card are furnished in connection with the solicitation of proxies by the board of directors of Bruker BioSciences for use at the 2008 Special Meeting of Stockholders and at any adjournment thereof. The approximate date on which this proxy statement and form of proxy are first being sent to stockholders is January 24, 2008.

Date, Time and Place of Stockholder Meeting

        As set forth in the notice of meeting, the Bruker BioSciences 2008 Special Meeting of Stockholders is scheduled to be held on Monday, February 25, 2008 at 9:00 a.m. at the office of Nixon Peabody LLP, 100 Summer Street, Boston, Massachusetts.

Purpose

        The stockholder meeting is being held so that stockholders may consider and vote on:

  •
  a proposal to approve the transactions contemplated by the U.S. stock purchase agreement, dated as of December 2, 2007, by and among Bruker BioSciences, Bruker BioSpin Inc. and the stockholders of Bruker BioSpin Inc. relating to the acquisition of Bruker BioSpin Inc. by Bruker BioSciences;

  •
  a proposal to approve the transactions contemplated by the German share purchase agreement, dated as of December 2, 2007, by and among Bruker BioSciences, Bruker Physik, Bruker Optik, Bruker Daltonik, SciTec, Techneon and the shareholders of Bruker Physik and Techneon relating to the acquisition of Bruker Physik by Bruker BioSciences;

  •
  a proposal to approve the transactions contemplated by the Swiss merger agreement, dated as of December 2, 2007, by and among Bruker BioSciences, Bruker BioSpin Invest, Bruker BioSpin Beteiligungs and the shareholders of Bruker BioSpin Invest relating to the merger of Bruker BioSpin Beteiligungs with and into Bruker BioSpin Invest, and to approve the issuance of shares of Bruker BioSciences common stock in connection with the merger;

  •
  a proposal to amend the Bruker BioSciences certificate of incorporation to increase the number of shares of common stock authorized for issuance from 200,000,000 to 260,000,000;

  •
  a proposal to amend the Bruker BioSciences amended and restated stock option plan to increase the number of shares of common stock for which options and restricted stock may be granted under the stock option plan from 8,000,000 to 10,000,000;

  •
  a proposal to amend the Bruker BioSciences certificate of incorporation to change the name of Bruker BioSciences Corporation to Bruker Corporation;

  •
  a proposal to elect one Class II Director to hold office until the 2008 Annual Meeting of Stockholders and one Class III Director to hold office until the 2009 Annual Meeting of Stockholders; and

  •
  to transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

        Although the first through the third transaction proposals are separate matters to be voted upon by Bruker BioSciences' stockholders, each is expressly conditioned upon the approval of the other two transaction proposals. Even if our stockholders approve one of these three proposals, Bruker BioSciences will not complete the transaction contemplated by that proposal unless the Bruker BioSciences stockholders also approve each of the other two transaction proposals by the requisite vote, so that all transactions can be completed as described in this proxy statement.

        The fourth through seventh proposals listed above are separate matters to be voted upon by the stockholders of Bruker BioSciences, but are expressly conditioned upon the approval of each of the first three transaction proposals listed above. This means that even if the stockholders of Bruker

BioSciences approve one or more of proposals 4 through 7, Bruker BioSciences will not complete the transaction contemplated by that proposal unless the stockholders also approve each of the first three proposals described above, so that all transactions can be completed as described in this proxy statement.

Record Date

        Only stockholders of record at the close of business on January 11, 2008 are entitled to notice of and to vote at the Special Meeting. On January 11, 2008, Bruker BioSciences had outstanding and entitled to vote 105,670,237 shares of common stock. Each outstanding share of common stock entitles the record holder to one vote. Votes will be tabulated by our transfer agent and the inspector of elections, who will be one of our employees or one of our attorneys.

Vote Required for Approval

        Transactions and Share Issuance.    The transactions contemplated by each of the U.S. stock purchase agreement, the German share purchase agreement and the Swiss merger agreement, including the share issuance, must be approved by the affirmative vote of the holders of a majority of the shares of Bruker BioSciences common stock present or represented by proxy at the Special Meeting and entitled to vote. The transactions contemplated by the U.S. stock purchase agreement, the German share purchase agreement and the Swiss merger agreement must also be approved by the affirmative vote of holders of shares of Bruker BioSciences common stock who are unaffiliated with the Bruker BioSpin Group Shareholders and who represent at least a majority of the total votes cast by these unaffiliated holders at the Special Meeting.

        Proposals to Amend our Certificate of Incorporation.    The affirmative vote of the holders of a majority of the shares of Bruker BioSciences common stock outstanding as of the record date is required to adopt and approve each of the proposals to amend our certificate of incorporation.

        Amendment to Stock Option Plan.    The affirmative vote of the holders of a majority of the shares of Bruker BioSciences common stock present or represented by proxy at the Special Meeting and entitled to vote is required to approve the amendment to the Amended and Restated 2000 Stock Option Plan.

        Elections of Directors.    Directors shall be elected by a plurality of the votes of the shares of common stock present in person or represented by proxy at the Special Meeting and entitled to vote. This means that the two candidates for election as directors at the Special Meeting who receive the highest number of affirmative votes will be elected.

        As of the record date, Bruker BioSciences directors and executive officers and their affiliates owned approximately 52% of the outstanding shares of Bruker BioSciences' common stock. The Bruker BioSpin Group Shareholders, including Frank H. Laukien, Dirk Laukien and Joerg Laukien, who are parties to the U.S. stock purchase agreement, the German share purchase agreement and the Swiss merger agreement, have covenanted under the terms of those agreements to vote all of their shares of Bruker BioSciences in favor of the transactions and related share issuance. These shares represent approximately 52% of the voting power of Bruker BioSciences entitled to vote at the stockholder meeting and, under our bylaws and NASDAQ rules, are sufficient to approve the proposals regarding the transactions and related share issuance. However, the terms of each transaction agreement provide that the transactions contemplated by the transaction agreements are subject to approval by holders of shares of Bruker BioSciences common stock who are unaffiliated with the Bruker BioSpin Group Shareholders and who represent at least a majority of the total votes cast by these unaffiliated holders at the Special Meeting.

Voting of Proxies; Quorum; Abstentions and Broker Non-Votes

        If the enclosed Proxy Card is properly executed and returned, it will be voted in the manner directed by the stockholder. If no instructions are specified with respect to any particular matter to be acted upon, proxies will be voted in favor of such matter. In addition, if other matters come before the meeting, the persons named in the accompanying proxy and acting thereunder will have discretion to vote on those matters in accordance with their best judgment. Any person signing the enclosed form of proxy has the power to revoke it by voting in person at the meeting, by giving written notice of revocation to the Secretary of Bruker BioSciences at 40 Manning Road, Billerica, Massachusetts 01821 at any time before the proxy is exercised or by granting a subsequently dated proxy. Please note, however, that if your shares are held of record by a broker, bank or nominee and you wish to vote at the meeting, you will not be permitted to vote in person unless you first obtain a proxy issued in your name from the record holder.

        The holders of a majority in interest of all of the Bruker BioSciences common stock, par value $.01 per share, issued, outstanding and entitled to vote are required to be present in person or be represented by proxy at the Special Meeting in order to constitute a quorum for the transaction of business. Each share of common stock outstanding on the record date will be entitled to one vote on all matters.

        Because abstentions with respect to any matter are treated as shares present or represented and entitled to vote for the purposes of determining whether that matter has been approved by the stockholders, abstentions have the same effect as negative votes for each proposal other than the vote to elect directors. Broker non-votes are not deemed to be present or represented for purposes of determining whether stockholder approval of that matter has been obtained, but they are counted as present for purposes of determining the existence of a quorum at the Special Meeting.

Solicitation of Proxies

        Bruker BioSciences will bear the cost of the solicitation. Although it is expected that the solicitation will be primarily by mail, regular employees or representatives of Bruker BioSciences (none of whom will receive any extra compensation for their activities) may also solicit proxies by telephone, telecopier and in person and arrange for brokerage houses and other custodians, nominees and fiduciaries to send proxies and proxy materials to their principals at the expense of Bruker BioSciences.

Recommendations of the Board of Directors

        The board of directors of Bruker BioSciences unanimously determined that each of the transaction agreements and the transactions contemplated by the transaction agreements including the combination with the Bruker BioSpin Group are advisable, voted to approve each of the transaction agreements and recommends that the stockholders vote:

  •
  FOR Proposal No. 1, the purchase of Bruker BioSpin Inc.;

  •
  FOR Proposal No. 2, the purchase of Bruker Physik and Techneon;

  •
  FOR Proposal No. 3, the approval of a merger agreement with Bruker BioSpin Invest to acquire the equity of Bruker BioSpin Invest;

  •
  FOR Proposal No. 4, the amendment to the certificate of incorporation to increase the number of shares of common stock authorized for issuance from 200,000,000 to 260,000,000;

  •
  FOR Proposal No. 5, the amendment to the amended and restated stock option plan to increase the number of shares of common stock for which options and restricted stock may be granted under the stock option plan from 8,000,000 to 10,000,000;

  •
  FOR Proposal No. 6, the amendment to the certification of incorporation to change our name to Bruker Corporation; and

  •
  FOR the election of each of the directors nominated for election in Proposal No. 7.

        Bruker BioSciences' principal executive offices are located at 40 Manning Road, Billerica, Massachusetts 01821, and our telephone number is (978) 663-3660.

PROPOSALS 1 THROUGH 3: THE TRANSACTIONS AND THE ISSUANCE OF SHARES IN CONNECTION WITH THE COMBINATION

        This section of the proxy statement describes material aspects of each of the proposed transactions, including the U.S. stock purchase agreement, the German share purchase agreement and the Swiss merger agreement and the related issuance of Bruker BioSciences shares of common stock. While we believe that the following description covers the material terms of the combination, this summary may not contain all of the information that is important to you. You should read this entire proxy statement and the other documents which are attached or incorporated by reference carefully for a more complete understanding of the combination.

General

        Bruker BioSciences' board of directors is using this proxy statement to solicit proxies from the holders of Bruker BioSciences common stock for use at the Bruker BioSciences 2008 Special Meeting.

Proposals

        At the Special Meeting, holders of Bruker BioSciences common stock are being asked to vote on, among other items, the acquisitions of Bruker BioSpin Inc., Bruker Physik, and Techneon and the merger of Bruker BioSpin Beteiligungs with and into Bruker BioSpin Invest, and the issuance of shares of Bruker BioSciences common stock in connection with the transactions.

        The combination will not be completed unless Bruker BioSciences' stockholders approve each of the transactions and the issuance of shares of Bruker BioSciences common stock in connection with the transactions.

Background of the Combination

        From time to time, the board of directors of Bruker BioSciences and the Bruker BioSpin Group Shareholders, each have separately considered strategic alternatives and business combinations.

        During January, February and March 2007, the Bruker BioSpin Group Shareholders considered the possibility of a business combination with Bruker BioSciences. While the Bruker BioSpin Group Shareholders did not reach any conclusion during their discussions, the Bruker BioSpin Group Shareholders agreed that they would continue their internal deliberations.

        On April 2, 2007, during a telephonic meeting of the board of directors of Bruker BioSciences, Frank Laukien, the Chairman, Chief Executive Officer and President of Bruker BioSciences, who is also one of the owners of the Bruker BioSpin Group and an officer and director of various of the Bruker BioSpin Group of companies, informed the Bruker BioSciences board of directors of the possible interest of the Bruker BioSpin Group Shareholders in considering a business combination. The board discussed the possibility of a potential transaction and various considerations relating to such a transaction. The board considered the establishment of a special committee to deal with such a possible transaction, but determined that the topic should be deferred pending further consideration at the next board meeting.

        After the April 2, 2007 Bruker BioSciences Board telephonic meeting, the independent directors of Bruker BioSciences established an informal working group of independent directors to consider the possibility of a future business combination with the Bruker BioSpin Group. William Linton, the lead director of Bruker BioSciences, was joined on the informal working group by Collin D'Silva and Richard Kniss.

        In April 2007, the independent working group established informal contacts with three investment banks in order to obtain their initial reaction and informal views on a potential acquisition of the

Bruker BioSpin Group. Two investment banks were invited to give telephonic presentations to the informal working group in April 2007, including strategic rationale, potential investor perception and potential valuation ranges.

        At a May 2, 2007 board of directors meeting of Bruker BioSciences, Mr. Linton presented the board with an update of the informal working group's views on a potential business combination with the Bruker BioSpin Group, assuming the Bruker BioSpin Group Shareholders would be interested in pursuing such a transaction. Frank Laukien and William Knight, the Bruker BioSciences Chief Financial Officer, also informed the board that several significant financial investors in Bruker BioSciences during recent visits to the company and during phone conversations had urged Bruker BioSciences to very seriously consider and explore a potential combination with the Bruker BioSpin Group.

        During April, May, June and July 2007, the Bruker BioSpin Group Shareholders continued their deliberations concerning the desirability of a potential combination with Bruker BioSciences while the independent working group of the Board had various discussions with Frank Laukien regarding the possible transaction.

        On July 18, 2007, four of the owners of the Bruker BioSpin Group met and decided that the feasibility, desirability and structural/tax consequences of a business combination with Bruker BioSciences should be more seriously explored and that discussions of that topic with the independent directors on the board of Bruker BioSciences should be initiated.

        On August 1, 2007, at a meeting of the Bruker BioSciences board of directors, Frank Laukien informed the Board of this more serious interest from the owners of the Bruker BioSpin Group. The board engaged in an extensive discussion regarding the rationale for a possible business combination and strategic alternatives. Among the topics discussed were the benefit to customers, the impact on the public stockholders of Bruker BioSciences, synergies, the Bruker BioSpin Group financial results and the Bruker BioSpin Group forecast. The various conflicts present in connection with a possible transaction with the Bruker BioSpin Group were also discussed. The board decided that if the matter were to proceed, it should do so under the auspices of the independent directors. As a result, the board of directors created a special committee of independent directors, consisting of Messrs. Linton, D'Silva and Kniss, and chaired by lead director William Linton.

        All members of the special committee are independent directors within the meaning of the listing standards of the NASDAQ Stock Market, and are unaffiliated with the Bruker BioSpin Group Shareholders. The tasks of the special committee were: (i) to consider the advisability of the proposed acquisition of the Bruker BioSpin Group, (ii) if it concluded that the acquisition was advisable, to negotiate on behalf of Bruker BioSciences, (iii) to negotiate the terms of the acquisition, and (iv) to recommend to the board of directors of Bruker BioSciences whether the acquisition was in the best interest of the stockholders of Bruker BioSciences who are not affiliated with the Bruker BioSpin Group Shareholders. The special committee was authorized to retain its own financial and legal advisers to assist it in discharging those responsibilities. The board received presentations on the Bruker BioSpin Group by Barbara Burgess, the Vice President of Finance and Chief Accounting Officer of the Bruker BioSpin Group companies located in the United States, Mark Chaykovsky, the Executive Vice President of U.S. NMR Sales for the Bruker BioSpin Group and Werner Maas, an Executive Vice President of the Bruker BioSpin Group.

        During the August 1, 2007 board meeting, the owners of the Bruker BioSpin Group also communicated that Dirk Laukien and Joerg Laukien together would be the designated negotiators for the Bruker BioSpin Group, and that Bernhard Wangler would in particular represent the interests of the Bruker BioSpin Group's largest shareholder Isolde Laukien-Kleiner. It was also determined that for the purposes of a potential Bruker BioSciences acquisition of the Bruker BioSpin Group, Frank Laukien, as well as director and counsel Richard Stein and his law firm Nixon Peabody LLP, would support all parties in the process in a neutral fashion with information, due diligence, tax and structure advice and logistical support, but would not be negotiating for either party.

        On August 13, 2007, the special committee held its first meeting. At that meeting, the committee retained Dewey & LeBoeuf LLP to act as its legal advisor. Dewey Ballantine LLP, a predecessor of Dewey & LeBoeuf, previously acted as legal advisor to the special committee of Bruker BioSciences' board of directors in connection with the acquisition of Bruker Optics Inc. in 2006 and as advisor to the special committee of Bruker Daltonics' board of directors in connection with its merger with Bruker AXS in 2003. Also at that meeting, the committee members reviewed their qualifications and confirmed that they were free from conflicts of interest with respect to the Bruker BioSpin Group owners. Representatives of Dewey & LeBoeuf briefed the committee on its fiduciary duties and the anticipated operation of the special committee process.

        On August 16, 2007, the special committee interviewed potential financial advisors. The committee subsequently determined to retain Bear, Stearns & Co. Inc. as its financial advisor. Bear Stearns previously acted as financial advisor to the special committee of Bruker BioSciences' board of directors in connection with the acquisition of Bruker Optics Inc. and as financial advisor to the special committee of Bruker Daltonics' board of directors in connection with its merger with Bruker AXS.

        Throughout the period from mid-August through the end of November 2007, members of Bruker BioSpin Group management, members of the special committee and their respective financial, legal and tax advisors in the United States, Germany and Switzerland engaged in a series of meetings, telephone conference calls and email exchanges to consider and discuss various valuation, structural, due diligence and tax issues related to the proposed business combination, including those meetings referred to below.

        On September 4, 2007, representatives of the Bruker BioSpin Group presented a corporate and financial overview of the Bruker BioSpin Group to Bruker BioSciences management, Bear Stearns and Dewey & LeBoeuf.

        On September 12, 2007, the special committee met with its advisors to receive a report of the results of the September 4, 2007 meeting and to discuss the structure of the transaction proposed by Bruker BioSciences and Bruker BioSpin Group management. At this meeting, Bear Stearns provided the special committee with its preliminary views regarding financial information relating to the Bruker BioSpin Group.

        On September 14, 2007, representatives of the Bruker BioSpin Group delivered a telephonic and powerpoint webex presentation to the special committee and its advisors regarding the Bruker BioSpin Group's business and historical financial results.

        On September 19, 2007, the special committee met with its advisors. At this meeting, the committee and Bear Stearns discussed the preliminary, pre-due diligence valuation of the Bruker BioSpin Group and the special committee's perspectives as to the strategic rationale for the combination. The special committee directed Bear Stearns to propose to the owners of the Bruker BioSpin Group a purchase price offer range of between $800 million and $850 million for all capital stock of the Bruker BioSpin Group, all subject to an assessment of the strategic rationale of the proposed acquisition, further financial and tax analysis, and satisfactory completion of due diligence.

        That same day, representatives of Bear Stearns met with Dirk Laukien, Joerg Laukien, Frank Laukien and William Knight, the Chief Financial Officer of Bruker BioSciences. At that meeting, Bear Stearns presented the special committee's purchase price offer range of between $800 million and $850 million for all capital stock of the Bruker BioSpin Group.

        On September 30, 2007, on behalf of the special committee, Mr. Linton met in person and telephonically with Dirk Laukien, Joerg Laukien and Bernhard Wangler to discuss the purchase price for the proposed acquisition. At this meeting, the representatives of Bruker BioSpin estimated the value of the Bruker BioSpin Group to be in excess of $1.2 billion. Mark Chaykovsky and William Knight were also in attendance. Frank Laukien was also present during this discussion but did not actively participate.

        On October 2, 2007, representatives of Bear Stearns and William Knight met with Dirk Laukien to discuss the proposed valuation of the Bruker BioSpin Group, potential synergies arising from a combination of Bruker BioSciences and the Bruker BioSpin Group and Bruker BioSciences' strategic rationale for the combination. At this meeting, Dirk Laukien advised Bear Stearns that the owners of Bruker BioSpin Group intended to cause the Bruker BioSpin Group to pay a dividend of approximately $66 million (later modified to 75 million Swiss Francs) prior to the closing of any transaction, with the understanding that the purchase price would be reduced to reflect the payment of such dividend. At this meeting Dirk Laukien also stated that the owners of the Bruker BioSpin Group would not accept a purchase price of less than $980 million, on a pre-dividend basis (or $914 million, on a post-dividend basis). Frank Laukien was present during this discussion but did not actively participate.

        On October 3, 2007, the special committee met with its advisors and Bruker BioSciences management. At this meeting, Mr. Linton reported the results of the September 30, 2007 meeting and representatives of Bear Stearns reported the results of the October 2, 2007 meeting. Bruker BioSciences management delivered to the special committee an analysis of Bruker BioSciences' strategic rationale for the possible combination and potential synergies arising from such combination. The special committee discussed the proposed valuation of the Bruker BioSpin Group with its advisors and authorized Mr. Linton to convey to the owners of the Bruker BioSpin Group the special committee's updated offer to acquire the Bruker BioSpin Group for a purchase price of $900 million in cash and stock, on a post-dividend basis. Also at that meeting, representatives of Dewey & LeBoeuf led a discussion of the special committee's fiduciary duties.

        On October 4, 2007, on behalf of the special committee, Mr. Linton met with Dirk Laukien to discuss, among other things, the special committee's view as to the valuation of the Bruker BioSpin Group. Frank Laukien was also present during this discussion but did not actively participate. The following day, the owners of the Bruker BioSpin Group reiterated their view to the special committee that they would be willing to sell the Bruker BioSpin Group for a purchase price of $914 million in cash and stock, on a post-dividend basis.

        On October 9, 2007, the special committee met with its advisors to review the status of the negotiations with the owners of the Bruker BioSpin Group regarding valuation. After a thorough review of the prospects of the Bruker BioSpin Group and potential synergies from the combination, the special committee authorized Mr. Linton to convey an updated offer for the acquisition of the Bruker BioSpin Group for a purchase price of $914 million in cash and stock, on a post-dividend basis.

        On October 11, 2007, a proposed letter of intent was presented to the owners of the Bruker BioSpin Group by Dewey & LeBoeuf on behalf of the special committee.

        On October 12, 2007, a non-binding letter of intent was executed by all parties. The letter of intent provided, among other things, for a purchase price of $388 million in cash, a number of Bruker BioSciences shares equal to $526 million based on the trailing ten trading day average closing price of Bruker BioSciences common stock ending two trading days prior to the signing of the transaction agreement, provided that the average closing price was between $8.25 and $9.15 per share, a pre-closing dividend payable by Bruker BioSpin Group to its shareholders of $66 million (later modified to 75 million Swiss Francs) and commitments by these shareholders to negotiate exclusively with Bruker BioSciences and to grant Bruker BioSciences and its advisors full access to its operations to conduct due diligence. The letter of intent also provided that the execution of definitive agreements for the transaction would be conditioned on delivery of satisfactory Bruker BioSpin Group financial statements as of and for the periods ended September 30, 2007 and 2006 and the satisfactory completion by Bruker BioSciences of its financial, legal and business due diligence investigation of the Bruker BioSpin Group.

        The special committee's advisors initially met with representatives of the Bruker BioSpin Group to commence their due diligence investigation on October 16, 2007. During the following weeks, the special committee's advisors met with Bruker BioSpin Group representatives on numerous occasions, reviewed legal and financial documents and conducted site visits at Bruker BioSpin Group facilities.

        On behalf of the special committee, Dewey & LeBoeuf transmitted the initial draft of the U.S. stock purchase agreement on November 7, 2007, and on November 14, 2007 Dewey & LeBoeuf transmitted the initial drafts of the Swiss agreement and plan of merger and the German share purchase agreement. On November 19, 2007, the special committee received comments to the stock purchase agreements and the merger agreement from the Bruker BioSpin Group owners. From November 19, 2007 to December 1, 2007, Dewey & LeBoeuf conducted numerous conference calls with representatives of the Bruker BioSpin Group owners and representatives of the special committee during which the comments of the parties were discussed and resolved.

        On November 9, 2007, the special committee met with its advisors to receive an update on the progress of the due diligence efforts of Bear Stearns, Dewey & LeBoeuf and Pestalozzi Lachenal Patry, counsel in Switzerland to the special committee.

        On November 13, 2007, Bear Stearns presented to the special committee the preliminary results of its review of the financial aspects of the proposed combination. Also at that meeting, Dewey & LeBoeuf updated the special committee on their legal due diligence findings.

        At a meeting of the special committee on November 16, 2007, Bruker BioSciences' financial management reported to the special committee its observations with respect to the internal controls, accounting policies and financial reporting function of the Bruker BioSpin Group.

        On November 19, 2007, the special committee met to receive an update on the status of the negotiations and ongoing due diligence review of the Bruker BioSpin Group. Independent directors of Bruker BioSciences who were not members of the special committee also participated in the meeting. At that meeting, Bear Stearns presented a draft of its financial analysis related to the proposed acquisition of the Bruker BioSpin Group.

        On November 30, 2007, the special committee met with its advisors to discuss the status of the negotiation of the transaction agreements.

        On December 1, 2007, the Bruker BioSpin Group unaudited financial statements as of and for the periods ended September 30, 2007 and 2006 and the audited financial statements as of and for the periods ended December 31, 2006 and 2005 were distributed to the Bruker BioSciences board of directors.

        On December 2, 2007, the special committee met with its advisors, representatives of Ernst & Young LLP, the independent auditors of the Bruker BioSpin Group, and representatives of Bruker BioSpin and Bruker BioSciences management to discuss the financial statements of the Bruker BioSpin Group and the results of the Ernst & Young audit of the annual statements and its review of the September 30, 2007 and 2006 statements. Independent directors of Bruker BioSciences who were not members of the special committee also participated in the meeting.

        Also at this meeting, Bear Stearns delivered its oral opinion, which was subsequently confirmed in writing, that as of December 2, 2007, and based upon and subject to the assumptions, qualifications and limitations set forth in the written opinion, the aggregate consideration to be issued in the transactions was fair, from a financial point of view, to the holders of Bruker BioSciences shares, excluding the holders of Bruker BioSciences shares who also own shares of the Bruker BioSpin Group companies.

Dewey & LeBoeuf provided a summary of the terms of the transaction. The special committee then voted unanimously to approve the transaction and to recommend its approval by the full board of Bruker BioSciences.

        A meeting of the Bruker BioSciences board of directors was convened immediately after the adjournment of the special committee meeting, at which the special committee reported on its vote, after which the independent members of the board also unanimously voted in favor of the transaction and recommended that it be approved and adopted by the stockholders of Bruker BioSciences.

Reasons for the Combination

        The Bruker BioSciences board of directors and the Bruker BioSciences special committee considered a number of factors and additional benefits for Bruker BioSciences' stockholders that could result from the combination. These factors and potential benefits include:

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  The complementary nature of the businesses of Bruker BioSciences' subsidiaries, Bruker AXS, Bruker Daltonics and Bruker Optics, with that of the Bruker BioSpin Group would allow for potential strategic benefits, including enhancing Bruker BioSciences' position as a leading tools supplier for life science and materials research, offering a broader technology base, and providing an increased distribution, sales and service infrastructure;

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  Acquiring the Bruker BioSpin Group would allow Bruker BioSciences to increase its critical mass competitively and improve its worldwide geographical distribution coverage in the Americas, Europe and Asia;

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  The combined companies, with expected 2007 pro forma revenues of greater than $900 million, together will be able to better leverage the excellent "Bruker" brand recognition among customers, and will make the combined company a large player in the analytical instruments and life-science tools industry; the nearly doubled larger overall combined company size may positively affect certain customer vendor selections in cases where customers prefer to buy from large companies in the industry.

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  The sales groups of Bruker BioSciences' subsidiaries and the Bruker BioSpin Group will be able to offer jointly each other's products, providing opportunities to supply customers with unique equipment packages that have a broader range of applications and value. In selected locations, Bruker BioSciences' products can be showcased together with the Bruker BioSpin Group's products, providing greater visibility to customers and emphasizing the synergies among the products;

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  The combination offers certain cost savings in areas of marketing through the use of joint representation at trade shows and other events. In addition, lead generation can increase for the integrated company as customer databases are integrated;

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  Joint R&D projects can offer opportunities to provide new solution strategies for customers;

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  The NMR technologies of the Bruker BioSpin Group and the accurate-mass electrospray time-of-flight (ESI-TOF) mass spectrometers of Bruker Daltonics are particularly complementary in small molecule analysis applications in metabolomics, nutritional research, toxicology, forensics, and small molecule biomarker research and validation;

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  The ultra-high field NMR technologies of the Bruker BioSpin Group and the single-crystal diffraction X-ray spectrometers of Bruker AXS are particularly complementary in small molecule and protein three-dimensional structure determination;

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  The combined Bruker BioSpin and Bruker Daltonics operating companies will post-closing explore a combined effort in clinical research systems, molecular diagnostics and molecular imaging, drawing primarily on NMR, research MRI and mass spectrometry technologies;

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  The established corporate governance, as well as the financial and controlling organizations of Bruker BioSciences, can assist the Bruker BioSpin Group in NASDAQ and SEC compliance, introduction of Sarbanes-Oxley control processes, etc. in a cost-effective manner, and without significant expected increases in the general and administrative expenses of the Bruker BioSpin Group;

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  The transaction on a pro forma basis is highly accretive for Bruker BioSciences shareholders for the year 2006 and for the nine-month period ending September 30, 2007;

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  The debt leverage planned after the closing of the transaction and the funding of the planned senior credit facility is considered conservative, the interest spreads achieved are considered favorable, the planned debt push-down structure is considered reasonably tax effective, and the combined expected cash-flow profile of the combined companies is expected to allow steady interest payments and significant principal repayments over the five year term of the senior credit facility;

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  Various financial investors in Bruker BioSciences in 2007 have expressed a strong preference for a potential acquisition by Bruker BioSciences of the Bruker BioSpin Group, if done for a reasonable valuation and parameters; these financial investors, not affiliated with the shareholders of the Bruker BioSpin Group, urged the Bruker BioSciences management to pursue this transaction, as the investors expect additional opportunities to increase shareholder value from the combination; and

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  The oral opinion of Bear Stearns to the Bruker BioSciences special committee on December 2, 2007, subsequently confirmed by a written opinion, also dated December 2, 2007, that, as of December 2, 2007, and based upon and subject to the assumptions, qualifications, and limitations set forth therein, the aggregate consideration to be issued in the transactions was fair, from a financial point of view, to the holders of Bruker BioSciences shares, excluding the holders of Bruker BioSciences shares who also own shares of the Bruker BioSpin Group companies. The full text of Bear Stearns' written opinion, dated December 2, 2007, which sets forth the assumptions made, matters considered and limitations on the review undertaken by Bear Stearns, is attached as Annex B and is incorporated into this proxy statement by reference.

        In addition, the Bruker BioSciences' board of directors took into consideration the unanimous recommendation of the Bruker BioSciences' special committee.

        The Bruker BioSciences' board of directors and the Bruker BioSciences' special committee also identified a number of risks and uncertainties in its deliberations concerning the acquisition, including the following:

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  The need to integrate the Bruker BioSpin Group into Bruker BioSciences' financial and information systems;

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  The risk of diverting management focus and resources from other strategic opportunities and from operational matters while working to implement the combination;

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  The risk that the combination would not be consummated; and

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  The risks associated with incurring long-term debt obligations in connection with the financing of the transactions.

        The foregoing discussion of the factors considered by the Bruker BioSciences board of directors and the special committee is not intended to be exhaustive but summarizes the material factors considered by the Bruker BioSciences board of directors and the special committee in making its recommendation. In view of the wide variety of factors considered by the Bruker BioSciences board of directors and special committee, neither found it practical to and did not quantify or assign any relative or specific weights to the preceding factors or determine that any factor was of particular importance, nor did it specifically characterize any factor as positive or negative, except as described above. The Bruker BioSciences board of directors and the special committee viewed its decision and recommendation as being based on the totality of the information presented. In addition, individual members of the Bruker BioSciences board of directors and the special committee may have given differing weights to differing factors and may have viewed certain factors more positively or negatively than others. Throughout its deliberations, the Bruker BioSciences board of directors and the special committee consulted with Bruker BioSciences management and their respective legal and financial advisors.

        The Bruker BioSciences board of directors and the special committee each concluded that certain of these risks could be managed or mitigated and others were unlikely to occur or have a material impact on the combined company or the transactions, and that, on balance, the potential benefits of the combination outweighed the risks of the combination. For these reasons, the Bruker BioSciences board of directors and the special committee determined the stock purchase agreements and the merger agreement and the transactions contemplated by them, including the issuance of Bruker BioSciences shares as a part of the consideration, are advisable, fair to and in the best interests of Bruker BioSciences and its stockholders, including unaffiliated stockholders, approved (or, in the case of the Bruker BioSciences special committee, recommended approval of) the U.S. stock purchase agreement, the German share purchase agreement and the Swiss merger agreement and recommended that holders of Bruker BioSciences common stock approve the transactions contemplated by the U.S. and German purchase agreements and the Swiss merger agreement, including the issuance of Bruker BioSciences common stock in connection with the combination with the Bruker BioSpin Group.

Recommendation of the Board of Directors and Special Committee

        By unanimous vote of the Bruker BioSciences special committee, the Bruker BioSciences special committee determined that the U.S. stock purchase agreement, the German share purchase agreement and the Swiss merger agreement and the transactions contemplated by each of them, including the issuance of Bruker BioSciences shares as a part of the consideration for the combination, are advisable, fair to and in the best interests of Bruker BioSciences and its stockholders, including unaffiliated stockholders, voted to recommend approval of the U.S. and German purchase agreements and the Swiss merger agreement by the board of directors of Bruker BioSciences. By the unanimous vote of the members of the board of directors present at the board meeting and who voted on the transaction (all non-independent directors, namely Frank H. Laukien, Joerg Laukien, Bernhard Wangler and Richard Stein, recused themselves from voting) at the board meeting at which the transaction agreements were considered and voted upon, the Bruker BioSciences board of directors determined that the U.S. and German purchase agreements and the Swiss merger agreement as proposed and the transactions contemplated by them, including the combination and related issuance of shares, are advisable, fair to and in the best interests of Bruker BioSciences and its stockholders, approved the U.S. stock purchase agreement, the German share purchase agreement and the Swiss merger agreement and recommended that holders of Bruker BioSciences common stock vote FOR the transactions contemplated by the U.S. stock purchase agreement, the German share purchase agreement and the Swiss merger agreement, including the issuance of Bruker BioSciences common stock as part of the consideration for the combination with the Bruker BioSpin Group.

        In considering the recommendation of the Bruker BioSciences board of directors with respect to the combination with the Bruker BioSpin Group and related issuance of shares, you should be aware that certain directors and executive officers of Bruker BioSciences may have interests in the combination that are different from, or are in addition to, the interests of Bruker BioSciences stockholders. Please see the section entitled "Interests of Certain Directors and Executive Officers in the Combination" that begins on page 44 of this proxy statement.

Opinion of the Special Committee's Financial Advisor

  Overview

        Pursuant to an engagement letter dated September 6, 2007, the Bruker BioSciences special committee retained Bear Stearns to act as its financial advisor with respect to a possible transaction with the Bruker BioSpin Group. In selecting Bear Stearns, the Bruker BioSciences special committee considered the fact that Bear Stearns is an internationally recognized investment banking firm with substantial experience advising companies in the healthcare industry as well as substantial experience providing strategic advisory services. Bear Stearns, as part of its investment banking business, is continuously engaged in the evaluation of businesses and their debt and equity securities in connection with mergers and acquisitions; underwritings, private placements and other securities offerings; senior credit financings; valuations; and general corporate advisory services.

        At the December 2, 2007 meeting of the Bruker BioSciences special committee, Bear Stearns delivered its oral opinion, which was subsequently confirmed in writing, that, as of December 2, 2007, and based upon and subject to the assumptions, qualifications and limitations set forth in the written opinion, the aggregate consideration to be issued in the transactions was fair, from a financial point of view, to the holders of Bruker BioSciences shares, excluding the holders of Bruker BioSciences shares who also own shares in the Bruker BioSpin Group companies.

        The full text of Bear Stearns' written opinion is attached as Annex B to this proxy statement and you should read the opinion carefully and in its entirety. The opinion sets forth the assumptions made, some of the matters considered and qualifications to and limitations of the review undertaken by Bear Stearns. The Bear Stearns opinion, which was authorized for issuance by the Fairness Opinion and Valuation Committee of Bear Stearns, is subject to the assumptions and conditions contained in the opinion and is necessarily based on economic, market and other conditions and the information made available to Bear Stearns as of the date of the Bear Stearns opinion. Bear Stearns has no responsibility for updating or revising its opinion based on circumstances or events occurring after the date of the rendering of the opinion.

        In reading the discussion of the fairness opinion set forth below, you should be aware that Bear Stearns' opinion:

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  was provided to the Bruker BioSciences special committee for its benefit and use in connection with its consideration of the acquisition;

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  did not constitute a recommendation to the board of directors of Bruker BioSciences or the Bruker BioSciences special committee;

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  does not constitute a recommendation to any shareholder of Bruker BioSciences as to how to vote in connection with the acquisition of the Bruker BioSpin Group or otherwise; and

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  did not address Bruker BioSciences' underlying business decision to pursue the acquisition of the Bruker BioSpin Group, the relative merits of the acquisition as compared to any alternative business or financial strategies that might exist for Bruker BioSciences, the financing of the acquisition or the effects of any other transaction in which Bruker BioSciences might engage.

        Bruker BioSciences did not provide specific instructions to, or place any limitations on, Bear Stearns with respect to the procedures to be followed or factors to be considered by it in performing its analyses or providing its opinion.

        In connection with rendering its opinion, Bear Stearns:

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  reviewed drafts of the transaction agreements in substantially final form;

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  reviewed the Bruker BioSpin Group's restated Combined Financial Statements for the years ended December 31, 2004, 2005 and 2006, as audited by Ernst & Young LLP, and its Combined Financial Statements for the nine months ended September 30, 2006 and 2007, as reviewed by Ernst & Young LLP;

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  reviewed Bruker BioSciences' Annual Reports to Shareholders and Annual Reports on Form 10-K for the years ended December 31, 2004, 2005 and 2006, its Quarterly Reports on Form 10-Q for the periods ended March 31, 2007, June 30, 2007 and September 30, 2007 and its Current Reports on Form 8-K filed since December 31, 2006;

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  reviewed certain operating and financial information relating to the Bruker BioSpin Group's business and prospects, including projections for the five years ended December 31, 2012, all as prepared and provided to us by Bruker BioSpin Group's management (which are referred to as the Bruker BioSpin Group projections);

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  met with certain members of the Bruker BioSpin Group's senior management to discuss the Bruker BioSpin Group's business, operations, historical financial results and future prospects and the Bruker BioSpin Group projections;

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  reviewed certain operating and financial information relating to Bruker BioSciences' and the Bruker BioSpin Group's businesses and prospects, including projections for each of Bruker BioSciences and the Bruker BioSpin Group for the five years ended December 31, 2012, all as prepared and provided to us by Bruker BioSciences' management (which are referred to as the Bruker BioSciences projections and the adjusted Bruker BioSpin Group projections, respectively);

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  reviewed certain estimates of revenue enhancements, cost savings and other combination benefits expected to result from the transaction, all as prepared and provided to us by Bruker BioSciences' management (which are referred to as the potential synergies);

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  met with certain members of Bruker BioSciences' senior management to discuss Bruker BioSciences' and the Bruker BioSpin Group's businesses, operations, historical financial results and future prospects, the Bruker BioSciences projections, the Bruker BioSpin Group projections, the adjusted Bruker BioSpin Group projections and the potential synergies;

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  reviewed the historical prices, trading multiples and trading volume of the common stock of Bruker BioSciences;

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  reviewed certain publicly available financial data, stock market performance data and trading multiples of companies which we deemed generally comparable to Bruker BioSciences and the Bruker BioSpin Group;

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  reviewed the terms of certain relevant mergers and acquisitions involving companies which we deemed generally comparable to the Bruker BioSpin Group;

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  performed discounted cash flow analyses based on the Bruker BioSciences projections, the adjusted Bruker BioSpin Group projections and the pro forma combined projections of Bruker BioSciences and the Bruker BioSpin Group including the potential synergies;

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  reviewed the pro forma financial results, financial condition and capitalization of Bruker BioSciences, giving effect to the transaction; and

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  conducted such other studies, analyses, inquiries and investigations as we deemed appropriate.

        In connection with rendering its opinion, Bear Stearns further noted that:

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  Bear Stearns relied upon and assumed, without independent verification, the accuracy and completeness of the financial and other information provided to or discussed with it by Bruker

    BioSciences and the Bruker BioSpin Group or obtained by Bear Stearns from public sources, including, without limitation, the Bruker BioSciences projections, the Bruker BioSpin Group projections, the adjusted Bruker BioSpin Group projections and the potential synergies referred to above.

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  With respect to the Bruker BioSciences projections, the Bruker BioSpin Group projections, the adjusted Bruker BioSpin Group projections and the potential synergies, Bear Stearns relied on representations that they had been reasonably prepared on bases reflecting the best then-currently available estimates and judgments of the senior management of Bruker BioSciences and the Bruker BioSpin Group, as the case may be, as to the expected future performance of Bruker BioSciences and the Bruker BioSpin Group.

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  Bear Stearns did not assume any responsibility for the independent verification of any information referred to above, including, without limitation, the Bruker BioSciences projections, the Bruker BioSpin Group projections, the adjusted Bruker BioSpin Group projections and the potential synergies, Bear Stearns expressed no view or opinion as to the Bruker BioSciences projections, the Bruker BioSpin Group projections, the adjusted Bruker BioSpin Group projections and the potential synergies and the assumptions upon which they were based and Bear Stearns further relied upon the assurances of the senior management of Bruker BioSciences and the Bruker BioSpin Group, as the case may be, that they were unaware of any facts that would have made the information, the Bruker BioSciences projections, the Bruker BioSpin Group projections, the adjusted Bruker BioSpin Group projections and the potential synergies incomplete or misleading.

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  In arriving at its opinion, Bear Stearns did not perform or obtain any independent appraisal of the assets or liabilities (contingent or otherwise) of Bruker BioSciences and the Bruker BioSpin Group, nor was Bear Stearns furnished with any such appraisals.

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  Bear Stearns assumed that the transactions contemplated by the transaction agreements will be consummated in a timely manner and in accordance with the terms of the transaction agreements without any limitations, restrictions, conditions, amendments or modifications, regulatory or otherwise, that collectively would have a material effect on Bruker BioSciences or the Bruker BioSpin Group, and that the final form of the transaction agreements were substantially similar to the last drafts reviewed by it.

  •
  Bear Stearns is not a legal, regulatory, tax or accounting expert and has relied on the assessments made by Bruker BioSciences, the Bruker BioSpin Group and their respective advisors with respect to these issues.

  •
  Bear Stearns did not express any opinion as to the price or range of prices at which the shares of common stock of Bruker BioSciences may trade subsequent to the announcement or consummation of the acquisition.

  Summary of Financial Analyses

        The following is a summary of the principal financial and valuation analyses performed by Bear Stearns and presented to the Bruker BioSciences special committee and Bruker BioSciences' board of directors in connection with rendering its fairness opinion.

        Some of the financial and valuation analyses summarized below include summary data and information presented in tabular format. In order to understand fully the financial and valuation analyses, the summary data and tables must be read together with the full text of the summary. Considering the summary data and tables alone could create a misleading or incomplete view of Bear Stearns' financial and valuation analyses.

  Transaction Overview

        Based on the purchase price of approximately $388.0 million in cash and 57,544,872 Bruker BioSciences shares, Bear Stearns calculated the implied equity value and enterprise value of the Bruker BioSpin Group based on Bruker BioSciences closing share price of $9.29 on November 30, 2007.

Bruker BioSpin Group Implied Equity and Enterprise Value ($ in millions, except share and per share data)
Bruker BioSciences shares issued in transaction		57,544,872
Multiplied by Bruker BioSciences closing share price on November 30, 2007		$9.29

Implied value of Bruker BioSciences shares issued in transaction		$534.6
Plus:	Cash consideration in transaction	388.0

Implied equity value		$922.6
Plus:	Debt and capital leases outstanding at September 30, 2007	9.7
Plus:	Swiss tax audit exposure (as estimated by Bruker BioSciences management)	1.3
Plus:	Pre-closing dividend to Bruker BioSpin Group shareholders	67.3
Minus:	Cash, cash equivalents and short-term investments at September 30, 2007	(281.6)

Implied enterprise value		$719.2

Bear Stearns' Financial Analyses

        Comparable Public Companies Analysis.    Bear Stearns performed a comparable public companies analysis to assist the Bruker BioSciences' special committee in valuing the Bruker BioSpin Group based on various financial multiples of selected comparable public companies in the life science instrumentation industry. In performing this analysis, Bear Stearns reviewed certain financial information relating to the Bruker BioSpin Group and compared this information to the corresponding financial information of publicly-traded life science instrumentation companies which Bear Stearns deemed to be generally comparable to the Bruker BioSpin Group.

        Bear Stearns compared the projected financial performance and the resulting multiples as of November 30, 2007 of Bruker BioSciences and the resulting multiples of the Bruker BioSpin Group at the implied purchase price in the transaction of $922.6 million, based on BioSciences closing share price of $9.29 on November 30, 2007, to nine publicly traded life science instrumentation companies, which it deemed generally comparable to the Bruker BioSpin Group. Based on the comparability of business dynamics relative to the Bruker BioSpin Group including market focus, customer focus, geographic mix, business mix and projected growth rates, among other things, Bear Stearns divided the nine publicly traded companies into a Tier 1 set consisting of five publicly traded companies and a Tier 2 set consisting of four publicly traded companies as follows:

Tier 1	Tier 2
• Thermo Fisher Scientific	• Agilent Technologies, Inc.
• Waters Corporation	• Mettler-Toledo International Inc.
• Applied Biosystems Group	• Techne Corporation
• PerkinElmer, Inc.	• Dionex Corporation
• Varian, Inc.

        Using publicly available information and market data as of November 30, 2007, and in the case of Bruker BioSciences (Management) and the Bruker BioSpin Group, information based on Bruker BioSciences management estimates and using Wall Street research projections for revenue and EBITDA and consensus estimates for EPS and EPS Growth for Bruker BioSciences (Wall Street) and the above comparable companies, Bear Stearns calculated the following harmonic mean multiples for the above public comparable companies and compared the results to Bruker BioSciences at market and the Bruker BioSpin Group at deal price:

	Tier 1				Tier 2
Comparable Company Harmonic Mean Multiples:
	2007E		2008E		2007E		2008E
Enterprise Value/Revenue	2.75	x	2.54	x	3.82	x	3.56	x
Enterprise Value/EBITDA	14.2		12.6		17.1		15.5
Enterprise Value/EBITDA/Growth Rate	1.10		—		1.66		—
Share Price/EPS	24.4		21.1		27.3		23.6
Share Price/EPS/Growth Rate	—		1.47		—		1.64
	Management				Wall Street
Bruker BioSciences at Market Multiples:
	2007E		2008E		2007E		2008E
Enterprise Value/Revenue	2.06	x	1.87	x	1.93	x	1.73	x
Enterprise Value/EBITDA	17.1		14.2		16.8		14.0
Enterprise Value/EBITDA/Growth Rate	0.82		—		0.82		—
Share Price/EPS	35.9		28.9		36.1		26.7
Share Price/EPS/Growth Rate	—		1.00		—		0.89
Bruker BioSpin Group at Deal Multiples:	2007E		2008E
Enterprise Value/Revenue	1.55	x	1.45	x
Enterprise Value/EBITDA	8.0		7.5
Enterprise Value/EBITDA/Growth Rate	1.12		—
Equity Value/Net Income	15.8		13.8
Equity Value/Net Income/Growth Rate	—		1.50

        "Harmonic mean" is calculated by taking the inverse of the average reciprocals of the multiples and gives equal weight to equal dollar investments in the securities whose ratios are being averaged. Bear Stearns utilizes the harmonic mean in averaging ratios in which price is the numerator. "Enterprise Value" is calculated as the sum of the value of the common equity on a fully diluted basis and the value of net debt, any minority interest and preferred stock. "EBITDA" is a company's earnings before interest, taxes, depreciation and amortization. "EPS" is a company's earnings per share. "Growth Rate" for EBITDA is the 2007 to 2008 growth in EBITDA. "Growth Rate" for EPS and net income is the consensus long term growth rate as provided by First Call for Bruker BioSciences and the comparable companies, and for Bruker BioSciences (Management) and the Bruker BioSpin Group, the compounded annual growth rate from 2008 to 2012 in projected net income based on Bruker BioSciences management estimates. "Bruker BioSciences at Market" is defined as Bruker BioSciences' enterprise value and share price based on the closing share price of the Bruker BioSciences common stock as of November 30, 2007. "Bruker BioSpin Group at Deal" is defined as the Bruker BioSpin Group's implied enterprise value and equity value based on the purchase price in the transaction of approximately $388 million in cash and 57,544,872 Bruker BioSciences shares and Bruker BioSciences closing share price on November 30, 2007 and the value of net debt, the pre-closing dividend to the sellers and an estimated tax exposure.

        Precedent M&A Transaction Analysis.    Bear Stearns performed a precedent transactions analysis to assist the Bruker BioSciences' special committee in valuing the Bruker BioSpin Group based on various financial multiples of selected comparable precedent transactions in the life science instrumentation industry. In performing this analysis, Bear Stearns reviewed certain financial information relating to the Bruker BioSpin Group and compared this information to the corresponding financial information of precedent transactions involving life science instrumentation companies which Bear Stearns deemed to be generally comparable to the Bruker BioSpin Group.

        Bear Stearns compared the financial performance and the resulting multiples of the Bruker BioSpin Group's enterprise value and equity value based on the purchase price in the transaction to six precedent transactions involving life science instrumentation companies, which it deemed generally comparable to the Bruker BioSpin Group. Such comparable precedent transactions consisted of:

Date Announced	Target/Acquiror
01/29/07	Molecular Devices Corp. / MDS Inc.
06/20/06	Biacore International / GE Healthcare Ltd.
04/17/06	Bruker Optics Inc. / Bruker BioSciences
06/13/05	SPECTRO Beteiligungs GmbH / AMETEK, Inc.
01/19/05	Kendro Laboratory Products division of SPX Corporation / Thermo Electron Corporation
04/07/03	Bruker AXS / Bruker Daltonics

        Using publicly available information, and in the case of the Bruker BioSpin Group, information based on Bruker BioSciences management estimates for the years ending December 31, 2007, 2008 and 2009 and using Wall Street research projections for revenue, EBITDA and net income for the above target companies, Bear Stearns calculated the following harmonic mean multiples for the above comparable precedent transactions:

	Latest Twelve Months		Current Year		Current Year + 1
Precedent transactions Harmonic Mean Multiples:
Enterprise Value/Revenue	1.41	x	1.27	x	0.95	x
Enterprise Value/EBITDA	11.6		9.0		6.5
Enterprise Value/EBITDA/Growth Rate	0.42		—		—
Equity Value/Net Income	—		20.9		15.4
Equity Value/Net Income/Growth Rate	—		1.09		—
Bruker BioSpin Group/Bruker BioSciences at Deal Multiples:
Enterprise Value/Revenue	1.55	x	1.45	x	1.37	x
Enterprise Value/EBITDA	8.0		7.5		7.3
Enterprise Value/EBITDA/Growth Rate	1.12		—		—
Equity Value/Net Income	—		13.8		13.1
Equity Value/Net Income/Growth Rate	—		1.50		—

        Discounted Cash Flow Analysis.    Based on cash flow projections for Bruker BioSciences, the Bruker BioSpin Group and the potential synergies expected to result in the transaction all as prepared by Bruker BioSciences, Bear Stearns performed a discounted cash flow analysis to assist the Bruker BioSciences special committee in valuing the Bruker BioSpin Group, Bruker BioSciences and the pro forma combined company.

        In performing its discounted cash flow analysis:

  •
  Bear Stearns estimated Bruker BioSciences' weighted average cost of capital to be within a range of 11.0-13.0% based on, among other factors, (i) a review of Bruker BioSciences' Bloomberg five-year historical adjusted beta, its Bloomberg two-year historical adjusted beta and its then-current Barra predicted beta (with a bias toward more recent historical and predicted data to more appropriately reflect Bruker BioSciences' risk profile going forward) as well as similar beta information for the comparable companies, (ii) Bear Stearns' estimate of the US equity risk premium, (iii) Bruker BioSciences' assumed target capital structure on a prospective basis and (iv) Bear Stearns' investment banking and capital markets judgment and experience in valuing companies similar to Bruker BioSciences.

  •
  Bear Stearns estimated the Bruker BioSpin Group's weighted average cost of capital to be within a range of 10.5-12.5% based on, among other factors, (i) a review of the Bloomberg five-year historical adjusted beta, Bloomberg two-year historical adjusted beta and then-current Barra predicted betas for the comparable companies, (ii) Bear Stearns' estimate of the US equity risk premium, (iii) the Bruker BioSpin Group's assumed target capital structure on a prospective basis and (iv) Bear Stearns' investment banking and capital markets judgment and experience in valuing companies similar to the Bruker BioSpin Group.

  •
  In calculating Bruker BioSciences' and the Bruker BioSpin Group's terminal values for purposes of its discounted cash flow analyses, Bear Stearns used a reference range of terminal enterprise value/trailing EBITDA multiples (based on estimated 2012 EBITDA) of 8.0 to 10.0x. The terminal values implied by the aforementioned terminal multiple reference ranges were cross-checked for reasonableness by reference to implied perpetual growth rates in the terminal year free cash flow.

  •
  For the potential synergies, Bear Stearns estimated the discount rate to be within a range of 10.5-12.5% and in calculating terminal value for purposes of its discounted cash flow analyses, Bear Stearns used a reference range of perpetual growth rates in terminal free cash flow of 2.0-4.0%.

        Discounted cash flow valuations were calculated for the Bruker BioSpin Group on a stand-alone basis using the adjusted Bruker BioSpin Group projections, both including and excluding potential synergies. Bear Stearns derived a range of implied equity values for the Bruker BioSpin Group as follows:

	Range
($ in millions)
	Low		High
Bruker BioSpin Group
Excluding Potential Synergies	$1,062	—	$1,282
Including Potential Synergies	1,172	—	1,415

        The ranges of implied equity values in the table above compare to the implied purchase price of $922.6 million based on Bruker BioSciences' closing share of $9.29 on November 30, 2007.

        Discounted cash flow valuations were also calculated for Bruker BioSciences on a stand-alone basis using the Bruker BioSciences projections and for the pro forma combined company both including and excluding the potential synergies.

        Bear Stearns derived a range of implied equity values per share for Bruker BioSciences and the pro forma combined company as follows:

	Range
	Low		High
Bruker BioSciences
Stand-alone	$8.97	—	$11.38
Combined Company
Excluding Potential Synergies	$9.85	—	$12.74
Including Potential Synergies	10.51	—	13.54

        Pro Forma Transaction Analysis.    Bear Stearns performed a pro forma transaction analysis to assist the Bruker BioSciences special committee in analyzing the financial impact of the transaction on Bruker BioSciences. Bear Stearns reviewed and analyzed certain pro forma financial impacts of the transaction on holders of Bruker BioSciences based on the following, among other items:

  •
  a purchase price of approximately $388.0 million in cash and 57,544,872 Bruker BioSciences shares;

  •
  the financial projections provided to Bear Stearns by the management of Bruker BioSciences for both Bruker BioSciences and the Bruker BioSpin Group and the potential synergies; and

  •
  an assumption for analytical purposes that there would be no financial statement impact of potential restructuring costs or other one-time costs associated with the transaction and that the transaction was effective as of January 1, 2008.

        The following table shows the projected per share accretion / (dilution) to Bruker BioSciences' standalone earnings, including and excluding the potential synergies for the years presented.

Accretion / (Dilution) to Bruker BioSciences' Earnings per Share	2008E	2009E	2010E
Including Potential Synergies	$0.25	$0.24	$0.22
Excluding Potential Synergies	0.22	0.21	0.19

Other Considerations

        The preparation of a fairness opinion is a complex process and involves various judgments and determinations as to the most appropriate and relevant assumptions and financial and valuation analyses and the application of those methods to the particular circumstances involved. A fairness opinion is therefore not readily susceptible to partial analysis or summary description, and taking portions of the analyses set out above, without considering the analysis as a whole, would in the view of Bear Stearns create an incomplete and misleading picture of the processes underlying the analyses considered in rendering the Bear Stearns opinion. In arriving at its opinion, Bear Stearns:

  •
  Based its analyses on assumptions that it deemed reasonable, including assumptions concerning general business and economic conditions, capital markets considerations and industry-specific and company-specific factors.

  •
  Did not form a view or opinion as to whether any individual analysis or factor, whether positive or negative, considered in isolation, supported or failed to support the Bear Stearns opinion.

  •
  Considered the results of all its analyses and did not attribute any particular weight to any one analysis or factor.

  •
  Arrived at its ultimate opinion based on the results of all analyses undertaken by it and assessed as a whole and believed that the totality of the factors considered and analyses performed by Bear Stearns in connection with its opinion operated collectively to support its determination as to the fairness, from a financial point of view, to the holders of Bruker BioSciences shares, excluding the holders of Bruker BioSciences shares who also own shares in the Bruker BioSpin Group companies, of the aggregate consideration to be issued in the transactions.

        Bear Stearns also noted that:

  •
  The analyses performed by Bear Stearns, particularly those based on estimates and projections, are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than suggested by these analyses.

  •
  None of the public companies used in the comparable company analysis described above are identical to Bruker BioSciences or Bruker BioSpin, and none of the precedent merger and acquisition transactions used in the precedent transactions analysis described above are identical to the acquisition.

  •
  Accordingly, the analyses of publicly traded comparable companies and precedent merger and acquisition transactions is not mathematical; rather, such analyses involve complex considerations and judgments concerning the differences in financial, operating and capital markets-related characteristics and other factors regarding the companies and precedent merger and acquisition transactions to which Bruker BioSpin and the acquisition were compared.

  •
  The analyses performed by Bear Stearns do not purport to be appraisals or to reflect the prices at which any securities may trade at the present time or at any time in the future.

        The type and amount of consideration payable in the acquisition were determined through negotiations between Bruker BioSciences and Bruker BioSpin and were approved by the Bruker BioSciences special committee and board of directors. The decision to enter into the transaction agreements was solely that of the Bruker BioSciences special committee and board of directors. The Bear Stearns opinion was just one of the many factors taken into consideration by the Bruker BioSciences special committee and board of directors. Consequently, Bear Stearns' analyses should not be viewed as determinative of the decisions of the Bruker BioSciences special committee and board of directors with respect to the fairness, from a financial point of view, to the holders of Bruker BioSciences shares, excluding the holders of BioSciences shares who also own shares in the Bruker BioSpin Group companies, of the aggregate consideration to be issued in the transactions.

        Pursuant to the terms of Bear Stearns' engagement letter, Bruker BioSciences has agreed to pay Bear Stearns a customary transaction fee, a substantial portion of which is payable upon consummation of the transaction contemplated by the transaction agreements. A portion of Bear Stearns' compensation was paid upon delivery of its letter and may be credited against the fee payable upon consummation of the acquisition. In addition, Bruker BioSciences has agreed to reimburse Bear Stearns for certain expenses and to indemnify Bear Stearns against certain liabilities arising out of Bear Stearns' engagement.

        Bear Stearns has previously been engaged by Bruker BioSciences to provide certain investment banking and other services on matters unrelated to the acquisition, for which Bear Stearns has received customary fees. Bear Stearns may seek to provide Bruker BioSciences and its respective affiliates with certain investment banking and other services unrelated to the acquisition in the future.

        Consistent with applicable legal and regulatory requirements, Bear Stearns has adopted certain policies and procedures to establish and maintain the independence of Bear Stearns' research departments and personnel. As a result, Bear Stearns' research analysts may hold views, make statements or investment recommendations and/or publish research reports with respect to Bruker BioSciences, the acquisition and other participants in the acquisition that differ from the views of Bear Stearns' investment banking personnel.

        In the ordinary course of business, Bear Stearns and its affiliates may actively trade (for its own account and for the accounts of its customers) certain equity and debt securities, bank debt and/or other financial instruments issued by Bruker BioSciences and its affiliates, as well as derivatives thereof, and, accordingly, may at any time hold long or short positions in these securities, bank debt, financial instruments and derivatives.

Sources of Funds

        Bruker BioSciences estimates that the total amount of funds necessary to consummate the combination (including payment of the aggregate cash consideration) will be approximately $398.7 million, which includes $388 million to be paid to shareholders of the Bruker BioSpin Group companies, and the remainder to be applied to pay related fees and expenses in connection with the transactions and the financing arrangements. These payments are expected to be funded from Bruker BioSciences' available cash, together with a debt financing which Bruker BioSciences expects will be substantially on the terms described below. In connection with the execution and delivery of the stock purchase agreements and the merger agreement, Bruker BioSciences has entered into a commitment letter with J.P. Morgan Securities Inc. and Citibank, N.A. Under this commitment letter, the lenders have proposed to provide up to $380 million in debt financing to Bruker BioSciences, consisting of (i) a term loan facility in an aggregate principal amount of $150 million and (ii) a revolving credit facility in an aggregate principal amount of $230 million, a portion of which will be available as a letter of credit subfacility. Advances under the credit facilities will be available to finance the combination, to pay related fees, costs and expenses in connection with these transactions and to fund the general working capital needs of Bruker BioSciences and its subsidiaries following the combination. Bruker BioSciences' material direct and indirect subsidiaries will guarantee all obligations of Bruker BioSciences, subject to tax considerations and financial assurance limitations, as applicable. In addition, the credit facilities will be secured by all of the capital stock of Bruker BioSciences' domestic subsidiaries and by 65% of the capital stock of various of our foreign subsidiaries. The credit facilities contemplated by the commitment letter are subject to customary closing conditions, including, among others:

  •
  the execution of definitive credit documentation satisfactory to the lenders;

  •
  accounting due diligence and the receipt of specified financial statements of Bruker BioSciences;

  •
  satisfactory due diligence review of Bruker BioSciences and the Bruker BioSpin Group; and

  •
  receipt of customary closing documents.

        As of the date of this proxy statement, no alternative financing arrangements or alternative financing plans have been made in the event this financing is not available as anticipated. The documentation governing the financing has not been finalized and, accordingly, the actual terms may differ from those described in this proxy statement.

Interests of Certain Directors and Executive Officers in the Combination

        In considering the recommendation of the board of directors of Bruker BioSciences to vote for the proposals to approve the combination with the Bruker BioSpin Group and the issuance of shares of Bruker BioSciences common stock as part of the consideration for the combination, stockholders of Bruker BioSciences should be aware that some Bruker BioSciences executive officers and directors may have interests in the acquisition that may be different from, or in addition to, those of Bruker BioSciences stockholders.

        Following the combination with the Bruker BioSpin Group, Frank H. Laukien, our president, chief executive officer and chairman of the board, and Dirk D. Laukien, currently Bruker BioSciences' senior vice president, will continue in their roles at Bruker BioSciences and as co-chief executive officers of our Bruker BioSpin subsidiaries. If elected by stockholders at the Special Meeting, Dirk Laukien will also become a director of Bruker BioSciences. Joerg Laukien, currently a director of Bruker BioSciences and European chief operating officer of the Bruker BioSpin Group, will continue as European chief operating officer of our Bruker BioSpin subsidiary upon completion of the combination.

        In addition to their respective roles as executive officers and directors, Frank Laukien, Dirk Laukien and Joerg Laukien each own stock in both Bruker BioSciences and the companies of the Bruker BioSpin Group. The Bruker BioSpin Group Shareholders control 100% of the shares of the Bruker BioSpin Group, and will receive all of the consideration issued by Bruker BioSciences as a result of the transactions discussed in this proxy statement.

        If the acquisition of the Bruker BioSpin Group is approved by stockholders, our directors and officers who are also Bruker BioSpin Group shareholders will receive different amounts of cash and stock as consideration in exchange for their interests in the Bruker BioSpin Group companies. Frank Laukien will receive $69.7 million of cash and 10,034,387 Bruker BioSciences shares which, as of January 14, 2008, have a market value of approximately $116.3 million. Joerg Laukien will receive $72.9 million of cash and 10,789,664 Bruker BioSciences shares which, as of January 14, 2008, have a market value of approximately $125.1 million. Dirk Laukien will receive $72.9 million of cash and 10,789,664 Bruker BioSciences shares which, as of January 14, 2008, have a market value of approximately $125.1 million.

        Upon the completion of the purchases of Bruker BioSciences common stock pursuant to the cash-stock exchange agreement among Isolde Laukien-Kleiner, Marc Laukien, Joerg Laukien, Frank Laukien and Robyn Laukien, and giving effect to the resulting reallocation of cash and share proceeds, Frank Laukien will have received net cash consideration of $19.2 million and 15,554,574 Bruker BioSciences shares which, as of January 14, 2008, have a market value of approximately $180.3 million. Also after giving effect to this agreement, Joerg Laukien will have received net cash consideration of $68.6 million and 11,258,741 Bruker BioSciences shares which, as of January 14, 2008, have a market value of approximately $130.5 million. Under a separate cash-stock exchange agreement, completion of which is subject to certain conditions, Frank Laukien may purchase from Dirk Laukien an additional 1,219,733 shares of Bruker BioSciences common stock for approximately $11.1 million. If this transfer is completed, Frank Laukien will have received net cash consideration of $8.1 million and 16,774,307 Bruker BioSciences shares which, as of January 14, 2008, have a market value of approximately $194.4 million. If this transfer is completed, Dirk Laukien will have received net cash consideration of $84.0 million and 9,569,930 Bruker BioSciences shares which, as of January 14, 2008, have a market value of approximately $110.9 million. The cash-stock exchange agreements are more fully described below in the section of this proxy statement under the heading "Cash-Stock Exchange Agreements" on page 47.

        As of January 14, 2008, the directors and executive officers of Bruker BioSciences beneficially owned 40,450,824 shares, including stock options exercisable within 60 days of January 14, 2008, representing approximately 39% of the outstanding shares of Bruker BioSciences common stock.

        For additional information relating to affiliations of various Bruker BioSciences officers, directors and stockholders, you should read the section entitled "Certain Relationships and Related Party Transactions" beginning on page 105.

        The Bruker BioSciences board of directors was aware of these interests during its deliberation of the merits of the combination and in determining to recommend to the stockholders of Bruker BioSciences that they vote for the proposal to approve the transactions contemplated by the U.S. stock purchase agreement, the German share purchase agreement and the Swiss merger agreement, including the related issuance of shares of Bruker BioSciences common stock.

Completion and Effectiveness of the Combination

        The combination will be completed when and if all of the conditions to the completion of the transactions are satisfied or waived.

        We are working toward completing the combination as quickly as possible. We expect to complete the combination during the first calendar quarter of 2008.

Structure of the Transaction and Operations Post-Combination

        The combination is structured so that (a) Bruker BioSciences will purchase all of the outstanding stock of Bruker BioSpin Inc., Bruker Physik and Techneon from the shareholders of BioSpin Inc.,

Bruker Physik and Techeon, respectively, in a private placement, and (b) Bruker BioSciences, through a reverse triangular merger agreement with Bruker BioSpin Invest, will indirectly acquire the equity of the Bruker BioSpin Invest shareholders. Consideration for the shares of the companies of the Bruker BioSpin Group will consist of a combination of cash and shares of Bruker BioSciences common stock. Bruker BioSciences intends to operate the Bruker BioSpin Group as a wholly owned operation alongside Bruker Daltonics, Bruker AXS and Bruker Optics.

Material United States Federal Income Tax Consequences of the Combination

        The acquisitions are not expected to result in any material U.S. federal income tax consequences for Bruker BioSciences stockholders, other than for the owners of Bruker BioSciences shares who are also owners of shares of the Bruker BioSpin Group.

Accounting Treatment of the Acquisition

        The combination represents a business combination of companies under common control due to the majority ownership of all companies by the Bruker BioSpin Group Shareholders as an affiliated stockholder group. As a result, the combination will be accounted for at historical carrying value.

Regulatory Matters

        We have summarized below the material regulatory requirements affecting the combination. Although we have not yet received all of the required approvals we discuss, we anticipate that we will receive regulatory approvals sufficient to complete the combination during the first calendar quarter of 2008.

        Antitrust Considerations.    The stock purchase of Bruker BioSpin Inc. is subject to the requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, which prevents certain merger or acquisition transactions from being completed until required information and materials are furnished to the Antitrust Division of the Department of Justice and the Federal Trade Commission and specified waiting periods are terminated or expire. Bruker BioSciences and Bruker BioSpin Inc. filed the required information and materials to notify the Department of Justice and the Federal Trade Commission of the combination on December 14, 2007. The applicable HSR waiting period expired on January 14, 2008.

        The Antitrust Division of the Department of Justice or the Federal Trade Commission may challenge on antitrust grounds, regardless of the fact that the waiting period expired without comment. Accordingly, at any time before or after the completion of this stock purchase, either the Antitrust Division of the Department of Justice or the Federal Trade Commission could take action under the antitrust laws as it deems necessary or desirable in the public interest, or other persons could take action under the antitrust laws, including seeking to enjoin this stock purchase or seeking the divestiture of substantial assets of one of the parties to this stock purchase. Additionally, at any time before or after this stock purchase, notwithstanding that the applicable waiting period expired or was terminated, a private party (including an individual state) may seek to take action under the antitrust laws as it deems necessary or desirable in the public interest. Although we do not expect any conditions to be imposed by the Antitrust Division or the Federal Trade Commission, there can be no assurance that a challenge to this stock purchase will not be made or that, if a challenge is made, we will prevail.

No Appraisal Rights

        There are no rights of appraisal or similar rights of dissenters with respect to any matter to be acted upon under this proxy statement. Delaware law does not require that holders of Bruker BioSciences common stock who object to the share issuance and the transactions, and who vote against or abstain from voting in favor of the issuance and the transactions, be afforded any appraisal or dissenters' rights or the right to receive cash for their shares.

Foreign Regulatory Requirements

        Bruker BioSciences is not aware of any material foreign governmental approvals or actions that are required to complete the combination. Bruker BioSciences and the Bruker BioSpin Group conduct operations in a number of foreign countries, some of which have voluntary and/or post-acquisition notification systems. Should any approval or action be required, Bruker BioSciences and the Bruker BioSpin Group currently plan to seek the approval or take the action required. Failure to obtain the approval or take the action is not anticipated to have a material effect on the combination or on Bruker BioSciences.

        The transactions are subject to a binding ruling by the three relevant Swiss tax authorities, comprised of the Federal Tax Authorities and the cantonal Tax Authorities of the Cantons of Zurich and Zug, that the amount of withholding taxes required under Swiss law as a result of the transactions will be based on a minimum pre-merger dividend under Swiss law set at $50 million with withholding taxes imposed at a rate of 35% subject to a 20% tax refund. For purposes of obtaining the binding ruling, submitted on November 19, 2007 to the Swiss Federal Tax Authorities for their review were information and materials pertaining to (i) the pre-merger dividend to be distributed; (ii) the acquisition of BBIO Invest AG (Zug) by Bruker BioSciences; and (iii) the upstream merger of BBIO-AG (Zuerich) with and into BBIO Invest AG (Zug). BBIO Invest AG (Zug) is a holding company that contains various of the foreign distribution companies of the Bruker BioSpin Group. BBIO-AG (Zuerich) is a subsidiary of Bruker BioSpin Invest AG, and is the main production and research and development center of the Bruker BioSpin Group, focusing on the development and production of superconducting magnets, radio-frequency electronics, micro-imaging cryogenic and conventional probes, and high throughput automation solutions. BBIO-AG (Zuerich) also provides applications and engineering support for customers in Switzerland and a number of other countries.

        A fully executed favorable binding ruling from the relevant Swiss federal and cantonal tax authorities was received on November 28, 2007 adopting a minimum pre-merger dividend set at $50 million.

Restrictions on Sales of Shares Issued In Connection with the Combination

        The shares of Bruker BioSciences common stock to be issued in connection with the combination will not be registered under the Securities Act of 1933 and they will not be freely transferable under the Securities Act. Shareholders of the Bruker BioSpin Group receiving shares of Bruker BioSciences common stock in the transactions may sell these shares pursuant to any applicable exemption under the Securities Act except that, pursuant to the terms of the transaction agreements, they are prohibited from selling the shares for a period of one year after the closing date of the transactions, except for various permitted transfers of stock from one Bruker BioSpin Group Shareholder to another.

Cash-Stock Exchange Agreements

        In connection with the execution of the three transaction agreements, and in order to allow each of the Bruker BioSpin Group Shareholders to achieve the desired proportions of proceeds in cash and stock from the proposed transactions, the Bruker BioSpin Group Shareholders entered into cash-stock exchange agreements among themselves.

        Dirk Laukien and Frank Laukien have entered into a cash-stock exchange agreement under which, if at any time within the one year period immediately following the consummation of the transactions, the daily closing price on the NASDAQ Global Select Market for Bruker BioSciences is at least $9.14 per share, Frank Laukien will purchase from Dirk Laukien 1,219,733 shares of Bruker BioSciences stock for $11,148,362. The agreement may be terminated by Dirk Laukien prior to the anticipated closing date of the share purchase if the $9.14 per share price is achieved. In addition, the agreement shall be null and void in any event if either the purchase under the agreement does not occur within one year after the closing under the transaction agreements or the consummation of the transactions under the transaction agreements does not occur on or before December 31, 2008.

        In addition, a separate cash-stock exchange agreement was entered into among Isolde Laukien-Kleiner, Marc Laukien, Frank Laukien, Joerg Laukien and Robyn Laukien. Under this agreement, the following purchases will be made immediately after the consummation of the transactions: (i) Frank Laukien will purchase from Marc Laukien 1,876,943 shares of Bruker BioSciences stock for $17,151,148, and will purchase from Isolde Laukien-Kleiner 3,643,694 shares of Bruker BioSciences stock for $33,303,359, (ii) Robyn Laukien will purchase from Isolde Laukien-Kleiner 296,757 shares of Bruker BioSciences for $2,712,360, and (iii) Joerg Laukien will purchase from Isolde Laukien-Kleiner 469,078 shares of Bruker BioSciences stock for $4,287,372. This agreement shall be null and void if the consummation of the transactions does not occur on or before December 31, 2008.

DESCRIPTION OF THE TRANSACTION AGREEMENTS

        The following summary of the U.S. stock purchase agreement, the German share purchase agreement and the Swiss merger agreement is qualified in its entirety by reference to the complete text of the transaction agreements, which are incorporated by reference and attached as Annexes A-1 to A-3 to this proxy statement. We urge you to read the full text of each of the U.S. stock purchase agreement, the German share purchase agreement and the Swiss merger agreement.

The Stock Purchase Agreement with Bruker BioSpin Inc.

General

        On December 2, 2007, Bruker BioSciences, Bruker BioSpin Inc. and the stockholders of Bruker BioSpin Inc. entered into a stock purchase agreement, which we sometimes refer to in this proxy statement as the U.S. stock purchase agreement. Under the U.S. stock purchase agreement, Bruker BioSciences will purchase all of the outstanding shares of Bruker BioSpin Inc. for an aggregate purchase price of $99,962,514, payable in cash.

Closing Date

        Unless the parties agree otherwise, the closing of the stock purchase will take place on the later of January 23, 2008 or the first business day following the satisfaction or waiver of all of the closing conditions.

Purchase Price-Payment

        The U.S. stock purchase agreement provides that Bruker BioSciences shall purchase all of the outstanding shares of Bruker BioSpin Inc. for an aggregate purchase price of $99,962,514, which, after the funding of the escrows described below, will be payable in cash at closing to the Bruker BioSpin Inc. stockholders pro rata in accordance with their respective ownership of the Bruker BioSpin Inc. common stock.

Escrow

        Working Capital Escrow.    At the closing, $6.75 million of the cash purchase price will be placed into escrow as security for any potential adjustments to the purchase price that will be made if the net working capital of the Bruker BioSpin Group as of December 31, 2007 is less than $180 million. If the net working capital of the Bruker BioSpin Group is less than $180 million, then the difference shall be paid from the working capital escrow. The unused portion of the working capital escrow will be released to the sellers within 25 business days following receipt by Bruker BioSciences of the combined audited financial statements of the Bruker BioSpin Group for the fiscal year ending December 31, 2007.

        Indemnity Escrow.    At the closing, $92 million of the cash purchase price will be placed into escrow as security for fulfillment by the sellers of their indemnification obligations set forth in the U.S. stock purchase agreement, the German share purchase agreement and the Swiss merger agreement. The unused portion of the indemnity escrow will be released to the sellers within 30 business days of the later of (1) the 30th day following the receipt by Bruker BioSciences of the combined audited financial statements of the Bruker BioSpin Group for the fiscal year ending December 31, 2008 or (2) the resolution of any claim for indemnification of which the sellers have received notice prior to the conclusion of the 30-day period described in clause (1) of this sentence.

Representations and Warranties

        The U.S. stock purchase agreement contains customary representations and warranties made by Bruker BioSpin Inc. and Bruker BioSpin Inc. stockholders to Bruker BioSciences, subject, in some cases, to specified exceptions and qualifications contained in the stock purchase agreement or in the disclosure schedule delivered in connection therewith.

        The assertions embodied in those representations and warranties were made solely for purposes of the stock purchase agreement and may be subject to important qualifications and limitations. For example, many of Bruker BioSpin Inc.'s representations and warranties are qualified by a Material Adverse Effect standard. For purposes of the stock purchase agreement, a "Material Adverse Effect" means any circumstance, change or effect that, individually or in the aggregate with other circumstances, changes or effects, is or is reasonably likely to materially delay or impede the consummation of the transactions contemplated by the stock purchase agreement or be materially adverse to the business, operations (including results of operations), prospects, assets, liabilities, or financial condition of Bruker BioSpin Inc. and its subsidiaries taken as a whole; provided, however, that none of the following, either alone or in combination, shall be considered in determining whether there has been a "Material Adverse Effect": (1) events, circumstances, changes or effects (including legal and regulatory changes) that generally affect the industries in which each of Bruker BioSpin Inc. and its subsidiaries operate, other than such events, circumstances, changes or effects that disproportionately affect (relative to other industry participants) Bruker BioSpin Inc. or its subsidiaries and (2) changes caused by a material worsening of current conditions caused by acts of terrorism or war occurring after the date of the stock purchase agreement.

        Some of the representations and warranties in the stock purchase agreement may not be accurate or complete as of any specified date or may be subject to contractual standards of materiality that differ from the standards of materiality under U.S. federal securities laws. For the foregoing reasons, you should not rely on the representations and warranties as statements of factual information.

        The representations and warranties regarding Bruker BioSpin Inc. and its subsidiaries made to Bruker BioSciences by Bruker BioSpin Inc. and its stockholders relate to, among other things:

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  corporate organization, including due incorporation, good standing, corporate power and qualification to conduct business;

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  authorization, execution, delivery and performance and the enforceability of the stock purchase agreement and related matters;

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  capital structure;

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  absence of conflicts with, or violations of, organizational documents or other obligations as a result of the consummation of the transactions contemplated by the stock purchase agreement;

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  identification of required governmental filings and consents;

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  absence of violations of any law, or necessity of any approval, as a result of the execution and delivery of, or consummation of the transactions contemplated by, the stock purchase agreement;

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  compliance with applicable laws and permits;

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  books and records;

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  delivery and accuracy of financial statements;

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  absence of undisclosed material liabilities;

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  litigation matters;

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  absence of a Material Adverse Effect and certain other material changes or events since December 31, 2006;

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  disclosure of certain contracts;

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  employee matters, employee benefit plans, employment agreements, matters relating to the Employee Retirement Income Security Act of 1974, as amended, and labor relations;

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  absence of default under material contracts;

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  transactions with affiliates;

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  accounts receivable;

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  owned and leased property;

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  environmental matters;

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  tax matters;

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  intellectual property matters;

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  information technology matters;

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  bank accounts;

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  inventory;

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  brokers' and finders' fees;

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  customer deposits;

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  insurance policies; and

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  no representation, warranty, statement or covenant contains an untrue statement of material fact or omits to state a material fact required to be stated in the stock purchase agreement or necessary to make the statements contained in the merger agreement not misleading.

        In addition, each Bruker BioSpin Inc. stockholder made representations and warranties to Bruker BioSciences regarding:

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  authorization, execution, delivery and performance and the enforceability of the stock purchase agreement and related matters;

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  absence of conflicts with or violations of the stock purchase agreement or any ancillary agreements;

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  litigation matters;

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  identification of required filings and consents;

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  withholding tax;

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  brokers' and finders' fees; and

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  beneficial ownership of Bruker BioSpin Inc. common stock.

        The representations and warranties regarding Bruker BioSciences made by Bruker BioSciences to the selling stockholders relate to, among other things:

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  corporate matters, including due organization, good standing, corporate power and qualification;

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  authorization, execution, delivery and performance and the enforceability of the stock purchase agreement and related matters;

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  absence of conflicts with, or violations of, organizational documents or other obligations as a result of the consummation of the transactions contemplated by the stock purchase agreement;

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  brokers' and finders' fees; and

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  investment and accredited investor representations.

Covenants

        Conduct of Bruker BioSpin Inc.'s Business.    During the period between the execution of the stock purchase agreement and the closing, the businesses of Bruker BioSpin Inc. and its subsidiaries must be conducted in the ordinary course of business consistent with past practice. Bruker BioSpin Inc. is obligated to, and the selling stockholders are obligated to cause Bruker BioSpin Inc. to, use commercially reasonable efforts to preserve Bruker BioSpin Inc.'s material properties, assets and business organizations (including those of its subsidiaries). Specifically, Bruker BioSpin Inc. has agreed that, among other things and subject to certain exceptions, neither Bruker BioSpin Inc. nor any of its subsidiaries may, and the selling stockholders have agreed to cause Bruker BioSpin Inc. and its subsidiaries not to, without Bruker BioSciences' written consent:

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  amend any of its organizational documents;

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  liquidate, dissolve, recapitalize or otherwise wind up its business;

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  make any distribution or declare, pay or set aside any dividend (in cash or property);

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  split, combine, redeem, reclassify, purchase or otherwise acquire any equity interests or shares of capital stock of, or other equity or voting interest in, Bruker BioSpin Inc. or any subsidiary, or make any other changes in the capital structure of Bruker BioSpin Inc. or any of its subsidiaries;

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  grant any person any right or option to acquire any shares of its capital stock or engage in any discussions or negotiations regarding these matters;

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  enter into any agreement, understanding or arrangement with respect to the sale, voting, registration or repurchase of its capital stock;

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  other than in the ordinary course of business, acquire or dispose of any interest in any corporation, partnership or other person or assets comprising a business or any other property or assets;

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  other than in the ordinary course of business, sell, assign, pledge, dispose of, transfer, lease, license, guarantee or encumber, or authorize the sale, pledge, disposition, transfer, lease, license, guarantee or encumbrance of, any amount of property or assets;

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  sell, assign, lease, license, transfer or otherwise dispose of, mortgage, pledge or encumber, any real property, or amend, terminate, modify or renew any real property lease;

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  incur any indebtedness or issue any debt securities or assume, guarantee or endorse the obligations of any other person in excess of $600,000 in the aggregate;

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  cancel any third-party indebtedness owed to Bruker BioSpin Inc.;

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  increase the rate or terms of compensation or benefits of any of its directors, managers, officers, employees, consultants, agents, independent contractors or other individual service providers;

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  hire any new employees except in the ordinary course of business whose total compensation exceeds $150,000;

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  pay or agree to pay any employee benefit not required or permitted by any existing employee benefit plan;

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  enter into or amend any employment, bonus, severance or retirement contract, except for agreements for newly hired employees in the ordinary course of business with annual compensation not to exceed $150,000;

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  except as required to ensure that any benefit plan is not then out of compliance with applicable law, enter into or adopt any new, or increase benefits under or renew or amend any existing, benefit plan or benefit arrangement or any collective bargaining agreement;

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  make any distributions, loans, advances or capital contributions (other than advances for travel and other normal business expenses to officers and employees) except in the ordinary course of business;

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  commit to make any capital expenditure or fail to make capital expenditures consistent with past practice;

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  fail to maintain all its assets in good repair and condition, except to the extent of wear or use in the ordinary course of business or damage by fire or other unavoidable casualty;

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  make, revoke or change any tax election or change any tax accounting method, settle or compromise any tax liability, or waive or consent to the extension of any statute of limitations for the assessment and collection of any tax;

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  except as may be required as a result of a change in applicable law or GAAP, change any accounting principles or practices;

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  institute, settle or dismiss any action or claim threatened against, relating to or involving Bruker BioSpin or any of its subsidiaries in connection with any business, asset or property of Bruker BioSpin Inc. or any of its subsidiaries;

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  other than various intercompany contracts and leases, enter into any large long-term contracts involving the payment or provision of goods or services in excess of $500,000, except for the acceptance of customer purchase orders in the ordinary course of business with terms up to 24 months and individual amounts up to $5,000,000;

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  fail to pay the accounts payable or other liabilities or fail to collect the accounts receivable or other indebtedness owed or take any action not consistent with past practices that is designed to accelerate or has the effect of accelerating the receipt of any amounts of cash earlier than such cash would have been realized consistent with past practices; or

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  enter into or renew, amend or otherwise modify or extend any contracts related to derivative instruments or hedging.

        Reasonable Best Efforts.    Bruker BioSpin Inc. and its stockholders and Bruker BioSciences have each agreed to cooperate with each other and use reasonable efforts to do or cause to be done all things necessary, proper or advisable to consummate the transactions contemplated by the stock purchase agreement, including to use commercially reasonable efforts to obtain all consents and approvals of governmental authorities and third parties necessary to consummate the merger.

        Voting Agreement.    Bruker BioSpin Inc. stockholders have agreed to vote in their capacity as holders of shares of common stock of Bruker BioSciences in favor of the transactions contemplated by the stock purchase agreement.

        No Solicitation.    Bruker BioSpin Inc. has agreed to, and to cause its subsidiaries to, and Bruker BioSpin Inc.'s stockholders have agreed to, and to cause Bruker BioSpin Inc. and its subsidiaries to, cause each of its officers, managers, employees, subsidiaries, affiliates, agents and other representatives to, as of the execution of the stock purchase agreement, cease any existing discussions or negotiations with respect to any inquiry or proposal regarding the sale, consolidation, merger or other similar transaction regarding Bruker BioSpin Inc. and not to initiate any such discussions or negotiations (other than with Bruker BioSciences or its managers, officers, employees, subsidiaries, agents or other affiliates) concerning any such inquiry or proposal. The selling stockholders and Bruker BioSpin Inc. are obligated to disclose immediately to Bruker BioSciences any such third party inquiries or proposals, including the terms of any such inquiries or proposals.

        Noncompetition and Nonsolicitation.    For a period of five years from the closing date, Bruker BioSpin Inc. stockholders and their affiliates may not directly or indirectly: (1) engage in, hold an interest in, own, manage, operate, control, direct, be connected with as a stockholder (other than as a holder of less than 1% of a publicly traded security), joint venturer, partner, consultant or employee, or otherwise engage or participate in, provide services to or be connected in any manner with or assist in any way any entity, person or business that engages in a business involving the design, manufacture and distribution of (a) life science, process control and analytical research tools based on nuclear magnetic resonance, electron paramagnetic resonance, research magnetic resonance imaging, superconducting magnets and wires for nuclear magnetic resonance, electron paramagnetic resonance or research magnetic resonance imaging, (b) cryogenic RF coil technologies for nuclear magnetic resonance, electron paramagnetic resonance or research magnetic resonance imaging, or (c) other specialty power supply technologies; or (2) solicit for employment or hire any employee of Bruker BioSpin Inc. or any of its subsidiaries without the prior written consent of Bruker BioSciences, unless the employee has replied or responded to either a general solicitation or advertisement for employment by a Bruker BioSpin stockholder or their affiliates or to a solicitation made twelve months after the employee's employment had been terminated by Bruker BioSpin Inc.

        Access to Information.    Bruker BioSpin Inc. has agreed to allow Bruker BioSciences access to its properties, books, assets, records and personnel.

Conditions to the Acquisition

        The respective obligations of each party to effect the transactions contemplated by the stock purchase agreement are subject to the satisfaction, on or prior to the closing, of the following conditions, which may be waived by Bruker BioSciences or the sellers:

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  the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, shall have expired or been terminated and all necessary consents of any governmental authority required shall have been obtained;

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  the waiting period instituted by the European Commission and/or the European Union member states' agencies shall have expired or been terminated and all requisite approvals, waiting or suspensory periods (and any extensions thereof), waivers, permits, consents, reviews, sanctions, orders, rulings, decisions, declarations, certificates and exemptions required for the consummation of the acquisition under any corresponding requirements of the EU member states or competition regulatory authorities in other jurisdictions shall have been obtained; and

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  there shall be no law in effect that restrains, enjoins or otherwise prevents the consummation of the transactions contemplated by the stock purchase agreement or any ancillary agreements.

        The obligation of Bruker BioSciences to effect the transactions contemplated by the stock purchase agreement are subject to the satisfaction or waiver of the following conditions:

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  the representations and warranties of the Bruker BioSpin Inc. stockholders (1) that are qualified as to materiality must be true and correct in all respects, and (2) that are not qualified as to materiality must be true and correct in all material respects, in each case, between the time of the execution of the stock purchase agreement and as of the closing (other than representations and warranties that speak as of another specific date or time prior to the date of the execution of the stock purchase agreement, which need only be true and correct as of such date or time);

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  all of the terms, covenants and conditions to be complied with and performed by the sellers on or prior to the closing shall have been complied with or performed in all material respects;

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  Bruker BioSciences shall have received certificates of the sellers certifying that all closing conditions have been satisfied;

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  the absence of any action, suit or proceeding pending or threatened by or before any governmental authority or by any other person to enjoin, restrain, prohibit or obtain damages in respect of any of the transactions contemplated by the stock purchase agreement or any ancillary agreement, or which would be reasonably likely to prevent or make illegal the consummation of the transactions contemplated by the stock purchase agreement;

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  Bruker BioSpin Inc. must have provided Bruker BioSciences with a certification relating to certain tax matters;

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  there shall not have occurred since December 2, 2007 any events that have had, or are, individually or in the aggregate, reasonably likely to have a material adverse effect on Bruker BioSpin Inc.;

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  Bruker BioSciences shall have received evidence, to its reasonable satisfaction, of the receipt of all requisite third-party and governmental consents;

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  Bruker BioSciences shall have obtained financing by reputable lenders at reasonable market interest rates and terms and conditions as determined by the special committee in sufficient amounts to complete the transactions, all funds to be received by Bruker BioSciences pursuant to such financing arrangements shall be available pursuant to their terms, and all funds contemplated to be received at closing to fund the transactions shall have been received;

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  certain real property leases and other contracts of Bruker BioSpin Inc. or of a subsidiary shall have been amended in a manner reasonably acceptable to the special committee;

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  the approval of the transaction contemplated by the U.S. stock purchase agreement by the holders of at least a majority of the outstanding shares of common stock of Bruker BioSciences who are unaffiliated with the Bruker BioSpin Group Shareholders, who represent at least a majority of the total votes cast by these unaffiliated holders at the Special Meeting;

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  the approval of the transactions contemplated by the U.S. stock purchase agreement by the holders of shares of capital stock of Bruker BioSciences representing at least a majority of the total votes cast at a duly held meeting of stockholders; and

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  all conditions precedent in the merger agreement regarding Bruker Biospin Invest and the German share purchase agreement regarding the acquisition of Bruker Physik and Techneon shall have been satisfied or waived.

        The obligation of the selling stockholders to effect the transactions contemplated by the U.S. stock purchase agreement are subject to the satisfaction or waiver of the following conditions:

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  the representations and warranties of Bruker BioSciences that (1) are qualified as to materiality must be true and correct in all respects and (2) are not qualified as to materiality must be true and correct in all material respects, in each case between the time of the execution of the stock purchase agreement and as of the closing (other than representations and warranties that speak as of another specific date or time prior to the date of the execution of the stock purchase agreement, which need only be true and correct as of such date or time);

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  all of the terms, covenants and conditions to be complied with and performed by Bruker BioSciences on or prior to the date of the closing must have been complied with or performed in all material respects;

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  sellers shall have received a certificate from Bruker BioSciences certifying that certain closing conditions have been satisfied;

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  the payment of the purchase price; and

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  the deposit of the indemnity escrow and the working capital escrow.

Indemnification

        Under the U.S. stock purchase agreement, the selling stockholders are obligated jointly and severally to indemnify, defend and hold harmless Bruker BioSciences and any parent, subsidiary, associate, affiliate, director, manager, officer, stockholder, employee or agent thereof, and their respective representatives, successors and permitted assigns from and against and pay on behalf of or reimburse such party in respect of, as and when incurred, all losses which any such party may actually incur, suffer, sustain or become subject to or accrue, as a result of, in connection with, or relating to or by virtue of:

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  any inaccuracy in, or breach of, any representation or warranty made by Bruker BioSpin Inc. or the selling stockholders under the stock purchase agreement or any ancillary agreement (except with respect to certain representations regarding ownership of Bruker BioSpin Inc. shares, payment of withholding taxes, investment intent and transferability of the shares of Bruker BioSpin Inc. stock to be issued as consideration, each of which are made by each selling stockholder in its individual capacity), without giving effect to any limitations or qualifications as to "materiality" set forth within the stock purchase agreement;

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  any breach or nonfulfillment of any covenant or agreement on the part of Bruker BioSpin Inc. or the selling stockholders in respect of pre-closing covenants under the stock purchase agreement or any ancillary agreement;

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  any fees, expenses or other payments incurred or owed by Bruker BioSpin Inc. or the selling stockholders to any agent, broker, investment banker or other firm or person retained or employed by Bruker BioSpin Inc. or the selling stockholders in connection with the transactions contemplated by the stock purchase agreement; or

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  any liability for taxes arising out of or related to an inaccuracy in, or breach of, any tax representation or warranty in each of the U.S. stock purchase agreement, the German share purchase agreement and the Swiss merger agreement, other than losses arising from criminal activity or fraud, in excess of $10 million; provided, however, that the $3.25 million described in the limitations on indemnification below shall not apply to this tax liability.

Limitations on Indemnification

        In general, the selling stockholders are not obligated to indemnify Bruker BioSciences with respect to losses suffered by Bruker BioSciences resulting from a breach of any representations and warranties under the transaction agreements until the aggregate amount of the losses exceeds $3,250,000, at which time the sellers will be obligated to indemnify Bruker BioSciences for the total amount of such losses. The sellers' representations and warranties shall survive the closing until the later of (1) the 30th day following the receipt by Bruker BioSciences of the audited financial statements of the Bruker BioSpin Group for the fiscal year ended December 31, 2008 or (2) the resolution of any claim for indemnification of which the sellers have received notice prior to the conclusion of the 30-day period described in clause (1) of this sentence, except with respect to:

        The following representations and warranties, which survive indefinitely:

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  ownership of the shares of common stock of Bruker BioSpin Inc.;

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  the capitalization of Bruker BioSpin Inc. and its subsidiaries; and

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  other interests.

        The following representations and warranties, which survive for a period of three years:

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  no misleading statements;

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  environmental;

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  employee benefits; and

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  proprietary rights.

        The following representations and warranties, which survive for a period of sixty calendar days following the expiration of the applicable statute of limitations (including any extension thereof);

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  withholding tax; and

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  taxes and tax returns.

        The selling stockholders' aggregate indemnification obligations under the transaction agreements may not exceed $92 million, other than with respect to indemnification for losses arising out of (i) criminal activity or fraud or (ii) breaches of the following representations and warranties:

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  ownership of shares;

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  withholding tax;

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  capitalization of Bruker BioSpin Inc. and its subsidiaries;

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  taxes;

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  other interests; and

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  environmental.

Termination of the U.S. Stock Purchase Agreement

        The U.S. stock purchase agreement may be terminated at any time prior to closing by the mutual written consent of Bruker BioSciences and the selling stockholders. In addition, either Bruker BioSciences or the selling stockholders may terminate the stock purchase agreement at any time prior to closing if:

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  any governmental entity shall have issued an order permanently restraining, enjoining, or otherwise prohibiting the completion of the acquisition and such order is final and nonappealable;

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  we do not receive stockholder approval for the transaction;

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  either the Swiss merger agreement with Bruker BioSpin Invest AG or the German share purchase agreement with Bruker Physik is terminated; or

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  the closing has not occurred by June 30, 2008, unless a breach of the stock purchase agreement by the party seeking termination is the cause of or results in the failure of the acquisition to be completed.

        Bruker BioSciences may terminate the U.S. stock purchase agreement at any time prior to closing if the selling stockholders or Bruker BioSpin Inc. breach any of their respective covenants, representations and warranties, or other agreements contained in the U.S. stock purchase agreement and such breach would give rise to the failure of a condition to Bruker BioSciences' obligation to complete the acquisition and such breach is not curable or, if curable, is not cured or waived within 20 calendar days after written notice of such breach has been delivered to the breaching party.

        The selling stockholders may terminate the U.S. stock purchase agreement at any time prior to closing if Bruker BioSciences breaches any of its covenants, representations and warranties, or other agreements contained in the stock purchase agreement and such breach would give rise to the failure of a condition to the sellers' obligation to complete the acquisition and such breach is not curable or, if curable, is not cured or waived within 20 calendar days after written notice of such breach has been delivered to Bruker BioSciences.

Expenses

        In general, expenses incurred in connection with the U.S. stock purchase agreement and the transactions contemplated thereby will be paid by the party incurring such expenses. Expenses incurred in connection with any filings required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, as a result of the acquisition shall be paid by Bruker BioSciences with respect to its own filings and by Bruker BioSpin Inc. with respect to its and any selling stockholder's filings. In addition, Bruker BioSciences shall be responsible for the payment of all transfer, documentary, sales, use, registration and other such taxes incurred in connection with the transaction, including all applicable German and other real estate transfer or gains taxes and stock transfer taxes.

Amendment and Waiver

        The U.S. stock purchase agreement may be amended by the parties at any time by written agreement. Either party may:

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  extend the time for the performance of any of the obligations or other acts of the other parties;

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  waive any inaccuracies in the representations and warranties contained in the stock purchase agreement or in any document delivered pursuant thereto;

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  waive compliance with any of the agreements or conditions contained in the stock purchase agreement; or

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  waive or modify the performance of any of the obligations of the other party to the stock purchase agreement.

The German Share Purchase Agreement with Bruker Physik GmbH and Techneon AG

General

        On December 2, 2007, Bruker BioSciences and its indirect subsidiaries Bruker Daltonik GmbH and Bruker Optik GmbH entered into an agreement to acquire all of the outstanding shares of Bruker Physik GmbH, a German limited liability company, and Techneon AG, a Swiss stock corporation, with Bruker Physik, Techneon, SciTec GmbH & Co. KG, a German limited partnership, and the Bruker Physik shareholders. Techneon owns approximately 13% of the outstanding share capital of Bruker Physik, while the other 87% is held by the Bruker BioSpin Group Shareholders. We sometimes refer to this agreement as the German share purchase agreement in this proxy statement.

        In connection with the German share purchase agreement, SciTec and Isolde Laukien-Kleiner have agreed to sell Bruker Optik GmbH, an affiliate of our company, certain real property held by them for an aggregate purchase price of €1,416,250 in cash.

Closing Date

        Unless the parties agree otherwise, the closing of the share purchase will take place on the later of January 23, 2008 or the first business day following the satisfaction or waiver of all of the closing conditions.

Purchase Price-Payment

        The German share purchase agreement provides that Bruker BioSciences (which will assign its purchase rights to Bruker BioSpin Corporation), Bruker Daltonik and Bruker Optik shall purchase all of the outstanding shares of Bruker Physik and Techneon for an aggregate purchase price of $286.0 million, which will be payable in cash at closing to the Bruker Physik and Techneon shareholders pro rata in accordance with their respective ownership. In addition, a parcel of real property owned equally by Scitek and Isolde Laukien-Kleiner will be sold to Bruker Optik for €1,416,250.

Escrow

        Indemnity Escrow. A $92 million escrow fund established pursuant to the U.S. stock purchase agreement, and discussed above, will serve as security for fulfillment by the sellers of their indemnification obligations set forth in the German share purchase agreement. See the discussion set forth above in "The Stock Purchase Agreement with Bruker Biospin Inc.—Escrow—Indemnity Escrow" for additional information regarding the indemnity escrow fund.

        Working Capital. A $6.75 million escrow fund established pursuant to the U.S. stock purchase agreement, as discussed above, will serve as security for fulfillment by the sellers of their obligations to deliver a specified amount of working capital in the Bruker BioSpin Group at closing. See the discussion set forth above in "The Stock Purchase Agreement with Bruker Biospin Inc.—Escrow—Working Capital" for additional information regarding the working capital escrow fund.

Representations and Warranties

        The German share purchase agreement contains customary representations and warranties made by Bruker Physik, Techneon and Bruker Physik shareholders to Bruker BioSciences, subject, in some cases, to specified exceptions and qualifications contained in the German share purchase agreement or in the disclosure schedule delivered in connection therewith.

        The assertions embodied in those representations and warranties were made solely for purposes of the German share purchase agreement and may be subject to important qualifications and limitations. For example, many of Bruker Physik's and Techneon's representations and warranties are qualified by a Material Adverse Effect standard. For purposes of the German share purchase agreement, a "Material Adverse Effect" means any circumstance, change or effect that, individually or in the aggregate with other circumstances, changes or effects, is or is reasonably likely to materially delay or impede the consummation of the transactions contemplated by the German share purchase agreement or be materially adverse to the business, operations (including results of operations), prospects, assets, liabilities, or financial condition of Bruker Physik, Techneon and their subsidiaries taken as a whole; provided, however, that none of the following, either alone or in combination, shall be considered in determining whether there has been a "Material Adverse Effect": (1) events, circumstances, changes or effects (including legal and regulatory changes) that generally affect the industries in which each of Bruker Physik, Techneon and their subsidiaries operate, other than such events, circumstances, changes or effects that disproportionately affect (relative to other industry participants) Bruker Physik, Techneon or their subsidiaries and (2) changes caused by a material worsening of current conditions caused by acts of terrorism or war occurring after the date of the German share purchase agreement.

        Some of the representations and warranties in the German share purchase agreement may not be accurate or complete as of any specified date or may be subject to contractual standards of materiality that differ from the standards of materiality under U.S. federal securities laws. For the foregoing reasons, you should not rely on the representations and warranties as statements of factual information.

        The representations and warranties regarding Bruker Physik and Techneon and their respective subsidiaries made to Bruker BioSciences, Bruker Optik and Bruker Daltonik by Bruker Physik and Techneon and their respective shareholders relate to, among other things:

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  corporate organization, including due incorporation, good standing, corporate power and qualification to conduct business;

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  authorization, execution, delivery and performance and the enforceability of the share purchase agreement and related matters;

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  capital structure;

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  absence of conflicts with, or violations of, organizational documents or other obligations as a result of the consummation of the transactions contemplated by the stock purchase agreement;

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  identification of required governmental filings and consents;

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  absence of violations of any law, or necessity of any approval, as a result of the execution and delivery of, or consummation of the transactions contemplated by, the stock purchase agreement;

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  compliance with applicable laws and permits;

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  books and records;

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  delivery and accuracy of financial statements;

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  absence of undisclosed material liabilities;

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  litigation matters;

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  absence of a Material Adverse Effect and certain other material changes or events since December 31, 2006;

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  disclosure of certain contracts;

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  employee matters, employee benefit plans, employment agreements, pensions and labor relations;

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  absence of default under material contracts;

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  transactions with affiliates;

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  accounts receivable;

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  owned and leased property;

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  environmental matters;

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  brokers' and finders' fees;

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  tax matters;

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  intellectual property matters;

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  information technology matters;

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  bank accounts;

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  inventory;

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  customer deposits;

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  insurance policies; and

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  no representation, warranty, statement or covenant contains an untrue statement of material fact or omits to state a material fact required to be stated in the share purchase agreement or necessary to make the statements contained in the merger agreement not misleading.

        In addition, Bruker Physik and Techneon shareholders made representations and warranties to Bruker BioSciences, Bruker Optik and Bruker Daltonik regarding:

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  authorization, execution, delivery and performance and the enforceability of the German share purchase agreement and related matters;

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  absence of conflicts with or violations of the German share purchase agreement or any ancillary agreements;

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  litigation matters;

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  identification of required filings and consents;

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  withholding tax;

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  brokers' and finders' fees;

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  beneficial ownership of Bruker Physik and Techneon shares;

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  the composition of the assets of SciTec; and

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  certain representations pertaining to real property held by SciTec and Isolde Laukien-Kleiner.

        The representations and warranties regarding Bruker BioSciences made by Bruker BioSciences to the selling shareholders relate to, among other things:

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  corporate matters, including due organization, good standing, corporate power and qualification;

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  authorization, execution, delivery and performance and the enforceability of the share purchase agreement and related matters;

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  absence of conflicts with, or violations of, organizational documents or other obligations as a result of the consummation of the transactions contemplated by the share purchase agreement;

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  brokers' and finders' fees; and

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  accredited investor status and investment intent of purchase.

Covenants

        Conduct of Bruker Physik's and Techneon's Business.    During the period between the execution of the stock purchase agreement and the closing, the businesses of Bruker Physik, Techneon and their respective subsidiaries must be conducted in the ordinary course of business consistent with past practice. Bruker Physik and Techneon are obligated to, and the selling shareholders are obligated to cause Bruker Physik and Techneon to, use commercially reasonable efforts to preserve their material properties, assets and business organizations (including those of its subsidiaries). Specifically, each of Bruker Physik and Techneon have agreed that, among other things and subject to certain exceptions, neither Bruker Physik, Techneon and their respective subsidiaries may, and the selling shareholders have agreed to cause Bruker Physik, Techneon and their respective subsidiaries not to, without Bruker BioSciences' written consent:

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  amend any of its corporate documents;

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  liquidate, dissolve, recapitalize or otherwise wind up its business;

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  make any distribution or declare, pay or set aside any dividend (in cash or property);

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  split, combine, redeem, reclassify, purchase or otherwise acquire any equity interests or shares of capital stock of, or other equity or voting interest in, Bruker Physik, Techneon or any subsidiary, or make any other changes in the capital structure of Bruker Physik, Techneon or any of its subsidiaries;

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  grant any person any right or option to acquire any shares of its capital shares or engage in any discussions or negotiations regarding these topics;

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  enter into any agreement, understanding or arrangement with respect to the sale, voting, registration or repurchase of its capital stock;

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  other than in the ordinary course of business, acquire or dispose of any interest in any corporation, partnership or other person or assets comprising a business or any other property or assets;

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  other than in the ordinary course of business, sell, assign, pledge, dispose of, transfer, lease, license, guarantee or encumber, or authorize the sale, pledge, disposition, transfer, lease, license, guarantee or encumbrance of, any amount of property or assets;

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  other than with respect to the sale of certain property held by selling shareholders, sell, assign, lease, license, transfer or otherwise dispose of, mortgage, pledge or encumber, any real property, or amend, terminate, modify or renew any real property lease;

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  incur any indebtedness or issue any debt securities or assume, guarantee or endorse the obligations of any other person in excess of €325,000 in the aggregate;

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  cancel any third-party indebtedness owed to Bruker Physik or Techneon;

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  increase the rate or terms of compensation or benefits of any of its directors, managers, officers, employees, consultants, agents, independent contractors or other individual service providers;

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  hire any new employees except in the ordinary course of business whose total compensation exceeds €100,000;

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  pay or agree to pay any employee benefit or pension commitment not required or permitted by any existing employee benefit plan;

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  enter into or amend any employment, bonus, severance or retirement contract, except for agreements for newly hired employees in the ordinary course of business with annual compensation not to exceed €100,000;

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  except as required to ensure that any benefit plan is not then out of compliance with applicable law, enter into or adopt any new, or increase benefits under or renew or amend any existing, benefit plan or benefit arrangement or any collective bargaining agreement;

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  make any distributions, loans, advances or capital contributions (other than advances for travel and other normal business expenses to officers and employees) except in the ordinary course of business;

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  except as specifically set forth in the agreement, commit to make any capital expenditure or fail to make capital expenditures consistent with past practice;

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  fail to maintain all its assets in good repair and condition, except to the extent of wear or use in the ordinary course of business or damage by fire or other unavoidable casualty;

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  except as may be required as a result of a change in applicable tax or GAAP, make, revoke or change any tax election or change any tax accounting method, settle or compromise any tax liability, or waive or consent to the extension of any statute of limitations for the assessment and collection of any tax;

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  except as may be required as a result of a change in applicable law or GAAP, change any accounting principles or practices;

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  institute, settle or dismiss any action or claim threatened against, relating to or involving Bruker Physik or Techneon or any of their respective subsidiaries in connection with any business, asset or property of Bruker Physik or Techneon or any of their respective subsidiaries;

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  other than various intercompany contracts and leases, enter into any long-term contracts involving the payment or provision of goods or services in excess of €325,000, except for the acceptance of customer purchase orders in the ordinary course of business with terms up to 24 months and individual amounts up to €3,250,000;

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  fail to pay the accounts payable or other liabilities or fail to collect the accounts receivable or other indebtedness owed or take any action not consistent with past practices that is designed to accelerate or has the effect of accelerating the receipt of any amounts of cash earlier than such cash would have been realized consistent with past practices;

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  enter into, or renew, amend or modify any contracts relating to derivative or hedging transactions; or

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  agree in writing to take any of the above actions.

        Reasonable Best Efforts.    The parties to the share purchase agreement have each agreed to cooperate with each other and use reasonable efforts to do or cause to be done all things necessary, proper or advisable to consummate the transactions contemplated by the share purchase agreement, including to use commercially reasonable efforts to obtain all consents and approvals of governmental authorities and third parties necessary to consummate the merger.

        Voting Agreement.    Bruker Physik and Techneon shareholders have agreed to vote in favor of the transactions contemplated by the German share purchase agreement.

        No Solicitation.    Bruker Physik and Techneon have agreed to, and to cause their respective subsidiaries to, and the selling shareholders have agreed to, and to cause Bruker Physik, Techneon and their respective subsidiaries to, cause each of its officers, managers, employees, subsidiaries, affiliates, agents and other representatives to, as of the execution of the stock purchase agreement, cease any existing discussions or negotiations with respect to any inquiry or proposal regarding the sale, consolidation, merger or other similar transaction regarding Bruker Physik and Techneon and not to initiate any such discussions or negotiations (other than with the company or their managers, officers, employees, subsidiaries, agents or other affiliates) concerning any such inquiry or proposal. The selling shareholders, Bruker Physik and Techneon are obligated to disclose immediately any such third party inquiries or proposals, including the terms of any such inquiries or proposals.

        Noncompetition and Nonsolicitation.    For a period of five years from the closing date, Bruker BioSpin Inc. stockholders and their affiliates may not directly or indirectly: (1) engage in, hold an interest in, own, manage, operate, control, direct, be connected with as a stockholder (other than as a holder of less than 1% of a publicly traded security), joint venturer, partner, consultant or employee, or otherwise engage or participate in, provide services to or be connected in any manner with or assist in any way any entity, person or business that engages in a business involving the design, manufacture and distribution of (a) life science, process control and analytical research tools based on nuclear magnetic resonance, electron paramagnetic resonance, research magnetic resonance imaging, superconducting magnets and wires for nuclear magnetic resonance, electron paramagnetic resonance or research magnetic resonance imaging, (b) cryogenic RF coil technologies for nuclear magnetic resonance, electron paramagnetic resonance or research magnetic resonance imaging, or (c) other specialty power supply technologies; or (2) solicit for employment or hire any employee of Bruker Physik or Techneon or any of their respective subsidiaries without the prior written consent of Bruker BioSciences, unless the employee has replied or responded to either a general solicitation or advertisement for employment by a Bruker BioSpin Group Shareholders or their affiliates or to a solicitation made twelve months after the employee's employment had been terminated by Bruker Physik or Techneon.

        No Election.    Bruker BioSciences Corporation and the other purchasers signing the German share purchase agreement will not make an election under Section 338 of the Code with respect to Bruker Physik or Techneon, or any stock held, directly or indirectly, by either of them.

        Compulsory Share Transfer.    As soon as possible after January 1, 2008, the selling shareholders and Techneon shall cause certain shares of Bruker Physik and Techneon held of record by various directors to be transferred to SciTec, free and clear of any liens, and shall cause the share register of Techneon to be duly revised to reflect the record and beneficial ownership of these shares.

Conditions to the Acquisition

        The respective obligations of each party to effect the transactions contemplated by the share purchase agreement are subject to the satisfaction, on or prior to the closing, of the following conditions:

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  The waiting periods (1) under the HSR Act applicable to the consummation of the Bruker BioSpin Inc. transaction shall have expired or been terminated and all necessary consents of any governmental authority required for consummation of these transactions shall have been obtained and (2) applicable to the consummation of these transactions and instituted by the European Commission and/or the European Union member states' agencies shall have expired or been terminated and all requisite approvals, waiting or suspensory periods (and any extensions thereof), waivers, permits, consents, reviews, sanctions, orders, rulings, decisions, declarations, certificates and exemptions required for the consummation of these transactions under any corresponding requirements of the European Union member states or competition regulatory authorities in other jurisdictions shall have been obtained;

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  there shall not be in effect any law of any governmental authority of competent jurisdiction restraining, enjoining or otherwise preventing the consummation of the transactions contemplated by the German share purchase agreement or any ancillary agreement;

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  the closing contemplated by the U.S. stock purchase agreement between the company and Bruker BioSpin Inc. shall have occurred; and

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  the closing contemplated by the merger agreement with Bruker BioSpin Invest shall have occurred.

        The obligation of the purchasers to effect the transactions contemplated by the German share purchase agreement are subject to the satisfaction or waiver of the following conditions:

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  the representations and warranties of the Bruker Physik and Techneon shareholders (1) that are qualified as to materiality must be true and correct in all respects and (2) that are not qualified as to materiality must be true and correct in all material respects, in each case, between the time of the execution of the stock purchase agreement and as of the closing (other than representations and warranties that speak as of another specific date or time prior to the date of the execution of the stock purchase agreement, which need only be true and correct as of such date or time);

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  all of the terms, covenants and conditions to be complied with and performed by the sellers on or prior to the closing shall have been complied with or performed in all material respects;

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  the purchasers shall have received certificates from the sellers certifying that all closing conditions have been satisfied;

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  the absence of any action, suit or proceeding pending or threatened by or before any governmental authority or by any other person to enjoin, restrain, prohibit or obtain damages in respect of any of the transactions contemplated by the share purchase agreement or any ancillary agreement, or which would be reasonably likely to prevent or make illegal the consummation of the transactions contemplated by the share purchase agreement;

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  there shall not have occurred since December 2, 2007 any events that have had, or are, individually or in the aggregate, reasonably likely to have a material adverse effect on Bruker Physik;

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  Bruker BioSciences shall have received evidence, to its reasonable satisfaction, of the receipt of all requisite third-party and governmental consents;

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  Bruker BioSciences shall have obtained financing by reputable lenders at reasonable market interest rates and terms and conditions as determined by the special committee in sufficient amounts to complete the transactions, all funds to be received by Bruker BioSciences pursuant to such financing arrangements shall be available pursuant to their terms, and all funds contemplated to be received at closing to fund the transactions shall have been received or will be made available during the closing;

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  the approval of the transactions contemplated by the German share purchase agreement by the holders of at least a majority of the outstanding shares of common stock of Bruker BioSciences who are unaffiliated with the Bruker BioSpin Group Shareholders, who represent at least a majority of the total votes cast by these unaffiliated holders at the Special Meeting;

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  the approval of the transactions contemplated by the German share purchase agreement by the holders of shares of capital stock of Bruker BioSciences representing at least a majority of the total votes cast at a duly held meeting of stockholders;

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  some selling shareholders have entered into an agreement to transfer real property held by those shareholders and all payments under that agreement have been fulfilled or validly waived;

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  the special committee shall have obtained adequate proof that no consent of any spouse of any of the Bruker BioSpin Group Shareholders is required for the entering into and consummation of German share purchase agreement, or such consent shall have been granted;

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  the special committee shall have obtained adequate proof that there are no claims of any of the selling shareholders against Bruker Physik, Techneon or their respective subsidiaries (except for claims under the current service agreements of those selling shareholders that are employed by Bruker Physik, Techneon or their respective subsidiaries and except for certain pension entitlements);

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  Bruker Physik and Techneon shall have furnished to Bruker BioSciences and Bruker Physik, respectively, a certification in accordance with Treasury Regulation Section 1.1445-2(c) and in the form provided in Treasury Regulation Section 1.897-2(h)(2); and

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  all shares as part of the compulsory share transfer shall have been transferred, free and clear of any liens, and the share register of Techneon shall reflect the record and beneficial ownership of such shares.

        The obligation of the selling shareholders to effect the transactions contemplated by the German share purchase agreement are subject to the satisfaction or waiver of the following conditions:

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  the representations and warranties of Bruker BioSciences that (1) are qualified as to materiality must be true and correct in all respects and (2) are not qualified as to materiality must be true and correct in all material respects, in each case between the time of the execution of the stock purchase agreement and as of the closing (other than representations and warranties that speak as of another specific date or time prior to the date of the execution of the stock purchase agreement, which need only be true and correct as of such date or time);

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  the sellers shall have received a certificate from the purchasers certifying that certain of the purchasers' closing conditions have been satisfied;

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  all of the terms, covenants and conditions to be complied with and performed by Bruker BioSciences on or prior to the date of the closing must have been complied with or performed in all material respects; and

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  the payment of the purchase price.

Indemnification

        Under the German share purchase agreement, the selling stockholders are obligated jointly and severally to indemnify, defend and hold harmless the subsidiaries of the company that are parties to the share purchase agreement and any parent, subsidiary, associate, affiliate, director, manager, officer, stockholder, employee or agent thereof, and their respective representatives, successors and permitted assigns from and against and pay on behalf of or reimburse such party in respect of, as and when incurred, all losses which any such party may actually incur, suffer, sustain or become subject to or accrue, as a result of, in connection with, or relating to or by virtue of:

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  any inaccuracy in, or breach of, any representation or warranty made by Bruker Physik or Techneon or the selling shareholders under the share purchase agreement or any ancillary agreement, without giving effect to any limitations or qualifications as to "materiality" set forth within the German share purchase agreement;

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  any breach or nonfulfillment of any covenant or agreement on the part of Bruker Physik, Techneon or the selling shareholders in respect of pre-closing covenants under the share purchase agreement or any ancillary agreement;

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  any fees, expenses or other payments incurred or owed by Bruker Physik, Techneon or the selling shareholders to any agent, broker, investment banker or other firm or person retained or employed by Bruker Physik, Techneon or the selling shareholders in connection with the transactions contemplated by the German share purchase agreement; or

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  any liability for taxes arising out of or related to an inaccuracy in, or breach of, any tax representation or warranty in each of the U.S. stock purchase agreement, the German share purchase agreement and the Swiss merger agreement, other than losses arising from criminal activity or fraud, in excess of $10 million; provided, however, that the $3.25 million described in the limitations on indemnification below shall not apply to this tax liability.

  Limitations on Indemnification

        In general, the selling shareholders are not obligated to indemnify the purchasers with respect to losses resulting from a breach of any representations and warranties under the transaction agreements until the aggregate amount of the losses exceeds $3,250,000, at which time the sellers will be obligated to indemnify for the total amount of such losses. The sellers' representations and warranties shall survive the closing until the later of (1) the 30th day following the receipt by Bruker BioSciences of the audited financial statements of the Bruker BioSpin Group for the fiscal year ended December 31, 2008 or (2) the resolution of any claim for indemnification of which the sellers have received notice prior to the conclusion of the 30-day period described in clause (1) of this sentence, except with respect to:

        The following representations and warranties, which survive ten years:

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  ownership of the shares of Bruker Physik and Techneon; and

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  the capitalization of Bruker Physik, Techneon and their respective subsidiaries.

        The following representations and warranties, which survive for a period of three years:

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  environmental;

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  labor relations and employee benefits;

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  no misleading statements; and

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  proprietary rights.

        The following representations and warranties, which survive for a period of sixty calendar days following the expiration of the applicable statute of limitations (including any extension thereof);

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  withholding tax; and

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  taxes and tax returns.

        The selling shareholders' aggregate indemnification obligations under the transaction agreements may not exceed $92 million, other than with respect to indemnification for losses arising out of (i) criminal activity or fraud or (ii) breaches of the following representations and warranties:

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  ownership of shares;

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  withholding tax;

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  capitalization;

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  other interests;

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  environmental; and

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  no misleading statements.

Termination of the German Share Purchase Agreement

        The German share purchase agreement may be terminated at any time prior to closing by the mutual written consent of the parties to the agreement. In addition, either party may terminate the share purchase agreement at any time prior to closing if:

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  any governmental entity shall have issued an order permanently restraining, enjoining, or otherwise prohibiting the completion of the acquisition and such order is final and nonappealable;

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  stockholder approval is not obtained for the transaction;

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  either the Swiss merger agreement with Bruker BioSpin Invest or the U.S. stock purchase agreement with Bruker BioSpin Inc. is terminated; or

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  the closing has not occurred by June 30, 2008, unless a breach of the German share purchase agreement by the party seeking termination is the cause of or results in the failure of the acquisition to be completed.

        We may terminate the German share purchase agreement at any time prior to closing if the selling stockholders, Bruker Physik, or Techneon breach any of their respective covenants, representations and warranties, or other agreements contained in the stock purchase agreement and the breach would give rise to the failure of a condition to our obligation to complete the acquisition and the breach is not curable or, if curable, is not cured or waived within 20 calendar days after written notice of the breach has been delivered to the breaching party.

        The selling stockholders may terminate the share purchase agreement at any time prior to closing if we breach any of the covenants, representations and warranties, or other agreements contained in the share purchase agreement and the breach would give rise to the failure of a condition to the selling shareholders' obligation to complete the acquisition and the breach is not curable or, if curable, is not cured or waived within 20 calendar days after written notice of the breach has been delivered to Bruker BioSciences.

Expenses

        In general, expenses incurred in connection with the German share purchase agreement and the transactions contemplated thereby will be paid by the party incurring such expenses. Expenses incurred in connection with any filings required under the Hart-Scott-Rodino Antitrust Improvements Act of

1976, as amended, as a result of the acquisition shall be paid by Bruker BioSciences with respect to its own filings and by Bruker Physik and Techneon with respect to their and any selling stockholder's filings. In addition, Bruker BioSciences shall be responsible for the payment of all transfer, documentary, sales, use, registration and other such taxes incurred in connection with the transaction, including all applicable German and other real estate transfer or gains taxes and stock transfer taxes.

Amendment and Waiver

        The German share purchase agreement may be amended by the parties at any time by written agreement. Either party may:

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  extend the time for the performance of any of the obligations or other acts of the other parties;

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  waive any inaccuracies in the representations and warranties contained in the German share purchase agreement or in any document delivered pursuant thereto;

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  waive compliance with any of the agreements or conditions contained in the German share purchase agreement; or

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  waive or modify the performance of any of the obligations of the other party to the German share purchase agreement.

The Swiss Merger Agreement With Bruker Biospin Invest AG

General

        On December 2, 2007, we entered into an Agreement and Plan of Merger with Bruker BioSpin Invest AG, which we sometimes refer to as BioSpin Invest in this proxy statement, Bruker BioSpin Beteiligungs AG and the shareholders of BioSpin Invest relating to the merger of Bruker BioSpin Beteiligungs with and into BioSpin Invest and to approve the related issuance of our common stock in connection with the merger. We sometimes refer to this agreement as the Swiss merger agreement in this proxy statement.

Closing Date

        Unless the parties agree otherwise, the closing of the merger will take place on the later of January 23, 2008 or the first business day following the satisfaction or waiver of all of the closing conditions.

Purchase Price-Payment

        We will pay aggregate consideration of 57,544,872 shares to the BioSpin Invest shareholders, to be paid in restricted unregistered shares of our common stock, which have a market value, as of January 14, 2008, of $666,945,067. Upon consummation of the merger, BioSpin Invest will become an indirect wholly-owned subsidiary of Bruker BioSciences.

Dividend

        Prior to the signing of the Swiss merger agreement, BioSpin Invest declared a dividend in the amount of 75 million Swiss Francs (approximately $64.8 million based on the exchange rate of $0.86 U.S. Dollars per Swiss Franc on December 21, 2007) to its shareholders. As permitted under the transaction agreements, this dividend was paid on December 21, 2007.

Escrow

        Indemnity Escrow. A $92 million escrow fund established pursuant to the U.S. stock purchase agreement, and discussed above, will serve as security for fulfillment by the sellers of their indemnification obligations set forth in the merger agreement. See the discussion set forth above in

"The Stock Purchase Agreement with Bruker Biospin Inc.—Escrow—Indemnity Escrow" for additional information regarding the indemnity escrow fund.

        Working Capital.    A $6.75 million escrow fund established pursuant to the U.S. stock purchase agreement, as discussed above, will serve as security for fulfillment by the sellers of their obligations to deliver a specified amount of working capital in the Bruker BioSpin Group at closing. See the discussion set forth above in "The Stock Purchase Agreement with Bruker Biospin Inc.—Escrow—Working Capital Escrow" for additional information regarding the working capital escrow fund.

Representations and Warranties

        The Swiss merger agreement contains customary representations and warranties made by BioSpin Invest and BioSpin Invest shareholders to Bruker BioSciences, subject, in some cases, to specified exceptions and qualifications contained in the merger agreement or in the disclosure schedule delivered in connection therewith.

        The assertions embodied in those representations and warranties were made solely for purposes of the merger agreement and may be subject to important qualifications and limitations. For example, many of BioSpin Invest's representations and warranties are qualified by a Material Adverse Effect standard. For purposes of the Swiss merger agreement, a "Material Adverse Effect" means any circumstance, change or effect that, individually or in the aggregate with other circumstances, changes or effects, is or is reasonably likely to materially delay or impede the consummation of the transactions contemplated by the merger agreement or be materially adverse to the business, operations (including results of operations), prospects, assets, liabilities, or financial condition of BioSpin Invest and its subsidiaries taken as a whole; provided, however, that none of the following, either alone or in combination, shall be considered in determining whether there has been a "Material Adverse Effect": (1) events, circumstances, changes or effects (including legal and regulatory changes) that generally affect the industries in which each of BioSpin Invest and its subsidiaries operate, other than such events, circumstances, changes or effects that disproportionately affect (relative to other industry participants) BioSpin Invest or its subsidiaries and (2) changes caused by a material worsening of current conditions caused by acts of terrorism or war occurring after the date of the merger agreement.

        Some of the representations and warranties in the Swiss merger agreement may not be accurate or complete as of any specified date or may be subject to contractual standards of materiality that differ from the standards of materiality under U.S. federal securities laws. For the foregoing reasons, you should not rely on the representations and warranties as statements of factual information.

        The representations and warranties regarding BioSpin Invest and its subsidiaries made to Bruker BioSciences by BioSpin Invest and its shareholders relate to, among other things:

  •
  corporate organization, including due incorporation, good standing, corporate power and qualification to conduct business;

  •
  authorization, execution, delivery and performance and the enforceability of the merger agreement and related matters;

  •
  capital structure;

  •
  absence of conflicts with, or violations of, organizational documents or other obligations as a result of the consummation of the transactions contemplated by the merger agreement;

  •
  identification of required governmental filings and consents;

  •
  absence of violations of any law, or necessity of any approval, as a result of the execution and delivery of, or consummation of the transactions contemplated by, the merger agreement;

  •
  compliance with applicable laws and permits;

  •
  books and records;

  •
  delivery and accuracy of financial statements;

  •
  absence of undisclosed material liabilities;

  •
  litigation matters;

  •
  absence of a Material Adverse Effect and certain other material changes or events since December 31, 2006;

  •
  disclosure of certain contracts;

  •
  employee matters, employee benefit plans, employment agreements, pensions and labor relations;

  •
  absence of default under material contracts;

  •
  transactions with affiliates;

  •
  accounts receivable;

  •
  owned and leased property;

  •
  environmental matters;

  •
  brokers' and finders' fees;

  •
  customer deposits;

  •
  tax matters;

  •
  intellectual property matters;

  •
  information technology matters;

  •
  bank accounts;

  •
  inventory;

  •
  insurance policies; and

  •
  no representation, warranty, statement or covenant contains an untrue statement of material fact or omits to state a material fact required to be stated in the merger agreement or necessary to make the statements contained in the merger agreement not misleading.

        In addition, each BioSpin Invest shareholder made representations and warranties to Bruker BioSciences regarding:

  •
  authorization, execution, delivery and performance and the enforceability of the merger agreement and related matters;

  •
  absence of conflicts with or violations of the merger agreement or any ancillary agreements;

  •
  litigation matters;

  •
  identification of required filings and consents;

  •
  withholding tax;

  •
  brokers' and finders' fees;

  •
  beneficial ownership of BioSpin Invest shares;

  •
  the acquisition of BioSpin Invest shares for investment purposes only and the shareholders' status as accredited investors; and

  •
  acknowledgement of appropriate legends on stock certificates received in the merger.

        The representations and warranties regarding Bruker BioSciences made by Bruker BioSciences to the selling stockholders relate to, among other things:

  •
  corporate matters, including due organization, good standing, corporate power and qualification;

  •
  capital structure;

  •
  authorization, execution, delivery and performance and the enforceability of the merger agreement and related matters;

  •
  absence of conflicts with, or violations of, organizational documents or other obligations as a result of the consummation of the transactions contemplated by the merger agreement;

  •
  brokers' and finders' fees;

  •
  SEC filings and financial statements; and

  •
  the acquisition of BioSpin Invest shares for investment purposes only and the company's status as an accredited investor.

Covenants

        Conduct of BioSpin Invest's Business.    During the period between the execution of the merger agreement and the closing, the businesses of BioSpin Invest and its subsidiaries must be conducted in the ordinary course of business consistent with past practice. BioSpin Invest is obligated to, and the selling stockholders are obligated to cause BioSpin Invest to, use commercially reasonable efforts to preserve BioSpin Invest's material properties, assets and business organizations (including those of its subsidiaries). Specifically, BioSpin Invest has agreed that, among other things and subject to certain exceptions, neither BioSpin Invest nor any of its subsidiaries may, and the selling stockholders have agreed to cause BioSpin Invest and its subsidiaries not to, without Bruker BioSciences' written consent:

  •
  amend any of its organizational documents;

  •
  liquidate, dissolve, recapitalize or otherwise wind up its business;

  •
  make any distribution or declare, pay or set aside any dividend (in cash or property), except as set forth in the merger agreement;

  •
  split, combine, redeem, reclassify, purchase or otherwise acquire any equity interests or shares of capital stock of, or other equity or voting interest in, BioSpin Invest or any subsidiary, or make any other changes in the capital structure of BioSpin Invest or any of its subsidiaries;

  •
  grant any person any right or option to acquire any shares of its capital stock or enter into any discussions or negotiations regarding these topics;

  •
  enter into any agreement, understanding or arrangement with respect to the sale, voting, registration or repurchase of its capital stock;

  •
  other than in the ordinary course of business, acquire or dispose of any interest in any corporation, partnership or other person or assets comprising a business or any other property or assets;

  •
  other than in the ordinary course of business, sell, assign, pledge, dispose of, transfer, lease, license, guarantee or encumber, or authorize the sale, pledge, disposition, transfer, lease, license, guarantee or encumbrance of, any amount of property or assets;

  •
  sell, assign, lease, license, transfer or otherwise dispose of, mortgage, pledge or encumber, any real property, or amend, terminate, modify or renew any real property lease;

  •
  incur any indebtedness or issue any debt securities or assume, guarantee or endorse the obligations of any other person in excess of $600,000 in the aggregate;

  •
  cancel any third-party indebtedness owed to BioSpin Invest;

  •
  increase the rate or terms of compensation or benefits of any of its directors, managers, officers, employees, consultants, agents, independent contractors or other individual service providers;

  •
  hire any new employees, except in the ordinary course of business, whose total compensation equals $150,000 or greater;

  •
  pay or agree to pay any employee benefit not required or permitted by any existing employee benefit plan;

  •
  enter into or amend any employment, bonus, severance or retirement contract, except for agreements for newly hired employees in the ordinary course of business with annual compensation not to exceed $150,000;

  •
  except as required to ensure that any benefit plan is not then out of compliance with applicable law, enter into or adopt any new, or increase benefits under or renew or amend any existing, benefit plan or benefit arrangement or any collective bargaining agreement;

  •
  make any distributions, loans, advances or capital contributions (other than advances for travel and other normal business expenses to officers and employees) except in the ordinary course of business;

  •
  commit to make any capital expenditure or fail to make capital expenditures consistent with past practice;

  •
  fail to maintain all its assets in good repair and condition, except to the extent of wear or use in the ordinary course of business or damage by fire or other unavoidable casualty;

  •
  except as may be required as a result of a change in applicable law or GAAP, make, revoke or change any tax election or change any tax accounting method, settle or compromise any tax liability, or waive or consent to the extension of any statute of limitations for the assessment and collection of any tax;

  •
  except as may be required as a result of a change in applicable law or GAAP, change any accounting principles or practices;

  •
  other than any reasonable settlement, institute, settle or dismiss any action or claim threatened against, relating to or involving BioSpin Invest or any of its subsidiaries in connection with any business, asset or property of BioSpin Invest or any of its subsidiaries;

  •
  other than various intercompany contracts and leases, enter into any long-term contracts involving the payment or provision of goods or services in excess of $500,000, except for the acceptance of customer purchase orders in the ordinary course of business with terms up to 24 months and individual amounts up to $5,000,000;

  •
  enter into, renew or amend any contracts relating to derivative instruments or hedging transactions;

  •
  enter into, or renew, amend or otherwise modify or extend, any contracts relating to derivative or hedging transactions or similar transactions, including currency derivative or hedging contracts or transactions; or

  •
  fail to pay the accounts payable or other liabilities or fail to collect the accounts receivable or other indebtedness owed.

        Reasonable Best Efforts.    BioSpin Invest and its shareholders and Bruker BioSciences have each agreed to cooperate with each other and use reasonable efforts to do or cause to be done all things necessary, proper or advisable to consummate the transactions contemplated by the merger agreement, including to use commercially reasonable efforts to obtain all consents and approvals of governmental authorities and third parties necessary to consummate the merger.

        Voting Agreement.    BioSpin Invest shareholders that are also Bruker BioSciences stockholders have agreed to vote in their capacity as holders of shares of common stock of Bruker BioSciences in favor of the transactions contemplated by the merger agreement.

        No Solicitation.    BioSpin Invest has agreed to, and to cause its subsidiaries to, and BioSpin Invest AG's shareholders have agreed to, and to cause BioSpin Invest and its subsidiaries to, cause each of its officers, managers, employees, subsidiaries, affiliates, agents and other representatives to, as of the execution of the merger agreement, cease any existing discussions or negotiations with respect to any inquiry or proposal regarding the sale, consolidation, merger or other similar transaction regarding BioSpin Invest and not to initiate any such discussions or negotiations (other than with Bruker BioSciences or its managers, officers, employees, subsidiaries, agents or other affiliates) concerning any such inquiry or proposal. The selling stockholders and BioSpin Invest are obligated to disclose immediately to Bruker BioSciences any such third party inquiries or proposals, including the terms of any such inquiries or proposals.

        Noncompetition and Nonsolicitation.    For a period of five years from the closing date, Bruker BioSpin Inc. stockholders and their affiliates may not directly or indirectly: (1) engage in, hold an interest in, own, manage, operate, control, direct, be connected with as a stockholder (other than as a holder of less than 1% of a publicly traded security), joint venturer, partner, consultant or employee, or otherwise engage or participate in, provide services to or be connected in any manner with or assist in any way any entity, person or business that engages in a business involving the design, manufacture and distribution of (a) life science, process control and analytical research tools based on nuclear magnetic resonance, electron paramagnetic resonance, research magnetic resonance imaging, superconducting magnets and wires for nuclear magnetic resonance, electron paramagnetic resonance or research magnetic resonance imaging, (b) cryogenic RF coil technologies for nuclear magnetic resonance, electron paramagnetic resonance or research magnetic resonance imaging, or (c) other specialty power supply technologies; or (2) solicit for employment or hire any employee of BioSpin Invest or any of its subsidiaries without the prior written consent of Bruker BioSciences, unless the employee has replied or responded to either a general solicitation or advertisement for employment by a Bruker BioSpin Group Shareholder or their affiliates or to a solicitation made twelve months after the employee's employment had been terminated by BioSpin Invest.

        Access to Information.    BioSpin Invest has agreed to allow Bruker BioSciences access to its properties, books, assets, records and personnel.

        No Election.    Bruker BioSciences will not make an election under Section 338 of the Code with respect to BioSpin Invest, or any stock held by BioSpin Invest.

        Compulsory Share Transfer.    As soon as possible after January 1, 2008, the selling shareholders and BioSpin Invest shall cause certain shares of BioSpin Invest to be transferred to Isolde Laukien-Kleiner, free and clear of any liens, and shall cause the share register of BioSpin Invest to be duly revised to reflect the record and beneficial ownership these shares.

        Compulsory Share Transfer Relating to Bruker AG and Bruker International.    As soon as possible after January 1, 2008, BioSpin Invest shareholders and BioSpin Invest shall cause all compulsory shares held by the members of the board of directors of Bruker BioSpin AG and Bruker BioSpin International AG to be transferred to BioSpin Invest, free and clear of any liens, and shall cause the share registers of Bruker BioSpin AG and Bruker BioSpin International AG to be duly revised to accurately reflect the record and beneficial ownership of all shares in these companies.

        Share Transfer.    The selling shareholders and BioSpin Invest shall cause certain shares of BioSpin Invest held of record by Wheeler & Co. for the benefit of Marc M. Laukien, to be transferred to Marc M. Laukien, free and clear of any liens, and shall cause the share register of BioSpin Invest to be duly revised to reflect the record and beneficial ownership these shares.

Conditions to the Acquisition

        The respective obligations of each party to effect the transactions contemplated by the merger agreement are subject to the satisfaction, on or prior to the closing, of the following conditions, which may be waived by Bruker BioSciences or the sellers:

  •
  the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, shall have expired or been terminated and all necessary consents of any governmental authority required shall have been obtained;

  •
  the waiting period instituted by the European Commission and/or the European Union member states' agencies shall have expired or been terminated and all requisite approvals, waiting or suspensory periods (and any extensions thereof), waivers, permits, consents, reviews, sanctions, orders, rulings, decisions, declarations, certificates and exemptions required for the consummation of the acquisition under any corresponding requirements of the EU member states or competition regulatory authorities in other jurisdictions shall have been obtained;

  •
  the closing of the transactions contemplated by the U.S. stock purchase agreement shall have occurred;

  •
  there shall be no law in effect that restrains, enjoins or otherwise prevents the consummation of the transactions contemplated by the German share purchase agreement or any ancillary agreements;

  •
  a ruling on the merger from the commercial register of the Canton of Zug shall have been received, confirming that merger is in line with Swiss law and that the merger agreement will be registered in the commercial register of the Canton of Zug upon filing;

  •
  a confirmation of a specially qualified auditor pursuant to Article 25(2) of the Swiss Federal Act on Merger, Demerger, Transformation and Transfer of Assets shall have been received; and

  •
  a confirmation that consultation proceedings with employee representatives, pursuant to Article 28 of the Swiss Federal Act on Merger, Demerger, Transformation and Transfer of Assets, have taken place.

        The obligation of Bruker BioSciences to effect the transactions contemplated by the merger agreement are subject to the satisfaction or waiver of the following conditions:

  •
  the representations and warranties of the BioSpin Invest shareholders (1) that are qualified as to materiality must be true and correct in all respects and (2) that are not qualified as to materiality must be true and correct in all material respects, in each case, between the time of the execution of the merger agreement and as of the closing (other than representations and warranties that speak as of another specific date or time prior to the date of the execution of the merger agreement, which need only be true and correct as of such date or time);

  •
  all of the terms, covenants and conditions to be complied with and performed by the sellers on or prior to the closing shall have been complied with or performed in all material respects;

  •
  Bruker BioSciences shall have received certificates from the BioSpin Invest shareholders certifying that the closing conditions have been satisfied;

  •
  the absence of any action, suit or proceeding pending or threatened by or before any governmental authority or by any other person to enjoin, restrain, prohibit or obtain damages in respect of any of the transactions contemplated by the merger agreement or any ancillary agreement, or which would be reasonably likely to prevent or make illegal the consummation of the transactions contemplated by the merger agreement;

  •
  BioSpin Invest must have provided Bruker BioSciences with a certification relating to certain tax matters;

  •
  BioSpin Invest shall have furnished Bruker BioSciences the Exchange Swiss Transfer Deed and the Cancellation Shares Transfer Deed;

  •
  there shall not have occurred since December 2, 2007 any events that have had, or are, individually or in the aggregate, reasonably likely to have a material adverse effect on BioSpin Invest;

  •
  Bruker BioSciences shall have received evidence, to its reasonable satisfaction, of the receipt of all requisite third-party and governmental consents;

  •
  an insurance policy between Bruker BioSpin and Winterthur Versicherungen, dated October 8, 2007 shall have been amended so that full insurance coverage is provided under the policy before and after the consummation of the merger agreement;

  •
  all members of the Board of Directors of Bruker AG and Bruker International shall have terminated their trust agreements relating to their compulsory shares and these shares shall have been transferred to BioSpin Invest and the respective share registers amended accordingly;

  •
  condominium ownership under standard terms and conditions shall have been established in the Bruker BioSpin AG building at Industriestrasse 26, CH—8117 Fällanden, Switzerland and the top floor shall have been sold, at fair market value, to Isolde Laukien-Kleiner or an affiliate;

  •
  two full-time employment agreements between Werner Schitenhelm and Bruker AG and Bruker International shall have been amended and terminated;

  •
  any fees due to Joerg Laukien under the consulting agreement between Joerg Laukien and Bruker BioSpin AG shall as of the closing have been paid by Bruker BioSpin AG, or if paid by Bruker BioSpin International AG, Bruker BioSpin AG shall have undertaken to reimburse Bruker BioSpin International AG for such costs in the future;

  •
  Bruker BioSpin KK shall have issued a stock certificate representing BioSpin Invest's ownership of 960,000 shares of Bruker Biospin KK common stock;

  •
  the approval of the transactions contemplated by the Swiss merger agreement by the holders of at least a majority of the outstanding shares of common stock of Bruker BioSciences, who are unaffiliated with Bruker BioSpin Group Shareholders, who represent at least a majority of the total votes cast by these unaffiliated holders at the Special Meeting;

  •
  the approval of the transactions contemplated by the Swiss merger agreement by the holders of shares of capital stock of Bruker BioSciences representing at least a majority of the total votes cast at the Special Meeting;

  •
  all conditions precedent in the German share purchase agreement and the U.S. stock purchase agreement and related ancillary agreements shall have been satisfied or waived;

  •
  Bruker BioSciences Corporation and the special committee each shall have received an opinion from its Swiss counsel to the effect that, as a result of the operation of the Swiss Federal Act on Merger, Demerger, Transformation and Transfer of Assets, the following events shall occur simultaneously at the effective time of the merger: (1) all of the assets and liabilities of Bruker BioSpin Beteiligungs shall become the assets and liabilities of BioSpin Invest and (2) Bruker BioSpin Beteiligungs shall cease its separate legal existence for all purposes;

  •
  all compulsory share transfers shall have been transferred, free and clear of any liens, to their beneficial owners, and the share register of BioSpin Invest shall reflect the record and beneficial ownership of such shares; and

  •
  all shares held of record by Wheeler & Co. or any of its affiliates for the benefit of Marc M. Laukien shall have been transferred to Marc M. Laukien, free and clear of any liens, and the share register of BioSpin Invest shall have been duly revised to accurately reflect the record and beneficial ownership of such shares.

        The obligation of the selling shareholders to effect the transactions contemplated by the Swiss merger agreement are subject to the satisfaction or waiver of the following conditions:

  •
  the representations and warranties of Bruker BioSciences that (1) are qualified as to materiality must be true and correct in all respects and (2) are not qualified as to materiality must be true and correct in all material respects, in each case between the time of the execution of the merger agreement and as of the closing (other than representations and warranties that speak as of another specific date or time prior to the date of the execution of the merger agreement, which need only be true and correct as of such date or time);

  •
  the sellers shall have received a certificate from Bruker BioSciences certifying that certain closing conditions are satisfied;

  •
  all of the terms, covenants and conditions to be complied with and performed by Bruker BioSciences on or prior to the date of the closing must have been complied with or performed in all material respects; and

  •
  the payment of the merger consideration.

Indemnification

        Under the Swiss merger agreement, the selling shareholders are obligated jointly and severally to indemnify, defend and hold harmless Bruker BioSciences and any parent, subsidiary, associate, affiliate, director, manager, officer, stockholder, employee or agent thereof, and their respective representatives, successors and permitted assigns from and against and pay on behalf of or reimburse such party in respect of, as and when incurred, all losses which any such party may actually incur, suffer, sustain or become subject to or accrue, as a result of, in connection with, or relating to or by virtue of:

  •
  any inaccuracy in, or breach of, any representation or warranty made by BioSpin Invest or the selling shareholders under the purchase agreement or any ancillary agreement, without giving effect to any limitations or qualifications as to "materiality" set forth within the merger agreement;

  •
  any breach or nonfulfillment of any covenant or agreement on the part of BioSpin Invest or the selling shareholders in respect of pre-closing covenants under the merger agreement or any ancillary agreement;

  •
  any fees, expenses or other payments incurred or owed by BioSpin Invest or the selling shareholders to any agent, broker, investment banker or other firm or person retained or employed by BioSpin Invest AG or the selling shareholders in connection with the transactions contemplated by the merger agreement;

  •
  any liability for taxes, including withholding taxes, arising out of or related to the payment of the special dividend by BioSpin Invest to the BioSpin Invest shareholders, but specifically excluding any liability for taxes, including withholding taxes, of a subsidiary incurred by reason of its payment of any subsidiary dividend to BioSpin Invest; or

  •
  any liability for taxes arising out of or related to an inaccuracy in, or breach of, any tax representation or warranty in each of the U.S. stock purchase agreement, the German share purchase agreement and the Swiss merger agreement, other than losses arising from criminal activity or fraud, in excess of $10 million; provided, however, that the $3.25 million described in the limitations on indemnification below shall not apply to this tax liability.

Limitations on Indemnification

        In general, the selling shareholders are not obligated to indemnify Bruker BioSciences with respect to losses suffered by Bruker BioSciences resulting from a breach of any representations and warranties under the transaction agreements until the aggregate amount of the losses exceeds $3,250,000, at which time the selling shareholders will be obligated to indemnify Bruker BioSciences for the total amount of such losses. The sellers' representations and warranties shall survive the closing until the later of (1) the 30th day following the receipt by Bruker BioSciences of the audited financial statements of the Bruker BioSpin Group for the fiscal year ended December 31, 2008 or (2) the resolution of any claim for indemnification of which the sellers have received notice prior to the conclusion of the 30-day period described in clause (1) of this sentence, except with respect to:

        The following representations and warranties, which survive for a period of ten years:

  •
  ownership of the shares of BioSpin Invest; and

  •
  the capitalization of BioSpin Invest and its subsidiaries, and other interests.

        The following representations and warranties, which survive for a period of three years:

  •
  environmental;

  •
  no misleading statements;

  •
  employee benefits; and

  •
  proprietary rights.

        The following representations and warranties, which survive for a period of sixty calendar days following the expiration of the applicable statute of limitations (including any extension thereof);

  •
  withholding tax; and

  •
  taxes and tax returns.

        The selling shareholders' aggregate indemnification obligations under the transaction agreements may not exceed $92 million, other than with respect to indemnification for losses arising out of (i) criminal activity or fraud or (ii) breaches of the following representations and warranties:

  •
  ownership of the shares;

  •
  withholding tax;

  •
  taxes;

  •
  capitalization; and

  •
  environmental.

Termination of the Swiss Merger Agreement

        The Swiss merger agreement may be terminated at any time prior to closing by the mutual written consent of Bruker BioSciences and the selling shareholders. In addition, either Bruker BioSciences or the selling shareholders may terminate the merger agreement at any time prior to closing if:

  •
  any governmental entity shall have issued an order permanently restraining, enjoining, or otherwise prohibiting the completion of the acquisition and such order is final and nonappealable;

  •
  we do not receive stockholder approval for the transaction;

  •
  either the U.S. stock purchase agreement or the German share purchase agreement is terminated; or

  •
  the closing has not occurred by June 30, 2008, unless a breach of the merger agreement by the party seeking termination is the cause of or results in the failure of the acquisition to be completed.

        Bruker BioSciences may terminate the merger agreement at any time prior to closing if the selling shareholders or BioSpin Invest breach any of their respective covenants, representations and warranties, or other agreements contained in the merger agreement and such breach would give rise to the failure of a condition to Bruker BioSciences' obligation to complete the acquisition and such breach is not curable or, if curable, is not cured or waived within 20 calendar days after written notice of such breach has been delivered to the breaching party.

        The selling shareholders may terminate the merger agreement at any time prior to closing if Bruker BioSciences breaches any of its covenants, representations and warranties, or other agreements contained in the merger agreement and such breach would give rise to the failure of a condition to the sellers' obligation to complete the acquisition and such breach is not curable or, if curable, is not cured or waived within 20 calendar days after written notice of such breach has been delivered to Bruker BioSciences.

Expenses

        In general, expenses incurred in connection with the merger agreement and the transactions contemplated thereby will be paid by the party incurring such expenses. Expenses incurred in connection with any filings required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, or corresponding requirements of the European Commission and/or the European Union member states agencies or competition regulatory authorities in other jurisdictions, as a result of the acquisition shall be paid by Bruker BioSciences with respect to its own filings and by BioSpin Invest with respect to its and any selling shareholder's filings.

Amendment and Waiver

        The Swiss merger agreement may be amended by the parties at any time by written agreement. Either party may:

  •
  extend the time for the performance of any of the obligations or other acts of the other parties;

  •
  waive any inaccuracies in the representations and warranties contained in the merger agreement or in any document delivered pursuant thereto;

  •
  waive compliance with any of the agreements or conditions contained in the merger agreement; or

  •
  waive or modify the performance of any of the obligations of the other party to the merger agreement.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

        The Unaudited Pro Forma Condensed Combined Balance Sheet as of September 30, 2007 and Statements of Operations for the nine months ended September 30, 2007 and 2006 and for the years ended December 31, 2006, 2005 and 2004 include the historical consolidated statements of operations of the combined Bruker BioSciences and the Bruker BioSpin Group, giving effect to the acquisitions as if they had occurred on January 1, 2004. This information is only a summary, and you should read it in conjunction with the Bruker BioSciences historical consolidated financial statements and related notes and Management's Discussion and Analysis of Financial Condition and Results of Operations contained in the annual reports, quarterly reports and other information on file with the Securities and Exchange Commission and the Bruker BioSpin Group historical consolidated financial statements and related notes and Management's Discussion and Analysis of Financial Condition and Results of Operations contained elsewhere in this proxy (see page 93). See "Where You Can Find More Information" on page 147.

        Both Bruker BioSciences and the Bruker BioSpin Group are majority owned by the Bruker BioSpin Group Shareholders. As a result, the acquisition of the Bruker BioSpin Group by Bruker BioSciences is considered a business combination of companies under common control. Accordingly, the acquisition of the Bruker BioSpin Group will be accounted for at historical carrying values.

        We have prepared the unaudited pro forma condensed combined financial statements based on available information, using assumptions that we believe are reasonable. For details about the assumptions used, see footnotes 3 and 4 to the unaudited pro forma condensed combined financial statements. These unaudited pro forma condensed combined financial statements are being provided for informational purposes only. They do not purport to represent our actual financial position or results of operations had the merger occurred on the dates specified nor do they project our results of operations or financial position for any future period or date.

        The Unaudited Pro Forma Condensed Combined Statements of Operations do not reflect any adjustments for non-recurring items or anticipated operating synergies resulting from the acquisition. Pro forma adjustments are based on certain assumptions and other information that are subject to change as additional information becomes available. Accordingly, the adjustments included in our financial statements published after the completion of the acquisition may vary from the adjustments included in these unaudited pro forma condensed combined financial statements included in this proxy statement.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

AS OF SEPTEMBER 30, 2007

(in thousands)

	Bruker BioSciences	Bruker BioSpin	Eliminations		Historical Combined	Pro Forma Adjustments		Pro Forma Combined
ASSETS
Current Assets
Cash and cash equivalents	$38,904	$268,819	$—		$307,723	$(112,100	)(3a)(3f)	$195,623
Short-term investments and restricted cash	—	12,794	—		12,794	—		12,794
Accounts receivable, net	85,840	70,030	—		155,870	—		155,870
Due from affiliated companies	6,366	8,389	(14,755	)(2a)	—	—		—
Note receivable from affiliate	—	188	(188	)(2a)	—	—		—
Inventories	184,248	290,363	(922	)(2a)(2g)	473,689	—		473,689
Other current assets	28,082	28,124	—		56,206	(1,067	)(3b)(3e)	55,139

Total current assets	343,440	678,707	(15,865)		1,006,282	(113,167)		893,115
Property, plant and equipment, net	101,015	102,404	—		203,419	—		203,419
Intangibles and other assets	53,909	11,818	—		65,727	—		65,727

Total assets	$498,364	$792,929	$(15,865)		$1,275,428	$(113,167)		$1,162,261

LIABILITIES AND SHAREHOLDERS EQUITY
Current liabilities
Short-term borrowings	$21,014	$7,332	$—		$28,346	$—		$28,346
Accounts payable	31,103	24,297	—		55,400	—		55,400
Due to affiliated companies	7,526	7,134	(14,660	)(2a)	—	—		—
Customer deposits	44,345	191,612	—		235,957	—		235,957
Other current liabilities	106,462	98,001	(451	)(2g)	204,012	—		204,012

Total current liabilities	210,450	328,376	(15,111)		523,715	—		523,715
Long-term debt	18,078	2,342	—		20,420	351,285	(3a)(3b)	371,705
Other long-term liabilities	31,321	51,450	—		82,771	—		82,771
Minority interest	—	—	—		—	—		—
Stockholders equity:
Common stock	1,047	89	—		1,136	486	(3c)	1,622
Treasury stock	(92)	—	—		(92)	92		—
Additional paid-in capital	169,864	31,273	—		201,137	(388,578	)(3d)	(187,441)
Retained earnings (accumulated deficit)	34,227	285,218	(754	)(2g)	318,691	(76,452	)(3b)(3e)(3f)	242,239
Accumulated other comprehensive income	33,469	94,181	—		127,650	—		127,650

Total shareholders' equity	238,515	410,761	(754)		648,522	(464,452)		184,070

Total liabilities and shareholders' equity	$498,364	$792,929	$(15,865)		$1,275,428	$(113,167)		$1,162,261

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENTS OF OPERATIONS

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2007

(in thousands, except per share data)

	Bruker BioSciences	Bruker BioSpin	Eliminations		Historical Combined	Pro Forma Adjustments		Pro Forma Combined
Product revenue	$317,243	$318,469	$(26,349	)(2b)	$609,363	$—		$609,363
Service revenue	46,169	31,492	—		77,661	—		77,661
Other revenue	421	1,932	—		2,353	—		2,353

Total revenue	363,833	351,893	(26,349)		689,377	—		689,377
Cost of product revenue	166,525	190,658	(25,144	)(2d)	332,039	—		332,039
Cost of service revenue	29,816	19,368	—		49,184	—		49,184

Total cost of revenue	196,341	210,026	(25,144)		381,223	—		381,223

Gross profit	167,492	141,867	(1,205)		308,154	—		308,154
Operating expenses:
Sales and marketing	74,909	35,909	—		110,818	—		110,818
General and administrative	23,666	18,769	—		42,435	—		42,435
Research and development	42,302	38,160	—		80,462	—		80,462
Acquisition related charges	370	174	—		544	(544	)(4a)	—

Total operating expenses	141,247	93,012	—		234,259	(544)		233,715

Operating income	26,245	48,855	(1,205)		73,895	544		74,439
Interest and other income (expense), net	(825)	5,369	—		4,544	(16,274	)(4b)	(11,730)

Income before income tax provision and minority interest in consolidated subsidiaries	25,420	54,224	(1,205)		78,439	(15,730)		62,709
Income tax provision	7,655	10,696	(451	)(2f)	17,900	(2,500	)(4b)	15,400

Income before minority interest in consolidated subsidiaries	17,765	43,528	(754)		60,539	(13,230)		47,309
Minority interest in consolidated subsidiaries	255	—	—		255	—		255

Net income	$17,510	$43,528	$(754)		$60,284	$(13,230)		$47,054

Net income per common share—basic	$0.17							$0.29
Net income per common share—diluted	$0.16							$0.29
Weighted average common shares outstanding:
Basic	103,806					57,545	(4c)	161,351
Diluted	106,484					57,545	(4c)	164,029

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENTS OF OPERATIONS

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2006

(in thousands, except per share data)

	Bruker BioSciences	Bruker BioSpin	Eliminations		Historical Combined	Pro Forma Adjustments		Pro Forma Combined
Product revenue	$264,104	$284,817	$(24,234	)(2b)	$524,687	$—		$524,687
Service revenue	34,970	26,965	—		61,935	—		61,935
Other revenue	1,135	1,705	—		2,840	—		2,840

Total revenue	300,209	313,487	(24,234)		589,462	—		589,462
Cost of product revenue	143,414	164,406	(24,177	)(2d)	283,643	—		283,643
Cost of service revenue	20,633	16,583	—		37,216	—		37,216

Total cost of revenue	164,047	180,989	(24,177)		320,859	—		320,859

Gross profit	136,162	132,498	(57)		268,603	—		268,603
Operating expenses:
Sales and marketing	58,795	33,529	—		92,324	—		92,324
General and administrative	20,319	16,795	—		37,114	—		37,114
Research and development	36,495	38,889	—		75,384	—		75,384
Bruker Optics acquisition related charges	5,829	—	—		5,829	—		5,829

Total operating expenses	121,438	89,213	—		210,651	—		210,651

Operating income	14,724	43,285	(57)		57,952	—		57,952
Interest and other income (expense), net	3,522	2,687	—		6,209	(16,274	)(4b)	(10,065)

Income before income tax provision and minority interest in consolidated subsidiaries	18,246	45,972	(57)		64,161	(16,274)		47,887
Income tax provision	9,398	15,505	(19	)(2f)	24,884	(2,500	)(4b)	22,384

Income before minority interest in consolidated subsidiaires	8,848	30,467	(38)		39,277	(13,774)		25,503
Minority interest in consolidated subsidiaries	75	—	—		75	—		75

Net income	$8,773	$30,467	$(38)		$39,202	$(13,774)		$25,428

Net income per common share—basic and diluted	$0.09							$0.16
Weighted average common shares outstanding:
Basic	101,635					57,545	(4c)	159,180
Diluted	102,090					57,545	(4c)	159,635

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2006

(in thousands, except per share data)

	Bruker BioSciences	Bruker BioSpin	Eliminations		Historical Restated	Pro Forma Adjustments		Pro Forma Combined
Product revenue	$384,548	$405,765	$(32,312	)(2b)	$758,001	$—		$758,001
Service revenue	49,930	37,943	—		87,873	—		87,873
Other revenue	1,356	3,246	—		4,602	—		4,602

Total revenue	435,834	446,954	(32,312)		850,476	—		850,476
Cost of product revenue	206,628	222,974	(31,956	)(2d)	397,646	—		397,646
Cost of service revenue	29,872	23,335	—		53,207	—		53,207

Total cost of revenue	236,500	246,309	(31,956)		450,853	—		450,853

Gross profit	199,334	200,645	(356)		399,623	—		399,623
Operating expenses:
Sales and marketing	84,007	48,931	—		132,938	—		132,938
General and administrative	28,982	21,326	—		50,308	—		50,308
Research and development	49,959	53,657	—		103,616	—		103,616
Bruker Optics acquisition related charges	5,724	—	—		5,724	—		5,724

Total operating expenses	168,672	123,914	—		292,586	—		292,586
Operating income	30,662	76,731	(356)		107,037	—		107,037
Interest and other income (expense), net	3,758	958	—		4,716	(21,697	)(4b)	(16,981)

Income before income tax provision and minority interest in consolidated subsidiaries	34,420	77,689	(356)		111,753	(21,697)		90,056
Income tax provision	15,931	21,115	(118	)(2f)	36,928	(3,332	)(4b)	33,596

Income before minority interest in consolidated subsidiaries	18,489	56,574	(238)		74,825	(18,365)		56,460
Minority interest in consolidated subsidiaries	8	—	—		8	—		8

Net income	$18,481	$56,574	$(238)		$74,817	$(18,365)		$56,452

Net income per common share—basic and diluted	$0.18							$0.35
Weighted average common shares outstanding:
Basic	101,512					57,545	(4c)	159,057
Diluted	102,561					57,545	(4c)	160,106

        During 2004, the Bruker BioSpin Group recorded a pre-tax charge against operating income of $28.5 million to cover litigation expenses and probable liabilities associated with alleged patent infringement litigation by a competitor against the Bruker BioSpin Group. The related accrual was included in long-term other liabilities on the condensed consolidated balance sheet as of December 31, 2004. During 2005, a favorable settlement agreement was signed for various magnet patent litigation cases, which released the Bruker BioSpin Group from any infringement liabilities and, as a result, a pre-tax amount of $25.8 million of this liability was reversed, and this contributed positively to operating income in 2005.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2005

(in thousands, except per share data)

	Bruker BioSciences	Bruker BioSpin	Eliminations		Historical Combined	Pro Forma Adjustments		Pro Forma Combined
Product revenue	$329,452	$402,512	$(29,642	)(2b)	$702,322	$—		$702,322
Service revenue	40,471	36,370	—		76,841	—		76,841
Other revenue	2,330	6,353	—		8,683	—		8,683

Total revenue	372,253	445,235	(29,642)		787,846	—		787,846
Cost of product revenue	178,831	230,651	(29,452	)(2d)	380,030	—		380,030
Cost of service revenue	27,443	22,368	—		49,811	—		49,811

Total cost of revenue	206,274	253,019	(29,452)		429,841	—		429,841

Gross profit	165,979	192,216	(190)		358,005	—		358,005
Operating expenses:
Sales and marketing	70,458	45,176	—		115,634	—		115,634
General and administrative	25,601	23,795	—		49,396	—		49,396
Research and development	47,498	55,180	—		102,678	—		102,678
Special credit	—	(25,754)	—		(25,754)	—		(25,754)

Total operating expenses	143,557	98,397	—		241,954	—		241,954

Operating income	22,422	93,819	(190)		116,051	—		116,051
Interest and other income (expense), net	(780)	8,003	—		7,223	(21,697	)(4b)	(14,474)

Income before income tax provision and minority interest in consolidated subsidiaries	21,642	101,822	(190)		123,274	(21,697)		101,577
Income tax provision	11,855	26,596	(67	)(2f)	38,384	(3,332	)(4b)	35,052

Income before minority interest in consolidated subsidiaries	9,787	75,226	(123)		84,890	(18,365)		66,525
Minority interest in consolidated subsidiaries	40	—	—		40	—		40

Net income	$9,747	$75,226	$(123)		$84,850	$(18,365)		$66,485

Net income per common share—basic and diluted	$0.10							$0.42
Weighted average common shares outstanding:
Basic	100,823					57,545	(4c)	158,368
Diluted	101,130					57,545	(4c)	158,675

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2004

(in thousands, except per share data)

	Bruker BioSciences	Bruker BioSpin	Eliminations		Historical Combined	Pro Forma Adjustments		Pro Forma Combined
Product revenue	$317,269	$456,526	$(32,495	)(2b)	$741,300	$—		$741,300
Service revenue	37,381	27,873	—		65,254	—		65,254
Other revenue	2,339	2,930	—		5,269	—		5,269

Total revenue	356,989	487,329	(32,495)		811,823	—		811,823
Cost of product revenue	182,377	271,022	(32,675	)(2d)	420,724	—		420,724
Cost of service revenue	23,758	17,142	—		40,900	—		40,900

Total cost of revenue	206,135	288,164	(32,675)		461,624	—		461,624

Gross profit	150,854	199,165	180		350,199	—		350,199
Operating expenses:
Sales and marketing	72,716	48,330	—		121,046	—		121,046
General and administrative	23,180	26,360	—		49,540	—		49,540
Research and development	48,364	53,855	—		102,219	—		102,219
Special charges	—	28,469	—		28,469	—		28,469

Total operating expenses	144,260	157,014	—		301,274	—		301,274

Operating income	6,594	42,151	180		48,925	—		48,925
Interest and other income (expense), net	(4,847)	(6,760)	—		(11,607)	(21,697	)(4b)	(33,304)

Income before income tax provision and minority interest in consolidated subsidiaries	1,747	35,391	180		37,318	(21,697)		15,621
Income tax provision	5,533	11,735	69	(2f)	17,337	(3,332	)(4b)	14,005

Income before minority interest in consolidated subsidiaries	(3,786)	23,656	111		19,981	(18,365)		1,616
Minority interest in consolidated subsidiaries	69	—	—		69	—		69

Net income	$(3,855)	$23,656	$111		$19,912	$(18,365)		$1,547

Net income per common share—basic and diluted	$(0.04)							$0.01
Weighted average common shares outstanding:
Basic	99,797					57,545	(4c)	157,342
Diluted	99,797					57,545	(4c)	157,342

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

1.    Description of Transaction and Basis of Presentation

        Under the acquisition agreements, Bruker BioSciences will acquire all of the stock of the companies of the Bruker BioSpin Group. Approximately $388.0 million (or 36.8% of the purchase price) will be paid in cash, while the stock component will consist of 57,544,872 shares of Bruker BioSciences shares, which have an aggregate market value of approximately $666.9 million as of January 14, 2008 (or 63.2% of the purchase price). The cash component of the purchase price will be funded from approximately $47.0 million of existing cash, and approximately $341.0 million from a planned senior credit facility. The number of Bruker BioSciences shares to be issued for the stock component of the purchase price was determined by dividing $526.0 million by the trailing average of the Bruker BioSciences closing price per share, as reported in The Wall Street Journal, for the period of ten (10) consecutive trading days ending two (2) trading days prior to the date of the signing of the transaction agreements, which was on December 2, 2007.

        The Bruker BioSpin Group Shareholders, who presently own approximately 52% of Bruker BioSciences on an undiluted basis, also own 100% of the stock of the Bruker Biospin Group. This acquisition therefore is a related-party transaction. Pursuant to the acquisition agreements, the transactions are subject to the approval of both a majority of Bruker BioSciences shareholders, and a majority of the non-affiliated Bruker BioSciences shareholders who vote on the transaction. The acquisition agreements were signed among Bruker BioSciences, the Bruker BioSpin Group and all of the Bruker BioSpin Group Shareholders.

        The following pro forma adjustments are based on available information and various estimates and assumptions. Actual adjustments will differ from the pro forma adjustments. We believe that these assumptions provide a reasonable basis for presenting the significant effects of the merger and that the pro forma adjustments give appropriate effect to these assumptions and are properly applied in the unaudited pro forma condensed combined financial statements.

        The unaudited pro forma statements of operations for the nine months ended September 30, 2007 and 2006 and for the years ended December 31, 2006, 2005 and 2004 combine the historical consolidated statements of operations of Bruker BioSciences and the Bruker BioSpin Group and also reflect the elimination of intercompany transactions, giving effect to the acquisition as if it had occurred on January 1, 2004. The unaudited pro forma condensed consolidated balance sheet gives effect to the acquisition as if it occurred on September 30, 2007.

2.    Eliminations in the Combined Balance Sheet and Statements of Operations

        The eliminations column in the restated combined financial statements reflects the elimination of all intercompany transactions, which include (in thousands):

  (a)
  Adjustment to eliminate intercompany accounts receivables and payable balances at the end of the period.

  (b)
  Adjustment to eliminate product sales between Bruker BioSciences and the Bruker BioSpin Group during the period presented.

  (c)
  Adjustment to eliminate service sales between Bruker BioSciences and the Bruker BioSpin Group during the period presented.

  (d)
  Adjustment to eliminate product cost of sales between Bruker BioSciences and the Bruker BioSpin Group during the period presented as well as profit in inventory on the balance sheet at the end of each period.

  (e)
  Adjustment to eliminate service cost of sales between Bruker BioSciences and the Bruker BioSpin Group during the period presented as well as profit in inventory on the balance sheet at the end of each period.

  (f)
  Adjustment to record the income tax provision (benefit) associated with the elimination of profit in inventory.

  (g)
  Adjustments to eliminate profit included in inventory, to reduce the income taxes payable associated with the elimination of profit in inventory and to adjust retained earnings for the period for the elimination of profit in inventory.

3.    Pro Forma Adjustments to the Unaudited Pro Forma Condensed Consolidated Balance
Sheet

        The unaudited pro forma condensed consolidated balance sheet gives effect to the acquisition as if it occurred on September 30, 2007. Pro forma adjustments have been made and are described below (in thousands, except share and per share data)

  (a)
  The estimated cash to be paid is 36.8% of the total consideration, or $388 million. We have assumed the following in calculating the pro forma cash adjustment:

  i.
  The Bruker BioSpin Group Shareholders have elected to receive a combination of cash and stock. The percentage of cash and stock varies for each of the individual shareholders. Since the trailing average of the Bruker BioSciences closing price per share for the period of ten consecutive trading days ending two trading days prior to the signing of the transaction agreements was $9.14, the six shareholders will receive 57,544,872 shares of Bruker BioSciences, with a market value of $666.9 million as of January 14, 2008, and the remainder, $388 million, in cash.

  ii.
  We anticipate borrowing approximately $351 million under a senior credit facility to partially finance the acquisition of the Bruker BioSpin Group and related expenses, which will increase our long-term debt at the date of the acquisition.

  (b)
  Adjustment to record an additional draw-down on the anticipated revolving credit facility for estimated acquisition related costs of $10.8 million associated with the transaction. Total acquisition related costs are estimated to be $11.2 million, of which $370,000 and $174,000, respectively, were accrued for on the books of Bruker BioSciences and the Bruker BioSpin Group as of September 30, 2007. Acquisition related costs include investment banking, legal, accounting and antitrust regulation filing fees as well as compensation to be earned by the special committee of the Company's Board of Directors and fees for establishing the senior credit facility. Of the $10.8 million of acquisition related charges referenced above, $2.9 million relates to establishing the senior credit facility, which will be capitalized and amortized over the life of the facility. The remainder of the anticipated acquisition related charges which were not accrued for as of September 30, 2007, or $7.9 million will be expensed as incurred.

  (c)
  Adjustment to reflect the $0.01 per share par value associated with the 57,544,872 additional shares of Bruker BioSciences common stock to be issued to the Bruker BioSpin Group

    Shareholders in connection with the acquisition, less the elimination of the Bruker BioSpin Group common stock par value.

  (d)
  Adjustment to reflect the additional paid in capital associated with the additional shares of Bruker BioSciences common stock to be issued to the Bruker BioSpin Group Shareholders in connection with the acquisition, offset by a deemed dividend to the affiliated shareholders.

  (e)
  Adjustment to establish a valuation allowance for the U.S. deferred tax assets of Bruker BioSpin Group.

  (f)
  Adjustments to reflect the dividend of approximately $64.8 million (75 million Swiss Francs at an exchange rate of $0.86 US Dollars per Swiss Franc as of the payment date) declared by Bruker BioSpin in November 2007 and paid on December 21, 2007.

4.    Pro Forma Adjustments to the Unaudited Pro Forma Condensed Combined Statements of Operations

        The Unaudited Pro Forma Condensed Combined Statements of Operations give effect to the acquisition of the Bruker BioSpin Group as if it occurred on January 1, 2004. Pro forma adjustments have been made and are described below:

  (a)
  We estimate that Bruker BioSciences will incur merger related costs of $11.2 million related to the acquisition of the Bruker BioSpin Group. These costs include investment banking, legal, accounting and antitrust regulation filing fees as well as compensation to be earned by the special committee of the Company's Board of Directors and fees for establishing the senior credit facility. We will be required to expense all of these costs in the period incurred, except for the costs related to establishing the senior credit facility, which are estimated to be $2.9 million. The costs associated with establishing the senior credit facility will be amortized ratably over the life of the senior credit facility, or five years. During the third quarter of 2007, Bruker BioSciences and the Bruker BioSpin Group in the aggregate incurred $370,000 of these acquisition related costs. These costs were removed as part of the pro forma adjustments as they are material, non-recurring charges directly related to the merger. The merger related costs were not tax effected because Bruker BioSciences was in a net loss position for U.S. tax purposes, the jurisdiction where the expenses were recorded.

  (b)
  Adjustment reflects the impact of:

  •
  A reduction of interest income related to the cash on hand of $47 million expected to be used to finance a portion of the acquisition. We estimate that we receive an average interest rate of 3% on cash and short-term investments, which results in a reduction to interest income of $1.4 million on an annual basis and $1.1 million for nine month periods. We have assumed this reduction in interest income would occur primarily in certain German operations, and accordingly, have recorded an associated tax benefit of $564,000 and $423,000, respectively, for the annual and nine month periods.

  •
  A reduction of interest income related to the dividend of approximately $64.8 million (75 million Swiss Francs at an exchange rate of $0.86 US Dollars per Swiss Franc as of December 21, 2007). We estimate that we receive an average interest rate of 3% on cash and short-term investments, which results in a reduction to interest income of $2.0 million on an annual basis and $1.5 million for nine month periods. We have assumed this reduction in interest income would occur primarily in certain Swiss operations, and accordingly, have recorded an associated tax benefit of $170,000 and $128,000, respectively, for the annual and nine month periods.

    •
    An increase in interest expense associated with the anticipated senior credit facility. We expect to borrow approximately $351 million at an average rate of 5.2% to finance a portion of the Bruker BioSpin Group acquisition and to settle certain acquisition related charges, which results in an increase in interest expense of $18.3 million on an annual basis and $13.7 million for nine month periods. The debt is to be incurred in the United States, Switzerland and Germany. The interest on the portion of the debt in the United States has not been tax effected because Bruker BioSciences was in a net loss position for U.S. tax purposes as of the end of each period. We have recorded tax benefits of $3.2 million and $2.4 million, respectively, for the annual and nine month periods for the portion of the debt to be incurred in our Swiss and German subsidiaries.

  (c)
  The change in basic and diluted average shares outstanding reflects the adjustment for the additional shares of Bruker BioSciences common stock to be issued to the Bruker BioSpin Group Shareholders upon consummation of the transaction.

INFORMATION ABOUT THE BRUKER BIOSPIN GROUP

Business Overview

        The companies of the Bruker BioSpin Group develop, manufacture and distribute life science analytical instrumentation and solutions based on magnetic resonance core technology. The companies' products include tools developed for nuclear magnetic resonance, or NMR, electron paramagnetic resonance, or EPR, magnetic resonance imaging, or MRI. The Bruker BioSpin Group also designs and develops superconducting wire materials that can be used in a variety of applications including power cables, motors, generators and superconducting magnets. Products and solutions developed by the Bruker BioSpin Group are utilized in a wide variety of applications, including:

  •
  life science applications including the structure and function determination of large biomolecules such as proteins and membrane proteins;

  •
  pharmaceutical and biotech research and manufacturing to identify new compounds, observe the interaction of drugs with a target protein, study the toxicology of drug candidates and identify properties of the final product;

  •
  metabolic profiling and fingerprinting, where patterns can be evaluated using spectroscopic techniques combined with multivariate statistical methods to gain insight into the response of a biological system to perturbations in a time-related manner;

  •
  non-invasive magnetic resonance imaging aimed at detecting the origins of disease related pathways and targets by combining the use of molecular biomarkers;

  •
  structure determination and elucidation for application in organic and inorganic synthesis;

  •
  materials research for the design and characterization of materials such as polymers, catalysts, fuel cell materials, etc.;

  •
  food, beverage and agricultural analysis for the monitoring of the production and distribution cycle of products to ensure their origin, authenticity, safety and reliability; and

  •
  superconducting magnets for use in magnetic resonance, imaging and physics experiments.

        Magnetic resonance is the core technology of the Bruker BioSpin Group. Magnetic resonance is a natural phenomenom occurring when a molecule, placed in a magnetic field, gives off a radio frequency signature. The signature is characteristic of the particular molecule and this leads to a multitude of precise chemical and structural information. A typical magnetic resonance instrument includes a radio frequency source and transmitter, one or more very sensitive detectors, a magnet sized for the particular application and operating and analysis software.

        When magnetic resonance is used to analyze the resonance effect of various atoms, it is known as NMR. NMR is a widely used analytical technique by academia, pharmaceutical and biotechnology companies and other industrial users in life sciences and materials science research.

        When an image is reconstructed by localizing the origin of the NMR signal, this is known as MRI. The Bruker BioSpin Group's MRI products focus on pre-clinical applications, mainly research on small animals for disease studies and drug discovery by pharmaceutical companies and academia.

        When the magnetic resonance signals arise from the electrons contained in a molecule, this is known as EPR. EPR is used mainly in academia for research purposes. All three magnetic resonance techniques employ strong magnetic fields which are typically reached through the use of superconducting magnets. The Bruker BioSpin Group is a leader in superconducting magnet technology and also owns a developer and manufacturer of the specialty superconducting wires needed for magnetic resonance magnets.

        The Bruker BioSpin Group's magnetic resonance product line is complimented with a number of accessories. These accessories include a wide array of sample handling devices for automation and high throughput applications, as well as advanced data management and analysis software. These accessories permit the Bruker BioSpin Group to tailor its products for specific customers.

        In addition to these magnetic resonance instruments, the Bruker BioSpin Group also manufactures bench-top instruments for process control, quality assurance and quality control applications. The Bruker BioSpin Group typically sells these bench-top instruments to the pharmaceutical industry, the food industry and other industrial customers.

        The Bruker BioSpin Group includes research and manufacturing facilities in Germany, Switzerland, France and the U.S., as well as numerous sales, applications and service offices throughout the U.S., Europe, Asia and South America. The Bruker BioSpin Group employs approximately 1,850 people throughout the world.

  Bruker BioSpin Inc.
  15 Fortune Drive
  Billerica, Massachusetts 01821
  (978) 439-9899
   http://www.bruker.com

        Bruker BioSpin Inc. was incorporated in Delaware in June 2000, originally as Bruker BioSpec Inc., later changing its name to Bruker BioSpin Inc. Bruker BioSpin Inc. is a privately held company, wholly owned by the Bruker BioSpin Group Shareholders. Bruker BioSpin Inc. is the holding company for the U.S. operations of the Bruker BioSpin Group.

  Bruker Physik GmbH
  Silberstreifen 4
  76287 Rheinstetten
  Germany
   http://www.bruker.com

        Bruker Physik GmbH was incorporated in 1960 in Germany. It is a holding company that includes the German Bruker BioSpin Group companies as well as European Advanced Superconductors GmbH & Co. KG, or EAS, and European High Temperature Superconductors GmbH & Co. KG, or EHTS. Bruker Physik is a privately held company, ultimately wholly owned by the Bruker BioSpin Group Shareholders.

  Bruker BioSpin Invest AG
  Aegeristrasse 52
  Postfach 351
  6301 Zug Switzerland
   http://www.bruker.com

        Bruker BioSpin Invest AG was incorporated in Switzerland in 1986. It is a holding company that includes the Swiss Bruker BioSpin Group companies. Bruker BioSpin Invest AG is a privately held company, wholly owned by the Bruker BioSpin Group Shareholders.

Bruker BioSpin Group Supplementary Financial Information

	Nine Months Ended September 30,		Years Ended December 31,
	2007	2006	2006	2005	2004
	(in thousands)
Condensed Consolidated Statement of Operations Date:
Total revenue	$351,893	$313,487	$446,954	$445,235	$487,329
Cost of revenue	210,026	180,989	246,309	253,019	288,164
Gross profit	141,867	132,498	200,645	192,216	199,165
Operating expenses	93,012	89,213	123,914	98,397	157,014
Operating income	48,855	43,285	76,731	93,819	42,151
Net income	$43,528	$30,467	$56,574	$75,226	$23,656
	As of September 30,		As of December 31,
	2007	2006	2006	2005	2004
	(in thousands)
Condensed Consolidated Balance:
Cash and cash equivalents	$268,819	$219,060	$259,094	$248,782	$237,758
Working capital	350,331	302,303	328,184	281,057	340,675
Total assets	792,292	712,416	762,669	727,893	797,616
Total debt	9,674	20,105	12,802	23,306	42,184
Other long-term liabilities	51,450	41,545	45,485	37,513	91,098
Total shareholders equity	$410,761	$355,442	$385,735	$335,160	$339,166

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

CRITICAL ACCOUNTING POLICIES AND ESTIMATES

        The discussion and analysis of Bruker BioSpin Group's financial condition and results of operations is based upon Bruker BioSpin Group's consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America. The preparation of these financial statements requires that Bruker BioSpin Group makes estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and reported amounts of revenues and expenses during the reporting period. On an ongoing basis, Bruker BioSpin Group's management evaluates its estimates and judgments, including those related to revenue recognition, allowance for doubtful accounts, inventories, warranty costs, income taxes and contingencies. Bruker BioSpin Group bases its estimates and judgments on historical experience, current market and economic conditions, its observance of industry trends and other assumptions that Bruker BioSpin Group believes are reasonable and form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources. Actual results could differ from these estimates.

        Bruker BioSpin Group believes the following critical accounting policies to be both those most important to the portrayal of its financial condition and those that require the most subjective judgment.

  •
  Revenue recognition.    The Bruker BioSpin Group recognizes revenue from system sales when persuasive evidence of an arrangement exists, the price is fixed or determinable, title and risk of loss has been transferred to the customer and collectibility of the resulting receivable is reasonably assured. Title and risk of loss is generally transferred to the customer upon receipt of a signed customer acceptance for a system that has been shipped, installed, and for which the customer has been trained. As a result, the timing of customer acceptance or readiness could cause the Bruker BioSpin Group's reported revenues to differ materially from expectations. When products are sold through an independent distributor, a strategic distribution partner or an unconsolidated affiliated distributor, which assumes responsibility for installation, the Bruker BioSpin Group recognizes the system as revenue when the product has been shipped and title and risk of loss has been transferred. The Bruker BioSpin Group's distributors do not have price protection rights or rights to return; however, the Bruker BioSpin Group's products are warranted to be free from defects for a period of one to two years. Revenue is deferred until cash is received when a significant portion of the fee is due over one year after delivery, installation and acceptance of the system. For arrangements with multiple elements, the Bruker BioSpin Group recognizes revenue for each element based on the fair value of the element provided when all other criteria for revenue recognition have been met. The fair value for each element provided in multiple element arrangements is typically determined by referencing historical pricing policies when the element is sold separately. Changes in the Bruker BioSpin Group's ability to establish the fair value for each element in multiple element arrangements could affect the timing of revenue recognition.

    Revenue from the sale of accessories and parts is recognized upon shipment and service revenue is recognized as the services are performed.

    Other revenues are comprised of research grants and licensing agreements. Grant revenue is recognized as work is performed. Licensing revenue is recognized ratably over the term of the related contract.

  •
  Warranty costs.    Bruker BioSpin Group normally provides a one to two year parts and labor warranty with the purchase of equipment. The anticipated cost for this one to two year warranty is accrued upon recognition of the sale and is included as a current liability on the balance sheet. Although Bruker BioSpin Group's facilities undergo quality assurance and testing procedures throughout the production process, its warranty obligation is affected by product failure rates, material usage and service delivery costs incurred in correcting a product failure. Although Bruker BioSpin Group's actual warranty costs have historically been consistent with expectations, to the extent warranty claim activity or costs associated with servicing those claims differ from Bruker BioSpin Group's estimates, revisions to the warranty accrual may be required.

  •
  Inventories.    Inventories are stated at the lower of cost or market, with cost determined by the first-in, first-out method. Bruker BioSpin Group maintains an allowance for excess and obsolete inventory to reflect the expected un-saleable or un-refundable inventory based on an evaluation of slow moving products. If ultimate usage or demand varies significantly from expected usage or demand, additional write-downs may be required, resulting in a charge to operations.

  •
  Allowance for doubtful accounts.    Bruker BioSpin Group maintains allowances for doubtful accounts for estimated losses resulting from the inability of its customers to pay amounts due. If the financial condition of Bruker BioSpin Group's customers were to deteriorate, reducing their ability to make payments, additional allowances would be required, resulting in a charge to operations.

  •
  Income taxes.    Bruker BioSpin Group estimates the degree to which tax assets and loss carryforwards will result in a benefit based on expected profitability by tax jurisdiction, and provide a valuation allowance for tax assets and loss carryforwards that Bruker BioSpin Group believes will more likely than not go unused. If it becomes more likely than not that a tax asset or loss carryforward will be used for which a reserve has been provided, Bruker BioSpin Group reverses the related valuation allowance. If Bruker BioSpin Group's actual future taxable income by tax jurisdiction differ from estimates, additional allowances or reversals of reserves may be necessary.

RESULTS OF OPERATIONS

Nine months ended September 30, 2007 compared to the nine months ended September 30, 2006

Revenue

        Bruker BioSpin Group's revenues were $351.9 million for the nine months ended September 30, 2007 compared to $313.5 million for the nine months ended September 30, 2006. The increase from prior year results is $38.4 million or 12.2%. Excluding the effect of foreign exchange, revenue would have increased by $16.4 million, or 5.2%. Revenue growth was driven by strong customer demand for our magnetic resonance systems. Included in other revenue for the nine months ended September 30, 2007 and September 30, 2006 are license revenues and grant revenues from various research and development projects funded primarily by European government authorities amounting to $1.9 million and $1.7 million, respectively.

Cost of Revenue

        Bruker BioSpin Group's cost of product revenue for the nine months ended September 30, 2007 increased $29.0 million, or 16.0%, to $210.0 million compared to $181.0 million for the same period in 2006. The cost of product revenue as a percentage of product revenues was 60.0% for the nine months ended September 30, 2007 compared to 58.1% for the same period in 2006. The increase in cost of product revenue as a percentage of product revenues is primarily due to a change in product mix.

Sales and Marketing

        Bruker BioSpin Group's marketing and sales expense for the nine months ended September 30, 2007 increased $2.4 million, or 7.2%, to $35.9 million compared to $33.5 million for the same period in

2006. Marketing and sales expenses as a percentage of net revenues were 10.2% for the nine months ended September 30, 2007 and 10.7% for the same period in 2006. The decrease in sales and marketing expense as a percentage of product and service revenue is primarily attributable to increased revenue in the first nine months ended September 30, 2007 as compared to the first nine months ended September 30, 2006.

General and Administrative

        Bruker BioSpin Group's general and administrative expenses for the nine months ended September 30, 2007 increased $2.1 million, or 12.5%, to $18.9 million compared to $16.8 million for the same period in 2006. General and administrative expenses as a percentage of net revenues were consistent at 5.4% for the nine months ended September 30, 2007 and 2006.

Research and Development

        Bruker BioSpin Group's research and development expenses for the nine months ended September 30, 2007 decreased $0.7 million, or (1.8%) to $38.2 million compared to $38.9 million for the same period in 2006. As a percentage of net revenues, research and development expenses were 10.9% for the nine months ended September 30, 2007 compared to 12.4% for the same period in 2006. The decrease in research and development expenses as a percentage of product and service revenue is driven by increased revenues and a reduction in materials usage for research and development projects.

Interest and Other Income (Expense), Net

        Interest and other income, net for the nine months ended September 30, 2007 was $5.4 million compared to $2.7 million for the same period in 2006. During the nine months ended September 30, 2007, the major components within interest and other income, net, were interest income of $7.6 million and gains on foreign currency transactions of $0.8 million, offset by miscellaneous expenses of $3.0 million. During the nine months ended September 30, 2006, the major components within interest and other income, net, were interest income of $3.7 million and gains on foreign currency transactions of $1.5 million, offset by miscellaneous expenses of $2.5 million.

Provision for Income Taxes

        The income tax provision for the nine months ended September 30, 2007 was $10.7 million compared to an income tax provision of $15.5 million for the nine months ended September 30, 2006, representing effective tax rates of 19.7% and 33.7%, respectively. Our effective tax rate is calculated using our projected annual pre-tax income or loss, and is affected by the expected level of tax benefits, and changes in the mix of our pre-tax income and losses among jurisdictions with varying statutory tax rates.

        On August 14, 2007, the German Business Tax Reform 2008 was signed by the Federal President and the legislative process was finalized on August 17, 2007 with the official publication of the law. This new legislation changes the German Federal Corporate Tax Rate from 25% to 15%. In addition, German Trade Tax is no longer deductible from the Corporate Income Tax. Bruker BioSpin Group has analyzed the impact of these changes on its deferred tax assets and liabilities as of the date of enactment. The deferred tax items that will reverse after December 31, 2007 have been adjusted to reflect the new tax rate which will become effective on January 1, 2008. As a result, Bruker BioSpin Group has recorded a net reduction to income tax expense of $5.8 million in the nine months ending September 30, 2007.

        In July 2006, the Financial Accounting Standards Board issued FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes-an interpretation of FASB Statement 109 ("FIN 48"). Among other things, FIN 48 provides guidance to address uncertainty in tax positions and clarifies the accounting for income taxes by prescribing a minimum recognition threshold which income tax positions must achieve before being recognized in the financial statements. In addition, FIN 48 requires expanded annual disclosures, including a roll forward of the beginning and ending aggregate unrecognized tax benefits as well as specific detail related to tax uncertainties for which it is reasonably possible the amount of unrecognized tax benefit will significantly increase or decrease within twelve months. Bruker BioSpin Group adopted FIN 48 on January 1, 2007, and recorded a reduction of retained earnings of $1.2 million effective January 1, 2007. Bruker BioSpin Group has unrecognized tax benefits of approximately $6.8 million as of January 1, 2007, which, if recognized, would result in a reduction of the Bruker BioSpin Group's effective tax rate. As of January 1, 2007, Bruker BioSpin Group does not expect any material changes to unrecognized tax positions within the next twelve months.

        Bruker BioSpin Group recognizes penalties and interest related to unrecognized tax benefits in the provision for income taxes. As of September 30, 2007, we had approximately $1.2 million of accrued interest and penalties related to uncertain tax positions included in the liability on the consolidated balance sheet, of which approximately $0.3 million was recorded during the nine months ended September 30, 2007.

        The tax years 2003 to 2006 are open tax years for most of our major taxing jurisdictions. Bruker BioSpin Group files returns in many foreign and state jurisdictions with varying statutes of limitations.

Twelve Months Ended December 31, 2006 Compared to Twelve Months Ended December 31, 2005

Revenues

        Bruker BioSpin Group's revenues increased $1.8 million, or 0.4%, to $447.0 million for the year ended December 31, 2006 compared to $445.2 million for the year ended December 31, 2005. The effect of foreign exchange was minimal. Included in other revenue for the years ended December 31, 2006 and December 31, 2005 are license revenues and grant revenues from various research and development projects funded primarily by European government authorities amounting to $3.2 million and $4.8 million, respectively. Also included in other revenue for the year ended December 31, 2005 was income generated from a customer cancellation of a system order in the amount of $1.6 million.

Cost of Product Revenue

        Bruker BioSpin Group's cost of product revenue for the year ended December 31, 2006 decreased $6.7 million, or (2.6%), to $246.3 million compared to $253.0 million for the same period in 2005. The cost of product revenue as a percentage of product revenues was 55.5% for the year ended December 31, 2006 compared to 57.7% for the same period in 2005. The decrease in cost of product revenues as a percentage of product revenues was primarily attributed to cost reductions in our superconducting wire business, and other restructuring program initiatives taken in 2005.

Marketing and Sales

        Bruker BioSpin Group's marketing and sales expense for the year ended December 31, 2006 increased $3.7 million, or 8.2%, to $48.9 million compared to $45.2 million for the same period in 2005. Marketing and sales expenses as a percentage of net revenues were 10.9% for the year ended December 31, 2006 and 10.2% for the same period in 2005. The increase in sales and marketing expense as a percentage of product and service revenue is primarily attributed to an increase in commissions.

Research and Development.

        Bruker BioSpin Group's research and development expenses for the year ended December 31, 2006 decreased $1.5 million, or (2.7%) to $53.7 million compared to $55.2 million for the same period in 2005. As a percentage of net revenues, research and development expenses were 12.0% for the year ended December 31, 2006 compared to 12.4% for the same period in 2005. The primary decrease in research and development expenses can be attributed to employee reductions in some of our manufacturing facilities.

General and Administrative

        Bruker BioSpin Group's general and administrative expenses for the year ended December 31, 2006 decreased $2.5 million, or (10.5%), to $21.3 million compared to $23.8 million for the same period in 2005. General and administrative expenses as a percentage of net revenues were 4.8% for the year ended December 31, 2006 and 5.3% for the same period in 2005. The primary reason for the decrease in general and administrative expenses can be attributed to the cost reduction programs put in place in 2005 in an effort to reduce costs and improve productivity.

Special Credit

        During 2005, a settlement agreement was signed for our various magnet patent litigation cases, which released Bruker BioSpin Group from any losses. As a result, this liability was reversed in the amount of $25.8 million during 2005.

Interest and Other Income, Net

        Interest and other income, net for the year ended December 31, 2006 was $1.0 million compared to $8.0 million for the same period in 2005. During the year ended December 31, 2006, the major components within interest and other income, net, were interest income of $5.5 million and miscellaneous income of $0.2 million, offset by losses on foreign currency transactions of $4.7 million. During the year ended December 31, 2005, the major components within interest and other income, net, were interest income of $2.4 million, gains on foreign currency transactions of $4.8 million, and miscellaneous income of $0.8 million.

Provision for Income Taxes

        The income tax provision for the year ended December 31, 2006 was $21.1 million compared to an income tax provision of $26.6 million for the year ended December 31, 2005, representing effective tax rates of 27.2% and 26.1%, respectively. The increase in our effective tax rate is primarily due to a change in the mix of our pre-tax income and losses among jurisdictions with varying statutory tax rates.

Twelve Months Ended December 31, 2005 Compared to Twelve Months Ended December 31, 2004

Revenues

        Bruker BioSpin Group's revenues were $445.2 million for the year ended December 31, 2005 compared to $487.3 million for the year ended December 31, 2004. The decline from prior year results is $42.1 million or (8.6%). The effect of foreign exchange was minimal. The decrease in product revenues can primarily be attributed to the weakened global demand for magnetic resonance systems. Included in other revenue for the years ended December 31, 2005 and December 31, 2004 are license revenues and grant revenues from various research and development projects funded primarily by European government authorities amounting to $4.8 million and $2.9 million, respectively. Also included in other revenue for the year ended December 31, 2005 was income generated from a customer cancellation of a system order in the amount of $1.6 million.

Cost of Product Revenues

        Bruker BioSpin Group's cost of product revenue for the year ended December 31, 2005 decreased $35.2 million, or (12.2%), to $253.0 million compared to $288.2 million for the same period in 2004. The cost of product revenue as a percentage of product revenues was 57.7% for the year ended December 31, 2005 compared to 59.5% for the same period in 2004. The decrease in overall cost of product revenue as a percentage of product revenues is primarily attributed to a change in product mix and a reduction in our write-down of demonstration inventory to net realizable value. The write-down of demonstration inventory to net realizable value was $12.3 million in 2005 compared to $14.4 million in 2004.

Marketing and Sales

        Bruker BioSpin Group's marketing and sales expense for the year ended December 31, 2005 decreased $3.1 million, or (6.4%), to $45.2 million compared to $48.3 million for the same period in 2004. Marketing and sales expenses as a percentage of net revenues were 10.2% for the year ended December 31, 2005 and 9.9% for the same period in 2004. The decrease in our sales and marketing expenses is attributed to the lower variable costs incurred due to lower sales volume generated in 2005 compared to 2004.

Research and Development

        Bruker BioSpin Group's research and development expenses for the year ended December 31, 2005 increased $1.3 million, or 2.4% to $55.2 million compared to $53.9 million for the same period in 2004. As a percentage of net revenues, research and development expenses were 12.4% for the year ended December 31, 2005 compared to 11.1% for the same period in 2004. The increase in research and development expenses can be attributed to additional research and development spending in our Switzerland operations compared to prior year.

General and Administrative

        Bruker BioSpin Group's general and administrative expenses for the year ended December 31, 2005 decreased $2.6 million, or (9.8%), to $23.8 million compared to $26.4 million for the same period in 2004. General and administrative expenses as a percentage of net revenues were 5.3% for the twelve months ended December 31, 2005 and 5.4% for the same period in 2004.

Other Special Charges (Credit)

        During 2004, Bruker BioSpin Group recorded a charge of $28.5 million to cover costs associated with potential assessments and related legal fees associated with a patent lawsuit, to the extent such amounts were deemed probable and estimable. During 2005, a settlement agreement was signed for our various magnet patent litigation cases, which released Bruker BioSpin Group from any losses. As a result, this liability was reversed in 2005 in the amount of $25.8 million.

Interest and Other Income (Expense), Net

        Interest and other income (expense), net for the year ended December 31, 2005 was $8.0 million compared to ($6.8) million for the same period in 2004. During the year ended December 31, 2005, the major components within interest and other income, net, were interest income of $2.4 million, gains on foreign currency transactions of $4.8 million, and miscellaneous income of $0.8 million. During the year ended December 31, 2004, the major components within interest and other expense, net, were losses on foreign currency transactions of $7.8 million, offset by interest income of $0.2 million, and other miscellaneous income of $0.8 million.

Provision for Income Taxes

        The income tax provision for the year ended December 31, 2005 was $26.6 million compared to $11.7 million for the year ended December 31, 2004. The effective tax rate was 26.1% for the year ended December 31, 2005 compared to 33.2% for 2004. Our effective tax rate decreased due to changes in the mix of our pre-tax income and losses among jurisdictions with varying statutory tax rates.

LIQUIDITY AND CAPITAL RESOURCES

        As of September 31, 2007 and December 31, 2006, Bruker BioSpin Group had cash and cash equivalents of $268.8 million and $259.1 million, respectively. Bruker BioSpin Group currently anticipates that its existing cash and short-term investments will be sufficient to support Bruker BioSpin Group's operating and investing needs for at least the next twelve months, but this depends on our profitability and our ability to manage working capital requirements. Historically, Bruker BioSpin Group has financed its growth through a combination of cash provided from operations and debt financing.

        During the year ended December 31, 2006, net cash provided by operating activities was $45.1 million compared to $98.7 million during the year ended December 31, 2005. The decrease in cash provided by operating activities was primarily attributable to a decrease in customer deposits and a decrease in our income taxes payable. During the nine months ended September 30, 2007, net cash provided by operating activities was $43.0 million compared to $8.2 million during the nine months ended September 30, 2006. The increase in cash provided by operating activities was primarily attributable to improved earnings, an increase in our customer deposits, an increase in income taxes payable, and an increase in accrued expenses.

        During the year ended December 31, 2006, net cash used in investing activities was $17.0 million compared to $7.8 million during the year ended December 31, 2005. Cash used in investing activities during the year ended December 31, 2006 consisted primarily of $13.4 million of capital expenditures for machinery and equipment used in production. Additionally, Bruker BioSpin Group invested $3.5 million in short-term investments and $1.6 million for the acquisition of various technology from ShapeMetal Innovations during the year ended December 31, 2006. Cash used in investing activities during the year ended December 31, 2005 consisted primarily of $14.6 million in capital expenditures for purchases of machinery and equipment used in production. This was offset with cash provided by investing activities of $2.3 million in property and equipment sales, $2.4 million in collection on notes receivable from affiliated companies, and $2.1 million in proceeds from short-term investments. During the nine months ended September 30, 2007, net cash used in investing activities was $4.0 million compared to $8.4 million during the nine months ended September 30, 2006. Cash used in investing activities for the nine months ended September 30, 2007 related primarily to capital investments amounting to $6.5 million offset by cash proceeds from short-term investments of $2.5 million. Cash used in investing activities for the nine months ended September 30, 2006 related primarily to capital investments amounting to $4.1 million and $3.7 million in purchases of short-term investments. Bruker BioSpin Group invests in capital equipment used in production facilities on a continuing basis in order to enhance the efficiency of our operations.

        During the year ended December 31, 2006, financing activities used $40.3 million of cash compared to $48.6 million of cash during the year ended December 31, 2005. The use of cash consisted of dividend payments in the amount of $29.5 million and $33.6 million, and debt repayments of $10.8 million and $15.0 million in 2006 and 2005, respectively. During the nine months ended September 30, 2007, financing activities used $46.4 million of cash compared to $32.9 million during the nine months ended September 30, 2006. The increased use of cash during the nine months ended September 30, 2007 was related to an increase in dividend payments and an increase in debt repayments.

        As of September 30, 2007, Bruker BioSpin Group had $5.8 million in term loans outstanding compared to $9.5 million at December 31, 2006. The interest rate on the term loans ranged from 3.94% to 4.1% at both September 30, 2007 and December 31, 2006.

        The following table summarizes future principal payments on borrowings under long-term debt outstanding as of December 31, 2006 (in thousands):

Contractual Obligations (in thousands)	Total	Less than 1 Year	1-3 Years	4-5 Years	More than 5 years
Short-term borrowings	$—	$—	$—	$—	$—
Operating lease obligations	$6,766	$1,865	$2,039	$1,349	$1,513
Long-term debt	$9,465	$5,333	$4,132	$—	$—
Total contractual cash obligations	$—	$—	$—	$—	$—

        At this time, the Bruker BioSpin Group can not make a reliable estimate as to the timing of the cash settlements associated with the unrecognized tax benefits in accordance with FIN 48. The total unrecognized tax benefits are $6.8 million as of September 30, 2007.

        Bruker BioSpin Group leases a building under an agreement that is classified as a capital lease. The cost of the building under capital lease is included in the combined balance sheets as property, plant and equipment and was $4,880 and $4,382 at December 31, 2006 and December 31, 2005, respectively. Accumulated amortization of the leased building at December 31, 2006 and December 31, 2005 was approximately $877 and $613, respectively. Amortization of assets under capital lease is included in depreciation expense. The future minimum lease payments required under the capital lease as of December 31, 2006 are as follows:

2007	$741
2008	737
2009	736
2010	464
2011	272
Thereafter	686

Total minimum lease payments	3,636
Less: Amount representing interest	299

Present value of net minimum lease payments	3,337

Less: Current maturities of capital lease obligations	665

Long-term capital lease obligations	$2,672

TRANSACTIONS WITH RELATED PARTIES

        Bruker BioSciences Corporation, SciTec GmbH and SciTec GmbH & Co. KG are related parties through common ownership with Bruker BioSpin Group. Bruker BioSpin Group and its affiliates have entered into a sharing agreement which provides for the sharing of specified intellectual property rights, services, facilities, and other related items.

        Bruker BioSpin Group recognized sales to affiliated entities of approximately $21.1 million, $17.1 million and $13.3 million during the years ended December 31, 2006, 2005 and 2004, respectively, and made purchases from affiliated entities of approximately $11.3 million, $13.0 million and $17.1 million during the years ended December 31, 2006, 2005 and 2004, respectively.

        During the years ended December 31, 2006, 2005 and 2004, Bruker BioSpin Group received net payments of $1.1 million, $2.6 million and $3.4 million, respectively, from various affiliated companies for administrative and other services (including office space) provided to those entities in accordance with the terms of shared services agreements entered into under the sharing agreement. The amounts paid for services are based on management's best estimates of the fair value of such services, and were recorded as a reduction of general and administrative expense in the combined financial statements.

        Bruker BioSpin Group rents office space from principal shareholders under multiple leases, which have expiration dates ranging from March 31, 2010 to December 31, 2015. Total rent expense under these leases was $1.1 million, for the years ended 2006, 2005 and 2004, respectively. Bruker BioSpin subleased a portion of office space from an affiliate during 2006, 2005 and 2004. Bruker BioSpin Group paid $32,000, $29,000 and $120,000, respectively, in rental expense, which included charges for utilities and other occupancy cost.

        As of December 31, 2006 and 2005, Bruker BioSpin Group had outstanding notes receivable totaling approximately $0.2 million and $-0-, respectively, from other affiliated entities.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

        Bruker BioSpin Group is potentially exposed to market risk associated with changes in foreign exchange and interest rates for which it selectively used financial instruments to reduce related market risks. An instrument is treated as a hedge if it is effective in offsetting the impact of volatility in our underlying exposure. Bruker BioSpin Group has also entered into instruments which are not effective derivatives under the requirements of SFAS No. 133, and therefore such instruments are not designated as hedges. All transactions are authorized and executed pursuant to its policies and procedures. Analytical techniques used to manage and monitor foreign exchange and interest rate risk include market valuations and sensitivity analysis.

Impact of Foreign Currencies

        Bruker BioSpin Group sells products in many countries, and a substantial portion of revenue and expenses are denominated in foreign currencies, principally in the Euro and Swiss Franc. Fluctuations in the rate of exchange between the U.S. dollar and foreign currencies could adversely affect its financial results. Costs related to these sales are largely denominated in the same respective currencies, thereby limiting its transaction risk exposure. However, for sales not denominated in U.S. dollars, if there is an increase in the rate at which a foreign currency is exchanged for U.S. dollars, it will require more of the foreign currency to equal a specified amount of U.S. dollars than before the rate increase. In such cases, if Bruker BioSpin prices its products in the foreign currency, it will receive less in U.S. dollars than it did before the rate increase went into effect. If Bruker BioSpin prices its products in U.S. dollars and competitors price their products in local currency, an increase in the relative strength of the U.S. dollar could result in its prices not being competitive in a market where business is transacted in the local currency.

        Bruker BioSpin Group may from time to time enter into forward currency exchange contracts. Specifically, as of December 31, 2005 and December 31, 2004, it had contracts with notional amounts aggregating $71.5 million and $10.0 million, respectively. These contracts do not qualify for hedge accounting under SFAS No. 133. Accordingly, the instruments are marked-to-market with the corresponding gains and losses recorded in other expense in the current period. The realized and unrealized gains and (losses) under these contracts for the years ended December 31, 2005 and 2004, were $(7.2) million and $0.7 million, respectively. No such contracts existed as of December 31, 2006 and September 30, 2007.

        Bruker BioSpin Group has entered into foreign-denominated debt obligations for debt related to its European production facilities. The currency effects of the debt obligations are reflected in interest and other income (expense), net, on the consolidated statement of operations.

Impact of Interest Rates

        Bruker BioSpin Group's exposure related to adverse movements in interest rates is derived primarily from outstanding floating rate debt instruments that are indexed to short-term market rates and cash equivalents. Its objective in managing its exposure to interest rates is to decrease the volatility that changes in interest rates might have on its earnings and cash flows. To achieve this objective, Bruker BioSpin Group uses a fixed rate agreement to adjust a portion of its debt that is subject to variable interest rates.

        A 10% increase or decrease in the average cost of Bruker BioSpin Group's variable rate debt would not result in a material change in pre-tax interest expense.

Inflation

        Bruker BioSpin Group does not believe inflation had a material impact on its business or operating results during any of the periods presented.

Principal Stockholders and Holdings of Management

        The following table sets forth certain information regarding beneficial ownership of the common equity of the Bruker BioSpin Group as of January 14, 2008. The Bruker BioSpin Group Shareholders hold, directly or indirectly, 100% of the outstanding capital of the Bruker BioSpin Group companies. The table below reflects the amount and percentage ownership of the Bruker BioSpin Group Shareholders in Bruker BioSpin Inc., Bruker Physik and BioSpin Invest. Other than members of the Bruker BioSpin Group Shareholders, no executive officer or director owns shares of the Bruker BioSpin Group.

	Bruker BioSpin Inc.		Bruker Physik GmbH		Bruker BioSpin Invest AG
Beneficial Owners	Amount and Nature of Beneficial Ownership(1)(2)	Percent of Class	Amount and Nature of Beneficial Ownership(1)(3)	Percent of Class	Amount and Nature of Beneficial Ownership(1)(4)	Percent of Class
Frank H. Laukien(5) c/o Bruker BioSciences 40 Manning Road Billerica, MA 01821	1,664,343	18.76%	425,000	5.00%	3,000,000	18.75%
Joerg C. Laukien Markgrafenstrasse 34 76530 Baden-Baden Germany	1,664,343	18.76%	425,000	5.00%	3,000,000	18.75%
Marc M. Laukien 809 Harbour Isles Court N. Palm Beach, Florida 33410	1,664,343	18.76%	425,000	5.00%	3,000,000	18.75%
Dirk D. Laukien 42 Pleasant Ridge Drive The Woodlands, TX 77382	1,664,343	18.76%	425,000	5.00%	3,000,000	18.75%
Isolde Laukien-Kleiner Lichtentalerallee 68 D76530 Baden-Baden Germany	2,212,458	24.94%	467,500	5.50%	4,000,000	25.00%
Techneon AG(6) c/o Bruker BioSpin AG, 7 Industriestrasse 26, CH-8117 Fällanden, Switzerland	—	—	1,105,000	13.00%	—	—
SciTec GmbH & Co. KG(6) Silberstreifen 4, 76287 Rheinstetten, Germany	—	—	5,227,500	61.50%	—	—

(1)
Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common share subject to options held by that person that are currently exercisable, or become exercisable within 60 days from the date hereof, are deemed outstanding. However, such shares are not deemed outstanding for purposes of computing the percentage ownership of any other person.

(2)
Represents shares of common stock of Bruker BioSpin Inc.

(3)
Represents share ownership of Bruker Physik GmbH.

(4)
Represents share capital of Bruker BioSpin Invest AG.

(5)
Includes 116,504 shares of Bruker BioSpin Inc., 112,900 shares of Bruker Physik GmbH, and 210,000 shares of Bruker BioSpin Invest AG owned by Robyn Laukien as to which Frank H. Laukien has voting power.

(6)
The capital shares of Techneon AG are owned by SciTec GmbH & Co. KG., whose limited partnership interests are 100% beneficially owned by members of the Laukien family in the following percentages: Frank Laukien (18.75%), Joerg Laukien (18.75%), Marc Laukien (18.75%), Dirk Laukien (18.75%) and Isolde Laukien-Kleiner (25%).

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Review, Approval or Ratification of Transactions with Related Persons

        All transactions with related parties in excess of $50,000 are reviewed and pre-approved in accordance with our Audit Committee Charter and written procedures. Our Audit Committee, which is ultimately responsible for approving related party transactions, pre-approves such transactions involving amounts exceeding $500,000. The Audit Committee has delegated authority to the Chief Financial Officer and Corporate Controller to review and pre-approve all related party transactions, including distribution, shared administrative services and sales and purchasing activities, involving amounts from $50,000 to $500,000. A related party transaction will be approved only if it is determined upon review that the transaction is in the best interests of our company, and at fair market value and at arm's length conditions. If the transaction involves a director, that director will be recused from all discussions and decisions about the transaction. In considering the transaction, the executive officer or the committee, as appropriate, will consider all relevant factors, including as applicable:

  •
  the business purpose for the transaction;

  •
  quantifying the amount and volume of transactions to assess materiality;

  •
  methods used to establish the terms of the transaction and whether the transaction is on arm's-length terms comparable to those available to third parties; and

  •
  the overall fairness of the transaction to the company.

        Typically every quarter, management reviews with the Audit Committee all related party transactions, including those the committee was not required to pre-approve. This review consists of a memorandum summarizing the information described above with respect to all related party transactions entered into in the preceding quarter, and is followed up on during one of the telephonic or in-person meeting between the Audit Committee and management.

Affiliation and Stockholders

        Bruker BioSciences and the companies of the Bruker BioSpin Group are affiliated through common control at the stockholder level. Our five largest stockholders, Frank H. Laukien, Dirk D. Laukien, Isolde Laukien-Kleiner, Joerg C. Laukien and Marc M. Laukien, together with Robyn L. Laukien, are also the controlling shareholders of the Bruker BioSpin Group and beneficially own directly or indirectly 100% of the shares of the companies of the Bruker BioSpin Group. Isolde Laukien-Kleiner is the mother of Dirk and Marc Laukien. Joerg, Frank, Dirk and Marc are brothers or half-brothers.

        Frank H. Laukien, Ph.D., the Chairman, President and Chief Executive Officer of Bruker BioSciences, also is a director and President of Bruker BioSpin Inc. and co-CEO of the Bruker BioSpin Group. Additionally, Dr. Frank Laukien beneficially owns directly or indirectly more than 10% of the stock of each of the Bruker BioSpin Group companies. Under two lease agreements, Bruker BioSpin Corporation rents laboratory, manufacturing and office space from trusts controlled by certain Laukien family members, including Frank Laukien. During each of the years ended December 31, 2007, 2006 and 2005, Frank Laukien was paid $191,600 as a beneficiary of the trusts. The lease terms were equal to the estimated fair market value of the rentals.

        Joerg C. Laukien, a director of Bruker BioSciences, is the Chief Operating Officer of the Bruker BioSpin Group, a director and President of Bruker BioSpin MRI, Inc., Managing Director of Bruker BioSpin MRI GmbH, Managing Director of Bruker Elektronic GmbH, a director of Bruker Biospin Inc., a director of Bruker BioSpin SA, a director of Bruker BioSpin s.r.l., and a director of Techneon AG. Additionally, Joerg Laukien owns directly or indirectly more than 10% of the stock of each of the Bruker BioSpin Group companies. Mr. Joerg Laukien is a beneficiary of a trust controlled by Dr. Dirk Laukien and Dr. Frank Laukien which leases certain laboratory, manufacturing and office space to Bruker BioSpin Corporation. During each of the years ended December 31, 2007, 2006 and

2005, Joerg Laukien was paid $21,600 as a beneficiary of the trust. The lease terms were equal to the estimated fair market value of the rentals. With Dr. Dirk Laukien and Isolde Laukien-Kleiner, Joerg Laukien also is a party to a lease agreement with Bruker BioSpin AG, under which Bruker BioSpin AG rents certain office space. During each of the years ended December 31, 2007, 2006 and 2005, Joerg Laukien was paid $84,970, $81,363 and $81,877, respectively, under that agreement.

        Dirk D. Laukien, Ph.D., Senior Vice President of Bruker BioSciences and President of Bruker Optics, is also co-CEO of the Bruker BioSpin Group and a director of Bruker BioSpin Inc. and Bruker BioSpin AG. Additionally, Dirk Laukien owns directly or indirectly more than 10% of the stock of each of the Bruker BioSpin Group companies. Our Bruker Optics subsidiary rents various office space from Dirk Laukien under lease agreements. Under these lease agreements, during each of the years ended December 31, 2007, 2006 and 2005, Dirk Laukien was paid $0.35 million, $0.35 million, and $0.30 million, respectively, which was equal to the estimated fair market value less the cost of capital improvements provided by Bruker Optics in 2004. Bruker Optics subleased a portion of this office space to an affiliate during 2007, 2006 and 2005 and received $31,500 in rental income in each of these years, which included charges for utilities and other occupancy costs. This rental income is recorded as a reduction of rent, utilities, and building maintenance expenses. Under two lease agreements, Bruker BioSpin Corporation rents laboratory, manufacturing and office space from trusts controlled by certain Laukien family members, including Dirk Laukien. Under the first of the lease agreements, during the years ended December 31, 2007, 2006 and 2005, Dirk Laukien was paid $137,500, $137,500 and $131,250, respectively, which was equal to the estimated fair market value of the rentals. A trust controlled by Dirk Laukien and Frank Laukien has also entered into a lease agreement with Bruker BioSpin Corporation. As a beneficiary of the trust, during each of the years ended December 31, 2007, 2006 and 2005, Dirk Laukien was paid $32,400. The lease terms were equal to the estimated fair market value of the rentals. Bruker BioSpin Corporation also rents office space from a trust controlled by Dr. Dirk Laukien. During each of the years ended December 31, 2007, 2006 and 2005, Dirk Laukien was paid $170,000 as a beneficiary of the trust. The lease terms were equal to the estimated fair market value of the rentals. Dirk Laukien, Isolde Laukien-Kleiner and Joerg C. Laukien also are parties to a lease agreement with Bruker BioSpin AG under which Bruker BioSpin AG rents certain office space. During each of the years ended December 31, 2007, 2006 and 2005, Dirk Laukien was paid $84,970, $81,363 and $81,877, respectively, under that agreement.

        Marc M. Laukien owns directly or indirectly more than 10% of the stock of each of the Bruker BioSpin Group companies. Marc Laukien is a beneficiary of certain trusts controlled by Laukien family members that have entered into lease agreements with Bruker BioSpin Corporation. During each of the years ended December 31, 2007, 2006 and 2005, Marc Laukien was paid $202,400 as a beneficiary of the trusts. The lease terms were equal to the estimated fair market value of the rentals. If the acquisition of the Bruker BioSpin Group is approved by stockholders, and giving effect to the cash-stock exchange agreements among certain Bruker BioSpin Group Shareholders, Marc Laukien will receive aggregate consideration of approximately $90.0 million in cash and 8,913,170 shares of Bruker BioSciences unregistered stock, which have a market value of approximately $103.3 million as of January 14, 2008, in exchange for his interest in the Bruker BioSpin Group companies.

        Isolde Laukien-Kleiner owns directly or indirectly more than 10% of the stock of each of the Bruker BioSpin Group companies. Isolde Laukien-Kleiner was formerly the CEO of Bruker Physik GmbH and also served later as a consultant to Bruker Physik GmbH. Isolde Laukien-Kleiner terminated her consulting relationship with the Bruker BioSpin Group affiliate prior to the announcement of the combination. Under an agreement with Bruker Physik AG, Isolde Laukien-Kleiner will continue to receive certain benefits for a period of three years following her resignation. In December 2007, Isolde Laukien-Kleiner exercised her right under her retirement agreement to sell certain artwork loaned to various Bruker BioSpin Group companies to Bruker Physik for €50,000. Isolde Laukien-Kleiner is entitled to monthly pension payments of approximately €13,000, or €156,000 annually, subject to annual periodic adjustments. If the acquisition of the Bruker BioSpin Group is approved by stockholders, and giving effect to the cash-stock exchange agreements among certain Bruker BioSpin Group Shareholders, Isolde Laukien-Kleiner will receive aggregate consideration of approximately $136.8 million in cash and 9,976,689 shares of Bruker BioSciences unregistered stock, which have a market value of approximately $115.6 million as of January 14, 2008, in exchange for her interest in the Bruker BioSpin Group companies. Dirk Laukien, Isolde Laukien-Kleiner and Joerg C. Laukien also entered into a lease agreement with Bruker BioSpin AG under which Bruker BioSpin AG rents certain office space. During the years ended December 31, 2007, 2006, and 2005, Isolde Laukien-Kleiner was paid $169,941, $162,726 and $163,754, respectively, under that agreement.

        Richard M. Stein, a director of Bruker BioSciences, is a partner of Nixon Peabody LLP, a law firm which has been retained by Bruker BioSciences and Bruker BioSpin Inc. for over five years. Mr. Stein has also served as the secretary for each of Bruker BioSciences, Bruker BioSpin Corporation, Bruker AXS, Bruker Daltonics, Bruker Optics, and Bruker BioSpin Inc.

        Bernhard Wangler, a director of Bruker BioSciences, is the principal of Kanzlei Wangler, a German audit and tax advisory firm which has been retained by Bruker BioSciences and the Bruker BioSpin Group for over five years.

        William Linton, Collin D'Silva and Richard Kniss are members of the special committee of the board of directors of Bruker BioSciences representing the interests of the stockholders of Bruker BioSciences unaffiliated with the Laukien family in connection with the potential combination of the Bruker BioSpin Group with Bruker BioSciences. In accordance with the terms of the Compensation and Indemnification Agreement entered into on December 3, 2007 by the members of the special committee and Bruker BioSciences, the chair of the special committee, William A. Linton, is entitled to an $100,000 fee for his services, and each of the remaining members of the special committee is entitled to an $80,000 fee for their services. In addition, the members of the special committee are entitled to reimbursement of reasonable expenses incurred in connection with their service on the special committee.

        Dr. Tony W. Keller, a nominee to serve on our board of directors, until recently was co-CEO of the Bruker BioSpin Group for more than five years, and is currently the Executive Chairman of the Bruker BioSpin Group and a director of Bruker BioSpin AG. Dr. Keller also served as a Managing Director of Bruker BioSpin GmbH until his retirement effective December 31, 2007. In addition, prior to the completion of the combination, Dr. Keller is expected to be elected as President of the Board of BioSpin Invest. Discussions regarding future compensation for his new responsibilities are ongoing.

Sharing Agreement

        Bruker BioSciences entered into a sharing agreement, dated as of February 28, 2000, with each of currently existing Bruker BioSpin Group companies Bruker Physik, Techneon, BioSpin Invest, Bruker BioSpin SA, Bruker BioSpin GmbH, Bruker Electronik GmbH, Bruker BioSpin Corporation, Bruker BioSpin AG, and Bruker BioSpin MRI GmbH. The Sharing Agreement provides for the sharing of specified intellectual property rights, services, facilities and other related items among the parties to the agreement. The following description of the Sharing Agreement is a summary and is qualified in its entirety by the provisions of the Sharing Agreement. However, the Sharing Agreement will be terminated as of the closing of the combination, since all parties to the Sharing Agreement will be part of Bruker BioSciences after the closing. Amounts payable under the Sharing Agreement in fiscal 2007 have not yet been determined. As a result, we have presented the 2006 amounts, the most recent period for which these figures are available.

Name

        Pursuant to the terms of the Sharing Agreement, Bruker BioSpin GmbH and Bruker Physik have granted to the other parties to the Sharing Agreement a perpetual, irrevocable, non-exclusive, royalty-free, non-transferable right and license to use the name "Bruker" in connection with the conduct and operation of their respective businesses, provided that the parties do not materially interfere with any other party's use of the name, do not take any action which would materially detract from the goodwill associated with the name and do not take any action which would cause a lien to be placed on the name or the parties' license rights. This license automatically becomes null and void with respect to a party if that party files, or has filed against it, a petition in bankruptcy, fails to comply with the relevant terms of the Sharing Agreement or suffers a major loss of its reputation in its industry or the marketplace.

Intellectual Property

        The parties to the Sharing Agreement also generally share technology and other intellectual property rights, as they existed on or prior to February 28, 2000, subject to the terms of the Sharing Agreement. In addition, under the Sharing Agreement each party has agreed to negotiate with any other party who wishes to obtain an agreement permitting such party to make a broader use of the first party's intellectual property that was in effect on or prior to February 28, 2000. However, no party has any obligation to enter into these agreements.

Distribution

        In various countries in which we do not have our own distribution network, we share in the worldwide distribution network of the Bruker BioSpin Group. The Sharing Agreement provides for the use of common distribution channels by the parties to the agreement. The Sharing Agreement states that the terms and conditions of sale and the transfer pricing for any shared distribution will be on an arm's length basis as would be utilized in typical transaction with a person or entity not a party to the agreement. The Sharing Agreement also states that no common sales channel may have any exclusivity in any country or geographic area.

Services

        Bruker BioSciences also shares various general and administrative expenses for items such as umbrella insurance policies, retirement plans, accounting services and leases, with various Bruker BioSpin Group companies. The Sharing Agreement provides that these services are charged among the affiliated companies at arm's length conditions and pricing, according to individual Sub-Sharing Agreements. In 2006, various Bruker BioSpin Group companies provided administrative and other services (including office space) to Bruker BioSciences at a cost of approximately $3.7 million.

Purchases and Sales

        Bruker BioSciences purchases subunits or components, including some components used in its CBRN (chemical, biological, radiological and nuclear) detection products, miscellaneous electronics boards used in Fourier transform mass spectrometers, sheet metal cabinets and some of the superconducting magnets used for Fourier transform mass spectrometers, and a low-temperature attachment for certain x-ray systems, from various Bruker BioSpin Group companies, at arm's length commercial conditions and pricing. In 2006, Bruker BioSciences purchased components from these affiliates for $19.4 million.

        Under the Sharing Agreement, the affiliated companies who supply certain of these subunits or components have agreed to continue to do so for at least seven years and to provide spare parts for at least 12 years from the date of the Sharing Agreement, at the terms and conditions and prices in effect on the date of the Sharing Agreement, which may be increased annually in an amount proportional to annual increases in the Consumer Price Index. The Sharing Agreement states that the terms and conditions of purchases of subunits and components shall be at reasonable arm's length terms and conditions and that pricing shall be competitive. In 2006, Bruker BioSciences purchases from Bruker BioSpin Group companies were approximately 4% of revenues.

        Bruker BioSciences supplies system products and individual licenses to its HyStar software package to Bruker BioSpin Group companies at what Bruker BioSciences believes to be commercially reasonable arm's length conditions and pricing. As part of the Sharing Agreement, Bruker BioSciences guarantees a continued supply of the HyStar software package (or its successor) for at least seven years.

        Bruker BioSciences may, from time to time, distribute the products of Bruker BioSpin Group companies as part of customer orders.

        Bruker BioSciences supplies a variety of products to Bruker BioSpin Group companies for resale at what Bruker BioSciences believes to be commercially reasonable arm's length conditions and pricing. For the year ended December 31, 2006, Bruker BioSciences sold products to Bruker BioSpin Group companies in the amount of $10.8 million. However, these sales were primarily for resale of certain products by Bruker BioSpin Group entities as described above.

Additional Agreements, Collaborations and Sales

        Bruker BioSciences recognized sales to the Bruker BioSpin Group of approximately $10.8 million in 2006, and purchases from the Bruker BioSpin Group of approximately $19.4 million in 2006.

        Bruker BioSciences is a party to certain collaborations with various affiliates, including:

  •
  Bruker BioSciences sells systems and after-market products through certain Bruker BioSpin Group distribution locations where Bruker BioSciences does not have its own subsidiares;

  •
  Superconducting magnets, selected electronics and selected software used in Bruker BioSciences FTMS mass spectrometry equipment are purchased from the Bruker BioSpin Group;

  •
  Cryogenic sample cooling and handling devices used in Bruker BioSciences single crystal diffractions are purchased from the Bruker BioSpin Group;

  •
  Certain frames and enclosures used by Bruker BioSciences for mass spectrometry equipment are purchased from the Bruker BioSpin Group;

  •
  Collaboration with a Bruker BioSpin Group company in connection with Bruker BioSciences' Proteomics RIMS research software environment;

  •
  Collaboration with a Bruker BioSpin Group company in connection with Bruker BioSciences' NMR and mass spectrometry Metabolic Profiler system;

  •
  Collaboration with a Bruker BioSpin Group company in connection with Bruker BioSpin Group's TD-NMR Analyzer, the "minispec," distributed by Bruker Optics; and

  •
  Collaboration with a Bruker BioSpin Group company in connection with Bruker BioSpin Group's hyphenated equipment, including combined LC-NMR and LC-NMR-mass spectrometry instrumentation.

Acquisition of Bruker Optics

        On July 1, 2006, we completed our acquisition of all of the outstanding stock of Bruker Optics for aggregate consideration of $135.0 million in cash and shares of Bruker BioSciences common stock. Prior to the acquisition, the five controlling shareholders of both Bruker BioSciences and the Bruker BioSpin Group of companies also controlled approximately 96% of the equity of Bruker Optics. Negotiations between Bruker BioSciences and the affiliated shareholders commenced in October 2005 and our board voted to recommend approval of the acquisition in April 2006, upon the recommendation of an independent special committee established to consider and negotiate the proposed acquisition. Pursuant to the terms of the purchase agreement between Bruker BioSciences and the Bruker Optics shareholders, the purchase of Bruker Optics from the affiliated shareholder group comprised of Frank Laukien, Dirk Laukien, Joerg Laukien, Marc Laukien and Isolde Laukien-Kleiner was approved by unaffiliated holders of a majority of shares of Bruker BioSciences common stock who voted on the transaction at our 2006 Annual Meeting of Stockholders. The acquisition of Bruker Optics was described in our Definitive Proxy Statement on Schedule 14A filed on May 25, 2006.

DESCRIPTION OF BRUKER BIOSCIENCES CAPITAL STOCK

        All shares issued to the Bruker BioSpin Group Shareholders upon consummation of the transactions will have the same rights as our common stock currently outstanding.

        Bruker BioSciences' authorized capital stock consists of 200,000,000 shares of common stock, par value $.01 per share, and 5,000,000 shares of preferred stock, par value $.01 per share. Holders of Bruker BioSciences common stock have no preemptive, subscription or redemption rights.

PROPOSAL NO. 4: APPROVAL OF THE CHARTER AMENDMENT TO INCREASE OUR
AUTHORIZED SHARES

        The fourth proposal asks stockholders to approve an amendment to Bruker BioSciences' certificate of incorporation to increase the number of authorized shares that may be issued by our company. This amendment will only be adopted if the transactions discussed earlier in this proxy statement are consummated.

        General.    The board of directors of Bruker BioSciences has resolved to amend the certificate of incorporation of Bruker BioSciences to increase the total number of shares of common stock which Bruker BioSciences shall have authority to issue from 200,000,000 shares of common stock, par value $.01 per share, to 260,000,000 shares of common stock, par value $.01 per share, in the event the acquisitions are consummated. The board of directors of Bruker BioSciences has directed that the proposal be submitted for action at a special meeting of stockholders. The affirmative vote of at least a majority of shares of common stock entitled to vote at the Special Meeting is required to approve the this amendment. If the stockholders approve the amendment to the certificate of incorporation to increase the authorized capital stock of the company, the amendment will be effective upon the filing of the certificate of amendment of certificate of incorporation with the Secretary of State of the State of Delaware. The text of the proposed amendment is included in this proxy statements in Annex C.

        Prior to Amendment.    Pursuant to Bruker BioSciences' certificate of incorporation as amended by the certificate of merger filed with the Secretary of State of the State of Delaware on July 1, 2003, and as further amended on June 29, 2006, the authorized capital stock of Bruker BioSciences consists of (i) 200,000,000 shares of common stock, par value $0.01 per share, and (ii) 5,000,000 shares of preferred stock, par value $0.01 per share. As of January 14, 2008, there were 105,670,237 shares of common stock issued and outstanding and 2,068 shares held in treasury. As of January 14, 2008, there were no shares of preferred stock issued and outstanding.

        After Amendment.    If the stockholders approve this contingent amendment, following the filing of the certificate of amendment, the authorized capital stock of Bruker BioSciences will consist of (i) 260,000,000 shares of common stock, par value $0.01 per share, and (ii) 5,000,000 shares of preferred stock, par value $0.01 per share.

        Increase in Number of Shares of Common Stock.    If approved by the stockholders, this amendment will authorize Bruker BioSciences to issue an additional 60,000,000 shares of Bruker BioSciences' common stock at any time after the consummation of the proposed acquisitions. The board of directors is empowered under the certificate of incorporation to issue shares of authorized stock without further stockholder approval.

        Rationale for the Proposed Amendment.    As of January 14, 2008 there were 84,329,763 shares of Bruker BioSciences' common stock available for issuance and not otherwise reserved. If the acquisitions are consummated, 57,544,872 shares of Bruker BioSciences common stock will be issued to the Bruker BioSpin Group stockholders. This amendment to the Bruker BioSciences certificate of incorporation is not required in order to issue shares of Bruker BioSciences common stock in connection with the transactions. However, the board of directors believes that the number of authorized shares of common stock should be increased by 60,000,000 to provide sufficient shares for use for corporate purposes as may be deemed advisable by the board of directors, without further action or authorization by the stockholders. The corporate purposes might include attaining capital funds through the sale of stock, acquiring other corporations or properties, or declaring stock dividends in the nature of a stock split. There are no current plans, agreements, arrangements, or understandings to issue any of the shares of common stock which would be authorized by the amendment; however, the board of directors believes that the availability of shares would afford Bruker BioSciences flexibility in considering and implementing any of the corporate transactions enumerated above.

        Possible Effects of the Amendment.    If the stockholders approve the amendment, Bruker BioSciences will have additional authorized but unissued shares of common stock that may be issued without further action or authorization of the stockholders (except as required by law or the rules of NASDAQ or any other stock exchange on which Bruker BioSciences' securities may then be listed). The issuance of additional shares of common stock may have a dilutive effect on earnings per share. In addition, the issuance of additional shares of common stock could have a dilutive effect on the voting power of the current stockholders because they do not have preemptive rights.

        Appraisal Rights in Respect of the Proposed Amendment.    Bruker BioSciences' stockholders have no appraisal rights with respect to the proposed amendment.

        Contingent Amendment.    This amendment is to be effective only if the transactions involving the Bruker BioSpin Group described in this proxy statement are consummated. If the transactions are not consummated, then Bruker BioSciences will not amend its certificate of incorporation to increase the number of shares of common stock authorized for issuance.

RECOMMENDATION OF THE BRUKER BIOSCIENCES BOARD OF DIRECTORS

THE BOARD OF DIRECTORS OF BRUKER BIOSCIENCES RECOMMENDS A VOTE FOR THE AMENDMENT TO THE BRUKER BIOSCIENCES CERTIFICATE OF INCORPORATION TO INCREASE THE AUTHORIZED CAPITAL STOCK OF THE COMPANY IF THE ACQUISITIONS ARE CONSUMMATED.

PROPOSAL NO. 5: APPROVAL OF AN AMENDMENT TO THE STOCK OPTION PLAN TO
INCREASE THE NUMBER OF AUTHORIZED SHARES

        The fifth proposal asks stockholders to approve an amendment to the Bruker BioSciences amended and restated stock option plan to increase the number of shares of common stock for which options may be granted.

        In February 2000, the board of directors and stockholders of Bruker Daltonics approved and adopted Bruker Daltonics' 2000 Stock Option Plan, authorizing Bruker Daltonics to issue options to purchase a total of 2,220,000 shares of common stock. Upon the consummation of the merger of Bruker Daltonics and Bruker AXS in 2006, the Bruker Daltonics stock option plan became the Bruker BioSciences Amended and Restated 2000 Stock Option Plan. In connection with the merger of Bruker BioSciences and Bruker Optics, the board of directors and stockholders of Bruker BioSciences approved the increase of the Bruker BioSciences option pool by 1,680,000 shares such that a total of 8,000,000 shares were reserved for issuance pursuant to the stock option plan. As of December 31, 2006, options to purchase 4,299,625 shares of common stock and no shares of restricted common stock were outstanding under the stock option plan, leaving 3,700,375 shares available for grant.

        Accordingly, the board of directors of Bruker BioSciences determined that it was in the best interest of Bruker BioSciences to amend its option plan to increase its option pool by 2,000,000 shares such that a total of 10,000,000 shares are reserved for issuance pursuant to the stock option plan. This total of 10,000,000 includes the 4,299,625 options to purchase shares of Bruker BioSciences common stock that were outstanding on December 31, 2006. The increase in the Bruker BioSciences option pool is not necessary for the consummation of the acquisition; but, whether or not the acquisition is consummated, the board of directors believes the increase is necessary to continue to provide long-term incentives to attract and retain employees. The affirmative vote of a majority of the shares of Bruker BioSciences common stock present or represented and entitled to vote at the Special Meeting will be required to approve this amendment to the stock option plan.

RECOMMENDATION OF THE BRUKER BIOSCIENCES BOARD OF DIRECTORS

THE BOARD OF DIRECTORS OF BRUKER BIOSCIENCES RECOMMENDS A VOTE "FOR" THE AMENDMENT TO THE AMENDED AND RESTATED OPTION PLAN TO INCREASE THE NUMBER SHARES OF COMMON STOCK FOR WHICH OPTIONS MAY BE GRANTED.

BRUKER BIOSCIENCES AMENDED AND RESTATED 2000 STOCK OPTION PLAN

        The following description of certain features of the Bruker BioSciences stock option plan is intended to be a summary only. The summary is qualified in its entirety by the full text of the Bruker BioSciences stock option plan, which is attached as Annex D to this proxy statement and which incorporates the provisions of the proposed stock option plan amendments.

        General.    The Bruker BioSciences stock option plan provides for the granting of incentive stock options to Bruker BioSciences employees and non-qualified options, as defined in Section 422 of the Internal Revenue Code, to Bruker BioSciences employees, directors, advisors and consultants. The Bruker BioSciences stock option plan may be administered by the board of directors of Bruker BioSciences or by the Bruker BioSciences compensation committee. Either the board or the compensation committee has the authority to take the following actions:

  (a)
  interpret and apply the stock option plan; and

  (b)
  determine the eligibility of an individual to participate in the stock option plan.

        Eligibility.    Eligible participants under the stock option plan include officers, employees, consultants, advisors and directors of Bruker BioSciences. Incentive stock options may only be granted to employees of Bruker BioSciences or any subsidiary. In determining a person's eligibility to be granted an option, and the number of shares to be granted to any person, the compensation committee takes into account, in its sole discretion, the person's position and responsibilities, the nature and value to Bruker BioSciences or its subsidiaries of the person's service and accomplishments, the person's present and potential contribution to the success of Bruker BioSciences or its subsidiaries, and such other factors as the compensation committee deems relevant. No option designated as an incentive stock option may be granted to any employee who owns, immediately prior to the grant of the option, stock representing more than 10% of the total combined voting power of all classes of stock of Bruker BioSciences or a parent or a subsidiary, unless the purchase price of the stock under the option is at least 110% of its fair market value at the time the option is granted and the option, by its terms, is not exercisable more than five years from the date it is granted.

        Terms and provisions of options.    Stock options are granted under stock option agreements which contain the vesting schedules of the stock options. Non-qualified stock options are granted with an exercise price of at least 50% of fair market value of the common stock on the date of grant, and incentive stock options are granted with an exercise price of at least 100% of the stock's fair market value on the date of grant. Vested options may be exercised in full at one time or in part from time to time in amounts of 50 shares or more. The payment of the exercise price may be made as determined by the board or committee and set forth in the option agreement, by delivery of cash or check, by tendering shares of common stock (provided that payment by this means will not cause Bruker BioSciences to recognize for financial accounting purposes a charge to earnings) or by means of a broker-assisted cashless exercise. Bruker BioSciences may delay the issuance of shares covered by the exercise of an option until the shares for which the option has been exercised have been registered or qualified under the applicable federal or state securities laws or until Bruker BioSciences' counsel has opined that the shares are exempt from the registration requirements of applicable federal or state securities laws. The term of any option granted under the stock option plan is limited to either five or ten years, depending on the nature of the option holder. Unvested options generally terminate immediately upon the termination of an option holder's employment with Bruker BioSciences, but in no event will unvested options terminate more than 90 days after an option holder leaves Bruker BioSciences' employ. Options granted under the stock option plan are not transferable other than by will or the laws of descent and distribution. The compensation committee may grant up to 20% of the shares reserved for option grants as restricted stock rather than as stock options.

        Recapitalization; reorganization; change of control.    The stock option plan provides that proportionate adjustments shall be made to the number of authorized shares which may be granted under the stock option plan and as to which outstanding options, or portions of outstanding options, then unexercised shall be exercisable as a result of increases or decreases in Bruker BioSciences' outstanding shares of common stock due to reorganization, merger, consolidation, recapitalization, stock split-up, combination of shares, or dividends payable in capital stock, such that the proportionate interest of the option holder shall be maintained as before the occurrence of such event. Upon the sale or conveyance to another entity of all or substantially all of the property and assets of Bruker BioSciences, including by way of a merger or consolidation or a change in control of the company, as defined in the stock option plan, the board of directors of Bruker BioSciences shall have the power and the right to accelerate the exercisability of any options. Additionally, the compensation committee may, in its discretion, accelerate the exercisability of any option subject to such terms and conditions as the compensation committee deems necessary and appropriate.

        Termination or amendment.    Unless sooner terminated by the board of directors, the stock option plan will terminate on February 11, 2010, ten years from the date on which the stock option plan was adopted by the Bruker BioSciences board of directors. The board of directors may, at any time, terminate the stock option plan. All options granted under the stock option plan shall terminate upon the dissolution or liquidation of Bruker BioSciences; provided, however, that each option holder (if at such time in the employ of or otherwise associated with Bruker BioSciences or any of its subsidiaries) shall have the right, immediately prior to the dissolution or liquidation, to exercise his or her option to the extent then exercisable. The board of directors of Bruker BioSciences may modify or amend the option at any time but may not, however, without the approval of the stockholders increase the maximum number of shares for which options may be granted, change the designation of the class of persons eligible to receive options under the stock option plan or make any other changes to the stock option plan which require stockholder approval under applicable law or regulation.

        Tax effects of stock option plan participation.    Options granted under the stock option plan are intended to be either incentive stock options, or an ISO, as defined in section 422 of the Code, or non-qualified stock options. The following discussion applies to options that are granted with an exercise price of at least 100% of the stock's fair market value on the date of grant, so that special tax rules under Internal Revenue Code Section 409A relating to nonqualified deferred compensation do not apply.

        Incentive Stock Options.    Except as provided below with respect to the alternative minimum tax, the option holder will not recognize taxable income upon the grant or exercise of an ISO. In addition, if the option holder holds the shares received pursuant to the exercise of the option for more than one year after the date of transfer of stock to the option holder upon exercise of the option and for more than two years after the option is granted, the option holder will recognize long-term capital gain or loss upon the disposition of the stock measured by the difference between the option exercise price and the amount received for such shares upon disposition. If the option holder disposes of the stock prior to the expiration of the required holding periods at a price equal to or in excess of the fair market value of the stock on the date of exercise, then the option holder will recognize ordinary income in the year of the sale equal to the difference between the fair market value of the stock at the date of exercise and the exercise price. In this event, the option holder will also recognize a capital gain (long-term or short-term, depending upon the holding period of the stock) equal to the difference between the sales price and the fair market value of the stock on the date of exercise. If the option holder disposes of the stock prior to the expiration of the required holding periods at a price that is less than the fair market value of the stock on the date of exercise (but greater than the exercise price), the option holder will recognize ordinary income in the year of the sale equal to the difference between the sales price and the exercise price. If the option holder disposes of the stock prior to the expiration of the required holding periods at a price below the exercise price, the option holder will incur a capital loss (long-term or short-term, depending upon the holding period of the stock).

        In addition to regular tax consequences, an option holder may have alternative minimum tax consequences when he exercises an ISO. Generally speaking, individual taxpayers are required each year to pay the greater of their regular tax liability or their alternative minimum tax liability. For alternative minimum tax purposes, the excess of the fair market value of the underlying stock on the date of exercise over the exercise price of the option is included in alternative minimum taxable income for the year of exercise. The net amount of alternative minimum tax income (after taking into account any applicable exemptions) is multiplied by the applicable alternative minimum tax rate to determine alternative minimum tax liability income. If an option holder owes alternative minimum tax for the year of exercise of an ISO, the optionee may be entitled to a tax credit for all or part of the excess of the amount of the option holder's alternative minimum tax liability over his regular tax liability for that year. Any credit may be applied directly against the option holder's tax liability in later years in which the option holder's regular tax liability exceeds the option holder's alternative minimum tax liability, but only to the extent of the excess. Any balance of the alternative minimum tax credit would carry forward and may be used in subsequent years subject to the limitations previously described. If the option holder engages in a disqualifying disposition of an ISO in the same calendar year as the exercise of the option, the option holder essentially avoids the effects of alternative minimum tax with respect to the option. Bruker BioSciences will not be allowed an income tax deduction upon the grant or exercise of an ISO. Upon a disqualifying disposition of shares by the option holder acquired by exercise of the ISO, Bruker BioSciences generally will be allowed a deduction in an amount equal to the ordinary income recognized by the option holder.

        Non-Qualified Stock Options.    As in the case of ISOs, generally no income is recognized by the option holder on the grant of a non-qualified stock option. On the exercise by an option holder of a non-qualified stock option, the excess of the fair market value of the stock when the option is exercised over the exercise price will be (a) taxable to the option holder as ordinary income, and (b) generally deductible for income tax purposes by Bruker BioSciences. The option holder's tax basis in his stock will equal his cost for the stock plus the amount of ordinary income he had to recognize with respect to the non-qualified stock option. Accordingly, upon a subsequent disposition of stock acquired upon the exercise of a non-qualified stock option, the option holder will recognize short-term or long-term capital gain or loss, depending upon the holding period of the stock, equal to the difference between the amount realized upon disposition of the stock by the option holder and his basis in the stock.

        New Plan Benefits.    It is not possible to state the persons who will receive options or awards under the stock option plan in the future, nor the amount of options or awards which will be granted thereunder.

        The following table sets forth certain information with respect to Bruker BioSciences' equity compensation plans for the fiscal year ended December 31, 2006.

Securities Authorized for Issuance under Equity Compensation Plans

PLAN CATEGORY	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (a)	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights (b)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (excluding securities reflected in column(a)) (c)
Equity compensation plans approved by security holders	4,299,625	$6.11	3,700,375
Equity compensation plans not approved by security holders	N/A	N/A	N/A

TOTAL	4,299,625	$6.11	3,700,375

        Contingent Amendment.    This amendment is to be effective only if the transactions involving the Bruker BioSpin Group described in this proxy statement are consummated. If the transactions are not consummated, then Bruker BioSciences will not amend its amended and restated stock option plan to increase the number of shares of common stock for which options may be granted.

PROPOSAL NO. 6: APPROVAL OF THE CHARTER AMENDMENT TO CHANGE OUR NAME TO BRUKER CORPORATION

        The sixth proposal is to approve the amendment of the Bruker BioSciences Certificate of Incorporation to change the name of the corporation to Bruker Corporation upon completion of the proposed transactions.

        General.    The board of directors of Bruker BioSciences has resolved to amend the certificate of incorporation of Bruker BioSciences to change the name of the corporation to Bruker Corporation in the event the transactions and the combination are consummated. The board of directors of Bruker BioSciences has directed that the proposal be submitted for action at the 2008 special meeting of stockholders. The affirmative vote of at least a majority of shares of common stock entitled to vote at the Special Meeting is required to approve the contingent amendment. If the stockholders approve the amendment to the certificate of incorporation to change the name of the company, the amendment will be effective upon the filing of the certificate of amendment of certificate of incorporation with the Secretary of State of the State of Delaware. The text of the proposed amendment is included in this proxy statement in Annex C.

        Contingent Amendment.    This amendment is to be effective only if the combination with the Bruker BioSpin Group described in this proxy statement is consummated. If the combination is not consummated, then Bruker BioSciences will not amend its certificate of incorporation to change its name.

RECOMMENDATION OF THE BRUKER BIOSCIENCES BOARD OF DIRECTORS

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR PROPOSAL NO. 6, TO CHANGE OUR NAME TO "BRUKER CORPORATION."

PROPOSAL NO. 7: THE ELECTION OF DIRECTORS

        The seventh proposal on the agenda for the Special Meeting is the election of Dirk D. Laukien to serve as a Class II director and Tony Keller to serve as a Class III director, each for a term beginning at the Special Meeting and ending at our 2008 and 2009 Annual Meetings of Stockholders, respectively, or until a successor has been duly elected and qualified. Our amended and restated certificate of incorporation provides that the board of directors shall consist of three classes of directors with overlapping three-year terms. One class of directors is to be elected each year for a three-year term. Directors are assigned to each class in accordance with a resolution or resolutions adopted by the board of directors, each class consisting, as nearly as possible, of one-third the total number of directors. There are currently eleven members of the board of directors, consisting of four Class I directors, four Class II directors and three Class III directors.

        In December 2007, the Board of Directors voted to expand the size of the board to thirteen, the number of Class II directors to five and the number of Class III directors to four. At the Special Meeting, one nominee will be elected as a Class II director for a term expiring at the 2008 Annual Meeting of Stockholders and one nominee will be elected to serve as a Class III director to serve for a term expiring at the 2009 Annual Meeting of Stockholders. The directors in Class I are serving terms expiring at our Annual Meeting of Stockholders in 2010.

        Both Tony Keller and Dirk D. Laukien are new nominees. All nominees were approved by our board of directors, including a majority of our independent directors.

        Unless marked otherwise, proxies received will be voted FOR the election of each of the two nominees specified below. If any such nominee for the office of director is unwilling or unable to serve as a nominee for the office of director at the time of the Special Meeting, the proxies may be voted either (1) for a substitute nominee who shall be designated by the present board of directors to fill such vacancy or (2) for the other nominees only, leaving a vacancy. Alternatively, the size of the board of directors may be reduced so that there is no vacancy. The board of directors has no reason to believe that any of the nominees will be unwilling or unable to serve if elected as a director.

        Our directors as of January 17, 2008 are as follows:

Name	Age	Position
Frank H. Laukien, Ph.D.	47	President, CEO, Chairman
Richard M. Stein	56	Secretary, Director
Daniel S. Dross	49	Director
Collin J. D'Silva	50	Director
Wolf-Dieter Emmerich, Ph.D.	67	Director
Brenda J. Furlong	59	Director
Richard D. Kniss	67	Director
Joerg C. Laukien	53	Director
William A. Linton	60	Director
Richard A. Packer	56	Director
Bernhard Wangler	56	Director

        Set forth below is biographical information for each person nominated or continuing in office.

Nominee For Election For A Term Expiring At The 2008 Annual Meeting

        Dirk D. Laukien, Ph.D.    Dr. Dirk Laukien is a Senior Vice President of Bruker BioSciences and has served in this capacity since July 1, 2006. Dr. Dirk Laukien also serves as the President of Bruker Optics and served in this capacity for more than five years prior to July 1, 2006, the date we acquired our Bruker Optics subsidiary. Since 1989, Dr. Dirk Laukien has also served as co-President and a director of Bruker BioSpin Corporation and as a director of Bruker AG. Dr. Dirk Laukien is, pursuant to an informal arrangement, co-CEO of the Bruker BioSpin Group and will continue in that role after the proposed combination. Dr. Dirk Laukien received a B.A. in Physics from Brandeis University and a Ph.D. in Physics from Tufts University.

Nominee For Election For A Term Expiring At The 2009 Annual Meeting

        Tony W. Keller, Ph.D.    Dr. Tony Keller currently serves as chairman of the board of Bruker BioSpin AG, and is also a member of the board of directors of Bruker BioSpin Inc. Dr. Keller joined the Bruker BioSpin Group in 1964 with the establishment of Spectrospin AG by the late Dr. Günther Laukien, and has served the Bruker BioSpin Group in a variety of capacities throughout the years. In 1968, Dr. Keller was promoted to the position of operating director at Spectrospin AG. He then served concurrently as director of Spectrospin AG and as manager of the NMR division of Bruker Rheinstetten. Dr. Keller became director of Bruker Physik AG in 1973, and in 1978 he advanced to managing director of Bruker Analytik GmbH. In his 43 years with the Bruker BioSpin Group, Dr. Keller has made significant contributions to the research, technical development, and business aspects of the Bruker BioSpin Group. Dr. Keller holds honorary doctorates from the Technical University of Berlin and from the University of Queensland.

        Contingent Proposal.    The proposed election of directors is to be effective only if the combination with the Bruker BioSpin Group described in this proxy statement is consummated. If the combination is not consummated, then Bruker BioSciences will not implement the proposal to elect these two director nominees.

RECOMMENDATION OF THE BRUKER BIOSCIENCES BOARD OF DIRECTORS

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF THE TWO DIRECTOR NOMINEES LISTED ABOVE.

Directors Continuing In Office Until The 2008 Annual Meeting

        Daniel S. Dross.    Mr. Dross joined our board of directors in July 2003 in connection with the merger of Bruker Daltonics and Bruker AXS and joined the former Bruker AXS board of directors in January 2001. Mr. Dross has been a partner of Trinity Hunt Partners, a private equity firm, since June 2002. From May 1999 to May 2002, Mr. Dross was a partner of Thomas Weisel Partners Group LLC. Prior to joining Thomas Weisel Partners, Mr. Dross was a Principal at Hicks, Muse, Tate & Furst Incorporated, a Dallas based private equity firm, from 1991 to 1999. During 2005 and 2006 Mr. Dross served on the board of directors of THP Capstar Inc., a privately held company based in Austin, Texas that is controlled by Trinity Hunt Partners and does business as DMX Music, Inc. Mr. Dross currently serves as a director of National Default Exchange, LP, a partnership based in Addison, Texas. Mr. Dross received his B.A. from Dartmouth College and his M.B.A. from the Wharton School at the University of Pennsylvania.

        Collin J. D'Silva.    Mr. D'Silva joined our board of directors in February 2000. From 1997 to April 2006, Mr. D'Silva served as the Chief Executive Officer of Transgenomic, Inc., a life science company involved in SNP discovery, in Omaha, Nebraska. Until January 2007, Mr. D'Silva also served as the Chairman of the board of directors of Transgenomic. From 1988 to 1997, Mr. D'Silva was President and Chief Executive Officer of CETAC Technologies, Inc, a company designing instrumentation for elemental analysis. Mr. D'Silva holds a B.S. degree and a Masters in Industrial Engineering from Iowa State University as well as a M.B.A. from Creighton University.

        Richard M. Stein.    Mr. Stein joined Bruker BioSciences' board of directors in February 2000 and is our secretary. Mr. Stein has also served as the secretary for each of Bruker BioSciences, Bruker BioSpin Corporation, Bruker AXS, Bruker Daltonics, Bruker Optics, and Bruker BioSpin Inc. Since January 1993, Mr. Stein has been a partner with Nixon Peabody LLP, a law firm, or a predecessor entity, Hutchins, Wheeler & Dittmar. Mr. Stein holds a B.A. degree from Brandeis University and a J.D. from Boston College Law School.

        Bernhard Wangler.    Mr. Wangler joined our board of directors in February 2000. Mr. Wangler has been a German tax consultant and principal partner with Kanzlei Wangler in Karlsruhe, Germany since July 1983. He has been a Certified Public Accountant in Germany since 1984. Mr. Wangler holds a Bachelor of Economics and Commerce degree and a M.B.A. from the University of Mannheim, Germany.

Directors Continuing In Office Until The 2009 Annual Meeting

        Richard D. Kniss.    Mr. Kniss joined our board of directors in July 2003 in connection with the merger of Bruker Daltonics and Bruker AXS and joined the former Bruker AXS board of directors in June 2001. Mr. Kniss was Senior Vice President and General Manager for Agilent Technologies, Chemical Analysis Group, a producer of gas and liquid chromatographs, mass spectrometers and spectrophotometers, from August 1999 until March 2001. Prior to the spin-off of Agilent from the Hewlett Packard Company, from 1995 to 1999, Mr. Kniss was Vice President and General Manager of the Chemical Analysis Group for Hewlett Packard. In March 2004, Mr. Kniss became chairman of the board of directors of AviaraDx, Inc. (formerly Arcturus Bioscience, Inc.), a life-science tools company. Mr. Kniss holds a B.S. from Brown University and an M.B.A. from Stanford University.

        Joerg C. Laukien.    Mr. Joerg Laukien joined our board of directors in January 2005. Mr. Joerg Laukien has been a director and President of Bruker BioSpin MRI, Inc. in Billerica, Massachusetts since 1997, President of Bruker BioSpin MRI GmbH in Ettlingen, Germany since 1998, President of Bruker Elektronik GmbH in Rheinstetten, Germany since 1991, a director of Bruker BioSpin Inc. in Billerica, Massachusetts since 2000, a director of Bruker BioSpin SA in Wissembourg, France since 1998, a director of Bruker BioSpin s.r.l. in Italy since 1992, and a director of Techneon AG in Zurich, Switzerland since 1999, each of which are affiliates of ours. Additionally, Mr. Joerg Laukien beneficially owns directly or indirectly more than 10% of the stock of several companies affiliated with us, as discussed below in "Certain Relationships and Related Transactions." Mr. Joerg Laukien is the brother of Dr. Frank Laukien, our Chairman, President and Chief Executive Officer. Mr. Joerg Laukien holds a B.A. from the Verwaltungs- und Wirtschafts-Akademie in Karlsruhe, Germany.

        William A. Linton.    Mr. Linton joined our board of directors in February 2000. Mr. Linton serves as the lead director of our board of directors. He was appointed lead director in March 2004 by the independent members of the board of directors. As lead director, Mr. Linton performs the usual responsibilities of a lead director including setting the agenda for board meetings and acting as a liaison between management and the board of directors. Mr. Linton has served as the Chairman and Chief Executive Officer of Promega Corporation, a DNA consumables company, in Madison, Wisconsin since 1978. From 2003 to 2006, Mr. Linton served as a director for High Throughput Genomics, a diagnostic product company in Tucson, Arizona. Mr. Linton received a B.S. degree from University of California, Berkeley in 1970. Mr. Linton has been a Director of the Wisconsin Technology Council since 2001 and served as a director of ALSSA (Analytical & Life Science Systems Association), an industry association, from 2004 to 2006.

Directors Continuing In Office Until The 2010 Annual Meeting

        Wolf-Dieter Emmerich, Ph.D.    Dr. Emmerich joined our Board in April 2007. Dr. Emmerich currently serves as a consultant to Erich Netzsch Holding, the parent company of Netzsch Instruments, a developer and manufacturer of high-precision instruments for Thermal Analysis and thermophysical properties measurement headquartered in Selb, Germany. Netzsch's products are employed in research and quality control in a range of industrial applications. Dr. Emmerich joined Netzsch Instruments Ltd. in 1970 and served the Netzsch Group in a variety of capacities until his retirement in 2005. Dr. Emmerich assumed worldwide responsibility for the Analyzing and Testing business unit in 1980 and was appointed to serve on the Executive Board of the Netzsch Group in 1995. Dr. Emmerich currently serves as Chairman of the Advisory Board of the ANALYTICA International Trade Fair, a leading European trade show for companies involved in the analysis, laboratory-technology and life-science sectors, and on the board of the Bayreuth University Society. Dr. Emmerich holds a Physicist degree and a Ph.D. in physics from the University of Erlangen-Nuremberg.

        Brenda J. Furlong.    Ms. Furlong joined our Board in April 2007. From July 2003 to August 2006, Ms. Furlong served as Managing Director and Head of Fixed Income of Columbia Management Group, the primary investment management division of Bank of America Corporation. Prior to joining Columbia Management, Ms. Furlong was with The Hartford Financial Services Group, where she served as Chief Investment Officer and was President of Hartford Investment Management Company from October 1999 to November 2001, and also served as Senior Vice President—Capital Planning & Development from November 1996 to September 1999. From 1979 to December 1995, Ms. Furlong was with ITT Sheraton Corporation, where, from May 1988 to December 1995, she served as Vice President and Treasurer. Ms. Furlong has been a member of the Board of Trustees of the Perkins School for the Blind in Watertown, Massachusetts since 2002. Ms. Furlong holds an M.B.A. from Northeastern University, an M.A. in international studies from American University and a B.A. in political science and sociology from Whittier College.

        Richard A. Packer.    Mr. Packer joined our Board in April 2007. Since November 1999, Mr. Packer has been the Chairman and Chief Executive Officer of Zoll Medical Corporation, a publicly-traded manufacturer of resuscitation devices and related software solutions. From 1996 until his appointment to Chairman and Chief Executive Officer in 1999, Mr. Packer served as Zoll's President, Chief Operating Officer and Director. From 1992 to1996, he served as Zoll's Chief Financial Officer and Vice President of Operations. Prior to joining Zoll, Mr. Packer served for five years as Vice President of various functions for Whistler Corporation, a consumer electronics company. Before joining Whistler in 1987, Mr. Packer was a manager with the consulting firm of PRTM/KPMG, specializing in operations of high technology companies. Mr. Packer is the past Chairperson of MassMEDIC, the industry council for Medical Devices in Massachusetts. He currently serves on the Steering Committee for the Massachusetts Life Sciences Initiative, and is a board member of the Massachusetts Medical Device Development Center, a University of Massachusetts initiative to incubate medical device companies. Mr. Packer holds an M.B.A. from the Harvard Business School, as well as B.S. and M. Eng. degrees from Rensselaer Polytechnic Institute.

        Frank H. Laukien, Ph.D.    Dr. Frank Laukien has been our Chairman, President and Chief Executive Officer since the inception of its predecessor company in February 1991. In addition, he is also a director and President of Bruker BioSpin Inc. He has served as Executive Chairman of the former Bruker AXS from August 2002 until the merger of Bruker Daltonics and Bruker AXS in July 2003. In addition, from October 1997 to August 2002, he served as the Chairman of the board of directors and, from October 1997 to March 2000, as the Chief Executive Officer, of the former Bruker AXS. Since December 2002, Dr. Frank Laukien has served as Co-Chief Executive Officer of the worldwide Bruker BioSpin group of companies, affiliates of ours and the former Bruker AXS. Dr. Frank Laukien is the brother of Mr. Joerg Laukien, a director of our company, and Dirk Laukien, a nominee for board membership. Dr. Frank Laukien holds a B.S. degree from the Massachusetts Institute of Technology, as well as a Ph.D. in chemical physics from Harvard University. From October 2002 until October 2003, he was Chairman of ALSSA (Analytical & Life Science Systems Association), an industry association. In 2006, Dr. Frank Laukien began serving as a trustee of the Rivers School.

BOARD MEETINGS, COMMITTEES AND COMPENSATION

        There are currently eleven members of our board of directors. Seven of the current members of the board of directors, namely, Collin J. D'Silva, Richard D. Kniss, Daniel S. Dross, William A. Linton, Brenda J. Furlong, Richard A. Packer and Wolf-Dieter Emmerich are independent within the meaning of the Marketplace Rules of the NASDAQ Stock Market LLC, or NASDAQ.

        During fiscal year 2007, our board of directors held eleven meetings and acted by written consent one time. During such periods in 2007 in which they served as board members, all of the directors attended at least 75% of the aggregate of: (1) the total number of meetings of the board of directors and (2) the total number of meetings held by committees of the board of directors on which they served. It is the policy of our board of directors that at least two directors, including at least one independent director, attend our Annual Meeting, either in person or by telephonic conference. Three directors attended our 2007 Annual Meeting. As described below, the board of directors has an Audit Committee and a Compensation Committee. The board of directors does not have a Nominating Committee, but all nominations require approval by a majority of independent directors.

        Audit Committee.    The Audit Committee of the board of directors, which is currently comprised of Brenda J. Furlong, Collin J. D'Silva and Richard A. Packer, each of whom satisfy the applicable independence requirements of the SEC rules and regulations and NASDAQ Marketplace Rules, met nine times during the 2007 fiscal year. The board of directors has determined that Brenda J. Furlong, Chair of the Audit Committee, qualifies as an audit committee financial expert pursuant to applicable SEC rules and regulations.

        The Audit Committee provides assistance to the board of directors in fulfilling its legal and fiduciary obligations with respect to matters involving the accounting, auditing, financial reporting and internal control functions of our company and its subsidiaries. The Audit Committee works extensively with the independent auditors, pre-approves all audit and non-audit services provided to our company by its independent auditors, reviews the performance of the independent auditors and replaces or terminates the independent auditors when circumstances warrant. The Audit Committee is also charged with establishing and monitoring procedures for (i) the receipt, retention or treatment of complaints received by our company regarding accounting, internal accounting controls or auditing matters, and (ii) the confidential submission by our employees of concerns regarding questionable accounting or auditing matters. None of the members of the Audit Committee have participated in the preparation of any financial statements of the our company at any time during the last three fiscal years.

        Compensation Committee.    The Compensation Committee, which is comprised of Daniel S. Dross, Richard D. Kniss and William A. Linton, all of whom meet the independence requirements of the NASDAQ Marketplace Rules, met five times and acted by written consent once during the 2007 fiscal year. Mr. Linton is the Chairman of the Compensation Committee. The Compensation Committee administers our stock option plan, determines the chief executive officer's salary, bonus, and equity based compensation, oversees the executive compensation program for our other executive officers and determines such compensation, reviews general policy matters relating to compensation and employee benefits and makes recommendations concerning these matters to the board of directors. From time to time, we expect that various of our senior executive officers will provide analysis and recommendations to the Compensation Committee on compensation issues, as requested by the Compensation Committee. In particular, the Chief Executive Officer annually evaluates the performance of the Chief Financial Officer and the Senior Vice President and makes recommendations to the Compensation Committee regarding the compensation of these executive officers. The Compensation Committee reviews these performance evaluations and recommendations and, if the Committee deems appropriate, adopts the recommendations with little to no change. The Chief Financial Officer does the same with respect to the Corporate Controller. Our Chief Executive Officer, Chief Financial Officer and the Director of Human Resources may routinely attend meetings of the Compensation Committee to provide information relating to matters the Compensation Committee is considering. The Compensation Committee may, from time to time, meet in executive session without any executive officers present. In December 2006, the Compensation Committee approved the charter included as Annex E to this proxy statement.

COMPENSATION OF DIRECTORS

        We pay the non-employee directors of the board a mix of cash and share-based compensation based on the determination of the Compensation Committee. Employee directors receive compensation only as employees of Bruker BioSciences. Directors are reimbursed for reasonable out-of-pocket expenses incurred in attending meetings of the board or committees thereof.

        The following table provides information concerning the compensation paid by Bruker BioSciences to each of the non-employee directors for the fiscal year ended December 31, 2007.

2007 Director Compensation Table

Name (a)	Fees Earned or Paid in Cash (b)		Stock Awards(1)(2) (c)		Option Awards(1) (d)		Total (h)
M. Christopher Canavan, Jr.(3)	$34,500	(4)	$9,340	(5)	$—		$43,840
Taylor J. Crouch	$29,500	(6)	$9,340	(5)	—		$38,840
Daniel S. Dross	$43,000	(7)	$8,339	(8)	—	(9)	$51,339
Collin J. D'Silva	$131,500	(10)	$8,339	(8)	—	(11)	$139,839
Wolf-Dieter Emmerich	$17,786	(12)	—		$2,471	(13)	$20,257
Brenda J. Furlong	$35,324	(14)	$1,104	(15)	—		$36,428
Richard D. Kniss	$123,000	(16)	$8,339	(8)	—	(17)	$131,339
Joerg C. Laukien	$33,500	(18)	—		$30,503	(19)	$64,003
William A. Linton	$148,000	(20)	$8,339	(8)	—	(21)	$156,339
Richard Packer	$27,560	(22)	$1,104	(15)	—		$28,664
Richard M. Stein	$35,000	(23)	—		—	(24)	$35,000
Bernhard Wangler	$35,000	(25)	—		$20,100	(26)	$55,100

        Frank H. Laukien, Ph.D., our Chairman and President and Chief Executive Officer, is not included in this table as he is an employee of our company and receives no compensation for his service as a director. The compensation received by Dr. Frank Laukien as an officer of Bruker BioSciences is shown in the 2007 Summary Compensation Table on page 139.

(1)
The amounts in columns (c) and (d) reflect the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2007, in accordance with Statement of Financial Accounting Standards No. 123R ("FAS 123R"), of awards pursuant to our Amended and Restated 2000 Stock Option Plan and may include amounts from awards granted both in and prior to 2007. Assumptions used in the calculation of these amounts are included in our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q filed with the Securities and Exchange Commission. As required, the amounts shown exclude the impact of any estimated forfeitures related to service-based vesting conditions. The actual amount realized by the director will likely vary based on a number of factors, including our performance, stock price fluctuations and applicable vesting.

(2)
The grant date fair value of each award of 2,000 shares of restricted common stock made on February 28, 2007 was $18,020. The grant date fair value of each award of 1,000 shares of restricted common stock made on August 1, 2007 was $7,950. The grant date fair value of each award of 2,000 shares of restricted common stock made on January 5, 2006 was $10,000.

(3)
Mr. Canavan resigned from the board of directors effective May 16, 2007. Mr. Canavan received $18,000 in consulting fees for support given to the Audit Committee over a four-month period following his resignation from the board.

(4)
This amount includes a $13,000 cash retainer, board meeting attendance fees totaling $7,500, and a $14,000 retainer as Chair of the Audit Committee.

(5)
In connection with consulting services provided by Mr. Canavan and Mr. Crouch following their respective departures from the board, the Compensation Committee approved the acceleration of the applicable forfeiture periods for certain restricted stock awards previously granted. Includes amounts recognized as a result of the acceleration of forfeiture provisions relating to those shares of restricted stock granted on January 5, 2006 and February 28, 2007 for which the forfeiture restrictions would lapse, under the terms of the grants, on or before February 28, 2008.

(6)
This amount includes a $13,000 cash retainer, board meeting attendance fees totaling $7,500, and a $9,000 retainer as a member of the Audit Committee. Mr. Crouch resigned from the board of directors effective May 16, 2007.

(7)
Includes a $26,000 annual cash retainer, board meeting attendance fees totaling $9,000, and an $8,000 retainer as a member of the Compensation Committee.

(8)
As of December 31, 2007, each of Mr. Dross, Mr. D'Silva, Mr. Kniss and Mr. Linton held an aggregate of 4,000 shares of restricted stock pursuant to grants made on January 5, 2006 and February 28, 2007. The 2,000 shares that were granted on January 5, 2006 vest ratably on each of January 5, 2007, January 5, 2008 and January 5, 2009. The 2,000 shares that were granted on February 28, 2007 vest ratably on each of February 28, 2008, February 28, 2009 and February 28, 2010.

(9)
As of December 31, 2007, Mr. Dross held options to purchase 13,150 shares of common stock, all of which are vested.

(10)
Includes a $26,000 annual cash retainer, board meeting attendance fees totaling $7,500, an $18,000 retainer as a member of the Audit Committee, and an $80,000 fee for Mr. D'Silva's service on the temporary special committee formed to represent the interests of the stockholders of Bruker BioSciences unaffiliated with the Bruker BioSpin Group Shareholders in connection with the potential combination with the Bruker BioSpin Group.

(11)
As of December 31, 2007, Mr. D'Silva held options to purchase 20,250 shares of common stock, all of which are vested.

(12)
Mr. Emmerich joined the board of directors on May 16, 2007. This amount includes a $16,286 cash retainer and board meeting attendance fees totaling $1,500.

(13)
On August 1, 2007, Mr. Emmerich was awarded an option to purchase 3,000 shares of common stock for his service as a director. The grant date fair value of such award was $17,790. As of December 31, 2007, Mr. Emmerich held options to purchase 3,000 shares of common stock which vest ratably on each of August 1, 2008, August 1, 2009 and August 1, 2010.

(14)
Ms. Furlong joined the board of directors on May 16, 2007. This amount includes a $16,286 cash retainer, board meeting attendance fees totaling $1,500, and a $17,538 retainer as Chair of the Audit Committee.

(15)
As of December 31, 2007, both Ms. Furlong and Mr. Packer held an aggregate of 1,000 shares of restricted stock pursuant to grants made on August 1, 2007. These shares vest ratably on each of August 1, 2008, August 1, 2009 and August 1, 2010.

(16)
Includes a $26,000 annual cash retainer, board meeting attendance fees totaling $9,000, an $8,000 retainer as a member of the Compensation Committee, and an $80,000 fee for Mr. Kniss' service on the temporary special committee formed to represent the interests of the stockholders of Bruker BioSciences unaffiliated with the Bruker BioSpin Group Shareholders in connection with the potential combination with the Bruker BioSpin Group.

(17)
As of December 31, 2007, Mr. Kniss held options to purchase 25,750 shares of common stock, all of which are vested.

(18)
Includes a $26,000 annual cash retainer and board meeting attendance fees totaling $7,500.

(19)
On February 28, 2007, Mr. Laukien was awarded an option to purchase 6,000 shares of common stock for his service as a director. The grant date fair value of such award was $40,320. Also included is an option to purchase 6,000 shares of common stock earned by Mr. Laukien for his service in 2006 as a director and authorized by the Compensation Committee on January 5, 2006. The grant date fair value of the option awarded to Mr. Laukien on January 5, 2006 was $19,980. Due to administrative error the grant was never fully documented. As a result, a new grant was made to Mr. Laukien in January 2007. As of December 31, 2007, Mr. Laukien held options to purchase 15,060 shares of common stock, of which options to purchase 3,020 shares are vested. Options granted on January 24, 2007 to purchase 9,060 shares vest ratably on each of January 24, 2007, January 24, 2008 and January 24, 2009. Options granted on February 28, 2007 to purchase 6,000 shares vest ratably on each of February 28, 2008, February 28, 2009, and February 28, 2010.

(20)
Includes a $26,000 annual cash retainer, board meeting attendance fees totaling $9,000, a $13,000 retainer as Chair of the Compensation Committee and a $100,000 fee for Mr. Linton's service as Chair of the temporary special committee formed to represent the interests of the stockholders of Bruker BioSciences unaffiliated with the Bruker BioSpin Group Shareholders in connection with the potential combination with the Bruker BioSpin Group.

(21)
As of December 31, 2007, Mr. Linton held options to purchase 20,250 shares of common stock, all of which are vested.

(22)
Mr. Packer joined the board of directors on May 16, 2007. This amount includes a $16,286 cash retainer and an $11,274 retainer as a member of the Audit Committee.

(23)
Includes a $26,000 annual cash retainer and board meeting attendance fees totaling $9,000.

(24)
As of December 31, 2007, Mr. Stein held options to purchase 7,750 shares of common stock, all of which are vested. In addition, in May 2003 in connection with Mr. Stein's service as a board member, he was granted an option to purchase 2,500 shares of common stock, which options are fully vested and held by Nixon Peabody LLP.

(25)
Includes a $26,000 annual cash retainer and board meeting attendance fees totaling $9,000.

(26)
On February 28, 2007, Mr. Wangler was awarded an option to purchase 6,000 shares of common stock for his service as a director. The grant date fair value of such award was $40,320. As of December 31, 2007, Mr. Wangler held options to purchase 32,250 shares of common stock, of which options to purchase 22,230 shares are vested. Options granted on January 5, 2006 to purchase 6,000 shares vest ratably on each of January 5, 2007, January 5, 2008 and January 5, 2009. Options granted on February 28, 2007 to purchase 6,000 shares vest ratably on each of February 28, 2008, February 28, 2009, and February 28, 2010.

Components of Director Compensation

        Cash components for the service of non-employee directors during 2007 was paid according to the following schedule:

Annual Retainer:
Board Service	$26,000
Audit Committee Service	$18,000
Audit Committee Chair	$10,000
Compensation Committee Service	$8,000
Compensation Committee Chair	$5,000
Attendance Fees per Board meeting:	$1,500

        During 2007, William Linton, Collin D'Silva and Richard Kniss served as members of a temporary special committee of the board of directors established in August 2007 to represent the interests of the stockholders of Bruker BioSciences unaffiliated with the Laukien family in connection with the potential combination with the Bruker BioSpin Group. Under the terms of the Compensation and Indemnification Agreement entered into on December 3, 2007 by the members of the special committee and Bruker BioSciences, the Chair of the special committee, William Linton, will receive a $100,000 fee for his services as Chair of the special committee, and each of the remaining members of the special committee will receive an $80,000 fee for their services on the special committee.

        On February 28, 2007, Bruker BioSciences granted each non-employee director, other than Mr. Stein, either an option to purchase 6,000 shares of common stock or 2,000 shares of restricted common stock. Based on differences in the tax treatment of awards of options and common stock, directors who are United States citizens are awarded shares of restricted stock, while directors who are not United States citizens receive grants in the form of options. The option and restricted stock grants vest in equal annual installments over three years on the anniversary of the grant date, beginning on February 28, 2008. Such share-based awards are made annually to non-employee directors as a component of their compensation. Additionally, on August 1, 2007, the Compensation Committee authorized equity grants to the three directors newly elected to the board at our 2007 Annual Meeting. The newly elected directors received either a grant of 1,000 shares of common stock or an option to purchase 3,000 shares of common stock. On January 7, 2008, annual equity awards were granted to all non-employee directors able to hold such awards in their own name. Each such director was granted an option to purchase 6,000 shares of common stock. The 2008 option grants vest in equal annual installments over three years on the anniversary of the grant date, beginning on January 7, 2009.

DIRECTOR NOMINATIONS

        We do not have a nominating committee, based on a board determination that full board participation in the nominations process would foster improved corporate governance. On March 3, 2004, our company adopted a policy by board resolution governing the nomination of directors, according to which the full board of directors approves all nominees for board membership. In some cases, one or more board members may screen potential nominees before presenting them to the full board for consideration. In all cases, a majority of our independent directors must approve the nominees. The qualifications of recommended candidates will be reviewed by at least a majority of the independent directors of our company, as well as the full board of directors. Stockholders may recommend director candidates for inclusion by the board of directors in the slate of nominees which the board recommends to stockholders for election as described below.

        The process followed by the board and independent directors to identify and evaluate potential candidates includes requests to board members and others for recommendations, meetings from time to time to evaluate biographical information and background material relating to potential candidates and interviews of selected candidates by independent directors and the board. The independent directors and the board are authorized to retain advisers and consultants and to compensate them for their services. The independent directors and the board did not retain any such advisers or consultants for this purpose during fiscal year 2007.

        In considering whether to recommend any candidate for inclusion in the board's slate of recommended director nominees, the board and the independent directors apply the criteria which are set forth in a resolution of the board approved and adopted on March 3, 2004.

        These criteria include, but are not limited to, the following:

  •
  experience in aspects of business or technology relevant to our company's business;

  •
  sufficient time available to devote to the affairs of our company;

  •
  character and integrity;

  •
  ability to represent the best interests of stockholders as a whole rather than special interest groups;

  •
  willingness to participate actively as a board member; and

  •
  communication, decision-making and interpersonal skills.

        The board and the independent directors may also consider the following for some of the director nominees:

  •
  experience serving as a director of a public company;

  •
  familiarity with corporate governance issues;

  •
  independence, as determined in accordance with SEC rules and regulations and NASDAQ listing standards;

  •
  experience in running a comparable company or division of a comparable company;

  •
  insight into our company, including our strategy, business model, operations, and financials;

  •
  knowledge of industry trends and markets; and

  •
  qualification as an "audit committee financial expert" to serve on the Audit Committee in accordance with SEC and NASDAQ definitions.

        The board and the independent directors do not assign specific weights to particular criteria and no particular criterion is necessarily applicable to all prospective nominees. We believe that the backgrounds and qualifications of the directors, considered as a group, should provide a significant composite mix of experience, knowledge and abilities that will allow the board to fulfill its responsibilities.

        Although our company does not have a specific policy with respect to the nomination of directors by stockholders, our company will consider nominations made by stockholders. We believe that it is not necessary to have a policy for director nominations by stockholders because the board of directors, including the independent directors, is able to effectively locate and evaluate potential candidates for nomination to the board of directors due to the directors' intimate knowledge of our company and the life science industry. However, stockholders may communicate directly with the board of directors by written communication submitted to Richard M. Stein at the address set forth below under "Stockholder Communications." Mr. Stein shall be primarily responsible for monitoring the communications and providing summaries or copies of such communications to the board of directors as he deems appropriate, and, as described below, will submit communications to the board of directors relating to corporate governance matters and long-term corporate strategy. Stockholders may use this process to suggest potential nominations to the board of directors. Such suggested nominations shall be forwarded to the board of directors and the proposed candidates shall be evaluated using substantially the same process and applying the same criteria as used and applied in evaluating candidates submitted by board members. Nominations shall be received by our company within the timeframe set forth herein under "Time for Submission of Stockholder Proposals."

COMPENSATION DISCUSSION AND ANALYSIS

Overview

        Our company's executive compensation program is administered by the Compensation Committee of the board of directors. Pursuant to the authority delegated by the board of directors, the Compensation Committee oversees our company's stock option plan, determines the chief executive officer's salary, bonus, and equity-based compensation, oversees the executive compensation program for our other executive officers, including reviewing and approving the overall values and forms of compensation for the executive officers listed in the 2007 Summary Compensation Table below (the "Named Executive Officers") as well as for other officers of our company, reviews general policy matters relating to compensation and employee benefits and makes recommendations concerning these matters to the board of directors.

Executive Compensation Philosophy

        Our key objectives in structuring and determining executive compensation are to:

  •
  attract and retain qualified executive officers;

  •
  motivate existing officers to perform;

  •
  reward outstanding corporate performance;

  •
  align compensation with Bruker BioSciences' annual and long-term performance goals;

  •
  enhance our profitability; and

  •
  maximize stockholder value.

        Our company achieves these objectives through a compensation philosophy that seeks to align compensation with our strategic objectives and reward our Named Executive Officers for meeting certain performance goals. Executive compensation is based in part on a pay-for-performance philosophy, which emphasizes both company and individual performance measures that correlate closely with the achievement of both short and long term performance objectives. To motivate our Named Executive Officers, we focus on cash compensation in the form of salary and bonus, a portion of which is tied to the individual's performance, and we augment this cash compensation annually with equity grants. In structuring executive compensation, the Compensation Committee focuses on our goal of long-term enhancement of stockholder value through grants of equity incentive awards with extended vesting schedules. We believe the use of such incentives to retain and motivate individuals who have developed the skills and expertise required to lead Bruker BioSciences is key to our continued success.

Components of Executive Compensation

        Compensation is comprised of cash compensation in the form of annual base salary and annual incentive bonus awards, as well as long-term incentive compensation in the form of stock option and restricted stock grants.

        The Compensation Committee considers cash compensation data derived from an independent source, Salary.com's CompAnalyst Executive, for a peer group of publicly-traded companies. We selected companies that we consider to be in same or similar industries, broadly similar in revenues and market capitalization, or similar in growth and performance potential. Our management provides input on the peer group, but the Compensation Committee has the final determination of the group. The companies that are included in the peer group are reviewed annually by management and the Compensation Committee and can change from year to year as market conditions warrant. The peer group used by the Compensation Committee for evaluating annual base salary and annual incentive bonus awards is currently comprised of the following:

Affymetrix Inc.	PerkinElmer, Inc.
Agilent Technologies, Inc.	Sequenom, Inc.
Caliper Life Sciences, Inc.	Thermo Fisher Scientific, Inc.
Dionex Corporation	Varian, Inc.
Keithley Instruments Inc.	Waters Corporation

        The following tables compare Bruker BioSciences to the selected peer group for certain key metrics. The Compensation Committee considers these quantitative factors, in addition to certain qualitative factors, in assessing the appropriateness of these companies for compensation comparison purposes.

Market Capitalization as of January 1, 2007
(in billions)

Thermo Fisher Scientific, Inc.	$19.2
Agilent Technologies, Inc.	14.2
Waters Corporation	5.0
PerkinElmer, Inc.	2.7
Affymetrix, Inc.	1.6
Varian, Inc.	1.4
Dionex Corporation	1.1
Bruker Biosciences Corporation	0.8
Caliper Life Sciences, Inc.	0.3
Keithley Instruments Inc.	0.2
Sequenom, Inc.	0.2

Revenues for the Most Recently Audited Fiscal Year
(in millions)

Agilent Technologies, Inc.(4)	$4,973
Thermo Fisher Scientific, Inc.(1)	3,792
PerkinElmer, Inc.(1)	1,546
Waters Corporation(1)	1,280
Varian, Inc.(3)	835
Bruker Biosciences Corporation(1)	436
Affymetrix, Inc.(1)	324
Dionex Corporation(2)	291
Keithley Instruments Inc.(3)	155
Caliper Life Sciences, Inc.(1)	108
Sequenom, Inc.(1)	28

    (1)
    Revenues for the year ended December 31, 2006.

    (2)
    Revenues for the year ended June 30, 2006.

    (3)
    Revenues for the year ended September 30, 2006.

    (4)
    Revenues for the year ended October 31, 2006.

Cumulative Annual Growth Rate for the Most Recently Audited Three-Year Period

Caliper Life Sciences, Inc.	118%
Thermo Fisher Scientific, Inc.	100
Keithley Instruments Inc.	45
Bruker Biosciences Corporation	36
Dionex Corporation	36
Waters Corporation	34
Agilent Technologies, Inc.	27
Varian, Inc.	25
Affymetrix, Inc.	15
PerkinElmer, Inc.	15
Sequenom, Inc.	(6)

Net Income as a Percentage of Revenue for the Most Recently Audited Fiscal Year

Agilent Technologies, Inc.(4)	66%
Waters Corporation(1)	17
Dionex Corporation(2)	12
PerkinElmer, Inc.(1)	8
Varian, Inc.(3)	6
Keithley Instruments Inc.(3)	5
Bruker Biosciences Corporation(1)	4
Thermo Fisher Scientific, Inc.(1)	4
Affymetrix, Inc.(1)	(4)
Caliper Life Sciences, Inc.(1)	(26)
Sequenom, Inc.(1)	(62)

    (1)
    Net Income as Percentage of Revenue for the year ended December 31, 2006.

    (2)
    Net Income as a Percentage of Revenue for the year ended June 30, 2006.

    (3)
    Net Income as a Percentage of Revenue for the year ended September 30, 2006.

    (4)
    Net Income as a Percentage of Revenue for the year ended October 31, 2006. Included in U.S. GAAP net income as a percentage of revenue was a gain of $1.8 billion on the sale of a business. Excluding this gain, net income as a percentage of revenue was 29%.

        Given our size and financial performance relative to the peer group, the Compensation Committee typically sets salary and target bonus compensation at a level not to exceed the median of the peer group.

        Annual Base Salary.    Base salaries are determined based on a variety of factors, including officers' levels of responsibility, experience and potential, and a comparison of salaries paid to peers within the company and to those with similar roles at other companies. Base salaries are set at levels that the Compensation Committee believes will allow our company to attract and retain qualified managers who will enable our company to deliver on its business goals.

        Base salaries are reviewed annually and may be adjusted after considering the various factors described above. The Chief Executive Officer makes recommendations to the Compensation Committee for base salaries for the Chief Financial Officer and the Senior Vice President. When setting the base salaries of these executive officers, the Compensation Committee, while considering the recommendations of the Chief Executive Officer, makes the final determination based on the factors listed above and the executive officer's performance during the previous year. The Compensation Committee also evaluates the performance of and sets the salary for the Chief Executive Officer.

        Annual Cash Incentive Awards.    Annual incentive awards in the form of performance-based cash bonuses for the Chief Executive Officer and Bruker BioSciences' other executive officers are based upon management's success in meeting Bruker BioSciences' financial and strategic goals. Typically, specific criteria for these bonuses have been determined based on a combination of qualitative and quantitative measures, the details of which are established each year. The specific individual goals vary for each executive based on his responsibilities and role within our company and may include financial or strategic measures, including, among others, revenue growth, gross profit margin improvement, meeting earnings per share targets, identifying and developing new product and market opportunities and other strategic initiatives. The goals are intended to reward performance which results in our company meeting or exceeding its financial goals. These cash incentive bonus awards reflect both the individual's performance compared with his performance goals for the year and the overall performance of our company.

        Performance ranges are established for each goal. The range of the performance goals and associated cash incentive opportunities are expressed in the form of a threshold, representing the minimum criteria for earning a bonus payment, and a target, representing the level at which 100% of the bonus would be earned. In order to provide additional motivation to the executive officers, and to reward outstanding corporate performance, the Compensation Committee does not set a maximum amount that can be earned in the event that the executive officers exceed their targets in the performance-based incentive plans. The Compensation Committee may, in their discretion, award cash incentive bonuses above the target level in the event individual or firm performance exceeds targeted levels.

        The Chief Executive Officer is responsible for making recommendations to the Compensation Committee for our company-wide performance goals and the bonus goals and weightings for the Chief Financial Officer and the Senior Vice President. The Chief Executive Officer is also responsible for developing and providing a proposal to the Compensation Committee for his own bonus plan and target levels. The Compensation Committee reviews the recommendations of the Chief Executive Officer and determines the final bonus structure and goals for each of these executive officers, including threshold and target bonus levels. After the close of the fiscal year, the Chief Executive Officer provides the Committee with his assessment of the performance of the Chief Financial Officer and the Senior Vice President against their respective bonus goals and proposed bonus payout. When determining the bonus payout for the executive officers, the Compensation Committee, while considering the recommendations of the Chief Executive Officer, makes the final determination based on the executive officer's performance, and that of the department which he led during the year relative to the performance-based goals. The determination of the bonus earned is generally made within the first two months after the end of the fiscal year, allowing time to assess the achievement of the bonus goals. On occasion, additional bonuses in excess of those calculated to have been earned have been given by the Compensation Committee in recognition of exceptional performance. The Chief Financial Officer recommends performance and bonus goals for the Corporate Controller, including their respective weightings, and is responsible for making a recommendation to the Compensation Committee regarding the compensation of the Corporate Controller based on his assessment of the Corporate Controller's performance against these goals.

        As a specific set of performance goals and bonus targets for the Chief Executive Officer and Senior Vice President were not established for fiscal 2007, 2007 bonus awards to these executive officers will be made at the discretion of the Compensation Committee upon its review of our company's 2007 performance. For the Chief Financial Officer and Corporate Controller, the specific performance goals established by the Compensation Committee for 2007 are described under the heading "Other Named Executive Officer Compensation" on pages 134, 135 and 136 of this proxy statement. Annual incentive awards are typically determined in February after the close of the fiscal year. The level of awards for fiscal 2007 has not yet been determined. For 2007, 70% of the bonus potential for the Chief Financial Officer was based on the achievement of company-wide goals and 30% of the bonus potential was based on the achievement of individual goals. For 2007, 60% of the bonus potential for the Corporate Controller was based on the achievement of company-wide goals and 40% of the bonus potential was based on the achievement of individual goals.

        Long-Term Incentives.    Equity incentive compensation in the form of stock options and restricted stock is designed to provide long-term incentives to executive officers and other employees, to encourage the executive officers and other employees to remain with Bruker BioSciences and to enable recipients to develop and maintain a long-term stock ownership position in the common stock, which in turn motivates the recipient to focus on long-term enhancement in stockholder value. Bruker BioSciences' Amended and Restated 2000 Stock Option Plan, administered by the Compensation Committee, is the vehicle for the granting of stock options and restricted stock. Prior to 2005, incentive stock options and non-qualified stock options were the only form of equity compensation granted. The Board and the Compensation Committee selected this form of equity compensation because it aligned the interests of employees to those of the stockholders and also because of accounting and tax treatments of such awards. Beginning in 2006, the accounting treatment for stock options changed as a result of Statement of Financial Accounting Standards No. 123(R) and, in 2006, the Compensation Committee began granting U.S. employees shares of restricted stock as well as options. Company management evaluates the efficacy of our long-term incentive compensation on an ongoing basis, and may from time to time provide input and recommendations to the Compensation Committee with regard to the optimal form and extent of equity incentives to be granted to employees, including the Named Executive Officers. In 2007, the company awarded stock options to certain of its employees and executive officers as long-term incentive compensation.

        While generally granted on an annual basis, all options and restricted stock grants are discretionary and may be granted by the Compensation Committee at any time. Our company does not embrace performance-vesting, meaning that individual vesting is not based upon the achievement of any specific goals or objectives. The Compensation Committee does, however, consider the individual and company's performance in determining the total and individual equity awards. The Compensation Committee has determined that equity compensation awards to executives and all other employees should be based upon the economic value of the grant award and should be considered part of the overall compensation package. In making specific grants to executives, the Compensation Committee evaluates each executive officer's total equity compensation package. The Compensation Committee generally reviews the option and restricted stock holdings of each of the executive officers, including vesting and exercise price and the then current value of such options or restricted stock. We consider equity compensation to be an integral part of a competitive executive compensation package, a way to reinforce the individual's commitment to Bruker BioSciences and an important mechanism to align the interests of management with those of Bruker BioSciences' stockholders. Annual grants are generally made in January or February of each year.

Chief Executive Officer Compensation

        In accordance with our pay-for-performance philosophy and to align the interests of the Chief Executive Officer with our shareholders, approximately 50% of the Chief Executive Officer's compensation is at risk through short-term and long-term incentive programs. This at-risk component includes the annual cash and long-term equity incentive awards which are within the discretion of the Compensation Committee.

        Annual Base Salary.    Dr. Frank Laukien's base salary, which is subject to annual review and increase by the Compensation Committee, was $306,000 for the year ended December 31, 2007, a 4.0%

increase compared to a base salary of $295,000 for the year ended December 31, 2006. Consistent with our pay-for-performance philosophy, Frank Laukien's base salaries for 2007 and 2006 were below the median of the defined peer group. The Compensation Committee has not yet determined Frank Laukien's base salary for 2008.

        Annual Cash Incentive Award.    The amount of Frank Laukien's bonus is determined annually by the Compensation Committee. As a specific set of performance goals and bonus threshold and target levels for the Chief Executive Officer were not established for fiscal 2007, Frank Laukien's 2007 bonus award will be made at the discretion of the Compensation Committee upon its review of our company's 2007 performance. Frank Laukien's target bonus pool was $150,000 for 2006. The formula for determining the amount of Frank Laukien's bonus for 2006 included a mix of quantitative factors, which represented 70% of his bonus potential, and qualitative factors, which represented 30% of his bonus potential. Quantitative factors primarily included revenue growth, gross profit margin improvement, achieving an increase in earnings per share and reducing the working capital ratio. Qualitative factors included, among other things, developing the senior management teams of Bruker BioSciences, Bruker AXS and Bruker Daltonics, implementing a formal review process for Bruker BioSciences' senior management, identifying and developing new market and new product opportunities, and developing and implementing a three-year strategic plan for Bruker BioSciences. Frank Laukien's bonus for the fiscal year ended December 31, 2006 was determined by the Compensation Committee to be $250,000, including 100% of the $150,000 target amount based on Frank Laukien's achievement of target objectives, and an additional $100,000 for outstanding performance in excess of plan.

        Long-Term Incentives.    During 2007 and 2006, Frank Laukien was granted options to purchase 100,000 shares of Bruker BioSciences common stock and 33,250 shares of our restricted common stock, respectively, under the Amended and Restated 2000 Stock Option Plan. The options granted to Frank Laukien on August 1, 2007 vest annually over four years and are exercisable upon vesting at $8.75 per share, which is equal to 110% of the closing market price of our common stock on the date of the grant. The shares granted in 2006 to Frank Laukien vest annually over five years, with twenty percent vesting each year on the anniversary of the grant. Through his ownership of our common stock and options to purchase common stock, Frank Laukien's pecuniary interests are closely aligned with those of our stockholders.

Other Named Executive Officer Compensation

        In determining base salaries and annual cash incentive award targets for calendar year 2007, the Compensation Committee made subjective judgments of each named officer's position, experience, responsibilities and performance. In addition, the Compensation Committee considered the median base salary and cash incentive award of the defined peer group. As a result of this analysis, the Compensation Committee set annual base salaries and cash incentive targets for each named officer at a level not to exceed the median of the peer group. Executive officers have the opportunity to receive total compensation awards exceeding the target levels by delivering outstanding performance in excess of the goals set forth in their individual bonus plans.

William J. Knight

        Mr. Knight's base salary for 2007 was $260,000, a 4.0% increase over his base salary of $250,000 in 2006. Mr. Knight's 2007 bonus target was set at $85,000, a 42% increase over the 2006 bonus target of $60,000. In keeping with our emphasis on the incentive components of executive officer compensation, Mr. Knight's base salaries for 2007 and 2006 were established at levels below the median salaries of Chief Financial Officers of our peer group. The formula for determining the amount of Mr. Knight's bonus is set annually by the Compensation Committee and each year his performance and Bruker BioSciences' performance are measured against pre-established goals. The formula for determining the amount of Mr. Knight's bonus for the fiscal year ended December 31, 2007 is based on a mix of quantitative factors, which represent 70% of his bonus potential, and qualitative factors, which represent 30% of his bonus potential. Quantitative goals to be considered include achieving targeted revenue growth of 12.9% over 2006, improving year-over-year gross profit margin by 1.0%, achieving targeted earnings per share, before acquisition-related charges, of $0.30, and reducing the working capital ratio by 10% year-over-year. Qualitative factors to be considered primarily include continued development of the global financial organization, including the treasury and reporting functions, and completion of a comprehensive performance management process for all key global financial management employees. The Compensation Committee set Mr. Knight's bonus threshold at 60%, meaning that Mr. Knight will not be awarded a cash incentive bonus if the Compensation Committee determines that he did not achieve at least 60% of his performance goals.

        Mr. Knight's annual cash incentive award for the fiscal year ended December 31, 2007 has not yet been determined. In the first quarter of 2007, Mr. Knight received a discretionary bonus of $10,000 for his work in connection with completion of the follow-on offering of Bruker BioSciences common stock that closed on February 12, 2007. In 2006, the Compensation Committee awarded Mr. Knight a bonus of $100,000, including 100% of the $60,000 target amount based on Mr. Knight's achievement of target objectives, and an additional $40,000 for outstanding performance in excess of plan.

        During 2007 and 2006, Mr. Knight was granted options to purchase 50,000 shares of Bruker BioSciences common stock and 8,350 shares of restricted common stock, respectively, under the Amended and Restated 2000 Stock Option Plan. The options granted to Mr. Knight in August 2007 and the shares granted to Mr. Knight in 2006 vest annually over five years, with twenty percent vesting each year on the anniversary of each of the grants.

        The Compensation Committee has not yet determined Mr. Knight's base salary or bonus target level for 2008.

Dirk D. Laukien

        Dr. Dirk Laukien's base salary for 2007 was $260,000, a 4.0% increase over his 2006 base salary. Dirk Laukien's base salaries for 2007 and 2006 were below median salaries of executive officers with similar responsibilities within our peer group. A specific set of performance goals and bonus target for Dirk Laukien were not recommended by the Chief Executive Officer or established by the Compensation Committee for fiscal 2007. The Compensation Committee may, under its discretionary authority, award Dirk Laukien a 2007 cash incentive bonus upon its review of our company's 2007 performance. Dirk Laukien joined Bruker BioSciences as its Senior Vice President in July 2006, in connection with the acquisition of our Bruker Optics subsidiary. In 2006, Dirk Laukien received a $2.5 million one-time success fee payment from Bruker Optics immediately prior to the closing of our acquisition of Bruker Optics.

        Also in connection with the acquisition of Bruker Optics in 2006, Dirk Laukien was awarded 500,000 shares of restricted common stock under the Amended and Restated 2000 Stock Option Plan. The shares granted to Dirk Laukien vest annually over five years, with twenty percent vesting each year on the anniversary of the grant. Dirk Laukien was not granted additional equity incentive compensation in 2007 as the Compensation Committee determined that the 2006 grant provided sufficient incentive compensation for the period through December 31, 2007.

        The Compensation Committee has not yet determined Dirk Laukien's base salary or incentive bonus target for 2008.

Brian P. Monahan

        Mr. Monahan's base salary for 2007 was $180,000, a 9.1% increase over his 2006 base salary of $165,000. Mr. Monahan's bonus target for 2007 was set at $60,000, a 71% increase over the 2006 bonus target of $35,000. In recommending the increase in Mr. Monahan's base salary and bonus target, the Chief Financial Officer reviewed salaries and bonuses paid to executives in our peer group as well as comparable positions at our U.S. subsidiaries and affiliates. The increase in Mr. Monahan's salary and potential bonus also reflects his promotion to Executive Vice President of Bruker Daltonics in 2006. Mr. Monahan's base salaries for 2007 and 2006 were set at levels below the median salary of controllers within our peer group in order to place greater emphasis on performance-based incentive compensation. To determine the amount of Mr. Monahan's annual incentive bonus award, Mr. Monahan's performance and the performance of Bruker BioSciences are measured against pre-established goals. The formula for determining the amount of Mr. Monahan's bonus for the fiscal year ended December 31, 2007 is based on a mix of quantitative factors, which represent 70% of his bonus potential, and qualitative factors, which represent 30% of his bonus potential. Quantitative factors to be considered include achieving targeted revenue growth of 12.9% over 2006, improving year-over-year gross profit margin by 1.0%, achieving targeted earnings per share, before acquisition-related charges, of $0.30, and reducing the working capital ratio by 10% year-over-year. Qualitative factors to be considered include the successful implementation of a consolidation tool with the objectives of reducing the company's financial closing cycle and improving management reporting, assisting the Chief Financial Officer with the development of a written strategy for the treasury function to be implemented in 2008, and assisting the company tax director with the development of a written strategy for tax planning to be implemented in fiscal 2008. The Compensation Committee set Mr. Monahan's bonus threshold at 60%, meaning that Mr. Monahan will not be awarded a cash incentive bonus for 2007 if the Compensation Committee determines that he did not achieve at least 60% of his performance goals. The Chief Financial Officer has not yet made a 2007 bonus award recommendation for Mr. Monahan.

        Mr. Monahan's bonus for the fiscal year ended December 31, 2006 was determined by the Chief Financial Officer to be $41,472, including 100% of the $35,000 target amount based on Mr. Monahan's achievement of target objectives, and an additional $6,472 for outstanding performance in excess of plan. In the first quarter of 2007, Mr. Monahan received a discretionary bonus of $8,000 for his work in connection with the successful completion of the follow-on offering of Bruker BioSciences common stock that closed on February 12, 2007.

        During 2007 and 2006, Mr. Monahan was granted options to purchase 60,000 of Bruker BioSciences common stock and 5,000 shares of restricted common stock, respectively, under the Amended and Restated 2000 Stock Option Plan. The options granted in August 2007 and shares granted in 2006 vest annually over five years, with twenty percent vesting each year on the anniversary of each of the grants.

        The Compensation Committee has not yet determined Mr. Monahan's salary or bonus target for 2008.

Executive Benefits

        In 2007, our Named Executive Officers were eligible for the same level and offering of benefits made available to other employees, including our company's 401(k) plan and welfare benefit programs.

Employment Contracts, Termination of Employment and Change in Control Arrangements

        Although Bruker BioSciences does not currently have an employment agreement with any of its executive officers, it did issue a letter offering employment to William J. Knight, our Chief Financial Officer. Under the terms of the offer letter, Mr. Knight is entitled to a continuation of salary and benefits for a period of three months in the event his employment is terminated within twelve months of a sale of all or substantially all of our business to a third party. The offer letter also provides for anticipated annual grants of options to purchase 50,000 shares of Bruker BioSciences common stock, subject to the approval of the Compensation Committee.

        Under the terms of the awards of options and restricted common stock under the Amended and Restated 2000 Stock Option Plan, unvested amounts are forfeited if the grantee's employment or business relationship with our company is terminated for any reason, other than in the event of death or disability. The board of directors does, however, have the power and the right to accelerate vesting of any and all unvested amounts in the event of a change in control of Bruker BioSciences.

Section 162(m) Limitations

        Section 162(m) of the U.S. Internal Revenue Code limits the tax deductibility by a corporation of compensation in excess of $1,000,000 paid to the Chief Executive Officer and any other of its four most highly compensated executive officers. However, compensation which qualifies as "performance-based" is excluded from the $1,000,000 limit if, among other requirements, the compensation is payable only upon attainment of pre-established, objective performance goals under a plan approved by stockholders.

        The Compensation Committee does not presently expect total cash compensation payable for salaries to exceed the $1,000,000 limit for any individual executive. Having considered the requirements of Section 162(m), the Compensation Committee believes that stock option grants to date meet the requirement that such grants be "performance-based" and are, therefore, exempt from the limitations on deductibility. The Compensation Committee will continue to monitor the compensation levels potentially payable under Bruker BioSciences' cash compensation programs, but intends to retain the flexibility necessary to provide total cash compensation in line with competitive practice, our compensation philosophy and Bruker BioSciences' best interests.

COMPENSATION COMMITTEE REPORT

        The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K, promulgated under the Securities Act of 1933, as amended. Based on such review and discussions, the Compensation Committee recommended to the board of directors that the Compensation Discussion and Analysis be included this Proxy Statement on Schedule 14A.

        Submitted by the Compensation Committee of Bruker BioSciences' Board of Directors.

William A. Linton, Chairman Daniel S. Dross Richard D. Kniss

COMPENSATION COMMITTEE INTERLOCKS
AND INSIDER PARTICIPATION

        Messrs. Dross, Kniss and Linton serve as members of the Compensation Committee. Messrs. Dross, Kniss and Linton were not officers or employees of Bruker BioSciences or any of our subsidiaries during fiscal year 2007.

SUMMARY OF EXECUTIVE COMPENSATION

        The following table summarizes the compensation earned by the President, Chief Executive Officer and Chairman and Bruker BioSciences' other executive officers who earned salary and bonus in excess of $100,000 for the years ended December 31, 2007 and December 31, 2006 (the "Named Executive Officers") for services rendered during 2007 and 2006, respectively.

2007 Summary Compensation Table

Name and Principal Position	Year	Salary			Bonus			Stock Awards(1)		Option Awards(1)		All Other Compensation			Total
(a)	(b)	(c)			(d)			(e)		(f)		(g)			(j)
Frank H. Laukien Chairman, President and Chief Executive Officer	2007 2006	$ $	306,500 295,000		$ $	— 250,000	(2)	$ $	26,600 33,250	$ $	59,300 36,430	$ $	6,750 11,760	(3) (5)	$ $	399,150 626,440	(4)
William J. Knight Chief Financial Officer and Treasurer	2007 2006	$ $	260,000 250,000		$ $	10,000 100,000	(6)	$ $	6,680 8,350	$ $	98,400 79,139		$6,750 —	(7)	$ $	381,830 437,489	(4)
Dirk D. Laukien Senior Vice President, President of Bruker Optics	2007 2006	$ $	260,000 125,000	(9)		— —	(2)	$ $	476,100 264,500		— —	$ $	6,750 2,513,200	(8) (10)	$ $	742,850 2,902,700	(4)
Brian P. Monahan Corporate Controller, Executive Vice President of Bruker Daltonics	2007 2006	$ $	180,000 165,000		$ $	8,000 41,472	(6)	$ $	4,000 5,000		$35,580 —		$6,038 —	(11)	$ $	233,618 211,472	(4)

(1)
The amounts in columns (e) and (f) reflect the dollar amount recognized for financial statement reporting purposes for the fiscal years ended December 31, 2007 and 2006, in accordance with FAS 123R, of awards pursuant to our Amended and Restated 2000 Stock Option Plan and may include amounts from awards granted both in and prior to 2007. Assumptions used in the calculation of these amounts are included in our Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q filed with the Securities and Exchange Commission. As required, the amounts shown exclude the impact of any estimated forfeitures related to service-based vesting conditions. The actual amount realized by the executive officer will likely vary based on a number of factors, including our company's performance, stock price fluctuations and applicable vesting.

(2)
The amount of the 2007 annual cash incentive bonus award has not yet been determined by the Compensation Committee. The amount of the 2007 award is expected to be determined prior to the filing of our Annual Report on Form 10-K for the fiscal year ended December 31, 2007.

(3)
Amount represents a matching contribution made by our company to the 401(k) plan for the benefit of Dr. Frank Laukien. A profit sharing contribution amount for 2007 has not yet been determined. The amount of the contribution for 2007 is expected to be determined prior to the filing of our Annual Report on Form 10-K for the fiscal year ended December 31, 2007.

(4)
Amount reported for 2007 includes salary, equity grants, a 401(k) plan matching contribution and, if applicable, a special discretionary bonus award. The executive's 2007 annual cash incentive award has not yet been determined by the Compensation Committee. Actual total compensation may be higher than reported upon bonus award and profit sharing contribution determinations. The amount of the 2007 bonus award and profit sharing contribution are expected to be determined prior to the filing of our Annual Report on Form 10-K for the fiscal year ended December 31, 2007.

(5)
Includes a $6,600 matching contribution and a $5,160 profit sharing contribution made by our company to the 401(k) plan for the benefit of Dr. Frank Laukien.

(6)
Amount represents a discretionary bonus awarded in connection with contribution to the completion of the company's follow-on equity offering that closed on February 12, 2007. The amount of the executive's 2007 performance-related annual bonus award has not yet been determined by the Compensation Committee. The amount of the 2007 bonus award is expected to be determined prior to the filing of our Annual Report on Form 10-K for the fiscal year ended December 31, 2007.

(7)
Amount represents a matching contribution made by our company to the 401(k) plan for the benefit of Mr. William Knight.

(8)
Amount represents a matching contribution made by our company to the 401(k) plan for the benefit of Dr. Dirk Laukien. A profit sharing contribution amount for 2007 has not yet been determined. The amount of the 2007 bonus award and profit sharing contribution are expected to be determined prior to the filing of our Annual Report on Form 10-K for the fiscal year ended December 31, 2007.

(9)
Dr. Dirk Laukien joined our company on July 1, 2006 in connection with the acquisition of Bruker Optics Inc. Accordingly, his 2006 salary includes only amounts paid by our company for his service from July 1, 2006 through December 31, 2006.

(10)
In connection with the acquisition of Bruker Optics in July 2006, Dr. Dirk Laukien received a one-time success fee payment of $2.5 million. The amount reported also includes a $6,600 matching contribution and a $6,600 profit sharing contribution made by our company to the 401(k) plan for the benefit of Dr. Dirk Laukien.

(11)
Amount represents a matching contribution made by our company to the 401(k) plan for the benefit of Mr. Brian Monahan.

2007 Grants of Plan-Based Awards

        The following table sets forth certain information with respect to individual grants of plan-based awards to the named executive officers during the fiscal year ended December 31, 2007.

	All Other Option Awards:
Name	Grant Date	Number of Securities Underlying Options	Exercise or Base Price of Option Awards ($/SH)	Grant Date Fair Value of Stock and Option Awards
Frank H. Laukien	8/1/2007	100,000	$8.75	$593,000
William J. Knight	8/1/2007	50,000	7.95	$296,500
Dirk D. Laukien	N/A	—	—	—
Brian P. Monahan	8/1/2007	60,000	7.95	$355,800

        The Compensation Committee authorized grants of stock options as long-term incentive compensation to each of the Chief Executive Officer, Chief Financial Officer and Corporate Controller on August 1, 2007. In determining the long-term equity incentive compensation to be awarded during 2007, the Compensation Committee made a subjective judgement of experience, responsibilities and performance. In addition, the Compensation Committee considered equity awards granted to comparable executive officers included within our peer group. As a result of this analysis, the Compensation Committee set the long-term equity award incentive compensation at a level not to exceed the median of the peer group. The award to the Chief Executive Officer vests in four equal annual installments on the anniversary of the grant date, beginning on August 1, 2008, and is exercisable upon vesting at 110% of the closing price of our common stock on the date of the grant. The awards to the Chief Financial Officer and the Corporate Controller each vest in five equal installments on the anniversary of the grant dates, beginning on August 1, 2008. Upon vesting, the options become exercisable at a price based on the closing price of our common stock on the date of the grant. The closing price on the NASDAQ Global Select Market of our common stock on August 1, 2007 was $7.95 per share.

Outstanding Equity Awards At December 31, 2007

        The following table provides information concerning unexercised options, stock that has not vested, and equity incentive plan awards for each named executive officer outstanding as of the end of our most recently completed fiscal year. Each outstanding award is represented by a separate row which indicates the number of securities underlying the award, including awards that have been transferred other than for value (if any).

        For option awards, the table discloses the exercise price and the expiration date. For stock awards, the table provides the total number of shares of stock that have not vested and the aggregate market value of shares of stock that have not vested.

        We computed the market value of stock awards by multiplying the closing market price of our stock at the end of the most recently completed fiscal year by the number of shares or units of stock or the amount of equity incentive plan awards, respectively.

	Option Awards
						Stock Awards
	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable
Name				Option Exercise Price	Option Expiration Date	Number of Shares of Stock that have not Vested		Market Value of Shares of Stock that have not Vested
Frank H. Laukien						26,600	(1)	$353,780
	100,000			$5.71	04/29/09
		100,000	(2)	$8.75	08/01/12
William J. Knight	75,000	50,000	(3)	$3.16	10/25/14	6,680	(1)	$88,844
		50,000	(4)	$7.95	08/01/17
Brian P. Monahan	2,500			$5.28	04/26/14	4,000	(1)	$53,200
	5,250			$4.87	06/30/14
		60,000	(4)	$7.95	08/01/17
Dirk D. Laukien						400,000	(5)	$5,320,000

(1)
Shares vest in five equal annual installments on the anniversary of the grant date, beginning January 5, 2007.

(2)
Options vest in four equal annual installments on the anniversary of the grant date, beginning August 1, 2008.

(3)
Options vest in five equal annual installments on the anniversary of the grant date, beginning October 25, 2005.

(4)
Options vest in five equal annual installments on the anniversary of the grant date, beginning August 1, 2008.

(5)
Shares vest in five equal installments on the anniversary of the grant date, beginning July 1, 2007.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        The following table sets forth certain information regarding beneficial ownership of the common stock as of January 14, 2008 and as of immediately following the closing of the transactions (i) by each person who is known by Bruker BioSciences to own beneficially more than 5% of the common stock, (ii) by each of Bruker BioSciences' directors, (iii) by each named executive officer of Bruker BioSciences, as defined in "Summary of Executive Compensation," and (iv) by all directors and executive officers who served as directors or named executive officers as of January 14, 2008 as a group. Unless otherwise noted, the address of each beneficial owner is c/o Bruker BioSciences Corporation, 40 Manning Road, Billerica, Massachusetts 01821.

	Amount and Nature of Beneficial Ownership(1)		Percent of Class(1)
Beneficial Owners	Before the Combination	After the Combination	Before the Combination	After the Combination
Directors and Officers
Frank H. Laukien(2)	19,547,838	30,237,501	18.5%	18.5%
William J. Knight(3)	133,350	133,350	*	*
Dirk D. Laukien(4)	11,476,483	22,266,147	10.9%	13.6%
Brian P. Monahan(5)	12,750	12,750	*	*
Joerg C. Laukien(6) Markgrafenstrasse 34 76530 Baden-Baden Germany	9,121,188	19,910,852	8.6%	12.2%
Brenda J. Furlong(7) 19 Ocean Street Manchester-by-the-Sea, MA 01944	1,000	1,000	*	*
Collin J. D'Silva(8) c/o Transgenomic, Inc. 2032 Concourse Drive San Jose, CA 95131	24,250	24,250	*	*
William A. Linton(9) c/o Promega Corporation 2800 Woods Hollow Road Madison, Wisconsin 53711	24,250	24,250	*	*
Richard M. Stein(10) c/o Nixon Peabody LLP 100 Summer Street Boston, Massachusetts 02110	13,599	13,599	*	*
Bernhard Wangler(11) Kriegsstr. 133 76135 Karlsruhe, Germany	26,190	26,190	*	*
Richard Kniss(12) 1985 Cowper Street Palo Alto, California 94301	48,776	48,776	*	*

Wolf-Dieter Emmerich R. Harbigstrasse 22 D-95100 Selb Germany	—	—	*	*
Richard A. Packer(13) 9 Kendall Drive Westborough, MA 01581	4,000	4,000	*	*
Daniel S. Dross(14) 4433 McFarlin Boulevard Dallas, Texas 75205	17,150	17,150	*	*
All executive officers and directors as a group (13 persons)	40,450,824	72,719,815	38.2%	44.4%
5% Beneficial Owners
Isolde Laukien-Kleiner(15) Silberstreifen 8 D-76287 Rheinstetten Germany	7,183,472	21,569,690	6.8%	13.2%
Marc M. Laukien(16) 809 Harbour Isles Court N. Palm Beach, Florida 33410	7,693,177	18,482,841	7.3%	11.3%
Royce & Associates, LLC(17) 1414 Avenue of the Americas New York, NY 10019	5,734,000	5,734,000	5.4%	3.5%

*
Less than one percent

(1)
Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options held by that person that are currently exercisable, or become exercisable within 60 days from the date hereof, are deemed outstanding. However, such shares are not deemed outstanding for purposes of computing the percentage ownership of any other person. Percentage ownership before the completion of the combination with the Bruker BioSpin Group is based on 105,670,237 shares of common stock outstanding as of January 14, 2008. If the combination is consummated, Bruker BioSciences will issue 57,544,872 shares of Bruker BioSciences common stock with a value of $666,945,067 as of January 14, 2008. Under this assumed issuance, following the acquisition, there would be approximately 163,215,109 shares of common stock outstanding.

(2)
Includes options to purchase 100,000 shares of common stock that are currently exercisable, or become exercisable within 60 days of the date hereof and 19,950 shares of restricted common stock. Also includes 1,064,276 shares owned by Robyn Laukien as to which Frank Laukien has voting power. Also includes 10,034,387 and 755,276 shares of common stock issuable to Dr. Laukien and Robyn Laukien, respectively, in connection with the acquisition.

(3)
Includes options to purchase shares 75,000 of common stock that are currently exercisable, or become exercisable within 60 days of the date hereof and 5,010 shares of restricted common stock.

(4)
Includes 41,293 shares of common stock held by the Dirk D. Laukien Trust for Leah Laukien, dated June 1, 2000 and 400,000 shares of restricted common stock. Also includes 10,789,664 shares of common stock issuable to Dr. Laukien in connection with the combination.

(5)
Includes options to purchase 7,750 shares of common stock that are currently exercisable, or become exercisable within 60 days of the date hereof and 3,000 shares of restricted common stock.

(6)
Includes options to purchase 8,020 shares of common stock that are currently exercisable, or become exercisable, within 60 days of the date hereof and 10,789,664 shares of common stock issuable to Mr. Laukien in connection with the combination.

(7)
Includes 1,000 shares of restricted common stock.

(8)
Includes options to purchase 20,250 shares of common stock that are currently exercisable, or become exercisable within 60 days of the date hereof and 2,680 shares of restricted common stock.

(9)
Includes options to purchase 20,250 shares of common stock that are currently exercisable, or become exercisable within 60 days of the date hereof and 2,680 shares of restricted common stock.

(10)
Includes options to purchase 10,250 shares of common stock that are currently exercisable, or become exercisable within 60 days of the date hereof, of which options to purchase 2,500 shares of common stock are held by Nixon Peabody LLP, the law firm at which Mr. Stein is a partner.

(11)
Includes options to purchase 26,190 shares of common stock that are currently exercisable, or become exercisable within 60 days of the date hereof.

(12)
Includes options to purchase 25,750 shares of common stock that are currently exercisable, or become exercisable within 60 days of the date hereof and 2,680 shares of restricted stock.

(13)
Includes 1,000 shares of restricted common stock.

(14)
Includes options to purchase 13,150 shares of common stock that are currently exercisable, or become exercisable within 60 days of the date hereof and 2,680 shares of restricted common stock.

(15)
Includes 14,386,218 shares of common stock issuable to Mrs. Laukien-Kleiner in connection with the combination.

(16)
Includes 10,789,664 shares of common stock issuable to Mr. Laukien in connection with the combination.

(17)
Royce & Associates, LLC ("Royce"), a registered investment advisor, is deemed to have beneficial ownership of 5,734,000 shares, all of which shares are owned by investment companies and their investment vehicles for which Royce serves as investment advisor and investment manager. Royce disclaims beneficial ownership of all such shares.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Section 16(a) of the Securities Exchange Act of 1934 and the rules promulgated thereunder require Bruker BioSciences' officers and directors and persons owning more than 10% of the outstanding common stock of Bruker BioSciences to file reports of ownership and changes in ownership with the Securities and Exchange Commission and to furnish us with copies of all these filings. We believe, based solely upon a review of those reports and amendments thereto furnished to us during and with respect to our fiscal year ended December 31, 2007, that all of our directors and executive officers complied with the reporting requirements of Section 16(a) of the Exchange Act during fiscal 2007, except as follows: Mr. Joerg Laukien was late filing two Form 4 reports for two transactions; Mr. Bernhard Wangler, Mr. William Linton, Mr. Collin D'Silva, Mr. Richard D. Kniss, Mr. Daniel S. Dross, Mr. M. Christopher Canavan and Mr. Taylor Crouch, directors of the company, were each late filing a Form 4 report for one transaction.

STOCKHOLDER COMMUNICATIONS

        The board will give appropriate attention to written communications that are submitted by stockholders, and will respond if and as appropriate. Absent unusual circumstances or as contemplated by committee charters and subject to any required assistance or advice from legal counsel, Richard M. Stein, Secretary of our company, is primarily responsible for monitoring communications from stockholders and for providing copies or summaries of such communications to the other directors as he considers appropriate.

        Communications are forwarded to all directors if they relate to important substantive matters and include suggestions or comments that Mr. Stein considers to be important for the directors to know. In general, communications relating to corporate governance and long-term corporate strategy are more likely to be forwarded than communications relating to ordinary business affairs, personal grievances and matters as to which we may receive repetitive or duplicative communications.

        Stockholders who wish to send communications on any topic to the board should address such communications to Richard M. Stein, Secretary, at Nixon Peabody LLP, 100 Summer Street, Boston, MA 02110.

TIME FOR SUBMISSION OF STOCKHOLDER PROPOSALS

        Pursuant to Rule 14a-8 under the Exchange Act, stockholders may present proper proposals for inclusion in a company's proxy statement and for consideration at the next Annual Meeting of its stockholders by submitting their proposals to Bruker BioSciences in a timely manner.

        Stockholders interested in submitting a proposal for inclusion in the proxy materials for the Annual Meeting of Stockholders in 2008 may do so by following the procedures set forth in Rule 14a-8 of the Securities Exchange Act of 1934, as amended. To be eligible for inclusion, stockholder proposals must have been received by Bruker BioSciences no later than November 30, 2007.

        Additionally, under our by-laws, no business may be brought before an Annual Meeting unless it is specified in the notice of meeting by or at the direction of the board or by a stockholder entitled to vote who has delivered notice to Bruker BioSciences (containing certain information specified in the by-laws) not less than 90 or more than 120 days prior to the first anniversary of the preceding year's Annual Meeting.

OTHER MATTERS

        Management knows of no matters which may properly be and are likely to be brought before the meeting other than the matters discussed herein. However, if any other matters properly come before the meeting, the persons named in the enclosed proxy will vote in accordance with their best judgment.

WHERE YOU CAN FIND MORE INFORMATION

        Bruker BioSciences files reports, proxy statements and other information with the SEC as required under the Exchange Act. You may read and copy any reports, statements or other information filed by Bruker BioSciences at the public reference facilities maintained by the SEC in Room 1590, 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for additional information on the operation of the SEC's public reference facilities. The SEC maintains a website that contains reports, proxy statements and other information, including those filed by Bruker BioSciences at http://www.sec.gov. You may also access the SEC filings and obtain other information about Bruker BioSciences through the website maintained by Bruker BioSciences at http://www.bruker-biosciences.com. The information contained on the website is not incorporated by reference in, or in any way part of, this proxy statement.

        This proxy statement does not contain all the required information because the SEC allows us to "incorporate by reference" information into this proxy statement, which means that we can disclose important information to you by referring you to other documents filed separately with the SEC. The information incorporated by reference is deemed to be part of this proxy statement, except for any information superseded by information in this proxy statement. This proxy statement incorporates by reference the documents set forth below that Bruker BioSciences has previously filed with the SEC. These documents incorporated by reference contain important financial information about Bruker BioSciences and its financial condition. Bruker BioSciences incorporates by reference into this proxy statement the following documents filed by it with the SEC under the Exchange Act:

  •
  Our Annual Report on Form 10-K for the year ended December 31, 2006.

  •
  Our Quarterly Reports on Form 10-Q for the quarters ended September 30, 2007, June 30, 2007 and March 31, 2007.

  •
  Our Current Report on Form 8-K filed on December 3, 2007.

        In addition, Bruker BioSciences incorporates by reference additional documents that it may file with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 between the date of this proxy statement and the date of the Special Meeting. These documents include periodic reports, such as annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K (excluding any current reports on Form 8-K to the extent disclosure is furnished and not filed in accordance with SEC rules), as well as proxy statements.

        You may obtain documents that are incorporated by reference in this proxy statement without charge by requesting them in writing or by telephone from Bruker BioSciences at:

        Bruker BioSciences Corporation
        40 Manning Road
        Billerica, Massachusetts 01821
        Attention: Investor Relations
        Telephone: 978-663-3660

        Neither Bruker BioSciences nor the Bruker BioSpin Group has authorized any person to give any information or make any representation about the combination with the Bruker BioSpin Group that is different from, or in addition to, that contained in this proxy statement or in any of the materials that are incorporated by reference in this proxy statement. Therefore, if anyone does give you information of this sort, you should not rely on it. The information contained in this proxy statement speaks only as of the date of this document unless the information specifically indicates that another date applies.

VOTING PROXIES

        The board of directors recommends an affirmative vote on all proposals specified. Proxies will be voted as specified. If signed proxies are returned without specifying an affirmative or negative vote on any proposal, the shares represented by such proxies will be voted in favor of the board of directors' recommendations.

By order of the board of directors

Chairman, President and Chief Executive Officer
January 17, 2008

INDEX TO FINANCIAL STATEMENTS

Report of Independent Auditors	F-2
Combined Financial Statements
Combined Balance Sheets	F-3
Combined Statements of Income	F-4
Combined Statements of Shareholders' Equity	F-5
Combined Statements of Cash Flows	F-6
Notes to Combined Financial Statements	F-7

Report of Independent Auditors

The Shareholders
Bruker BioSpin Group

        We have audited the accompanying combined balance sheets as of December 31, 2006 and 2005, of the companies listed in Note 1, and the related combined statements of income, shareholders' equity and cash flows for each of the three years in the period ended December 31, 2006. These financial statements are the responsibility of the companies' management. Our responsibility is to express an opinion on these financial statements based on our audits.

        We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the companies' internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the companies' internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the financial statements referred to above present fairly, in all material respects, the combined financial position at December 31, 2006 and 2005, of the companies listed in Note 1, and the combined results of their operations and their cash flows for each of the three years in the period ended December 31, 2006 in conformity with U.S. generally accepted accounting principles.

        As discussed in Notes 2 and 17 to the combined financial statements, in 2006 the companies adopted Statement of Financial Accounting Standards ("SFAS") No. 158, Employers Accounting for Defined Benefit Pension and Other Postretirement Plans—an amendment of FASB Statements No. 87, 88, 106 and 132(R).

/s/ Ernst & Young LLP
November 30, 2007 Boston, Massachusetts

Bruker BioSpin Group

Combined Balance Sheets

(in thousands)

		December 31
	September 30 2007
		2006	2005
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$268,819	$259,094	$248,782
Short-term investments and restricted cash	12,794	14,448	11,488
Trade accounts receivable, net of allowances for doubtful accounts of $2,779, $2,747 and $2,743 in 2007, 2006 and 2005	70,030	68,089	68,555
Accounts receivable from affiliated companies	8,389	4,392	6,722
Notes receivable from affiliated companies	188	194	—
Inventories	290,363	276,186	253,900
Deferred income taxes	16,143	18,517	19,690
Other current assets	11,981	11,909	10,909

Total current assets	678,707	652,829	620,046
Property, plant and equipment, net	102,404	100,093	93,768
Deferred income taxes	5,453	3,174	3,515
Intangible assets	2,133	2,678	1,821
Long-term restricted cash	373	304	883
Long-term taxes receivable	2,816	2,606	—
Other assets	1,043	985	7,860

Total assets	$792,929	$762,669	$727,893

Liabilities and shareholders' equity
Current liabilities:
Short-term bank borrowings	$845	$—	$1,697
Current portion of long-term debt	5,762	5,333	4,789
Current portion of capital lease	725	665	589
Trade accounts payable	24,297	23,305	19,167
Accounts payable to affiliated companies	7,134	8,747	6,122
Accrued expenses and other liabilities	56,191	51,346	48,853
Customer deposits	191,612	189,031	195,634
Deferred revenue	16,488	17,346	11,747
Deferred income taxes	13,181	22,113	25,976
Income taxes payable	12,141	6,759	24,415

Total current liabilities	328,376	324,645	338,989
Deferred revenue	28,981	27,153	25,475
Long-term debt	—	4,132	13,235
Long term capital lease obligation	2,342	2,672	2,996
Other liabilities	19,365	13,657	11,330
Deferred income taxes	3,104	4,675	708
Shareholders' equity:
Common shares, $0.01 par value, authorized 20,000 shares, issued and outstanding 8,869 shares	89	89	89
Share capital	22,492	22,492	22,492
Additional paid-in capital	8,781	8,781	8,781
Accumulated other comprehensive income	94,181	68,832	45,313
Retained earnings	285,218	285,541	258,485

Total shareholders' equity	410,761	385,735	335,160

Total liabilities and shareholders' equity	$792,929	$762,669	$$727,893

See accompanying notes.

Bruker BioSpin Group

Combined Statements of Income

(in thousands)

	Nine Months Ended September 30		Years Ended December 31
	2007	2006	2006	2005	2004
	(Unaudited)
Product revenue:
Magnetic resonance products	$336,211	$302,288	$430,984	$422,710	$467,558
Non-core products	13,750	9,494	12,724	16,172	16,841
Other revenue	1,932	1,705	3,246	6,353	2,930

Total revenue	351,893	313,487	446,954	445,235	487,329
Costs and operating expenses:
Cost of product revenue	210,026	180,989	246,309	253,019	288,164
Marketing and selling	35,909	33,529	48,931	45,176	48,330
Research and development	38,160	38,889	53,657	55,180	53,855
General and administrative	18,943	16,795	21,326	23,795	26,360
Special (credit) charge	—	—	—	(25,754)	28,469

Total costs and operating expenses	303,038	270,202	370,223	351,416	445,178

Operating income	48,855	43,285	76,731	93,819	42,151
Interest income, net	5,775	3,691	5,543	2,391	151
Other (expense) income, net	(406)	(1,004)	(4,585)	5,612	(6,911)

Income before income taxes	54,224	45,972	77,689	101,822	35,391
Provision for income taxes	10,696	15,505	21,115	26,596	11,735

Net income	$43,528	$30,467	$56,574	$75,226	$23,656

Bruker BioSpin Group

Combined Statements of Shareholders' Equity

(in thousands)

	Common Shares Par Value	Share Capital	Additional Paid-in Capital	Accumulated Other Comprehensive Income	Retained Earnings	Total Shareholders' Equity
Combined balance as of January 1, 2004	$89	$22,492	$8,781	$59,437	$232,125	$322,924
Dividends declared					(38,882)	(38,882)
Comprehensive income:
Unrealized gains on available-for-sale securities				142		142
Foreign currency translation adjustment				31,326		31,326
Net income					23,656	23,656

Total comprehensive income						55,124

Combined balance as of December 31, 2004	89	22,492	8,781	90,905	216,899	339,166
Dividends declared					(33,640)	(33,640)
Comprehensive income:
Unrealized gains on available-for-sale securities				113		113
Minimum pension liability adjustment				(414)		(414)
Foreign currency translation adjustment				(45,291)		(45,291)
Net income					75,226	75,226

Total comprehensive income						29,634

Combined balance as of December 31, 2005	89	22,492	8,781	45,313	258,485	335,160
Dividends declared					(29,518)	(29,518)
Effect of SFAS No. 158 adoption, net of tax provision of $1,950				(7,574)		(7,574)
Comprehensive income:
Unrealized gains on available-for-sale securities				202		202
Reversal of SFAS No. 87 minimum pension liability, net of tax provision of $133				(61)		(61)
Foreign currency translation adjustment				30,952		30,952
Net income					56,574	56,574

Total comprehensive income						87,667

Combined balance as of December 31, 2006	$89	$22,492	$8,781	$68,832	$285,541	$385,735

See accompanying notes.

Bruker BioSpin Group

Combined Statements of Cash Flows

(in thousands)

	Nine Months Ended September 30		Years Ended December 31
	2007	2006	2006	2005	2004
	(Unaudited)
Operating activities
Net income	$43,528	$30,467	$56,574	$75,226	$23,656
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	11,323	11,011	14,897	14,687	16,879
Writedown of inventory to net realizable value	7,560	7,533	12,340	12,319	14,410
Deferred income taxes	(4,381)	(4,456)	4,052	(11,623)	(1,788)
Provision for loss on contracts	(1,164)	220	1,441	290	258
Net gain on property and equipment sales	(50)	89	(78)	(73)	(774)
Special charge (credit)	—	—	—	(25,754)	28,469
Charge for impairment of investments and goodwill	—	—	—	—	1,832
Change in net unrealized gains on securities available for sale	336	406	(202)	(113)	(142)
Net changes in fair value of derivative assets	—	—	271	1,563	258
Changes in operating assets and liabilities:
Accounts receivable	(2,102)	13,930	7,357	(1,145)	10,474
Inventories	(3,182)	(3,974)	(15,233)	(9,280)	(6,959)
Other assets	180	(1,567)	(499)	4,914	4,135
Accounts payable	(2,655)	(4,478)	4,337	(7,884)	6,624
Accrued expenses and other liabilities	1,707	(17,545)	(30,528)	29,839	2,709
Deferred revenue	(1,751)	(569)	3,614	1,124	(27)
Restricted cash	(40)	819	2,449	(723)	(4,194)
Customer deposits	(6,333)	(23,728)	(15,736)	15,335	(9,272)

Net cash provided by operating activities	42,976	8,158	45,056	98,702	86,548
Investing activities
Purchases of property and equipment	(6,716)	(5,340)	(13,380)	(14,600)	(13,599)
Proceeds from property and equipment sales	190	1,201	1,674	2,329	1,136
Collection on (disbursement on) notes from affiliated companies	18	(466)	(178)	2,414	2,250
Net (purchase) proceeds of short-term investments	2,473	(3,746)	(3,497)	2,056	123
Earn out payments related to the acquisition of EAS business	—	—	—	—	(114)
Proceeds (payments) related to acquisitions of Shapemetal and EAS	—	—	(1,643)	—	594

Net cash used in investing activities	(4,035)	(8,351)	(17,024)	(7,801)	(9,610)
Financing activities
Net repayments on short-term borrowings	779	(1,645)	(1,337)	(856)	(2,171)
Repayments of long-term debt and capital lease	(4,583)	(1,754)	(9,493)	(14,087)	(4,079)
Payment of dividends	(42,641)	(29,518)	(29,518)	(33,640)	(38,882)
Net cash used in financing activities	(46,445)	(32,917)	(40,348)	(48,583)	(45,132)
Effects of exchange rate changes	17,229	3,388	22,628	(31,294)	18,496
Net increase (decrease) in cash and cash equivalents	9,725	(29,722)	10,312	11,024	50,302
Cash and cash equivalents at beginning of year	259,094	248,782	248,782	237,758	187,456

Cash and cash equivalents at end of year	$268,819	$219,060	$259,094	$248,782	$237,758

Supplemental cash flow information
Cash paid for interest			$1,121	$1,671	$2,206
Cash paid for taxes			43,259	15,705	20,434

See accompanying notes.

Bruker BioSpin Group

Notes to Combined Financial Statements

1.    Description of Business and Basis of Presentation

        These financial statements present the combined financial position of Bruker BioSpin Inc., Bruker Physik AG, Techneon AG, Bruker BioSpin Invest AG and all of their wholly owned subsidiaries (the Bruker BioSpin Group or the Group). These companies represent companies under the control of common shareholders. All significant inter-group accounts and transactions have been eliminated in the combined financial statements. The combined financial statements have been prepared in accordance with U.S. generally accepted accounting principles.

        The Bruker BioSpin Group designs, manufactures and distributes enabling life science tools based on its core technology, magnetic resonance. The Group's core technology platforms are Nuclear Magnetic Resonance (NMR), Electro Paramagnetic Resonance (EPR), Magnetic Resonance Imaging (MRI), bench-top NMR and EPR, as well as advanced magnet technology and power supplies. Bruker's NMR division is a worldwide leader in NMR spectroscopy, with design, manufacturing and application centers in Europe, North America and Japan, as well as application and customer support facilities in most industrialized and developing countries. The Group also sells and services non-core products that are manufactured by non-combined Bruker- affiliated entities. The Group's diverse customer base includes pharmaceutical companies, biotechnology companies, academic institutions and government agencies.

        Effective July 1, 2003, the Group acquired the operations of a superconducting wire manufacturer, European Advanced Superconductors (EAS) GmbH & Co KG in Hanau, Germany. The superconducting wire manufacturer is also a wire supplier to the Group's magnet manufacturing sites. In March 2004, the Group acquired certain assets of ZFW, Gottingen, through a newly formed Bruker subsidiary, European High Temperature Superconductors (EHTS) GmbH & Co. KG. This entity provides research and development of high temperature superconductors.

2.    Summary of Significant Accounting Policies

Use of Estimates

        The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, and disclosure of contingent assets and liabilities, at the date of the financial statements and reported amounts of revenues and expenses during the reporting period. Actual results could differ from such estimates.

Cash and Cash Equivalents

        The Group considers all highly liquid investments with original maturities of 90 days or less at date of purchase to be cash equivalents. Certain of these investments represent deposits which are not insured by the FDIC or any other United States government agency. Cash and cash equivalents are carried at cost, which approximates fair market value.

Restricted Cash

        At December 31, 2006 and 2005, the Group had $4,095 and $5,931, respectively, that was subject to restrictions in connection with advance deposits made by customers and bank performance-bid bonds. According to the terms of the various agreements, $3,791 of these funds will be released from restrictions within one year. The remaining $304 will be released at the discretion of certain government agencies and is designated as a long-term asset in the accompanying combined balance sheet at December 31, 2006.

Short-Term Investments

        The Group accounts for its short-term investments in accordance with Statement of Financial Accounting Standards (SFAS) No. 115, Accounting for Certain Investments in Debt and Equity Securities. The Group's investments consist of money market funds that are considered to be available-for-sale and bond instruments that are considered to be trading securities at December 31, 2006 and 2005. The available-for-sale securities are reported at fair value, with unrealized gains and losses, net of tax, included as a separate component of comprehensive income. The value of these securities, as of December 31, 2006 and 2005, were $7,233 and $5,723, respectively. Unrealized gains associated with the available-for-sale securities were $202, $113, and $142 for the years ended December 31, 2006, 2005, and 2004 respectively. The bond instruments valued at $3,424 and $592 for the years ended December 31, 2006 and 2005 have maturity dates of September 2007 and February 2008. The unrealized gains from trading securities are recorded in other income.

        Decreases in market values of individual securities below cost for a duration of six to nine months are deemed indicative of other than temporary impairment. Other than temporary impairments are recorded by writing down the carrying amount of the investments to market value through other income (expense). For the years ended December 31, 2006, 2005 and 2004, there were no impairment charges.

Concentration of Credit Risk

        Financial instruments that potentially subject the Group to concentrations of credit risk consist primarily of cash equivalents, short-term investments and trade receivables. The risk with respect to cash equivalents and short-term investments is minimized by the Group's policy of investing with high-quality financial institutions and monitoring the amount of credit exposure to any one financial institution. The risk with respect to trade receivables is minimized by the creditworthiness and diversity of the Group's customer base. Management performs periodic credit evaluations of its customers' financial condition, and generally requires an advanced deposit for a portion of the purchase price. The Group maintains allowances for potential credit losses, which have been within management's expectations. For the years ended December 31, 2006, 2005, and 2004, no sales to or receivables from any single customer exceeded 10% of Bruker BioSpin Group's product revenue or accounts receivables.

Inventories

        Components of inventory include raw materials, work-in-process, demonstration units and finished goods. Demonstration units include units which are located in the Group's demonstration laboratories and at potential customer sites and are considered available for sale. Finished goods include in-transit systems that have been shipped to the Group's customers, but not yet installed and accepted by the customer. All inventories are stated at the lower of cost or market, cost determined principally by the first-in, first-out ("FIFO") method. The Group reduces the carrying value of its inventories for differences between the cost and estimated net realizable value taking into consideration usage in the preceding twelve months, expected demand, technological obsolescence and other information including the physical condition of demonstration and in-transit inventories.

        The Group records as a charge to the cost of product revenue for the amount required to reduce the carrying value of inventory to net realizable value. Costs associated with the procurement and warehousing of inventories, such as inbound freight charges and purchasing and receiving costs, are included in the cost of product revenue line item within the statement of operations.

Software Costs

        Purchased software is capitalized and amortized over the estimated useful life, generally three years. Costs incurred developing software for use in the Group's products are expensed as incurred and classified as research and development expense.

Property, Plant and Equipment

        Property, plant and equipment are stated at cost less accumulated depreciation and amortization. Major improvements are capitalized while expenditures for maintenance, repairs, and minor improvements are charged to expense. When assets are retired or otherwise disposed of, the assets and related accumulated depreciation are eliminated from the accounts and any resulting gains or loss is reflected in the statement of operations. Depreciable assets are depreciated on a straight-line basis over the estimated useful lives of the assets as follows:

Machinery and equipment	5-7 years
Furniture and equipment	3-5 years
Leasehold improvements	Lesser of 15 years or the lease term
Buildings	25-39 years

Intangible Assets

        Intangible assets with a finite useful life are amortized on a straight-line basis over their estimated useful lives. Refer to Note 4 for further discussion.

Long-Lived Assets

        The Group reviews long-lived assets for impairment in accordance with SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets. Impairment losses are recorded on long-lived assets used in operations when indicators of impairment are present and the quoted market price, if available, or the estimated undiscounted operating cash flows generated by those assets are less than the assets' carrying value. Impairment losses are charged to the statement of operations for the difference between the fair value and carrying value of the asset. No impairment losses were recorded on long-lived assets during the years ended December 31, 2006 and 2005. Due to the poor financial performance and uncertain outlook related to the Group's investment in Cengent, Inc. (formerly Geneformatics), management performed an investment impairment analysis in 2004 and conduded that the investment had suffered an impairment that was deemed to be other than temporary. As such, the Group recorded a $349 charge to other expense to write off the investment as of December 31, 2004.

Warranty Costs

        The Group typically provides a one to two-year parts and labor warranty with the purchase of equipment. The anticipated cost for this warranty is accrued upon recognition of the sale and is included as a liability on the accompanying combined balance sheets.

        Changes to the product warranty liability during the period were as follows:

		December 31
	September 30 2007
		2006	2005
	(Unaudited)
Balance at beginning of period	$9,994	$10,081	$12,182
Warranties issued during period	8,345	10,984	14,368
Setlements made during period	(7,239)	(11,957)	(15,225)
Foreign currency impact	1,147	886	(1,244)

Balance at end of period	$12,247	$9,994	$10,081

Customer Deposits

        Under the terms and conditions of its contracts, the Group often requires an advance deposit for a portion of the purchase price of its products. These deposits are recorded as a liability until the associated revenue is recognized upon acceptance of the system.

Fair Value of Financial Instruments

        The Group's financial instruments consist primarily of cash and cash equivalents, short-term investments, accounts receivable, short-term bank borrowings, accounts payable, long-term debt, amounts due to and from Bruker-affiliated entities and notes receivable from Bruker-affiliated entities and derivative instruments. The carrying value of the Group's cash and cash equivalents, short-term investments, accounts receivable, short-term bank borrowings, accounts payable and amounts due to and from Bruker-affiliated entities approximate fair value due to their short-term nature. The carrying values of the notes receivable from Bruker-affiliated entities and long-term debt approximate fair value, estimated using interest rates available to the Group for similar items.

Foreign Currency Translation and Transactions

        In accordance with SFAS No. 52, Foreign Currency Translation, all balance sheet items of foreign subsidiaries are translated into United States dollars at the current exchange rate at the balance sheet date. Results of operations of foreign subsidiaries are translated at the average exchange rate prevailing throughout the year. Resulting translation adjustments are made directly to shareholders' equity and are included in accumulated other comprehensive income.

        Gains and losses resulting from the settlement of transactions denominated in currencies other then the functional currency of the operating entity are recorded in other income (expenses).

Shipping and Handling Costs

        The Group records costs incurred in connection with shipping and handling products as marketing and selling expenses. Amounts billed to customers in connection with these costs are included in product revenue. Shipping and handling costs approximated $4,968, $5,132 and $5,388 in the years ended December 31, 2006, 2005 and 2004, respectively.

Advertising Costs

        Advertising costs are expensed as incurred. Advertising expenses included in marketing and selling expenses approximated $2,477, $1,889 and $2,115 for the years ended December 31, 2006, 2005 and 2004, respectively.

Revenue Recognition

        The Group recognizes revenue from system sales when persuasive evidence of an arrangement exists, the price is fixed or determinable, title and risk of loss has been transferred to the customer and collectibility of the resulting receivable is reasonably assured. Title and risk of loss is generally transferred to the customer upon receipt of a signed customer acceptance for a system that has been shipped, installed, and for which the customer has been trained. As a result, the timing of customer acceptance or readiness could cause the Group's reported revenues to differ materially from expectations. When products are sold through an independent distributor, a strategic distribution partner or an unconsolidated affiliated distributor, which assumes responsibility for installation, the Group recognizes the system as revenue when the product has been shipped and title and risk of loss has been transferred. The Group's distributors do not have price protection rights or rights to return; however, our products are warranted to be free from defects for a period of one to two years. Revenue is deferred until cash is received when a significant portion of the fee is due over one year after delivery, installation and acceptance of the system. For arrangements with multiple elements, the Group recognizes revenue for each element based on the fair value of the element provided when all other criteria for revenue recognition have been met. The fair value for each element provided in multiple element arrangements is typically determined by referencing historical pricing policies when the element is sold separately. Changes in the Group's ability to establish the fair value for each element in multiple element arrangements could affect the timing of revenue recognition.

        Revenue from the sale of accessories and parts is recognized upon shipment and service revenue is recognized as the services are performed.

        Other revenues are comprised of research grants and licensing agreements. Grant revenue is recognized as work is performed. Licensing revenue is recognized ratably over the term of the related contract.

Research and Development

        Research and development costs are expensed as incurred.

Income Taxes

        The Group accounts for income taxes in accordance with SFAS No. 109, Accounting for Income Taxes. Under this method, tax provisions and credits are recorded at statutory rates for taxable items included in the combined statement of operations regardless of the period in which such items are reported for income tax purposes. Deferred income taxes are recognized for temporary differences between financial statement and income tax bases of assets and liabilities for which income tax benefits will be realized in future years. Valuation allowances are established when necessary to reduce deferred tax assets to the amounts expected to be realized. There are no tax-sharing agreements among any of the companies comprising the Group. The tax provision, as well as the deferred tax assets and liabilities in the combined financial statements, represents the aggregate of the income tax expense, deferred tax assets and deferred tax liabilities of the individual companies within the Group.

Contingencies

        The Group is subject to proceedings, lawsuits and other claims related to patents, products and other matters. Management assesses the likelihood of any adverse judgments or outcomes of these matters, as well as potential ranges of probable losses. A determination of the amount of reserves required, if any, for these contingencies are made after careful analysis of each individual issue. The required reserves may change in the future due to new developments in each matter or changes in approach, such as a change in settlement strategy in dealing with these matters.

Derivative Instruments

        The Group manufactures and sells its products in a number of countries throughout the world and, as a result, is exposed to movements in foreign currency exchange rates. The Group periodically enters into forward currency exchange contracts and options to hedge its exposure for product sales recorded in EURO (€) currency to be redeemed in U.S. Dollars. The Group accounts for derivative financial instruments in accordance with SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, as amended, which requires that all derivative instruments be reported on the balance sheet at fair value and establishes criteria for designation and effectiveness of hedging relationships. Changes in the fair value of derivatives are recorded each period in current operations or in stockholders' equity as other comprehensive income depending upon whether the derivative is designated as part of a hedge transaction and, if it is, the type of hedge transaction.

        The Group periodically enters into purchase and sales contracts denominated in currencies other than the functional currency of the parties to the transaction. In accordance with SFAS 133, the Group accounts for these transactions separately valuing the "embedded derivative" component of these contracts. The derivative component is marked to market in the combined balance sheet with subsequent changes in the fair value recorded in earnings.

Recent Accounting Developments

        In February 2007, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standard ("SFAS") No. 159, The Fair Value Option for Financial Assets and Liabilities, Including an amendment of FASB Statement No. 115, ("SFAS 159"). This Statement permits entities to choose to measure many financial instruments and certain other items at fair value that are not currently required to be measured at fair value. SFAS 159 is effective as of the beginning of fiscal 2008. The Company is currently assessing the effect, if any, that the adoption of SFAS 159 will have on its results of operations and financial position.

        In September 2006, the FASB issued SFAS No. 158, Employers Accounting for Defined Benefit Pension and Other Postretirement Plans—an amendment of FASB Statements No. 87, 88, 106 and 132(R). This Statement requires an employer to recognize the over-funded or under-funded status of defined benefit pension and other postretirement defined benefits plans, previously disclosed in the footnotes to the financial statements, as an asset or liability in its statement of financial position and to recognize changes in that funded status in the year in which the changes occur through comprehensive income. This Statement also requires an employer to measure the funded status of a plan as of the date of its year end statement of financial position. In addition, this Statement will require disclosure of the effects of the unrecognized gains or losses, prior service costs and transition asset or obligation on the next fiscal year's net periodic benefit cost. This Statement is effective for fiscal years ending after June 15, 2007. We have adopted SFAS No. 158 as of December 31, 2006 because the information was readily available and it improves the transparency and understandability of our financial statements regarding the costs and obligations of our pension plans. See Note 17 for further discussion of the effect of adopting SFAS No. 158 on the Group's combined financial statements.

        In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements ("SFAS 157"). This Statement is effective for fiscal years beginning after November 15, 2007. SFAS 157 provides a common fair value hierarchy for companies to follow in determining fair value measurements in the preparation of financial statements and expands disclosure requirements relating to how such fair value measurements were developed. SFAS 157 clarifies the principle that fair value should be based on the assumptions that the marketplace would use when pricing an asset or liability, rather than company-specific data. The Company is currently assessing the impact that the adoption of SFAS 157 will have on its results of operations and financial position.

        In July 2006, the FASB issued Interpretation No. 48, Accounting for Uncertainty in Income Taxes. This Interpretation sets forth a recognition threshold and valuation method to recognize and measure an income tax position taken, or expected to be taken, in a tax return. The evaluation is based on a two-step approach. The first step requires an entity to evaluate whether the tax position would "more likely than not," based upon its technical merits, be sustained upon examination by the appropriate taxing authority. The second step requires the tax position to be measured at the largest amount of tax benefit that is greater than 50 percent likely of being realized upon ultimate settlement. In addition, previously recognized benefits from tax positions that no longer meet the new criteria would no longer be recognized. The application of this Interpretation will be considered a change in accounting principle with the cumulative effect of the change recorded to the opening balance of retained earnings in the period of adoption. This Interpretation will be effective for the Company on January 1, 2008. However, the Company adopted FIN 48 on January 1, 2007, and recorded a reduction of retained earnings of $1,211 effective January 1, 2007.

3.    Acquisitions

        The acquisitions were accounted for as a purchase in accordance with SFAS No. 141, Business Combinations. Under SFAS No. 141, the total consideration for the business acquisitions was first allocated to the assets acquired and liabilities assumed based on their respective fair values.

        The Group acquired the superconducting wire business unit of Morgan Crucible on July 1, 2003. The transaction was to facilitate more efficient production and decrease inventory costs as the acquired business unit manufactures a primary component of the Group's magnetic resonance systems. The terms of the acquisition called for earn-out payments based on future net revenues through 2011 to a maximum payment of €48.0 million (approximately $63.3 million at December 31, 2006). Earn-out payments of approximately $5, $5 and $114 were made for sales during the periods ended December 31, 2006, 2005, and 2004, respectively. During 2004, the Group reached an agreement with the former owners, which resulted in a refund of $594. This refund resulted in a purchase price adjustment and a corresponding reduction to goodwill.

        In March 2004, the Group acquired certain assets of ZFW, Gottingen, for an initial cash payment of approximately €350 (approximately $437 at March 1, 2004) and earn-out payments of up to €1,200 (approximately $1.58 million at December 31, 2006) for sales between 2007 and 2014. The entire purchase price of $437 represented the fair value of the patents and fixed assets acquired. The business acquired provides research and development for high temperature superconductors.

        The Group entered into a Technology Transfer and Asset Purchase Agreement in December 2006 with ShapeMetal Innovation B.V., a former supplier, for a purchase price of €1,500 due in three equal installments of €500. The Group had a pre-existing relationship with ShapeMetal. The initial cash payment of €500 (approximately $660 at December 1, 2006) and milestone payments of €1,000 (approximately $1.32 million at December 31, 2006) represented the fair value of the know how and equipment acquired. The allocation of the purchase price has been made based upon management estimates. The equipment with an approximate fair value of €175 and know how with an approximate fair value of €1,325 were acquired for the manufacturing of powder and powder in tube conductors.

4.    Intangible Assets

        The following is a summary of intangible assets subject to amortization as of December 31:

		2006				2005
	Useful Lives In Years	Gross Carrying Amount	Accumulated Amortization	FX effects	Net Carrying Amount	Gross Carrying Amount	Accumulated Amortization	FX effects	Net Carrying Amount
Patents	3	$198	$(178)	$(9)	$11	$178	$(113)	$4	$69
Know How	4	3,378	(2,725)	(204)	449	3,033	(1,933)	56	1,156
Patents	5	181	(121)	(6)	54	183	(87)	2	98
Patents	7	862	(411)	(20)	431	775	(288)	11	498
Know How	10	1,748	(14)	(1)	1,733	—	—	—	—

Total amortizable intangible assets		$6,367	$(3,449)	$(240)	$2,678	$4,169	$(2,421)	$73	$1,821

        Amortization expense related to intangible assets was $1,028, $912 and $994 for the years ended December 31, 2006, 2005 and 2004, respectively.

        Estimated future amortization expense related to other intangible assets at December 31, 2006 is as follows:

Year ending:
2007	$790
2008	340
2009	304
2010	243
2011	175
Thereafter	826

Total	$2,678

5.    Derivative Instruments and Hedging Activities

        At December 31, 2005, the Group had option and forward currency exchange contracts with notional amounts aggregating $71,500 all maturing within the fiscal year ended 2006. The contracts involved the purchase of EURO currency at fixed U.S. Dollar amounts. The notional amounts of the contracts were intended to hedge receivables in U.S. Dollars. These transactions did not meet the documentation requirements for hedge accounting under SFAS No. 133. Accordingly, the instruments were marked-to market with the corresponding gains and losses recorded in other income (expense) in the current period. As of December 31, 2005, these instruments had an unfavorable fair value of $2,807, which was recorded in accrued expenses and other liabilities. No such contracts existed as of December 31, 2006.

        The Group had various unsettled contracts outstanding related to the purchase and delivery of certain products. The contracts, denominated in currencies other than the functional currency of the transacting parties, amounted to $22,504 for the delivery of products and $122 for the purchase of products. The comparable amounts as of December 31, 2005 were $11,529 and $421. The related net fair value recorded in accrued expenses and other liabilities and other current assets was $282 and $379 as of December 31, 2006 and 2005, respectively.

6.    Inventories

        The components of inventory at December 31, 2006 and 2005 were as follows:

		December 31
	September 30 2007
		2006	2005
	(Unaudited)
Raw material	$54,022	$52,391	$31,914
Work in process	94,981	78,470	87,486
Demonstration units	56,311	20,185	17,628
In Transit Inventory	67,451	81,369	79,294
Finished goods	17,598	43,771	37,578

Total inventory	$290,363	$276,186	$253,900

Bruker BioSpin Group

Notes to Combined Financial Statements (Continued)

        Demonstration units include systems located in the Group's demonstration laboratories and at potential customer sites and are considered available for sale. Writedown of demonstration inventory to net realizable value was $12,340, $12,319 and $14,410 for the years ended December 31, 2006, 2005 and 2004, respectively, and is included in cost of product revenue.

7.    Property, Plant and Equipment

        Property, plant and equipment, and related accumulated depreciation at December 31, 2006 and 2005, consisted of the following:

	2006	2005
Land	$13,506	$12,438
Furniture and equipment	120,549	107,611
Buildings	78,259	68,319
Leasehold improvements	20,026	18,566

	232,340	206,934
Less accumulated depreciation	(132,247)	(113,166)

Property, plant and equipment, net	$100,093	$93,768

        Depreciation expense, which includes the amortization of leasehold improvements, for the years ended December 31, 2006, 2005 and 2004 approximated $13,869, $13,775 and $15,885, respectively.

8.    Accrued Expenses and Other Liabilities

        Accrued expenses and other liabilities at December 31, 2006 and 2005 consist of the following:

	2006	2005
Accrued compensation	$20,725	$18,986
Accrued warranty	9,879	9,687
Fair value of derivative instruments	—	2,807
Embedded derivative liabilities	282	—
Provision for loss on contracts	1,809	290
Accrued expenses and other	18,651	17,083

Total accrued expenses and other current liabilities	$51,346	$48,853

9.    Other (Expense) Income, Net

        Other (expense) income at December 31, 2006, 2005 and 2004 consist of the following:

	2006	2005	2004
Exchange gains (losses) on foreign currency transactions	$(6,795)	$10,193	$(7,628)
Appreciation (depreciation) of the fair value of derivative financial instruments	2,094	(5,409)	(221)
Rental income	90	139	126
Net gain on sale of property and equipment	22	73	774
Impairment expense on investments	—	—	(349)
Vendor recovery payments	—	—	345
Other	4	616	42

Other (expense) income, net	$(4,585)	$5,612	$(6,911)

10.    Income Taxes

        The components of income before provision for income taxes consisted of the following for the years ended December 31, 2006, 2005 and 2004:

	2006	2005	2004
United States	$3,202	$1,200	$5,409
Foreign	74,487	100,622	29,982

Total	$77,689	$101,822	$35,391

        Significant components of the provision for income taxes for the years ended December 31, 2006, 2005 and 2004 were as follows:

	2006	2005	2004
Current:
Federal	$607	$1,110	$2,101
State	253	205	518
Foreign	16,093	36,936	10,815

Total current	16,953	38,251	13,434
Deferred
Federal	135	(733)	(157)
State	41	(211)	(46)
Foreign	3,986	(10,711)	(1,496)

Total deferred	4,162	(11,655)	(1,699)

Provision for income taxes	$21,115	$26,596	$11,735

        The reconciliation of the United States federal statutory tax rate to the effective income tax rate for the years ended December 31, 2006, 2005 and 2004 was as follows:

	2006	2005	2004
Income tax at statutory rate:	35.0%	35.0%	35.0%
Add (deduct):
Foreign income taxes at differing rates	(5.5)	(9.7)	(11.8)
Change in valuation allowance	1.6	1.0	6.0
Other	(3.9)	(0.2)	4.0

Effective income tax rate	27.2%	26.1%	33.2%

        The components of the Group's deferred income taxes at December 31, 2006 and 2005 were as follows:

	2006	2005
Deferred tax assets:
Inventory	$7,654	$8,097
Deferred revenue	511	564
Net operating loss carryforward	4,885	3,555
Warranty accrual	798	953
Accrued payroll	85	692
Pension	1,016	—

	14,949	13,861
Valuation allowance	(5,305)	(3,636)

Net deferred tax asset	9,644	10,225
Deferred tax liabilities:
Accrued expenses and other	(13,285)	(10,896)
Excess tax over book depreciation	(833)	(1,306)
Pension	—	(1,053)
Allowance for doubtful accounts	(164)	(122)
Short-term investments	(459)	(327)

Total deferred tax liabilities	(14,741)	(13,704)

Net deferred tax liability	$(5,097)	$(3,479)

        For financial reporting purposes, a valuation allowance at December 31, 2006 and 2005 was recognized to offset deferred tax assets at companies in the Group where uncertainty existed with respect to future realization of deferred tax assets.

        As of December 31, 2006, 2005 and 2004, net operating loss carryforwards approximating $30,837, $22,456 and $13,724, respectively, were available to reduce future foreign taxable income. Portions of the net operating loss carryforwards have no expiration dates, and others expire at various dates through the year 2016.

        No provision for United States income taxes has been made in the accompanying combined financial statements for foreign entities' income since they are not subsidiaries of a United States corporation.

11.    Related-Party Transactions

        Bruker BioSciences Corporation, SciTec GmbH and SciTec GmbH & Co. KG are related parties through common ownership with the Group. The Group and its affiliates have entered into a sharing agreement which provides for the sharing of specified intellectual property rights, services, facilities, and other related items.

        The Group recognized sales to Bruker-affiliated entities of approximately $21,115, $17,074 and $13,294 during the years ended December 31, 2006, 2005 and 2004, respectively, and made purchases from Bruker-affiliated entities of approximately $11,318, $13,029 and $17,088 during the years ended December 31, 2006, 2005 and 2004, respectively.

        During the years ended December 31, 2006, 2005 and 2004, the Group received net payments of $1,136, $2,613 and $3,388, respectively, from various Bruker-affiliated companies for administrative and other services (including office space) provided to those entities in accordance with the terms of the shared services agreements. The amounts paid for services are based on management's best estimates of the fair value of such services, and were recorded as a reduction of general and administrative expense in the combined financial statements.

        The Group rents office space from principal shareholders under multiple leases, which have expiration dates ranging from March 31, 2010 to December 31, 2015. Total rent expense under these leases was $1,081, $1,078 and $1,143 for the years ended 2006, 2005 and 2004, respectively. The Group subleased a portion of office space from an affiliate during 2006, 2005 and 2004. The Group paid $32 and $29 and $120, respectively, in rental expense, which included charges for utilities and other occupancy cost.

        As of December 31, 2006 and 2005, the Group had outstanding notes receivable totaling $194 and $-0-, respectively, from other affiliated entities.

12.    Financing Arrangements

        The Group maintained several revolving lines of credit in 2006 and 2005, totaling $22,850 and $22,253, respectively, among various banks at interest rates ranging between 0.89% and 11.5%. As of December 31, 2006 and 2005, $0 and $1,697 were outstanding against these revolving lines of credit, respectively. Outstanding balances under these revolving lines of credit are due on demand, with interest payable monthly. The lines of credit are secured by inventory and accounts receivable, and are renewable annually.

13.    Long-Term Debt

        Long-term debt at December 31, 2006 and 2005 was as follows:

	2006	2005
Euro bank loan for €28.3 million. Semi-annually interest payments, due and payable through June 30, 2008 (maturity), at a rate of 4.07%.	$8,147	$16,840
Euro bank loan for €1 million. Quarterly interest payments, due and payable through December 1, 2009 (maturity), at a rate of EURIBOR plus 30 basis points (approximately 3.94% at December 31, 2006).	1,318	1,184

	9,465	18,024
Less current portion	5,333	4,789

Total long-term debt	$4,132	$13,235

        The above notes payable are secured by certain of the Group's assets. As of December 31, 2006 and 2005, the Group is in compliance with all debt covenants.

        Annual maturities of long-term non-related party debt are as follows:

Year ending:
2007	$5,333
2008	2,813
2009	1,319

Total	$9,465

        Interest expense for the years ended December 31, 2006, 2005 and 2004 was $847, $1,473 and $1,469, respectively.

14.    Shareholders' Equity

Common Shares

        The Group's shareholders' equity includes common shares and additional paid-in capital representing shares in Bruker BioSpin Inc., a company incorporated in the United States. Each share is entitled to one vote.

Share Capital

        The Group's shareholders' equity includes non-par share capital of Bruker BioSpin Invest AG, a Swiss non-stock company, Bruker Physik AG, a German stock company and Techneon AG, a Swiss stock company. Share capital of the individual companies was as follows at both December 31, 2006 and 2005:

Bruker BioSpin Invest AG	$10,011
Bruker Physik AG	7,475
Techneon AG	5,006

$22,492

Dividends

        Dividends from German and Swiss stock companies may only be declared and paid from retained earnings (after deduction of certain reserves) shown in the companies' statutory financial statements. Retained earnings shown in the individual companies' statutory financial statements differ from that shown in the U.S. GAAP financial statements as a result of different bases of accounting.

        In 2006 and 2005, the Board of Directors of Bruker BioSpin Invest AG declared and paid dividends of approximately $28,956 and $22,236, respectively. In 2006 and 2005, the Board of Directors of Bruker BioSpin Inc. declared and paid dividends of $0 and $5,000, respectively. In 2006 and 2005, the Board of Directors of Bruker Physik AG declared and paid dividends of approximately $562 and $6,404, respectively.

15.    Segment and Geographic Information

        SFAS No. 131, Disclosures about Segments of an Enterprise and Related Information, establishes standards for reporting information about operating segments in annual financial statements of public business enterprises. It also establishes standards for related disclosures about products and service, geographic areas and major customers. The Group evaluated its business activities that are regularly reviewed by the Group's management, for which discrete financial information is available. As a result of this evaluation, the Group determined that it has two reportable operating segments: analytical instruments and superconducting wire. The analytical instruments business manufactures and distributes enabling life science tools based on its core technology, magnetic resonance. The superconducting wire business manufactures and distributes magnetic wire that is used in the manufacturing of these enabling life science tools.

        Total revenue, cost of product revenue, operating income (loss), interest (expense) income, provision for income taxes, and depreciation and amortization for analytical instruments, superconducting wire and the combined group are as follows:

	September 30		December 31
	2007	2006	2006	2005	2004
	(unaudited)
Total revenue:
Analytical instruments	$330,988	$290,605	$417,665	$400,553	$445,505
Superconducting wire	20,905	22,882	29,289	44,682	41,824

Combined	$351,893	$313,487	$446,954	$445,235	$487,329

Cost of product revenue:
Analytical instruments	$191,593	$158,252	$217,542	$207,007	$247,000
Superconducting wire	18,433	22,737	28,767	46,012	41,164

Combined	$210,026	$180,989	$246,309	$253,019	$288,164

Operating income (loss), net:
Analytical instruments	$53,685	$49,898	$85,348	$106,849	$51,880
Superconducting wire	(4,830)	(6,613)	(8,617)	(13,030)	(9,729)

Combined	$48,855	$43,285	$76,731	$93,819	$42,151

Interest (expense) income, net:
Analytical instruments	$5,881	$4,192	$6,140	$3,770	$1,883
Superconducting wire	(106)	(501)	(597)	(1,379)	(1,732)

Combined	$5,775	$3,691	$5,543	$2,391	$151

	September 30		December 31
	2007	2006	2006	2005	2004
	(unaudited)
Provision for income taxes:
Analytical instruments	$10,510	$15,437	$21,370	$26,438	$11,775
Superconducting wire	186	68	(255)	158	(40)

Combined	$10,696	$15,505	$21,115	$26,596	$11,735

Depreciation and amortization:
Analytical instruments	$9,366	$8,871	$12,085	$12,048	$14,220
Superconducting wire	1,957	2,140	2,812	2,639	2,659

Combined	$11,323	$11,011	$14,897	$14,687	$16,879

        Assets for analytical instruments, superconducting wire and the combined group are provided below:

		December 31
	September 30 2007
		2006	2005
	(unaudited)
Property, plant and equipment, net:
Analytical instruments	$95,294	$93,890	$87,851
Superconducting wire	7,110	6,203	5,917

Combined	$102,404	$100,093	$93,768

Capital expenditures:
Analytical instruments	$5,112	$11,884	$13,117
Superconducting wire	1,604	1,496	1,483

Combined	$6,716	$13,380	$14,600

Net deferred tax liability:
Analytical instruments	$5,505	$(5,097)	$(3,245)
Superconducting wire	(194)	—	(234)

Combined	$5,311	$(5,097)	$(3,479)

Total assets:
Analytical instruments	$760,103	$728,460	$693,217
Superconducting wire	32,826	34,209	34,676

Combined	$792,929	$762,669	$727,893

        Net income of companies in the Group outside of the United States was $54,485, $74,985 and $20,663 for the years ended December 31, 2006, 2005 and 2004, respectively.

        Information concerning principal geographic areas in which the Group operates is as follows:

	2006	2005	2004
Total revenue:
Europe	$281,249	$258,585	$277,995
North America	106,686	131,916	146,282
Asia	46,551	46,516	54,766
Rest of world	12,468	8,218	8,286

	$446,954	$445,235	$487,329

Bruker BioSpin Group

Notes to Combined Financial Statements (Continued)

        Net revenues are attributed to the geographic area based on the location of the sales office receiving the customer order, and not necessarily the location of the customers.

	December 31
	2006	2005
Long-lived assets (year end):
Europe	$98,819	$96,377
North America	5,574	6,218
Asia	4,525	4,519
Rest of world	922	733

	$109,840	$107,847

Total assets:
Europe	$601,108	$585,999
North America	118,824	111,329
Asia	35,453	25,636
Rest of world	7,284	4,929

	$762,669	$727,893

16.    Restructuring Charges

        During the fiscal years ended December 31, 2006 and 2005, the Company implemented restructuring programs in order to reduce costs and improve productivity by eliminating redundant positions, streamlining productions and initiating several cost reduction programs in all operating areas. As a result, a $468 and $2,632 charge was recorded in the years ended December 31, 2006 and 2005, respectively. Our superconducting wire segment in Germany recorded $468 and $1,843 for the years ended December 31, 2006 and December 31, 2005, respectively. Our analytical instruments segment in the US recorded $0 and $789 for the years ended December 31, 2006 and December 31, 2005, respectively. No restructuring charges were incurred in 2004.

        The following table summarizes the restructuring charge activity and the balance of the restructuring accrual as of December 31, 2006.

	Employee Workforce Reductions	Inventory	Professional and Facility Related Fees	Total
Balance as of December 31, 2004	$—	$—	$—	$—
New charges	1,822	654	156	2,632
Cash payments	(118)	—	(156)	(274)
Currency effects	(7)	—	(1)	(8)
Non-cash charges	—	(654)	—	(654)

Balance as of December 31, 2005	1,697	—	(1)	1,696
New charges	468	—	—	468
Cash payments	(2,024)	—	—	(2,024)
Currency effects	15	—	—	15

Balance as of December 31, 2006	$156	$—	$(1)	$155

17.    Employee Retirement Plans

Defined Benefit Plans

        Substantially all of the Group's employees in Switzerland and Japan, as well as certain employees in Germany, are covered by Group-sponsored defined benefit pension plans. Retirement benefits earned are generally based on years of service and compensation during active employment. Eligibility is generally determined in accordance with local statutory requirements. However, the level of benefits and terms of vesting may vary among plans.

        As noted previously in Note 2, the Group adopted SFAS No. 158 on December 31, 2006. The adjustment to other comprehensive loss upon the adoption of SFAS No. 158 represents the net unrecognized actuarial losses and unrecognized prior service costs as of the date of adoption. These amounts were previously netted against the plan's funded status in our combined balance sheet. We will recognize these amounts in future periods as components of net periodic pension cost. The estimated net gain for the defined benefit pension plans that will be amortized from other comprehensive income into net periodic benefit cost over the next fiscal year is approximately $226.

        The following table illustrates the incremental effect of applying SFAS 158 on individual line items on our balance sheet as of December 31, 2006.

	Before Application of SFAS 158	Adjustments	After Application of SFAS 158
Other assets	$9,104	$(8,119)	$985
Total assets	770,788	(8,119)	762,669
Accrued expenses and other liabilities	50,986	360	51,346
Other long term liabilities	12,612	1,045	13,657
Deferred income taxes	24,063	(1,950)	22,113
Total liabilities	377,479	(545)	376,934
Accumulated other comprehensive income	76,406	(7,574)	68,832
Total shareholders' equity	$393,309	$(7,574)	$385,735

        The following table sets forth the funded status and amounts recognized in the combined financial statements for the various Group-sponsored defined benefit plans:

	2006	2005
Change in benefit obligation
Beginning projected benefit obligation	$72,574	$74,044
Service cost	2,334	2,139
Interest cost	2,118	2,478
Plan participant contributions	1,940	1,954
Benefit payments	(1,788)	(1,803)
Actuarial (gain) loss	(470)	4,550
Impact of foreign currency exchange rate changes	5,937	(10,788)

Ending projected benefit obligation	$82,645	$72,574

Change in plan assets
Fair value at beginning of year	$62,949	$61,859
Actual return on plan assets	2,098	2,378
Contributions	4,065	5,540
Benefits paid	(1,779)	(1,543)
Impact of foreign currency exchange rate changes	5,075	(5,285)

Fair value at end of year	$72,408	$62,949

Under-funded status of plan	$(10,237)	$(9,625)
Unrecognized loss	—	9,896

Net benefit asset (obligation)	$(10,237)	$271

        The following amounts were recognized in the accompanying combined balance sheet for the Company's defined benefit plans at December 31, 2006 and 2005:

	2006	2005
Non-current assets	$—	$7,173
Current liabilities	(360)
Non-current liabilities	(9,877)	(7,603)
Accumulated other comprehensive income	—	701

Net benefit (obligation) asset	$(10,237)	$271

        The following amounts were recognized in accumulated other comprehensive income (loss) in the accompanying combined balance sheet at December 31, 2006 and 2005:

	2006	2005
Minimum pension liability, net of tax provision	$(61)	$(414)
Net actuarial loss, net of tax provision of $1,950	(7,574)	—

	$(7,635)	$(414)

        Weighted average assumptions used in the calculation of the pension obligation and determining the net periodic pension cost were:

	2006		2005
	Germany	Others	Germany	Others
Annual discount rate	4.00-4.25%	2.20-2.80%	4.00-4.25%	2.50-2.70%
Expected return on plan assets	—	3.78%	—	3.78%
Expected rate of salary increases	2.50%	1.50-2.50%	2.50%	1.50-2.50%

        To determine the expected long-term rate of return on pension plan assets, we consider the current and expected asset allocations, as well as historical and expected returns on various categories of plan assets. For the principal pension plans, we apply our expected rate of return to a market-related value of assets, which stabilizes variability in assets to which we apply that expected return.

Net Periodic Pension Cost

        The components of the Group's net periodic cost are as follows:

	2006	2005	2004
Components of net periodic pension cost
Service cost	$2,334	$4,093	$3,960
Interest cost	2,118	2,478	2,277
Expected return on plan assets	(2,541)	(2,378)	(2,331)
Amortization of prior service cost and actuarial gains and losses	614	442	233

Net periodic pension cost	$2,525	$4,635	$4,139

        At December 31, 2006 and 2005, one of the Group's defined benefit pension plans has an accumulated benefit obligation of $67,319 and $61,037 and plan asset fair values totaling $72,408 and $62,949, respectively. The remainder of the Group's plans are unfunded plans with an aggregate accumulated benefit obligation of $8,534 and $7,692 as of December 31, 2006 and 2005, respectively.

        As required under SFAS No. 158, the Group's total defined benefit pension liability includes $1,400 related to a plan in Switzerland (Swiss Plan) at December 31, 2006. The funding policy of the Swiss Plan is consistent with the local government and tax requirements. The Swiss Plan is not required to be funded pursuant to Swiss government and tax requirements.

Asset Allocations by Asset Category

        The Group's weighted-average pension plan asset allocation at December 31, 2006 and 2005, by asset category, is as follows:

	2006	2005
Debt securities	43%	48%
Equity securities	31	34
Cash	12	2
Property	8	9
Mortgages	6	7

Total	100%	100%

        Plan fiduciaries set investment policies and strategies for the trust. Long-term strategic investment objectives include preserving the funded status of the trust and balancing risk and return. The plan fiduciaries oversee the investment allocation process, which includes selecting investment managers, setting long-term strategic targets and monitoring asset allocations. Target allocation ranges are guidelines, not limitations, and occasionally plan fiduciaries will approve allocations above or below a target range.

        The long-term investment strategy is to achieve a rate of return on assets of 4.5% a year. The investment strategy is limited to investing in a maximum of 35% in equity securities and a maximum of 30% in foreign currencies.

        The Group expects to contribute approximately $1,976 to its pension plans during 2007.

Estimated Future Benefit Payments

        The following benefit payments, which reflect future employee service as appropriate, are expected to be paid. The benefit payments are based on the same assumptions used to measure the Group's benefit obligation at December 31, 2006.

2007	$2,931
2008	964
2009	1,336
2010	1,460
2011	1,762
2012 and beyond	13,998

Other Plans

        Employees in certain other countries are covered by defined contribution plans. Generally, contributions are based on a percentage of employees' salary. Employer contributions charged to operations were approximately $750, $864 and $779 in the years ended December 31, 2006, 2005 and 2004, respectively.

18.    Accumulated Other Comprehensive Income and Comprehensive Income

        Comprehensive income (loss) includes net earnings and unrealized gains and losses from currency translation, marketable securities available for sale and minimum pension liability adjustments, net of tax attributes. The components of the Company's comprehensive income (loss) and the effect on earnings for the periods presented are detailed in the accompanying consolidated statement of stockholder's investment.

        The balances of each classification, net of tax attributes, within accumulated other comprehensive income (loss) as of the periods presented are as follows:

	Unrealized Gains on Available For Sale Securities	SFAS No. 87 Minimum Pension Liability Adjustment	SFAS No. 158 Pension Liability Adjustment		Foreign Currency Translation	Accumulated Other Comprehensive Income
Balances at January 1, 2005	$594	$—	$		$90,311	$90,905
Other comprehensive income	113	(414)		—	(45,291)	(45,592)

Balances at December 31, 2005	707	(414)		—	45,020	45,313
Adoption of SFAS No. 158		475		(8,049)	—	(7,574)
Other comprehensive income	202	(61)		—	30,952	31,093

Balances at December 31, 2006	$909	$—		$(8,049)	$75,972	$68,832

        The following is a summary of comprehensive income for the periods presented below:

	Nine Months Ended September 30,		Year ended December 31,
	2007	2006	2006	2005	2004
	(unaudited)	(unaudited)
Net income	43,528	30,467	56,574	75,226	23,656
Foreign currency translation adj	25,013	18,925	30,952	(45,291)	31,326
Unrealized gains on available for sale securities	336	406	202	113	142
Minimum pension liability adjustment				(414)
Reveral of SFAS No. 87 minimum pension liability, net of tax provision of $133			(61)

Total comprehensive income	68,877	49,798	87,667	29,634	55,124

19.    Commitments and Contingencies

Legal Proceedings

        Certain companies within the Group have been parties to litigation alleging patent infringement against patents of their competitors. During 2004, the Group recorded a charge of $28,469 to cover costs associated with loss and related legal fees to the extent such amounts were deemed both probable and estimable. The related accrual for these costs was included in long-term other liabilities in the accompanying combined balance sheet at December 31, 2004. During 2005, a settlement agreement was signed for our various magnet patent litigation cases, which released the Group from any losses. As a result, the Group reversed this obligation in the amount of $25,754 during 2005. Actual legal expenses incurred were $343 during 2005.

Operating Leases

        The Group leases vehicles, office equipment and buildings under agreements expiring on various dates. Future minimum rental commitments under non-cancelable operating leases at December 31, 2006 were as follows:

2007	$1,865
2008	1,246
2009	793
2010	789
2011	560
Thereafter	1,513

Total minimum lease payments	$6,766

        Rental expense under operating leases were $2,195, $2,821, and $3,276 in the years ended December 31, 2006, 2005, and 2004 respectively.

Capital Leases

        The Group leases a building under an agreement that is classified as a capital lease. The cost of the building under capital lease is included in the combined balance sheets as property, plant and equipment and was $4,880 and $4,382 at December 31, 2006 and December 31, 2005, respectively. Accumulated amortization of the leased building at December 31, 2006 and December 31, 2005 was approximately $877 and $613, respectively. Amortization of assets under capital lease is included in depreciation expense. The future minimum lease payments required under the capital lease as of December 31, 2006 are as follows:

2007	$741
2008	737
2009	736
2010	464
2011	272
Thereafter	686

Total minimum lease payments	3,636
Less: Amount representing interest	299

Present value of net minimum lease payments	3,337
Less: Current maturities of capital lease obligations	665

Long-term capital lease obligations	$2,672

License Agreements

        The Group has entered into various technology cross-licensing agreements allowing other companies to utilize certain patents and related technologies over periods ranging from 21 to 30 years. Income from these agreements for the years ended December 31, 2006, 2005, and 2004 was $2,101, $2,138, and $1,908, respectively, and is classified as other revenues. The unearned portions of proceeds from these cross-licensing agreements are classified as short-term or long-term deferred revenue depending on when the revenue will be earned. Licensing expense for 2006, 2005, and 2004 was $603, $756, and $900, respectively.

Grants

        The Group is the recipient of grants from various European government authorities. The grants were made in connection with the Group's development of specific magnetic resonance core technology equipment. Amounts received under these grants during 2006, 2005,and 2004 totaled $1,093, $2,614, and $959, respectively, and are classified as other revenue. Total expenditures related to these grants in 2006, 2005, and 2004 were $1,698, $5,120, and $2,195, respectively. Grant-related expenditures are classified in research and development.

Guarantees

        The Group maintained bank guarantees of approximately $61,130 and $66,534 for several customers as of December 31, 2006 and 2005, respectively. These arrangements guarantee the refund of advance payments received from customers in the event that the merchandise is not delivered in compliance with the terms of the contract. The sum of the guarantees is reduced by the values of the deliveries upon submission of the shipping documents.

20.    Subsequent Events

        In April 2007, the Board of Directors of Bruker BioSpin Invest AG declared and paid dividends to shareholders of $37,641. In July 2007, the Board of Directors of Bruker BioSpin Securities Corporation declared and paid dividends to shareholders of $5,000. In November 2007, the Board of Directors of Bruker BioSpin Invest AG declared dividends to shareholders of $75,000 CHF or approximately $67,000.

Annex A-1

U.S. STOCK PURCHASE AGREEMENT

by and among
BRUKER BIOSCIENCES CORPORATION
("BRKR")
and
BRUKER BIOSPIN INC.
("BioSpin U.S.")
and
DIRK D. LAUKIEN
FRANK H. LAUKIEN
ISOLDE LAUKIEN-KLEINER
JOERG C. LAUKIEN
MARC M. LAUKIEN
and
ROBYN L. LAUKIEN
("Sellers")
Dated as of December 2, 2007

Page
ARTICLE I	DEFINITIONS AND DEFINED TERMS	A-1-2
Section 1.1	Definitions	A-1-2
ARTICLE II	PURCHASE AND SALE OF SHARES; CLOSING	A-1-7
Section 2.1	Purchase and Sale of Shares	A-1-7
Section 2.2	Purchase Price	A-1-7
Section 2.3	The Closing	A-1-7
Section 2.4	Deliveries at Closing	A-1-7
Section 2.5	Indemnity Escrow	A-1-8
Section 2.6	Working Capital Escrow	A-1-8
Section 2.7	Working Capital Adjustment	A-1-8
Section 2.8	Withholding	A-1-9
ARTICLE III	REPRESENTATIONS AND WARRANTIES OF SELLERS	A-1-9
Section 3.1	Power and Authority	A-1-9
Section 3.2	Enforceability	A-1-9
Section 3.3	No Violation	A-1-9
Section 3.4	No Conflict	A-1-9
Section 3.5	Litigation	A-1-10
Section 3.6	No Other Agreement	A-1-10
Section 3.7	No Broker	A-1-10
Section 3.8	Ownership of the Shares	A-1-10
Section 3.9	Withholding Tax	A-1-10
ARTICLE IV	REPRESENTATIONS AND WARRANTIES REGARDING BIOSPIN U.S.	A-1-10
Section 4.1	Organization and Good Standing	A-1-10
Section 4.2	Authorization and Effect of Agreement	A-1-10
Section 4.3	Capitalization of BioSpin U.S.	A-1-11
Section 4.4	Capitalization of the Subsidiaries; Other Interests	A-1-11
Section 4.5	No Conflict	A-1-12
Section 4.6	Permits; Compliance with Law	A-1-12
Section 4.7	Books and Records	A-1-13
Section 4.8	Litigation	A-1-13
Section 4.9	Financial Statements; Undisclosed Liabilities	A-1-13
Section 4.10	Absence of Certain Changes	A-1-13
Section 4.11	Contracts	A-1-14
Section 4.12	Transactions with Affiliates	A-1-16
Section 4.13	Labor Relations	A-1-16
Section 4.14	Insurance	A-1-17
Section 4.15	Accounts Receivable	A-1-17
Section 4.16	Real Property; Leases	A-1-17
Section 4.17	Environmental	A-1-18
Section 4.18	No Broker	A-1-19
Section 4.19	Employee Benefits	A-1-19
Section 4.20	Employees	A-1-21
Section 4.21	Taxes and Tax Returns	A-1-21

A-1-i

Section 4.22	Proprietary Rights	A-1-23
Section 4.23	Information Technology	A-1-24
Section 4.24	Guarantees	A-1-25
Section 4.25	Bank Accounts	A-1-25
Section 4.26	Foreign Corrupt Practices and International Trade Sanctions	A-1-25
Section 4.27	Inventory	A-1-25
Section 4.28	Deposits	A-1-25
Section 4.29	No Misleading Statements	A-1-25
ARTICLE V	REPRESENTATIONS AND WARRANTIES OF BRKR	A-1-26
Section 5.1	Organization of BRKR; Authority	A-1-26
Section 5.2	Authorization; Enforceability	A-1-26
Section 5.3	No Conflict	A-1-26
Section 5.4	No Broker	A-1-27
Section 5.5	Investment Representation	A-1-27
Section 5.6	Accredited Investor	A-1-27
ARTICLE VI	COVENANTS	A-1-27
Section 6.1	Operation of BioSpin U.S. Pending the Closing	A-1-27
Section 6.2	Access	A-1-29
Section 6.3	Notification	A-1-29
Section 6.4	No Inconsistent Action	A-1-30
Section 6.5	Reasonable Best Efforts	A-1-30
Section 6.6	Further Assurances	A-1-30
Section 6.7	No Solicitation	A-1-30
Section 6.8	Tax Matters	A-1-31
Section 6.9	Release	A-1-31
Section 6.10	Voting Agreement	A-1-32
Section 6.11	Non-competition and Non-solicitation	A-1-32
ARTICLE VII	CLOSING CONDITIONS	A-1-32
Section 7.1	Conditions to Each Party's Obligations	A-1-32
Section 7.2	Conditions Precedent to Obligations of BRKR	A-1-33
Section 7.3	Conditions Precedent to Obligations of Sellers	A-1-34
ARTICLE VIII	TERMINATION	A-1-34
Section 8.1	Termination	A-1-34
Section 8.2	Procedure and Effect of Termination	A-1-35
ARTICLE IX	SURVIVAL; INDEMNIFICATION	A-1-35
Section 9.1	Survival of Indemnification Rights	A-1-35
Section 9.2	Indemnification Obligations	A-1-36
Section 9.3	Indemnification Procedure	A-1-37
Section 9.4	Calculation of Indemnity Payments	A-1-37
Section 9.5	Indemnification Amounts	A-1-37
Section 9.6	Exclusive Remedy	A-1-38
ARTICLE X	MISCELLANEOUS PROVISIONS	A-1-39
Section 10.1	Notices	A-1-39
Section 10.2	Expenses	A-1-39

A-1-ii

Section 10.3	Successors and Assigns	A-1-40
Section 10.4	Extension; Waiver	A-1-40
Section 10.5	Entire Agreement; Schedules	A-1-40
Section 10.6	Amendments, Supplements, Etc	A-1-40
Section 10.7	Applicable Law	A-1-40
Section 10.8	Waiver of Jury Trial	A-1-41
Section 10.9	Actions by Sellers	A-1-41
Section 10.10	Execution in Counterparts	A-1-41
Section 10.11	Titles and Headings	A-1-41
Section 10.12	Invalid Provisions	A-1-41
Section 10.13	Publicity	A-1-41
Section 10.14	Specific Performance	A-1-41
Section 10.15	Construction	A-1-42
Section 10.16	Actions by BRKR	A-1-42
EXHIBITS
Exhibit A—Financing Documents
Exhibit B—Indemnity Escrow Agreement
Exhibit C—Working Capital Escrow Agreement
Exhibit D—Press Release

These exhibits are omitted in accordance with Item 601(b)(2) of Regulation S-K. The Registrant will furnish a copy of any omitted exhibit to the Securities and Exchange Commission supplementally upon request.

A-1-iii

List of Schedules

Schedule 2.2	Seller U.S. SPA Consideration Allocation
Schedule 2.7(b)	Working Capital Escrow
Schedule 3.4	Required Filings, Consents, Approvals (Sellers)
Schedule 4.4(a)	Directly/Indirectly Owned Subsidiaries
Schedule 4.5(c)	Consents (BioSpin U.S.)
Schedule 4.6(a)	Business Permits
Schedule 4.7	Books and Records
Schedule 4.8	Litigation
Schedule 4.10	Absence of Certain Changes
Schedule 4.11(a)	Contracts
Schedule 4.11(b)	Other Contracts
Schedule 4.12	Transactions with Affiliates
Schedule 4.13	Labor Relations
Schedule 4.14	Insurance Policies
Schedule 4.16(b)(i)	Real Property Leases
Schedule 4.16(b)(ii)	Consents Necessary for Real Property Leases
Schedule 4.17(a)	Environmental Permits
Schedule 4.17(d)	Hazardous Substances
Schedule 4.19(a)	Employee Benefit Plans
Schedule 4.19(f)	Benefit Plan Contributions
Schedule 4.20(a)	Employee Compensation
Schedule 4.21	Taxes and Tax Returns
Schedule 4.22(a)	Proprietary Rights Not Owned by BioSpin U.S.
Schedule 4.22(b)	Proprietary Rights
Schedule 4.23(a)	Information Technology
Schedule 4.25	Bank Accounts
Schedule 5.3	Conflicts (BRKR)
Schedule 7.2(i)	Leases To Be Amended
Schedule 9.5	Maximum Indemnification Liability

A-1-iv

U.S. STOCK PURCHASE AGREEMENT

        This U.S. STOCK PURCHASE AGREEMENT (this "Agreement" or "U.S. SPA") is made and entered into as of December 2, 2007 by and among Bruker BioSciences Corporation, a Delaware corporation ("BRKR"), Bruker BioSpin Inc., a Delaware corporation ("BioSpin U.S."), and Dirk D. Laukien, Frank H. Laukien, Isolde Laukien-Kleiner, Joerg C. Laukien, Marc M. Laukien and Robyn L. Laukien (each a "Seller" and collectively, "Sellers").

RECITALS

        WHEREAS, Sellers own 8,869,830 shares of common stock, par value $0.01 per share, of BioSpin U.S. (the "Shares"), which constitute all of the issued and outstanding capital stock of BioSpin U.S. as of the date hereof;

        WHEREAS, pursuant to this U.S. SPA, Sellers desire to sell to BRKR, and BRKR desires to purchase from Sellers, all of the Shares, upon the terms and subject to the conditions set forth herein;

        WHEREAS, the Board of Directors of BRKR has appointed a Special Committee of independent directors (the "Special Committee") to consider the acquisition of the Bruker BioSpin group of companies (the transactions effecting such acquisition, the "Transactions"), which is comprised of BioSpin U.S., Bruker BioSpin Invest AG ("Invest"), Bruker Physik GmbH ("Bruker Physik") and Techneon AG ("Techneon"), and each of their respective Subsidiaries (together, the "Subject Companies");

        WHEREAS, reference is made to that certain Swiss Agreement and Plan of Merger, dated as of December 2, 2007, by and among BRKR, Bruker BioSpin Beteiligungs AG, a Swiss stock corporation and a direct, wholly owned subsidiary of BRKR ("Merger Sub"), Sellers and Invest (the "Swiss Merger Agreement"), wherein is contemplated the acquisition of Invest by BRKR by means of a share exchange, share cancellation and reverse subsidiary merger in which Merger Sub is intended to be merged with and into Invest, with Invest surviving the merger and becoming a direct, wholly owned subsidiary of BRKR, solely in exchange for the delivery of shares of BRKR Stock to Sellers;

        WHEREAS, reference is made to that certain German Share Purchase Agreement, dated as of December 2, 2007, by and among BRKR (or after the U.S. Closing and assignment of BRKR rights and obligations under the German SPA, Bruker BioSpin Corporation), SciTec GmbH & Co. KG ("SciTec"), Techneon, Bruker Optik GmbH, Bruker Daltonik GmbH, Sellers and Bruker Physik (the "German SPA"), wherein is contemplated (i) the acquisition of common shares of Bruker Physik in the aggregate nominal amount of €2,167,500 from Sellers and the acquisition of common shares of Bruker Physik in the aggregate nominal amount of €5,227,500 from SciTec for $143,460,000 in cash by, respectively, Bruker BioSpin Corporation (following the U.S. Closing) (shares in the aggregate of nominal €4,292,500), Bruker Daltonik GmbH (one share of nominal €1,551,250) and Bruker Optik GmbH (one share of nominal €1,551,250), with one share of nominal €1,105,000 of Bruker Physik remaining in the ownership of Techneon, a wholly owned subsidiary of SciTec, (ii) the subsequent acquisition of 100% of the common shares of Techneon from SciTec by Bruker Physik for $142,540,000 in cash, and (iii) the purchase by Bruker Optik GmbH of one piece of real property in Ettlingen, Germany (registered as Nr. 4276 in the land register of Ettlingen) from SciTec and Isolde Laukien-Kleiner for €1,416,250 in cash;

        WHEREAS, before the Closing Date, Invest will pay a special cash dividend of CHF 75,000,000 in the aggregate to be distributed to its holders, as of November 15, 2007, of outstanding Invest common shares (the "Special Dividend");

        WHEREAS, after the consummation of the Transactions, BRKR intends to cause itself to be renamed "Bruker Corporation";

A-1-1

        WHEREAS, BRKR has received a commitment letter for an underwritten credit facility, which is required for the financing of the Transactions, from certain lenders as set forth in Exhibit A;

        NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements herein contained, the Parties agree as follows:

ARTICLE I

DEFINITIONS AND DEFINED TERMS

        Section 1.1    Definitions.    As used in this U.S. SPA, the following terms shall have the following meanings:

        "Affiliate" shall mean with respect to any Person, any other Person who, directly or indirectly, controls, is controlled by or is under common control with that Person. For purposes of this definition, a Person has control of another Person if it has the direct or indirect ability or power to direct or cause the direction of management policies of such other Person or otherwise direct the affairs of such other Person, whether through ownership of at least fifty percent (50%) of the voting securities of such other Person, by Contract or otherwise.

        "Ancillary Agreements" shall mean the Indemnity Escrow Agreement and the Working Capital Escrow Agreement.

        "Audit Committee" shall mean the Audit Committee of the Board of Directors of BRKR.

        "BioSpin U.S. IT Systems" shall mean any and all information technology and computer systems (including software, hardware and other equipment, firmware and embedded software) relating to the transmission, storage, maintenance, organization, presentation, generation, processing or analysis of data and information whether or not in electronic format, which technology and systems are used in or necessary to the conduct of the business of BioSpin U.S. or the Subsidiaries.

        "BRKR Stock" shall mean the common stock, par value $0.01 per share, of BRKR.

        "Business Day" shall mean a day other than a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to close.

        "Code" shall mean the Internal Revenue Code of 1986, as amended.

        "Consent" shall mean any consent, approval or authorization of, notice to, permit, or designation, registration, declaration or filing with, any Person, including any consents and approvals from BRKR's and BioSpin U.S.'s (and their respective Subsidiaries) existing lenders.

        "Contract" shall mean, whether written or oral, any note, bond, mortgage, indenture, contract, agreement, permit, license, lease, purchase order, sales order, arrangement or other commitment, obligation or understanding (including any understanding with respect to pricing) to which a Person is a party or by which a Person or its assets or properties are bound.

        "Dollars" and "$" shall mean the lawful currency of the United States.

        "Employee" shall mean any employee of BioSpin U.S., any of its Subsidiaries or any person providing services through a third-party employee leasing or similar organization.

        "GAAP" shall mean U.S. generally accepted accounting principles.

        "Governmental Authority" shall mean any federal, state, local or foreign government or any subdivision, agency, instrumentality, authority, quasi-governmental authority, department, commission, board or bureau thereof or any federal, state, local or foreign court, tribunal or arbitrator.

        "HSR Act" shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

A-1-2

        "Indemnity Escrow" shall mean an amount in cash equal to Ninety Two Million Dollars ($92,000,000).

        "Indemnity Escrow Agent" shall mean Nixon Peabody LLP.

        "Indemnity Escrow Agreement" shall mean the agreement between the Indemnity Escrow Agent, BRKR and Sellers in the form set forth hereto as Exhibit B.

        "IRS" shall mean the Internal Revenue Service.

        "Knowledge" (including the word "Known" and the phrase "to the Knowledge of" and words or phrases of similar import) as to Sellers or BioSpin U.S. shall mean the knowledge of (i) Sellers with respect to Sellers and (ii) Barbara Burgess, Mark Chaykovsky, Arne Kasten, Werner Maas and Sellers with respect to BioSpin U.S. and its Subsidiaries, in all such cases, assuming reasonable inquiry.

        "Laws" shall mean all federal, state, local or foreign laws, orders, writs, injunctions, decrees, ordinances, awards, stipulations, treaty, statutes, judicial or administrative doctrines, rules or regulations enacted, promulgated, issued or entered by a Governmental Authority.

        "Liens" shall mean all title defects or objections, mortgages, liens, claims, charges, pledges or other encumbrances of any nature whatsoever, including licenses, leases, chattel or other mortgages, collateral security arrangements, pledges, title imperfections, defect or objection liens, security interests, conditional and installment sales agreements, easements, encroachments or restrictions, of any kind and other title or interest retention arrangements, reservations or limitations of any nature.

        "Losses" shall mean all losses, liabilities, demands, claims, actions or causes of action, costs, damages, judgments, debts, settlements, assessments, deficiencies, Taxes, penalties, fines or expenses, whether or not arising out of any claims by or on behalf of a Third Party, including interest, penalties, reasonable attorneys' fees and expenses and all reasonable amounts paid in investigation, defense or settlement of any of the foregoing; provided, however, that the term "Losses" shall not be deemed to include any consequential, lost profits, punitive or incidental damages.

        "Material Adverse Effect" shall mean any circumstance, change or effect that, individually or in the aggregate with other circumstances, changes or effects, is or is reasonably likely to materially delay or impede consummation of the transactions contemplated by this U.S. SPA or be materially adverse to the business, operations (including results of operations), prospects, assets, liabilities, or financial condition of BioSpin U.S. and the Subsidiaries taken as a whole; provided, however, that none of the following, either alone or in combination, shall be considered in determining whether there has been a "Material Adverse Effect": (a) events, circumstances, changes or effects (including legal and regulatory changes) that generally affect the industries in which each of BioSpin U.S. and the Subsidiaries operate, other than such events, circumstances, changes or effects that disproportionately affect (relative to other industry participants) BioSpin U.S. or the Subsidiaries and (b) changes caused by a material worsening of current conditions caused by acts of terrorism or war occurring after the date hereof.

        "Nasdaq" shall mean the NASDAQ Global Select Market.

        "Net Working Capital" shall mean the amount of (i) all current assets of the Subject Companies on a consolidated basis, including without limitation cash, accounts receivable (net of adequate reserves), inventory, prepaid expenses and other current assets, less (ii) all current liabilities of the Subject Companies on a consolidated basis, including without limitation accounts payable, accrued salaries, accrued vacations, payroll taxes, benefits, worker's compensation, insurance, deposits (whether or not refundable) made by customers on purchases from the Subject Companies and other current liabilities.

        "Ordinary Course of Business" shall mean the ordinary course of business of BioSpin U.S. and its Subsidiaries consistent with past practice.

A-1-3

        "Organizational Documents" shall mean (i) the articles or certificate of incorporation, the bylaws and any stockholders agreement of a corporation, (ii) the partnership agreement and any statement of partnership of a general partnership, (iii) the limited partnership agreement and the certificate of limited partnership of a limited partnership, (iv) the operating or limited liability company agreement and certificate of formation or organization of any limited liability company, (v) any charter or similar document adopted or filed in connection with the creation, formation or organization of a Person and (vi) any amendment to any of the foregoing.

        "Parties" shall mean BioSpin U.S., BRKR and Sellers.

        "Permits" shall mean all permits, licenses, approvals, certifications, registrations, franchises, notices and authorizations issued by any Governmental Authority that are used or held for use in, necessary or otherwise relate to the ownership, operation or other use of any business of BioSpin U.S. or its Subsidiaries.

        "Permitted Liens" shall mean (i) mechanics', carriers', workmen's, repairmen's or other like Liens arising or incurred in the Ordinary Course of Business for amounts which are not material and not yet due and payable and which secure an obligation of BioSpin U.S. or its Subsidiaries, (ii) Liens arising under Contracts with Third Parties entered into in the Ordinary Course of Business in respect of amounts still owing, which Liens are reflected in the Financial Statements, and (iii) Liens for Taxes that are not due and payable.

        "Person" shall mean any individual, partnership, joint venture, corporation, trust, unincorporated organization, Governmental Authority or other entity.

        "Schedule" shall mean that schedule delivered to BRKR by Sellers prior to the execution of this U.S. SPA (each numbered Schedule of which qualifies only the correspondingly numbered representation, warranty or covenant to the extent specified therein).

        "Significant Subsidiary" shall mean a Subsidiary that meets any of the following conditions:

            (i)  BioSpin U.S.'s and BioSpin U.S.'s other Subsidiaries' investments in and advances to the Subsidiary exceed ten percent (10%) of the total assets of BioSpin U.S. and the Subsidiaries consolidated as of the end of the most recently completed fiscal year;

           (ii)  BioSpin U.S.'s and BioSpin U.S.'s other Subsidiaries' proportionate share of the total assets (after intercompany eliminations) of the Subsidiary exceeds ten percent (10%) of the total assets of BioSpin U.S.'s and the Subsidiaries consolidated at the end of the most recently completed fiscal year; or

          (iii)  BioSpin U.S. and BioSpin U.S.'s other Subsidiaries' equity in the income from continuing operations before income taxes, extraordinary items and cumulative effect of a change in accounting principle of the Subsidiary exceeds ten percent (10%) of such income of BioSpin U.S. and the Subsidiaries consolidated for the most recently completed fiscal year.

        "Subsidiary" shall mean, with respect to any Person, any other corporation, partnership, limited liability company, joint venture or other entity in which such Person (i) owns, directly or indirectly, fifty percent (50%) or more of the outstanding voting securities, equity securities, profits interest or capital interest, (ii) is entitled to elect at least a majority of the board of directors or similar governing body or (iii) in the case of a limited partnership or limited liability company, is a general partner or managing member, respectively. When used without reference to a particular entity, Subsidiary means a Subsidiary of BioSpin U.S.

        "Tax Return" shall mean any report, return, election, notice, estimate, declaration, information statement or other form or document (including all schedules, exhibits and other attachments thereto) relating to and filed or required to be filed with a Taxing Authority in connection with any Tax.

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        "Taxes" shall mean any and all federal, national, provincial, state, local and foreign taxes, assessments and other governmental charges, duties, impositions, levies and liabilities (including, without limitation, taxes based upon or measured by gross premiums, receipts, income, profits, sales, use or occupation, and value added, ad valorem, alternative or add-on minimum, transfer, gains, franchise, estimated, withholding, payroll, recapture, employment, excise, unemployment, insurance, social security, business license, occupation, business organization, stamp, environmental and property taxes), together with all interest, penalties and additions imposed with respect to such amounts. "Taxes" shall also mean any obligations under any agreements or arrangements with any Person with respect to the liability for, or sharing of, Taxes (including pursuant to Treasury Regulations Section 1.1502-6 or comparable provisions of state, local or foreign tax Law) and any liability for Taxes as a transferee or successor, by contract or otherwise.

        "Taxing Authority" shall mean any federal, national, provincial, foreign, state or local government, or any subdivision, agency, commission or authority thereof exercising tax regulatory, enforcement, collection or other authority.

        "Third Party" shall mean any Person not a party to this U.S. SPA, the Swiss Merger Agreement or the German SPA.

        "Treasury Regulations" shall mean the regulations, including temporary regulations, promulgated under the Code, as the same may be amended hereafter from time to time (including corresponding provisions of succeeding regulations).

        "U.S." shall mean the United States of America.

        "WARN Act" shall mean Worker Adjustment and Retraining Notification Act, 29 U.S.C., Section 2101, et seq.

        "Working Capital Escrow" shall mean an amount in cash equal to Six Million Seven Hundred Fifty Thousand Dollars ($6,750,000).

        "Working Capital Escrow Agent" shall mean Nixon Peabody LLP.

        "Working Capital Escrow Agreement" shall mean the agreement between the Working Capital Escrow Agent, BRKR and Sellers in the form set forth hereto as Exhibit C.

        (b)   Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
2007 Year-End Balance Sheet	2.7(a)
2007 Year-End Net Working Capital	2.7(a)
Accounts Receivable	4.15
Agreement	Preamble
Alternative Proposal	6.7(b)
Benefit Plan	4.19(a)
BioSpin Technologies	6.11(a)
BioSpin U.S.	Preamble
BioSpin U.S. Contract	4.11(b)
BioSpin U.S. Proprietary Rights	4.22(a)
BRKR	Preamble
BRKR Indemnified Parties	9.2
Bruker Physik	Recitals
Closing	2.3
Closing Cash	2.2
Closing Date	2.3

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Cut-Off Date	2.5
Deposit	4.28
E&Y	2.5
Environmental Law	4.17(e)(ii)
Environmental Permits	4.17(e)(iii)
EPR	6.11(a)
ERISA	4.19(a)
ERISA Affiliate	4.19(d)
Financial Statements	4.9(a)
German SPA	Recitals
Hazardous Substances	4.17(e)(i)
Indemnity Cap	9.5(a)
Invest	Recitals
Leased Real Property	4.16(b)
Merger Sub	Recitals
Minimum Net Working Capital	2.7(b)
MRI	6.11(a)
NMR	6.11(a)
Owned Proprietary Rights	4.22(a)
Pension Plan	4.19(a)
Proceedings	3.5
Proprietary Rights	4.22(a)
Purchase Price	2.2
Real Property	4.16(b)
Real Property Leases	4.16(b)
Refund	4.28
Related Party	4.12
Release	4.17(e)(iv)
Representatives	6.2
SciTec	Recitals
Sellers	Preamble
Shares	Recitals
Special Committee	Recitals
Special Dividend	Recitals
Subject Companies	Recitals
Swiss Merger Agreement	Recitals
Tax Deductible	9.2(d)
Techneon	Recitals
Trade Secrets	4.22(a)
Transactions	Recitals
U.S. Closing	2.3
U.S. SPA	Preamble
Welfare Plan	4.19(a)

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ARTICLE II

PURCHASE AND SALE OF SHARES; CLOSING

        Section 2.1    Purchase and Sale of Shares.    At the Closing, upon the terms and subject to the conditions set forth herein, Sellers shall sell, transfer, convey, assign and deliver to BRKR, and cause any other Person holding Shares at the Closing, to sell, transfer, convey, assign and deliver their Shares to BRKR, and BRKR shall purchase and acquire from Sellers, and any other Person holding Shares at the Closing, all of the Shares, free and clear of any Liens.

        Section 2.2    Purchase Price.    The aggregate purchase price for all of the Shares shall be a cash payment in the amount of Ninety Nine Million Nine Hundred Sixty Two Thousand Five Hundred Fourteen Dollars ($99,962,514) (the "Purchase Price"). The Purchase Price payable to each Seller on the Closing Date shall be set forth opposite such Seller's name under the heading "Closing Cash" (such amounts, each such Seller's "Closing Cash"), the amount of the Indemnification Escrow allocable to each Seller shall be set forth opposite such Seller's name under the heading "Indemnification Escrow", and the amount of the Working Capital Escrow allocable to each Seller shall be set forth opposite such Seller's name under the heading "Working Capital Escrow", in each case on Schedule 2.2.

        Section 2.3    The Closing.    The closing of the transactions contemplated by this U.S. SPA (the "Closing" or "U.S. Closing") shall take place at the offices of Dewey & LeBoeuf LLP, 1301 Avenue of the Americas, New York, New York, 10019, at 10:00 a.m., New York time, on the later of (i) January 23, 2008 and (ii) the first (1st) Business Day following the satisfaction or waiver of all conditions to the obligations of the Parties to consummate the transactions contemplated hereby (other than conditions which by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions) or such other date as BRKR and Sellers may mutually agree in writing (the "Closing Date"). The Closing shall be deemed to have been consummated at 12:01 a.m., New York time, on the Closing Date.

        Section 2.4    Deliveries at Closing.    At the Closing:

          (a)   Sellers shall deliver the following documents and deliverables to BRKR:

              (i)  stock certificates evidencing all of the shares of common stock of BioSpin U.S., including shares of common stock of BioSpin U.S., if any, held by Persons other than Sellers, outstanding at the Closing, duly endorsed in blank, or accompanied by stock powers duly executed in blank and with all required stock transfer tax stamps affixed;

             (ii)  a receipt to BRKR executed by each Seller for such Seller's Closing Cash;

            (iii)  an executed counterpart of the Indemnity Escrow Agreement as executed by each Seller;

            (iv)  an executed counterpart of the Working Capital Escrow Agreement as executed by each Seller; and

             (v)  all other documents and instruments required to be delivered by Sellers pursuant to this U.S. SPA or any Ancillary Agreement to which Seller is or is required to be a party, including those set forth in Article VII, and any other document or instrument reasonably requested by BRKR.

          (b)   BioSpin U.S. shall deliver to BRKR all documents and instruments required to be delivered by BioSpin U.S. pursuant to this U.S. SPA or any Ancillary Agreement to which BioSpin U.S. is or is required to be a party, including those set forth in Article VII, and any other document or instrument reasonably requested by BRKR.

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          (c)   BRKR shall deliver the following documents and deliverables to each Seller:

              (i)  an amount equal to such Seller's Closing Cash, by wire transfer to an account specified by such Seller in writing to BRKR no less than three (3) Business Days prior to the Closing Date;

             (ii)  an executed counterpart of the Indemnity Escrow Agreement as executed by BRKR;

            (iii)  an executed counterpart of the Working Capital Escrow Agreement as executed by BRKR; and

            (iv)  all other documents and instruments required to be delivered by BRKR pursuant to Article VII.

          (d)   BRKR shall deliver the following to the Escrow Agent:

              (i)  an amount equal to the Indemnity Escrow by wire transfer to an account specified by Escrow Agent in writing to BRKR no less than three (3) Business Days prior to the Closing Date;

             (ii)  an amount equal to the Working Capital Escrow by wire transfer to an account specified by Escrow Agent in writing to BRKR no less than three (3) Business Days prior to the Closing Date.

        Section 2.5    Indemnity Escrow.    At the Closing, (a) BRKR, Sellers and the Indemnity Escrow Agent shall enter into the Indemnity Escrow Agreement and (b) the Indemnity Escrow shall be placed in escrow with the Indemnity Escrow Agent as security for fulfillment by Sellers of their obligations pursuant to Article IX of this U.S. SPA, Article X of the Swiss Merger Agreement and Article IX of the German SPA until the later of (x) the thirtieth (30th) day following the receipt by the Audit Committee of the combined GAAP financial statements of the Subject Companies audited by Ernst & Young LLP ("E&Y") as of December 31, 2008 and for the year then ended (such thirtieth (30th) day being referred to as the "Cut-Off Date") and (y) the resolution of any claim for indemnification with respect to which any BRKR Indemnified Party has provided Sellers notice of a claim for indemnification pursuant to Section 9.3(a) or the corresponding provisions of the Swiss Merger Agreement or the German SPA prior to the Cut-Off Date. Within three (3) Business Days following the later of (x) and (y) above, the Indemnity Escrow Agent shall release to Sellers the remaining Indemnity Escrow in accordance with the terms and conditions of the Indemnity Escrow Agreement. BRKR and Sellers shall each be responsible for fifty percent (50%) of the fees and expenses charged by the Indemnity Escrow Agent.

        Section 2.6    Working Capital Escrow.    At the Closing, (a) BRKR, Sellers and the Working Capital Escrow Agent shall enter into the Working Capital Escrow Agreement and (b) the Working Capital Escrow shall be placed in escrow with the Working Capital Escrow Agent as security for any potential post-Closing adjustments to the Purchase Price pursuant to Section 2.7. Within twenty-five (25) days following their receipt of the 2007 Year-End Balance Sheet, after any payments to BRKR in accordance with Section 2.7(b), the Working Capital Escrow Agent shall release to Sellers the remaining Working Capital Escrow in accordance with the terms and conditions of the Working Capital Escrow Agreement. BRKR and Sellers shall each be responsible for fifty percent (50%) of the fees and expenses charged by the Working Capital Escrow Agent.

        Section 2.7    Working Capital Adjustment.

          (a)   BRKR will deliver to Sellers, as soon as reasonably practicable, an E&Y audited combined balance sheet of the Subject Companies as of December 31, 2007 (the "2007 Year-End Balance Sheet"). The 2007 Year-End Balance Sheet shall set forth the combined Net Working Capital of the Subject Companies as of December 31, 2007 (the "2007 Year-End Net Working Capital").

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          (b)   If the 2007 Year-End Net Working Capital is less than $180,000,000 (the "Minimum Net Working Capital"), Sellers shall cause the Working Capital Escrow Agent to pay the amount of any such difference to BRKR (in accordance with Schedule 2.7(b)) by wire transfer in immediately available funds, to an account or accounts designated by BRKR, within twenty-five (25) days following their receipt of the 2007 Year-End Balance Sheet, and the balance of the Working Capital Escrow, if any, to Sellers, pro rata to the Sellers' contributions to the Working Capital Escrow.

        Section 2.8    Withholding.    BRKR shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this U.S. SPA such amounts as it reasonably determines it should deduct and withhold with respect to the making of such payment under the Code and the rules and Treasury Regulations promulgated thereunder, or any provision of state, local or foreign Tax Law. To the extent that amounts are so withheld or paid over to or deposited with the relevant Governmental Authority, including any Taxing Authority, such amounts shall be treated for all purposes of this U.S. SPA as having been paid to the Person in respect of which such deduction and withholding was made by BRKR.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF SELLERS

        Sellers hereby jointly and severally represent and warrant to BRKR (except with respect to the representations in Sections 3.8 and 3.9, which are made by each Seller in its individual capacity), as of the date hereof and as of the Closing Date or, if a representation or warranty is made as of a specified date, as of such date, as follows:

        Section 3.1    Power and Authority.    Sellers have all necessary power and authority to execute, deliver and perform this U.S. SPA and, as of the Closing Date, the Ancillary Agreements, if any, to which it will become a party.

        Section 3.2    Enforceability.    This U.S. SPA and, as of the Closing Date, each Ancillary Agreement to which any Seller is a party have been duly executed and delivered by Sellers and (assuming due authorization, execution and delivery by BRKR), constitutes a legal, valid and binding obligation of Sellers, enforceable against Sellers in accordance with its respective terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors' rights generally and subject, as to enforceability, to general principles of equity.

        Section 3.3    No Violation.    Sellers' execution and delivery of this U.S. SPA and, as of the Closing Date, any Ancillary Agreement to which any Seller is a party, the consummation of the transactions contemplated hereby or thereby or compliance by Sellers with any of the provisions hereof or thereof will not (a) result in the creation of any Lien upon the Shares under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, agreement or any other instrument or obligation to which any Seller is a party or by which Sellers or the Shares may be bound or affected, by Law or otherwise, (b) violate any Law applicable to Sellers or the Shares or (c) conflict with, result in any breach of, constitute a default (or event which after notice or lapse of time or both, would become a default) under, require any consent under any Contract to which any of the Sellers a party or by which any of the Sellers may be bound.

        Section 3.4    No Conflict.    The execution and delivery of this U.S. SPA or, as of the Closing Date, any Ancillary Agreement by Sellers and the consummation of the transactions contemplated hereby or thereby, assuming all required filings, consents, approvals, authorizations and notices set forth on Schedule 3.4 have been made, given or obtained, do not and shall not adversely affect the ability of Sellers or BioSpin U.S. to enter into, perform their obligations under, and to consummate or materially

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delay the consummation of, the transactions contemplated by this U.S. SPA or any Ancillary Agreement.

        Section 3.5    Litigation.    There is no action, proceeding, claim, suit, arbitration, opposition, challenge, proceeding, charge or investigation (collectively, "Proceedings") pending or, to the Knowledge of Sellers, threatened that relates, directly or indirectly, to this U.S. SPA, the Shares or any action taken or to be taken in connection with this U.S. SPA or any Ancillary Agreement.

        Section 3.6    No Other Agreement.    No Seller has any obligation, absolute or contingent, to any other individual, corporation, partnership, trust, limited liability company, association, joint venture or any similar entity to sell the Shares.

        Section 3.7    No Broker.    No agent, broker, investment banker, financial advisor or other firm or Person (a) has acted directly or indirectly for Sellers in connection with this U.S. SPA or any Ancillary Agreement or the transactions contemplated hereby or thereby or (b) is or will be entitled to any broker's or finder's fee or any other commission or similar fee in connection with this U.S. SPA or, as of the Closing Date or the transactions contemplated hereby or thereby.

        Section 3.8    Ownership of the Shares.    Each Seller has good and valid title to, and owns of record and beneficially, Shares in the amount set forth next to such Seller's name under the caption "Shares of BioSpin U.S. Stock Owned" on Schedule 2.2, free and clear of any Liens other than restrictions on transfer which may arise solely under applicable securities Laws.

        Section 3.9    Withholding Tax.    Each Seller represents that no withholding of any U.S. federal Tax, German Tax or any other Tax is required with respect to any payment to be made to such Seller in connection with the transactions contemplated by this U.S. SPA and each Seller agrees that it will provide to BRKR in a timely manner such form or forms, accurately and completely filled out and executed, as may be necessary in the opinion of BRKR to establish such Seller's entitlement to exemption from any such withholding.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES REGARDING BIOSPIN U.S.

        BioSpin U.S. and Sellers, jointly and severally, hereby represent and warrant to BRKR, as of the date hereof and as of the Closing Date or, if a representation or warranty is made as of a specified date, as of such date, as follows:

        Section 4.1    Organization and Good Standing.    BioSpin U.S. and each Significant Subsidiary is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization and has the requisite corporate, partnership or limited liability company authority and power to own, lease, operate and otherwise hold its property and assets and to conduct its business as currently being conducted. BioSpin U.S. and each Subsidiary is duly qualified to do business as a foreign company and is in good standing in each jurisdiction where the property owned by BioSpin U.S. and each Subsidiary or the nature of its business requires such qualification, except where the failure to be so qualified could not reasonably be expected to have an adverse effect on BioSpin U.S. or any Subsidiary in any material respect.

        Section 4.2    Authorization and Effect of Agreement.

          (a)   The execution and delivery by BioSpin U.S. of this U.S. SPA and, as of the Closing Date, the Ancillary Agreements to which it is a party and to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby or thereby on or prior to the Closing, have been duly and validly authorized and approved by all requisite action on the part of BioSpin U.S. (including approval of the holders of all of the outstanding Shares), and no other

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  action by BioSpin U.S. is necessary to authorize the transactions contemplated hereby or thereby or to consummate such transactions.

          (b)   This U.S. SPA and, as of the Closing Date, the Ancillary Agreements to which BioSpin U.S. is a party have been duly executed and delivered by BioSpin U.S., and (assuming due authorization, execution and delivery by BRKR and Sellers) this U.S. SPA and, as of the Closing Date, each such Ancillary Agreement constitutes a legal, valid and binding obligation of BioSpin U.S., enforceable against BioSpin U.S. in accordance with its respective terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors' rights generally and subject, as to enforceability, to general principles of equity.

        Section 4.3    Capitalization of BioSpin U.S.

          (a)   As of the date hereof, the capital stock of BioSpin U.S. consists of 20,000,000 shares of common stock, par value $0.01 per share, of which 8,869,830 are issued and outstanding on the date hereof and held of record and beneficially by Sellers as set forth on Schedule 2.2. There are no shares of preferred stock authorized or outstanding. The Shares held by Sellers constitute all of the issued and outstanding shares of capital stock of BioSpin U.S. as of the date hereof and have been duly authorized and are validly issued, fully paid and nonassessable and have not been issued and were not issued in violation of any preemptive or other similar right. Sellers have good and valid title to, own of record and beneficially, the Shares, free and clear of any Liens other than restrictions on transfer which may arise solely under applicable securities Laws. Upon consummation of the transactions contemplated by this U.S. SPA and registration of the Shares in the name of BRKR in the stock records of BioSpin U.S., BRKR will own all the Shares free and clear of all Liens other than restrictions on transfer which may arise solely under applicable securities Laws. Upon consummation of the transactions contemplated by this U.S. SPA, the Shares will be fully paid and nonassessable.

          (b)   BioSpin U.S. has not issued any securities in violation of any preemptive or similar rights and there are no options, warrants, calls, rights or other securities convertible into or exchangeable or exercisable for equity securities of BioSpin U.S., any other commitments, arrangements, rights or agreements providing for the issuance or sale of additional equity interests or the repurchase, redemption or other acquisition of equity interests of BioSpin U.S., and there are no agreements of any kind which may obligate BioSpin U.S. to issue, purchase, redeem or otherwise acquire any of its equity interests. No shares of the issued and outstanding shares of common stock of BioSpin U.S. are held in the treasury of BioSpin U.S. There are no voting agreements, shareholder's agreements, proxies or other similar agreements or understandings with respect to the equity interests of BioSpin U.S.

          (c)   The stock register of BioSpin U.S. accurately records: (i) the name and address of each Person owning Shares and (ii) the certificate number of each certificate evidencing shares of capital stock issued by BioSpin U.S., the number of shares evidenced by each such certificate, the date of issuance thereof and, in the case of cancellation, the date of cancellation.

        Section 4.4    Capitalization of the Subsidiaries; Other Interests.

          (a)   Schedule 4.4(a) sets forth each of BioSpin U.S.'s directly and indirectly owned Subsidiaries. Schedule 4.4(a) sets forth the designation, par value and the number of authorized, issued and outstanding shares of capital stock or membership interests for each Subsidiary and the number and percentage ownership interest of BioSpin U.S. (if direct) or of BioSpin U.S.'s Subsidiary (if indirect) in each such Subsidiary. All of the outstanding shares of capital stock or membership interests of each Subsidiary (i) are duly authorized and are validly issued, fully paid and nonassessable and have not been issued and were not issued in violation of any preemptive or other similar right and (ii) are owned of record and beneficially by BioSpin U.S. or the Subsidiary

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  set forth on Schedule 4.4(a), in each case, free and clear of any Lien other than Permitted Liens or restrictions on transfer which may arise solely under applicable securities Laws.

          (b)   There are no outstanding options, warrants, rights or other securities convertible into or exchangeable or exercisable for equity interests of the Subsidiaries, any other commitments, arrangements, rights or agreements providing for the issuance or sale of additional equity interests or the repurchase or, redemption or other acquisition of equity interests of the Subsidiaries, and there are no agreements of any kind which may obligate the Subsidiaries to issue, purchase, redeem or otherwise acquire any of their respective equity interests. There are no voting agreements, shareholder's agreements, proxies or other similar agreements or understandings with respect to the equity interests of the Subsidiaries.

          (c)   Neither BioSpin U.S. nor any Subsidiary owns, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, limited liability company, joint venture, business, trust or other Person other than in a Subsidiary.

        Section 4.5    No Conflict.    The execution and delivery by BioSpin U.S. of this U.S. SPA or any Ancillary Agreement and the consummation by BioSpin U.S. of the transactions contemplated hereby and thereby do not and shall not:

          (a)   violate, conflict with or result in the breach of any Organizational Document of BioSpin U.S.;

          (b)   violate or conflict with any Law applicable to BioSpin U.S. or the Subsidiaries or any of their respective assets, properties or businesses or require any filing with, consent, approval or authorization of, or notice to, any Governmental Authority, except for the applicable notification and waiting period requirements of the HSR Act and the requirements of the antitrust laws of any relevant jurisdiction; or

          (c)   except as described on Schedule 4.5(c), (i) conflict with, result in any breach of, constitute a default (or event which after notice or lapse of time or both, would become a default) under, require any consent under any Contract to which BioSpin U.S. or any Subsidiaries is a party or by which BioSpin U.S. or any Subsidiaries may be bound, (ii) result in the termination of any such Contract, (iii) result in the creation of any Lien under any such Contract or (iv) constitute an event which, after notice or lapse of time or both, would result in any such breach, termination or creation of a Lien;

except, in the case of clause (c) above, for any conflict, breach, default, termination or Lien that would not reasonably be expected to (A) adversely affect in any material respect the ability of BioSpin U.S. to enter into, perform its obligations under, and to consummate the transactions contemplated by, this U.S. SPA or (B) adversely affect in any material respect the business, operations (including results of operations), assets, liabilities or financial condition of BioSpin U.S. and the Subsidiaries.

        Section 4.6    Permits; Compliance with Law.

          (a)   BioSpin U.S. and the Subsidiaries hold all Permits necessary for the ownership and lease of their properties and assets and the lawful conduct of their respective businesses as currently conducted under and pursuant to all applicable Laws. Schedule 4.6(a) sets forth a true and complete list of all such Permits. All Permits have been legally obtained and maintained and are valid and in full force and effect. No outstanding violations are or have been recorded in respect of any such Permits. No Proceeding is pending or, to the Knowledge of BioSpin U.S., threatened, to suspend, revoke, withdraw, modify or limit any Permit. The transactions contemplated by this U.S. SPA or any Ancillary Agreement do not give rise to the requirement of any consent, approval or modification in order for each Permit to continue to be valid and in full force and effect following the Closing.

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          (b)   BioSpin U.S. and the Subsidiaries are and have been in compliance with and are not in default under any Law applicable to BioSpin U.S. or any of the Subsidiaries or any of their respective properties, assets or businesses.

        Section 4.7    Books and Records.    Except as set forth on Schedule 4.7, (i) true and complete copies of the Organizational Documents of BioSpin U.S. and the Significant Subsidiaries, as currently in effect, have heretofore been delivered to BRKR; (ii) the minute books of BioSpin U.S. and the Significant Subsidiaries accurately reflect in all material respects all actions taken at meetings, or by written consent in lieu of meetings, of the stockholders, boards of directors (or other governing body) and all committees of the boards of directors (or other governing body) of BioSpin U.S. and the Significant Subsidiaries, as the case may be, and (iii) all corporate actions and other actions taken by BioSpin U.S. and the Significant Subsidiaries, as the case may be, have been duly authorized, and no such actions taken by BioSpin U.S. and the Significant Subsidiaries, as the case may be, have been taken in breach or violation of the Organizational Documents of BioSpin U.S. and the Significant Subsidiaries.

        Section 4.8    Litigation.    There are no Proceedings pending or, to the Knowledge of BioSpin U.S., threatened that relate, directly or indirectly, to this U.S. SPA or any Ancillary Agreement to which BioSpin U.S. is a party, or any action taken or to be taken in connection with this U.S. SPA or any Ancillary Agreement. Except as set forth on Schedule 4.8, there are no Proceedings pending or, to the Knowledge of BioSpin U.S., threatened that relate to (a) BioSpin U.S. or any Subsidiary or their respective assets, properties or businesses or (b) the officers, directors, employees, stockholders or Affiliates of BioSpin U.S. (in their capacity as such). There are no outstanding judgments, writs, injunctions, orders, decrees or settlements that apply, in whole or in part, to BioSpin U.S. or any Subsidiary or their respective assets, properties or business.

        Section 4.9    Financial Statements; Undisclosed Liabilities.

          (a)   BioSpin U.S. has furnished BRKR true and complete copies of the audited combined balance sheet and the related audited combined statements of income, shareholders' equity and cash flows of the Subject Companies as of and for each of the fiscal years ended as of December 31, 2005 and 2006, the related opinion of E&Y, the independent accountants of the Subject Companies, and the unaudited combined balance sheet and the related unaudited combined statements of income, shareholders' equity and cash flows of the Subject Companies as of and for the nine months ended September 30, 2007 and 2006 (collectively, together with the related notes thereto, the "Financial Statements").

          (b)   The Financial Statements fairly present in all material respects the financial position and the results of operations of the Subject Companies as of the respective dates thereof and for the respective periods then ended. The Financial Statements have been prepared in accordance with GAAP consistently applied during the periods involved, except as otherwise noted therein or in the notes thereto. The Financial Statements have been prepared in accordance with the books and records of the Subject Companies consistent with past practice.

          (c)   Except (i) as reflected or adequately reserved against in the Financial Statements and (ii) liabilities which have been incurred since December 31, 2006 in the Ordinary Course of Business, there are no liabilities or obligations, secured or unsecured (whether absolute, accrued, contingent or otherwise), matured or unmatured that are, or would reasonably be expected to be, material to the Subject Companies or that would materially delay the consummation of the transactions contemplated by this U.S. SPA.

        Section 4.10    Absence of Certain Changes.    Except as set forth on Schedule 4.10, since December 31, 2006, (a) BioSpin U.S. and the Subsidiaries have been operated in the Ordinary Course of Business, (b) neither BioSpin U.S. nor any Subsidiary has taken or agreed to take any of the actions

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set forth in Section 6.1, (c) there has not occurred any event or condition that, individually or in the aggregate, has had or is reasonably likely to have a Material Adverse Effect, (d) there have been no actual or threatened cancellations or terminations by any material producer, agent, supplier, customer or contractor of BioSpin U.S. or any Subsidiary and (e) there has been no material damage to or loss or theft of any of the material assets of BioSpin U.S. or any Subsidiary.

        Section 4.11    Contracts.

          (a)   Schedule 4.11(a) sets forth a complete and accurate list of the following Contracts to which (x) BioSpin U.S. or any Significant Subsidiary is a party or by which BioSpin U.S. or any Significant Subsidiary or any of their respective properties or assets is or may be bound or (y) any other Subsidiary is a party or by which any such Subsidiary or any of its properties or assets is or may be bound which is material to BioSpin U.S. and the Subsidiaries taken as a whole:

              (i)  employment Contracts with (a) any current officer, manager, director or Employee and (b) any former officer, manager, director or Employee with respect to which BioSpin U.S. or any Subsidiary remains liable for any obligations thereunder (the name, position or capacity and rate of compensation of each such person and the expiration date of each such Contract being set forth in accordance with this Section 4.11(a)), other than standard contracts required under local Law or custom;

             (ii)  all Contracts (other than employment contracts) with any current or former officer, manager, director, stockholder, member, Employee, consultant, agent or other representative or with an entity in which any of the foregoing is a controlling person (excluding any Contracts with respect to which BioSpin U.S. and its Subsidiaries have no liabilities for any obligations thereunder);

            (iii)  all lease, sublease, rental or other Contracts under which BioSpin U.S. or any Subsidiary is a lessor or lessee of any real property or the guarantee of any such lease, sublease, rental or other Contracts;

            (iv)  all collective bargaining or other labor or union Contracts;

             (v)  all instruments relating to indebtedness for borrowed money, any note, bond, deed of trust, mortgage, indenture or agreement to borrow money, and any agreement relating to the extension of credit or the granting of a Lien other than Permitted Liens, or any Contract of guarantee in favor of any Person or entity other than BioSpin U.S. or any Subsidiary;

            (vi)  all confidentiality Contracts (other than standard materials transfer agreements or non-disclosure agreements for customer test sample measurements made in the Ordinary Course of Business);

           (vii)  all partnership or joint venture Contracts;

          (viii)  all Contracts relating to licenses of trademarks, trade names, service marks or other BioSpin U.S. Proprietary Rights;

            (ix)  all other Contracts material to the business of BioSpin U.S. or any Subsidiary, other than any Contracts having only Subject Companies as parties; and

             (x)  each amendment, supplement and modification in respect of any of the foregoing.

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          (b)   Schedule 4.11(b) sets forth a complete and accurate list of the following Contracts (x) to which BioSpin U.S. or any Subsidiary is a party or (y) by which BioSpin U.S. or any Subsidiary or any of their respective properties or assets is or may be bound (such Contracts collectively, along with the Contracts listed on Schedule 4.11(a), the "BioSpin U.S. Contracts"):

              (i)  all lease, sublease, rental, licensing use or similar Contracts with respect to personal property providing for annual rental license or use payments in excess of $200,000 or the guarantee of any such lease, sublease, rental or other Contracts;

             (ii)  all Contracts containing any covenant or provision limiting the freedom or ability of BioSpin U.S. or any Subsidiary to engage in any line of business, engage in business in any geographical area or compete with any other Person;

            (iii)  all Contracts (other than Contracts having only Subject Companies as parties) for the purchase or sale of materials, supplies or equipment (including computer hardware and software), or the provision of services (including consulting services, data processing and management, project management services and clinical trial management), involving total payments in excess of $1,000,000 or containing any escalation, renegotiation or redetermination provisions, which Contracts are not terminable at will without liability, premium or penalty by BioSpin U.S. or any Subsidiary;

            (iv)  all Contracts, purchase orders or service agreements relating to capital expenditures of BioSpin U.S. or any Subsidiary involving total payments in excess of $200,000;

             (v)  all Contracts between or among (A) BioSpin U.S. or any Subsidiary, on the one hand, and (B) any Seller, Affiliate of any Seller, (other than the Subject Companies) or any Related Party on the other hand;

            (vi)  all Contracts (A) outside the Ordinary Course of Business for the purchase, acquisition, sale or disposition of any assets or properties or (B) for the grant to any Person (excluding BioSpin U.S. or any Subsidiary) of any option or preferential rights to purchase any assets or properties;

           (vii)  all Contracts (other than Contracts having only Subject Companies as parties) pursuant to which there is either a current or future obligation of BioSpin U.S. or any Subsidiary to make payments or provide services for a value in excess of $200,000 in any twelve (12) month period;

          (viii)  all Contracts under which BioSpin U.S. or any Subsidiary agrees to indemnify any Person (other than standard materials transfer agreements or non-disclosure agreements for customer test sample measurements made in the Ordinary Course of Business);

            (ix)  all noncompetition, nonsolicitation and any similar Contracts;

             (x)  all "earn-out" agreements or arrangements or any similar Contracts;

            (xi)  each amendment, supplement and modification in respect of any of the foregoing.

          (c)   (i) Each BioSpin U.S. Contract (including, for purposes of this Section 4.11(c), all Contracts that would be deemed a "BioSpin U.S. Contract" but for the fact that a Subject Company is a party thereto) is legal, valid, binding and enforceable against BioSpin U.S. or the Subsidiary that is party thereto and against each other party thereto, is in full force and effect and (ii) no party is in material breach or default, and no event has occurred which would constitute (with or without notice or lapse of time or both) a material breach or default (or give rise to any right of termination, modification, cancellation or acceleration) or material loss of any benefits under any BioSpin U.S. Contract.

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        Section 4.12    Transactions with Affiliates.    Except as set forth on Schedule 4.12, no Related Party, either currently or at any time since December 31, 2003 (a) has or has had any interest in any property (real or personal, tangible or intangible) that BioSpin U.S. or any Subsidiary uses or has used in or pertaining to the business of BioSpin U.S. or any Subsidiary or (b) has or has had any business dealings, contracts, agreements, arrangements, understandings or any financial interest in any transaction with BioSpin U.S. or any Subsidiary or involving any assets or property of BioSpin U.S. or any Subsidiary, other than business dealings or transactions conducted in the Ordinary Course of Business at prevailing market prices and on prevailing market terms. For purposes of this U.S. SPA, the term "Related Party" shall mean as of any time: Sellers, any executive officer, member, manager or director, ten percent (10%) stockholder (including any executive officers, members, managers or directors thereof) or Affiliate of BioSpin U.S. or any Subsidiary or at such time, any present or former known spouse, sibling, parent or child of any such Sellers, executive officer, member, manager, director or Affiliate of BioSpin U.S. or any Subsidiary or any trust or other similar entity for the benefit of any of the foregoing Persons; provided, however, that the term "Related Party" shall not be deemed to include any Subject Company. BRKR has been provided with true and complete copies of all documents listed on Schedule 4.12 and any amendments thereto.

        Section 4.13    Labor Relations.

          (a)   Except as set forth on Schedule 4.13, (i) as of the date of this U.S. SPA, there is no labor dispute, controversy, arbitration, grievance, strike, slowdown, lockout or work stoppage against BioSpin U.S. or any Subsidiary pending or threatened which may interfere with the business activities of BioSpin U.S. or any Subsidiary. Neither BioSpin U.S. nor any Subsidiary is a party to, or bound by, any labor agreement, collective bargaining agreement, work rules or practices or any other labor-related agreements or arrangements with any labor union, labor organization or works council, (ii) there are no labor agreements, collective bargaining agreements, work rules or practices or any other labor-related agreements or arrangements that pertain to any Employees. None of the Employees is represented by any labor organization with respect to such Employees' employment or other service with BioSpin U.S. or any Subsidiary, (iii) no labor union, labor organization, works council or group of Employees of BioSpin U.S. or any Subsidiary has made a pending demand for recognition or certification, and there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or threatened in writing to be brought or filed with the National Labor Relations Board or any other labor relations tribunal or authority, (iv) there are no organizational efforts presently being made involving any of the presently unorganized Employees and (v) neither BioSpin U.S. nor any Subsidiary is a party to, or otherwise bound by, any order relating to Employees or employment practices.

          (b)   BioSpin U.S. and each Subsidiary is in compliance in all material respects with all applicable Laws and orders applicable to such entities or the Employees or other persons providing services to or on behalf of such entities, as the case may be, relating to the employment of labor, including all such Laws and orders relating to discrimination, civil rights, immigration, safety and health, workers' compensation, wages, withholding, hours, and employment standards, including the WARN Act, Title VII of the Civil Rights Act of 1964, Age Discrimination in Employment Act, Americans with Disabilities Act, Equal Pay Act, Health Insurance Portability and Accessibility Act, ERISA and Family and Medical Leave Act.

          (c)   BioSpin U.S. and each Subsidiary has, in all material respects, properly classified the employment or other service status of all Employees, independent contractors and other persons providing services to or on behalf of BioSpin U.S. or any Subsidiary for purposes of compliance with (i) all applicable Laws and (ii) the terms or tax qualification requirements of any Benefit Plan or other benefit arrangement.

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        Section 4.14    Insurance.    Schedule 4.14 sets forth a true and complete list of all insurance policies currently maintained relating to BioSpin U.S. and each Subsidiary, including those which pertain to BioSpin U.S.'s and each Subsidiary's assets, directors, officers or employees or operations, and all such insurance policies are in full force and effect and all premiums due thereunder have been paid. There is no material claim outstanding under any such insurance policies and there are no existing circumstances likely to give rise to a claim under any such insurance policies. BioSpin U.S. has not received notice of cancellation of any such insurance policies. BioSpin U.S. has provided to BRKR true and complete copies of all insurance policies (including any amendments thereto) listed on Schedule 4.14.

        Section 4.15    Accounts Receivable.    All accounts receivable, notes receivable and other indebtedness of BioSpin U.S. and each Subsidiary (the "Accounts Receivable") reflected in the Financial Statements or which arose subsequent to December 31, 2006, represent bona fide, arm's-length transactions for the sale of goods or performance of services actually delivered in the Ordinary Course of Business and, in the case of Accounts Receivable, have been billed or invoiced in the Ordinary Course of Business consistent with past practice. Except to the extent expressly reserved against or reflected on the Financial Statements (which reserves are consistent with past practice) or paid prior to the Closing, the Accounts Receivable are or will be as of the Closing Date, collectible in the Ordinary Course of Business.

        Section 4.16    Real Property; Leases.

          (a)   Neither BioSpin U.S. nor any Subsidiary owns any real property.

          (b)   Schedule 4.16(b)(i) contains a complete and correct list of all leases of real property, occupancy agreements, licenses, concessions or similar agreements (the "Real Property Leases") under which BioSpin U.S. or any Subsidiary is a lessee, sub-lessee, tenant, licensee or assignee of any real property owned by any other Person (the "Leased Real Property" or the "Real Property"). BioSpin U.S. has delivered to BRKR true, correct and complete copies of each Real Property Lease. With respect to each Real Property Lease, (i) there exists no default under such Real Property Lease by BioSpin U.S. or any Subsidiary nor is there any event which, with notice or the passage of time or both, could ripen into a default and neither BioSpin U.S. nor any Subsidiary has received written notice of any such default and (ii) to the Knowledge of BioSpin U.S., there exists no default by any other Person thereunder nor any event which, with notice or the passage of time or both, could ripen into a default. Each Real Property Lease is a legal, valid and binding obligation of BioSpin U.S. and/or each Subsidiary, and, to the Knowledge of BioSpin U.S., each other party thereto, enforceable against each such other party thereto in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally and subject to general principles of equity. The consummation of the transactions contemplated by this U.S. SPA or any Ancillary Agreement requires no Consents from any Person, except as set forth on Schedule 4.16(b)(ii)(which Consents have been obtained prior to the date hereof), and will not result in any default, penalty, right to terminate, increase in the amounts payable under or modification to any Real Property Lease. BioSpin U.S. and the Subsidiaries hold good and valid leasehold estates in the Leased Real Property and the Real Property constitutes all of the real property necessary for the conduct of BioSpin U.S.'s and the Subsidiaries respective businesses.

          (c)   (i) There is no pending or, to the Knowledge of BioSpin U.S., threatened condemnation (or similar proceedings) of all or any part of the Real Property, and neither BioSpin U.S. nor any Subsidiary has assigned or sublet or granted any rights to use and occupy or created any limitations to or on its interests under any Real Property Lease to any Person, (ii) to the Knowledge of BioSpin U.S., there are no zoning, building code, occupancy restriction or other land-use regulation proceedings or any proposed change in any applicable Laws that could,

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  individually or in the aggregate, result in a Material Adverse Effect, nor has BioSpin U.S. or any Subsidiary received any notice of any special assessment proceedings affecting any Real Property, or applied for any change to the zoning or land use status of any Real Property, (iii) to the Knowledge of BioSpin U.S., there are no defects, structural or otherwise, with respect to any of the Real Property (or any improvements located thereon), which could reasonably be anticipated to have a material adverse impact on the value or utility of any such parcel of Real Property and (iv) there are no easements, Liens or other agreements (whether of record or not) affecting title to, or creating any Lien or charge upon, any of the Real Property.

        Section 4.17    Environmental.

          (a)   BioSpin U.S. and the Subsidiaries hold all Environmental Permits necessary for the ownership and lease of their properties and assets and the lawful conduct of their respective businesses as currently conducted under and pursuant to all applicable Laws; Schedule 4.17(a) sets forth a true and complete list of all such Environmental Permits. All such Environmental Permits have been legally obtained and maintained and are valid and in full force and effect. No outstanding violations are or have been recorded in respect of any such Environmental Permits. No Proceeding is pending or, to the Knowledge of BioSpin U.S., threatened, to suspend, revoke, withdraw, modify or limit any such Environmental Permit. The transactions contemplated by this U.S. SPA or any Ancillary Agreement do not give rise to the requirement of any filing, consent, approval or modification in order for each Environmental Permit to continue to be valid and in full force and effect following the Closing.

          (b)   BioSpin U.S. and the Subsidiaries comply and have complied in all respects with and are not in default under any Environmental Law applicable to BioSpin U.S. or any of its Subsidiaries or any of their respective properties or assets.

          (c)   There are no Proceedings arising under any Environmental Law pending or, to the Knowledge of BioSpin U.S., threatened that relate to (i) BioSpin U.S. or any Subsidiary or their respective assets, properties or businesses or (ii) the officers, directors, employees, stockholders or Affiliates of BioSpin U.S. (in their capacity as such). There are no outstanding judgments, writs, injunctions, orders, decrees or settlements arising under any Environmental Law that apply, in whole or in part, to BioSpin U.S. or any Subsidiary or their respective assets, properties or business.

          (d)   Except as set forth on Schedule 4.17(d), there has been no Release or threatened Release of any Hazardous Substance from, and no Hazardous Substances are present at, on or beneath, any property currently or formerly owned, leased or operated by BioSpin U.S. or any Subsidiary or, except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, at any other location, including any location at which any Hazardous Substances manufactured, used or generated by BioSpin U.S. or any Subsidiary have been stored, treated or disposed.

          (e)   (i)  "Hazardous Substances" shall mean any pollutant, contaminant, hazardous substance, hazardous waste, medical waste, special waste, toxic substance, petroleum or petroleum-derived substance, waste or additive, radioactive material, or other compound, element, material or substances in any form (including products) regulated, restricted or addressed by or under any applicable Environmental Law.

             (ii)  "Environmental Law" shall mean any Law relating to the environment, natural resources or the safety or health of human beings or other living organisms, including the manufacture, distribution in commerce, use or presence of hazardous substances.

            (iii)  "Environmental Permits" shall mean all Permits required under Environmental Laws.

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            (iv)  "Release" shall mean any release, pumping, pouring, emptying, injecting, escaping, leaching, migrating, dumping, seepage, spill, leak, flow, discharge, disposal (except orderly offsite disposal via qualified hazardous waste disposal contractors) or emission.

        Section 4.18    No Broker.    No agent, broker, investment banker, financial advisor or other firm or Person (a) has acted directly or indirectly for BioSpin U.S. in connection with this U.S. SPA or any Ancillary Agreement or the transactions contemplated hereby or thereby or (b) is or will be entitled to any broker's or finder's fee or any other commission or similar fee in connection with this U.S. SPA or any Ancillary Agreement or the transactions contemplated hereby or thereby.

        Section 4.19    Employee Benefits.

          (a)   Schedule 4.19(a) contains a list of: (i) each "employee pension benefit plan" (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and referred to herein as a "Pension Plan"), (ii) each "employee welfare benefit plan" (as defined in Section 3(1) of ERISA and referred to herein as a "Welfare Plan") and (iii) each other material plan, fund, program, arrangement or agreement (including any material employment or consulting agreement) to provide medical, health, disability, life, bonus, incentive, stock or stock-based right (option, ownership or purchase), retirement, deferred compensation, severance, change in control, salary continuation, vacation, sick leave, fringe, incentive insurance or other benefits to any current or former Employee, officer, manager or director of BioSpin U.S. or any Subsidiary (or any other individual providing non-professional services (directly or through a personal services corporation) as an independent contractor, consultant or agent to BioSpin U.S.) that is maintained, or contributed to, or required to be contributed to, by BioSpin U.S., any Subsidiary or by any third-party leasing or similar organization in respect of any Employees (each such plan, any Pension Plan and any Welfare Plan referred to herein as a "Benefit Plan").

          (b)   With respect to each Benefit Plan, BioSpin U.S. has delivered to BRKR true, complete and correct copies of: (i) such Benefit Plan (or, in the case of an unwritten Benefit Plan, a written description thereof), (ii) the three (3) most recent annual reports on Form 5500 filed with the IRS with respect to such Benefit Plan (if any such report was required), (iii) the most recent summary plan description and all subsequent summaries of material modifications for such Benefit Plan (if a summary plan description was required), (iv) each trust agreement and group annuity contract relating to such Benefit Plan, if any, (v) the most recent determination letter from the IRS with respect to such Benefit Plan, if any, and (vi) the most recent actuarial valuation with respect to such Benefit Plan, if any. Except as specifically provided in the foregoing documents delivered to BRKR, there are no amendments to any Benefit Plan that have been adopted or approved by BioSpin U.S. or any Subsidiary that are not reflected in the applicable Benefit Plan and neither BioSpin U.S. nor any Subsidiary has undertaken to or committed to make any such amendments or to establish, adopt or approve any new Benefit Plan.

          (c)   Each Benefit Plan has, in all material respects, been established, funded, maintained and administered in compliance with its terms and with the applicable provisions of ERISA, the Code and all other applicable Laws. Each Benefit Plan and any trust established pursuant thereto intended to be qualified and tax exempt under Sections 401(a) and 501(a) have been the subject of a favorable and up-to-date determination letter from the IRS, or a timely application therefor has been filed, to the effect that such Benefit Plan and trust are qualified and exempt from federal income taxes under Section 401(a) and 501(a), respectively, of the Code, and no circumstances exist and no events have occurred that could adversely affect the qualification of any Benefit Plan or the related trust.

          (d)   With respect to each Benefit Plan, there has not occurred, and no person or entity is contractually bound to enter into, any nonexempt "prohibited transaction" within the meaning of Section 4975 of the Code or Section 406 of ERISA. BioSpin U.S. does not sponsor or contribute

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  to any "multiple employer welfare arrangement" as defined in Section 3(40) of ERISA. Neither BioSpin U.S., any Subsidiary nor any ERISA Affiliate of BioSpin U.S. has maintained, contributed to or been required to contribute to (i) any plan in the past six (6) years that is subject to the provisions of Title IV of ERISA or (ii) any plan that is a "multiemployer plan" as defined in Section 3(37) of ERISA. For purposes hereof, "ERISA Affiliate" means, with respect to any entity, trade or business, any other entity, trade or business that is, or was at the relevant time, a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes or included the first entity, trade or business or that is, or was at the relevant time, a member of the same "controlled group" as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA.

          (e)   (i) Neither BioSpin U.S. nor any Subsidiary is obligated under any Welfare Plan to provide life, health, medical, death or other welfare benefits with respect to any current or former Employee (or their beneficiaries or dependents) of BioSpin U.S., any Subsidiary or their respective predecessors after termination of employment or other service, except as required under Section 4980B of the Code or Part 6 of Title I of ERISA or other applicable Law, (ii) BioSpin U.S. and each Subsidiary has complied in all material respects with the notice and continuation coverage requirements, and all other requirements, of Section 4980B of the Code and Parts 6 and 7 of Title I of ERISA, and the regulations thereunder, and any other applicable Law with respect to each Welfare Plan that is, or was during any taxable year for which the statute of limitations on the assessment of federal income taxes remains open, by consent or otherwise, a group health plan within the meaning of Section 5000(b)(1) of the Code, and (iii) no Welfare Plan that is a group health plan, which is maintained, contributed to or required to be contributed to by BioSpin U.S. or any Subsidiary, is a self-insured plan.

          (f)    Except as set forth on Schedule 4.19(f), (i) all contributions or premiums owed by BioSpin U.S. or any Subsidiary with respect to Benefit Plans under Law, contract or otherwise have been made in full and on a timely basis, (ii) all material reports, returns and similar documents required to be filed with any Governmental Authority or distributed to any plan participant have been duly and timely filed or distributed, (iii) all amounts that BioSpin U.S. or any Subsidiary is legally or contractually required to deduct from the salaries of their Employees have been duly paid into the appropriate fund or funds and (iv) there are no pending or, to the Knowledge of BioSpin U.S., threatened, material claims, lawsuits, arbitrations or audits asserted or instituted against any Benefit Plan, any fiduciary (as defined by Section 3(21) of ERISA) of any Benefit Plan, BioSpin U.S., any Subsidiary, any Employee, or administrator thereof, in connection with the existence, operation or administration of a Benefit Plan, other than routine claims for benefits.

          (g)   Neither the execution and delivery of this U.S. SPA nor the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event) (i) cause or result in the accelerated vesting, funding or delivery of, or increase the amount or value of, any material payment or benefit to any manager, officer, Employee, consultant or independent contractor of BioSpin U.S. or any Subsidiary, (ii) cause or result in the funding of any Benefit Plan or (iii) cause or result in a limitation on the right of BioSpin U.S. to amend, merge, terminate or receive a reversion of assets from any Benefit Plan or related trust. Without limiting the generality of the foregoing, no amount paid or payable by BioSpin U.S. or any Subsidiary in connection with the transactions contemplated hereby (either solely as a result thereof or as a result of such transactions in conjunction with any other event) will be an "excess parachute payment" within the meaning of Section 280G of the Code.

          (h)   Neither BioSpin U.S., any Subsidiary nor any Person acting on behalf of BioSpin U.S. or any Subsidiary has made or entered into any legally binding commitment with any current or former managers, officers, Employees, consultants or independent contractors of BioSpin U.S. or any Subsidiary to the effect that, following the date hereof, (i) any benefits or compensation

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  provided to such Persons under existing Benefit Plans or under any other plan or arrangement will be enhanced or accelerated, (ii) any new plans or arrangements providing benefits or compensation will be adopted, (iii) any Benefit Plan will be continued for any period of time or cannot be amended or terminated at any time or for any reason, (iv) any Benefit Plan or arrangement provided by BioSpin U.S. or any Subsidiary will be made available to such Persons, or (v) any trusts or other funding mechanisms will be required to be funded.

        Section 4.20    Employees.

          (a)   Schedule 4.20(a) sets forth (i) the name, title and total compensation (payable by BioSpin U.S.) of each officer, manager and director of BioSpin U.S. and the Subsidiaries and each other Employee and agent whose total compensation (so payable and including bonuses and commissions) for the year ended December 31, 2006 equaled or exceeded $150,000 or who will receive compensation (including bonuses and commissions) for the year ending December 31, 2007 equal to or in excess of $150,000, (ii) all bonuses and other incentive compensation received by such Persons since January 1, 2006 and any accrual for such bonuses and incentive compensation and (iii) all Contracts or commitments by BioSpin U.S. or any Subsidiary to increase the compensation or to modify the conditions or terms of employment or other service of any of its officers, managers, Employees, consultants and agents whose total compensation (including bonuses and commissions) exceeds $150,000 per annum.

          (b)   To the Knowledge of BioSpin U.S., except with respect to BRKR, no officer, manager or director of BioSpin U.S. or any Subsidiary or any Employee, consultant or agent of BioSpin U.S. or any Subsidiary is a party to, or is otherwise bound by, any agreement or arrangement, including any confidentiality, non-competition, or proprietary rights agreement, between such Person and any other Person that will (i) materially affect the performance by such Person of such Person's duties to BioSpin U.S. or any Subsidiary or (ii) materially affect the ability of BioSpin U.S. or any Subsidiary to conduct its business.

          (c)   No executive, key Employee or significant group of Employees has given notice to BioSpin U.S. or any Subsidiary to terminate employment or service with BioSpin U.S. or any Subsidiary during the next twelve (12) months.

        Section 4.21    Taxes and Tax Returns.    Except as provided on Schedule 4.21:

          (a)   All Tax Returns required to be filed by or with respect to BioSpin U.S. or any Subsidiary or their respective assets and operations have been timely filed. All such Tax Returns (i) were prepared in the manner required by applicable Law, (ii) are true, correct and complete in all material respects and (iii) accurately reflect the liability for Taxes of BioSpin U.S. and each Subsidiary. All Taxes due and owing by any of BioSpin U.S. and any Subsidiary on or before the date hereof (whether or not shown on any Tax Returns) have been fully paid, or have been adequately reserved for in accordance with applicable GAAP (including the recent pronouncement under FIN 48, Accounting for Uncertainty in Income Taxes) on the Financial Statements. True, correct and complete copies of all federal, state, local and foreign Tax Returns of or including BioSpin U.S. and the Subsidiaries filed in the previous five (5) years have been provided to BRKR prior to the date hereof.

          (b)   BioSpin U.S. and the Subsidiaries have timely paid, or caused to be paid, all Taxes required to be paid, whether or not shown (or required to be shown) on a Tax Return, and BioSpin U.S. and the Subsidiaries have accrued for the payment in full of all Taxes not yet due and payable on the balance sheet included in the Financial Statements for BioSpin U.S.'s fiscal year ended December 31, 2006. Since December 31, 2006, neither BioSpin U.S. nor any Subsidiary has incurred any liability for Taxes other than Taxes incurred in the Ordinary Course of Business.

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          (c)   BioSpin U.S. and the Subsidiaries have complied in all material respects with the provisions of the Code relating to the withholding and payment of Taxes, including the withholding and reporting requirements under Sections 1441 through 1464, 3101 through 3510, and 6041 through 6053 of the Code and related Treasury Regulations, have complied in all material respects with all provisions of state, local and foreign Law relating to the withholding and payment of Taxes, and have, within the time and in the manner prescribed by Law, withheld the applicable amount of Taxes required to be withheld from amounts paid to any Employee, independent contractor or other third-party and paid over to the proper Governmental Authorities all amounts required to be so paid over.

          (d)   None of the Tax Returns of or relating to BioSpin U.S. or any Subsidiary has been examined by the IRS or any state, local or foreign Taxing Authorities and no adjustment relating to any Tax Return of or including BioSpin U.S. or any Subsidiary or their respective assets or operations has been proposed or threatened formally or informally by any Taxing Authority. Neither BioSpin U.S. nor any Subsidiary has entered into a closing agreement pursuant to Section 7121 of the Code (or an analogous provision of state, local or foreign Law). There are no examinations or other administrative or court proceedings relating to Taxes in progress or pending, and there is no existing, pending or threatened claim, proposal or assessment against BioSpin U.S. or any Subsidiary or relating to their assets or operations asserting any deficiency for Taxes.

          (e)   No claim has ever been made by any Taxing Authority with respect to BioSpin U.S. or any Subsidiary in a jurisdiction where BioSpin U.S. or any Subsidiary does not file Tax Returns that BioSpin U.S. or any Subsidiary is or may be subject to taxation by that jurisdiction. There are no security interests on any of the assets of BioSpin U.S. or any Subsidiary that arose in connection with any failure (or alleged failure) to pay any Taxes and, except for liens for real and personal property Taxes that are not yet due and payable, there are no liens for any Taxes upon any assets of BioSpin U.S. or any Subsidiary.

          (f)    No extension of time with respect to any date by which a Tax Return was or is to be filed by or with respect to BioSpin U.S. or any Subsidiary is in force, and no waiver or agreement by BioSpin U.S. or any Subsidiary is in force for the extension of time for the assessment or payment of any Taxes.

          (g)   Neither BioSpin U.S. nor any of the Subsidiaries has granted a power of attorney to any Person with respect to any Taxes.

          (h)   Neither BioSpin U.S. nor any Subsidiary is, or is a party to, and neither BioSpin U.S. nor any Subsidiary owns an interest in, a joint venture, partnership or other arrangement or contract that could be treated as a partnership for federal income tax purposes. Neither BioSpin U.S. nor any Subsidiary owns any membership or other equity interest, or any other interest, in any other Person.

          (i)    There are no outstanding options, warrants, securities convertible into stock or other contractual obligations that might be treated for federal income tax purposes as stock or another equity interest in BioSpin U.S. or any Subsidiary.

          (j)    Neither BioSpin U.S. nor any Subsidiary is a party to any contract, agreement, plan or arrangement relating to allocating or sharing the payment of, indemnity for, or liability for, Taxes.

          (k)   BioSpin U.S. is not, and has not been, a "United States real property holding corporation" within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

          (l)    Neither BioSpin U.S. nor any Subsidiary has participated in any "reportable transaction" within the meaning of Treasury Regulation Section 1.6011-4.

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          (m)  At all times during its existence, BioSpin U.S. has been a C corporation for federal income tax purposes and neither BioSpin U.S. nor any of the Subsidiaries has been includible with any other entity in any consolidated, combined, unitary or similar return for any Tax period for which the statute of limitations has not expired (other than any such return with respect to which BioSpin U.S. was the common parent).

          (n)   Neither BioSpin U.S. nor any Subsidiary has constituted either a "distributing corporation" or a "controlled corporation" in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (x) in the two (2) years prior to the date of this U.S. SPA or (y) in a distribution which could otherwise constitute part of a "plan" or "series of related transactions" (within the meaning of Section 355(e) of the Code) in conjunction with the transactions contemplated by this U.S. SPA.

          (o)   Neither BioSpin U.S. nor any Subsidiary has ever participated in an international boycott within the meaning of Section 999 of the Code.

          (p)   BioSpin U.S. and the Subsidiaries have, in all material respects, properly and in a timely manner documented their transfer pricing methodology in compliance with Sections 482 and 6662 (and any related sections) of the Code, the related Treasury Regulations, and any comparable provisions of state, local or foreign Tax Law or regulation.

          (q)   Neither BioSpin U.S. nor any Subsidiary will be required to include any item of income, or exclude any item of deduction, from taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of: (i) an installment sale or open transaction disposition on or before the Closing Date, (ii) any change in method of accounting for a taxable period ending on or before the Closing Date, or (iii) any intercompany transaction or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any comparable provision of state, local or foreign Tax law).

          (r)   Neither BioSpin U.S. nor any Subsidiary would be required to include any amount in income under Section 951 or 956 or other "foreign" provisions of the Code with respect to its foreign Subsidiaries were their taxable year deemed to close on the Closing Date.

          (s)   Neither BioSpin U.S. nor any Subsidiary is subject to any gain recognition agreement under Section 367 of the Code.

          (t)    BioSpin U.S. does not have an "overall foreign loss" (within the meaning of Section 904(f) of the Code).

        Section 4.22    Proprietary Rights.

          (a)   (i) Except as set forth on Schedule 4.22(a), BioSpin U.S. or a Subsidiary is the sole owner of, free and clear of any Lien (other than Permitted Liens), or has a valid license to (without the payment of any royalty, except with respect to off-the-shelf software licensed on commercially reasonable terms), all U.S. and non-U.S. trademarks, service marks, logos, designs, trade names, internet domain names and corporate names, and the goodwill of the business connected with and symbolized by the foregoing, patents, registered designs, copyrights, computer software (including all information systems, data files and databases, source and object codes, user interfaces, manuals and other specifications and documentation related thereto and all intellectual property and proprietary rights incorporated therein), web sites and web pages and related items (and all intellectual property and proprietary rights incorporated therein) and all trade secrets, research and development, formulae and know-how ("Trade Secrets") and all other proprietary and intellectual property rights and information, including all grants, registrations and applications relating to any of the foregoing (all of the foregoing to be collectively referred to as the "Proprietary Rights") used or held for use in, or necessary for the conduct of the business of

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  BioSpin U.S. or the businesses of the Subsidiaries (such Proprietary Rights owned by or licensed to BioSpin U.S. or the Subsidiaries, collectively, the "BioSpin U.S. Proprietary Rights"), (ii) the rights of BioSpin U.S. and the Subsidiaries in BioSpin U.S. Proprietary Rights are valid and enforceable, (iii) neither BioSpin U.S. nor any Subsidiary has received any demand, claim, notice or inquiry from any Person in respect of BioSpin U.S. Proprietary Rights which challenges, threatens to challenge or inquires as to whether there is any basis to challenge, the validity or enforceability of, or the rights of BioSpin U.S. or any Subsidiary in, any of BioSpin U.S. Proprietary Rights, and neither BioSpin U.S. nor any Subsidiary has Knowledge of any facts which could form a reasonable basis for any such demand, claim, notice or inquiry, (iv) no act has been done or omitted to be done by BioSpin U.S. or any Subsidiary, or any licensee thereof, which has had or could have the effect of impairing or dedicating to the public, or entitling any U.S. or foreign governmental authority or any other Person to invalidate, render unenforceable or unpatentable, preclude issuance of, cancel, forfeit, modify or consider abandoned, any material BioSpin U.S. Proprietary Rights owned by BioSpin U.S. or a Subsidiary (the "Owned Proprietary Rights"), or give any Person any rights with respect thereto (except pursuant to an agreement listed on Schedule 4.22(b)), (v) all necessary registration, maintenance and renewal fees in respect of the Owned Proprietary Rights have been paid and all necessary documents and certificates have been filed with the relevant Governmental Authority for the purpose of maintaining such Owned Proprietary Rights, (vi) to the Knowledge of BioSpin U.S. and its Subsidiaries, the respective businesses of BioSpin U.S. and the Subsidiaries as currently or in the past operated do not violate or infringe, and have not violated or infringed, any Proprietary Rights of any other Person, (vii) to the Knowledge of BioSpin U.S. and its Subsidiaries, no Person is violating or infringing any of BioSpin U.S. Proprietary Rights, (viii) BioSpin U.S. and the Subsidiaries have obtained from all individuals who participated (as Employees, consultants, employees of consultants or otherwise) in any respect in the invention, development or authorship of any of the Owned Proprietary Rights effective waivers of any and all ownership rights of such individuals in such Proprietary Rights, and/or assignments to BioSpin U.S. or the Subsidiaries, as the case may be, of all rights with respect thereto, and (ix) neither BioSpin U.S. nor the Subsidiaries have divulged, furnished to or made accessible to any Person, any Trade Secrets without prior thereto having obtained an enforceable agreement of confidentiality from such Person.

          (b)   Schedule 4.22(b) contains a complete and accurate list of the material BioSpin U.S. Proprietary Rights (other than Trade Secrets) and all licenses and other agreements relating thereto.

        Section 4.23    Information Technology.

          (a)   Except as set forth on Schedule 4.23(a), the material BioSpin U.S. IT Systems have been properly maintained by technically competent personnel in accordance with standards set by the manufacturers for proper operation, monitoring and use. The material BioSpin U.S. IT Systems are in good working condition to effectively perform all information technology operations necessary for the conduct of its business as now conducted or as contemplated to be conducted. Neither BioSpin U.S. nor any Subsidiary has experienced within the past twelve (12) months any material disruption to, or material interruption in, its conduct of its business attributable to a defect, bug, breakdown or other failure or deficiency on the part of BioSpin U.S. IT Systems.

          (b)   Except for scheduled or routine maintenance which would not reasonably be expected to cause any material disruption to, or material interruption in, the conduct of the business, BioSpin U.S. IT Systems are available for use during normal working hours and other times when required to be available. BioSpin U.S. and the Subsidiaries have taken commercially reasonable steps to provide for the backup and recovery of the data and information critical to the conduct of the business (including such data and information that is stored on magnetic or optical media in the

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  ordinary course) without material disruption to, or material interruption in, the conduct of the business.

          (c)   BioSpin U.S. and Subsidiaries have taken commercially reasonable actions, consistent with standards in the business, with respect to BioSpin U.S. IT Systems to detect and prevent the disclosure to unauthorized persons of, and keep secure, any and all confidential information, trade secrets, or other proprietary information stored on BioSpin U.S. IT Systems including the designs, policies, processes and procedures relating to the composition and structure of BioSpin U.S. IT Systems.

        Section 4.24    Guarantees.    Neither BioSpin U.S. nor any Subsidiary is a guarantor or otherwise responsible for any liability or obligation (including indebtedness) of any Person.

        Section 4.25    Bank Accounts.    Schedule 4.25 contains a true and complete list of (a) the names and locations of all banks, trust companies, securities brokers and other financial institutions at which (i) BioSpin U.S. or any Significant Subsidiary has an account or safe deposit box or maintains a banking, custodial, trading or other similar relationship or (ii) any other Subsidiary has an account or safe deposit box or maintains a banking, custodial, trading or other similar relationship which is material to BioSpin U.S. and the Subsidiaries taken as a whole, (b) a true and complete list and description of each such account, box and relationship and (c) the name of every Person authorized to draw thereon or having access thereto.

        Section 4.26    Foreign Corrupt Practices and International Trade Sanctions.    To the Knowledge of Sellers and BioSpin U.S., neither BioSpin U.S., any Subsidiary nor any of their respective directors, officers, agents, employees or any other Persons acting on their behalf has, in connection with the operation of the business of BioSpin U.S. or any Subsidiary, (a) used any corporate or other funds for unlawful contributions, payments, gifts or entertainment, or made any unlawful expenditures relating to political activity to government officials, candidates or members of political parties or organizations, or established or maintained any unlawful or unrecorded funds in violation of applicable Laws, (b) paid, accepted or received any unlawful contributions, payments, expenditures or gifts or (c) violated or operated in noncompliance with any applicable export restrictions, anti-boycott regulations, embargo regulations or other applicable Laws.

        Section 4.27    Inventory.    The inventories shown on the Financial Statements, net of inventory reserves reflected thereon, for the period ended December 31, 2006 or acquired after December 31, 2006, were acquired and maintained in the Ordinary Course of Business, are of good and merchantable quality, and consist of items of a quantity and quality usable or salable in the Ordinary Course of Business.

        Section 4.28    Deposits.    No deposit received by a Subject Company prior to the Closing Date on a purchase made by a customer from a Subject Company (a "Deposit") shall be required to be returned or refunded to such customer or otherwise be subject to any adjustment in favor of such customer (each such return, refund or adjustment, a "Refund"), in each case other than (a) aggregate Refunds to the extent the aggregate sum of which is less than $1,000,000 or (b) any Refund granted pursuant to a renegotiation between the parties to the Contract pursuant to which the Deposit subject to such Refund was initially made that is (i) in an amount less than $500,000 and deemed by the Chief Financial Officer of BRKR to be neutral or beneficial to such Subject Company or (ii) in an amount of $500,000 or more and deemed by the Special Committee or the Audit Committee to be neutral or beneficial to such Subject Company or (iii) in an amount less than $50,000 (which Refunds shall be deemed to be in the Ordinary Course of Business).

        Section 4.29    No Misleading Statements.    The representations and warranties made by Sellers and BioSpin U.S. in this U.S. SPA, including in the exhibits and schedules hereto, do not include any untrue

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statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF BRKR

        BRKR represents and warrants to Sellers as of the date hereof and as of the Closing Date or, if a representation or warranty is made as of a specified date, as of such date, as follows:

        Section 5.1    Organization of BRKR; Authority.    BRKR is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all necessary corporate power and authority to own, lease, operate and otherwise hold its properties and assets and to carry on its business as presently conducted. BRKR is duly qualified or licensed to do business as a foreign corporation and is in good standing in every jurisdiction in which the nature of the business conducted by it or the assets or properties owned or leased by it requires qualification, except where the failure to be so qualified, licensed or in good standing could not, individually or in the aggregate, be reasonably likely to have a material adverse effect on the ability of BRKR to consummate the transactions contemplated by this U.S. SPA or, as of the Closing Date, any Ancillary Agreement to which it is a party.

        Section 5.2    Authorization; Enforceability.

          (a)   The execution and delivery by BRKR of this U.S. SPA and, as of the Closing Date, the Ancillary Agreements to which it is a party, the performance of its obligations hereunder and thereunder and the consummation by BRKR of the transactions contemplated hereby and thereby, have been duly and validly authorized and approved by all requisite action on the part of BRKR (subject to the approval of the holders of a majority of the outstanding shares of BRKR Stock and a majority of the outstanding shares of BRKR Stock not held by Sellers and their Affiliates and present and voting at the meeting) and no other action by BRKR is necessary to authorize the transactions contemplated hereby or thereby or to consummate such transactions.

          (b)   This U.S. SPA and, as of the Closing Date, the Ancillary Agreements to which BRKR is a party have been duly executed and delivered by BRKR, and (assuming the due authorization, execution and delivery of this U.S. SPA by Sellers) this U.S. SPA and, as of the Closing Date, each such Ancillary Agreement constitutes a valid and binding obligation of BRKR, enforceable against BRKR in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors' rights generally and subject, as to enforceability, to general principles of equity.

        Section 5.3    No Conflict.    The execution and delivery by BRKR of this U.S. SPA and, as of the Closing Date, the Ancillary Agreements to which it is a party and the consummation by BRKR of the transactions contemplated hereby and thereby, assuming all required filings, consents, approvals authorizations and notices set forth on Schedule 5.3 have been made, given or obtained, do not and shall not:

          (a)   violate or conflict with any Organizational Document of BRKR;

          (b)   violate or conflict with, in any material respect, any Law applicable to Buyer or any of its assets, properties or businesses or require any filing with, consent, approval or authorization of, or notice to, any Governmental Authority; or

          (c)   (i) conflict with, result in any breach of, constitute a default (or event which after notice or lapse of time or both, would become a default) under, or require any consent under any Contract, to which BRKR is a party or by which BRKR may be bound, (ii) result in the termination of any such Contract, (iii) result in the creation of any Lien (other than Permitted

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  Liens) upon any of the properties or assets of BRKR or (iv) constitute an event which, after notice or lapse of time or both, would result in any such breach, termination or creation of a Lien upon any of the properties or assets of Buyer;

except in the case of clause (c) above, as would not reasonably be expected to have a material adverse effect on BRKR or the ability of BRKR to enter into and perform its obligations under, and to consummate the transactions contemplated by, this U.S. SPA.

        Section 5.4    No Broker.    No agent, broker, investment banker, financial advisor or other firm or Person, other than Bear, Stearns & Co. Inc., the fees of which will be paid by BRKR, (a) has acted directly or indirectly for BRKR in connection with this U.S. SPA or any Ancillary Agreement or the transactions contemplated hereby or thereby or (b) is or will be entitled to any broker's or finder's fee or any other commission or similar fee in connection with this U.S. SPA or any Ancillary Agreement or the transactions contemplated hereby or thereby.

        Section 5.5    Investment Representation.    BRKR is acquiring the Shares for investment purposes only, and not with a view to, or for offer or sale in connection with, any resale or distribution thereof or any transaction which would be in violation of all applicable Laws, including U.S. federal securities laws.

        Section 5.6    Accredited Investor.    BRKR (a) is an "accredited investor" as such term is defined in Rule 501(a) under the Securities Act of 1933, as amended, and (b) has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of an investment in the Shares.

ARTICLE VI

COVENANTS

        Section 6.1    Operation of BioSpin U.S. Pending the Closing.    BioSpin U.S. covenants and agrees that BioSpin U.S. and the Subsidiaries will not (and BioSpin U.S. shall cause the Subsidiaries not to), and Sellers covenant and agree to cause BioSpin U.S. and the Subsidiaries not to, take any action with the purpose of causing any of the conditions to BRKR's obligations set forth in Article VII to not be satisfied. Except with the prior written consent of BRKR, during the period from the date of this U.S. SPA to the Closing, the businesses of BioSpin U.S. and the Subsidiaries shall be conducted in the Ordinary Course of Business and BioSpin U.S. covenants and agrees, and Sellers agree to cause BioSpin U.S., to use all commercially reasonable efforts consistent therewith to preserve intact BioSpin U.S.'s material properties, assets and business organizations (including those of its Subsidiaries). Except to the extent necessary to consummate the transactions contemplated by this U.S. SPA, without limiting the generality of the foregoing, and except as otherwise provided in this U.S. SPA, BioSpin U.S. shall not and will not permit the Subsidiaries to, and Sellers shall cause BioSpin U.S. and the Subsidiaries not to, without the prior written consent of BRKR:

          (a)   amend any of its Organizational Documents;

          (b)   liquidate, dissolve, recapitalize or otherwise wind up its business;

          (c)   make any distribution or declare, pay or set aside any dividend in cash or property with respect to, or split, combine, redeem, reclassify, purchase or otherwise acquire, directly or indirectly, any equity interests or shares of capital stock of, or other equity or voting interest in, BioSpin U.S. or any Subsidiary, or make any other changes in the capital structure of BioSpin U.S. or any Subsidiary;

          (d)   authorize for issuance, issue, sell, deliver or agree or commit to issue, sell or deliver (i) any equity interest or capital stock of BioSpin U.S. or any Subsidiary, (ii) any equity rights in

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  respect of, security convertible into, exchangeable for or evidencing the right to subscribe for or acquire either (x) any equity interest or shares of capital stock of BioSpin U.S. or any Subsidiary or (y) any securities convertible into, exchangeable for, or evidencing the right to subscribe for or acquire any shares of the capital stock of, or other equity or voting interest in, BioSpin U.S. or any Subsidiary, (iii) any instruments of indebtedness (other than in the Ordinary Course of Business) or (iv) any derivative instruments (other than in the Ordinary Course of Business);

          (e)   other than in the Ordinary Course of Business, acquire or dispose of, whether by purchase, merger, consolidation or sale, lease, pledge or other encumbrance of stock or assets or otherwise, any interest in any (i) corporation, partnership or other Person or (ii) assets comprising a business or any other property or assets, in a single transaction or in a series of transactions;

          (f)    other than in the Ordinary Course of Business, sell, assign, pledge, dispose of, transfer, lease, license, guarantee or encumber, or authorize the sale, pledge, disposition, transfer, lease, license, guarantee or encumbrance of, any amount of property or assets;

          (g)   other than in the Ordinary Course of Business, lease, sell, assign, license, transfer or otherwise dispose of, mortgage, pledge or encumber, any real property, or amend, terminate, modify or renew any real property lease;

          (h)   incur any indebtedness or issue any debt securities or assume, guarantee or endorse the obligations of any other Person in excess of $600,000 in the aggregate;

          (i)    cancel any third-party indebtedness owed to BioSpin U.S.;

          (j)    (i) increase in any manner the rate or terms of compensation or benefits of any of its directors, managers, officers, Employees, consultants, agents, independent contractors or other individual service providers (including the grant of any stock options or any other award), except (A) as may be required under existing employment agreements or (B) annual wage increases granted in the Ordinary Course of Business, (ii) hire any new Employees except in the Ordinary Course of Business with respect to Employees with an annual base and incentive compensation opportunity not to exceed $150,000, (iii) pay or agree to pay any pension, retirement allowance or other employee benefit not required or permitted by any existing Benefit Plan or other agreement or arrangement to any such director, manager, officer, Employee, consultant, agent, independent contractor or other individual service provider, whether past or present, (iv) enter into or amend any employment, bonus, severance or retirement contract, except for agreements for newly hired Employees in the Ordinary Course of Business with an annual base and incentive compensation opportunity not to exceed $150,000, or (v) except as required to ensure that any Benefit Plan is not then out of compliance with applicable Law, enter into or adopt any new, or increase benefits under or renew or amend any existing, Benefit Plan or benefit arrangement or any collective bargaining agreement;

          (k)   make any distributions, loans, advances or capital contributions (other than advances for travel and other normal business expenses to officers and Employees), except in the Ordinary Course of Business;

          (l)    commit to make any capital expenditure or fail to make capital expenditures consistent with past practice;

          (m)  fail to maintain all its assets in good repair and condition, except to the extent of wear or use in the Ordinary Course of Business or damage by fire or other unavoidable casualty;

          (n)   except as may be required as a result of a change in applicable Law or GAAP, make, revoke or change any Tax election or change any Tax accounting method, settle or compromise any Tax liability, or waive or consent to the extension of any statute of limitations for the assessment and collection of any Tax;

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          (o)   except as may be required as a result of a change in applicable Law or GAAP, change any accounting principles or practices used by BioSpin U.S. or any Subsidiary;

          (p)   other than in the Ordinary Course of Business, institute, settle or dismiss any action, claim, demand, lawsuit, proceeding, arbitration or grievance by or before any court, arbitrator or governmental or regulatory body threatened against, relating to or involving BioSpin U.S. or any Subsidiary in connection with any business, asset or property of BioSpin U.S. or any Subsidiary;

          (q)   enter into any BioSpin U.S. Contracts or Contracts (in each case other than any Contracts having only Subject Companies as parties and other than Contracts covered by Section 6.1(g)) (i) having a term in excess of twelve (12) months or (ii) involving the payment, or provision of goods or services, in excess of $500,000 on an individual or aggregate basis, except for the acceptance of customer purchase orders in the Ordinary Course of Business with terms up to twenty-four (24) months and individual amounts up to $5,000,000;

          (r)   either fail to pay the accounts payable or other liabilities of BioSpin U.S. or any Subsidiary, or fail to collect the accounts receivable or other indebtedness owed to BioSpin U.S. or any Subsidiary;

          (s)   enter into, or renew, amend or otherwise modify or extend, any Contracts relating to derivative or hedging transactions or similar transactions, including currency derivative or hedging Contracts or transactions; or

          (t)    agree in writing to take any of the foregoing actions.

        Section 6.2    Access.    BioSpin U.S. shall, and shall cause the Subsidiaries to, and Sellers shall cause BioSpin U.S. and the Subsidiaries to, afford to officers, employees, accountants, counsel and other representatives ("Representatives") of BRKR reasonable access to all of the assets, properties, personnel, books and records of BioSpin U.S. and the Subsidiaries.

        Section 6.3    Notification.

          (a)   BioSpin U.S. shall, and shall cause the Subsidiaries to, and Sellers shall cause BioSpin U.S. and the Subsidiaries to, promptly notify BRKR, and BRKR shall promptly notify Sellers, of any Proceeding pending or, to their Knowledge, threatened against BioSpin U.S., BRKR or Sellers as the case may be, which challenges the transactions contemplated by this U.S. SPA or any Ancillary Agreement.

          (b)   Sellers shall provide prompt written notice to BRKR of any change in any of the information contained in the representations and warranties made by Sellers in Article III or Article IV or any exhibits or schedules referred to herein or attached hereto and shall promptly furnish any information which BRKR may reasonably request in relation to such change; provided, that such notice shall not operate in any way to modify or cure any breach of the representations and warranties made by Sellers in Article III or Article IV or any exhibits or schedules referred to herein or attached hereto.

          (c)   BioSpin U.S. shall and shall cause the Subsidiaries to, and Sellers shall cause BioSpin U.S. and the Subsidiaries to, provide prompt written notice to BRKR of any change in any of the information contained in the representations and warranties made by BioSpin U.S. in Article IV or any exhibits or schedules referred to herein or attached hereto and shall promptly furnish any information which BRKR may reasonably request in relation to such change; provided, that such notice shall not operate in any way to modify or cure any breach of the representations and warranties made by BioSpin U.S. in Article IV or any exhibits or schedules referred to herein or attached hereto.

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        Section 6.4    No Inconsistent Action.    Neither BioSpin U.S., BRKR nor Sellers will take any action which is inconsistent with their respective obligations under this U.S. SPA.

        Section 6.5    Reasonable Best Efforts.

          (a)   Upon the terms and subject to the conditions of this U.S. SPA, each of the Parties shall use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws to consummate and make effective the transactions contemplated by this U.S. SPA and the Ancillary Agreements as promptly as practicable, including (i) the prompt preparation and filing of all forms, registrations and notices required to be filed to consummate the transactions contemplated by this U.S. SPA and the Ancillary Agreements and the taking of such commercially reasonable actions as are necessary to obtain any requisite approvals, consents, orders, exemptions or waivers by any Governmental Authority or any other Person and (ii) using reasonable best efforts to cause the satisfaction of all conditions to Closing; provided, however, that nothing in this Section 6.5 shall require or be construed to require BRKR or any Affiliate of BRKR to offer or agree to (x) enter into any agreements, including agreements to sell, license or otherwise dispose of, or hold separate or otherwise divest itself of, all or any portion of BRKR's or any Affiliate of BRKR's businesses or assets or any portion of the businesses or assets of its Subsidiaries or any portion of the businesses or assets of BioSpin U.S. or its Subsidiaries, (y) to conduct its, its Subsidiaries' or any of their respective Affiliates' businesses in a specified manner or (z) provide any compensation, benefits or other consideration to BioSpin U.S.'s Employees.

          (b)   Each Party shall promptly consult with the other Parties with respect to, provide any necessary information with respect to and provide each other Party (or its counsel) copies of, all filings made by such Party with any Governmental Authority or any other Person or any other information supplied by such Party to a Governmental Authority, lenders of the credit facility to be used by BRKR or any other Person in connection with this U.S. SPA and the transactions contemplated hereby.

          (c)   Each Party shall promptly inform the other Party of any communication from any Governmental Authority regarding any of the transactions contemplated by this U.S. SPA and the Ancillary Agreements. If any Party or Affiliate thereof receives a request for additional information or documentary material from any such Governmental Authority with respect to the transactions contemplated by this U.S. SPA, then such Party will endeavor in good faith to make, or cause to be made, as soon as reasonably practicable and after consultation with the other Party, an appropriate response in compliance with such request.

        Section 6.6    Further Assurances.    From time to time after the Closing, without additional consideration, each Party will (or, if appropriate, cause its Affiliates to) execute and deliver such further instruments and take such other action as may be necessary or reasonably requested by each of the other Parties to make effective the transactions contemplated by this U.S. SPA and to provide each other Party with the intended benefits of this U.S. SPA. Without limiting the foregoing, upon reasonable request of BRKR, each of Sellers and BioSpin U.S. shall, or shall cause their respective Affiliates to, as applicable, execute, acknowledge and deliver all such further assurances, deeds, assignments, consequences, powers of attorney and other instruments and paper as may be required to sell, transfer, assign, convey and deliver to BRKR all right, title and interest in, to and under the Shares.

        Section 6.7    No Solicitation.

          (a)   BioSpin U.S. shall, and shall cause the Subsidiaries to, and Sellers shall, and shall cause BioSpin U.S. and the Subsidiaries to, and each of the foregoing shall cause each of its officers, managers, employees, subsidiaries, Affiliates, agents and other representatives to, immediately

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  cease any existing discussions or negotiations with respect to any Alternative Proposal and will not, and shall cause such Persons not to, directly or indirectly, encourage, solicit, participate in, initiate or facilitate discussions or negotiations with, or provide any information to, any corporation, partnership, Person or other entity or group (other than BRKR or its managers, officers, employees, subsidiaries, agents or other Affiliates) concerning any Alternative Proposal. Sellers and BioSpin U.S. shall immediately communicate to BRKR any such inquiries or proposals regarding an Alternative Proposal, including the terms thereof.

          (b)   "Alternative Proposal" shall mean any of the following involving BioSpin U.S. or any of its Subsidiaries (other than the Transactions expressly contemplated by this U.S. SPA, the Swiss Merger Agreement and the German SPA): any inquiry or proposal relating to a sale of stock, any merger, consolidation, share exchange, business combination, transfer of membership interests, partnership, joint venture, disposition of assets (or any interest therein) or other similar transaction.

        Section 6.8    Tax Matters.

          (a)   All transfer, documentary, sales, use, registration and other such Taxes (including all applicable German and other real estate transfer Taxes and stock transfer Taxes) incurred in connection with this U.S. SPA and the transactions contemplated hereby shall be paid by BRKR. Each Party shall cooperate to the extent necessary in the timely making of all filings, returns, reports and forms as may be required in connection therewith.

          (b)   All contracts, agreements or arrangements under which BioSpin U.S. or any Subsidiary may at any time have an obligation to indemnify for or share the payment of or liability for any portion of a Tax (or any amount calculated with reference to any portion of a Tax) shall be terminated with respect to BioSpin U.S. or any such Subsidiary, as applicable, as of the Closing Date, and BioSpin U.S. or such Subsidiary, as applicable, shall thereafter be released from any liability thereunder.

          (c)   BioSpin U.S., BRKR and Sellers shall, and shall each cause their Affiliates to, provide to the other cooperation and information, as and to the extent reasonably requested, in connection with the filing of any Tax Return or in conducting any audit, litigation or other proceeding with respect to Taxes.

          (d)   Immediately prior to the Closing, BioSpin U.S. shall deliver to BRKR a certification that stock in BioSpin U.S. is not a U.S. real property interest because BioSpin U.S. is not, and has not been, a "United States real property holding corporation" within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code. Such certification shall be in accordance with Treasury Regulation Section 1.1445-2(c)(3)(i). BioSpin U.S. shall timely deliver to the IRS the notification required under Treasury Regulation Section 1.897-2(h)(2).

        Section 6.9    Release.    In consideration for payment of the Purchase Price, as of and following the Closing Date, each Seller (on its own behalf and on behalf of each of its Affiliates) knowingly, voluntarily and unconditionally releases, forever discharges, and covenants not to sue BRKR and its Subsidiaries and their respective predecessors, successors, parents, Subsidiaries and other Affiliates, and all of their respective current and former officers, directors, managers, employees, agents, attorneys and representatives from and for any and all claims, causes of action, demands, suits, debts, obligations, liabilities, damages, losses, costs, and expenses (including attorneys' fees) of every kind or nature whatsoever, known or unknown, actual or potential, suspected or unsuspected, fixed or contingent, that any Seller or its respective Affiliates, as applicable, has or may have, now or in the future, arising out of, relating to, or resulting from any act of commission or omission, errors, negligence, strict liability, breach of contract, tort, violations of law, matter or cause whatsoever from the beginning of time to the

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Closing Date, with respect to, arising out of, or in connection with BioSpin U.S. or the Subsidiaries; provided, however, that such release shall not cover: (a) any claims arising under this U.S. SPA, including the schedules and exhibits attached hereto, or the agreements or documents executed and/or delivered in connection herewith, but excluding claims of a breach of fiduciary duties by any Sellers or BioSpin U.S. in connection with the transactions contemplated by this U.S. SPA or (b) any claims against BioSpin U.S. or a Subsidiary in its capacity as a current or former director, manager, officer or employee of BioSpin U.S. or a Subsidiary for indemnification under the Organizational Documents of BioSpin U.S. or such Subsidiary, as such documents are in effect immediately prior to the Closing Date.

        Section 6.10    Voting Agreement.    To the extent applicable, each Seller covenants and agrees to vote in her/his capacity as a holder of shares of BRKR Stock, all of the shares of BRKR Stock owned by such Seller in favor of the transactions contemplated by this U.S. SPA.

        Section 6.11    Non-competition and Non-solicitation.    From the Closing and for a period of five (5) years thereafter, Sellers will not, and will cause their Affiliates not to, directly or indirectly, except on behalf of BRKR or its Affiliates:

          (a)   engage in, hold an interest in, own, manage, operate, control, direct, be connected with as a stockholder (other than as a holder of less than one percent (1%) of a publicly traded security), joint venturer, partner, consultant or employee, or otherwise engage or participate in, provide services to or be connected in any manner with or assist in any way any entity, person or business that engages in a business involving the design, manufacture or distribution of (i) life science, process control and analytical research tools based on nuclear magnetic resonance ("NMR"), electron paramagnetic resonance ("EPR"), research magnetic resonance imaging ("MRI"), superconducting magnets and wires for NMR, EPR or research MRI, (ii) cryogenic RF coil technologies for NMR, EPR or research MRI or (iii) other specialty power supply technologies (together, the "BioSpin Technologies"); provided, that such restriction shall not prohibit any Seller from accepting employment with another company that utilizes the BioSpin Technologies so long as such Seller does not directly manage the BioSpin Technologies operations of such company or such BioSpin Technologies operations account for less than ten percent (10%) of the overall revenues of such company; or

          (b)   solicit for employment or hire any employee of BioSpin U.S. or any of its Subsidiaries without the prior written consent of BRKR. This provision shall not apply to any employee of BioSpin U.S. who replies or responds to a general solicitation or advertisement for employment by a Seller or on a Seller's behalf or to solicitations of employees of BioSpin U.S. twelve months after such employee's employment has been terminated by BioSpin U.S.

ARTICLE VII

CLOSING CONDITIONS

        Section 7.1    Conditions to Each Party's Obligations.    The respective obligation of each Party to effect the transactions contemplated by this U.S. SPA is subject to the satisfaction, on or prior to the Closing Date, of the following conditions, which may be waived by BRKR or Sellers:

          (a)   The waiting periods (i) under the HSR Act applicable to the consummation of the Transactions shall have expired or been terminated and all necessary Consents of any Governmental Authority required for consummation of the Transactions shall have been obtained and (ii) applicable to the consummation of the Transactions and instituted by the European Commission and/or the European Union member states' agencies shall have expired or been terminated and all requisite approvals, waiting or suspensory periods (and any extensions thereof), waivers, permits, consents, reviews, sanctions, orders, rulings, decisions, declarations, certificates

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  and exemptions required for the consummation of the Transactions under any corresponding requirements of the European Union member states or competition regulatory authorities in other jurisdictions shall have been obtained; and

          (b)   There shall not be in effect any Law of any Governmental Authority of competent jurisdiction restraining, enjoining or otherwise preventing the consummation of the transactions contemplated by this U.S. SPA or any of the Ancillary Agreements.

        Section 7.2    Conditions Precedent to Obligations of BRKR.    The obligation of BRKR to effect the transactions contemplated by this U.S. SPA is subject to the satisfaction or waiver of the following conditions:

          (a)   The representations and warranties of Sellers in this U.S. SPA that are qualified as to materiality shall be true and correct in all respects and the representations and warranties of Sellers that are not qualified as to materiality shall be true and correct in all material respects, in each case, as of the date hereof and at and as of the Closing with the same effect as though such representations and warranties had been made at and as of such time, other than representations and warranties that speak as of another specific date or time prior to the date hereof (which need only be true and correct as of such date or time);

          (b)   All of the terms, covenants and conditions to be complied with and performed by Sellers on or prior to the Closing Date shall have been complied with or performed in all material respects;

          (c)   BRKR shall have received certificates of Sellers, dated as of the Closing Date, certifying in such detail as BRKR may reasonably request that the conditions specified in Sections 7.2(a) and 7.2(b) have been fulfilled;

          (d)   No action, suit or proceeding shall be pending or threatened by or before any Governmental Authority or pending or threatened by any other Person to enjoin, restrain, prohibit or obtain damages in respect of any of the transactions contemplated by this U.S. SPA or any Ancillary Agreement, or which would be reasonably likely to prevent or make illegal the consummation of any transactions contemplated by this U.S. SPA or any Ancillary Agreement;

          (e)   BioSpin U.S. shall have furnished to BRKR a certification in accordance with Treasury Regulation Section 1.1445-2(c) and in the form provided in Treasury Regulation Section 1.897-2(h)(2), in a customary and standard form;

          (f)    There shall not have occurred since the date hereof any events that have had, or are, individually or in the aggregate, reasonably likely to have a Material Adverse Effect;

          (g)   BRKR shall have received evidence, reasonably satisfactory to BRKR, of receipt of all requisite third-party and governmental Consents, including those set forth on Schedule 4.5(c);

          (h)   BRKR shall have obtained financing by reputable lenders at reasonable market interest rates and terms and conditions as determined by the Special Committee in sufficient amounts to complete the Transactions, and all funds to be received by BRKR pursuant to such financing arrangements shall be available pursuant to the terms thereof and all funds contemplated to be received at the Closing Date to fund the Transactions shall have been received or will be made available during the Closing;

          (i)    The Contracts listed on Schedule 7.2(i) shall have been amended in a manner reasonably acceptable to the Special Committee;

          (j)    The approval of the transactions contemplated by this U.S. SPA by the holders of shares of BRKR Stock who are unaffiliated with Sellers representing at least a majority of the total votes cast by such holders at a duly held meeting of the BRKR stockholders;

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          (k)   The approval of the transactions contemplated by this U.S. SPA by the holders of shares of BRKR Stock representing at least a majority of the total votes cast at a duly held meeting of the BRKR stockholders; and

          (l)    All conditions precedent contained in the Swiss Merger Agreement, the German SPA and the Ancillary Agreements (other than any conditions stating that the U.S. Closing shall have occurred) have been satisfied or waived by the parties thereto.

        Section 7.3    Conditions Precedent to Obligations of Sellers.    The obligation of Sellers to effect the transactions contemplated by this U.S. SPA are subject to the satisfaction or waiver of the following conditions:

          (a)   The representations and warranties of BRKR in this U.S. SPA that are qualified as to materiality shall be true and correct in all respects and the representations and warranties of BRKR that are not qualified as to materiality shall be true and correct in all material respects, in each case, as of the date hereof and at and as of the Closing with the same effect as though such representations and warranties had been made at and as of such time, other than representations and warranties that speak as of another specific date or time prior to the date hereof (which need only be true and correct as of such date or time);

          (b)   All of the terms, covenants and conditions to be complied with and performed by BRKR on or prior to the Closing Date shall have been complied with or performed in all material respects;

          (c)   Sellers shall have received a certificate, dated as of the Closing Date, executed on behalf of BRKR by an authorized executive officer thereof, certifying in such detail as Sellers may reasonably request that the conditions specified in Section 7.3(a) and Section 7.3(b) have been fulfilled;

          (d)   BRKR shall have delivered the Purchase Price in accordance with the terms of Section 2.4;

          (e)   BRKR shall have deposited the Indemnity Escrow in accordance with the terms of Section 2.5; and

          (f)    BRKR shall have deposited the Working Capital Escrow in accordance with the terms of Section 2.6.

ARTICLE VIII

TERMINATION

        Section 8.1    Termination.    This U.S. SPA may be terminated and the transactions contemplated by this U.S. SPA may be abandoned at any time prior to the Closing:

          (a)   by mutual written consent of BRKR and Sellers;

          (b)   by Sellers or BRKR, if:

              (i)  a Governmental Authority shall have issued an order, decree or ruling or taken any other action (which order, decree or ruling the Parties shall use reasonable best efforts to lift), in each case permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this U.S. SPA and such order, decree, ruling or other action shall have become final and nonappealable; or

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             (ii)  the Closing shall not have occurred on or before June 30, 2008 (other than due principally to the failure of the Party seeking to terminate this U.S. SPA to perform any obligations under this U.S. SPA required to be performed by it at or prior to the Closing);

            (iii)  the shareholder approvals of BRKR shall not have been obtained at the shareholders meeting or at any adjournment or postponement thereof; or

            (iv)  the Swiss Merger Agreement or the German SPA shall have been terminated;

          (c)   by BRKR, if there is a default or breach by BioSpin U.S. or any Seller with respect to the due and timely performance of any of their respective covenants or agreements contained herein, or if the representations or warranties of BioSpin U.S. or any Seller contained in this U.S. SPA shall have become inaccurate, in either case such that the conditions set forth in Section 7.2 would not be satisfied and such breach or default or inaccuracy is not curable or, if curable, has not been cured or waived within twenty (20) calendar days after written notice to BioSpin U.S. or Sellers, as applicable, specifying, in reasonable detail, such claimed default, breach or inaccuracy and demanding its cure or satisfaction; or

          (d)   by Sellers, if there is a default or breach by BRKR with respect to the due and timely performance of any of its covenants or agreements contained herein, or if the representations or warranties of BRKR contained in this U.S. SPA shall have become inaccurate, in either case such that the conditions set forth in Section 7.3 would not be satisfied and such breach or default or inaccuracy is not curable or, if curable, has not been cured or waived within twenty (20) calendar days after written notice to BRKR specifying, in reasonable detail, such claimed default, breach or inaccuracy and demanding its cure or satisfaction.

        Section 8.2    Procedure and Effect of Termination.    In the event of termination and abandonment of the transactions contemplated by this U.S. SPA pursuant to Section 8.1, written notice thereof shall forthwith be given to the other Parties and this U.S. SPA shall terminate (subject to the provisions of this Section 8.2) and the transactions contemplated by this U.S. SPA shall be abandoned, without further action by any of the Parties. If this U.S. SPA is terminated as provided herein:

          (a)   Upon the written request therefor, each Party will (i) redeliver or (ii) destroy with certification thereto in form and substance reasonably satisfactory to the other party, all documents, work papers and other materials of any other party relating to the transactions contemplated by this U.S. SPA, whether obtained before or after the execution hereof, to the party furnishing the same; provided, however, that each Party shall be entitled to retain copies of any such materials for record-keeping purposes or as required by Law; and

          (b)   Subject to Section 8.1, in the event of the termination and abandonment of this U.S. SPA pursuant to Section 8.1, this U.S. SPA shall forthwith become void and have no effect, without any liability on the part of any Party or its Affiliates, directors, managers, officers or stockholders, other than the provisions of Sections 8.1, 10.1, 10.2, 10.3, 10.7, 10.8, 10.9, 10.12 and 10.16. Nothing contained in this Section 8.2 shall relieve any party from liability for any breach of this U.S. SPA.

ARTICLE IX

SURVIVAL; INDEMNIFICATION

        Section 9.1    Survival of Indemnification Rights.    Subject to the limitations and other provisions of this U.S. SPA, the representations and warranties of Sellers in Article III and of BioSpin U.S. and Sellers in Article IV shall survive the Closing and remain in full force and effect until the later of the Cut-Off Date and the resolution of any claim for indemnification with respect to which any BRKR Indemnified Party has provided Sellers notice of a claim for indemnification pursuant to Section 9.3(a)

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prior to the Cut-Off Date; provided, however, that the following representations and warranties shall survive and remain in full force and effect for the period indicated:

          (a)   Section 3.8 (Ownership of the Shares), Section 4.3 (Capitalization of BioSpin U.S.), and Section 4.4 (Capitalization of the Subsidiaries; Other Interests), indefinitely;

          (b)   Section 4.17 (Environmental), Section 4.19 (Employee Benefits) and Section 4.22 (Proprietary Rights) and Section 4.29 (No Misleading Statements), three (3) years following the Closing Date; and

          (c)   Section 3.9 (Withholding Tax) and Section 4.21 (Taxes and Tax Returns), until sixty (60) calendar days after expiration of the applicable statute of limitations (including any extension thereof);

and with respect to clauses (b) and (c), if a claims notice has been provided by such date, shall remain in full force and effect until final resolution thereof.

        The covenants and agreements of Sellers and BioSpin U.S. contained in this U.S. SPA shall survive and remain in full force and effect for the applicable period specified therein, or if no such period is specified, indefinitely. The provisions of this Article IX shall survive for so long as any other Section of this U.S. SPA shall survive.

        Section 9.2    Indemnification Obligations.    Sellers agree to jointly and severally indemnify, defend and hold harmless BRKR and any parent, Subsidiary, associate, Affiliate, director, manager, officer, stockholder, employee or agent thereof, and their respective representatives, successors and permitted assigns (all of the foregoing are collectively referred to as the "BRKR Indemnified Parties") from and against, and pay on behalf of or reimburse such party in respect of, as and when incurred, all Losses which any such party may actually incur, suffer, sustain or become subject to or accrue, as a result of, in connection with, or relating to or by virtue of:

          (a)   any inaccuracy in, or breach of, any representation or warranty made by BioSpin U.S. or Sellers under this U.S. SPA or any Ancillary Agreement, other than any representation or warranty in Section 4.21 (Taxes and Tax Returns), it being understood that such representations and warranties shall be interpreted without giving effect to any limitations or qualifications as to "materiality" (including the word "material" or "Material Adverse Effect") set forth therein;

          (b)   any breach or nonfulfillment of any covenant or agreement on the part of Sellers or BioSpin U.S. in respect of pre-Closing covenants, under this U.S. SPA or any Ancillary Agreement;

          (c)   any fees, expenses or other payments incurred or owed by Sellers or BioSpin U.S. to any agent, broker, investment banker or other firm or Person retained or employed by Sellers or BioSpin U.S. in connection with the transactions contemplated by this U.S. SPA; or

          (d)   any inaccuracy in, or breach of, any representation or warranty in Section 4.21 of this U.S. SPA, Section 4.21 of the Swiss Merger Agreement or Section 4.19 of the German SPA to the extent that the aggregate amount of all such Losses exceeds $10,000,000 (the "Tax Deductible") (other than Losses arising from criminal activity or fraud—in each case as determined in a final, non-appealable decision by a court of competent jurisdiction—of Sellers or BioSpin U.S., which Losses shall not be subject to the Tax Deductible), it being understood that such representations and warranties shall be interpreted without giving effect to any exceptions or disclosures made with respect thereto on the disclosure schedules to this U.S. SPA, the Swiss Merger Agreement or the German SPA; provided, however, that any Taxes of a Subsidiary attributable to the payment of a Subsidiary Dividend (as defined in the Swiss Merger Agreement) shall not be applied against the Tax Deductible.

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        Section 9.3    Indemnification Procedure.

          (a)   If any BRKR Indemnified Party intends to seek indemnification pursuant to this Article IX, such BRKR Indemnified Party shall promptly notify Sellers in writing. The BRKR Indemnified Party will provide Sellers with prompt notice of any third-party claim in respect of which indemnification is sought. The failure to provide either such notice will not affect any rights hereunder except to the extent Sellers are materially prejudiced thereby.

          (b)   If such claim involves a claim by a Third Party against the BRKR Indemnified Parties, Sellers may, upon notice to the BRKR Indemnified Parties, assume, through counsel of Sellers' choosing and at Sellers' expense, the settlement or defense thereof, and the BRKR Indemnified Parties shall reasonably cooperate with Sellers in connection therewith; provided, that the BRKR Indemnified Parties may participate in such settlement or defense through counsel chosen by them; provided, further, that if the BRKR Indemnified Parties reasonably determine that representation by the counsel of Sellers and the BRKR Indemnified Parties may present such counsel with a conflict of interest, then Sellers shall pay the reasonable fees and expenses of the BRKR Indemnified Parties' counsel. Notwithstanding anything in this Section 9.3 to the contrary, Sellers may not, without the prior written consent of the BRKR Indemnified Parties, settle or compromise any action or consent to the entry of any judgment, such consent not to be unreasonably withheld. So long as Sellers are contesting any such claim in good faith, the BRKR Indemnified Parties shall not pay or settle any such claim without Sellers' consent, such consent not to be unreasonably withheld. If Sellers are not contesting such claim in good faith, then the BRKR Indemnified Parties may conduct and control, through counsel of their own choosing and at Sellers' expense, the settlement or defense thereof, and Sellers shall cooperate with it in connection therewith. The failure of the BRKR Indemnified Parties to participate in, conduct or control such defense shall not relieve Sellers of any obligation they may have hereunder.

          (c)   Notwithstanding anything to the contrary in this Section 9.3, to the extent a claim for which indemnification is sought by BRKR Indemnified Parties relates to Taxes for a taxable period beginning on or before and ending after the Closing Date, Sellers and BRKR shall jointly control any proceeding in respect of such claim and neither party shall settle or compromise any action or consent to the entry of any judgment with respect thereto without the prior written consent of the other party, such consent not to be unreasonably withheld.

        Section 9.4    Calculation of Indemnity Payments.    The amount of any Loss for which indemnification is provided under this Article IX shall be (a) increased to the extent necessary such that after payment of any net Tax cost by the BRKR Indemnified Parties with respect to the receipt or accrual of indemnity payments hereunder, as increased pursuant to this clause (a), the amount remaining shall be the amount of the indemnity payment prior to any increase pursuant to this clause (a) and (b) reduced by the amount of the net Tax benefit actually realized by the BRKR Indemnified Parties by reason of such Loss (as an illustrative example, clause (b) takes into account on a present value basis any net Tax benefit actually realized by the BRKR Indemnified Party by reason of the indemnified Loss in a Tax jurisdiction or Tax year other than the jurisdiction or year in which such Loss arose).

        Section 9.5    Indemnification Amounts.

          (a)   Notwithstanding any provision to the contrary contained in this U.S. SPA, Sellers shall not be obligated to indemnify the BRKR Indemnified Parties for any Losses pursuant to this Article IX to the extent they are a result of any claim made pursuant to Section 9.2(a) unless and until the dollar amount of all Losses in the aggregate from claims made pursuant to Section 9.2(a), Section 10.2(a) of the Swiss Merger Agreement and Section 9.2(a) of the German SPA exceed $3,250,000, in which case Sellers will be obligated to indemnify the BRKR Indemnified Parties for the total amount of Losses including any amounts which would otherwise not be required to be

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  paid by reason of this Section 9.5; provided, however, that in no event shall the aggregate indemnification obligations of Sellers pursuant to Sections 9.2(a), (b) or (c) of this U.S. SPA, Sections 10.2(a), (b) or (c) of the Swiss Merger Agreement, and Sections 9.2(a), (b) or (c) of the German SPA exceed Ninety Two Million Dollars ($92,000,000) (the "Indemnity Cap"); provided, further, that notwithstanding the foregoing, the BRKR Indemnified Parties' right to seek indemnification hereunder for any Losses arising out of (i) criminal activity or fraud (in each case as determined in a final, non-appealable decision by a court of competent jurisdiction) of Sellers or BioSpin U.S. or (ii) Section 3.8 (Ownership of the Shares), Section 3.9 (Withholding Tax), Section 4.3 (Capitalization of BioSpin U.S.), Section 4.4(Capitalization of the Subsidiaries; Other Interests) or Section 4.17 (Environmental) shall not be subject to, or limited by, the limits contained in this Section 9.5; provided, further, that with respect to any Losses arising out of Section 3.8 (Ownership of Shares) and Section 3.9 (Withholding Tax), the liability of any Seller beyond the Indemnity Cap shall be several and not joint. Notwithstanding the foregoing, no Seller shall have any liability under this Article IX or otherwise under this U.S. SPA in excess of the amount set forth opposite such Seller's name under the heading "Individual Selling Shareholders' Indemnity Cap" as set forth on Schedule 9.5.

          (b)   For the purpose of calculating the amount of any Loss for which a BRKR Indemnified Party is entitled to indemnification under this U.S. SPA, the amount of each Loss shall be deemed to be an amount net of any insurance proceeds and any indemnity, contribution or other similar payment that has been paid by any insurer or other third party with respect thereto. The reasonable out-of-pocket costs and expenses (including reasonable fees and disbursements of counsel) actually incurred by the BRKR Indemnified Parties in pursuing any insurance proceeds or indemnity, contribution or other similar payment from any insurer or other third party under this Article IX shall constitute additional Losses with respect to the matter for which indemnification may be sought hereunder, except to the extent such costs and expenses are paid or reimbursed by such insurer or other third party. In the event that a BRKR Indemnified Party is paid by Sellers for a Loss for which one or more insurance claims or claims against Third Parties has been or could be made, but for which payment from such insurer or Third Party has not been received, then such Purchaser Indemnified Party shall assign, to the extent legally permissible, all such claims to Sellers for purposes of recouping payment of such Loss. To the extent such assignment should not be legally permissible, the respective BRKR Indemnified Party shall remit any payment received, up to the amount of such Loss, from such insurance claim or Third Party claim to Sellers.

        Section 9.6    Exclusive Remedy.    BRKR acknowledges and agrees that the indemnification provisions of this Article IX shall be the sole and exclusive remedies of BRKR against Sellers and BioSpin U.S. for any breach by Sellers or BioSpin U.S. of the representations and warranties in this U.S. SPA, for any failure by Sellers or BioSpin U.S. to perform and comply with any covenants and agreements in this U.S. SPA that are required to be complied with or performed prior to the Closing and for any failure by Sellers or BioSpin U.S. to perform and comply with any covenants and agreements in this U.S. SPA, except that if any of the provisions of this U.S. SPA are not performed in accordance with their terms or are otherwise breached, BRKR shall be entitled to specific performance of the terms thereof in addition to any other remedy at law or equity. Notwithstanding anything contained in this U.S. SPA to the contrary, BRKR shall retain the right to receive damages or other relief (including equitable relief) against BioSpin U.S. or Sellers as a result of any criminal activity or fraudulent action (in each case as determined in a final, non-appealable decision by a court of competent jurisdiction) by BioSpin U.S. or Sellers without regard to any restriction or limitation contained herein. The indemnification obligations contained in this Article IX are obligations of Sellers and not of BioSpin U.S.

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ARTICLE X

MISCELLANEOUS PROVISIONS

        Section 10.1    Notices.    All notices and other communications required or permitted hereunder will be in writing and, unless otherwise provided in this U.S. SPA, will be deemed to have been duly given when delivered in person or when dispatched by electronic facsimile transfer (confirmed in writing by mail simultaneously dispatched) or one (1) Business Day after having been dispatched by a nationally recognized overnight courier service to the appropriate party at the address specified below:

    (a) If to BRKR, to:

        Bruker BioSciences Corporation
        40 Manning Road
        Billerica, Massachusetts 01821
        Facsimile: 978-667-2917
        Attention: Bill Knight

        with a copy to:

        Dewey & LeBoeuf LLP
        1301 Avenue of the Americas
        New York, New York 10019
        Facsimile: 212-259-6333
        Attention: Frederick W. Kanner, Esq.
        Bryan J. Luchs, Esq.

    (b) If to Sellers, to:

        Joerg C. Laukien
        Markgrafenstrasse 34
        76530 Baden-Baden
        Germany
        Facsimile: +49 721 5161-287

        with a copy to:

        Bernhard Wangler
        Kriegsstr. 133
        76135 Karlsruhe
        Germany
        Facsimile: +49 721 985 5950

    (c) If to BioSpin U.S. to:

        Bruker BioSpin Inc.
        15 Fortune Drive
        Billerica, Massachusetts 01821
        Facsimile: 978-439-9666
        Attention: Dirk D. Laukien, Ph.D.

or to such other address or addresses as any such party may from time to time designate as to itself by like notice.

        Section 10.2    Expenses.    Except as otherwise expressly provided herein, each Party will pay any expenses incurred by it incident to this U.S. SPA and in preparing to consummate and consummating the transactions provided for herein; provided, however, that with respect to any fees relating to the

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HSR Act or any requisite approvals, waiting or suspensory periods (and any extensions thereof), waivers, permits, consents, reviews, sanctions, orders, rulings, decisions, declarations, certificates and exemptions required for the consummation of the Transactions contemplated by this U.S. SPA under any corresponding requirements of the European Commission and/or the European Union member states agencies or competition regulatory authorities in other jurisdictions, BRKR shall be responsible for 100% of the fees for its filing and BioSpin U.S. shall be responsible for 100% of the fees for any filing made by BioSpin U.S. or any of the Sellers.

        Section 10.3    Successors and Assigns.    No Party may assign any of its rights under this U.S. SPA without the prior written consent of the other Parties. Subject to the preceding sentence, this U.S. SPA will apply to, be binding in all respects upon, and inure to the benefit of the successors and permitted assigns of the Parties. Notwithstanding anything to the contrary in this Section 10.3, upon written notice to Sellers, BRKR shall be permitted to assign this U.S. SPA and the rights and obligations under it to a wholly owned, direct or indirect Subsidiary of BRKR; provided, that, in the event of any such assignment, BRKR shall remain liable in full for the performance of its obligations hereunder. Nothing expressed or referred to in this U.S. SPA will be construed to give any Person other than the Parties any legal or equitable right, remedy or claim under or with respect to this U.S. SPA or any provision of this U.S. SPA. This U.S. SPA and all of its provisions and conditions are for the sole and exclusive benefit of the parties to this U.S. SPA and their successors and assigns.

        Section 10.4    Extension; Waiver.    Either Party may, by written notice to the other Party (a) extend the time for performance of any of the obligations of the other Party under this U.S. SPA, (b) waive any inaccuracies in the representations or warranties of the other Party contained in this U.S. SPA, (c) waive compliance with any of the conditions or covenants of the other Party contained in this U.S. SPA or (d) waive or modify performance of any of the obligations of the other Party under this U.S. SPA; provided, that no Party may, without the prior written consent of the other Party, make or grant such extension of time, waiver of inaccuracies or compliance or waiver or modification of performance with respect to its representations, warranties, conditions or covenants hereunder. Except as provided in the immediately preceding sentence, no action taken pursuant to this U.S. SPA will be deemed to constitute a waiver of compliance with any representations, warranties, conditions or covenants contained in this U.S. SPA and will not operate or be construed as a waiver of any subsequent breach, whether of a similar or dissimilar nature.

        Section 10.5    Entire Agreement; Schedules.    This U.S. SPA, the Swiss Merger Agreement and the German SPA, which includes the schedules and exhibits hereto and thereto, supersedes any other agreement, whether written or oral, that may have been made or entered into by any party relating to the matters contemplated by this U.S. SPA and such other agreements and constitutes the entire agreement by and among the Parties relating to these matters.

        Section 10.6    Amendments, Supplements, Etc.    This U.S. SPA may be amended or supplemented at any time by additional written agreements as may mutually be determined by BioSpin U.S., BRKR and Sellers to be necessary, desirable or expedient to further the purposes of this U.S. SPA or to clarify the intention of the Parties.

        Section 10.7    Applicable Law.    This U.S. SPA shall be governed by and construed under the Laws of the Commonwealth of Massachusetts (without regard to the conflict of law principles thereof). Each of the Parties irrevocably agrees that any legal action or proceeding with respect to this U.S. SPA or for recognition and enforcement of any judgment in respect hereof shall be brought and determined in the United States District Court for the Eastern District of Massachusetts or if such legal action or proceeding may not be brought in such court for jurisdictional purposes, in the Superior Court of Massachusetts. Each of the Parties hereby (a) irrevocably submits with regard to any such action or proceeding to the exclusive personal jurisdiction of the aforesaid courts in the event any dispute arises out of this U.S. SPA or any transaction contemplated hereby and waives the defense of sovereign

A-1-40

immunity, (b) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court or that such action is brought in an inconvenient forum and (c) agrees that it shall not bring any action relating to this U.S. SPA or any transaction contemplated hereby in any court other than any Massachusetts state or federal court sitting in Boston, Massachusetts.

        Section 10.8    Waiver of Jury Trial.    Each of the Parties hereby waives to the fullest extent permitted by applicable law any right it may have to a trial by jury with respect to any litigation directly or indirectly arising out of, under or in connection with this U.S. SPA or the transactions contemplated by this U.S. SPA. Each of the Parties hereby (a) certifies that no representative, agent or attorney of the other Party has represented, expressly or otherwise, that such other Party would not, in the event of litigation, seek to enforce the foregoing waiver and (b) acknowledges that it has been induced to enter into this U.S. SPA and the transactions contemplated by this U.S. SPA, as applicable, by, among other things, the mutual waivers and certifications in this Section 10.8.

        Section 10.9    Actions by Sellers.    Where any provision of this U.S. SPA indicates that BioSpin U.S. will take any specified action (or refrain from taking any specified action) or requires BioSpin U.S. to take any specified action (or to refrain from taking any specified action), then, regardless of whether this U.S. SPA specifically provides that Sellers will do so, Sellers shall cause BioSpin U.S. to take such action (or to refrain from taking such action, as applicable). Sellers will be responsible for the failure of BioSpin U.S. to take any such action (or to refrain from taking any such action, as applicable).

        Section 10.10    Execution in Counterparts.    This U.S. SPA may be executed in two or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same agreement.

        Section 10.11    Titles and Headings.    Titles and headings to sections herein are inserted for convenience of reference only, and are not intended to be a part of or to affect the meaning or interpretation of this U.S. SPA.

        Section 10.12    Invalid Provisions.    If any provision of this U.S. SPA is held to be illegal, invalid or unenforceable under any present or future Law, and if the rights or obligations under this U.S. SPA of Sellers on the one hand and BRKR on the other hand will not be materially and adversely affected thereby, (a) such provision will be fully severable, (b) this U.S. SPA will be construed and enforced as if such illegal, invalid, or unenforceable provision had never comprised a part hereof, (c) the remaining provisions of this U.S. SPA will remain in full force and effect and will not be affected by the illegal, invalid, or unenforceable provision or by its severance from this U.S. SPA and (d) in lieu of such illegal, invalid or unenforceable provision, there will be added automatically as a part of this U.S. SPA a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible.

        Section 10.13    Publicity.    The Parties agree that except as otherwise required by applicable Law or the rules and regulations of any national securities exchange, no Party shall issue any press release or otherwise make any public statement with respect to the transactions contemplated by this U.S. SPA or the Ancillary Agreements without prior consultation with and consent of BRKR and Sellers, which consent shall not be unreasonably withheld, conditioned or delayed. A mutually agreed press release is attached hereto as Exhibit D.

        Section 10.14    Specific Performance.    The Parties agree that if any of the provisions of this U.S. SPA were not performed in accordance with their specific terms or were otherwise breached, irreparable damage would occur, no adequate remedy at law would exist and damages would be difficult to determine, and that the Parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity.

A-1-41

        Section 10.15    Construction.

          (a)   Whenever the words "include," "includes," or "including" are used in this U.S. SPA, they shall be deemed to be followed by the words "without limitation."

          (b)   All terms defined in this U.S. SPA shall have the defined meanings contained herein when used in any certificate or other document made or delivered pursuant hereto, unless otherwise defined therein. The definitions contained in this U.S. SPA are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such terms. References to a Person are also to its permitted successors and assigns.

          (c)   Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, qualified or supplemented, including (in the case of agreements and instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and all attachments thereto and instruments incorporated therein.

          (d)   All article, section, paragraph, schedule and exhibit references used in this U.S. SPA are to articles, sections, paragraphs, schedules and exhibits to this U.S. SPA unless otherwise specified.

          (e)   The Parties acknowledge that each Party and its attorney has reviewed this U.S. SPA and that any rule of construction to the effect that any ambiguities are to be resolved against the drafting party, or any similar rule operating against the drafter of an agreement, shall not be applicable to the construction or interpretation of this U.S. SPA.

        Section 10.16    Actions by BRKR.    Any decision by BRKR relating to a dispute or a potential dispute between BRKR and Sellers shall be subject to the approval of the Audit Committee.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

A-1-42

        IN WITNESS WHEREOF, the Parties have executed this Agreement as of the day and year first above written.

BRUKER BIOSCIENCES CORPORATION
By:	/s/ FRANK H. LAUKIEN, Ph.D. Name: Frank H. Laukien, Ph.D. Title: Chief Executive Officer and President
BRUKER BIOSPIN INC.
By:	/s/ RICHARD M. STEIN Name: Richard M. Stein Title: Secretary
DIRK D. LAUKIEN
/s/ DIRK D. LAUKIEN, Ph.D.
FRANK H. LAUKIEN
/s/ FRANK H. LAUKIEN, Ph.D.
ISOLDE LAUKIEN-KLEINER
/s/ ISOLDE LAUKIEN-KLEINER
JOERG C. LAUKIEN
/s/ JOERG C. LAUKIEN
MARC M. LAUKIEN
/s/ MARC M. LAUKIEN
ROBYN L. LAUKIEN
/s/ ROBYN L. LAUKIEN

Annex A-2

GERMAN SHARE PURCHASE AGREEMENT

regarding the
acquisition of
BRUKER PHYSIK GMBH
and
TECHNEON AG
Dated as of December 2, 2007

Page
ARTICLE I	DEFINITIONS AND DEFINED TERMS	A-2-3
Section 1.1	Definitions	A-2-3
ARTICLE II	PURCHASE AND SALE OF SHARES; CLOSING	A-2-6
Section 2.1	Current Status	A-2-6
Section 2.2	Purchase and Sale of BPhysik Shares	A-2-6
Section 2.3	Purchase and Sale of Techneon Shares	A-2-7
Section 2.4	Purchase and Sale of SciTec Real Property	A-2-7
Section 2.5	Purchase Prices	A-2-8
Section 2.6	The Closing	A-2-8
Section 2.7	Deliveries and Actions at Closing	A-2-8
Section 2.8	Withholding	A-2-9
ARTICLE III	REPRESENTATIONS AND WARRANTIES OF SELLERS	A-2-9
Section 3.1	Power and Authority	A-2-9
Section 3.2	Enforceability	A-2-9
Section 3.3	No Violation	A-2-10
Section 3.4	No Conflict	A-2-10
Section 3.5	Litigation	A-2-10
Section 3.6	No Other Agreement	A-2-10
Section 3.7	No Broker	A-2-10
Section 3.8	Ownership of the Shares	A-2-10
Section 3.9	Withholding Tax	A-2-10
Section 3.10	Seller 1's Assets	A-2-10
Section 3.11	SciTec Verwaltungs	A-2-11
Section 3.12	SciTec Real Property	A-2-11
ARTICLE IV	REPRESENTATIONS AND WARRANTIES REGARDING THE TARGET COMPANIES	A-2-12
Section 4.1	Organization and Good Standing	A-2-12
Section 4.2	Authorization and Effect of German SPA	A-2-12
Section 4.3	Capitalization of the Target Companies	A-2-12
Section 4.4	Capitalization of the Subsidiaries; Other Interests	A-2-13
Section 4.5	No Conflict	A-2-14
Section 4.6	Permits; Compliance with Law	A-2-14
Section 4.7	Books and Records	A-2-14
Section 4.8	Litigation	A-2-15
Section 4.9	Financial Statements; Undisclosed Liabilities	A-2-15
Section 4.10	Absence of Certain Changes	A-2-15
Section 4.11	Contracts	A-2-15
Section 4.12	Transactions with Affiliates	A-2-17
Section 4.13	Insurance	A-2-17
Section 4.14	Accounts Receivable	A-2-18
Section 4.15	Real Property; Leases	A-2-18
Section 4.16	Environmental	A-2-19
Section 4.17	No Broker	A-2-20
Section 4.18	Labor Relations and Employee Benefits	A-2-20

A-2-i

Section 4.19	Taxes and Tax Returns	A-2-21
Section 4.20	Proprietary Rights	A-2-23
Section 4.21	Information Technology	A-2-24
Section 4.22	Guarantees	A-2-24
Section 4.23	Bank Accounts	A-2-24
Section 4.24	Foreign Corrupt Practices and International Trade Sanctions	A-2-24
Section 4.25	Inventory	A-2-25
Section 4.26	Deposits	A-2-25
Section 4.27	No Misleading Statements	A-2-25
ARTICLE V	REPRESENTATIONS AND WARRANTIES OF PURCHASERS	A-2-25
Section 5.1	Organization of Purchasers; Authority	A-2-25
Section 5.2	Authorization; Enforceability	A-2-25
Section 5.3	No Conflict	A-2-26
Section 5.4	No Broker	A-2-26
Section 5.5	Investment Representation	A-2-26
Section 5.6	Accredited Investor	A-2-26
ARTICLE VI	COVENANTS	A-2-27
Section 6.1	Operation of the Target Companies Pending the Closing	A-2-27
Section 6.2	Access	A-2-29
Section 6.3	Notification	A-2-29
Section 6.4	No Inconsistent Action	A-2-29
Section 6.5	Reasonable Best Efforts	A-2-29
Section 6.6	Further Assurances	A-2-30
Section 6.7	No Solicitation	A-2-30
Section 6.8	Tax Matters	A-2-30
Section 6.9	Release	A-2-31
Section 6.10	Voting Agreement	A-2-31
Section 6.11	Non-competition and Non-solicitation	A-2-32
Section 6.12	No Election	A-2-32
Section 6.13	Compulsory Share Transfer	A-2-32
Section 6.14	SciTec Real Property Confirmations	A-2-32
ARTICLE VII	CLOSING CONDITIONS	A-2-32
Section 7.1	Conditions to Each Party's Obligations	A-2-32
Section 7.2	Conditions Precedent to Obligations of Purchasers	A-2-33
Section 7.3	Conditions Precedent to Obligations of Sellers	A-2-34
ARTICLE VIII	TERMINATION	A-2-35
Section 8.1	Termination	A-2-35
Section 8.2	Procedure and Effect of Termination	A-2-35
ARTICLE IX	SURVIVAL; INDEMNIFICATION	A-2-36
Section 9.1	Survival of Indemnification Rights	A-2-36
Section 9.2	Indemnification Obligations	A-2-36
Section 9.3	Indemnification Procedure	A-2-37
Section 9.4	Calculation of Indemnity Payments	A-2-38
Section 9.5	Indemnification Amounts	A-2-38
Section 9.6	Exclusive Remedy	A-2-39

A-2-ii

ARTICLE X	MISCELLANEOUS PROVISIONS	A-2-39
Section 10.1	Notices	A-2-39
Section 10.2	Expenses	A-2-40
Section 10.3	Successors and Assigns	A-2-41
Section 10.4	Extension; Waiver	A-2-41
Section 10.5	Entire Agreement; Schedules	A-2-41
Section 10.6	Amendments, Supplements, Etc	A-2-41
Section 10.7	Applicable Law	A-2-41
Section 10.8	Waiver of Jury Trial	A-2-42
Section 10.9	Actions by Sellers	A-2-42
Section 10.10	Execution in Counterparts	A-2-42
Section 10.11	Titles and Headings	A-2-42
Section 10.12	Invalid Provisions	A-2-42
Section 10.13	Publicity	A-2-42
Section 10.14	Specific Performance	A-2-43
Section 10.15	Construction	A-2-43
Section 10.16	Actions by Purchasers	A-2-43
Exhibits
Exhibit A—Financing Documents
Exhibit B—Press Release

        These exhibits are omitted in accordance with Item 601(b)(2) of Regulation S-K. The Registrant will furnish a copy of any omitted exhibit to the Securities and Exchange Commission supplementally upon request.

A-2-iii

List of Schedules

Schedule 2.1(d)	Subsidiaries
Schedule 2.1(e)	Corporate Documents
Schedule 2.1(f)	SciTec Real Property
Schedule 2.2(d)	Form of Bruker Physik Share Transfer Deed
Schedule 2.3(c)	Form of Techneon Transfer Deed
Schedule 2.4	Form of SciTec Real Property Sale and Transfer Agreement
Schedule 2.5	Purchase Price Allocation
Schedule 3.3	No Violation
Schedule 3.12	SciTec Real Property
Schedule 4.3(c)	Options, Warrants, Calls, Rights Etc.
Schedule 4.4(c)	Other Interests
Schedule 4.5	No Conflict
Schedule 4.6(a)	Permits
Schedule 4.7	Books and Records
Schedule 4.9	Financial Statements; Undisclosed Liabilities
Schedule 4.10	Absence of Certain Changes
Schedule 4.11(a)	Contracts
Schedule 4.12	Transactions with Affiliates
Schedule 4.13	Insurance
Schedule 4.15(a)	Owned Real Property
Schedule 4.15(b)	Real Property Leases
Schedule 4.16	Environmental
Schedule 4.18(b)	Service Agreement
Schedule 4.18(c)	Employee Benefits
Schedule 4.18(d)	Pensions
Schedule 4.19	Taxes and Tax Returns
Schedule 4.20(a)	Target Companies' Proprietary Rights
Schedule 4.20(b)	Target Companies' Proprietary Rights
Schedule 4.21	Information Technology
Schedule 4.22	Guarantees
Schedule 4.23	Bank Accounts
Schedule 4.27	No Misleading Statements
Schedule 5.3	No Conflict
Schedule 6.7(a)	No Solicitation

A-2-iv

GERMAN SHARE PURCHASE AGREEMENT

        This GERMAN SHARE PURCHASE AGREEMENT (this "Agreement" or "German SPA") is made and entered into as of December 2, 2007 by and among:

1.	SciTec GmbH & Co. KG, Silberstreifen 4, 76287 Rheinstetten, Germany, a limited partnership under German law, registered with the Local Court of Mannheim under HRA 104585,
-"Seller 1"-
2.	Dirk D. Laukien, 42 Pleasant Bend Drive, The Woodlands, TX, 77382, USA,
-"Seller 2"-
3.	Frank H. Laukien, 294 Commonwealth Avenue, Apt. 2, Boston, MA, 02115, USA,
-"Seller 3"-
4.	Isolde Laukien-Kleiner, Lichtentaler Allee 68, 76530 Baden-Baden, Germany,
-"Seller 4"-
5.	Joerg C. Laukien, Markgrafenstrasse 34, 76530 Baden-Baden, Germany,
-"Seller 5"-
6.	Marc M. Laukien, 809 Harbour Isles Ct, N. Palm Beach, FL, 33410, USA,
-"Seller 6"-
7.	Robyn L. Laukien, 12 Smith Hill Road, Lincoln, MA, 01773, USA,
-"Seller 7"-
-Sellers 1 through 7 collectively referred to as "Sellers"-
-Sellers 2 through 7 collectively referred to as "Laukien Sellers"-
and
8.	Bruker BioSciences Corporation, 40 Manning Road, Billerica, MA, 01821, USA, a Delaware corporation,
-"Purchaser 1"-
9.	Bruker Daltonik GmbH, Fahrenheitstr. 4, D-28359 Bremen, Germany, a German limited liability company, registered with the Local Court of Bremen under HRB 8150,
-"Purchaser 2"-
10.	Bruker Optik GmbH, Rudolf-Plank-Str. 27, 76275 Ettlingen, Germany, a German limited liability company, registered with the Local Court of Mannheim under HRB 362608,
-"Purchaser 3"-
-Purchasers 1 through 3 collectively referred to as "Purchasers"-
and
11.	Bruker Physik GmbH, Am Silberstreifen 4, 76287 Rheinstetten, Germany, a German limited liability company, registered with the Local Court of Mannheim under HRB 702671,
-"Bruker Physik"-
12.	Techneon AG, c/o Bruker BioSpin AG, Industriestrasse 26, CH — 8117 Fällanden, Switzerland, a Swiss stock corporation, registered with the commercial register of the Canton of Zurich under CH-020.3.925.959-1,
-"Techneon"-
-Bruker Physik and Techneon each a "Target Company" or collectively the "Target Companies"-
-Sellers, Purchasers, Bruker Physik and Techneon collectively referred to as the "Parties"-

A-2-1

RECITALS

        WHEREAS, Bruker Physik is a German limited liability company with a registered share capital (Stammkapital) of nominal €8,500,000; Sellers hold 87% of the registered share capital of Bruker Physik, the remaining 13% of the registered share capital in Bruker Physik (each share in Bruker Physik a "BPhysik Share" and together the "BPhysik Shares") being held by Techneon;

        WHEREAS, Techneon is a Swiss stock corporation with a stated share capital of nominal CHF 8,000,000, divided into 8,000 registered shares on nominal CHF 1,000 each (together the "Techneon Shares" and together with the BPhysik Shares the "Shares"), being held entirely by Seller 1 (other than, prior to the Compulsory Share Transfer, the Compulsory Shares);

        WHEREAS, Seller 1 and Seller 4 co-own (1/2 co-ownership each) one piece of real property in Ettlingen (registered as Nr. 4276 in the land register of Ettlingen) ("SciTec Real Property");

        WHEREAS, the Board of Directors of BRKR has appointed a Special Committee of independent directors to consider the acquisition of the Bruker BioSpin group of companies (the transactions effecting such acquisition, the "Transactions"), which is comprised of Bruker BioSpin Inc. ("BioSpin U.S."), Bruker BioSpin Invest AG ("Invest"), Bruker Physik and Techneon, and each of their respective Subsidiaries;

        WHEREAS, reference is made to that certain U.S. Stock Purchase Agreement, dated as of December 2, 2007, by and among BRKR, Laukien Sellers and BioSpin U.S. (the "U.S. SPA"), wherein is contemplated the acquisition of BioSpin U.S. by BRKR;

        WHEREAS, pursuant to Section 2.5 of the U.S. SPA, an escrow fund of $92,000,000 (the "Indemnity Escrow"), to be funded by the purchase price of the U.S. SPA, shall be created to serve as security for fulfillment by Sellers of their obligations pursuant to Article IX of this German SPA, Article IX of the U.S. SPA and Article X of the Swiss Merger Agreement;

        WHEREAS, the closing of the transactions contemplated by the U.S. SPA shall occur prior to the Closing of the transactions contemplated by this German SPA;

        WHEREAS, reference is made to that certain Swiss Agreement and Plan of Merger, dated as of December 2, 2007, by and among BRKR, Bruker BioSpin Beteiligungs AG, a Swiss stock corporation and a direct, wholly owned subsidiary of BRKR ("Merger Sub"), Laukien Sellers and Invest (the "Swiss Merger Agreement"), wherein is contemplated the acquisition of Invest by BRKR by means of a share exchange, share cancellation and reverse subsidiary merger in which Merger Sub is intended to be merged with and into Invest, with Invest surviving the merger and becoming a direct, wholly owned subsidiary of BRKR, solely in exchange for the delivery of shares of BRKR Stock to Sellers;

        WHEREAS, before the Closing Date, Invest will pay a special cash dividend of CHF 75,000,000 in the aggregate to be distributed to holders, as of the relevant record date, of outstanding Invest common shares;

        WHEREAS, pursuant to this German SPA, (i) in a first step, Sellers desire to sell 50.5% of the BPhysik Shares to Purchaser 1 and 18.25% of the BPhysik Shares to each of Purchasers 2 and 3, (ii) in a second step, Seller 1 desires to sell the Techneon Shares to Bruker Physik, and (iii) in a third step, Sellers 1 and 4 desire to sell the SciTec Real Property to Purchaser 3 herein; and

        WHEREAS, after the consummation of the Transactions, BRKR intends to cause itself to be renamed "Bruker Corporation";

        WHEREAS, BRKR has received a commitment letter for an underwritten credit facility, which is required for the financing of the Transactions, from certain lenders as set forth in Exhibit A;

Now, therefore, the Parties agree as follows:

A-2-2

ARTICLE I
DEFINITIONS AND DEFINED TERMS

        Section 1.1    Definitions.

          (a)   As used in this German SPA, the following terms shall have the following meanings:

          "Ancillary Agreements" shall mean the Bruker Physik Share Transfer Deed, the Techneon Transfer Deed and the SciTec Real Property Sale and Transfer Agreement.

          "BRKR" shall mean Bruker BioSciences Corporation, a Delaware corporation.

          "CHF" shall mean the lawful currency of Switzerland.

          "Consent" shall mean any consent, approval or authorization of, notice to, permit, or designation, registration, declaration or filing with, any Person, including any consents and approvals from Purchasers' and the Target Companies' (and their respective Subsidiaries') existing lenders.

          "Corporate Documents" shall mean (i) the current commercial register extract, (ii) pending register applications (or equivalent documents), if any, (iii) the current version of the articles of association or partnership agreement (or equivalent document or agreement), (iv) any pending shareholders or partners resolutions or other statements to change such articles or agreement and (v) all other Organizational Documents.

          "Directors and Officers" shall mean any managing directors (Geschäftsführer), members of the management board (Mitglieder des Vorstandes), members of the supervisory board (Mitglieder des Aufsichtsrats), members of the board of directors or any other statutory representatives or members of any other statutory bodies of representation of any legal entity in any jurisdiction.

          "Employee" shall mean any employee of the Target Companies or their Subsidiaries or any person providing services through a third-party employee leasing or similar organization.

          "GAAP" shall mean accounting (including valuation and consolidation) principles generally accepted in the stated jurisdiction, and the statutory provisions underlying such principles.

          "Knowledge" (including the word "Known" and the phrase "to the Knowledge of" and words or phrases of similar import) as to Sellers or the Target Companies shall mean the knowledge of (i) Sellers with respect to Sellers and (ii) Bernd Gewiese, Wulf-Ingo Jung, Arne Kasten, Albrecht Kehr, Tony Keller, Burkhard Prause, Gerhard Roth, Klaus Schlenga and Dieter Schmalbein, and Laukien Sellers with respect to the Target Companies and their Subsidiaries, in all such cases, assuming reasonable inquiry.

          "Material Adverse Effect" shall mean any circumstance, change or effect that, individually or in the aggregate with other circumstances, changes or effects, is or is reasonably likely to materially delay or impede consummation of the transactions contemplated by this German SPA or be materially adverse to the business, operations (including results of operations), prospects, assets, liabilities, or financial condition of the Target Companies and their Subsidiaries taken as a whole; provided, however, that none of the following, either alone or in combination, shall be considered in determining whether there has been a Material Adverse Effect: (a) events, circumstances, changes or effects (including legal and regulatory changes) that generally affect the industries in which each of the Target Companies and their Subsidiaries operate, other than such events, circumstances, changes or effects that disproportionately affect (relative to other industry participants) the Target Companies or their Subsidiaries and (b) changes caused by a material worsening of current conditions caused by acts of terrorism or war occurring after the date hereof.

A-2-3

          "Ordinary Course of Business" shall mean the ordinary course of business of the Target Companies and their respective Subsidiaries consistent with past practice.

          "Permits" shall mean all permits, licenses, approvals, certifications, registrations, franchises, notices and authorizations issued by any Governmental Authority that are used or held for use in, necessary or otherwise relate to the ownership, operation or other use of any businesses of the Target Companies or their Subsidiaries.

          "Permitted Liens" shall mean (i) mechanics', carriers', workmen's, repairmen's or other like Liens arising or incurred in the Ordinary Course of Business for amounts which are not material and not yet due and payable and which secure an obligation of the Target Companies or their Subsidiaries, (ii) Liens arising under Contracts with Third Parties entered into in the Ordinary Course of Business in respect of amounts still owing, which Liens are reflected in the Financial Statements, (iii) Liens for Taxes that are not due and payable and (iv) any Lien arising by operation of law.

          "Schedule" shall mean that schedule delivered to Purchasers by Sellers prior to the execution of this German SPA (each numbered Schedule of which qualifies only the correspondingly numbered representation, warranty or covenant to the extent specified therein).

          "Swiss Closing" has the meaning ascribed thereto in the Swiss Merger Agreement.

          "Target Company IT Systems" shall mean any and all information technology and computer systems (including software, hardware and other equipment, firmware and embedded software) relating to the transmission, storage, maintenance, organization, presentation, generation, processing or analysis of data and information whether or not in electronic format, which technology and systems are used in or necessary to the conduct of the business of the Target Companies or the Subsidiaries.

          (b)   Terms defined in the U.S. SPA shall, when used in this German SPA and unless otherwise defined in this German SPA, have the meaning ascribed to them in the U.S. SPA.

          (c)   Each of the following terms is defined in the Section set forth opposite such term:

Accounts Receivable	4.14
Agreement	Preamble
Alternative Proposal	6.7(b)
BioSpin U.S.	Recitals
BPhysik Purchase Price	2.5(a)
BPhysik Shares	Recitals
Bruker Physik	Preamble
Bruker Physik Share Transfer Deed	2.2(d)
Closing	2.6
Closing Date	2.6
Compulsory Shareholders	2.1(c)
Compulsory Shares	2.1(c)
Compulsory Share Transfer	6.13
Deposit	4.26
Employee Benefits	4.18(c)
Environmental Law	4.16(e)(ii)
Environmental Permits	4.16(e)(iii)
Financial Statements	4.9(a)
German SPA	Preamble
Group Entities	2.1(d)
Hazardous Substances	4.16(e)(i)
Indemnity Cap	9.5(a)

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Indemnity Escrow	Recitals
Invest	Recitals
Laukien Sellers	Preamble
Leased Real Property	4.15(b)
Merger Sub	Recitals
Owned Proprietary Rights	4.20(a)
Owned Real Property	4.15(a)
Parties	Preamble
Pension Commitments	4.18(d)
Proceeding	3.5
Proprietary Rights	4.20(a)
Purchaser 1	Preamble
Purchaser 2	Preamble
Purchaser 3	Preamble
Purchaser Indemnified Parties	9.2
Purchasers	Preamble
Real Property	4.15(b)
Real Property Leases	4.15(b)
Refund	4.26
Related Party	4.12
Release	4.16(e)(iv)
Representatives	6.2
SciTec Real Property	Recitals
SciTec Real Property Purchase Price	2.5(c)
SciTec Real Property Sale and Transfer Agreement	2.4
SciTec Verwaltungs	3.10
Seller 1	Preamble
Seller 2	Preamble
Seller 3	Preamble
Seller 4	Preamble
Seller 5	Preamble
Seller 6	Preamble
Seller 7	Preamble
Sellers	Preamble
Senior Employees' Agreements	4.18(b)
Shares	Recitals
Subsidiaries	2.1(d)
Subsidiary Interests	2.1(d)
Swiss Merger Agreement	Recitals
Target Companies	Preamble
Target Company Contracts	4.11(a)
Target Company Proprietary Rights	4.20(a)
Tax Deductible	9.2(d)
Techneon	Preamble
Techneon Purchase Price	2.5(b)
Techneon Shares	Recitals
Techneon Transfer Deed	2.3(c)
Trade Secrets	4.20(a)
Transactions	Recitals
U.S. SPA	Recitals

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ARTICLE II
PURCHASE AND SALE OF SHARES; CLOSING

        Section 2.1    Current Status.

          (a)   Bruker Physik GmbH is a German limited liability company with a registered share capital (Stammkapital) in the nominal amount of €8,500,000 all of which is fully paid up and has not been directly or indirectly repaid.

          (b)   The BPhysik Shares are held as follows:

Shareholder	Percentage	Number of Share Certificates	Nominal Amount
SciTec GmbH & Co. KG	61.50%	1	€5,227,500
Dirk D. Laukien	5.00%	1	€425,000
Frank H. Laukien	3.6718%	1	€312,100
Isolde Laukien-Kleiner	5.50%	1	€467,500
Joerg C. Laukien	5.00%	1	€425,000
Marc M. Laukien	5.00%	1	€425,000
Robyn L. Laukien	1.3282%	1	€112,900
Techneon AG	13.00%	1	€1,105,000

          (c)    Techneon and the Techneon Shares.    Techneon is a Swiss stock corporation with a registered share capital (Aktienkapital) of CHF 8,000,000, divided into 8,000 registered shares of nominal CHF 1,000 each, all of which is fully paid up and has not been directly or indirectly repaid. The Techneon Shares are being held, free and clear of any Liens other than restrictions on transfer which may arise solely under applicable securities Laws, as follows: (i) 7,996 Techneon Shares held of record and beneficially by Seller 1 and (ii) one Techneon Share held of record by each of Roger Deutsch, René Jeker, Seller 5 and Werner Schittenhelm (the "Compulsory Shareholders"), in each case for the benefit of Seller 1 (the "Compulsory Shares"). Prior to the Closing, Seller 1 shall have good and valid title to, and shall own of record and beneficially, all Compulsory Shares free and clear of any Liens other than restrictions on transfer which may arise solely under applicable securities Laws.

          (d)    Subsidiaries; Group Entities.    The Target Companies hold, directly or indirectly, interests in other legal entities as shown (in each case with the percentage and the number and par value or nominal amount, if any, of such interests) in Schedule 2.1(d) (the "Subsidiaries"). The Target Companies and the Subsidiaries shall be collectively referred to as the "Group Entities" and the interests of the Target Companies or any Group Entity in any Group Entity as the "Subsidiary Interests".

          (e)   Schedule 2.1(e) includes copies of all Corporate Documents for each Group Entity.

          (f)    SciTec Real Property.    Sellers 1 and 4 each hold a 50% co-ownership (1/2 Miteigentumsanteil) in the SciTec Real Property. A true and correct extract from the land register (Grundbuchauszug) for the SciTec Real Property is attached hereto as Schedule 2.1(f). Except as registered therein, or set out in that certain purchase agreement dated June 8, 1989 (deed 1 UR 512/89 Notariat Ettlingen), the SciTec Real Property is free of any encumbrances of whatever nature.

        Section 2.2    Purchase and Sale of BPhysik Shares.

          (a)    Seller 1.    Seller 1 hereby sells:

              (i)  to Purchaser 1, one BPhysik Share in the nominal amount of €2,125,000;

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             (ii)  to Purchaser 2, one BPhysik Share in the nominal amount of €1,551,250; and

            (iii)  to Purchaser 3, one BPhysik Share in the nominal amount of €1,551,250;

such BPhysik Shares to result from a split of Seller 1's BPhysik Share in the nominal amount of €5,227,500 into one share in the nominal amount of €2,125,000 and two shares in the nominal amount of €1,551,250 each. The Purchasers hereby accept such sale of BPhysik Shares as specified above. Bruker Physik hereby grants its consent to such split of BPhysik Shares in accordance with § 17 of the German Act on Limited Liability Companies (Gesetz betreffend die Gesellschaften mit beschränkter Haftung).

          (b)    Laukien Sellers.    Each of the Laukien Sellers hereby sells to Purchaser 1 the BPhysik Shares held by him or her respectively, as specified in Section 2.1 above, and Purchaser 1 hereby accepts such sale.

          (c)    Ancillary Rights.    The sale of the BPhysik Shares pursuant to Sections 2.2(a) and 2.2(b) above shall include all ancillary rights attaching thereto. The profit of the current fiscal year as well as the profit of previous fiscal years which has not yet been distributed shall be exclusively for the account of Purchasers.

          (d)    Transfer of BPhysik Shares.    The transfer of BPhysik Shares sold above shall not be effected by this German SPA but by way of a separate transfer deed under German law, to be entered into before a German notary on the Closing Date, in substantially the form attached hereto as Schedule 2.2(d) (the "Bruker Physik Share Transfer Deed").

          (e)    Resulting Shareholding in Bruker Physik.    Upon the Bruker Physik Share Transfer Deed having become effective, the BPhysik Shares will be held as follows:

              (i)  Purchaser 1 holding seven shares in the aggregate nominal amount of €4,292,500, i.e., shares of nominal amounts, respectively, of €2,125,000, €425,000, €425,000, €425,000, €312,100, €467,500, and €112,900, constituting 50.5% of the entire registered share capital of Bruker Physik;

             (ii)  Purchasers 2 and 3 each holding one share in the nominal amount of €1,551,250, each such share constituting 18.25% of the entire stated share capital of Bruker Physik; and

            (iii)  Techneon holding one share in the nominal amount of €1,105,000, constituting 13.0% of the entire stated share capital of Bruker Physik.

          Section 2.3    Purchase and Sale of Techneon Shares.

          (a)    Sale of the Techneon Shares.    Seller 1 hereby sells 100% of the Techneon Shares to Bruker Physik who hereby accepts such sale.

          (b)    Ancillary Rights.    The sale of the Techneon Shares shall include all ancillary rights attaching thereto (Nebenrechte). The profit of the current fiscal year as well as the profit of previous fiscal years which has not been distributed shall be exclusively for the account of Bruker Physik.

          (c)    Assignment of Techneon Shares.    The assignment of the Techneon Shares sold above shall not be effected by this German SPA but by way of a separate assignment deed under Swiss law to be entered into immediately after the Bruker Physik Share Transfer Deed has been entered into, in substantially the form attached hereto as Schedule 2.3(c) (the "Techneon Transfer Deed").

          Section 2.4    Purchase and Sale of SciTec Real Property.    Sellers 1 and 4 as sellers and Purchaser 3 as purchaser hereby undertake, without undue delay, to enter into a real property sale and transfer agreement regarding the SciTec Real Property before a German notary public, in

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  substantially the form attached hereto as Schedule 2.4 (the "SciTec Real Property Sale and Transfer Agreement").

          Section 2.5    Purchase Prices.    The aggregate purchase price for 87% of the BPhysik Shares, 100% of the Techneon Shares and the SciTec Real Property sold hereunder shall be cash payments apportioned as follows:

          (a)   The aggregate purchase price for 87% of the BPhysik Shares sold hereunder shall be a cash payment in the amount of $143,460,000 (the "BPhysik Purchase Price"). The BPhysik Purchase Price will be payable by Purchasers to Sellers in accordance with Schedule 2.5 in an amount to each Seller as set forth opposite such Seller's name under the heading "Portion of BPhysik Purchase Price".

          (b)   The aggregate purchase price for the Techneon Shares sold hereunder shall be a cash payment in the amount of $142,540,000 (the "Techneon Purchase Price").

          (c)   The aggregate purchase price for the SciTec Real Property to be sold pursuant to the SciTec Real Property Sale and Transfer Agreement shall be a cash payment in the amount of €1,416,250 (the "SciTec Real Property Purchase Price"), to be paid to Seller 1 and Seller 4 in equal parts as specified in the SciTec Real Property Sale and Transfer Agreement.

          Section 2.6    The Closing.    The closing of the transactions contemplated by this German SPA (the "Closing") shall take place together with the U.S. Closing and the Swiss Closing simultaneously at the offices of Dewey & LeBoeuf LLP, 1301 Avenue of the Americas, New York, New York 10019, and the offices of Dewey & LeBoeuf LLP, Taunusanlage 1, 60329 Frankfurt am Main, Germany, at 10:00 a.m., New York time, on the later of (i) January 23, 2008 and (ii) the first (1st) Business Day following the satisfaction or waiver of all conditions to the obligations of the Parties to consummate the transactions contemplated hereby (other than conditions which by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions) or such other date as Purchasers, the Target Companies and Sellers may mutually agree in writing (the "Closing Date"). The Closing shall be deemed to have been consummated at 12:03 a.m., New York time, on the Closing Date.

          Section 2.7    Deliveries and Actions at Closing.    At the Closing:

          (a)   Sellers shall deliver the following documents and deliverables to Purchasers:

              (i)  a receipt to Purchasers executed by Sellers for the BPhysik Purchase Price;

             (ii)  a receipt to Bruker Physik executed by Seller 1 for the Techneon Purchase Price;

            (iii)  a receipt to Purchaser 3 executed by Sellers 1 and 4 for the SciTec Real Property Purchase Price; and

            (iv)  all other documents and instruments required to be delivered by Sellers pursuant to this German SPA or any Ancillary Agreement to which the Sellers are or are required to be a party, including those set forth in Article VII, and any other document or instrument reasonably requested by Purchasers or Bruker Physik.

          (b)   The Target Companies shall deliver to Purchasers all documents and instruments required to be delivered by the Target Companies pursuant to this German SPA or any Ancillary Agreement to which a Target Company is or is required to be a party, including those set forth on Article VII, and any other document or instrument reasonably requested by Purchasers.

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          (c)   Purchasers and Bruker Physik shall deliver the following documents and deliverables to each Seller:

              (i)  an amount equal to such Seller's portion of the BPhysik Purchase Price set forth on Schedule 2.5, the Techneon Purchase Price and the SciTec Real Property Purchase Price, as applicable, by wire transfer to an account specified by such Seller in writing to Purchasers and Bruker Physik no less than three (3) Business Days prior to the Closing Date; and

             (ii)  all other documents and instruments required to be delivered by Purchasers and Bruker Physik pursuant to Article VII.

          (d)   Seller 1 shall deliver the following documents and deliverables to Purchasers:

              (i)  a share register of Techneon duly issued by the board of directors of Techneon showing that SciTec is the registered shareholder of all Techneon Shares;

             (ii)  to Bruker Physik, a circular resolution signed by all members of the board of directors of Techneon evidencing that the board of directors of Techneon resolved that Bruker Physik, contingent upon the Closing, shall be registered in Techneon's share register as shareholder in respect of all Techneon Shares;

          (e)   Sellers and Purchasers shall enter into the Bruker Physik Share Transfer Deed and Bruker Physik and Seller 1 shall enter into the Techneon Transfer Deed.

        Section 2.8    Withholding.    Purchasers and Bruker Physik shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this German SPA such amounts as they reasonably determine they should deduct and withhold with respect to the making of such payment under the Code and the rules and Treasury Regulations promulgated thereunder, or any provision of state, local or foreign Tax Law. To the extent that amounts are so withheld or paid over to or deposited with the relevant Governmental Authority, including any Taxing Authority, such amounts shall be treated for all purposes of this German SPA as having been paid to the Person in respect of which such deduction and withholding was made by Purchasers or Bruker Physik.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF SELLERS

        Sellers hereby jointly and severally represent and warrant to Purchasers (except with respect to the representations in Sections 3.8 and 3.9, which are made by each Seller in its individual capacity, Sections 3.10 and 3.11 which are made by Seller 1 alone and Section 3.12 which is made jointly by Sellers 1 and 4), as of the date hereof and as of the Closing Date or, if a representation or warranty is made as of a specified date, as of such date, as follows:

        Section 3.1    Power and Authority.    Sellers have all necessary power and authority to execute, deliver and perform this German SPA and, as of the Closing Date, the Ancillary Agreements, if any, to which it will become a party. In particular, without limitation, Laukien Sellers do not require consent from any third party, including their respective spouses, to enter into and consummate this German SPA.

        Section 3.2    Enforceability.    This German SPA and, as of the Closing Date, each Ancillary Agreement to which any Seller is a party have been duly executed and delivered by Sellers and (assuming due authorization, execution and delivery by Purchasers and the Target Companies), constitutes a legal, valid and binding obligation of Sellers, enforceable against Sellers in accordance with its respective terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors' rights generally and subject, as to enforceability, to general principles of equity.

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        Section 3.3    No Violation.    Except as set forth in Schedule 3.3, Sellers' execution and delivery of this German SPA and, as of the Closing Date, any Ancillary Agreement to which any Seller is a party, the consummation of the transactions contemplated hereby or thereby or compliance by Sellers with any of the provisions hereof or thereof will not (a) result in the creation of any Lien upon the Shares under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, agreement or any other instrument or obligation to which any Seller is a party or by which Sellers or the Shares may be bound or affected, by Law or otherwise, (b) violate any Law applicable to Sellers or the Shares or (c) conflict with, result in any breach of, constitute a default (or event which after notice or lapse of time or both, would become a default) under, require any consent under any Contract to which any of the Sellers a party or by which any of the Sellers may be bound.

        Section 3.4    No Conflict.    The execution and delivery of this German SPA or, as of the Closing Date, any Ancillary Agreement by Sellers and the consummation of the transactions contemplated hereby or thereby do not and shall not adversely affect the ability of Sellers or the Target Companies to enter into, perform their obligations under, and to consummate or materially delay the consummation of, the transactions contemplated by this German SPA or any Ancillary Agreement.

        Section 3.5    Litigation.    There is no action, proceeding, claim, suit, arbitration, opposition, challenge, proceeding, charge or investigation (collectively, "Proceedings") pending or, to the Knowledge of Sellers, threatened that relates, directly or indirectly, to this German SPA, the Shares or any action taken or to be taken in connection with this German SPA or any Ancillary Agreement.

        Section 3.6    No Other Agreement.    No Seller has any obligation, absolute or contingent, to any other individual, corporation, partnership, trust, limited liability company, association, joint venture or any similar entity to sell the BPhysik Shares or Techneon Shares.

        Section 3.7    No Broker.    No agent, broker, investment banker, financial advisor or other firm or Person (a) has acted directly or indirectly for Sellers in connection with this German SPA or any Ancillary Agreement or the transactions contemplated hereby or thereby or (b) is or will be entitled to any broker's or finder's fee or any other commission or similar fee in connection with this German SPA or any Ancillary Agreement or the transactions contemplated hereby or thereby.

        Section 3.8    Ownership of the Shares.    Sellers hold unrestricted legal and beneficial title to the BPhysik Shares and, other than the Compulsory Shares prior to the Compulsory Share Transfer, the Techneon Shares, and the Target Companies and each Group Entity hold unrestricted legal and beneficial title to the Subsidiary Interests, all as set forth in Section 2.1. The information set forth in Section 2.1 is true and correct. Other than with respect to the Compulsory Shares, the Shares and the Subsidiary Interests are not pledged, attached or otherwise encumbered with any third party rights and are not subject to any (i) trust arrangement, silent partnership, sub-participation or similar arrangement, (ii) pending transfer or other disposition, (iii) sale, contribution or other contractual arrangement creating an obligation to transfer or encumber or (iv) shareholders resolution on the redemption of shares.

        Section 3.9    Withholding Tax.    Each Seller represents that no withholding of any U.S. federal Tax, German Tax, Swiss Tax or any other Tax is required with respect to any payment to be made to such Seller in connection with the transactions contemplated by this German SPA and each Seller agrees that it will provide to Purchasers and Bruker Physik (with respect to the purchase of Techneon Shares) in a timely manner such form or forms, accurately and completely filled out and executed, as may be necessary in the opinion of Purchasers and Bruker Physik to establish such Seller's entitlement to exemption from any such withholding.

        Section 3.10    Seller 1's Assets.    Seller 1 represents that its assets exclusively consist of (i) 100% of the Techneon Shares (other than with respect to the Compulsory Shares), (ii) 61.5% of the BPhysik Shares, (iii) 100% of the shares of its own general partner, i.e., SciTec Verwaltungs GmbH ("SciTec

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Verwaltungs"), and (iv) its 50% co-ownership of the SciTec Real Property. In particular, without limitation, there are no remaining claims of Seller 1 against any of the Group Entities.

        Section 3.11    SciTec Verwaltungs.    Seller 1 represents that SciTec Verwaltungs does not hold any assets except for its participation (with no capital share) in Seller 1 and that its only business is the management of Seller 1, and that therefore SciTec Verwaltungs is not material to the business of the Target Companies or the Subsidiaries in any way.

        Section 3.12    SciTec Real Property.    Sellers 1 and 4, jointly and severally, represent the following regarding the SciTec Real Property:

          (a)   except as set forth in Schedule 3.12(a). the statements contained in Section 2.1(f) are true and correct;

          (b)   the land register extract as per Schedule 2.1(f) is true, complete and correct;

          (c)   except as provided for in the SciTec Real Property Sale and Transfer Agreement there are no acts or transactions requiring registration in the land registry that have not yet been registered;

          (d)   upon completion of the SciTec Real Property Sale and Transfer Agreement, Purchaser 3 will become the sole and, except as set forth in the SciTec Real Property Sale and Transfer Agreement, unencumbered owner of the SciTec Real Property;

          (e)   to the Knowledge of Seller 1 and Seller 4, there are no environmental hazards and/or pollution of the soil or the ground water on the SciTec Real Property, no redevelopment order has been issued, no decontamination measures have been conducted on the basis of an official order or for any other reason with respect to the SciTec Real Property; Sellers 1 and 4 have no knowledge of environmental hazards and/or pollution with respect to the neighboring properties;

          (f)    there are no public levies and dues, including development costs (Erschließungsbeiträge), due or becoming due as a result of any pre-Closing facts or actions;

          (g)   except as set forth on Schedule 3.12(g), there are no agreements with public authorities or private parties restricting the use of the SciTec Real Property; and

          (h)   SciTec Real Property is not located in an area:

              (i)  that is formally declared as a redevelopment area (Sanierungsgebiet) or development area (Entwicklungsgebiet),

             (ii)  for which a preliminary analysis has been conducted with the purpose of declaring it as a redevelopment area or a development area (§ 141 subsections 3 and 4 of the German Construction Code),

            (iii)  for which a preservation statute (Erhaltungssatzung) is in force or a resolution about a preservation statute has been adopted or publicized in a manner customary in a place,

            (iv)  which is a re-allotment area (Umlegungsgebiet) or a flooding area (Überflutungsgebiet), or

             (v)  for which a change ban (Veränderungssperre) has been decreed.

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ARTICLE IV
REPRESENTATIONS AND WARRANTIES REGARDING
THE TARGET COMPANIES

        Each of Sellers and the Target Companies, jointly and severally, hereby represent and warrant to Purchasers, as of the date hereof and as of the Closing Date or, if a representation or warranty is made as of a specified date, as of such date, as follows:

        Section 4.1    Organization and Good Standing.    The Target Companies and the Subsidiaries are duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization and have the requisite corporate, partnership or limited liability company authority and power to own, lease, operate and otherwise hold their property and assets and to conduct their business as currently being conducted. The Target Companies and the Subsidiaries are duly qualified to do business as a foreign company and are in good standing in each jurisdiction where the property owned by the Target Companies and the Subsidiaries or the nature of their business require such qualification, except where the failure to be so qualified could not reasonably be expected to have an adverse effect on the Target Companies or the Subsidiaries in any material respect.

        Section 4.2    Authorization and Effect of German SPA.

          (a)   The execution and delivery by the Target Companies of this German SPA and, as of the Closing Date, the Ancillary Agreements to which they are a party and to perform their obligations hereunder and thereunder and to consummate the transactions contemplated hereby or thereby on or prior to the Closing have been duly and validly authorized and approved by all requisite action on the part of the Target Companies, and no other action by the Target Companies is necessary to authorize the transactions contemplated hereby or thereby or to consummate such transactions.

          (b)   This German SPA and, as of the Closing Date, the Ancillary Agreements to which the Target Companies are a party have been duly executed and delivered by the Target Companies, and (assuming due authorization, execution and delivery by Purchasers and the Sellers) this German SPA and, as of the Closing Date, each such Ancillary Agreement constitutes a legal, valid and binding obligation of the Target Companies, enforceable against the Target Companies in accordance with its respective terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors' rights generally and subject, as to enforceability, to general principles of equity.

        Section 4.3    Capitalization of the Target Companies.

          (a)   The BPhysik Shares are fully paid up. All contributions have been made in compliance with applicable law and have not been repaid or returned, in whole or in part, whether open or disguised, directly or indirectly. There are no obligations to make further contributions.

          (b)   As of the date hereof, the capital stock of Techneon consists of 8,000 registered shares of common stock, par value CHF 1,000 per share, of which all are issued and outstanding on the date hereof and held beneficially and, other than the Compulsory Shares prior to the Compulsory Share Transfer, of record by Seller 1. No share certificates incorporating any of the Techneon Shares have ever been issued. There are no shares of preferred stock authorized or outstanding. There exists no contingent or authorized share capital. The shares of Techneon held by Seller 1, together with the Compulsory Shares prior to the Compulsory Share Transfer, constitute all of the issued and outstanding shares of capital stock of Techneon as of the date hereof and have been duly authorized and are validly issued. All Techneon Shares are fully paid up. All contributions have been made in compliance with applicable law and have not been repaid or returned, in whole or in part, whether open or disguised, directly or indirectly. There are no obligations to make further contributions. Seller 1 has good and valid title to own, beneficially and, other than the Compulsory Shares prior to the Compulsory Share Transfer, of record, the Techneon Shares, free and clear of

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  any Liens other than restrictions on transfer which may arise solely under applicable securities Laws. Upon consummation of the transactions contemplated under this German SPA and registration of the Techneon Shares in the name of Bruker Physik in the share register of Techneon, Bruker Physik will own all the Techneon Shares free and clear of all Liens other than restrictions on transfer which may arise solely under applicable securities Laws. Upon consummation of the transactions contemplated under this German SPA, the Techneon Shares will be fully paid and nonassessable. The share register of Techneon accurately records: (i) the name and address of each Person owning Techneon Shares and (ii) the number of Techneon Shares held by each of the Persons as per (i) above.

          (c)   The Target Companies have not issued any securities in violation of any preemptive or similar rights and, except as set forth on Schedule 4.3(c), there are no options, warrants, calls, rights or other securities convertible into or exchangeable or exercisable for equity securities of the Target Companies, any other commitments, arrangements, rights or agreements providing for the issuance or sale of additional equity interests or the repurchase, redemption or other acquisition of equity interests of the Target Companies, and there are no agreements of any kind which may obligate the Target Companies to issue, purchase, redeem or otherwise acquire any of its equity interests. No shares of the issued and outstanding shares of the stated share capital or partnership interests of the Target Companies are held in the treasury of the Target Companies or the Subsidiaries. There are no voting agreements, shareholder's agreements, proxies or other similar agreements or understandings with respect to the equity interests of the Target Companies.

        Section 4.4    Capitalization of the Subsidiaries; Other Interests.

          (a)   Schedule 2.1(d) sets forth each of the Target Companies' directly and indirectly owned Subsidiaries. Schedule 2.1(d) sets forth the designation, par value and the number of authorized, issued and outstanding shares of capital stock or membership interests for each Subsidiary and the number and percentage ownership interest of the Target Companies (if direct) or of the Target Companies' Subsidiary (if indirect) in each such Subsidiary. All of the outstanding shares of capital stock or membership interests of each Subsidiary (i) are duly authorized and are validly issued, fully paid and nonassessable and have not been issued and were not issued in violation of any preemptive or other similar right and (ii) are owned of record and beneficially by the Target Companies or the Subsidiary set forth on Schedule 2.1(d), in each case, free and clear of any Lien other than Permitted Liens or restrictions on transfer which may arise solely under applicable securities Laws.

          (b)   There are no outstanding options, warrants, rights or other securities convertible into or exchangeable or exercisable for equity interests of the Subsidiaries, any other commitments, arrangements, rights or agreements providing for the issuance or sale of additional equity interests or the repurchase or, redemption or other acquisition of equity interests of the Subsidiaries, and there are no agreements of any kind which may obligate the Subsidiaries to issue, purchase, redeem or otherwise acquire any of their respective equity interests. There are no voting agreements, shareholders' agreements, proxies or other similar agreements or understandings with respect to the equity interests of the Subsidiaries.

          (c)   Except as set forth on Schedule 2.1(d) and Schedule 4.4(c), neither the Target Companies nor any Subsidiaries own, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, limited liability company, joint venture, business, trust or other Person other than in a Subsidiary.

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        Section 4.5    No Conflict.    The execution and delivery by the Target Companies of this German SPA or any Ancillary Agreement and the consummation by the Target Companies of the transactions contemplated hereby and thereby do not and shall not:

          (a)   violate, conflict with or result in the breach of any Organizational Document of the Target Companies;

          (b)   violate or conflict with any Law applicable to the Target Companies or the Subsidiaries or any of their respective assets, properties or businesses or require any filing with, consent, approval or authorization of, or notice to, any Governmental Authority, except (i) as described on Schedule 4.5(b), and (ii) the applicable notification and waiting period requirements of the HSR Act and the requirements of the antitrust laws of any relevant jurisdiction; or

          (c)   except as described on Schedule 4.5(c), (i) conflict with, result in any breach of, constitute a default (or event which after notice or lapse of time or both, would become a default) under, require any consent under any Contract to which the Target Companies or any Subsidiaries are a party or by which the Target Companies or any Subsidiaries may be bound, (ii) result in the termination of any such Contract, (iii) result in the creation of any Lien under any such Contract or (iv) constitute an event which, after notice or lapse of time or both, would result in any such breach, termination or creation of a Lien;

except, in the case of clause (c) above, for any conflict, breach, default, termination or Lien that would not reasonably be expected to (A) adversely affect in any material respect the ability of the Target Companies to enter into, perform its obligations under, and to consummate the transactions contemplated by, this German SPA or (B) adversely affect in any material respect the business, operations (including results of operations), assets, liabilities or financial condition of the Target Companies and the Subsidiaries.

        Section 4.6    Permits; Compliance with Law.

          (a)   The Target Companies and the Subsidiaries hold all Permits necessary for the ownership and lease of their properties and assets and the lawful conduct of their respective businesses as currently conducted under and pursuant to all applicable Laws. Schedule 4.6(a) sets forth a true and complete list of all such Permits. All Permits have been legally obtained and maintained and are valid and in full force and effect. No outstanding violations are or have been recorded in respect of any such Permits. No Proceeding is pending or, to the Knowledge of the Target Companies, threatened, to suspend, revoke, withdraw, modify or limit any Permit. The transactions contemplated by this German SPA or any Ancillary Agreement do not give rise to the requirement of any consent, approval or modification in order for each Permit to continue to be valid and in full force and effect following the Closing.

          (b)   The Target Companies and the Subsidiaries are and have been in compliance with and are not in default under any Law applicable to the Target Companies or any of the Subsidiaries or any of their respective properties, assets or businesses.

        Section 4.7    Books and Records.    Except as set forth on Schedule 4.7, (i) true and complete copies of the Corporate Documents of the Target Companies and the Subsidiaries, as currently in effect, have heretofore been delivered to Purchasers, (ii) the minute books of the Target Companies and the Subsidiaries accurately reflect in all material respects all actions taken at meetings, or by written consent in lieu of meetings, of the stockholders, boards of directors (or other governing body) and all committees of the boards of directors (or other governing body) of the Target Companies and the Subsidiaries, as the case may be and (iii) all corporate actions and other actions taken by the Target Companies and the Subsidiaries, as the case may be, have been duly authorized, and no such actions taken by the Target Companies and the Subsidiaries, as the case may be, have been taken in breach or violation of the Corporate Documents of the Target Companies and the Subsidiaries.

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        Section 4.8    Litigation.    There are no Proceedings pending or, to the Knowledge of the Target Companies, threatened that relate, directly or indirectly, to this German SPA or any Ancillary Agreement to which any of the Target Companies is a party, or any action taken or to be taken in connection with this German SPA or any Ancillary Agreement. There are no Proceedings pending or, to the Knowledge of the Target Companies, threatened that relate to (a) the Target Companies or any Subsidiary or their respective assets, properties or businesses or (b) the officers, directors, employees, stockholders or Affiliates of the Target Companies (in their capacity as such). There are no outstanding judgments, writs, injunctions, orders, decrees or settlements that apply, in whole or in part, to the Target Companies or any Subsidiary or their respective assets, properties or business.

        Section 4.9    Financial Statements; Undisclosed Liabilities.

          (a)   Except as set forth on Schedule 4.9, the Target Companies have furnished Purchasers true and complete copies of the audited combined balance sheet and the related audited combined statements of income, shareholders' equity and cash flows of the Subject Companies for each of the fiscal years ended as of and for December 31, 2005 and 2006, the related opinion of E&Y, the independent accountants of the Subject Companies and the unaudited combined balance sheet and the related unaudited combined statements of income, shareholders' equity and cash flows of the Subject Companies as of and for the nine months ended September 30, 2007 and 2006 as well as the audited statutory balance sheets of Techneon as per December 31, 2005 and 2006 and the related audited statutory statements of income together with the relevant audit reports (collectively, together with the related notes thereto, the "Financial Statements").

          (b)   The Financial Statements fairly present in all material respects the financial position and the results of operations of the Subject Companies as of the respective dates thereof and for the respective periods then ended. The Financial Statements have been prepared in accordance with GAAP consistently applied during the periods involved, except as otherwise noted therein or in the notes thereto. The Financial Statements have been prepared in accordance with the books and records of the Subject Companies consistent with past practice.

          (c)   Except as set forth in Schedule 4.9 and (i) as reflected or adequately reserved against in the Financial Statements and (ii) for liabilities which have been incurred since December 31, 2006 in the Ordinary Course of Business, there are no liabilities or obligations, secured or unsecured (whether absolute, accrued, contingent or otherwise), matured or unmatured that are, or would reasonably be expected to be, material to the Subject Companies or that would materially delay the consummation of the transactions contemplated by this German SPA.

        Section 4.10    Absence of Certain Changes.    Except as set forth on Schedule 4.10, since December 31, 2006, (a) the Target Companies and the Subsidiaries have been operated in the Ordinary Course of Business, (b) neither the Target Companies nor any Subsidiary has taken or agreed to take any of the actions set forth in Section 6.1, (c) there has not occurred any event or condition that, individually or in the aggregate, has had or is reasonably likely to have a Material Adverse Effect, (d) there have been no actual or threatened cancellations or terminations by any material producer, agent, supplier, customer or contractor of the Target Companies or any Subsidiary and (e) there has been no material damage to or loss or theft of any of the material assets of the Target Companies or the Subsidiaries.

        Section 4.11    Contracts.

          (a)   Schedule 4.11(a) sets forth a complete and accurate list of the following Contracts to which the Target Companies or any Subsidiary is a party or by which the Target Companies or any

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  Subsidiary or any of their respective properties or assets is or may be bound (the "Target Company Contracts"):

              (i)  employment Contracts with (a) any current officer, manager, director or Employee and (b) any former officer, manager, director or Employee with respect to which a Target Company or any Subsidiary remains liable for any obligations thereunder (the name, position or capacity and rate of compensation of each such person and the expiration date of each such Contract being set forth in accordance with this Section 4.11(a)), other than standard contracts required under local Law or custom;

             (ii)  all Contracts (other than employment contracts) with any current or former officer, manager, director, stockholder, member, Employee, consultant, agent or other representative or with an entity in which any of the foregoing is a controlling person (excluding any Contracts with respect to which a the Target Companies and the Subsidiaries have no liabilities for any obligations thereunder);

            (iii)  all lease, sublease, rental or other Contracts under which the Target Companies or any of the Subsidiaries is a lessor or lessee of any real property or the guarantee of any such lease, sublease, rental or other Contracts;

            (iv)  all shop agreements (Betriebsvereinbarungen), collective bargaining (Tarifverträge) or other labor or union Contracts;

             (v)  all instruments relating to indebtedness for borrowed money, any note, bond, deed of trust, mortgage, indenture or agreement to borrow money, and any agreement relating to the extension of credit or the granting of a Lien other than Permitted Liens, or any Contract of guarantee in favor of any Person or entity other than the Target Companies or any Subsidiary;

            (vi)  all confidentiality Contracts (other than standard materials transfer agreements or non-disclosure agreements for customer test sample measurements made in the Ordinary Course of Business);

           (vii)  all partnership or joint venture Contracts;

          (viii)  all Contracts relating to licenses of trademarks, trade names, service marks or other Target Company Proprietary Rights;

            (ix)  all other Contracts material to the business of the Target Companies or any Subsidiary, other than any Contracts having only Subject Companies as parties;

             (x)  all lease, sublease, rental, licensing use or similar Contracts with respect to personal property providing for annual rental license or use payments in excess of €135,000 or the guarantee of any such lease, sublease, rental or other Contracts;

            (xi)  all Contracts containing any covenant or provision limiting the freedom or ability of the Target Companies or any Subsidiary to engage in any line of business, engage in business in any geographical area or compete with any other Person;

           (xii)  all Contracts (other than Contracts having only Subject Companies as parties) for the purchase or sale of materials, supplies or equipment (including computer hardware and software), or the provision of services (including consulting services, data processing and management, project management services and clinical trial management), involving total payments in excess of €1,000,000 or containing any escalation, renegotiation or redetermination provisions, which Contracts are not terminable at will without liability, premium or penalty by the Target Companies or any Subsidiary;

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          (xiii)  all Contracts, purchase orders or service agreements relating to capital expenditures of the Target Companies or any Subsidiary involving total payments in excess of €135,000;

          (xiv)  all Contracts between or among (A) the Target Companies or any Subsidiary, on the one hand, and (B) any Seller, Affiliate of any Seller, (other than the Subject Companies) or any Related Party, on the other hand;

           (xv)  all Contracts (A) outside the Ordinary Course of Business for the purchase, acquisition, sale or disposition of any assets or properties or (B) for the grant to any Person (excluding the Target Companies or any Subsidiary) of any option or preferential rights to purchase any assets or properties;

          (xvi)  all Contracts (other than Contracts having only Subject Companies as parties) pursuant to which there is either a current or future obligation of the Target Companies or any Subsidiary to make payments or provide services for a value in excess of €135,000 in any twelve (12) month period;

         (xvii)  all Contracts under which the Target Companies or any Subsidiary agrees to indemnify any Person (other than standard materials transfer agreements or non-disclosure agreements for customer test sample measurements made in the Ordinary Course of Business);

        (xviii)  all non-competition, non-solicitation and any similar Contracts;

          (xix)  all "earn-out" agreements or arrangements or any similar Contracts; and

           (xx)  each amendment, supplement and modification in respect of any of the foregoing.

           (b)  (i) Each Target Company Contract (including, for purposes of this Section 4.11(b), all Contracts that would be deemed a "Target Company Contract" but for the fact that a Subject Company is a party thereto) is legal, valid, binding and enforceable against the Target Companies or the Subsidiary that is party thereto and against each other party thereto, is in full force and effect and (ii) no party is in material breach or default, and no event has occurred which would constitute (with or without notice or lapse of time or both) a material breach or default (or give rise to any right of termination, modification, cancellation or acceleration) or material loss of any benefits under any Target Company Contract.

        Section 4.12    Transactions with Affiliates.    Except as set forth on Schedule 4.12, no Related Party, either currently or at any time since December 31, 2003 (a) has or has had any interest in any property (real or personal, tangible or intangible) that the Target Companies or any Subsidiary uses or has used in or pertaining to the business of the Target Companies or any Subsidiary or (b) has or has had any business dealings, contracts, agreements, arrangements, understandings or any financial interest in any transaction with the Target Companies or any Subsidiary or involving any assets or property of the Target Companies or any Subsidiary, other than business dealings or transactions conducted in the Ordinary Course of Business at prevailing market prices and on prevailing market terms. For purposes of this German SPA, the term "Related Party" shall mean as of any time: Sellers, any executive officer, member, manager or director, ten percent (10%) stockholder (including any executive officers, members, managers or directors thereof) or Affiliate of the Target Companies or any Subsidiary at such time, any present or former known spouse, sibling, parent or child of any such Sellers, executive officer, member, manager, director or Affiliate of the Target Companies or any Subsidiary or any trust or other similar entity for the benefit of any of the foregoing Persons; provided, however, that the term "Related Party" shall not be deemed to include any Subject Company. Purchasers have been provided with true and complete copies of all documents listed on Schedule 4.12and any amendments thereto.

        Section 4.13    Insurance.    Schedule 4.13 sets forth a true and complete list of all insurance policies currently maintained relating to the Target Companies and each Subsidiary, including those which

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pertain to the Target Companies' and each Subsidiary's assets, directors, officers or employees or operations, and all such insurance policies are in full force and effect and all premiums due thereunder have been paid. There is no material claim outstanding under any such insurance policies and there are no existing circumstances likely to give rise to a claim under any such insurance policies. The Target Companies have not received notice of cancellation of any such insurance policies. The Target Companies have provided to Purchasers true and complete copies of all insurance policies (including any amendments thereto) listed on Schedule 4.13.

        Section 4.14    Accounts Receivable.    All accounts receivable, notes receivable and other indebtedness of the Target Companies and each Subsidiary (the "Accounts Receivable") reflected in the Financial Statements or which arose subsequent to December 31, 2006, represent bona fide, arm's-length transactions for the sale of goods or performance of services actually delivered in the Ordinary Course of Business and, in the case of Accounts Receivable, have been billed or invoiced in the Ordinary Course of Business consistent with past practice. Except to the extent expressly reserved against or reflected on the Financial Statements (which reserves are consistent with past practice) or paid prior to the Closing, the Accounts Receivable are or will be as of the Closing Date, collectible in the Ordinary Course of Business.

        Section 4.15    Real Property; Leases.

          (a)   Except as set forth on Schedule 4.15(a), neither the Target Companies nor any Subsidiary owns any real property (such property, the "Owned Real Property") and, except as set forth on Schedule 4.15(a), such owned real property is owned free and clear of all Liens.

          (b)   Schedule 4.15(b) contains a complete and correct list of all leases of real property, occupancy agreements, licenses, concessions or similar agreements (the "Real Property Leases") under which the Target Companies or any Subsidiary is a lessee, sub-lessee, tenant, licensee or assignee of any real property owned by any other Person (the "Leased Real Property" and, together with the Owned Real Property, the "Real Property"). The Target Companies have delivered to Purchasers true, correct and complete copies of each Real Property Lease. With respect to each Real Property Lease, (i) there exists no default under such Real Property Lease by the Target Companies or any Subsidiary nor is there any event which, with notice or the passage of time or both, could ripen into a default and neither the Target Companies nor any Subsidiary has received written notice of any such default and (ii) to the Knowledge of the Target Companies, there exists no default by any other Person thereunder nor any event which, with notice or the passage of time or both, could ripen into a default. Each Real Property Lease is a legal, valid and binding obligation of the Target Companies and/or each Subsidiary, and, to the Knowledge of the Target Companies, each other party thereto, enforceable against each such other party thereto in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally and subject to general principles of equity. The consummation of the transactions contemplated by this German SPA or any Ancillary Agreement requires no Consents from any Person, except as set forth on Schedule 4.15(b) (which Consents have been obtained prior to the date hereof), and will not result in any default, penalty, right to terminate, increase in the amounts payable under or modification to any Real Property Lease. The Target Companies and the Subsidiaries hold good and valid leasehold estates in the Leased Real Property and the Real Property constitutes all of the real property necessary for the conduct of the Target Companies' and the Subsidiaries' respective businesses.

          (c)   (i) There is no pending or, to the Knowledge of the Target Companies, threatened condemnation (or similar proceedings) of all or any part of the Real Property, and neither the Target Companies nor any Subsidiary has assigned or sublet or granted any rights to use and occupy or created any limitations to or on its interests under any Real Property Lease to any

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  Person, (ii) to the Knowledge of the Target Companies, there are no zoning, building code, occupancy restriction or other land-use regulation proceedings or any proposed change in any applicable Laws that could, individually or in the aggregate, result in a Material Adverse Effect, nor have the Target Companies or any Subsidiary received any notice of any special assessment proceedings affecting any Real Property, or applied for any change to the zoning or land use status of any Real Property, (iii) to the Knowledge of the Target Companies, there are no defects, structural or otherwise, with respect to any of the Real Property (or any improvements located thereon), which could reasonably be anticipated to have a material adverse impact on the value or utility of any such parcel of Real Property and (iv) there are no easements, Liens or other agreements (whether of record or not) affecting title to, or creating any Lien or charge upon, any of the Real Property.

        Section 4.16     Environmental.

          (a)   The Target Companies and the Subsidiaries hold all Environmental Permits necessary for the ownership and lease of their properties and assets and the lawful conduct of their respective businesses as currently conducted under and pursuant to all applicable Laws; Schedule 4.16(a) sets forth a true and complete list of all such Environmental Permits. All such Environmental Permits have been legally obtained and maintained and are valid and in full force and effect. No outstanding violations are or have been recorded in respect of any such Environmental Permits. No Proceeding is pending or, to the Knowledge of the Target Companies, threatened, to suspend, revoke, withdraw, modify or limit any such Environmental Permit. The transactions contemplated by this German SPA or any Ancillary Agreement do not give rise to the requirement of any filing, consent, approval or modification in order for each Environmental Permit to continue to be valid and in full force and effect following the Closing.

          (b)   The Target Companies and the Subsidiaries comply and have complied in all respects with and are not in default under any Environmental Law applicable to Target Companies or any of its Subsidiaries or any of their respective properties or assets.

          (c)   There are no Proceedings arising under any Environmental Law pending or, to the Knowledge of the Target Companies, threatened that relate to the (i) Target Companies or any Subsidiary or their respective assets, properties or businesses or (ii) the officers, directors, employees, stockholders or Affiliates of the Target Companies (in their capacity as such). There are no outstanding judgments, writs, injunctions, orders, decrees or settlements arising under any Environmental Law that apply, in whole or in part, to the Target Companies or any Subsidiary or their respective assets, properties or business.

          (d)   Except as set forth on Schedule 4.16(d), there has been no Release or threatened Release of any Hazardous Substance from, and no Hazardous Substances are present at, on or beneath, any property currently or formerly owned, leased or operated by the Target Companies or any Subsidiary or, except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, at any other location, including any location at which any Hazardous Substances manufactured, used or generated by the Target Companies or any Subsidiary have been stored, treated or disposed.

          (e)   (i)    "Hazardous Substances" shall mean any pollutant, contaminant, hazardous substance, hazardous waste, medical waste, special waste, toxic substance, petroleum or petroleum-derived substance, waste or additive, radioactive material, or other compound, element, material or substances in any form (including products) regulated, restricted or addressed by or under any applicable Environmental Law.

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             (ii)  "Environmental Law" shall mean any Law relating to the environment, natural resources or the safety or health of human beings or other living organisms, including the manufacture, distribution in commerce, use or presence of hazardous substances.

            (iii)  "Environmental Permits" shall mean all Permits required under Environmental Laws.

            (iv)  "Release" shall mean any release, pumping, pouring, emptying, injecting, escaping, leaching, migrating, dumping, seepage, spill, leak, flow, discharge, disposal (except orderly offsite disposal via qualified hazardous waste disposal contractors) or emission.

        Section 4.17    No Broker.    No agent, broker, investment banker, financial advisor or other firm or Person (a) has acted directly or indirectly for the Target Companies in connection with this German SPA or any Ancillary Agreement or the transactions contemplated hereby or thereby or (b) is or will be entitled to any broker's or finder's fee or any other commission or similar fee in connection with this German SPA or any Ancillary Agreement or the transactions contemplated hereby or thereby.

        Section 4.18    Labor Relations and Employee Benefits.

          (a)    No Employees. Techneon has no employees.

          (b)   Service Agreement. Except as disclosed in Schedule 4.18(b), (i) the contracts with Employees are in full force and effect and enforceable against the parties thereto in accordance with their terms, (ii) no party to a service agreement with members of the executive board, managing directors or senior executives (leitende Angestellte) (together, the "Senior Employees' Agreements") has given or is reasonably likely to give notice of termination, and no circumstances exist which give any party to a Senior Employees' Agreement the right to terminate or modify such agreement, (iii) no party to a Senior Employees' Agreement is in breach of such agreement or is or is reasonably likely to become unable to meet its obligations, and (iv) the execution or consummation of this German SPA or the transactions contemplated herein do not trigger any rights of any party to a Senior Employees' Agreement.

          (c)   Employee Benefits. Schedule 4.18(c) includes for the Target Companies and each Subsidiary a correct and complete list of all agreements and other commitments, whether of an individual or collective nature and including commitments based on works custom, regarding employee benefits such as anniversary, holiday or jubilee payments, bonus, profit participation or other variable remuneration elements, and stock options, stock appreciation rights or similar rights, other than Pensions (the "Employee Benefits"). Such list correctly states the legal basis for the Employee Benefits and the nature and dates of the respective commitments. The employees of the Target Companies and the Subsidiaries are not entitled to any Employee Benefits granted by Sellers, Sellers' Affiliates or any other third parties.

          (d)   Pensions.Schedule 4.18(d) includes for the Target Companies and each Subsidiary a correct and complete list of all agreements and other commitments, whether of an individual or collective nature and including commitments based on works custom, regarding pensions under which such Target Company or Subsidiary has any obligations (the "Pension Commitments"). All present and future obligations under or in connection with the Pension Commitments, including obligations arising by operation of law, appertaining to periods prior to the Closing Date have either been fulfilled or are fully funded, in each case as required by U.S. GAAP. In the past, all pensions provided by the Group Entities have been adjusted regularly as required by Section 16 of the German Company Pension Act (BetrAVG) or, where applicable, equivalent provisions of foreign law or contractual provisions.

          (e)   Employment Regulations. The Target Companies and the Subsidiaries are in full compliance with all laws and regulations dealing with wages, hours, vacations and working conditions for their employees. All compensation and withholding obligations of the Target

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  Companies and the Subsidiaries to or in respect of their current and former employees for periods prior to the Closing Date have been paid by the Target Companies or Subsidiaries or have been properly provided for in the Financial Statements.

        Section 4.19    Taxes and Tax Returns.    Except as set forth on Schedule 4.19:

          (a)   All Tax Returns required to be filed by or with respect to the Target Companies or any Subsidiary or their respective assets and operations have been timely filed. All such Tax Returns (i) were prepared in the manner required by applicable Law, (ii) are true, correct and complete in all material respects and (iii) accurately reflect the liability for Taxes of the Target Companies and each Subsidiary. All Taxes due and owing by any of the Target Companies and any Subsidiary on or before the date hereof (whether or not shown on any Tax Returns) have been fully paid, or have been adequately reserved for in accordance with applicable GAAP. The books and records of each Target Company or Subsidiary relating to taxes have been properly maintained and are in all respects correct and complete. True, correct and complete copies of all federal, state, local and foreign Tax Returns of or including the Target Companies and the Subsidiaries filed in the previous five (5) years have been provided to Purchasers prior to the date hereof.

          (b)   The Target Companies and the Subsidiaries have timely paid, or caused to be paid, all Taxes required to be paid, whether or not shown (or required to be shown) on a Tax Return, and the Target Companies and the Subsidiaries have accrued for the payment in full of all Taxes not yet due and payable on the balance sheets included in the Financial Statements for the fiscal year ended December 31, 2006 of the Target Companies and the Subsidiaries. Since December 31, 2006, neither the Target Companies nor any Subsidiary has incurred any liability for Taxes other than Taxes incurred in the Ordinary Course of Business. In particular, the reserves with respect to Taxes on the respective books of each of the Target Companies and the Subsidiaries are sufficient to cover all Taxes of whatever nature that may be assessed or computed on the results, transactions, or capital of the Target Companies and each of the Subsidiaries for all periods prior to the date of the Financial Statements irrespective of the financial period during which such Taxes may become due.

          (c)   The Target Companies and the Subsidiaries have complied in all material respects with all provisions of state, local and foreign Law relating to the withholding and payment of Taxes, and have, within the time and in the manner prescribed by Law, withheld the applicable amount of Taxes required to be withheld from amounts paid to any stockholder, Employee, independent contractor or other third party and paid over to the proper Governmental Authorities all amounts required to be so paid over.

          (d)   There are no tax audits, examinations or other administrative or court proceedings relating to Taxes in progress or pending, and there is no existing, pending or threatened claim, proposal or assessment against the Target Companies or any Subsidiary or relating to their assets or operations asserting any deficiency for Taxes.

          (e)   No claim has ever been made by any Taxing Authority with respect to the Target Companies or any Subsidiary in a jurisdiction where the Target Companies or any Subsidiary does not file Tax Returns that the Target Companies or any Subsidiary is or may be subject to taxation by that jurisdiction. There are no security interests on any of the assets of the Target Companies or any Subsidiary that arose in connection with any failure (or alleged failure) to pay any Taxes and, except for liens for real and personal property Taxes that are not yet due and payable, there are no liens for any Taxes upon any assets of the Target Companies or any Subsidiary.

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          (f)    No extension of time with respect to any date by which a Tax Return was or is to be filed by or with respect to the Target Companies or any Subsidiary is in force, and no waiver or agreement by the Target Companies or any Subsidiary is in force for the extension of time for the assessment or payment of any Taxes.

          (g)   Neither the Target Companies nor any of the Subsidiaries has granted a power of attorney to any Person with respect to any Taxes.

          (h)   Neither the Target Companies nor any Subsidiaries is a party to any contract, agreement, plan or arrangement relating to allocating or sharing the payment of, indemnity for, or liability for, Taxes.

          (i)    The Target Companies and the Subsidiaries have, in all material respects, properly and in a timely manner documented their transfer pricing methodology and their intercompany transactions in compliance with all applicable Tax Laws or regulations. In particular, the reserves with respect to Taxes on the respective books of each of the Target Companies and the Subsidiaries in relation to Taxes due or that might become due in connection with the transfer pricing methodology applied, are sufficient to cover all Taxes of whatever nature that may be assessed or computed on the results, transactions, or capital of the Target Companies and each of the Subsidiaries for all periods prior to the date of the Financial Statements irrespective of the financial period during which such Taxes may become due.

          (j)    Neither the Target Companies nor any Subsidiaries will be required to include any item of income, or exclude any item of deduction, from taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of: (i) any change in method of accounting for a taxable period ending on or before the Closing Date, or (ii) any intercompany transaction.

          (k)   Except as set forth on Schedule 4.19(k), the shares in the Subsidiaries do not result from a contribution in kind against the issuance of new shares.

          (l)    The book value of each participation in each of the Subsidiaries corresponds to its historical acquisition costs in the books of the Target Companies, i.e., no write-off has been made since the acquisition of the shares.

          (m)  The Target Companies and the Subsidiaries have not received or applied for any written tax ruling or entered into any written or legally binding agreement with any Taxing Authority.

          (n)   No undisclosed dividend distributions have been made by the Target Companies and the Subsidiaries on or before the Closing Date.

          (o)   None of the Target Companies or any Subsidiaries is, or has been, a "United States real property holding corporation" within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

          (p)   Neither the Target Companies nor any Subsidiaries has ever participated in an international boycott within the meaning of Section 999 of the Code.

          (q)   Neither of the Target Companies nor any Subsidiaries was a foreign personal holding company (within the meaning of Section 552 of the Code) on or before December 31, 2004, and neither of the Target Companies nor any Subsidiary is or has been a passive foreign investment company (within the meaning of Section 1297 of the Code).

          (r)   Except as set forth on Schedule 4.19(r), neither the Target Companies nor any Subsidiary is engaged in a trade or business within the United States.

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          (s)   The taxable year for U.S. federal income tax purposes of the Target Companies and each of their Subsidiaries ends on December 31 of each year.

          (t)    The Target Companies are foreign corporations within the meaning of Section 7701(a)(5) of the Code.

          (u)   None of the Target Companies or any Subsidiaries has been includible with any other entity in any consolidated, combined, unitary or similar return for any Tax period for which the statute of limitations has not expired (other than any such return with respect to which a Target Company was the common parent).

        Section 4.20    Proprietary Rights.

          (a)   (i) Except as set forth on Schedule 4.20(a), a Target Company or a Subsidiary is the sole owner of, free and clear of any Lien (other than Permitted Liens), or has a valid license to (without the payment of any royalty, except with respect to off-the-shelf software licensed on commercially reasonable terms), all U.S. and non-U.S. trademarks, service marks, logos, designs, trade names, internet domain names and corporate names, and the goodwill of the business connected with and symbolized by the foregoing, patents, registered designs, copyrights, computer software (including all information systems, data files and databases, source and object codes, user interfaces, manuals and other specifications and documentation related thereto and all intellectual property and proprietary rights incorporated therein), web sites and web pages and related items (and all intellectual property and proprietary rights incorporated therein) and all trade secrets, research and development, formulae and know-how ("Trade Secrets") and all other proprietary and intellectual property rights and information, including all grants, registrations and applications relating to any of the foregoing (all of the foregoing to be collectively referred to as the "Proprietary Rights") used or held for use in, or necessary for the conduct of the business of the Target Companies or the businesses of the Subsidiaries (such Proprietary Rights owned by or licensed to the Target Companies or the Subsidiaries, collectively, the "Target Company Proprietary Rights"), (ii) the rights of the Target Companies and the Subsidiaries in the Target Company Proprietary Rights are valid and enforceable, (iii) neither the Target Companies nor any Subsidiary has received any demand, claim, notice or inquiry from any Person in respect of the Target Company Proprietary Rights which challenges, threatens to challenge or inquires as to whether there is any basis to challenge, the validity or enforceability of, or the rights of the Target Companies or any Subsidiary in, any of the Target Company Proprietary Rights, and neither the Target Companies nor any Subsidiary has Knowledge of any facts which could form a reasonable basis for any such demand, claim, notice or inquiry, (iv) no act has been done or omitted to be done by the Target Companies or any Subsidiary, or any licensee thereof, which has had or could have the effect of impairing or dedicating to the public, or entitling any U.S. or foreign governmental authority or any other Person to invalidate, render unenforceable or unpatentable, preclude issuance of, cancel, forfeit, modify or consider abandoned, any material Target Company Proprietary Rights owned by the Target Companies or a Subsidiary (the "Owned Proprietary Rights"), or give any Person any rights with respect thereto (except pursuant to an agreement listed on Schedule 4.20(b)), (v) all necessary registration, maintenance and renewal fees in respect of the Owned Proprietary Rights have been paid and all necessary documents and certificates have been filed with the relevant Governmental Authority for the purpose of maintaining such Owned Proprietary Rights, (vi) to the Knowledge of the Target Companies and their Subsidiaries, the respective businesses of the Target Companies and the Subsidiaries as currently or in the past operated do not violate or infringe, and have not violated or infringed, any Proprietary Rights of any other Person, (vii) to the Knowledge of the Target Companies and their Subsidiaries, no Person is violating or infringing any of the Target Company Proprietary Rights, (viii) the Target Companies and the Subsidiaries have obtained from all individuals who participated (as Employees, consultants, employees of consultants or otherwise) in any respect in the invention,

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  development or authorship of any of the Owned Proprietary Rights effective waivers of any and all ownership rights of such individuals in such Proprietary Rights, and/or assignments to the Target Companies or the Subsidiaries, as the case may be, of all rights with respect thereto, and (ix) neither the Target Companies nor the Subsidiaries have divulged, furnished to or made accessible to any Person, any Trade Secrets without prior thereto having obtained an enforceable agreement of confidentiality from such Person.

          (b)   Schedule 4.20(b) contains a complete and accurate list of the material Target Company Proprietary Rights (other than Trade Secrets) and all licenses and other agreements relating thereto.

        Section 4.21    Information Technology.

          (a)   Except as set forth on Schedule 4.21, the material Target Company IT Systems have been properly maintained by technically competent personnel in accordance with standards set by the manufacturers for proper operation, monitoring and use. The material Target Company IT Systems are in good working condition to effectively perform all information technology operations necessary for the conduct of its business as now conducted or as contemplated to be conducted. Neither the Target Companies nor any of their Subsidiaries have experienced within the past twelve (12) months any material disruption to, or material interruption in, their conduct of their respective businesses attributable to a defect, bug, breakdown or other failure or deficiency on the part of Target Company IT Systems.

          (b)   Except for scheduled or routine maintenance which would not reasonably be expected to cause any material disruption to, or material interruption in, the conduct of the business, the Target Company IT Systems are available for use during normal working hours and other times when required to be available. The Target Companies and the Subsidiaries have taken commercially reasonable steps to provide for the backup and recovery of the data and information critical to the conduct of the business (including such data and information that is stored on magnetic or optical media in the ordinary course) without material disruption to, or material interruption in, the conduct of the business.

          (c)   The Target Companies and Subsidiaries have taken commercially reasonable actions, consistent with standards in the business, with respect to the Target Company IT Systems to detect and prevent the disclosure to unauthorized persons of, and keep secure, any and all confidential information, trade secrets, or other proprietary information stored on Target Company IT Systems including the designs, policies, processes and procedures relating to the composition and structure of the Target Company IT Systems.

        Section 4.22    Guarantees.    Except as set forth on Schedule 4.22, neither the Target Companies nor any Subsidiary is a guarantor or otherwise responsible for any liability or obligation (including indebtedness) of any Person.

        Section 4.23    Bank Accounts.    Schedule 4.23 contains a true and complete list of (a) the names and locations of all banks, trust companies, securities brokers and other financial institutions at which the Target Companies or any Subsidiary have an account or safe deposit box or maintains a banking, custodial, trading or other similar relationship which is material to the Target Companies and the Subsidiaries taken as a whole, (b) a true and complete list and description of each such account, box and relationship and (c) the name of every Person authorized to draw thereon or having access thereto.

        Section 4.24    Foreign Corrupt Practices and International Trade Sanctions.    To the Knowledge of Sellers and Target Companies, neither Target Companies, any Subsidiary nor any of their respective directors, officers, agents, employees or any other Persons acting on their behalf has, in connection with the operation of the business of Target Companies or any Subsidiary, (a) used any corporate or other funds for unlawful contributions, payments, gifts or entertainment, or made any unlawful expenditures

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relating to political activity to government officials, candidates or members of political parties or organizations, or established or maintained any unlawful or unrecorded funds in violation of applicable Laws, (b) paid, accepted or received any unlawful contributions, payments, expenditures or gifts or (c) violated or operated in noncompliance with any applicable export restrictions, anti-boycott regulations, embargo regulations or other applicable Laws.

        Section 4.25    Inventory.    The inventories shown on the Financial Statements, net of inventory reserves reflected thereon, for the period ended December 31, 2006 or acquired after December 31, 2006, were acquired and maintained in the Ordinary Course of Business, are of good and merchantable quality, and consist of items of a quantity and quality usable or salable in the Ordinary Course of Business.

        Section 4.26    Deposits.    No deposit received by a Subject Company prior to the Closing Date on a purchase made by a customer from a Subject Company (a "Deposit") shall be required to be returned or refunded to such customer or otherwise be subject to any adjustment in favor of such customer (each such return, refund or adjustment, a "Refund"), in each case other than (a) aggregate Refunds to the extent the aggregate sum of which is less than $1,000,000 or (b) any Refund granted pursuant to a renegotiation between the parties to the Contract pursuant to which the Deposit subject to such Refund was initially made that is (i) in an amount less than $500,000 and deemed by the Chief Financial Officer of BRKR to be neutral or beneficial to such Subject Company or (ii) in an amount of $500,000 or more and deemed by the Special Committee or the Audit Committee of BRKR to be neutral or beneficial to such Subject Company or (iii) in an amount less than $50,000 (which Refunds shall be deemed to be in the Ordinary Course of Business).

        Section 4.27    No Misleading Statements.    Except as set forth on Schedule 4.27, the representations and warranties made by Sellers and the Target Companies in this German SPA, including in the exhibits and schedules hereto, do not include any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF PURCHASERS

        Purchasers represent and warrant to Sellers as of the date hereof and as of the Closing Date or, if a representation or warranty is made as of a specified date, as of such date, as follows:

        Section 5.1    Organization of Purchasers; Authority.    Purchasers are duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and have all necessary power and authority to own, lease, operate and otherwise hold their properties and assets and to carry on their business as presently conducted. Purchasers are duly qualified or licensed to do business as a foreign entity and are in good standing in every jurisdiction in which the nature of the business conducted by them or the assets or properties owned or leased by them requires qualification, except where the failure to be so qualified, licensed or in good standing could not, individually or in the aggregate, be reasonably likely to have a material adverse effect on the ability of Purchasers to consummate the transactions contemplated by this German SPA or any Ancillary Agreement to which they are a party.

        Section 5.2    Authorization; Enforceability.

          (a)   The execution and delivery by Purchasers of this German SPA and, as of the Closing Date, the Ancillary Agreements to which they are a party, the performance of their obligations hereunder and thereunder and the consummation by Purchasers of the transactions contemplated hereby and thereby, have been duly and validly authorized and approved by all requisite action on the part of Purchasers (subject to the approval of the holders of a majority of the outstanding

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  shares of BRKR Stock and a majority of the outstanding shares of BRKR Stock not held by Sellers and their Affiliates and present and voting at the meeting) and no other action by Purchasers is necessary to authorize the transactions contemplated hereby or thereby or to consummate such transactions.

          (b)   This German SPA and, as of the Closing Date, the Ancillary Agreements to which Purchasers are a party have been duly executed and delivered by Purchasers, and (assuming the due authorization, execution and delivery of this German SPA by Sellers and the Target Companies), this German SPA and, as of the Closing Date, each such Ancillary Agreement constitutes a valid and binding obligation of Purchasers, enforceable against Purchasers in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors' rights generally and subject, as to enforceability, to general principles of equity.

        Section 5.3    No Conflict.    The execution and delivery by Purchasers of this German SPA and, as of the Closing Date, the Ancillary Agreements to which they are a party and the consummation by Purchasers of the transactions contemplated hereby and thereby, assuming all required filings, consents, approvals, authorizations and notices set forth on Schedule 5.3 have been made, given or obtained, does not and shall not:

          (a)   violate or conflict with any Organizational Document of Purchasers;

          (b)   violate or conflict with, in any material respect, any Law applicable to Purchasers or any of its assets, properties or businesses or require any filing with, consent, approval or authorization of, or notice to, any Governmental Authority; or

          (c)   (i) conflict with, result in any breach of, constitute a default (or event which after notice or lapse of time or both, would become a default) under, or require any consent under any Contract, to which Purchasers are a party or by which Purchasers may be bound, (ii) result in the termination of any such Contract, (iii) result in the creation of any Lien (other than Permitted Liens) upon any of the properties or assets of Purchasers or (iv) constitute an event which, after notice or lapse of time or both, would result in any such breach, termination or creation of a Lien upon any of the properties or assets of Purchasers;

except in the case of clause (c) above, as would not reasonably be expected to have a material adverse effect on Purchasers or the ability of Purchasers to enter into and perform its obligations under, and to consummate the transactions contemplated by, this German SPA.

        Section 5.4    No Broker.    No agent, broker, investment banker, financial advisor or other firm or Person, other than Bear, Stearns & Co. Inc., the fees of which will be paid by BRKR, (a) has acted directly or indirectly for Purchasers in connection with this German SPA or any Ancillary Agreement or the transactions contemplated hereby or thereby or (b) is or will be entitled to any broker's or finder's fee or any other commission or similar fee in connection with this German SPA or any Ancillary Agreement or the transactions contemplated hereby or thereby.

        Section 5.5    Investment Representation.    Purchasers are acquiring the Shares for investment purposes only, and not with a view to, or for offer or sale in connection with, any resale or distribution thereof or any transaction which would be in violation of all applicable Laws, including U.S. federal securities laws.

        Section 5.6    Accredited Investor.    Each Purchaser (a) is an "accredited investor" as such term is defined in Rule 501(a) under the Securities Act of 1933, as amended, and (b) has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of an investment in the Shares.

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ARTICLE VI
COVENANTS

        Section 6.1    Operation of the Target Companies Pending the Closing.    The Target Companies covenant and agree that the Target Companies and the Subsidiaries will not (and the Target Companies shall cause the Subsidiaries not to), and Sellers covenant and agree to cause the Target Companies and the Subsidiaries not to, take any action with the purpose of causing any of the conditions to Purchasers' obligations set forth in Article VII to not be satisfied. Except with the prior written consent of Purchasers, during the period from the date of this German SPA to the Closing, the businesses of the Target Companies and the Subsidiaries shall be conducted in the Ordinary Course of Business and the Target Companies covenant and agree, and Sellers agree to cause the Target Companies, to use all commercially reasonable efforts consistent therewith to preserve intact the Target Companies material properties, assets and business organizations (including those of its Subsidiaries). Except to the extent necessary to consummate the transactions contemplated by this German SPA, without limiting the generality of the foregoing, and except as otherwise provided in this German SPA, the Target Companies shall not and will not permit the Subsidiaries to, and Sellers shall cause each of the Target Companies and the Subsidiaries not to, without the prior written consent of Purchasers:

          (a)   amend any of its Corporate Documents;

          (b)   liquidate, dissolve, recapitalize or otherwise wind up its business;

          (c)   make any distribution or declare, pay or set aside any dividend in cash or property with respect to, or split, combine, redeem, reclassify, purchase or otherwise acquire, directly or indirectly, any equity interests or shares of capital stock of, or other equity or voting interest in, the Target Companies or any Subsidiary, or make any other changes in the capital structure of the Target Companies or any Subsidiary;

          (d)   authorize for issuance, issue, sell, deliver or agree or commit to issue, sell or deliver (i) any equity interest or capital stock of the Target Companies or any Subsidiary, (ii) any equity rights in respect of, security convertible into, exchangeable for or evidencing the right to subscribe for or acquire either (x) any equity interest or shares of capital stock of the Target Companies or any Subsidiary or (y) any securities convertible into, exchangeable for, or evidencing the right to subscribe for or acquire any shares of the capital stock of, or other equity or voting interest in, the Target Companies or any Subsidiary, (iii) any instruments of indebtedness (other than in the Ordinary Course of Business) or (iv) any derivative instruments (other than in the Ordinary Course of Business);

          (e)   other than in the Ordinary Course of Business, acquire or dispose of, whether by purchase, merger, consolidation or sale, lease, pledge or other encumbrance of stock or assets or otherwise, any interest in any (i) corporation, partnership or other Person or (ii) assets comprising a business or any other property or assets, in a single transaction or in a series of transactions;

          (f)    other than in the Ordinary Course of Business, sell, assign, pledge, dispose of, transfer, lease, license, guarantee or encumber, or authorize the sale, pledge, disposition, transfer, lease, license, guarantee or encumbrance of, any amount of property or assets;

          (g)   other than with respect to the sale of the SciTec Real Property, sell, assign, lease, license, transfer or otherwise dispose of, mortgage, pledge or encumber, any real property, or amend, terminate, modify or renew any real property lease;

          (h)   incur any indebtedness or issue any debt securities or assume, guarantee or endorse the obligations of any other Person in excess of €325,000 in the aggregate;

          (i)    cancel any third-party indebtedness owed to the Target Companies;

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          (j)    (i) increase in any manner the rate or terms of compensation or benefits of any of its directors, managers, officers, Employees, consultants, agents, independent contractors or other individual service providers (including the grant of any stock options or any other award), except (A) as may be required under existing employment agreements or (B) annual wage increases granted in the Ordinary Course of Business, (ii) hire any new Employees except in the Ordinary Course of Business with respect to Employees with an annual base and incentive compensation opportunity not to exceed €100,000, (iii) pay or agree to pay any pension, retirement allowance or other employee benefit not required or permitted by any existing Employee Benefits or Pension Commitments or other agreement or arrangement to any such director, manager, officer, Employee, consultant, agent, independent contractor or other individual service provider, whether past or present, (iv) enter into or amend any employment, bonus, severance or retirement contract, except for agreements for newly hired Employees in the Ordinary Course of Business with an annual base and incentive compensation opportunity not to exceed €100,000, or (v) except as required to ensure that any Employee Benefits or Pension Commitments is not then out of compliance with applicable Law, enter into or adopt any new, or increase benefits under or renew or amend any existing, Employee Benefits or Pension Commitments or benefit arrangement or any collective bargaining agreement;

          (k)   make any distributions, loans, advances or capital contributions (other than advances for travel and other normal business expenses to officers and Employees), except in the Ordinary Course of Business;

          (l)    commit to make any capital expenditure or fail to make capital expenditures consistent with past practice;

          (m)  fail to maintain all its assets in good repair and condition, except to the extent of wear or use in the Ordinary Course of Business or damage by fire or other unavoidable casualty;

          (n)   except as may be required as a result of a change in applicable law or GAAP, make, revoke or change any Tax election or change any Tax accounting method, settle or compromise any Tax liability, or waive or consent to the extension of any statute of limitations for the assessment and collection of any Tax;

          (o)   except as may be required as a result of a change in applicable Law or GAAP, change any accounting principles or practices used by the Target Companies or any Subsidiary;

          (p)   institute, settle or dismiss any action, claim, demand, lawsuit, proceeding, arbitration or grievance by or before any court, arbitrator or governmental or regulatory body threatened against, relating to or involving the Target Companies or any Subsidiary in connection with any business, asset or property of the Target Companies or any Subsidiary;

          (q)   enter into any Target Company Contracts or Contracts (in each case other than any Contracts having only Subject Companies as parties and other than Contracts covered by Section 6.1(g)) (i) having a term in excess of twelve (12) months or (ii) involving the payment, or provision of goods or services, in excess of €325,000 on an individual or aggregate basis, except for the acceptance of customer purchase orders in the Ordinary Course of Business with terms up to twenty-four (24) months and individual amounts up to €3,250,000;

          (r)   either fail to pay the accounts payable or other liabilities of the Target Companies or any Subsidiary, or fail to collect the accounts receivable or other indebtedness owed to the Target Companies or any Subsidiary, in a manner consistent with the practices prior to the date hereof or take any action not consistent with past practices that is designed to accelerate or has the effect of accelerating the receipt by the Target Companies or any Subsidiary of any amounts of cash earlier than such cash would have been realized consistent with past practices;

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          (s)   enter into, or renew, amend or otherwise modify or extend, any Contracts relating to derivative or hedging transactions or similar transactions, including currency derivative or hedging Contracts or transactions; or

          (t)    agree in writing to take any of the foregoing actions.

        Section 6.2    Access.    The Target Companies shall, and shall cause the Subsidiaries to, and Sellers shall cause the Target Companies and the Subsidiaries to, afford to officers, employees, accountants, counsel and other representatives ("Representatives") of Purchasers reasonable access to all of the assets, properties, personnel, books and records of the Target Companies and the Subsidiaries.

        Section 6.3    Notification.

          (a)   The Target Companies shall, and shall cause the Subsidiaries to, and Sellers shall cause the Target Companies and the Subsidiaries to, promptly notify Purchasers, and Purchasers shall promptly notify Sellers, of any Proceeding pending or, to their Knowledge, threatened against the Target Companies, Purchasers or Sellers as the case may be, which challenges the transactions contemplated by this German SPA or any Ancillary Agreement.

          (b)   Sellers shall provide prompt written notice to Purchasers of any change in any of the information contained in the representations and warranties made by Sellers in Article III or Article IV or any Schedules or schedules referred to herein or attached hereto and shall promptly furnish any information which Purchasers may reasonably request in relation to such change; provided, that such notice shall not operate in any way to modify or cure any breach of the representations and warranties made by Sellers in Article III or Article IV or any Schedules or schedules referred to herein or attached hereto.

          (c)   The Target Companies shall and shall cause the Subsidiaries to, and Sellers shall cause the Target Companies and the Subsidiaries to, provide prompt written notice to Purchasers of any change in any of the information contained in the representations and warranties made by the Target Companies in Article IV or any Schedules or schedules referred to herein or attached hereto and shall promptly furnish any information which Purchasers may reasonably request in relation to such change; provided, that such notice shall not operate in any way to modify or cure any breach of the representations and warranties made by the Target Companies in Article IV or any Schedules or schedules referred to herein or attached hereto.

        Section 6.4    No Inconsistent Action.    Neither the Target Companies, Purchasers nor Sellers will take any action which is inconsistent with their respective obligations under this German SPA.

        Section 6.5    Reasonable Best Efforts.

          (a)   Upon the terms and subject to the conditions of this German SPA, each of the Parties shall use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws to consummate and make effective the transactions contemplated by this German SPA and the Ancillary Agreements as promptly as practicable, including (i) the prompt preparation and filing of all forms, registrations and notices required to be filed to consummate the transactions contemplated by this German SPA and the Ancillary Agreements and the taking of such commercially reasonable actions as are necessary to obtain any requisite approvals, consents, orders, exemptions or waivers by any Governmental Authority or any other Person and (ii) using reasonable best efforts to cause the satisfaction of all conditions to Closing; provided, however, that nothing in this Section 6.5 shall require or be construed to require Purchasers or any Affiliate of Purchasers to offer or agree to (x) enter into any agreements, including agreements to sell, license or otherwise dispose of, or hold separate or otherwise divest itself of, all or any portion of Purchasers' or any Affiliate of Purchasers' businesses or assets or any portion of the businesses or assets of its Subsidiaries or any

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  portion of the businesses or assets of the Target Companies or its Subsidiaries, (y) to conduct its, its Subsidiaries' or any of their respective Affiliates' businesses in a specified manner or (z) provide any compensation, benefits or other consideration to the Target Companies' Employees.

          (b)   Each Party shall promptly consult with the other Parties with respect to, provide any necessary information with respect to and provide each other Party (or its counsel) copies of, all filings made by such Party with any Governmental Authority or any other Person or any other information supplied by such Party to a Governmental Authority or any other Person in connection with this German SPA and the transactions contemplated hereby.

          (c)   Each Party shall promptly inform the other Party of any communication from any Governmental Authority regarding any of the transactions contemplated by this German SPA and the Ancillary Agreements. If any Party or Affiliate thereof receives a request for additional information or documentary material from any such Governmental Authority with respect to the transactions contemplated by this German SPA, then such Party will endeavor in good faith to make, or cause to be made, as soon as reasonably practicable and after consultation with the other Party, an appropriate response in compliance with such request.

        Section 6.6    Further Assurances.    From time to time after the Closing, without additional consideration, each Party will (or, if appropriate, cause its Affiliates to) execute and deliver such further instruments and take such other action as may be necessary or reasonably requested by any other Party to make effective the transactions contemplated by this German SPA and to provide each other Party with the intended benefits of this German SPA. Without limiting the foregoing, upon reasonable request of Purchasers, each of Sellers and the Target Companies shall, or shall cause their respective Affiliates to, as applicable, execute, acknowledge and deliver all such further assurances, deeds, assignments, consequences, powers of attorney and other instruments and paper as may be required to sell, transfer, assign, convey and deliver to Purchasers all right, title and interest in, to and under the Shares.

        Section 6.7    No Solicitation.

          (a)   The Target Companies shall, and shall cause the Subsidiaries to, and Sellers shall, and shall cause the Target Companies and the Subsidiaries to, and each of the foregoing shall cause each of its officers, managers, employees, subsidiaries, Affiliates, agents and other representatives to, immediately cease any existing discussions or negotiations with respect to any Alternative Proposal, except as set forth in Schedule 6.7(a), and will not, and shall not cause such Persons to, directly or indirectly, encourage, solicit, participate in, initiate or facilitate discussions or negotiations with, or provide any information to, any corporation, partnership, Person or other entity or group (other than Purchasers or its managers, officers, employees, subsidiaries, agents or other Affiliates) concerning any Alternative Proposal. Sellers and the Target Companies shall immediately communicate to Purchasers any such inquiries or proposals regarding an Alternative Proposal, including the terms thereof.

          (b)   "Alternative Proposal" shall mean any of the following involving the Target Companies or any of their Subsidiaries (other than the Transactions expressly contemplated by this German SPA, the U.S. SPA and the Swiss Merger Agreement): any inquiry or proposal relating to a sale of stock, any merger, consolidation, share exchange, business combination, transfer of membership interests, partnership, joint venture, disposition of assets (or any interest therein) or other similar transaction.

        Section 6.8    Tax Matters.

          (a)   All transfer, documentary, sales, use, registration and other such Taxes (including all applicable German and other real estate transfer Taxes and stock transfer Taxes) incurred in connection with this German SPA and the transactions contemplated hereby shall be paid by

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  Purchasers. Each Party shall cooperate to the extent necessary in the timely making of all filings, returns, reports and forms as may be required in connection therewith.

          (b)   All contracts, agreements or arrangements under which the Target Companies or any Subsidiary may at any time have an obligation to indemnify for or share the payment of or liability for any portion of a Tax (or any amount calculated with reference to any portion of a Tax) shall be terminated with respect to the Target Companies or any such Subsidiary, as applicable, as of the Closing Date, and the Target Companies or such Subsidiary, as applicable, shall thereafter be released from any liability thereunder.

          (c)   The Target Companies, Purchasers and Sellers shall, and shall each cause their Affiliates to, provide to the other cooperation and information, as and to the extent reasonably requested, in connection with the filing of any Tax Return or in conducting any audit, litigation or other proceeding with respect to Taxes.

          (d)   Immediately prior to the Closing, Bruker Physik and Techneon shall deliver to Purchasers and Bruker Physik, respectively, a certification that stock in Bruker Physik or Techneon, as applicable, is not a U.S. real property interest because Bruker Physik or Techneon, as applicable, is not, and has not been, a "United States real property holding corporation" within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code. Such certification shall be in accordance with Treasury Regulation Section 1.1445-2(c)(3)(i). Bruker Physik and Techneon shall timely deliver to the IRS the notification required under Treasury Regulation Section 1.897-2(h)(2).

        Section 6.9    Release.    In consideration for payment of the BPhysik Purchase Price, the Techneon Purchase Price and the SciTec Real Property Purchase Price, as of and following the Closing Date, each Seller (on its own behalf and on behalf of each of its Affiliates) knowingly, voluntarily and unconditionally releases, forever discharges, and covenants not to sue Purchasers and its Subsidiaries and their respective predecessors, successors, parents, Subsidiaries and other Affiliates, and all of their respective current and former officers, directors, managers, employees, agents, attorneys and representatives from and for any and all claims, causes of action, demands, suits, debts, obligations, liabilities, damages, losses, costs, and expenses (including attorneys' fees) of every kind or nature whatsoever, known or unknown, actual or potential, suspected or unsuspected, fixed or contingent, that any Seller or its respective Affiliates, as applicable, has or may have, now or in the future, arising out of, relating to, or resulting from any act of commission or omission, errors, negligence, strict liability, breach of contract, tort, violations of law, matter or cause whatsoever from the beginning of time to the Closing Date, with respect to, arising out of, or in connection with the Target Companies or the Subsidiaries; provided, however, that such release shall not cover: (a) any claims arising under this German SPA, including the schedules and Schedules attached hereto, or the agreements or documents executed and/or delivered in connection herewith, but excluding claims of a breach of fiduciary duties by any Sellers or the Target Companies in connection with the transactions contemplated by this German SPA or (b) any claims against the Target Companies or a Subsidiary in its capacity as a current or former director, manager, officer or employee of the Target Companies or a Subsidiary for indemnification under the Corporate Documents of such Target Company or such Subsidiary, as such documents are in effect immediately prior to the Closing Date.

        Section 6.10    Voting Agreement.    To the extent applicable, each Seller covenants and agrees to vote in his/her capacity as a holder of shares of capital stock of BRKR, all of the shares of capital stock of BRKR owned by such Seller in favor of the transactions contemplated by this German SPA.

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        Section 6.11    Non-competition and Non-solicitation.    From the Closing and for a period of five (5) years thereafter, Sellers will not, and will cause their Affiliates not to, directly or indirectly, except on behalf of BRKR or its Affiliates:

          (a)   engage in, hold an interest in, own, manage, operate, control, direct, be connected with as a stockholder (other than as a holder of less than one percent (1%) of a publicly traded security), joint venturer, partner, consultant or employee, or otherwise engage or participate in, provide services to or be connected in any manner with or assist in any way any entity, person or business that engages in a business involving the design, manufacture or distribution of the BioSpin Technologies; provided, that such restriction shall not prohibit any Laukien Seller from accepting employment with another company that utilizes the BioSpin Technologies so long as such Laukien Seller does not directly manage the BioSpin Technologies operations of such company or such BioSpin Technologies operations account for less than ten percent (10%) of the overall revenues of such company; or

          (b)   solicit for employment or hire any employee of the Target Companies or any of their Subsidiaries without the prior written consent of Purchasers. This provision shall not apply to any employee of the Target Companies who replies or responds to a general solicitation or advertisement for employment by a Seller or on a Seller's behalf or to solicitations of employees of the Target Companies twelve months after such employee's employment has been terminated by a Target Company.

        Section 6.12    No Election.    Purchasers shall at no time make an election under Section 338 of the Code with respect to the Target Companies, either of them, or any stock held, directly or indirectly, by either of them.

        Section 6.13    Compulsory Share Transfer.    As soon as possible after January 1, 2008, Sellers and Techneon shall cause all Compulsory Shares to be transferred to Seller 1 (the "Compulsory Share Transfer"), free and clear of any Liens, and shall cause the share register of Techneon to be duly revised to reflect the record and beneficial ownership of all Compulsory Shares by Seller 1.

        Section 6.14    SciTec Real Property Confirmations.    Upon receipt of the SciTec Real Property Purchase Price by Seller 1 and Seller 4, Seller 1 and Seller 4 shall issue (i) a joint written confirmation to the relevant notary pursuant to Section 10.3.1 of the SciTec Real Property Sale and Transfer Agreement and (ii) a statement to BRKR and to Purchasers that such receipt of the SciTec Real Property Purchase Price constitutes fulfillment of all payment obligations of Purchasers under the SciTec Real Property Sale and Transfer Agreement.

ARTICLE VII
CLOSING CONDITIONS

        Section 7.1    Conditions to Each Party's Obligations.    The respective obligation of each Party to effect the transactions contemplated by this German SPA is subject to the satisfaction on or prior to the Closing Date, at the following conditions, which may be waived by Purchasers or Sellers:

          (a)   The waiting periods (i) under the HSR Act applicable to the consummation of the Transactions shall have expired or been terminated and all necessary Consents of any Governmental Authority required for consummation of the Transactions shall have been obtained and (ii) applicable to the consummation of the Transactions and instituted by the European Commission and/or the European Union member states' agencies shall have expired or been terminated and all requisite approvals, waiting or suspensory periods (and any extensions thereof), waivers, permits, consents, reviews, sanctions, orders, rulings, decisions, declarations, certificates and exemptions required for the consummation of the Transactions under any corresponding

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  requirements of the European Union member states or competition regulatory authorities in other jurisdictions shall have been obtained; and

          (b)   There shall not be in effect any Law of any Governmental Authority of competent jurisdiction restraining, enjoining or otherwise preventing the consummation of the transactions contemplated by this German SPA or any of the Ancillary Agreements.

          (c)   The U.S. Closing shall have occurred; and

          (d)   The Swiss Closing shall have occurred.

        Section 7.2    Conditions Precedent to Obligations of Purchasers.    The obligation of Purchasers to effect the transactions contemplated by this German SPA is subject to the satisfaction or waiver by Purchasers of the following conditions:

          (a)   The representations and warranties of Sellers in this German SPA that are qualified as to materiality shall be true and correct in all respects and the representations and warranties of Sellers that are not qualified as to materiality shall be true and correct in all material respects, in each case, as of the date hereof and at and as of the Closing with the same effect as though such representations and warranties had been made at and as of such time, other than representations and warranties that speak as of another specific date or time prior to the date hereof (which need only be true and correct as of such date or time);

          (b)   All of the terms, covenants and conditions to be complied with and performed by Sellers on or prior to the Closing Date shall have been complied with or performed in all material respects;

          (c)   Purchasers shall have received certificates of Sellers, dated as of the Closing Date, certifying in such detail as Purchasers may reasonably request that the conditions specified in Sections 7.2(a) and 7.2(b) have been fulfilled;

          (d)   No action, suit or proceeding shall be pending or threatened by or before any Governmental Authority or pending or threatened by any other Person to enjoin, restrain, prohibit or obtain damages in respect of any of the transactions contemplated by this German SPA or any Ancillary Agreement, or which would be reasonably likely to prevent or make illegal the consummation of any transactions contemplated by this German SPA or any Ancillary Agreement;

          (e)   There shall not have occurred since the date hereof any events that have had, or are, individually or in the aggregate, reasonably likely to have a Material Adverse Effect;

          (f)    Purchasers shall have received evidence, reasonably satisfactory to Purchasers, of receipt of all requisite third-party and governmental Consents, including those set forth on Schedule 4.5(c);

          (g)   Purchasers shall have obtained financing by reputable lenders at reasonable market interest rates and terms and conditions as determined by the Special Committee in sufficient amounts to complete the Transactions, and all funds to be received by Purchasers pursuant to such financing arrangements shall be available pursuant to the terms thereof and all funds contemplated to be received at the Closing Date to fund the Transactions shall have been received or will be made available during the Closing;

          (h)   The approval of the transactions contemplated by this German SPA by the holders of shares of capital stock of BRKR who are unaffiliated with the Laukien Sellers representing at least a majority of the total votes cast by such holders at a duly held meeting of the BRKR stockholders;

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          (i)    The approval of the transactions contemplated by this German SPA by the holders of shares of capital stock of Purchasers representing at least a majority of the total votes cast at a duly held meeting of the BRKR stockholders;

          (j)    Sellers 1, Seller 4 and Purchaser 3 shall have entered into the SciTec Real Property Sale and Transfer Agreement and all conditions for the payment of the SciTec Real Property Purchase Price thereunder shall have either been fulfilled or validly waived;

          (k)   The Special Committee shall have obtained adequate proof that no consent of any spouse of any of the Laukien Sellers is required for the entering into and consummation of this German SPA, or such consent shall have been granted;

          (l)    The Special Committee shall have obtained adequate proof that there are no claims of any of the Sellers against any of the Group Entities (except for claims under the current service agreements of those Sellers that are employed by a Group Entity and except for the current pension entitlements of Seller 4), in particular, that the claim of Seller 1 against Techneon in the amount of €272,773.10 recorded in Seller 1's financial statements as of December 31, 2006 shall have been waived by Seller 1;

          (m)  Bruker Physik and Techneon shall have furnished to Purchasers and Bruker Physik, respectively, a certification in accordance with Treasury Regulation Section 1.1445-2(c) and in the form provided in Treasury Regulation Section 1.897-2(h)(2), in a customary and standard form; and

          (n)   All Compulsory Shares shall have been transferred to Seller 1, free and clear of any Liens, and the share register of Techneon shall reflect the record and beneficial ownership of such Compulsory Shares by Seller 1.

        Section 7.3    Conditions Precedent to Obligations of Sellers.    The obligation of Sellers to effect the transactions contemplated by this German SPA are subject to the satisfaction or waiver of the following conditions:

          (a)   The representations and warranties of Purchasers in this German SPA that are qualified as to materiality shall be true and correct in all respects and the representations and warranties of Purchasers that are not qualified as to materiality shall be true and correct in all material respects, in each case, as of the date hereof and at and as of the Closing with the same effect as though such representations and warranties had been made at and as of such time, other than representations and warranties that speak as of another specific date or time prior to the date hereof (which need only be true and correct as of such date or time);

          (b)   All of the terms, covenants and conditions to be complied with and performed by Purchasers on or prior to the Closing Date shall have been complied with or performed in all material respects;

          (c)   Sellers shall have received a certificate, dated as of the Closing Date, executed on behalf of Purchasers by an authorized executive officer thereof, certifying in such detail as Sellers may reasonably request that the conditions specified in Section 7.3(a) and Section 7.3(b) have been fulfilled; and

          (d)   Purchasers shall have delivered the BPhysik Purchase Price, the Techneon Purchase Price and the SciTec Real Property Purchase Price in accordance with the terms of Section 2.5.

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ARTICLE VIII TERMINATION

        Section 8.1    Termination.    This German SPA may be terminated and the transactions contemplated by this German SPA may be abandoned at any time prior to the Closing:

          (a)   by mutual written consent of Purchasers and Sellers;

          (b)   by Sellers or Purchasers, if:

              (i)  a Governmental Authority shall have issued an order, decree or ruling or taken any other action (which order, decree or ruling the Parties shall use reasonable best efforts to lift), in each case permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this German SPA and such order, decree, ruling or other action shall have become final and nonappealable;

             (ii)  the Closing shall not have occurred on or before June 30, 2008 (other than due principally to the failure of the Party seeking to terminate this German SPA to perform any obligations under this German SPA required to be performed by it at or prior to the Closing);

            (iii)  the shareholder approvals of BRKR shall not have been obtained at the respective shareholders meetings or at any adjournment or postponement thereof; or

            (iv)  the Swiss Merger Agreement or the U.S. SPA shall have been terminated.

          (c)   by Purchasers, if there is a default or breach by the Target Companies or any Seller with respect to the due and timely performance of any of their respective covenants or agreements contained herein, or if the representations or warranties of the Target Companies or any Seller contained in this German SPA shall have become inaccurate, in either case such that the conditions set forth in Section 7.2 would not be satisfied and such breach or default or inaccuracy is not curable or, if curable, has not been cured or waived within twenty (20) calendar days after written notice to the Target Companies or Sellers, as applicable, specifying, in reasonable detail, such claimed default, breach or inaccuracy and demanding its cure or satisfaction; or

          (d)   by Sellers, if there is a default or breach by Purchasers with respect to the due and timely performance of any of its covenants or agreements contained herein, or if the representations or warranties of Purchasers contained in this German SPA shall have become inaccurate, in either case such that the conditions set forth in Section 7.3 would not be satisfied and such breach or default or inaccuracy is not curable or, if curable, has not been cured or waived within twenty (20) calendar days after written notice to Purchasers specifying, in reasonable detail, such claimed default, breach or inaccuracy and demanding its cure or satisfaction.

        Section 8.2    Procedure and Effect of Termination.    In the event of termination and abandonment of the transactions contemplated by this German SPA pursuant to Section 8.1, written notice thereof shall forthwith be given to the other Parties and this German SPA shall terminate (subject to the provisions of this Section 8.2) and the transactions contemplated by this German SPA shall be abandoned, without further action by any of the Parties. If this German SPA is terminated as provided herein:

          (a)   Upon the written request therefor, each Party will (i) redeliver or (ii) destroy with certification thereto in form and substance reasonably satisfactory to the other party, all documents, work papers and other materials of any other party relating to the transactions contemplated by this German SPA, whether obtained before or after the execution hereof, to the party furnishing the same; provided, however, that each Party shall be entitled to retain copies of any such materials for record-keeping purposes or as required by Law; and

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          (b)   Subject to Section 8.1, in the event of the termination and abandonment of this German SPA pursuant to Section 8.1, this German SPA shall forthwith become void and have no effect, without any liability on the part of any Party or its Affiliates, directors, managers, officers or stockholders, other than the provisions of Sections 8.1, 10.1, 10.2, 10.3, 10.7, 10.8, 10.9, 10.12 and 10.16. Nothing contained in this Section 8.2 shall relieve any party from liability for any breach of this German SPA.

ARTICLE IX
SURVIVAL; INDEMNIFICATION

        Section 9.1    Survival of Indemnification Rights.    Subject to the limitations and other provisions of this German SPA, the representations and warranties of Sellers in Article III and of the Target Companies and Sellers in Article IV shall survive the Closing and remain in full force and effect until the later of the Cut-Off Date and the resolution of any claim for indemnification with respect to which any Purchaser Indemnified Party has provided Sellers notice of a claim for indemnification pursuant to Section 9.3(a) prior to the Cut-Off Date; provided, however, the following representations and warranties shall survive and remain in full force and effect for the period indicated:

          (a)   Section 3.8 (Ownership of the Shares), Section 4.3 (Capitalization of the Target Companies) and Section 4.4 (Capitalization of the Subsidiaries; Other Interests), ten (10) years following the Closing Date;

          (b)   Section 4.16 (Environmental), Section 4.18 (Labor Relations and Employee Benefits), Section 4.20 (Proprietary Rights) and Section 4.27 (No Misleading Statements), three (3) years following the Closing Date; and

          (c)   Section 3.9 (Withholding Tax) and Section 4.19 (Taxes and Tax Returns), until sixty (60) calendar days after expiration of the applicable statute of limitations (including any extension thereof);

and with respect to clauses (a), (b) and (c), if a claims notice has been provided by such date, shall remain in full force and effect until final resolution thereof.

        The covenants and agreements of Sellers and the Target Companies contained in this German SPA shall survive and remain in full force and effect for the applicable period specified therein, or if no such period is specified, indefinitely. The provisions of this Article IX shall survive for so long as any other Section of this German SPA shall survive.

        Section 9.2    Indemnification Obligations.    Sellers agree to jointly and severally indemnify, defend and hold harmless Purchasers, and, after the acquisition of the BPhysik Shares, Bruker Physik, and any parent, Subsidiary, associate, Affiliate, director, manager, officer, stockholder, employee or agent thereof, and their respective representatives, successors and permitted assigns (all of the foregoing are collectively referred to as the "Purchaser Indemnified Parties") from and against, and pay on behalf of or reimburse such party in respect of, as and when incurred, all Losses which any such party may actually incur, suffer, sustain or become subject to or accrue, as a result of, in connection with, or relating to or by virtue of:

          (a)   any inaccuracy in, or breach of, any representation or warranty made by a Target Company or Sellers under this German SPA or any Ancillary Agreement, other than any representation or warranty in Section 4.19 (Taxes and Tax Returns), it being understood that such representations and warranties shall be interpreted without giving effect to any limitations or qualifications as to "materiality" (including the word "material" or "Material Adverse Effect") set forth therein;

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          (b)   any breach or nonfulfillment of any covenant or agreement on the part of Sellers or a Target Company in respect of pre-Closing covenants, under this German SPA or any Ancillary Agreement;

          (c)   any fees, expenses or other payments incurred or owed by Sellers or a Target Company to any agent, broker, investment banker or other firm or Person retained or employed by Sellers or a Target Company in connection with the transactions contemplated by this German SPA; or

          (d)   any inaccuracy in, or breach of, any representation or warranty in Section 4.19 of this German SPA, Section 4.21 of the Swiss Merger Agreement or Section 4.21 of the U.S. SPA to the extent that the aggregate amount of all such Losses exceeds $10,000,000 (the "Tax Deductible") (other than Losses arising from criminal activity or fraud—in each case as determined in a final, non-appealable decision by a court of competent jurisdiction—of Sellers or the Target Companies, which Losses shall not be subject to the Tax Deductible), it being understood that such representations and warranties shall be interpreted without giving effect to any exceptions or disclosures made with respect thereto on the disclosure schedules to this German SPA, the Swiss Merger Agreement or the U.S. SPA; provided, however, that any Taxes of a Subsidiary attributable to the payment of a Subsidiary Dividend (as defined in the Swiss Merger Agreement) shall not be applied against the Tax Deductible.

        Section 9.3    Indemnification Procedure.

          (a)   If any Purchaser Indemnified Party intends to seek indemnification pursuant to this Article IX, such Purchaser Indemnified Party shall promptly notify Sellers in writing. The Purchaser Indemnified Party will provide Sellers with prompt notice of any third-party claim in respect of which indemnification is sought. The failure to provide either such notice will not affect any rights hereunder except to the extent Sellers are materially prejudiced thereby.

          (b)   If such claim involves a claim by a Third Party against the Purchaser Indemnified Parties, Sellers may, upon notice to the Purchaser Indemnified Parties, assume, through counsel of Sellers' choosing and at Sellers' expense, the settlement or defense thereof, and the Purchaser Indemnified Parties shall reasonably cooperate with Sellers in connection therewith; provided, that the Purchaser Indemnified Parties may participate in such settlement or defense through counsel chosen by them; provided, further, that if the Purchaser Indemnified Parties reasonably determine that representation by the counsel of Sellers and the Purchaser Indemnified Parties may present such counsel with a conflict of interests, then Sellers shall pay the reasonable fees and expenses of the Purchaser Indemnified Parties' counsel. Notwithstanding anything in this Section 9.3 to the contrary, Sellers may not, without the prior written consent of the Purchaser Indemnified Parties, settle or compromise any action or consent to the entry of any judgment, such consent not to be unreasonably withheld. So long as Sellers are contesting any such claim in good faith, the Purchaser Indemnified Parties shall not pay or settle any such claim without Sellers' consent, such consent not to be unreasonably withheld. If Sellers are not contesting such claim in good faith, then the Purchaser Indemnified Parties may conduct and control, through counsel of their own choosing and at Sellers' expense, the settlement or defense thereof, and Sellers shall cooperate with it in connection therewith. The failure of the Purchaser Indemnified Parties to participate in, conduct or control such defense shall not relieve Sellers of any obligation they may have hereunder.

          (c)   Notwithstanding anything to the contrary in this Section 9.3, to the extent a claim for which indemnification is sought by Purchaser Indemnified Parties relates to Taxes for a taxable period beginning on or before and ending after the Closing Date, Sellers and Purchaser Indemnified Parties shall jointly control any proceeding in respect of such claim and neither party shall settle or compromise any action or consent to the entry of any judgment with respect thereto without the prior written consent of the other party, such consent not to be unreasonably withheld.

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        Section 9.4    Calculation of Indemnity Payments.    The amount of any Loss for which indemnification is provided under this Article IX shall be (a) increased to the extent necessary such that after payment of any net Tax cost by the Purchaser Indemnified Parties with respect to the receipt or accrual of indemnity payments hereunder, as increased pursuant to this clause (a), the amount remaining shall be the amount of the indemnity payment prior to any increase pursuant to this clause (a) and (b) reduced by the amount of the net Tax benefit actually realized by the Purchaser Indemnified Parties by reason of such Loss (as an illustrative example, clause (b) takes into account on a present value basis any net Tax benefit actually realized by the Purchaser Indemnified Party by reason of the indemnified Loss in a Tax jurisdiction or Tax year other than the jurisdiction or year in which such Loss arose).

        Section 9.5    Indemnification Amounts.

          (a)   Notwithstanding any provision to the contrary contained in this German SPA, Sellers shall not be obligated to indemnify the Purchaser Indemnified Parties for any Losses pursuant to this Article IX to the extent they are a result of any claim made pursuant to Section 9.2(a) unless and until the dollar amount of all Losses in the aggregate from claims made pursuant to Section 9.2(a) of this German SPA, Section 10.2(a) of the Swiss Merger Agreement and Section 9.2(a) of the U.S. SPA exceed $3,250,000, in which case Sellers will be obligated to indemnify the Purchaser Indemnified Parties for the total amount of Losses including any amounts which would otherwise not be required to be paid by reason of this Section 9.5; provided, however, that in no event shall the aggregate indemnification obligations of Sellers pursuant to Sections 9.2(a), (b)  or (c) of this German SPA, Sections 10.2(a), (b) or (c) of the Swiss Merger Agreement and Sections 9.2(a), (b) or (c) of the U.S. SPA exceed Ninety Two Million Dollars ($92,000,000) (the "Indemnity Cap"); provided, further, that notwithstanding the foregoing, the Purchaser Indemnified Parties' right to seek indemnification hereunder for any Losses arising out of (i) criminal activity or fraud (in each case as determined in a final, non-appealable decision by a court of competent jurisdiction) of Sellers or the Target Companies or (ii) Section 3.8 (Ownership of the Shares), Section 3.9 (Withholding Tax), Section 4.3 (Capitalization of Bruker Physik), Section 4.4 (Capitalization of the Subsidiaries; Other Interests), or Section 4.16 (Environmental) shall not be subject to, or limited by, the limits contained in this Section 9.5; provided, further, that with respect to any Losses arising out of Section 3.8 (Ownership of Shares) and Section 3.9 (Withholding Tax), the liability of any Seller beyond the Indemnity Cap shall be several and not joint. Notwithstanding the foregoing, no Seller shall have any liability under this Article IX or otherwise under this German SPA in excess of the amount set forth opposite such Seller's name under the heading "Individual Selling Shareholders' Indemnity Cap" as set forth on Schedule 9.5 to the U.S. SPA.

          (b)   For the purpose of calculating the amount of any Loss for which a Purchaser Indemnified Party is entitled to indemnification under this German SPA, the amount of each Loss shall be deemed to be an amount net of any insurance proceeds and any indemnity, contribution or other similar payment that has been paid by any insurer or other third party with respect thereto. The reasonable out-of-pocket costs and expenses (including reasonable fees and disbursements of counsel) actually incurred by the Purchaser Indemnified Parties in pursuing any insurance proceeds or indemnity, contribution or other similar payment from any insurer or other third party under this Article IX shall constitute additional Losses with respect to the matter for which indemnification may be sought hereunder, except to the extent such costs and expenses are paid or reimbursed by such insurer or other third party. In the event that a Purchaser Indemnified Party is paid by Sellers for a Loss for which one or more insurance claims or claims against Third Parties has been or could be made, but for which payment from such insurer or Third Party has not been received, then such Purchaser Indemnified Party shall assign, to the extent legally permissible, all such claims to Sellers for purposes of recouping payment of such Loss. To the extent such assignment should not be legally permissible, the respective BRKR Indemnified Party shall remit

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  any payment received, up to the amount of such Loss, from such insurance claim or Third Party claim to Sellers.

          (c)   Purchasers shall be entitled to recover Losses from the Indemnity Escrow; provided, however, that the recovery is not limited to the amount in the Indemnity Escrow.

        Section 9.6    Exclusive Remedy.    Purchasers acknowledge and agree that the indemnification provisions of this Article IX shall be the sole and exclusive remedies of Purchasers against Sellers and the Target Companies for any breach by Sellers or the Target Companies of the representations and warranties in this German SPA, for any failure by Sellers or the Target Companies to perform and comply with any covenants and agreements in this German SPA that are required to be complied with or performed prior to the Closing and for any failure by Sellers or the Target Companies to perform and comply with any covenants and agreements in this German SPA, except that if any of the provisions of this German SPA are not performed in accordance with their terms or are otherwise breached, Purchasers shall be entitled to specific performance of the terms thereof in addition to any other remedy at law or equity. Notwithstanding anything contained in this German SPA to the contrary, Purchasers shall retain the right to receive damages or other relief (including equitable relief) against the Target Companies or Sellers as a result of any criminal activity or fraudulent action (in each case as determined in a final, non-appealable decision by a court of competent jurisdiction) by the Target Companies or Sellers without regard to any restriction or limitation contained herein. The indemnification obligations contained in this Article IX are obligations of Sellers and not of the Target Companies.

ARTICLE X
MISCELLANEOUS PROVISIONS

        Section 10.1    Notices.    All notices and other communications required or permitted hereunder will be in writing and, unless otherwise provided in this German SPA, will be deemed to have been duly given when delivered in person or when dispatched by electronic facsimile transfer (confirmed in writing by mail simultaneously dispatched) or one (1) Business Day after having been dispatched by a nationally recognized overnight courier service to the appropriate party at the address specified below:

  (a)
  If to Purchasers, to:

      Bruker BioSciences Corporation
      40 Manning Road
      Billerica, MA 01821
      Facsimile: 978-667-2917
      Attention: Bill Knight

      with copies to:

      Dewey & LeBoeuf LLP
      1301 Avenue of the Americas
      New York, NY 10019
      Facsimile: 212-259-6333
      Attention: Frederick W. Kanner, Esq.
      Bryan J. Luchs, Esq.

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      and

      Dewey & LeBoeuf LLP
      Taunusanlage 1
      60329 Frankfurt am Main
      Germany
      Facsimile: +49 63 3639 3333
      Attention: Dr. Thomas Schmuck

  (b)
  If to Sellers, to:

      Joerg C. Laukien
      Markgrafenstrasse 34
      76530 Baden-Baden
      Germany
      Facsimile: +49 721 5161-287

      with a copy to:

      Bernhard Wangler
      Kriegsstr. 133
      76135 Karlsruhe
      Germany
      Facsimile: +49 721 985 5950

  (c)
  If to Bruker Physik to:

      Bruker Physik GmbH
      Silberstreifen 4
      76287 Rheinstetten
      Germany
      Facsimile: +49 721 5161-287
      Attention: Joerg C. Laukien

  (d)
  If to Techneon to:

      Techneon AG
      c/o Joerg C. Laukien
      Markgrafenstrasse 34
      76530 Baden-Baden
      Germany
      Facsimile: +49 721 5161-287

      with a copy to:

      Bernhard Wangler
      Kriegsstr. 133
      76135 Karlsruhe
      Germany
      Facsimile: +49 721 985 5950

or to such other address or addresses as any such party may from time to time designate as to itself by like notice.

        Section 10.2    Expenses.    Except as otherwise expressly provided herein, each Party will pay any expenses incurred by it incident to this German SPA and in preparing to consummate and consummating the transactions contemplated by this German SPA; provided, however, that with respect

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to any fees relating to the HSR Act or any requisite approvals, waiting or suspensory periods (and any extensions thereof), waivers, permits, consents, reviews, sanctions, orders, rulings, decisions, declarations, certificates and exemptions required for the consummation of the transactions contemplated by this German SPA under any corresponding requirements of the European Commission and/or the European Union member states agencies or competition regulatory authorities in other jurisdictions, Purchasers shall be responsible for 100% of the fees for its filing and the Target Companies shall be responsible for 100% of the fees for any filing made by the Target Companies or any of the Sellers.

        Section 10.3    Successors and Assigns.    No Party may assign any of its rights under this German SPA without the prior written consent of the other Parties. Subject to the preceding sentence, this German SPA will apply to, be binding in all respects upon, and inure to the benefit of the successors and permitted assigns of the Parties. Notwithstanding anything to the contrary in this Section 10.3, (i) upon written notice to Sellers, Purchasers shall be permitted to assign this German SPA and the rights and obligations under it to a wholly owned, direct or indirect subsidiary of Purchasers and (ii) BRKR shall be permitted to assign this German SPA and the rights and obligations under it to Bruker BioSpin Corporation after the U.S. Closing such that, as a result of such assignment, Bruker BioSpin Corporation shall become Purchaser 1 for all purposes hereunder; provided, that in the event of any such assignment, each Purchaser shall remain liable in full for the performance of its obligations hereunder. Nothing expressed or referred to in this German SPA will be construed to give any Person other than the Parties any legal or equitable right, remedy or claim under or with respect to this German SPA or any provision of this German SPA. This German SPA and all of its provisions and conditions are for the sole and exclusive benefit of the parties to this German SPA and their successors and assigns.

        Section 10.4    Extension; Waiver.    Either Party may, by written notice to the other Party (a) extend the time for performance of any of the obligations of the other Party under this German SPA, (b) waive any inaccuracies in the representations or warranties of the other Party contained in this German SPA, (c) waive compliance with any of the conditions or covenants of the other Party contained in this German SPA or (d) waive or modify performance of any of the obligations of the other Party under this German SPA; provided, that no Party may, without the prior written consent of the other Party, make or grant such extension of time, waiver of inaccuracies or compliance or waiver or modification of performance with respect to its representations, warranties, conditions or covenants hereunder. Except as provided in the immediately preceding sentence, no action taken pursuant to this German SPA will be deemed to constitute a waiver of compliance with any representations, warranties, conditions or covenants contained in this German SPA and will not operate or be construed as a waiver of any subsequent breach, whether of a similar or dissimilar nature.

        Section 10.5    Entire Agreement; Schedules.    This German SPA, the Swiss Merger Agreement and the U.S. SPA, which includes the schedules and Schedules hereto and thereto, supersedes any other agreement, whether written or oral, that may have been made or entered into by any party relating to the matters contemplated by this German SPA and such other agreements and constitutes the entire agreement by and among the Parties relating to these matters.

        Section 10.6    Amendments, Supplements, Etc.    This German SPA may be amended or supplemented at any time by additional written agreements as may mutually be determined by Bruker Physik, Techneon, Purchasers and Sellers to be necessary, desirable or expedient to further the purposes of this German SPA or to clarify the intention of the Parties.

        Section 10.7    Applicable Law.    This German SPA shall be governed by and construed under the Laws of the Commonwealth of Massachusetts (without regard to the conflict of law principles thereof). Each of the Parties irrevocably agrees that any legal action or proceeding with respect to this German SPA or for recognition and enforcement of any judgment in respect hereof shall be brought and

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determined in the United States District Court for the Eastern District of Massachusetts or if such legal action or proceeding may not be brought in such court for jurisdictional purposes, in the Superior Court of Massachusetts. Each of the Parties hereby (a) irrevocably submits with regard to any such action or proceeding to the exclusive personal jurisdiction of the aforesaid courts in the event any dispute arises out of this German SPA or any transaction contemplated hereby and waives the defense of sovereign immunity, (b) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court or that such action is brought in an inconvenient forum and (c) agrees that it shall not bring any action relating to this German SPA or any transaction contemplated hereby in any court other than any Massachusetts state or federal court sitting in Boston, Massachusetts.

        Section 10.8    Waiver of Jury Trial.    Each of the Parties hereby waives to the fullest extent permitted by applicable law any right it may have to a trial by jury with respect to any litigation directly or indirectly arising out of, under or in connection with this German SPA or the transactions contemplated by this German SPA. Each of the Parties hereby (a) certifies that no representative, agent or attorney of the other Party has represented, expressly or otherwise, that such other Party would not, in the event of litigation, seek to enforce the foregoing waiver and (b) acknowledges that it has been induced to enter into this German SPA and the transactions contemplated by this German SPA, as applicable, by, among other things, the mutual waivers and certifications in this Section 10.8.

        Section 10.9    Actions by Sellers.    Where any provision of this German SPA indicates that a Target Company will take any specified action (or refrain from taking any specified action) or requires a Target Company to take any specified action (or to refrain from taking any specified action), then, regardless of whether this German SPA specifically provides that Sellers will do so, Sellers shall cause the applicable Target Company to take such action (or to refrain from taking such action, as applicable). Sellers will be responsible for the failure of Target Company to take any such action (or to refrain from taking any such action, as applicable).

        Section 10.10    Execution in Counterparts.    This German SPA may be executed in two or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same agreement.

        Section 10.11    Titles and Headings.    Titles and headings to sections herein are inserted for convenience of reference only, and are not intended to be a part of or to affect the meaning or interpretation of this German SPA.

        Section 10.12    Invalid Provisions.    If any provision of this German SPA is held to be illegal, invalid or unenforceable under any present or future Law, and if the rights or obligations under this German SPA of Sellers on the one hand and Purchasers on the other hand will not be materially and adversely affected thereby, (a) such provision will be fully severable, (b) this German SPA will be construed and enforced as if such illegal, invalid, or unenforceable provision had never comprised a part hereof, (c) the remaining provisions of this German SPA will remain in full force and effect and will not be affected by the illegal, invalid, or unenforceable provision or by its severance from this German SPA and (d) in lieu of such illegal, invalid or unenforceable provision, there will be added automatically as a part of this German SPA a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible.

        Section 10.13    Publicity.    The Parties agree that except as otherwise required by applicable Law or the rules and regulations of any national securities exchange, no Party shall issue any press release or otherwise make any public statement with respect to the transactions contemplated by this German SPA or the Ancillary Agreements without prior consultation with and consent of the Purchasers and Sellers, which consent shall not be unreasonably withheld, conditioned or delayed. A mutually agreed press release is attached hereto as Exhibit B.

A-2-42

        Section 10.14    Specific Performance.    The Parties agree that if any of the provisions of this German SPA were not performed in accordance with their specific terms or were otherwise breached, irreparable damage would occur, no adequate remedy at law would exist and damages would be difficult to determine, and that the Parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity.

        Section 10.15    Construction.

          (a)   Whenever the words "include," "includes," or "including" are used in this German SPA, they shall be deemed to be followed by the words "without limitation."

          (b)   All terms defined in this German SPA shall have the defined meanings contained herein when used in any certificate or other document made or delivered pursuant hereto, unless otherwise defined therein. The definitions contained in this German SPA are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such terms. References to a Person are also to its permitted successors and assigns.

          (c)   Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, qualified or supplemented, including (in the case of agreements and instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and all attachments thereto and instruments incorporated therein.

          (d)   All article, section, paragraph, schedule and Schedule references used in this German SPA are to articles, sections, paragraphs, schedules and Schedules to this German SPA unless otherwise specified.

          (e)   The Parties acknowledge that each Party and its attorney has reviewed this German SPA and that any rule of construction to the effect that any ambiguities are to be resolved against the drafting party, or any similar rule operating against the drafter of an agreement, shall not be applicable to the construction or interpretation of this German SPA.

          (f)    Except as explicitly set forth herein, all payments provided for in this German SPA shall be made in U.S. Dollars only, and not in Euros or in any other currency.

        Section 10.16    Actions by Purchasers.    Any decision by Purchasers relating to a dispute or a potential dispute between Purchasers and Sellers shall be subject to the approval of the Audit Committee.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

A-2-43

        IN WITNESS WHEREOF, the Parties have executed this Agreement as of the day and year first above written.

SCITEC GMBH & CO. KG (as seller)
By:	/s/ JOERG C. LAUKIEN

	Name:	Joerg C. Laukien
	Title:	Managing Director
BRUKER BIOSCIENCES CORPORATION (as purchaser)
By:	/s/ FRANK H. LAUKIEN, Ph.D

	Name:	Frank H. Laukien, Ph.D.
	Title:	Chief Executive Officer and President
BRUKER DALTONIK GMBH (as purchaser)
By:	/s/ FRANK H. LAUKIEN, Ph.D

	Name:	Frank H. Laukien, Ph.D
	Title:	Managing Director
BRUKER OPTIK GMBH (as purchaser)
By:	/s/ DR. KLAUS-DIETER SCHMALBEIN

	Name:	Dr. Klaus-Dieter Schmalbein
	Title:	Managing Director
BRUKER OPTIK GMBH (as purchaser)
By:	/s/ ROLF LANG

	Name:	Rolf Lang
	Title:	Chief Financial Officer
BRUKER PHYSIK GMBH (as target as well as purchaser)
By:	/s/ ALBRECHT KEHR

	Name:	Albrecht Kehr
	Title:	Managing Director

A-2-44

TECHNEON AG (as target)
By:	/s/ DR. RENE JEKER

	Name:	Dr. Rene Jeker
	Title:	Director
TECHNEON AG (as target)
By:	/s/ ROGER DEUTSCH

	Name:	Roger Deutsch
	Title:	Director
DIRK D. LAUKIEN
/s/ DIRK D. LAUKIEN, Ph.D

FRANK H. LAUKIEN
/s/ FRANK H. LAUKIEN, Ph.D

ISOLDE LAUKIEN-KLEINER
/s/ ISOLDE LAUKIEN-KLEINER

JOERG C. LAUKIEN
/s/ JOERG C. LAUKIEN

MARC M. LAUKIEN
/s/ MARC M. LAUKIEN

ROBYN L. LAUKIEN
/s/ ROBYN L. LAUKIEN

A-2-45

Annex A-3

SWISS AGREEMENT AND PLAN OF MERGER

by and among
BRUKER BIOSCIENCES CORPORATION
("BRKR"),
BRUKER BIOSPIN BETEILIGUNGS AG
("Merger Sub"),
BRUKER BIOSPIN INVEST AG
("Invest")
and
DIRK D. LAUKIEN,
FRANK H. LAUKIEN,
ISOLDE LAUKIEN-KLEINER,
JOERG C. LAUKIEN,
MARC M. LAUKIEN,
and
ROBYN L. LAUKIEN
("Invest Shareholders")
Dated as of December 2, 2007

Page
ARTICLE I	DEFINITIONS AND DEFINED TERMS	A-3-2
Section 1.1	Definitions	A-3-2
ARTICLE II	SHARE EXCHANGE AND CANCELLATION; MERGER; CLOSING	A-3-6
Section 2.1	Share Exchange	A-3-6
Section 2.2	Share Cancellation	A-3-6
Section 2.3	Merger	A-3-7
Section 2.4	The Closing	A-3-7
Section 2.5	Deliveries at Closing	A-3-7
Section 2.6	Withholding	A-3-8
ARTICLE III	REPRESENTATIONS AND WARRANTIES OF INVEST SHAREHOLDERS	A-3-8
Section 3.1	Power and Authority	A-3-8
Section 3.2	Enforceability	A-3-8
Section 3.3	No Violation	A-3-8
Section 3.4	No Conflict	A-3-9
Section 3.5	Litigation	A-3-9
Section 3.6	No Other Agreement	A-3-9
Section 3.7	No Broker	A-3-9
Section 3.8	Ownership of the Invest Shares	A-3-9
Section 3.9	Withholding Tax	A-3-9
Section 3.10	Investment Representation	A-3-9
Section 3.11	Legend	A-3-10
ARTICLE IV	REPRESENTATIONS AND WARRANTIES REGARDING INVEST	A-3-10
Section 4.1	Organization	A-3-10
Section 4.2	Authorization and Effect of Agreement	A-3-10
Section 4.3	Capitalization of Invest	A-3-10
Section 4.4	Capitalization of the Subsidiaries; Other Interests	A-3-11
Section 4.5	No Conflict	A-3-12
Section 4.6	Permits; Compliance with Law	A-3-12
Section 4.7	Books and Records	A-3-12
Section 4.8	Litigation	A-3-13
Section 4.9	Financial Statements; Undisclosed Liabilities	A-3-13
Section 4.10	Absence of Certain Changes	A-3-13
Section 4.11	Contracts	A-3-14
Section 4.12	Transactions with Affiliates	A-3-15
Section 4.13	Labor Relations	A-3-16
Section 4.14	Insurance	A-3-16
Section 4.15	Accounts Receivable	A-3-16
Section 4.16	Real Property; Leases	A-3-17
Section 4.17	Environmental	A-3-17
Section 4.18	No Broker	A-3-18
Section 4.19	Employee Benefits	A-3-18
Section 4.20	Employees	A-3-20
Section 4.21	Taxes and Tax Returns	A-3-20

A-3-i

Section 4.22	Proprietary Rights	A-3-22
Section 4.23	Information Technology	A-3-23
Section 4.24	Guarantees	A-3-23
Section 4.25	Bank Accounts	A-3-24
Section 4.26	Foreign Corrupt Practices and International Trade Sanctions	A-3-24
Section 4.27	Inventory	A-3-24
Section 4.28	Deposits	A-3-24
Section 4.29	No Misleading Statements	A-3-24
ARTICLE V	REPRESENTATIONS AND WARRANTIES OF BRKR	A-3-25
Section 5.1	Organization of BRKR; Authority	A-3-25
Section 5.2	Capitalization	A-3-25
Section 5.3	Authorization; Enforceability	A-3-25
Section 5.4	No Conflict	A-3-25
Section 5.5	No Broker	A-3-26
Section 5.6	SEC Filings	A-3-26
Section 5.7	Investment Representation	A-3-26
Section 5.8	Accredited Investor	A-3-26
ARTICLE VI	REPRESENTATIONS AND WARRANTIES OF MERGER SUB	A-3-27
Section 6.1	Merger Sub	A-3-27
ARTICLE VII	COVENANTS	A-3-27
Section 7.1	Operation of Invest Pending the Closing	A-3-27
Section 7.2	Merger	A-3-29
Section 7.3	Access	A-3-29
Section 7.4	Notification	A-3-29
Section 7.5	No Inconsistent Action	A-3-30
Section 7.6	Reasonable Best Efforts	A-3-30
Section 7.7	Further Assurances	A-3-30
Section 7.8	No Solicitation	A-3-30
Section 7.9	Tax Matters	A-3-31
Section 7.10	Release	A-3-31
Section 7.11	Voting Agreement	A-3-32
Section 7.12	Non-competition and Non-solicitation	A-3-32
Section 7.13	Restrictions on Sales	A-3-32
Section 7.14	No Election	A-3-32
Section 7.15	Compulsory Share Transfer	A-3-32
Section 7.16	Compulsory Share Transfer relating to Bruker AG and Bruker International	A-3-33
Section 7.17	Transfer of Wheeler & Co. Shares	A-3-33
ARTICLE VIII	CLOSING CONDITIONS	A-3-33
Section 8.1	Conditions to Each Party's Obligations	A-3-33
Section 8.2	Conditions Precedent to Obligations of BRKR and Merger Sub	A-3-34
Section 8.3	Conditions Precedent to Obligations of Invest Shareholders and Invest	A-3-35
ARTICLE IX	TERMINATION	A-3-36
Section 9.1	Termination	A-3-36
Section 9.2	Procedure and Effect of Termination	A-3-36

A-3-ii

ARTICLE X	SURVIVAL; INDEMNIFICATION	A-3-37
Section 10.1	Survival of Indemnification Rights	A-3-37
Section 10.2	Indemnification Obligations	A-3-37
Section 10.3	Indemnification Procedure	A-3-38
Section 10.4	Calculation of Indemnity Payments	A-3-39
Section 10.5	Indemnification Amounts	A-3-39
Section 10.6	Exclusive Remedy	A-3-40
ARTICLE XI	MISCELLANEOUS PROVISIONS	A-3-41
Section 11.1	Notices	A-3-41
Section 11.2	Expenses	A-3-41
Section 11.3	Successors and Assigns	A-3-42
Section 11.4	Extension; Waiver	A-3-42
Section 11.5	Entire Agreement; Schedules	A-3-42
Section 11.6	Amendments, Supplements, Etc	A-3-42
Section 11.7	Applicable Law	A-3-42
Section 11.8	Waiver of Jury Trial	A-3-43
Section 11.9	Actions by Invest Shareholders	A-3-43
Section 11.10	Execution in Counterparts	A-3-43
Section 11.11	Titles and Headings	A-3-43
Section 11.12	Invalid Provisions	A-3-43
Section 11.13	Publicity	A-3-43
Section 11.14	Specific Performance	A-3-44
Section 11.15	Construction	A-3-44
Section 11.16	Actions by BRKR	A-3-44

EXHIBIT

Exhibit A—Press Release

ANNEXES

Annex A—Excerpt of the Commercial Register Entry of Merger Sub

Annex B—Form of Merger Filing

The exhibit and annexes are omitted in accordance with Item 601(b)(2) of Regulation S-K. The Registrant will furnish a copy of any omitted exhibit to the Securities and Exchange Commission supplementally upon request.

A-3-iii

List of Schedules

Schedule 2.1	Exchange Shares
Schedule 2.1-1	Share Exchange Price
Schedule 2.1-2	Form of Exchange Shares Transfer Deed
Schedule 2.2	Cancellation Shares
Schedule 2.2-1	Share Cancellation Price
Schedule 2.2-2	Form of Cancellation Shares Transfer Deed
Schedule 4.3(b)	Options, Warrants, Calls, Rights, Etc.
Schedule 4.4(a)	Directly and Indirectly Owned Subsidiaries
Schedule 4.4(b)	Subsidiary Options
Schedule 4.4(c)	Directly/Indirectly Owned Interests or Investments
Schedule 4.5(c)	No Conflict
Schedule 4.6(a)	Permits; Compliance with Law
Schedule 4.7	Books and Records
Schedule 4.8	Litigation
Schedule 4.9	Financial Statements; Undisclosed Liabilities
Schedule 4.10	Absence of Certain Changes
Schedule 4.11(a)	Contracts
Schedule 4.11(b)	Other Contracts
Schedule 4.12	Transactions with Affiliates
Schedule 4.13(a)	Labor Relations
Schedule 4.14	Insurance Policies
Schedule 4.16(a)	Owned Real Property
Schedule 4.16(b)	Real Property Leases
Schedule 4.17	Environmental Permits
Schedule 4.19	Employee Benefit Plans
Schedule 4.20	Employees
Schedule 4.21	Taxes and Tax Returns
Schedule 4.22(a)	Invest Proprietary Rights
Schedule 4.22(b)	Invest Proprietary Rights
Schedule 4.23	Information Technology
Schedule 4.24	Guarantees
Schedule 4.25	Bank Accounts
Schedule 4.29	No Misleading Statements
Schedule 5.4	No Conflict

A-3-iv

SWISS AGREEMENT AND PLAN OF MERGER

        This SWISS AGREEMENT AND PLAN OF MERGER (this "Agreement" or "Swiss Merger Agreement") is made and entered into as of December 2, 2007 by and among Bruker BioSciences Corporation, a Delaware corporation ("BRKR"), Bruker BioSpin Beteiligungs AG, a Swiss corporation which, subsequent to the transfer of the founders' compulsory shares to BRKR will be wholly owned by BRKR ("Merger Sub"), Bruker BioSpin Invest AG, a Swiss corporation ("Invest"), and Dirk D. Laukien, Frank H. Laukien, Isolde Laukien-Kleiner, Joerg C. Laukien, Marc M. Laukien and Robyn L. Laukien (each an "Invest Shareholder" and collectively, "Invest Shareholders").

RECITALS

        WHEREAS, Invest Shareholders (and, prior to the Compulsory Share Transfer, Compulsory Shareholders) own 16,000 registered shares, par value CHF 1,000 per share, of Invest (the "Invest Shares"), which constitute all of the issued and outstanding capital stock of Invest as of the date hereof;

        WHEREAS, BRKR desires to acquire the Invest Shares and to thereby cause Invest to become a wholly owned Subsidiary of BRKR;

        WHEREAS, the Parties intend that Merger Sub shall be merged with and into Invest pursuant to the Swiss Federal Act on Merger, Demerger, Transformation and Transfer of Assets (the "Merger Act" and such merger, the "Merger"), with Invest surviving the Merger;

        WHEREAS, the Parties intend that, in connection with the Merger and Share Cancellation, BRKR shall issue that number of shares of BRKR Stock equal to the Share Exchange Price to Invest Shareholders in exchange for 15,840 Invest Shares, upon the terms and subject to the conditions set forth herein (the "Share Exchange");

        WHEREAS, the Parties intend that, in connection with the Merger and Share Exchange, 160 Invest Shares shall be canceled, and in exchange for such cancellation Invest Shareholders shall be entitled to receive that number of shares of BRKR Stock equal to the Share Cancellation Price, upon the terms and subject to the conditions set forth herein (the "Share Cancellation", and together with the Merger, the Share Exchange and the Compulsory Share Transfer, the "Swiss Transactions");

        WHEREAS, for U.S. federal income tax purposes, it is intended that the Swiss Transactions qualify as a reorganization under Section 368(a) of the Code and that this Swiss Merger Agreement shall be, and is hereby adopted as, a plan of reorganization for purposes of Section 368(a) of the Code;

        WHEREAS, the Board of Directors of BRKR has appointed a Special Committee of independent directors to consider the acquisition of the Bruker BioSpin group of companies (the transactions effecting such acquisition, the "Transactions"), which is comprised of Invest, Bruker BioSpin Inc. ("BioSpin U.S."), Bruker Physik GmbH ("Bruker Physik") and Techneon AG ("Techneon"), and each of their respective Subsidiaries;

        WHEREAS, reference is made to that certain U.S. Stock Purchase Agreement, dated as of December 2, 2007, by and among BRKR, Invest Shareholders and BioSpin U.S. (the "U.S. SPA"), wherein is contemplated the acquisition of 100% of BioSpin U.S. from Invest Shareholders for $99,962,514 in cash by BRKR;

        WHEREAS, pursuant to Section 2.5 of the U.S. SPA, an escrow fund of $92,000,000 (the "Indemnity Escrow"), to be funded by the purchase price of the U.S. SPA, shall be created to serve as security for fulfillment by Invest Shareholders of their obligations pursuant to Article X of this Swiss Merger Agreement, Article IX of the U.S. SPA and Article IX of the German SPA;

        WHEREAS, reference is made to that certain German Share Purchase Agreement, dated as of December 2, 2007, by and among BRKR (or after the U.S. Closing and assignment of BRKR rights

A-3-1

and obligations under the German SPA, Bruker BioSpin Corporation), SciTec GmbH & Co. KG ("SciTec"), Techneon, Bruker Optik GmbH, Bruker Daltonik GmbH, Invest Shareholders and Bruker Physik (the "German SPA"), wherein is contemplated (i) the acquisition of common shares of Bruker Physik in the aggregate nominal amount of €2,167,500 from Invest Shareholders and the acquisition of common shares of Bruker Physik in the aggregate nominal amount of €5,227,500 from SciTec for $143,460,000 in cash by, respectively, Bruker BioSpin Corporation (following the U.S. Closing) (shares in the aggregate of nominal €4,292,500), Bruker Daltonik GmbH (one share of nominal €1,551,250) and Bruker Optik GmbH (one share of nominal €1,551,250), with one share of nominal €1,105,000 of Bruker Physik remaining in the ownership of Techneon, a wholly owned subsidiary of SciTec, (ii) the subsequent acquisition of 100% of the common shares of Techneon from SciTec by Bruker Physik for $142,540,000 in cash, and (iii) the purchase by Bruker Optik GmbH of one piece of real property in Ettlingen, Germany (registered as Nr. 4276 in the land register of Ettlingen) from SciTec and Isolde Laukien-Kleiner for €1,416,250 in cash;

        WHEREAS, before the Closing Date, Invest will pay a special cash dividend of CHF 75,000,000 in the aggregate to be distributed to the holders, as per the resolution of the extraordinary shareholders' meeting of Invest held on November 15, 2007, of outstanding Invest Shares (the "Special Dividend", to be funded by special cash dividends (the "Subsidiary Dividends") distributed from, in each case to Invest as sole equity holder of, each of Bruker BioSpin K.K., Bruker BioSpin Scandinavia AB, Bruker BioSpin Ltd., Bruker BioSpin AG, Bruker BioSpin International AG, Bruker BioSpin S.A., Bruker BioSpin Ltd., Bruker BioSpin B.V. and Bruker BioSpin MRI GmbH (the "Distributing Subsidiaries");

        WHEREAS, after the consummation of the Transactions, BRKR intends to cause itself to be renamed "Bruker Corporation";

        WHEREAS, the incorporation of Merger Sub has been registered in the Commercial Register on November 26, 2007 and has been published in the Swiss Official Commercial Gazette on November 30, 2007. To ensure that all Parties to this Swiss Merger Agreement have knowledge of the legal existence of Merger Sub, Annex A sets forth a copy of the legalized excerpt of the commercial register entry of Merger Sub as available as of the date hereof;

        WHEREAS, the desired Merger of Merger Sub and Invest, which shall be made pursuant to the Merger Act, under which Merger Sub and Invest, and the board of directors of Merger Sub and Invest, intend to enter into a merger agreement (the "Merger Filing") and do all such acts and sign all such documents to enable the Merger as contemplated by this Swiss Merger Agreement;

        NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements herein contained, the Parties agree as follows:

ARTICLE I

DEFINITIONS AND DEFINED TERMS

        Section 1.1    Definitions.

          (a)   As used in this Swiss Merger Agreement, the following terms shall have the following meanings:

          "Ancillary Agreements" shall mean the Merger Filing, the Exchange Shares Assignment Deed and the Cancellation Shares Assignment Deed.

          "Commercial Register" shall mean the commercial register of the Canton of Zug.

          "Consent" shall mean any consent, approval or authorization of, notice to, permit, or designation, registration, declaration or filing with, any Person, including any consents and approvals from BRKR's and Invest's (and their respective Subsidiaries') existing lenders.

A-3-2

          "Employee" shall mean any employee of Invest, any of its Subsidiaries or any person providing services through a third-party employee leasing or similar organization.

          "Exchange Act" shall mean the U.S. Securities Exchange Act of 1934, as amended.

          "Fair Market Value" shall mean, with respect to a publicly traded security on a particular date, the last closing price of such security on the NASDAQ Global Select Market.

          "GAAP" shall mean the accounting (including valuation and consolidation) principles generally accepted in the stated jurisdiction, and the statutory provisions underlying such principles.

          "Invest IT Systems" shall mean any and all information technology and computer systems (including software, hardware and other equipment, firmware and embedded software) relating to the transmission, storage, maintenance, organization, presentation, generation, processing or analysis of data and information whether or not in electronic format, which technology and systems are used in or necessary to the conduct of the business of Invest or the Subsidiaries.

          "Knowledge" (including the word "Known" and the phrase "to the Knowledge of" and words or phrases of similar import) as to Invest Shareholders or Invest shall mean the knowledge of (i) Invest Shareholders with respect to Invest Shareholders, (ii) Roger Deutsch, Arne Kasten, Tony Keller, Daniel Sauter, Christoph Straub and Invest Shareholders with respect to Invest and its Subsidiaries and (iii) specifically as to Bruker BioSpin AG, Remo Lüchinger; in all such cases, assuming reasonable inquiry.

          "Material Adverse Effect" shall mean any circumstance, change or effect that, individually or in the aggregate with other circumstances, changes or effects, is or is reasonably likely to materially delay or impede consummation of the transactions contemplated by this Swiss Merger Agreement or be materially adverse to the business, operations (including results of operations), prospects, assets, liabilities, or financial condition of Invest and the Subsidiaries taken as a whole; provided, however, that none of the following, either alone or in combination, shall be considered in determining whether there has been a Material Adverse Effect: (a) events, circumstances, changes or effects (including legal and regulatory changes) that generally affect the industries in which each of Invest and the Subsidiaries operate, other than such events, circumstances, changes or effects that disproportionately affect (relative to other industry participants) Invest or the Subsidiaries and (b) changes caused by a material worsening of current conditions caused by acts of terrorism or war occurring after the date hereof.

          "Ordinary Course of Business" shall mean the ordinary course of business of Invest and its Subsidiaries consistent with past practice.

          "Parties" shall mean Invest, BRKR, Merger Sub and Invest Shareholders.

          "Permits" shall mean all permits, licenses, approvals, certifications, registrations, franchises, notices and authorizations issued by any Governmental Authority that are used or held for use in, necessary or otherwise relate to the ownership, operation or other use of any business of Invest or its Subsidiaries.

          "Permitted Liens" shall mean (i) mechanics', carriers', workmen's, repairmen's or other like Liens arising or incurred in the Ordinary Course of Business for amounts which are not material and not yet due and payable and which secure an obligation of Invest or its Subsidiaries, (ii) Liens arising under Contracts with Third Parties entered into in the Ordinary Course of Business in respect of amounts still owing, which Liens are reflected in the Financial Statements, and (iii) Liens for Taxes that are not due and payable.

A-3-3

          "Schedule" shall mean that schedule delivered to BRKR by Invest Shareholders prior to the execution of this Swiss Merger Agreement (each numbered Schedule of which qualifies only the correspondingly numbered representation, warranty or covenant to the extent specified therein).

          "SEC" shall mean the U.S. Securities and Exchange Commission.

          "Securities Act" shall mean the U.S. Securities Act of 1933, as amended.

          "Significant Subsidiary" shall mean a Subsidiary that meets any of the following conditions:

              (i)  Invest's and Invest's other Subsidiaries' investments in and advances to the Subsidiary exceed ten percent (10%) of the total assets of Invest and the Subsidiaries consolidated as of the end of the most recently completed fiscal year;

             (ii)  Invest's and Invest's other Subsidiaries' proportionate share of the total assets (after intercompany eliminations) of the Subsidiary exceeds ten percent (10%) of the total assets of Invest and the Subsidiaries consolidated at the end of the most recently completed fiscal year; or

            (iii)  Invest and Invest's other Subsidiaries' equity in the income from continuing operations before income taxes, extraordinary items and cumulative effect of a change in accounting principle of the Subsidiary exceeds ten percent (10%) of such income of Invest and the Subsidiaries consolidated for the most recently completed fiscal year.

          "Subsidiary" shall mean, with respect to any Person, any other corporation, partnership, limited liability company, joint venture or other entity in which such Person (i) owns, directly or indirectly, fifty percent (50%) or more of the outstanding voting securities, equity securities, profits interest or capital interest, (ii) is entitled to elect at least a majority of the board of directors or similar governing body or (iii) in the case of a limited partnership or limited liability company, is a general partner or managing member, respectively. When used without reference to a particular entity, Subsidiary means a Subsidiary of Invest.

          "Swiss Francs" and "CHF" shall mean the lawful currency of Switzerland.

          (b)   Terms defined in the U.S. SPA shall, when used in this Swiss Merger Agreement and unless otherwise defined in this Swiss Merger Agreement, have the meaning ascribed to them in the U.S. SPA.

          (c)   Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
Accounts Receivable	4.15
Acquisition Price	2.2
Agreement	Preamble
Alternative Proposal	7.8(b)
Benefit Plan	4.19(a)
BioSpin U.S.	Recitals
BRKR	Preamble
BRKR Indemnified Parties	10.2
BRKR Preferred Shares	5.2(a)
BRKR SEC Documents	5.6(a)
Bruker AG	4.6(a)
Bruker International	4.9(a)
Bruker Physik	Recitals
Cancellation Shares	2.2
Cancellation Shares Transfer Deed	2.2

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Closing	2.4
Closing Date	2.4
Compulsory Shares	3.8
Compulsory Shareholders	3.8
Compulsory Share Transfer	7.15
Deposit	4.28
Distributing Subsidiary	Recitals
Effective Time	2.3
Environmental Law	4.17(e)(ii)
Environmental Permits	4.17(e)(iii)
Exchange Shares	2.1
Exchange Shares Transfer Deed	2.1
Financial Statements	4.9(a)
German SPA	Recitals
Hazardous Substances	4.17(e)(i)
Indemnity Cap	10.5(a)
Indemnity Escrow	Recitals
Invest	Preamble
Invest Contracts	4.11(b)
Invest Proprietary Rights	4.22(a)
Invest Shareholders	Preamble
Invest Shares	Recitals
Leased Real Property	4.16(b)
Merger	Recitals
Merger Act	Recitals
Merger Balance Sheet	2.3
Merger Documents	7.2
Merger Filing	Recitals
Merger Sub	Preamble
Owned Proprietary Rights	4.22(a)
Owned Real Property	4.16(a)
Proceedings	3.5
Proprietary Rights	4.22(a)
Real Property	4.16(b)
Real Property Leases	4.16(b)
Refund	4.28
Related Party	4.12
Release	4.17(e)(iv)
Representatives	7.3
SciTec	Recitals
Share Cancellation	Recitals
Share Cancellation Price	2.2
Share Exchange	Recitals
Share Exchange Price	2.1
Special Dividend	Recitals
Subsidiary Dividends	Recitals
Surviving Company	2.3
Swiss Closing	2.4
Swiss Merger Agreement	Preamble
Swiss Transactions	Recitals

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Tax Deductible	10.2(e)
Techneon	Recitals
Trade Secrets	4.22(a)
Transactions	Recitals
U.S. SPA	Recitals

ARTICLE II

SHARE EXCHANGE AND CANCELLATION; MERGER; CLOSING

        Section 2.1    Share Exchange.    Each Invest Shareholder hereby undertakes to assign, transfer and convey to BRKR (and BRKR undertakes to accept such assignment, transfer and conveyance from Invest Shareholders) at the Closing, upon the terms and subject to the conditions set forth herein, the number of Invest Shares set forth opposite each Invest Shareholder's name on Schedule 2.1 (the "Exchange Shares"), free and clear of any Liens, and BRKR shall deliver to each such Invest Shareholder the number of shares of BRKR Stock (the aggregate of all such shares delivered by BRKR to Invest Shareholders, the "Share Exchange Price") set forth opposite such Invest Shareholder's name on Schedule 2.1-1. The assignment of the Exchange Shares shall not be effected by this Swiss Merger Agreement but by way of a separate assignment deed under Swiss law, to be entered into on the Closing Date, in substantially the form attached hereto as Schedule 2.1-2 (the "Exchange Shares Transfer Deed").

        Section 2.2    Share Cancellation.    Invest Shareholders hereby undertake to assign, transfer and convey, at the Closing and simultaneously with the consummation of the Share Exchange, upon the terms and subject to the conditions set forth herein, to Invest, and Invest shall accept such assignment, transfer and conveyance from Invest Shareholders, the number of Invest Shares set forth opposite each Invest Shareholder's name on Schedule 2.2 (the "Cancellation Shares"), free and clear of any Liens, and, at the Effective Time and in the Merger, Invest shall deliver to each such Invest Shareholder the number of shares of BRKR Stock (the aggregate of all such shares delivered by Invest to Invest Shareholders, the "Share Cancellation Price", and together with the Share Exchange Price, the "Acquisition Price") set forth opposite such Invest Shareholder's name on Schedule 2.2-1; provided, however, that, in the event that the aggregate number of shares of BRKR Stock listed on Schedule 2.2-1 have a total Fair Market Value greater than CHF 160,000, then the number of shares of BRKR Stock constituting the Share Cancellation Price shall be reduced, and each Invest Shareholder's share of the Share Cancellation Price shall be accordingly reduced on a pro rata basis, to that number of shares of BRKR Stock that have a total Fair Market Value of CHF 160,000. The assignment of the Cancellation Shares shall not be effected by this Swiss Merger Agreement but by way of a separate assignment deed under Swiss law, to be entered into on the Closing Date, in substantially the form attached hereto as Schedule 2.2-2 (the "Cancellation Shares Transfer Deed"). Invest hereby agrees that, upon the receipt of the Cancellation Shares by Invest, the Cancellation Shares shall not confer any membership rights (including voting rights) or any financial rights (including the right to receive dividends) on any Person, until such time as a transfer of such Cancellation Shares by Invest or annulment of such Cancellation Shares by reduction of Invest's share capital shall have occurred.

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        Section 2.3    Merger.    BRKR shall cause Invest and Merger Sub to (i) receive from a specially qualified auditor a confirmation that there are no known or expected claims of Merger Sub and Invest which could be jeopardized due to the Merger (Article 25(2) of the Merger Act), (ii) consult with the employee representatives of the merging entities pursuant to Article 28 of the Merger Act, (iii) execute the Merger Filing, which complies with Article 13 in connection with Articles 23(1)(b) and 24(1) of the Merger Act, attached hereto as Annex B, and (iv) file the executed Merger Filing together with the merger balance sheet as of the Closing produced in accordance with Article 11 of the Merger Act ("Merger Balance Sheet"), with the Commercial Register. Upon the effectiveness of the Merger (the "Effective Time"), Merger Sub will, by operation of Swiss law, merge with and into Invest (referred to after the Merger as the "Surviving Company"). As a result of the Merger, the shares of Merger Sub will automatically be canceled and will cease to exist, all assets, liabilities and obligations of Merger Sub prior to the Merger will automatically be assumed by the Surviving Company and the separate legal existence of Merger Sub shall terminate. Because the Merger qualifies as a simplified merger pursuant to Article 23(1)(b) of the Merger Act, there is no requirement for an increase of the share capital of the Surviving Company and/or an exchange of shares of Merger Sub against shares of Invest. As a result of the Swiss Transactions, Invest Shareholders shall acquire 57,544,872 shares of BRKR Stock and Invest shall become a direct, wholly owned Subsidiary of BRKR.

        Section 2.4    The Closing.    The closing of the transactions contemplated by this Swiss Merger Agreement (the "Closing" or "Swiss Closing") shall take place at the offices of Dewey & LeBoeuf LLP, 1301 Avenue of the Americas, New York, New York, 10019, at 10:00 a.m., New York time, on the later of (i) January 23, 2008 and (ii) the first (1st) Business Day following the satisfaction or waiver of all conditions to the obligations of the Parties to consummate the Swiss transactions contemplated hereby (other than conditions which by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions) or such other date as BRKR and Invest Shareholders may mutually agree in writing (the "Closing Date"). The Closing shall be deemed to have been consummated at 12:02 a.m., New York time, on the Closing Date.

        Section 2.5    Deliveries at Closing.    At the Closing:

          (a)   Invest Shareholders shall deliver the following documents and deliverables:

              (i)  to BRKR, a share register of Invest duly issued by the board of directors of Invest showing that Invest Shareholders are the only holders of Invest Shares;

             (ii)  to BRKR, the Exchange Shares Transfer Deed, duly signed by each of Invest Shareholders;

            (iii)  to Invest, the Cancellation Shares Transfer Deed, duly signed by each of the Invest Shareholders;

            (iv)  to BRKR and Invest, a circular resolution signed by all members of the board of directors of Invest evidencing that the board of directors of Invest resolved that BRKR and Invest, contingent upon the Closing, shall be registered in Invest's share register as shareholders in respect of the Exchange Shares and the Cancellation Shares, respectively;

             (v)  to BRKR, a receipt executed by Invest Shareholders for the Share Exchange Price;

            (vi)  to BRKR, an excerpt of the entry of Invest in the Commercial Register, which is not older than 5 calendar days, evidencing that Isolde Laukien-Kleiner has resigned from the board of directors of Invest and that Tony Keller is registered as president of the board of directors of Invest and a statement of Isolde Laukien-Kleiner that she has been fully compensated for her services rendered to Invest and that she has no, and validly waives all, claims of whatsoever nature against Invest except for claims under this Swiss Merger Agreement; and

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           (vii)  to BRKR, all other documents and instruments required to be delivered by Invest Shareholders pursuant to this Swiss Merger Agreement or any Ancillary Agreement to which Invest Shareholder is or is required to be a party, including those set forth in Article VIII, and any other document or instrument reasonably requested by BRKR.

          (b)   Invest shall deliver to BRKR all documents and instruments required to be delivered by Invest pursuant to this Swiss Merger Agreement or any Ancillary Agreement to which Invest is or is required to be a party, including those set forth in Article VIII, and any other document or instrument reasonably requested by BRKR.

          (c)   BRKR shall deliver the following documents and deliverables to each Invest Shareholder:

              (i)  stock certificates evidencing shares of BRKR Stock representing all of such Invest Shareholder's portion of the Share Exchange Price, duly endorsed in blank, or accompanied by stock powers duly executed in blank and with all required stock transfer tax stamps affixed; and

             (ii)  all other documents and instruments required to be delivered by BRKR pursuant to Article VIII.

        Section 2.6    Withholding.    BRKR shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Swiss Merger Agreement such amounts as it reasonably determines it should deduct and withhold with respect to the making of such payment under the Code and the rules and Treasury Regulations promulgated thereunder, or any provision of state, local or foreign Tax Law. To the extent that amounts are so withheld or paid over to or deposited with the relevant Governmental Authority, including any Taxing Authority, such amounts shall be treated for all purposes of this Swiss Merger Agreement as having been paid to the Person in respect of which such deduction and withholding was made by BRKR.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF INVEST SHAREHOLDERS

        Invest Shareholders hereby jointly and severally represent and warrant to BRKR (except with respect to the representations in Sections 3.8, 3.9, 3.10 and 3.11, which are made by each Invest Shareholder in its individual capacity), as of the date hereof and as of the Closing Date or, if a representation or warranty is made as of a specified date, as of such date, as follows:

        Section 3.1    Power and Authority.    Invest Shareholders have all necessary power and authority to execute, deliver and perform this Swiss Merger Agreement and, as of the Closing Date, the Ancillary Agreements, if any, to which it will become a party.

        Section 3.2    Enforceability.    This Swiss Merger Agreement and, as of the Closing Date, each Ancillary Agreement to which any Invest Shareholder is a party have been duly executed and delivered by Invest Shareholders and (assuming due authorization, execution and delivery by BRKR), constitute a legal, valid and binding obligation of Invest Shareholders, enforceable against Invest Shareholders in accordance with its respective terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors' rights generally and subject, as to enforceability, to general principles of equity.

        Section 3.3    No Violation.    Invest Shareholders' execution and delivery of this Swiss Merger Agreement and, as of the Closing Date, any Ancillary Agreement to which any Invest Shareholder is a party, the consummation of the Swiss Transactions contemplated hereby or thereby or compliance by Invest Shareholders with any of the provisions hereof or thereof will not (a) result in the creation of any Lien upon the Invest Shares under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, agreement or any other instrument or obligation to which

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any Invest Shareholder is a party or by which Invest Shareholders or the Invest Shares may be bound or affected, by Law or otherwise, (b) violate any Law applicable to Invest Shareholders or the Invest Shares or (c) conflict with, result in any breach of, constitute a default (or event which after notice or lapse of time or both, would become a default) under, require any consent under any Contract to which any of Invest Shareholders a party or by which any of Invest Shareholders may be bound.

        Section 3.4    No Conflict.    The execution and delivery of this Swiss Merger Agreement or, as of the Closing Date, any Ancillary Agreement by Invest Shareholders and the consummation of the Swiss Transactions contemplated hereby or thereby do not and shall not adversely affect the ability of Invest Shareholders or Invest to enter into, perform their obligations under, and to consummate or materially delay the consummation of, the Swiss Transactions or any Ancillary Agreement.

        Section 3.5    Litigation.    There is no action, proceeding, claim, suit, arbitration, opposition, challenge, proceeding, charge or investigation (collectively, "Proceedings") pending or, to the Knowledge of Invest Shareholders, threatened that relates, directly or indirectly, to this Swiss Merger Agreement, the Invest Shares or any action taken or to be taken in connection with this Swiss Merger Agreement or any Ancillary Agreement.

        Section 3.6    No Other Agreement.    No Invest Shareholder has any obligation, absolute or contingent, to any other individual, corporation, partnership, trust, limited liability company, association, joint venture or any similar entity to transfer the Invest Shares.

        Section 3.7    No Broker.    No agent, broker, investment banker, financial advisor or other firm or Person (a) has acted directly or indirectly for Invest Shareholders in connection with this Swiss Merger Agreement or any Ancillary Agreement or the Swiss Transactions contemplated hereby or thereby or (b) is or will be entitled to any broker's or finder's fee or any other commission or similar fee in connection with this Swiss Merger Agreement or any Ancillary Agreement or the Swiss Transactions contemplated hereby or thereby.

        Section 3.8    Ownership of the Invest Shares.    Each Invest Shareholder has good and valid title to, and owns beneficially and, other than the Compulsory Shares prior to the Compulsory Share Transfer, of record, the sum of the amounts of Invest Shares set forth opposite such Invest Shareholder's name under the caption "Invest Shares Owned" on Schedule 2.1 and Schedule 2.2, free and clear of any Liens other than restrictions on transfer which may arise solely under applicable securities Laws and, prior to the Closing, Isolde Laukien-Kleiner shall have good and valid title to, and shall own of record and beneficially, all Invest Shares previously owned by Christoph Straub and Daniel Sauter (such Invest Shares, the "Compulsory Shares" and such holders, the "Compulsory Shareholders"), free and clear of any Liens other than restrictions on transfer which may arise solely under applicable securities Laws.

        Section 3.9    Withholding Tax.    Each Invest Shareholder represents that no withholding of any U.S. federal Tax, German Tax, Swiss Tax or any other Tax is required with respect to any payment to be made to such Invest Shareholder in connection with the Swiss Transactions and each Invest Shareholder agrees that it will provide to BRKR in a timely manner such form or forms, accurately and completely filled out and executed, as may be necessary in the opinion of BRKR to establish such Invest Shareholder's entitlement to exemption from any such withholding.

        Section 3.10    Investment Representation.    Each Invest Shareholder represents that the shares of BRKR Stock to be issued hereunder to such Invest Shareholder by BRKR and Invest are being acquired by such Invest Shareholder for investment purposes only, and not with a view to, or for offer or sale in connection with, any resale or distribution thereof or any transaction which would be in violation of all applicable Laws, including U.S. federal securities laws. Each Invest Shareholder represents that such Invest Shareholder is an "accredited investor" as such term is defined in Rule 501(a) under the Securities Act.

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        Section 3.11    Legend.    Each Invest Shareholder acknowledges and is aware that the shares of BRKR Stock to be issued by BRKR and Invest hereunder cannot be resold unless they are registered under the Securities Act and qualified under any applicable securities law of any state or other jurisdiction, or an exemption from such registration or qualification is available, and further acknowledges that the certificates evidencing the shares of BRKR Stock issued hereunder will bear the following legend:

    THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF A REGISTRATION STATEMENT IN EFFECT WITH RESPECT TO THE SECURITIES UNDER SUCH ACT OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED OR UNLESS SOLD PURSUANT TO RULE 144 OF SUCH ACT.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES REGARDING INVEST

        Each of Invest Shareholders and Invest (to the extent legally permissible), jointly and severally, hereby represent and warrant to BRKR, as of the date hereof and as of the Closing Date or, if a representation or warranty is made as of a specified date, as of such date, as follows:

        Section 4.1    Organization.    Invest and each Subsidiary is duly organized and validly existing under the Laws of the jurisdiction of its organization and has the requisite corporate, partnership or limited liability company authority and power to own, lease, operate and otherwise hold its property and assets and to conduct its business as currently being conducted. Invest and each Subsidiary is duly qualified to do business as a foreign company and is in good standing in each jurisdiction where the property owned by Invest and each Subsidiary or the nature of its business requires such qualification, except where the failure to be so qualified could not reasonably be expected to have an adverse effect on Invest or any Subsidiary in any material respect.

        Section 4.2    Authorization and Effect of Agreement.

          (a)   The execution and delivery by Invest of this Swiss Merger Agreement and, as of the Closing Date, the Ancillary Agreements to which it is a party and to perform its obligations hereunder and thereunder and to consummate the Swiss Transactions contemplated hereby or thereby, have been duly and validly authorized and approved by all requisite action on the part of Invest (including approval of the holders of all of the outstanding Invest Shares), and no other action by Invest is necessary to authorize the Swiss Transactions contemplated hereby or thereby or to consummate such Swiss Transactions.

          (b)   This Swiss Merger Agreement and, as of the Closing Date, the Ancillary Agreements to which Invest is a party have been duly executed and delivered by Invest, and (assuming due authorization, execution and delivery by BRKR and Invest Shareholders) this Swiss Merger Agreement and, as of the Closing Date, each such Ancillary Agreement constitutes a legal, valid and binding obligation of Invest, enforceable against Invest in accordance with its respective terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors' rights generally and subject, as to enforceability, to general principles of equity.

        Section 4.3    Capitalization of Invest.

          (a)   As of the date hereof, the capital stock of Invest consists of 16,000 registered Invest Shares, of which all are issued and outstanding on the date hereof and held beneficially and, other

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  than the Compulsory Shares prior to the Compulsory Share Transfer, of record by Invest Shareholders as set forth on Schedule 2.1 and Schedule 2.2. No share certificates incorporating any of the Invest Shares have ever been issued. There are no shares of preferred stock authorized or outstanding. There exists no contingent or authorized Invest share capital. The Invest Shares held by Invest Shareholders (and, prior to the Compulsory Share Transfer, by the Compulsory Shareholders) constitute all of the issued and outstanding shares of capital stock of Invest as of the date hereof and have been duly authorized and are validly issued, fully paid and nonassessable and have not been issued and were not issued in violation of any preemptive or other similar right. Invest Shareholders own beneficially and, other than the Compulsory Shares prior to the Compulsory Share Transfer, have good and valid title to and are record owners of, the Invest Shares, free and clear of any Liens other than restrictions on transfer which may arise solely under applicable securities Laws. Upon consummation of the Swiss Transactions and registration of the Invest Shares in the name of BRKR and of Invest, as the case may be, in the share register of Invest, BRKR will own, directly or indirectly, all of the Invest Shares free and clear of all Liens other than restrictions on transfer which may arise solely under applicable securities Laws. Upon consummation of the Swiss Transactions, the Invest Shares will be fully paid and nonassessable.

          (b)   Invest has not issued any securities in violation of any preemptive or similar rights and, except as set forth on Schedule 4.3(b), there are no options, warrants, calls, rights or other securities convertible into or exchangeable or exercisable for equity securities of Invest, any other commitments, arrangements, rights or agreements providing for the issuance or sale of additional equity interests or the repurchase, redemption or other acquisition of equity interests of Invest, and there are no agreements of any kind which may obligate Invest to issue, purchase, redeem or otherwise acquire any of its equity interests. No shares of the issued and outstanding shares of common stock of Invest are held in the treasury of Invest prior to consummation of the Merger (other than the Cancellation Shares). There are no voting agreements, shareholder's agreements, proxies or other similar agreements or understandings with respect to the equity interests of Invest.

          (c)   The share register of Invest accurately records: (i) the name and address of each Person owning Invest Shares and (ii) the number of Invest Shares held by each of the persons as per clause (i) above.

        Section 4.4    Capitalization of the Subsidiaries; Other Interests.

          (a)   Schedule 4.4(a) sets forth each of Invest's directly and indirectly owned Subsidiaries. Schedule 4.4(a) sets forth the designation, par value and the number of authorized, issued and outstanding shares of capital stock or membership interests for each Subsidiary and the number and percentage ownership interest of Invest (if direct) or of Invest's Subsidiary (if indirect) in each such Subsidiary. All of the outstanding shares of capital stock or membership interests of each Subsidiary (i) are duly authorized and are validly issued, fully paid and nonassessable and have not been issued and were not issued in violation of any preemptive or other similar right and (ii) are owned of record and beneficially by Invest or the Subsidiary set forth on Schedule 4.4(a), in each case, free and clear of any Lien other than Permitted Liens or restrictions on transfer which may arise solely under applicable securities Laws.

          (b)   Except as set forth on Schedule 4.4(b), (i) there are no outstanding options, warrants, rights or other securities convertible into or exchangeable or exercisable for equity interests of the Subsidiaries, any other commitments, arrangements, rights or agreements providing for the issuance or sale of additional equity interests or the repurchase or, redemption or other acquisition of equity interests of the Subsidiaries, and there are no agreements of any kind which may obligate the Subsidiaries to issue, purchase, redeem or otherwise acquire any of their respective equity interests and (ii) there are no voting agreements, shareholder's agreements, proxies or other similar agreements or understandings with respect to the equity interests of the Subsidiaries.

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          (c)   Except as set forth in Schedule 4.4(c), neither Invest nor any Subsidiary owns, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, limited liability company, joint venture, business, trust or other Person other than in a Subsidiary.

        Section 4.5    No Conflict.    The execution and delivery by Invest of this Swiss Merger Agreement or any Ancillary Agreement and the consummation by Invest of the Swiss Transactions contemplated hereby and thereby do not and shall not:

          (a)   violate, conflict with or result in the breach of any Organizational Document of Invest or the Subsidiaries;

          (b)   (i) violate or conflict with any Law applicable to Invest or the Subsidiaries or any of their respective assets, properties or businesses or (ii) require any filing with, consent, approval or authorization of, or notice to, any Governmental Authority other than with respect to the applicable notification and waiting period requirements of the antitrust laws of any relevant jurisdiction; or

          (c)   except as described on Schedule 4.5(c), (i) conflict with, result in any breach of, constitute a default (or event which after notice or lapse of time or both, would become a default) under, require any consent under any Contract to which Invest or any Subsidiaries is a party or by which Invest or any Subsidiaries may be bound, (ii) result in the termination of any such Contract, (iii) result in the creation of any Lien under any such Contract or (iv) constitute an event which, after notice or lapse of time or both, would result in any such breach, termination or creation of a Lien;

except, in the case of clause (c) above, for any conflict, breach, default, termination or Lien that would not reasonably be expected to (A) adversely affect in any material respect the ability of Invest to enter into, perform its obligations under, and to consummate the Swiss Transactions contemplated by, this Swiss Merger Agreement or (B) adversely affect in any material respect the business, operations (including results of operations), assets, liabilities or financial condition of Invest and the Subsidiaries.

        Section 4.6    Permits; Compliance with Law.

          (a)   Invest and the Subsidiaries hold all Permits necessary for the ownership and lease of their properties and assets and the lawful conduct of their respective businesses as currently conducted under and pursuant to all applicable Laws. Schedule 4.6(a) sets forth a true and complete list of all such Permits. All Permits have been legally obtained and maintained and are valid and in full force and effect. No outstanding violations are or have been recorded in respect of any such Permits. No Proceeding is pending or, to the Knowledge of Invest and Bruker BioSpin AG ("Bruker AG"), threatened, to suspend, revoke, withdraw, modify or limit any Permit. The Swiss Transactions or any Ancillary Agreement do not give rise to the requirement of any consent, approval or modification in order for each Permit to continue to be valid and in full force and effect following the Closing.

          (b)   Invest and the Subsidiaries are and have been in compliance with and are not in default under any Law applicable to Invest or any of the Subsidiaries or any of their respective properties, assets or businesses.

        Section 4.7    Books and Records.    Except as described on Schedule 4.7, (i) true and complete copies of the Organizational Documents of Invest and the Significant Subsidiaries, as currently in effect, have heretofore been delivered to BRKR, (ii) the minute books of Invest and the Significant Subsidiaries accurately reflect in all material respects all actions taken at meetings, or, to the extent legally permissible, by written consent in lieu of meetings, of the stockholders, boards of directors (or other governing body) and all committees of the boards of directors (or other governing body) of Invest and the Significant Subsidiaries, as the case may be, (iii) all corporate actions and other actions

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taken by Invest and the Significant Subsidiaries, as the case may be, have been duly authorized, and no such actions taken by Invest and the Significant Subsidiaries, as the case may be, have been taken in breach or violation of the Organizational Documents of Invest and the Significant Subsidiaries.

        Section 4.8    Litigation.    There are no Proceedings pending or, to the Knowledge of Invest, threatened that relate, directly or indirectly, to this Swiss Merger Agreement or any Ancillary Agreement to which Invest is a party, or any action taken or to be taken in connection with this Swiss Merger Agreement or any Ancillary Agreement. Except as set forth on Schedule 4.8, there are no Proceedings pending or, to the Knowledge of Invest or Bruker AG, threatened that relate to (a) Invest or any Subsidiary or their respective assets, properties or businesses or (b) the officers, directors, employees, stockholders or Affiliates of Invest (in their capacity as such). There are no outstanding judgments, writs, injunctions, orders, decrees or settlements that apply, in whole or in part, to Invest or any Subsidiary or their respective assets, properties or business.

        Section 4.9    Financial Statements; Undisclosed Liabilities.

          (a)   Except as set forth on Schedule 4.9, Invest has furnished BRKR true and complete copies of the audited combined balance sheet and the related audited combined statements of income, shareholders' equity and cash flows of the Subject Companies as of and for each of the fiscal years ended as of December 31, 2005 and 2006 and the related opinion of E&Y, the independent accountants of the Subject Companies, and the unaudited combined balance sheet and the related unaudited combined statements of income, shareholders' equity and cash flows of the Subject Companies as of and for the nine months ended September 30, 2007 and 2006 (collectively, together with the related notes thereto, the "Financial Statements"), and the audit report including the audited statutory balance sheet and the audited statutory statement of income of (i) Kurt Buergi, dipl Buecher- und Steuerexperte, the independent auditors of Invest and Bruker BioSpin International AG ("Bruker International") as per December 31, 2005 and 2006 and of (ii) Ernst & Young AG, the independent auditors of Bruker AG as per December 31, 2005 and 2006.

          (b)   The Financial Statements fairly present in all material respects the financial position and the results of operations of the Subject Companies as of the respective dates thereof and for the respective periods then ended. The Financial Statements have been prepared in accordance with GAAP consistently applied during the periods involved, except as otherwise noted therein or in the notes thereto. The Financial Statements have been prepared in accordance with the books and records of the Subject Companies consistent with past practice.

          (c)   Except as set forth on Schedule 4.9 and (i) as reflected or adequately reserved against in the Financial Statements and (ii) liabilities which have been incurred since December 31, 2006 in the Ordinary Course of Business, there are no liabilities or obligations, secured or unsecured (whether absolute, accrued, contingent or otherwise), matured or unmatured that are, or would reasonably be expected to be, material to the Subject Companies or that would materially delay the consummation of the Swiss Transactions.

        Section 4.10    Absence of Certain Changes.    Except as described on Schedule 4.10, since December 31, 2006, (a) Invest and the Subsidiaries have been operated in the Ordinary Course of Business, (b) neither Invest nor any Subsidiary has taken or agreed to take any of the actions set forth in Section 7.1, (c) there has not occurred any event or condition that, individually or in the aggregate, has had or is reasonably likely to have a Material Adverse Effect, (d) there have been no actual or threatened cancellations or terminations by any material producer, agent, supplier, customer or contractor of Invest or any Subsidiary and (e) there has been no material damage to or loss or theft of any of the material assets of Invest or any Subsidiary.

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        Section 4.11    Contracts.

          (a)   Schedule 4.11(a) sets forth a complete and accurate list of the following Contracts to which (x) Invest or any Significant Subsidiary is a party or by which Invest or any Significant Subsidiary or any of their respective properties or assets is or may be bound or (y) any other Subsidiary is a party or by which any such Subsidiary or any of its properties or assets is or may be bound which is material to Invest and the Subsidiaries taken as a whole:

              (i)  employment Contracts with (a) any current officer, manager, director or Employee and (b) any former officer, manager, director or Employee with respect to which Invest or any Subsidiary remains liable for any obligations thereunder (the name, position or capacity and rate of compensation of each such person and the expiration date of each such Contract being set forth in accordance with this Section 4.11(a)), other than standard contracts required under local Law or custom;

             (ii)  all Contracts (other than employment contracts) with any current or former officer, manager, director, stockholder, member, Employee, consultant, agent or other representative or with an entity in which any of the foregoing is a controlling person (excluding any Contracts with respect to which Invest and its Subsidiaries have no liabilities for any obligations thereunder);

            (iii)  all lease, sublease, rental or other Contracts under which Invest or any Subsidiary is a lessor or lessee of any real property or the guarantee of any such lease, sublease, rental or other Contracts;

            (iv)  all collective bargaining or other labor or union Contracts;

             (v)  all instruments relating to indebtedness for borrowed money, any note, bond, deed of trust, mortgage, indenture or agreement to borrow money, and any agreement relating to the extension of credit or the granting of a Lien other than Permitted Liens, or any Contract of guarantee in favor of any Person or entity other than Invest or any Subsidiary;

            (vi)  all confidentiality Contracts (other than standard materials transfer agreements or non-disclosure agreements for customer test sample measurements made in the Ordinary Course of Business);

           (vii)  all partnership or joint venture Contracts;

          (viii)  all Contracts relating to licenses of trademarks, trade names, service marks or other Invest Proprietary Rights;

            (ix)  all other Contracts material to the business of Invest or any Subsidiary, other than any Contracts having only Subject Companies as parties; and

             (x)  each amendment, supplement and modification in respect of any of the foregoing.

          (b)   Schedule 4.11(b) sets forth a complete and accurate list of the following Contracts (x) to which Invest or any Subsidiary is a party or (y) by which Invest or any Subsidiary or any of their respective properties or assets is or may be bound (such Contracts collectively, along with the Contracts listed on Schedule 4.11(a), the "Invest Contracts"):

              (i)  all lease, sublease, rental, licensing use or similar Contracts with respect to personal property providing for annual rental license or use payments in excess of U.S. $200,000 or the guarantee of any such lease, sublease, rental or other Contracts;

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             (ii)  all Contracts containing any covenant or provision limiting the freedom or ability of Invest or any Subsidiary to engage in any line of business, engage in business in any geographical area or compete with any other Person;

            (iii)  all Contracts (other than Contracts having only Subject Companies as parties) for the purchase or sale of materials, supplies or equipment (including computer hardware and software), or the provision of services (including consulting services, data processing and management, project management services and clinical trial management), involving total payments in excess of U.S. $1,750,000 or containing any escalation, renegotiation or redetermination provisions, which Contracts are not terminable at will without liability, premium or penalty by Invest or any Subsidiary;

            (iv)  all Contracts, purchase orders or service agreements relating to capital expenditures of Invest or any Subsidiary involving total payments in excess of U.S. $200,000;

             (v)  all Contracts between or among (A) Invest or any Subsidiary, on the one hand, and (B) any Invest Shareholder, Affiliate of any Invest Shareholder, (other than the Subject Companies) or any Related Party, on the other hand;

            (vi)  all Contracts (A) outside the Ordinary Course of Business for the purchase, acquisition, sale or disposition of any assets or properties or (B) for the grant to any Person (excluding Invest or any Subsidiary) of any option or preferential rights to purchase any assets or properties;

           (vii)  all Contracts (other than Contracts having only Subject Companies as parties) pursuant to which there is either a current or future obligation of Invest or any Subsidiary to make payments or provide services for a value in excess of U.S. $200,000 in any twelve (12) month period;

          (viii)  all Contracts under which Invest or any Subsidiary agrees to indemnify any Person (other than standard materials transfer agreements or non-disclosure agreements for customer test sample measurements made in the Ordinary Course of Business);

            (ix)  all non-competition, non-solicitation and any similar Contracts;

             (x)  all "earn-out" agreements or arrangements or any similar Contracts; and

            (xi)  each amendment, supplement and modification in respect of any of the foregoing.

          (c)   (i) Each Invest Contract (including, for purposes of this Section 4.11(c), all Contracts that would be deemed an "Invest Contract" but for the fact that a Subject Company is a party thereto) is legal, valid, binding and enforceable against Invest or the Subsidiary that is party thereto and against each other party thereto, is in full force and effect and (ii) no party is in material breach or default, and no event has occurred which would constitute (with or without notice or lapse of time or both) a material breach or default (or give rise to any right of termination, modification, cancellation or acceleration) or material loss of any benefits under any Invest Contract.

        Section 4.12    Transactions with Affiliates.    Except as set forth on Schedule 4.12, no Related Party, either currently or at any time since December 31, 2003 (a) has or has had any interest in any property (real or personal, tangible or intangible) that Invest or any Subsidiary uses or has used in or pertaining to the business of Invest or any Subsidiary or (b) has or has had any business dealings, contracts, agreements, arrangements, understandings or any financial interest in any transaction with Invest or any Subsidiary or involving any assets or property of Invest or any Subsidiary, other than business dealings or transactions conducted in the Ordinary Course of Business at prevailing market prices and on prevailing market terms. For purposes of this Swiss Merger Agreement, the term "Related Party" shall mean as of any time: Invest Shareholders, any executive officer, member, manager or director, ten

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percent (10%) stockholder (including any executive officers, members, managers or directors thereof) or Affiliate of Invest or any Subsidiary or at such time, any present or former known spouse, sibling, parent or child of any such Invest Shareholders, executive officer, member, manager, director or Affiliate of Invest or any Subsidiary or any trust or other similar entity for the benefit of any of the foregoing Persons; provided, however, that the term "Related Party" shall not be deemed to include any Subject Company. BRKR has been provided with true and complete copies of all documents listed on Schedule 4.12 and any amendments thereto.

        Section 4.13    Labor Relations.

          (a)   As of the date of this Swiss Merger Agreement, there is no labor dispute, controversy, arbitration, grievance, strike, slowdown, lockout or work stoppage against Invest or any Significant Subsidiary pending or threatened which may interfere with the business activities of Invest or any Significant Subsidiary. Except as set forth on Schedule 4.13(a), neither Invest nor any Significant Subsidiary is a party to, or bound by, any labor agreement, collective bargaining agreement, work rules or practices or any other labor-related agreements or arrangements with any labor union, labor organization or works council. Except as set forth on Schedule 4.13(a), there are no labor agreements, collective bargaining agreements, work rules or practices or any other labor-related agreements or arrangements that pertain to any Employees. None of the Employees is represented by any labor organization with respect to such Employees' employment or other service with Invest or any Significant Subsidiary. Except as set forth on Schedule 4.13(a), no labor union, labor organization, works council or group of Employees of Invest or any Significant Subsidiary has made a pending demand for recognition or certification, and there are no representation or certification proceedings or petitions presently pending or threatened in writing to be brought or filed with any labor relations tribunal or authority. There are no organizational efforts presently being made involving any of the presently unorganized Employees. Neither Invest nor any Significant Subsidiary is a party to, or otherwise bound by, any order relating to Employees or employment practices.

          (b)   Invest and each Subsidiary has, in all material respects, properly classified the employment or other service status of all Employees, independent contractors and other persons providing services to or on behalf of Invest or any Subsidiary for purposes of compliance with (i) all applicable Laws and (ii) the terms or tax qualification requirements of any Benefit Plan or other benefit arrangement.

        Section 4.14    Insurance.    Schedule 4.14 sets forth a true and complete list of all insurance policies currently maintained relating to Invest and each Significant Subsidiary, including those which pertain to Invest's and each Significant Subsidiary's assets, directors, officers or employees or operations, and all such insurance policies are in full force and effect and all premiums due thereunder have been paid. There is no material claim outstanding under any such insurance policies and there are no existing circumstances likely to give rise to a claim under any such insurance policies. Invest has not received notice of cancellation of any such insurance policies. Invest has provided to BRKR true and complete copies of all insurance policies (including any amendments thereto) listed on Schedule 4.14.

        Section 4.15    Accounts Receivable.    All accounts receivable, notes receivable and other indebtedness of Invest and each Subsidiary (the "Accounts Receivable") reflected in the Financial Statements or which arose subsequent to December 31, 2006, represent bona fide, arm's-length transactions for the sale of goods or performance of services actually delivered in the Ordinary Course of Business and, in the case of Accounts Receivable, have been billed or invoiced in the Ordinary Course of Business consistent with past practice. Except to the extent expressly reserved against or reflected on the Financial Statements (which reserves are consistent with past practice) or paid prior to the Closing, the Accounts Receivable are or will be as of the Closing Date, collectible in the Ordinary Course of Business.

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        Section 4.16    Real Property; Leases.

          (a)   Except as set forth on Schedule 4.16(a)(i), neither Invest nor any Subsidiary owns any real property (such property, the "Owned Real Property") and the Owned Real Property is owned free and clear of all Liens.

          (b)   Schedule 4.16(b)(i) contains a complete and correct list of all leases of real property, occupancy agreements, licenses, concessions or similar agreements (the "Real Property Leases") under which Invest or any of its Subsidiaries is a lessee, sublessee, tenant, licensee or assignee of any real property owned by any other Person (the "Leased Real Property" and, together with the Owned Real Property, the "Real Property"). Invest has delivered to BRKR true, correct and complete copies of each Real Property Lease. With respect to each Real Property Lease, (i) there exists no default under such Real Property Lease by Invest or any Subsidiary nor is there any event which, with notice or the passage of time or both, could ripen into a default and neither Invest nor any Subsidiary has received written notice of any such default and (ii) to the Knowledge of Invest or Bruker AG, there exists no default by any other Person thereunder nor any event which, with notice or the passage of time or both, could ripen into a default. Each Real Property Lease is a legal, valid and binding obligation of Invest and/or each Subsidiary, and, to the Knowledge of Invest, and each other party thereto, enforceable against each such other party thereto in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally and subject to general principles of equity. The consummation of the Swiss Transactions or any Ancillary Agreement requires no Consents from any Person, except as set forth on Schedule 4.16(b)(ii) (which Consents have been obtained prior to the date hereof), and will not result in any default, penalty, right to terminate, increase in the amounts payable under or modification to any Real Property Lease. Invest and the Subsidiaries hold good and valid leasehold estates in the Leased Real Property and the Real Property constitutes all of the real property necessary for the conduct of Invest's and the Subsidiaries respective businesses.

          (c)   (i) There is no pending or, to the Knowledge of Invest or Bruker AG, threatened condemnation (or similar proceedings) of all or any part of the Real Property, and neither Invest nor any Subsidiary has assigned or sublet or granted any rights to use and occupy or created any limitations to or on its interests under any Real Property Lease to any Person, (ii) to the Knowledge of Invest or Bruker AG, there are no zoning, building code, occupancy restriction or other land-use regulation proceedings or any proposed change in any applicable Laws that could, individually or in the aggregate, result in a Material Adverse Effect, nor has Invest or any Subsidiary received any notice of any special assessment proceedings affecting any Real Property, or applied for any change to the zoning or land use status of any Real Property, (iii) to the Knowledge of Invest or Bruker AG, there are no defects, structural or otherwise, with respect to any of the Real Property (or any improvements located thereon), which could reasonably be anticipated to have a material adverse impact on the value or utility of any such parcel of Real Property and (iv) there are no easements, Liens or other agreements (whether of record or not) affecting title to, or creating any Lien or charge upon, any of the Real Property.

        Section 4.17    Environmental.

          (a)   Invest and the Subsidiaries hold all Environmental Permits necessary for the ownership and lease of their properties and assets and the lawful conduct of their respective businesses as currently conducted under and pursuant to all applicable Laws; Schedule 4.17 sets forth a true and complete list of all such Environmental Permits. All such Environmental Permits have been legally obtained and maintained and are valid and in full force and effect. No outstanding violations are or have been recorded in respect of any such Environmental Permits. No Proceeding is pending or, to the Knowledge of Invest or Bruker AG, threatened, to suspend, revoke, withdraw, modify or

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  limit any such Environmental Permit. The Swiss Transactions or any Ancillary Agreement do not give rise to the requirement of any filing, consent, approval or modification in order for each Environmental Permit to continue to be valid and in full force and effect following the Closing or the Effective Time.

          (b)   Invest and the Subsidiaries comply and have complied in all respects with and are not in default under any Environmental Law applicable to Invest or any of its Subsidiaries or any of their respective properties or assets.

          (c)   There are no Proceedings arising under any Environmental Law pending or, to the Knowledge of Invest or Bruker AG, threatened that relate to the (i) Invest or any Subsidiary or their respective assets, properties or businesses or (ii) the officers, directors, employees, stockholders or Affiliates of Invest (in their capacity as such). There are no outstanding judgments, writs, injunctions, orders, decrees or settlements arising under any Environmental Law that apply, in whole or in part, to Invest or any Subsidiary or their respective assets, properties or business.

          (d)   Except as set forth on Schedule 4.17(d), there has been no Release or threatened Release of any Hazardous Substance from, and no Hazardous Substances are present at, on or beneath, any property currently or formerly owned, leased or operated by Invest or any Subsidiary or, except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, at any other location, including any location at which any Hazardous Substances manufactured, used or generated by Invest or any Subsidiary have been stored, treated or disposed.

          (e)   (i)    "Hazardous Substances" shall mean any pollutant, contaminant, hazardous substance, hazardous waste, medical waste, special waste, toxic substance, petroleum or petroleum-derived substance, waste or additive, radioactive material, or other compound, element, material or substances in any form (including products) regulated, restricted or addressed by or under any applicable Environmental Law.

             (ii)  "Environmental Law" shall mean any Law relating to the environment, natural resources or the safety or health of human beings or other living organisms, including the manufacture, distribution in commerce, use or presence of hazardous substances.

            (iii)  "Environmental Permits" shall mean all Permits required under Environmental Laws.

            (iv)  "Release" shall mean any release, pumping, pouring, emptying, injecting, escaping, leaching, migrating, dumping, seepage, spill, leak, flow, discharge, disposal (except orderly offsite disposal via qualified hazardous waste disposal contractors) or emission.

        Section 4.18    No Broker.    No agent, broker, investment banker, financial advisor or other firm or Person (a) has acted directly or indirectly for Invest in connection with this Swiss Merger Agreement or any Ancillary Agreement or the Swiss Transactions contemplated hereby or thereby or (b) is or will be entitled to any broker's or finder's fee or any other commission or similar fee in connection with this Swiss Merger Agreement or any Ancillary Agreement or the Swiss Transactions contemplated hereby or thereby.

        Section 4.19    Employee Benefits.

          (a)   Schedule 4.19 identifies bonus, stock purchase, stock option, severance pay, termination pay and all pension plans, all insurance to be paid by the employer (accident insurance, insurance for unwanted leave, etc.) or any other plan for the benefit of the Employees pursuant to which BRKR or Invest or any Subsidiary could incur liability (all plans, programs and agreements of the type referred to in the prior sentence are referred to in this Swiss Merger Agreement as the "Benefit Plans.")

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          (b)   With respect to each Benefit Plan, Invest has delivered to BRKR:

              (i)  an accurate and complete copy of the Benefit Plan regulations (including all amendments thereto);

             (ii)  an accurate and complete copy of the annual report, if required under applicable law, with respect to such Benefit Plan for each of the last two years; and

            (iii)  accurate and complete copies of all Contracts relating to such Benefit Plan, including service provider agreements, insurance contracts, and investment management agreements.

          (c)   Each Benefit Plan has, in all material respects, been established, funded, maintained and administered in compliance with its terms and with the applicable Laws.

          (d)   Neither Invest nor any of its Subsidiaries has any intention or commitment to create any Benefit Plan or to modify or change any existing Benefit Plan (other than to comply with applicable law).

          (e)   Each of the Benefit Plans has been operated and administered in all material respects in accordance with applicable Law and the terms of the Benefit Plan. Each of Invest and the Subsidiaries has met and is meeting all of its obligations under the Benefit Plans and has paid (or provisioned) all contributions required prior to the date of this Swiss Merger Agreement under the Benefit Plans.

          (f)    Neither the execution and delivery of this Swiss Merger Agreement nor the consummation of the Swiss Transactions contemplated hereby will (either alone or in conjunction with any other event) (i) cause or result in the accelerated vesting, funding or delivery of, or increase the amount or value of, any material payment or benefit to any manager, officer, Employee, consultant or independent contractor of Invest or any Subsidiary, (ii) cause or result in the funding of any Benefit Plan or (iii) cause or result in a limitation on the right of Invest or any Subsidiary to amend, merge, terminate or receive a reversion of assets from any Benefit Plan or related trust.

          (g)   All contributions or premiums owed by Invest or any Subsidiary with respect to Benefit Plans under Law, contract or otherwise have been made in full and on a timely basis. All material reports, returns and similar documents required to be filed with any Governmental Authority or distributed to any plan participant have been duly and timely filed or distributed. All amounts that Invest or any Subsidiary is legally or contractually required to deduct from the salaries of their Employees have been duly paid into the appropriate fund or funds. In particular, each of Invest and the Subsidiaries has paid, or made provision of payment for, any and all social security payments relating to any period prior to the date of the Financial Statements. Except as set forth on Schedule 4.19, in the past five years no social security authority has conducted a social security audit at Invest or one of the Subsidiaries and no social security authority has threatened to conduct or is presently conducting such an audit. There exist no circumstances which may result in a re-assessment by any social security authority of the social security contributions paid or to be paid by any of Invest and the Subsidiaries.

          (h)   All employees of Invest and the Subsidiaries are fully capable of performing work on behalf of their employers (no material absence due to disability or other unwanted leave). Neither Invest nor any Subsidiary is obligated under any Benefit Plan to provide life, health, medical, death or other welfare benefits with respect to any current or former Employee (or their beneficiaries or dependents) of Invest, any Subsidiary or their respective predecessors after termination of employment or other service, except as set forth on Schedule 4.19.

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        Section 4.20    Employees.

          (a)   Schedule 4.20(a) sets forth (i) the name, title and total compensation (payable by Invest or any Subsidiary) of each officer, manager and director of Invest and the Subsidiaries and each other Employee and agent whose total compensation (so payable and including bonuses and commissions) for the year ended December 31, 2006 equaled or exceeded U.S. $150,000 or who will receive compensation (including bonuses and commissions) for the year ending December 31, 2007 equal to or in excess of U.S. $150,000, (ii) all bonuses and other incentive compensation received by such Persons since January 1, 2006 and any accrual for such bonuses and incentive compensation and (iii) all Contracts or commitments by Invest or any Subsidiary to increase the compensation or to modify the conditions or terms of employment or other service of any of its officers, managers, Employees, consultants and agents whose total compensation (including bonuses and commissions) exceeds U.S. $150,000 per annum.

          (b)   To the Knowledge of Invest or Bruker AG, except with respect to BRKR, no officer, manager or director of Invest or any Subsidiary or any Employee, consultant or agent of Invest or any Subsidiary is a party to, or is otherwise bound by, any agreement or arrangement, including any confidentiality, non-competition, or proprietary rights agreement, between such Person and any other Person that will (i) materially affect the performance by such Person of such Person's duties to Invest or any Subsidiary or (ii) materially affect the ability of Invest or any Subsidiary to conduct its business.

          (c)   No executive, key Employee or significant group of Employees has given notice to Invest or any Significant Subsidiary to terminate employment or service with Invest or any Significant Subsidiary during the next twelve (12) months.

        Section 4.21    Taxes and Tax Returns.    Except as provided on Schedule 4.21:

          (a)   All Tax Returns required to be filed by or with respect to Invest or any Subsidiary or their respective assets and operations have been timely filed. All such Tax Returns (i) were prepared in the manner required by applicable Law, (ii) are true, correct and complete in all material respects and (iii) accurately reflect the liability for Taxes of Invest and each Subsidiary. All Taxes due and owing by any of Invest and any Subsidiary on or before the date hereof (whether or not shown on any Tax Returns) have been fully paid, or have been adequately reserved for in accordance with applicable GAAP on the Financial Statements. True, correct and complete copies of all federal, state, local and foreign Tax Returns of or including Invest and the Subsidiaries filed in the previous five (5) years have been provided to BRKR prior to the date hereof.

          (b)   Invest and the Subsidiaries have timely paid, or caused to be paid, all Taxes required to be paid, whether or not shown (or required to be shown) on a Tax Return, and Invest and the Subsidiaries have accrued for the payment in full of all Taxes not yet due and payable on the balance sheet included in the Financial Statements for Invest's fiscal year ended December 31, 2006. Since December 31, 2006, neither Invest nor any Subsidiary has incurred any liability for Taxes other than Taxes incurred in the Ordinary Course of Business. In particular, the reserves with respect to Taxes on the respective books of each of Invest and the Subsidiaries are sufficient to cover all Taxes of whatever nature that may be assessed or computed on the results, transactions, or capital of Invest and each of the Subsidiaries for all periods prior to the date of the Financial Statements irrespective of the financial period during which such Taxes may become due.

          (c)   Invest and the Subsidiaries have complied in all material respects with all provisions of state, local and foreign Law relating to the withholding and payment of Taxes, and have, within the time and in the manner prescribed by Law, withheld the applicable amount of Taxes required to be

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  withheld from amounts paid to any stockholder, Employee, independent contractor or other third party and paid over to the proper Governmental Authorities all amounts required to be so paid over. Neither Invest nor any of the Subsidiaries has distributed any hidden dividend, or distributed or granted any other benefit to any of Invest Shareholders or any other person which could lead to the imposition of any withholding tax on dividends or constructive dividends. Each cash distribution paid (or that will be paid) by Invest to Invest Shareholders, including the Special Dividend, constituted (or, in the case of a cash distribution not yet paid, will constitute) a dividend (within the meaning of Section 316 of the Code) of Invest paid to and properly includible in the income of Invest Shareholders for U.S. federal income tax purposes (and, as applicable, for purposes of state, local and foreign Law). In addition, each cash distribution paid (or that will be paid) by a Subsidiary to any shareholder of the Subsidiary, including any Subsidiary Dividend, constituted (or, in the case of a cash distribution not yet paid, will constitute) a dividend (within the meaning of Section 316 of the Code) of the Subsidiary paid to and properly includible in the income of such shareholder for U.S. federal income tax purposes (and, as applicable, for purposes of state, local and foreign law).

          (d)   Neither Invest nor any of the Subsidiaries is subject to proceedings or investigations related to Taxes by any authority and no such proceedings are threatened against Invest or any Subsidiary. There are no examinations or other administrative or court proceedings relating to Taxes in progress or pending, and there is no existing, pending or threatened claim, proposal or assessment against Invest or any Subsidiary or relating to their assets or operations asserting any deficiency for Taxes.

          (e)   No claim has ever been made by any Taxing Authority with respect to Invest or any Subsidiary in a jurisdiction where Invest or any Subsidiary does not file Tax Returns that Invest or any Subsidiary is or may be subject to taxation by that jurisdiction. There are no security interests on any of the assets of Invest or any Subsidiary that arose in connection with any failure (or alleged failure) to pay any Taxes and, except for liens for real and personal property Taxes that are not yet due and payable, there are no liens for any Taxes upon any assets of Invest or any Subsidiary.

          (f)    No extension of time with respect to any date by which a Tax Return was or is to be filed by or with respect to Invest or any Subsidiary is in force, and no waiver or agreement by Invest or any Subsidiary is in force for the extension of time for the assessment or payment of any Taxes.

          (g)   Neither Invest nor any of the Subsidiaries has granted a power of attorney to any Person with respect to any Taxes.

          (h)   Neither Invest nor any Subsidiary is a party to any contract, agreement, plan or arrangement relating to allocating or sharing the payment of, indemnity for, or liability for, Taxes.

          (i)    Invest is not, and has not been, a "United States real property holding corporation" within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

          (j)    Neither Invest nor any Subsidiary has ever participated in an international boycott within the meaning of Section 999 of the Code.

          (k)   Invest and the Subsidiaries have, in all material respects, properly and in a timely manner documented their transfer pricing methodology in compliance with the applicable provisions of Swiss federal, Swiss cantonal, Swiss local or foreign Tax Law or regulation. In particular, the reserves with respect to Taxes on the respective books of each of Invest and the Subsidiaries, in relation to Taxes due or that might become due in connection with the transfer pricing methodology applied, are sufficient to cover all Taxes of whatever nature that may be assessed or computed on the results, transactions, or capital of Invest and each of the Subsidiaries for all

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  periods prior to the date of the Financial Statements irrespective of the financial period during which such Taxes may become due.

          (l)    Neither Invest nor any Subsidiary was a foreign personal holding company (within the meaning of Section 552 of the Code) on or before December 31, 2004, and neither Invest nor any Subsidiary is or has been a passive foreign investment company (within the meaning of Section 1297 of the Code).

          (m)  Other than as described on Schedule 4.21(m), neither Invest nor any Subsidiary is engaged in a trade or business within the United States.

          (n)   The taxable year for U.S. federal income tax purposes of Invest and each of its Subsidiaries ends on December 31 of each year.

          (o)   Invest is a foreign corporation within the meaning of Section 7701(a)(5) of the Code.

          (p)   Neither Invest nor any of the Subsidiaries has been includible with any other entity in any consolidated, combined, unitary or similar return for any Tax period for which the statute of limitations has not expired (other than any such return with respect to which Invest was the common parent).

          (q)   Invest shall pay the Special Dividend entirely from its cash on hand or the cash on hand of the Distributing Subsidiaries, and neither the cash distributed by Invest to Invest Shareholders in connection with the Special Dividend, nor any of the cash amounts distributed to Invest pursuant to any of the Subsidiary Dividends, have been funded by, are attributable to, or are otherwise traceable to (i) a borrowing or other debt or credit arrangement of any kind whatsoever involving Invest or any Subsidiary, including any borrowing or other debt or credit arrangement with an unrelated third party or an Affiliate, or (ii) a distribution, payment or other transfer by a Subsidiary to Invest other than pursuant to a Subsidiary Dividend.

        Section 4.22    Proprietary Rights.

          (a)   (i) Except as set forth on Schedule 4.22(a), Invest or a Subsidiary is the sole owner of, free and clear of any Lien (other than Permitted Liens), or has a valid license to (without the payment of any royalty, except with respect to off-the-shelf software licensed on commercially reasonable terms), all U.S. and non-U.S. trademarks, service marks, logos, designs, trade names, internet domain names and corporate names, and the goodwill of the business connected with and symbolized by the foregoing, patents, registered designs, copyrights, computer software (including all information systems, data files and databases, source and object codes, user interfaces, manuals and other specifications and documentation related thereto and all intellectual property and proprietary rights incorporated therein), web sites and web pages and related items (and all intellectual property and proprietary rights incorporated therein) and all trade secrets, research and development, formulae and know-how ("Trade Secrets") and all other proprietary and intellectual property rights and information, including all grants, registrations and applications relating to any of the foregoing (all of the foregoing to be collectively referred to as the "Proprietary Rights") used or held for use in, or necessary for the conduct of the business of Invest or the businesses of the Subsidiaries (such Proprietary Rights owned by or licensed to Invest or the Subsidiaries, collectively, the "Invest Proprietary Rights"), (ii) the rights of Invest and the Subsidiaries in Invest Proprietary Rights are valid and enforceable, (iii) neither Invest nor any Subsidiary has received any demand, claim, notice or inquiry from any Person in respect of Invest Proprietary Rights which challenges, threatens to challenge or inquires as to whether there is any basis to challenge, the validity or enforceability of, or the rights of Invest or any Subsidiary in, any of Invest Proprietary Rights, and neither Invest nor any Subsidiary has Knowledge of any facts which could form a reasonable basis for any such demand, claim, notice or inquiry, (iv) no act has been done or omitted to be done by Invest or any Subsidiary, or any licensee thereof, which has

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  had or could have the effect of impairing or dedicating to the public, or entitling any U.S. or foreign governmental authority or any other Person to invalidate, render unenforceable or unpatentable, preclude issuance of, cancel, forfeit, modify or consider abandoned, any material Invest Proprietary Rights owned by Invest or a Subsidiary (the "Owned Proprietary Rights"), or give any Person any rights with respect thereto (except pursuant to an agreement listed on Schedule 4.22(b)), (v) all necessary registration, maintenance and renewal fees in respect of the Owned Proprietary Rights have been paid and all necessary documents and certificates have been filed with the relevant Governmental Authority for the purpose of maintaining such Owned Proprietary Rights, (vi) to the Knowledge of Invest and its Subsidiaries, the respective businesses of Invest and the Subsidiaries as currently or in the past operated do not violate or infringe, and have not violated or infringed, any Proprietary Rights of any other Person, (vii) to the Knowledge of Invest and its Subsidiaries, no Person is violating or infringing any of Invest Proprietary Rights, (viii) Invest and the Subsidiaries have obtained from all individuals who participated (as Employees, consultants, employees of consultants or otherwise) in any respect in the invention, development or authorship of any of the Owned Proprietary Rights effective waivers of any and all ownership rights of such individuals in such Proprietary Rights, and/or assignments to Invest or the Subsidiaries, as the case may be, of all rights with respect thereto, and (ix) neither Invest nor the Subsidiaries have divulged, furnished to or made accessible to any Person, any Trade Secrets without prior thereto having obtained an enforceable agreement of confidentiality from such Person.

          (b)   Schedule 4.22(b) contains a complete and accurate list of the material Invest Proprietary Rights (other than Trade Secrets) and all licenses and other agreements relating thereto.

        Section 4.23    Information Technology.    Except as described on Schedule 4.23:

          (a)   The material Invest IT Systems have been properly maintained by technically competent personnel in accordance with standards set by the manufacturers for proper operation, monitoring and use. The material Invest IT Systems are in good working condition to effectively perform all information technology operations necessary for the conduct of its business as now conducted or as contemplated to be conducted. Neither Invest nor any Subsidiary has experienced within the past twelve (12) months any material disruption to, or material interruption in, its conduct of its business attributable to a defect, bug, breakdown or other failure or deficiency on the part of Invest IT Systems.

          (b)   Except for scheduled or routine maintenance which would not reasonably be expected to cause any material disruption to, or material interruption in, the conduct of the business, Invest IT Systems are available for use during normal working hours and other times when required to be available. Invest and the Subsidiaries have taken commercially reasonable steps to provide for the backup and recovery of the data and information critical to the conduct of the business (including such data and information that is stored on magnetic or optical media in the ordinary course) without material disruption to, or material interruption in, the conduct of the business.

          (c)   Invest and Subsidiaries have taken commercially reasonable actions, consistent with standards in the business, with respect to Invest IT Systems to detect and prevent the disclosure to unauthorized persons of, and keep secure, any and all confidential information, trade secrets, or other proprietary information stored on Invest IT Systems including the designs, policies, processes and procedures relating to the composition and structure of Invest IT Systems.

        Section 4.24    Guarantees.    Except as described on Schedule 4.24, neither Invest nor any Subsidiary is a guarantor or otherwise responsible for any liability or obligation (including indebtedness) of any Person.

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        Section 4.25    Bank Accounts.    Schedule 4.25 contains a true and complete list of (a) the names and locations of all banks, trust companies, securities brokers and other financial institutions at which (i) Invest or any Significant Subsidiary has an account or safe deposit box or maintains a banking, custodial, trading or other similar relationship or (ii) any other Subsidiary has an account or safe deposit box or maintains a banking, custodial, trading or other similar relationship which is material to Invest and the Subsidiaries taken as a whole, (b) a true and complete list and description of each such account, box and relationship and (c) the name of every Person authorized to draw thereon or having access thereto.

        Section 4.26    Foreign Corrupt Practices and International Trade Sanctions.    To the Knowledge of Invest Shareholders and Invest, neither Invest, any Subsidiary nor any of their respective directors, officers, agents, employees or any other Persons acting on their behalf has, in connection with the operation of the business of Invest or any Subsidiary, (a) used any corporate or other funds for unlawful contributions, payments, gifts or entertainment, or made any unlawful expenditures relating to political activity to government officials, candidates or members of political parties or organizations, or established or maintained any unlawful or unrecorded funds in violation of applicable Laws, (b) paid, accepted or received any unlawful contributions, payments, expenditures or gifts or (c) violated or operated in noncompliance with any applicable export restrictions, anti-boycott regulations, embargo regulations or other applicable Laws.

        Section 4.27    Inventory.    The inventories shown on the Financial Statements, net of inventory reserves reflected thereon, for the period ended December 31, 2006 or acquired after December 31, 2006, were acquired and maintained in the Ordinary Course of Business, are of good and merchantable quality, and consist of items of a quantity and quality usable or salable in the Ordinary Course of Business.

        Section 4.28    Deposits.    No deposit received by a Subject Company prior to the Closing Date on a purchase made by a customer from Invest or any of its Subsidiaries (a "Deposit") shall be required to be returned or refunded to such customer or otherwise be subject to any adjustment in favor of such customer (each such return, refund or adjustment, a "Refund"), in each case other than (a) aggregate Refunds to the extent the aggregate sum of which is less than $1,000,000 or (b) any Refund granted pursuant to a renegotiation between the parties to the Contract pursuant to which the Deposit subject to such Refund was initially made that is (i) (A) deemed by the Chief Financial Officer of BRKR to be neutral or beneficial to Invest and (B) in an amount less than $500,000 (ii) deemed by the Special Committee or the Audit Committee of BRKR to be neutral or beneficial to Invest or (iii) in an amount less than $50,000 (which Refunds shall be deemed to be in the Ordinary Course of Business).

        Section 4.29    No Misleading Statements.    Except as set forth on Schedule 4.29, the representations and warranties made by Invest Shareholders and Invest in this Swiss Merger Agreement, including in the exhibits and schedules hereto, do not include any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

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ARTICLE V

REPRESENTATIONS AND WARRANTIES OF BRKR

        BRKR represents and warrants to Invest Shareholders as of the date hereof and as of the Closing Date or, if a representation or warranty is made as of a specified date, as of such date, as follows:

        Section 5.1    Organization of BRKR; Authority.    BRKR is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all necessary corporate power and authority to own, lease, operate and otherwise hold its properties and assets and to carry on its business as presently conducted. BRKR is duly qualified or licensed to do business as a foreign corporation and is in good standing in every jurisdiction in which the nature of the business conducted by it or the assets or properties owned or leased by it requires qualification, except where the failure to be so qualified, licensed or in good standing could not, individually or in the aggregate, be reasonably likely to have a material adverse effect on the ability of BRKR to consummate the Swiss Transactions or any Ancillary Agreement to which it is a party.

        Section 5.2    Capitalization.

          (a)   The authorized capital stock of BRKR consists of 200,000,000 shares of BRKR Stock and 5,000,000 shares of preferred stock, $0.01 par value ("BRKR Preferred Shares"). At the close of business on September 30, 2007, 105,474,931 shares of BRKR Stock and no BRKR Preferred Shares were issued and outstanding. All of the outstanding shares of capital stock of BRKR have been duly authorized and validly issued and are fully paid and nonassessable and free of preemptive and similar rights and were issued in compliance with applicable federal and state securities laws.

          (b)   All shares of BRKR Stock to be issued in connection with the Swiss Transactions, when issued pursuant to this Swiss Merger Agreement, will be duly authorized, validly issued, fully paid and non-assessable and not subject to any preemptive or similar rights.

        Section 5.3    Authorization; Enforceability.

          (a)   The execution and delivery by BRKR of this Swiss Merger Agreement and, as of the Closing Date, the Ancillary Agreements to which it is a party, the performance of its obligations hereunder and thereunder and the consummation by BRKR of the Swiss Transactions contemplated hereby and thereby, have been duly and validly authorized and approved by all requisite action on the part of BRKR (subject to the approval of the holders of a majority of the outstanding shares of BRKR Stock and a majority of the outstanding shares of BRKR Stock not held by Invest Shareholders and their Affiliates and present and voting at the meeting) and no other action by BRKR is necessary to authorize the Swiss Transactions contemplated hereby or thereby or to consummate such Swiss Transactions.

          (b)   This Swiss Merger Agreement and, as of the Closing Date, the Ancillary Agreements to which BRKR is a party have been duly executed and delivered by BRKR, and (assuming the due authorization, execution and delivery of this Swiss Merger Agreement by Invest Shareholders) this Swiss Merger Agreement and, as of the Closing Date, each such Ancillary Agreement constitutes a valid and binding obligation of BRKR, enforceable against BRKR in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors' rights generally and subject, as to enforceability, to general principles of equity.

        Section 5.4    No Conflict.    The execution and delivery by BRKR of this Swiss Merger Agreement and, as of the Closing Date, the Ancillary Agreements to which it is a party and the consummation by BRKR of the Swiss Transactions contemplated hereby and thereby, assuming all required filings,

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consents, approvals authorizations and notices set forth on Schedule 5.4 have been made, given or obtained, do not and shall not:

          (a)   violate or conflict with any Organizational Document of BRKR;

          (b)   violate or conflict with, in any material respect, any Law applicable to Buyer or any of its assets, properties or businesses or require any filing with, consent, approval or authorization of, or notice to, any Governmental Authority; or

          (c)   (i) conflict with, result in any breach of, constitute a default (or event which after notice or lapse of time or both, would become a default) under, or require any consent under any Contract, to which BRKR is a party or by which BRKR may be bound, (ii) result in the termination of any such Contract, (iii) result in the creation of any Lien (other than Permitted Liens) upon any of the properties or assets of BRKR or (iv) constitute an event which, after notice or lapse of time or both, would result in any such breach, termination or creation of a Lien upon any of the properties or assets of Buyer;

except in the case of clause (c) above, as would not reasonably be expected to have a material adverse effect on BRKR or the ability of BRKR to enter into and perform its obligations under, and to consummate the Swiss Transactions contemplated by, this Swiss Merger Agreement.

        Section 5.5    No Broker.    No agent, broker, investment banker, financial advisor or other firm or Person, other than Bear, Stearns & Co. Inc., the fees of which will be paid by BRKR, (a) has acted directly or indirectly for BRKR in connection with this Swiss Merger Agreement or any Ancillary Agreement or the Swiss Transactions contemplated hereby or thereby or (b) is or will be entitled to any broker's or finder's fee or any other commission or similar fee in connection with this Swiss Merger Agreement or any Ancillary Agreement or the Swiss Transactions contemplated hereby or thereby.

        Section 5.6    SEC Filings.

          (a)   BRKR has filed with the SEC all forms, reports, schedules, statements and other documents required to be filed by it since January 1, 2005 (collectively, the "BRKR SEC Documents"). The BRKR SEC Documents as of their respective dates or, if amended, as of the date of the last such amendment, (i) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; and (ii) complied in all material respects with the applicable requirements of the Securities Act and the Exchange Act, as the case may be, and the applicable rules and regulations of the SEC thereunder. No Subsidiary of BRKR is required to make any filings with the SEC.

          (b)   The consolidated financial statements of BRKR included in the BRKR SEC Documents complied in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly presented (subject, in the case of the unaudited statements, to normal, recurring audit adjustments not material in amount) in all material respects, the consolidated financial position of BRKR and its consolidated Subsidiaries as at the dates thereof and the consolidated results of their operations and cash flows for the periods then ended.

        Section 5.7    Investment Representation.    BRKR is acquiring the Invest Shares for investment purposes only, and not with a view to, or for offer or sale in connection with, any resale or distribution thereof or any transaction which would be in violation of all applicable Laws, including U.S. federal securities laws.

        Section 5.8    Accredited Investor.    BRKR (a) is an "accredited investor" as such term is defined in Rule 501(a) under the Securities Act and (b) has such knowledge and experience in financial and

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business matters that it is capable of evaluating the merits and risks of an investment in the Invest Shares.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF MERGER SUB

        Section 6.1    Merger Sub.    Merger Sub represents and warrants to Invest Shareholders as of the date hereof and as of the Closing Date or, if a representation or warranty is made as of a specified date, as of such date, as follows: Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Swiss Merger Agreement, has engaged in no other business activities and has conducted and will conduct (through and including the Effective Time) its operations only as contemplated by this Swiss Merger Agreement.

ARTICLE VII

COVENANTS

        Section 7.1    Operation of Invest Pending the Closing.    Invest covenants and agrees that Invest and the Subsidiaries will not (and Invest shall cause the Subsidiaries not to), and Invest Shareholders covenant and agree to cause Invest and the Subsidiaries not to, take any action with the purpose of causing any of the conditions to BRKR's obligations set forth in Article VIII to not be satisfied. Except with the prior written consent of BRKR, during the period from the date of this Swiss Merger Agreement to the Closing, the businesses of Invest and the Subsidiaries shall be conducted in the Ordinary Course of Business and Invest covenants and agrees, and Invest Shareholders agree to cause Invest, to use all commercially reasonable efforts consistent therewith to preserve intact Invest's material properties, assets and business organizations (including those of its Subsidiaries). Except to the extent necessary to consummate the Swiss Transactions contemplated by this Swiss Merger Agreement, without limiting the generality of the foregoing, and except as otherwise provided in this Swiss Merger Agreement, Invest shall not and will not permit the Subsidiaries to, and Invest Shareholders shall cause Invest and the Subsidiaries not to, without the prior written consent of BRKR:

          (a)   amend any of its Organizational Documents;

          (b)   liquidate, dissolve, recapitalize or otherwise wind up its business;

          (c)   make any distribution or declare, pay or set aside any dividend in cash or property (other than the Special Dividend or the Subsidiary Dividends) with respect to, or split, combine, redeem, reclassify, purchase or otherwise acquire, directly or indirectly, any equity interests or shares of capital stock of, or other equity or voting interest in, Invest or any Subsidiary, or make any other changes in the capital structure of Invest or any Subsidiary;

          (d)   authorize for issuance, issue, sell, deliver or agree or commit to issue, sell or deliver (i) any equity interest or capital stock of Invest or any Subsidiary, (ii) any equity rights in respect of, security convertible into, exchangeable for or evidencing the right to subscribe for or acquire either (x) any equity interest or shares of capital stock of Invest or any Subsidiary or (y) any securities convertible into, exchangeable for, or evidencing the right to subscribe for or acquire any shares of the capital stock of, or other equity or voting interest in, Invest or any Subsidiary, (iii) any instruments of indebtedness (other than in the Ordinary Course of Business) or (iv) any derivative instruments (other than in the Ordinary Course of Business);

          (e)   other than in the Ordinary Course of Business, acquire or dispose of, whether by purchase, merger, consolidation or sale, lease, pledge or other encumbrance of stock or assets or

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  otherwise, any interest in any (i) corporation, partnership or other Person or (ii) assets comprising a business or any other property or assets, in a single transaction or in a series of transactions;

          (f)    other than in the Ordinary Course of Business, sell, assign, pledge, dispose of, transfer, lease, license, guarantee or encumber, or authorize the sale, pledge, disposition, transfer, lease, license, guarantee or encumbrance of, any amount of property or assets;

          (g)   sell, assign, lease, license, transfer or otherwise dispose of, mortgage, pledge or encumber, any real property, or amend, terminate, modify or renew any real property lease;

          (h)   incur any indebtedness or issue any debt securities or assume, guarantee or endorse the obligations of any other Person in excess of U.S. $600,000 in the aggregate;

          (i)    cancel any third-party indebtedness owed to Invest;

          (j)    (i) increase in any manner the rate or terms of compensation or benefits of any of its directors, managers, officers, Employees, consultants, agents, independent contractors or other individual service providers (including the grant of any stock options or any other award), except (A) as may be required under existing employment agreements or (B) annual wage increases granted in the Ordinary Course of Business, (ii) hire any new Employees except in the Ordinary Course of Business with respect to Employees with an annual base and incentive compensation opportunity not to exceed U.S. $150,000, (iii) pay or agree to pay any pension, retirement allowance or other employee benefit not required or permitted by any existing Benefit Plan or other agreement or arrangement to any such director, manager, officer, Employee, consultant, agent, independent contractor or other individual service provider, whether past or present, (iv) enter into or amend any employment, bonus, severance or retirement contract, except for agreements for newly hired Employees in the Ordinary Course of Business with an annual base and incentive compensation opportunity not to exceed U.S. $150,000, or (v) except as required to ensure that any Benefit Plan is not then out of compliance with applicable Law, enter into or adopt any new, or increase benefits under or renew or amend any existing, Benefit Plan or benefit arrangement or any collective bargaining agreement;

          (k)   make any distributions, loans, advances or capital contributions (other than advances for travel and other normal business expenses to officers and Employees), except in the Ordinary Course of Business;

          (l)    commit to make any capital expenditure or fail to make capital expenditures consistent with past practice;

          (m)  fail to maintain all its assets in good repair and condition, except to the extent of wear or use in the Ordinary Course of Business or damage by fire or other unavoidable casualty;

          (n)   except as may be required as a result of a change in applicable law or GAAP, make, revoke or change any Tax election or change any Tax accounting method, settle or compromise any Tax liability, or waive or consent to the extension of any statute of limitations for the assessment and collection of any Tax;

          (o)   except as may be required as a result of a change in applicable Law or GAAP, change any accounting principles or practices used by Invest or any Subsidiary;

          (p)   other than any reasonable settlement with respect to matters described in Schedule 4.8, institute, settle or dismiss any action, claim, demand, lawsuit, proceeding, arbitration or grievance by or before any court, arbitrator or governmental or regulatory body threatened against, relating to or involving Invest or any Subsidiary in connection with any business, asset or property of Invest or any Subsidiary;

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          (q)   enter into any Invest Contracts or Contracts (in each case other than any Contracts having only Subject Companies as parties and other than Contracts covered by Section 7.1(g)) (i) having a term in excess of twelve (12) months or (ii) involving the payment, or provision of goods or services, in excess of U.S. $500,000 on an individual or aggregate basis, except for the acceptance of customer purchase orders in the Ordinary Course of Business with terms up to twenty-four (24) months and individual amounts up to U.S. $5,000,000;

          (r)   either fail to pay the accounts payable or other liabilities of Invest or any Subsidiary, or fail to collect the accounts receivable or other indebtedness owed to Invest or any Subsidiary;

          (s)   enter into, or renew, amend or otherwise modify or extend, any Contracts relating to derivative or hedging transactions or similar transactions, including currency derivative or hedging Contracts or transactions; or

          (t)    agree in writing to take any of the foregoing actions.

        Section 7.2    Merger.    BRKR, Merger Sub and Invest shall use their reasonable best efforts and Invest Shareholder and BRKR shall cause Invest and Merger Sub, respectively, to use its reasonable best efforts to (i) receive a positive ruling on the merger documents (i.e., the Merger Filing, the Merger Balance Sheet and the Merger application form to the Commercial Register, together the "Merger Documents") from the Commercial Register as soon as possible, (ii) receive from a specially qualified auditor a confirmation that there are no known or expected claims of Merger Sub and Invest which could be jeopardized due to the Merger pursuant to Article 25(2) of the Merger Act, (iii) consult with their employee representatives pursuant to Article 28 of the Merger Act and (iv) enter into the Merger Filing with each other, substantially in the form attached hereto as Annex B in its German version or as required by the Commercial Register.

        Section 7.3    Access.    Invest shall, and shall cause the Subsidiaries to, and Invest Shareholders shall cause Invest and the Subsidiaries to, afford to officers, employees, accountants, counsel and other representatives ("Representatives") of BRKR reasonable access to all of the assets, properties, personnel, books and records of Invest and the Subsidiaries.

        Section 7.4    Notification.

          (a)   Invest shall, and shall cause the Subsidiaries to, and Invest Shareholders shall cause Invest and the Subsidiaries to, promptly notify BRKR, and BRKR shall promptly notify Invest Shareholders, of any Proceeding pending or, to their Knowledge, threatened against Invest, BRKR, Merger Sub or Invest Shareholders as the case may be, which challenges the Swiss Transactions or any Ancillary Agreement.

          (b)   Invest Shareholders shall provide prompt written notice to BRKR of any change in any of the information contained in the representations and warranties made by Invest Shareholders in Article III or Article IV or any exhibits or schedules referred to herein or attached hereto and shall promptly furnish any information which BRKR may reasonably request in relation to such change; provided, that such notice shall not operate in any way to modify or cure any breach of the representations and warranties made by Invest Shareholders in Article III or Article IV or any exhibits or schedules referred to herein or attached hereto.

          (c)   Invest shall and shall cause the Subsidiaries to, and Invest Shareholders shall cause Invest and the Subsidiaries to, provide prompt written notice to BRKR of any change in any of the information contained in the representations and warranties made by Invest in Article IV or any exhibits or schedules referred to herein or attached hereto and shall promptly furnish any information which BRKR may reasonably request in relation to such change; provided, that such notice shall not operate in any way to modify or cure any breach of the representations and

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  warranties made by Invest in Article IV or any exhibits or schedules referred to herein or attached hereto.

        Section 7.5    No Inconsistent Action.    Neither Invest, BRKR, Merger Sub nor Invest Shareholders will take any action which is inconsistent with their respective obligations under this Swiss Merger Agreement.

        Section 7.6    Reasonable Best Efforts.

          (a)   Upon the terms and subject to the conditions of this Swiss Merger Agreement, each of the Parties shall use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws to consummate and make effective the Swiss Transactions and the Ancillary Agreements as promptly as practicable, including (i) the prompt preparation and filing of all forms, registrations and notices required to be filed to consummate the Swiss Transactions and the Ancillary Agreements and the taking of such commercially reasonable actions as are necessary to obtain any requisite approvals, consents, orders, exemptions or waivers by any Governmental Authority or any other Person and (ii) using reasonable best efforts to cause the satisfaction of all conditions to Closing; provided, however, that nothing in this Section 7.6 shall require or be construed to require BRKR or any Affiliate of BRKR to offer or agree to (x) enter into any agreements, including agreements to sell, license or otherwise dispose of, or hold separate or otherwise divest itself of, all or any portion of BRKR's or any Affiliate of BRKR's businesses or assets or any portion of the businesses or assets of its Subsidiaries or any portion of the businesses or assets of Invest or its Subsidiaries, (y) to conduct its, its Subsidiaries' or any of their respective Affiliates' businesses in a specified manner or (z) provide any compensation, benefits or other consideration to Invest's Employees.

          (b)   Each Party shall promptly consult with the other Parties with respect to, provide any necessary information with respect to and provide each other Party (or its counsel) copies of, all filings made by such Party with any Governmental Authority or any other Person or any other information supplied by such Party to a Governmental Authority or any other Person in connection with this Swiss Merger Agreement and the Swiss Transactions contemplated hereby.

          (c)   Each Party shall promptly inform the other Parties of any communication from any Governmental Authority regarding any of the Swiss Transactions and the Ancillary Agreements. If any Party or Affiliate thereof receives a request for additional information or documentary material from any such Governmental Authority with respect to the Swiss Transactions, then such Party will endeavor in good faith to make, or cause to be made, as soon as reasonably practicable and after consultation with the other Parties, an appropriate response in compliance with such request.

        Section 7.7    Further Assurances.    From time to time after the Closing, without additional consideration, each Party will (or, if appropriate, cause its Affiliates to) execute and deliver such further instruments and take such other action as may be necessary or reasonably requested by each of the other Parties to make effective the Swiss Transactions and to provide each other Party with the intended benefits of this Swiss Merger Agreement. Without limiting the foregoing, upon reasonable request of BRKR, each of Invest Shareholders and Invest shall, or shall cause their respective Affiliates to, as applicable, execute, acknowledge and deliver all such further assurances, deeds, assignments, consequences, powers of attorney and other instruments and paper as may be required to transfer, assign, convey and deliver to BRKR all right, title and interest in, to and under the Invest Shares.

        Section 7.8    No Solicitation.

          (a)   Invest shall, and shall cause the Subsidiaries to, and Invest Shareholders shall, and shall cause Invest and the Subsidiaries to, and each of the foregoing shall cause each of its officers, managers, employees, subsidiaries, Affiliates, agents and other representatives to, immediately

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  cease any existing discussions or negotiations with respect to any Alternative Proposal and will not, and shall cause such Persons not to, directly or indirectly, encourage, solicit, participate in, initiate or facilitate discussions or negotiations with, or provide any information to, any corporation, partnership, Person or other entity or group (other than BRKR or its managers, officers, employees, subsidiaries, agents or other Affiliates) concerning any Alternative Proposal. Invest Shareholders and Invest shall immediately communicate to BRKR any such inquiries or proposals regarding an Alternative Proposal, including the terms thereof.

          (b)   "Alternative Proposal" shall mean any of the following involving Invest or any of its Subsidiaries (other than the Transactions expressly contemplated by this Swiss Merger Agreement, the U.S. SPA and the German SPA): any inquiry or proposal relating to a sale of stock, any merger, consolidation, share exchange, business combination, transfer of membership interests, partnership, joint venture, disposition of assets (or any interest therein) or other similar transaction.

        Section 7.9    Tax Matters.

          (a)   All transfer, documentary, sales, use, registration and other such Taxes (including all applicable German and other real estate transfer Taxes and stock transfer Taxes) incurred in connection with this Swiss Merger Agreement and the Swiss Transactions contemplated hereby shall be paid by BRKR. Each Party shall cooperate to the extent necessary in the timely making of all filings, returns, reports and forms as may be required in connection therewith.

          (b)   All contracts, agreements or arrangements under which Invest or any Subsidiary may at any time have an obligation to indemnify for or share the payment of or liability for any portion of a Tax (or any amount calculated with reference to any portion of a Tax) shall be terminated with respect to Invest or any such Subsidiary, as applicable, as of the Closing Date, and Invest or such Subsidiary, as applicable, shall thereafter be released from any liability thereunder.

          (c)   Invest, BRKR, Merger Sub and Invest Shareholders shall, and shall each cause their Affiliates to, provide to the other cooperation and information, as and to the extent reasonably requested, in connection with the filing of any Tax Return or in conducting any audit, litigation or other proceeding with respect to Taxes.

          (d)   Immediately prior to the Closing, Invest shall deliver to BRKR a certification that stock in Invest is not a U.S. real property interest because Invest is not, and has not been, a "United States real property holding corporation" within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code. Such certification shall be in accordance with Treasury Regulation Section 1.1445-2(c)(3)(i). Invest shall timely deliver to the IRS the notification required under Treasury Regulation Section 1.897-2(h)(2).

          (e)   The Parties intend that the Swiss Transactions shall qualify for treatment as a reorganization under Section 368(a) of the Code and shall file any Tax Returns in a manner consistent with such treatment.

        Section 7.10    Release.    In consideration for payment of the Acquisition Price, as of and following the Closing Date, each Invest Shareholder (on its own behalf and on behalf of each of its Affiliates) knowingly, voluntarily and unconditionally releases, forever discharges, and covenants not to sue BRKR and its Subsidiaries and their respective predecessors, successors, parents, Subsidiaries and other Affiliates, and all of their respective current and former officers, directors, managers, employees, agents, attorneys and representatives from and for any and all claims, causes of action, demands, suits, debts, obligations, liabilities, damages, losses, costs, and expenses (including attorneys' fees) of every kind or nature whatsoever, known or unknown, actual or potential, suspected or unsuspected, fixed or contingent, that any Invest Shareholder or its respective Affiliates, as applicable, has or may have, now or in the future, arising out of, relating to, or resulting from any act of commission or omission, errors,

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negligence, strict liability, breach of contract, tort, violations of law, matter or cause whatsoever from the beginning of time to the Closing Date, with respect to, arising out of, or in connection with Invest or the Subsidiaries; provided, however, that such release shall not cover: (a) any claims arising under this Swiss Merger Agreement, including the schedules and exhibits attached hereto, or the agreements or documents executed and/or delivered in connection herewith, but excluding claims of a breach of fiduciary duties by any Invest Shareholders or Invest in connection with the Swiss Transactions or (b) any claims against Invest or a Subsidiary in its capacity as a current or former director, manager, officer or employee of Invest or a Subsidiary for indemnification under the Organizational Documents of Invest or such Subsidiary, as such documents are in effect immediately prior to the Closing Date.

        Section 7.11    Voting Agreement.    To the extent applicable, each Invest Shareholder covenants and agrees to vote in her/his capacity as a holder of shares of BRKR Stock, all of the shares of BRKR Stock owned by such Invest Shareholder in favor of the Swiss Transactions.

        Section 7.12    Non-competition and Non-solicitation.    From the Closing and for a period of five (5) years thereafter, Invest Shareholders will not, and will cause their Affiliates not to, directly or indirectly, except on behalf of BRKR or its Affiliates:

          (a)   engage in, hold an interest in, own, manage, operate, control, direct, be connected with as a stockholder (other than as a holder of less than one percent (1%) of a publicly traded security), joint venturer, partner, consultant or employee, or otherwise engage or participate in, provide services to or be connected in any manner with or assist in any way any entity, person or business that engages in a business involving the design, manufacture or distribution of the BioSpin Technologies; provided, that such restriction shall not prohibit any Invest Shareholder from accepting employment with another company that utilizes the BioSpin Technologies so long as such Invest Shareholder does not directly manage the BioSpin Technologies operations of such company or such BioSpin Technologies operations account for less than ten percent (10%) of the overall revenues of such company; or

          (b)   solicit for employment or hire any employee of Invest or any of its Subsidiaries without the prior written consent of BRKR. This provision shall not apply to any employee of Invest who replies or responds to a general solicitation or advertisement for employment by an Invest Shareholder or on an Invest Shareholder's behalf or to solicitations of employees of Invest twelve months after such employee's employment has been terminated by Invest.

        Section 7.13    Restrictions on Sales.    Each Invest Shareholder agrees that, other than certain transfers solely among Invest Shareholders, such Invest Shareholder will not sell, contract to sell, pledge, or otherwise dispose of (or enter into any transaction which is designed to, or might reasonably be expected to, result in the disposition (whether by actual disposition or effective economic disposition due to cash settlement or otherwise) by such Invest Shareholder or any person in privity with such Invest Shareholder), directly or indirectly, including the participation in the filing of a registration statement with the SEC in respect of, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Exchange Act, any shares of BRKR Stock acquired pursuant to this Swiss Merger Agreement, or publicly announce an intention to effect any such transaction, for a period of 365 days after the Closing Date.

        Section 7.14    No Election.    BRKR shall at no time make an election under Section 338 of the Code with respect to Invest or any stock held, directly or indirectly, by Invest.

        Section 7.15    Compulsory Share Transfer.    As soon as possible after January 1, 2008, Invest Shareholders and Invest shall cause all Compulsory Shares to be transferred to Isolde Laukien-Kleiner (the "Compulsory Share Transfer"), free and clear of any Liens, and shall cause the share register of Invest to be duly revised to accurately reflect the record and beneficial ownership of all Compulsory Shares by Isolde Laukien-Kleiner.

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        Section 7.16    Compulsory Share Transfer relating to Bruker AG and Bruker International.    As soon as possible after January 1, 2008, Invest Shareholders and Invest shall cause all compulsory shares held by the members of the board of directors of Bruker AG and Bruker International to be transferred to Invest, free and clear of any Liens, and shall cause the share registers of Bruker AG and Bruker International to be duly revised to accurately reflect the record and beneficial ownership of all shares in these companies by Invest.

        Section 7.17    Transfer of Wheeler & Co. Shares.    Invest Shareholders and Invest shall cause all Invest Shares held by Wheeler & Co. or any of its Affiliates for the benefit of Marc M. Laukien to be transferred to Marc M. Laukien, free and clear of any Liens, and shall cause the share register of Invest to be duly revised to accurately reflect the record and beneficial ownership of such Invest Shares by Marc M. Laukien.

ARTICLE VIII

CLOSING CONDITIONS

        Section 8.1    Conditions to Each Party's Obligations.    The respective obligation of each Party to effect the Swiss Transactions is subject to the satisfaction, on or prior to the Closing Date, of the following conditions, which may be waived by BRKR or Invest Shareholders:

          (a)   The U.S. Closing shall have occurred;

          (b)   The waiting periods (i) under the HSR Act applicable to the consummation of the Transactions shall have expired or been terminated and all necessary Consents of any Governmental Authority required for consummation of the Transactions shall have been obtained and (ii) applicable to the consummation of the Transactions and instituted by the European Commission and/or the European Union member states' agencies shall have expired or been terminated and all requisite approvals, waiting or suspensory periods (and any extensions thereof), waivers, permits, consents, reviews, sanctions, orders, rulings, decisions, declarations, certificates and exemptions required for the consummation of the Transactions under any corresponding requirements of the European Union member states or competition regulatory authorities in other jurisdictions shall have been obtained; and

          (c)   There shall not be in effect any Law of any Governmental Authority of competent jurisdiction restraining, enjoining or otherwise preventing the consummation of the transactions contemplated by this Swiss Merger Agreement or any of the Ancillary Agreements.

          (d)   A ruling of the Merger Documents from the Commercial Register shall have been received, confirming that the Merger Documents are in line with Swiss law and that the Merger Filing will be registered in the Commercial Register upon the filing of the Merger Documents;

          (e)   A confirmation of a specially qualified auditor pursuant to Article 25(2) of the Merger Act shall have been received from Invest and the Merger Sub confirming that there are no known or expected claims of Invest which could be jeopardized due to the Merger;

          (f)    A confirmation of Invest and the Merger Sub shall have been issued confirming that consultation proceedings with the employee representatives, pursuant to Article 28 of the Merger Act, have taken place; and

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        Section 8.2    Conditions Precedent to Obligations of BRKR and Merger Sub.    The obligation of BRKR and Merger Sub to effect the Swiss Transactions is subject to the satisfaction or waiver of the following conditions:

          (a)   The representations and warranties of Invest Shareholders in this Swiss Merger Agreement that are qualified as to materiality shall be true and correct in all respects and the representations and warranties of Invest Shareholders that are not qualified as to materiality shall be true and correct in all material respects, in each case, as of the date hereof and at and as of the Closing with the same effect as though such representations and warranties had been made at and as of such time, other than representations and warranties that speak as of another specific date or time prior to the date hereof (which need only be true and correct as of such date or time);

          (b)   All of the terms, covenants and conditions to be complied with and performed by Invest Shareholders on or prior to the Closing Date shall have been complied with or performed in all material respects;

          (c)   BRKR shall have received certificates of Invest Shareholders, dated as of the Closing Date, certifying in such detail as BRKR may reasonably request that the conditions specified in Sections 8.2(a) and 8.2(b) have been fulfilled;

          (d)   No action, suit or proceeding shall be pending or threatened by or before any Governmental Authority or pending or threatened by any other Person to enjoin, restrain, prohibit or obtain damages in respect of any of the Swiss Transactions or any Ancillary Agreement, or which would be reasonably likely to prevent or make illegal the consummation of any Swiss Transactions or any Ancillary Agreement;

          (e)   Invest shall have furnished to BRKR a certification in accordance with Treasury Regulation Section 1.1445-2(c) and in the form provided in Treasury Regulation Section 1.897-2(h)(2), in a customary and standard form;

          (f)    Invest Shareholders shall have delivered to BRKR the Exchange Shares Transfer Deed, duly signed by each of Invest Shareholders in accordance with the terms of Section 2.1;

          (g)   Invest Shareholders shall have delivered to Invest the Cancellation Shares Transfer Deed, duly signed by each of Invest Shareholders in accordance with the terms of Section 2.2;

          (h)   There shall not have occurred since the date hereof any events that have had, or are, individually or in the aggregate, reasonably likely to have a Material Adverse Effect;

          (i)    BRKR shall have received evidence, reasonably satisfactory to BRKR, of receipt of all requisite third-party and governmental Consents, including those set forth on Schedule 4.5(c);

          (j)    The insurance policy between Bruker AG and Winterthur Versicherungen, dated October 8, 2007 (Policy # 8.246.554) shall have been amended so that full insurance coverage is provided under the policy before and after the consummation of this Swiss Merger Agreement;

          (k)   BRKR shall have received evidence that condominium ownership under standard terms and conditions shall have been established in the Bruker AG building at Industriestrasse 26, CH-8117 Fällanden, Switzerland and the top floor shall have been sold, at fair market value, to Isolde Laukien-Kleiner or one of her Affiliates, and that the foregoing has been duly entered into the land register (Grundbuch);

          (l)    All members of the board of directors of Bruker AG and Bruker International shall have terminated their trust agreements relating to the compulsory share and such shares shall have been transferred to Invest and the respective share registers of Bruker AG and Bruker International shall have been duly amended accordingly so that the sole shareholder of both Bruker AG and Bruker International is Invest;

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          (m)  The two full-time employment agreements between Werner Schittenhelm and Bruker AG on one hand and Bruker International on the other hand, shall have been amended and/or terminated to provide for the factual employment terms of Werner Schittenhelm with Bruker AG and Bruker International;

          (n)   Any fees due to Joerg Laukien under the consulting agreement between Joerg Laukien and Invest shall as of the Closing either have been paid by Invest, or if paid by Bruker International, Invest shall have undertaken to reimburse Bruker International for such costs in the future;

          (o)   Bruker Biospin K.K. shall have issued, and Invest shall have received, a stock certificate representing Invest's ownership of 960,000 shares of Bruker Biospin K.K. common stock;

          (p)   The approval of the Swiss Transactions by the holders of shares of BRKR Stock who are unaffiliated with Invest Shareholders representing at least a majority of the total votes cast by such holders at a duly held meeting of the BRKR stockholders;

          (q)   The approval of the Swiss Transactions by the holders of shares of BRKR Stock representing at least a majority of the total votes cast at a duly held meeting of the BRKR stockholders;

          (r)   All conditions precedent contained in the German SPA and the Ancillary Agreements (other than any conditions stating that the Swiss Closing shall have occurred) shall have been satisfied or waived by the parties thereto;

          (s)   BRKR and the Special Committee each shall have received an opinion from its special Swiss counsel to the effect that, as a result of the operation of the Merger Act, the following events shall occur simultaneously at the Effective Time of the Merger: (i) All of the assets and liabilities of Merger Sub shall become the assets and liabilities of Invest and (ii) Merger Sub shall cease its separate legal existence for all purposes;

          (t)    All Compulsory Shares shall have been transferred to Isolde Laukien-Kleiner, free and clear of any Liens, and the share register of Invest shall have been duly revised to accurately reflect the record and beneficial ownership of such Compulsory Shares by Isolde Laukien-Kleiner; and

          (u)   All Invest Shares held by Wheeler & Co. or any of its Affiliates for the benefit of Marc M. Laukien shall have been transferred to Marc M. Laukien, free and clear of any Liens, and the share register of Invest shall have been duly revised to accurately reflect the record and beneficial ownership of such Invest Shares by Marc M. Laukien.

        Section 8.3    Conditions Precedent to Obligations of Invest Shareholders and Invest.    The obligation of Invest Shareholders and Invest to effect the Swiss Transactions are subject to the satisfaction or waiver of the following conditions:

          (a)   The representations and warranties of BRKR and Merger Sub in this Swiss Merger Agreement that are qualified as to materiality shall be true and correct in all respects and the representations and warranties of BRKR that are not qualified as to materiality shall be true and correct in all material respects, in each case, as of the date hereof and at and as of the Closing with the same effect as though such representations and warranties had been made at and as of such time, other than representations and warranties that speak as of another specific date or time prior to the date hereof (which need only be true and correct as of such date or time);

          (b)   All of the terms, covenants and conditions to be complied with and performed by BRKR and Merger Sub on or prior to the Closing Date shall have been complied with or performed in all material respects;

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          (c)   Invest Shareholders shall have received a certificate, dated as of the Closing Date, executed on behalf of BRKR by an authorized executive officer thereof, certifying in such detail as Invest Shareholders may reasonably request that the conditions specified in Section 8.3(a) and Section 8.3(b) have been fulfilled; and

          (d)   BRKR shall have delivered to Invest Shareholders the Share Exchange Price in accordance with the terms of Section 2.1.

ARTICLE IX

TERMINATION

        Section 9.1    Termination.    This Swiss Merger Agreement may be terminated and the Swiss Transactions may be abandoned at any time prior to the Closing:

          (a)   by mutual written consent of BRKR and Invest Shareholders;

          (b)   by Invest Shareholders or BRKR, if:

              (i)  a Governmental Authority shall have issued an order, decree or ruling or taken any other action (which order, decree or ruling the Parties shall use reasonable best efforts to lift), in each case permanently restraining, enjoining or otherwise prohibiting the Swiss Transactions and such order, decree, ruling or other action shall have become final and nonappealable; or

             (ii)  the Closing shall not have occurred on or before June 30, 2008 (other than due principally to the failure of the Party seeking to terminate this Swiss Merger Agreement to perform any obligations under this Swiss Merger Agreement required to be performed by it at or prior to the Closing);

            (iii)  the shareholder approvals of BRKR shall not have been obtained at the shareholders meeting or at any adjournment or postponement thereof; or

            (iv)  the U.S. SPA or the German SPA shall have been terminated;

          (c)   by BRKR, if there is a default or breach by Invest or any Invest Shareholder with respect to the due and timely performance of any of their respective covenants or agreements contained herein, or if the representations or warranties of Invest or any Invest Shareholder contained in this Swiss Merger Agreement shall have become inaccurate, in either case such that the conditions set forth in Section 8.2 would not be satisfied and such breach or default or inaccuracy is not curable or, if curable, has not been cured or waived within twenty (20) calendar days after written notice to Invest or Invest Shareholders, as applicable, specifying, in reasonable detail, such claimed default, breach or inaccuracy and demanding its cure or satisfaction; or

          (d)   by Invest Shareholders, if there is a default or breach by BRKR with respect to the due and timely performance of any of its covenants or agreements contained herein, or if the representations or warranties of BRKR contained in this Swiss Merger Agreement shall have become inaccurate, in either case such that the conditions set forth in Section 8.3 would not be satisfied and such breach or default or inaccuracy is not curable or, if curable, has not been cured or waived within twenty (20) calendar days after written notice to BRKR specifying, in reasonable detail, such claimed default, breach or inaccuracy and demanding its cure or satisfaction.

        Section 9.2    Procedure and Effect of Termination.    In the event of termination and abandonment of the Swiss Transactions pursuant to Section 9.1, written notice thereof shall forthwith be given to the other Parties and this Swiss Merger Agreement shall terminate (subject to the provisions of this

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Section 9.2) and the Swiss Transactions shall be abandoned, without further action by any of the Parties. If this Swiss Merger Agreement is terminated as provided herein:

          (a)   Upon the written request therefor, each Party will (i) redeliver or (ii) destroy with certification thereto in form and substance reasonably satisfactory to the other party, all documents, work papers and other materials of any other party relating to the Swiss Transactions, whether obtained before or after the execution hereof, to the party furnishing the same; provided, however, that each Party shall be entitled to retain copies of any such materials for record-keeping purposes or as required by Law; and

          (b)   Subject to Section 9.1, in the event of the termination and abandonment of this Swiss Merger Agreement pursuant to Section 9.1, this Swiss Merger Agreement shall forthwith become void and have no effect, without any liability on the part of any Party or its Affiliates, directors, managers, officers or stockholders, other than the provisions of Sections 9.1, 11.1, 11.2, 11.3, 11.7, 11.8, 11.9, 11.12 and 11.16. Nothing contained in this Section 9.2 shall relieve any party from liability for any breach of this Swiss Merger Agreement.

ARTICLE X

SURVIVAL; INDEMNIFICATION

        Section 10.1    Survival of Indemnification Rights.    Subject to the limitations and other provisions of this Swiss Merger Agreement, the representations and warranties of Invest Shareholders in Article III and of Invest and Invest Shareholders in Article IV shall survive the Closing and remain in full force and effect until the later of the Cut-Off Date and the resolution of any claim for indemnification with respect to which any BRKR Indemnified Party has provided Invest Shareholders notice of a claim for indemnification pursuant to Section 10.3(a) prior to the Cut-Off Date; provided, however, the following representations and warranties shall survive and remain in full force and effect for the period indicated:

          (a)   Section 3.8 (Ownership of the Invest Shares), Section 4.3 (Capitalization of Invest) and Section 4.4 (Capitalization of the Subsidiaries; Other Interests), ten (10) years following the Closing Date;

          (b)   Section 4.17 (Environmental), Section 4.19 (Employee Benefits), Section 4.22 (Proprietary Rights) and Section 4.29 (No Misleading Statements), three (3) years following the Closing Date; and

          (c)   Section 3.9 (Withholding Tax) and Section 4.21 (Taxes and Tax Returns), until sixty (60) calendar days after expiration of the applicable statute of limitations (including any extension thereof);

and, with respect to clauses (a), (b) and (c), if a claims notice has been provided by such date, shall remain in full force and effect until final resolution thereof.

        The covenants and agreements of Invest Shareholders and Invest contained in this Swiss Merger Agreement shall survive and remain in full force and effect for the applicable period specified therein, or if no such period is specified, indefinitely. The provisions of this Article X shall survive for so long as any other Section of this Swiss Merger Agreement shall survive.

        Section 10.2    Indemnification Obligations.    Invest Shareholders agree to jointly and severally indemnify, defend and hold harmless BRKR and any parent, Subsidiary, associate, Affiliate, director, manager, officer, stockholder, employee or agent thereof, and their respective representatives, successors and permitted assigns (all of the foregoing are collectively referred to as the "BRKR Indemnified Parties") from and against, and pay on behalf of or reimburse such party in respect of, as

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and when incurred, all Losses which any such party may actually incur, suffer, sustain or become subject to or accrue, as a result of, in connection with, or relating to or by virtue of:

          (a)   any inaccuracy in, or breach of, any representation or warranty made by Invest or Invest Shareholders under this Swiss Merger Agreement or any Ancillary Agreement, other than any representation or warranty in Section 4.21 (Taxes and Tax Returns), it being understood that such representations and warranties shall be interpreted without giving effect to any limitations or qualifications as to "materiality" (including the word "material" or "Material Adverse Effect") set forth therein;

          (b)   any breach or nonfulfillment of any covenant or agreement on the part of Invest Shareholders or Invest in respect of pre-Closing covenants, under this Swiss Merger Agreement or any Ancillary Agreement;

          (c)   any fees, expenses or other payments incurred or owed by Invest Shareholders or Invest to any agent, broker, investment banker or other firm or Person retained or employed by Invest Shareholders or Invest in connection with the Swiss Transactions;

          (d)   any liability for Taxes, including withholding Taxes, arising out of or related to the payment of the Special Dividend by Invest to Invest Shareholders, but specifically excluding any liability for Taxes, including withholding Taxes, of a Subsidiary incurred by reason of its payment of any Subsidiary Dividend to Invest; or

          (e)   any inaccuracy in, or breach of, any representation or warranty in Section 4.21 of this Swiss Merger Agreement, Section 4.21 of the U.S. SPA or Section 4.19 of the German SPA to the extent that the aggregate amount of all such Losses exceeds $10,000,000 (the "Tax Deductible") (other than Losses arising from criminal activity or fraud—in each case as determined in a final, non-appealable decision by a court of competent jurisdiction—of Invest Shareholders or Invest, which Losses shall not be subject to the Tax Deductible), it being understood that such representations and warranties shall be interpreted without giving effect to any exceptions or disclosures made with respect thereto on the disclosure schedules to this Swiss Merger Agreement, the U.S. SPA or the German SPA; provided, however, that any Taxes of a Subsidiary attributable to the payment of a Subsidiary Dividend shall not be applied against the Tax Deductible.

        Section 10.3    Indemnification Procedure.

          (a)   If any BRKR Indemnified Party intends to seek indemnification pursuant to this Article X, such BRKR Indemnified Party shall promptly notify Invest Shareholders in writing. The BRKR Indemnified Party will provide Invest Shareholders with prompt notice of any third-party claim in respect of which indemnification is sought. The failure to provide either such notice will not affect any rights hereunder except to the extent Invest Shareholders are materially prejudiced thereby.

          (b)   If such claim involves a claim by a Third Party against the BRKR Indemnified Parties, Invest Shareholders may, upon notice to the BRKR Indemnified Parties, assume, through counsel of Invest Shareholders' choosing and at Invest Shareholders' expense, the settlement or defense thereof, and the BRKR Indemnified Parties shall reasonably cooperate with Invest Shareholders in connection therewith; provided, that the BRKR Indemnified Parties may participate in such settlement or defense through counsel chosen by them; provided, further, that if the BRKR Indemnified Parties reasonably determine that representation by the counsel of Invest Shareholders and the BRKR Indemnified Parties may present such counsel with a conflict of interests, then Invest Shareholders shall pay the reasonable fees and expenses of the BRKR Indemnified Parties' counsel. Notwithstanding anything in this Section 10.3 to the contrary, Invest Shareholders may not, without the prior written consent of the BRKR Indemnified Parties, settle or compromise any action or consent to the entry of any judgment, such consent not to be unreasonably withheld. So long as Invest Shareholders are contesting any such claim in good faith, the BRKR Indemnified

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  Parties shall not pay or settle any such claim without Invest Shareholders' consent, such consent not to be unreasonably withheld. If Invest Shareholders are not contesting such claim in good faith, then the BRKR Indemnified Parties may conduct and control, through counsel of their own choosing and at Invest Shareholders' expense, the settlement or defense thereof, and Invest Shareholders shall cooperate with it in connection therewith. The failure of the BRKR Indemnified Parties to participate in, conduct or control such defense shall not relieve Invest Shareholders of any obligation they may have hereunder.

          (c)   Notwithstanding anything to the contrary in this Section 10.3, to the extent a claim for which indemnification is sought by BRKR Indemnified Parties relates to Taxes for a taxable period beginning on or before and ending after the Closing Date, Invest Shareholders and BRKR shall jointly control any proceeding in respect of such claim and neither party shall settle or compromise any action or consent to the entry of any judgment with respect thereto without the prior written consent of the other party, such consent not to be unreasonably withheld.

        Section 10.4    Calculation of Indemnity Payments.    The amount of any Loss for which indemnification is provided under this Article X shall be (a) increased to the extent necessary such that after payment of any net Tax cost by the BRKR Indemnified Parties with respect to the receipt or accrual of indemnity payments hereunder, as increased pursuant to this clause (a), the amount remaining shall be the amount of the indemnity payment prior to any increase pursuant to this clause (a) and (b) reduced by the amount of the net Tax benefit actually realized by the BRKR Indemnified Parties by reason of such Loss (as an illustrative example, clause (b) takes into account on a present value basis any net Tax benefit actually realized by the BRKR Indemnified Party by reason of the indemnified Loss in a Tax jurisdiction or Tax year other than the jurisdiction or year in which such Loss arose).

        Section 10.5    Indemnification Amounts.

          (a)   Notwithstanding any provision to the contrary contained in this Swiss Merger Agreement, Invest Shareholders shall not be obligated to indemnify the BRKR Indemnified Parties for any Losses pursuant to this Article X to the extent they are a result of any claim made pursuant to Section 10.2(a) unless and until the dollar amount of all Losses in the aggregate from claims made pursuant to Section 10.2(a), Section 9.2(a) of the U.S. SPA and Section 9.2(a) of the German SPA exceed $3,250,000, in which case Invest Shareholders will be obligated to indemnify the BRKR Indemnified Parties for the total amount of Losses including any amounts which would otherwise not be required to be paid by reason of this Section 10.5; provided, however, that in no event shall the aggregate indemnification obligations of Invest Shareholders pursuant to Sections 10.2(a), (b) or (c) of this Swiss Merger Agreement, Sections 9.2(a), (b) or (c) of the U.S. SPA, and Sections 9.2(a), (b) or (c) of the German SPA exceed Ninety Two Million Dollars ($92,000,000) (the "Indemnity Cap"); provided, further, that notwithstanding the foregoing, the BRKR Indemnified Parties' right to seek indemnification hereunder for any Losses arising out of (i) criminal activity or fraud (in each case as determined in a final, non-appealable decision by a court of competent jurisdiction) of Invest Shareholders or Invest or (ii) Section 3.8 (Ownership of the Invest Shares), Section 3.9 (Withholding Tax), Section 4.3 (Capitalization of Invest), Section 4.4 (Capitalization of the Subsidiaries; Other Interests) or Section 4.17 (Environmental) shall not be subject to, or limited by, the limits contained in this Section 10.5; provided, further, that with respect to any Losses arising out of Section 3.8 (Ownership of Invest Shares) and Section 3.9 (Withholding Tax), the liability of any Invest Shareholder beyond the Indemnity Cap shall be several and not joint. Notwithstanding the foregoing, no Invest Shareholder shall have any liability under this Article X or otherwise under this Swiss Merger Agreement in excess of the amount set forth opposite such Invest Shareholder's name under the heading "Individual Selling Shareholders' Indemnity Cap" as set forth on Schedule 9.5 to the U.S. SPA.

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          (b)   For the purpose of calculating the amount of any Loss for which a BRKR Indemnified Party is entitled to indemnification under this Swiss Merger Agreement, the amount of each Loss shall be deemed to be an amount net of any insurance proceeds and any indemnity, contribution or other similar payment that has been paid by any insurer or other third party with respect thereto. The reasonable out-of-pocket costs and expenses (including reasonable fees and disbursements of counsel) actually incurred by the BRKR Indemnified Parties in pursuing any insurance proceeds or indemnity, contribution or other similar payment from any insurer or other third party under this Article X shall constitute additional Losses with respect to the matter for which indemnification may be sought hereunder, except to the extent such costs and expenses are paid or reimbursed by such insurer or other third party. In the event that a BRKR Indemnified Party is paid by Invest Shareholders for a Loss for which one or more insurance claims or claims against Third Parties has been or could be made, but for which payment from such insurer or Third Party has not been received, then such BRKR Indemnified Party shall assign, to the extent legally permissible, all such claims to Invest Shareholders for purposes of recouping payment of such Loss. To the extent such assignment should not be legally permissible, the respective BRKR Indemnified Party shall remit any payment received, up to the amount of such Loss, from such insurance claim or Third Party claim to Invest Shareholders.

          (c)   BRKR shall be entitled to recover Losses from the Indemnity Escrow; provided, however, that the recovery is not limited to the amount in the Indemnity Escrow.

        Section 10.6    Exclusive Remedy.    BRKR acknowledges and agrees that the indemnification provisions of this Article X shall be the sole and exclusive remedies of BRKR against Invest Shareholders and Invest for any breach by Invest Shareholders or Invest of the representations and warranties in this Swiss Merger Agreement, for any failure by Invest Shareholders or Invest to perform and comply with any covenants and agreements in this Swiss Merger Agreement that are required to be complied with or performed prior to the Closing and for any failure by Invest Shareholders or Invest to perform and comply with any covenants and agreements in this Swiss Merger Agreement, except that if any of the provisions of this Swiss Merger Agreement are not performed in accordance with their terms or are otherwise breached, BRKR shall be entitled to specific performance of the terms thereof in addition to any other remedy at law or equity. Notwithstanding anything contained in this Swiss Merger Agreement to the contrary, BRKR shall retain the right to receive damages or other relief (including equitable relief) against Invest or Invest Shareholders as a result of any criminal activity or fraudulent action (in each case as determined in a final, non-appealable decision by a court of competent jurisdiction) by Invest or Invest Shareholders without regard to any restriction or limitation contained herein. The indemnification obligations contained in this Article X are obligations of Invest Shareholders and not of Invest.

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ARTICLE XI

MISCELLANEOUS PROVISIONS

        Section 11.1    Notices.    All notices and other communications required or permitted hereunder will be in writing and, unless otherwise provided in this Swiss Merger Agreement, will be deemed to have been duly given when delivered in person or when dispatched by electronic facsimile transfer (confirmed in writing by mail simultaneously dispatched) or one (1) Business Day after having been dispatched by a nationally recognized overnight courier service to the appropriate party at the address specified below:

    (a) If to BRKR or Merger Sub, to:

        Bruker BioSciences Corporation
        40 Manning Road
        Billerica, MA 01821
        Facsimile: 978-667-2917
        Attention: Bill Knight

        with a copy to:

        Dewey & LeBoeuf LLP
        1301 Avenue of the Americas
        New York, NY 10019
        Facsimile: 212-259-6333
        Attention: Frederick W. Kanner, Esq.
        Bryan J. Luchs, Esq.

    (b) If to Invest Shareholders, to:

        Joerg C. Laukien
        Markgrafenstrasse 34
        76530 Baden-Baden
        Germany
        Facsimile: +49 721 5161-287

        with a copy to:

        Bernhard Wangler
        Kriegsstr. 133
        76135 Karlsruhe
        Germany
        Facsimile: +49 721 985 5950

    (c) If to Invest to:

        Bruker BioSpin Invest AG
        Aegeristrasse 52
        CH-6300 Zug
        Facsimile: +41 (0) 44-283-8787
        Attention: Dr. Daniel Sauter

or to such other address or addresses as any such party may from time to time designate as to itself by like notice.

        Section 11.2    Expenses.    Except as otherwise expressly provided herein, each Party will pay any expenses incurred by it incident to this Swiss Merger Agreement and in preparing to consummate and

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consummating the Swiss Transactions provided for herein; provided, however, that with respect to any fees relating to the HSR Act or any requisite approvals, waiting or suspensory periods (and any extensions thereof), waivers, permits, consents, reviews, sanctions, orders, rulings, decisions, declarations, certificates and exemptions required for the consummation of the Swiss Transactions under any corresponding requirements of the European Commission and/or the European Union member states agencies or competition regulatory authorities in other jurisdictions, BRKR shall be responsible for 100% of the fees for its filing and Invest shall be responsible for 100% of the fees for any filing made by Invest or any of Invest Shareholders.

        Section 11.3    Successors and Assigns.    No Party may assign any of its rights under this Swiss Merger Agreement without the prior written consent of the other Parties. Subject to the preceding sentence, this Swiss Merger Agreement will apply to, be binding in all respects upon, and inure to the benefit of the successors and permitted assigns of the Parties. Notwithstanding anything to the contrary in this Section 11.3, upon written notice to Invest Shareholders, BRKR shall be permitted to assign this Swiss Merger Agreement and the rights and obligations under it to a wholly owned, direct or indirect Subsidiary of BRKR; provided that, in the event of any such assignment, BRKR shall remain liable in full for the performance of its obligations hereunder. Nothing expressed or referred to in this Swiss Merger Agreement will be construed to give any Person other than the Parties any legal or equitable right, remedy or claim under or with respect to this Swiss Merger Agreement or any provision of this Swiss Merger Agreement. This Swiss Merger Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the parties to this Swiss Merger Agreement and their successors and assigns.

        Section 11.4    Extension; Waiver.    Either Party may, by written notice to the other Party (a) extend the time for performance of any of the obligations of the other Party under this Swiss Merger Agreement, (b) waive any inaccuracies in the representations or warranties of the other Party contained in this Swiss Merger Agreement, (c) waive compliance with any of the conditions or covenants of the other Party contained in this Swiss Merger Agreement or (d) waive or modify performance of any of the obligations of the other Party under this Swiss Merger Agreement; provided, that no Party may, without the prior written consent of the other Party, make or grant such extension of time, waiver of inaccuracies or compliance or waiver or modification of performance with respect to its representations, warranties, conditions or covenants hereunder. Except as provided in the immediately preceding sentence, no action taken pursuant to this Swiss Merger Agreement will be deemed to constitute a waiver of compliance with any representations, warranties, conditions or covenants contained in this Swiss Merger Agreement and will not operate or be construed as a waiver of any subsequent breach, whether of a similar or dissimilar nature.

        Section 11.5    Entire Agreement; Schedules.    This Swiss Merger Agreement, the U.S. SPA and the German SPA, which includes the schedules and exhibits hereto and thereto, supersedes any other agreement, whether written or oral, that may have been made or entered into by any party relating to the matters contemplated by this Swiss Merger Agreement and such other agreements and constitutes the entire agreement by and among the Parties relating to these matters.

        Section 11.6    Amendments, Supplements, Etc.    This Swiss Merger Agreement may be amended or supplemented at any time by additional written agreements as may mutually be determined by Invest, BRKR, Merger Sub and Invest Shareholders to be necessary, desirable or expedient to further the purposes of this Swiss Merger Agreement or to clarify the intention of the Parties.

        Section 11.7    Applicable Law.    This Swiss Merger Agreement shall be governed by and construed under the Laws of the Commonwealth of Massachusetts (without regard to the conflict of law principles thereof). Each of the Parties irrevocably agrees that any legal action or proceeding with respect to this Swiss Merger Agreement or for recognition and enforcement of any judgment in respect hereof shall be brought and determined in the United States District Court for the Eastern District of

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Massachusetts or if such legal action or proceeding may not be brought in such court for jurisdictional purposes, in the Superior Court of Massachusetts. Each of the Parties hereby (a) irrevocably submits with regard to any such action or proceeding to the exclusive personal jurisdiction of the aforesaid courts in the event any dispute arises out of this Swiss Merger Agreement or any Swiss Transaction contemplated hereby and waives the defense of sovereign immunity, (b) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court or that such action is brought in an inconvenient forum and (c) agrees that it shall not bring any action relating to this Swiss Merger Agreement or any Swiss Transaction contemplated hereby in any court other than any Massachusetts state or federal court sitting in Boston, Massachusetts.

        Section 11.8    Waiver of Jury Trial.    Each of the Parties hereby waives to the fullest extent permitted by applicable law any right it may have to a trial by jury with respect to any litigation directly or indirectly arising out of, under or in connection with this Swiss Merger Agreement or the Swiss Transactions. Each of the Parties hereby (a) certifies that no representative, agent or attorney of the other Party has represented, expressly or otherwise, that such other Party would not, in the event of litigation, seek to enforce the foregoing waiver and (b) acknowledges that it has been induced to enter into this Swiss Merger Agreement and the Swiss Transactions, as applicable, by, among other things, the mutual waivers and certifications in this Section 11.8.

        Section 11.9    Actions by Invest Shareholders.    Where any provision of this Swiss Merger Agreement indicates that Invest will take any specified action (or refrain from taking any specified action) or requires Invest to take any specified action (or to refrain from taking any specified action), then, regardless of whether this Swiss Merger Agreement specifically provides that Invest Shareholders will do so, Invest Shareholders shall cause Invest to take such action (or to refrain from taking such action, as applicable). Invest Shareholders will be responsible for the failure of Invest to take any such action (or to refrain from taking any such action, as applicable).

        Section 11.10    Execution in Counterparts.    This Swiss Merger Agreement may be executed in two or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same agreement.

        Section 11.11    Titles and Headings.    Titles and headings to sections herein are inserted for convenience of reference only, and are not intended to be a part of or to affect the meaning or interpretation of this Swiss Merger Agreement.

        Section 11.12    Invalid Provisions.    If any provision of this Swiss Merger Agreement is held to be illegal, invalid or unenforceable under any present or future Law, and if the rights or obligations under this Swiss Merger Agreement of Invest Shareholders on the one hand and BRKR on the other hand will not be materially and adversely affected thereby, (a) such provision will be fully severable, (b) this Swiss Merger Agreement will be construed and enforced as if such illegal, invalid, or unenforceable provision had never comprised a part hereof, (c) the remaining provisions of this Swiss Merger Agreement will remain in full force and effect and will not be affected by the illegal, invalid, or unenforceable provision or by its severance from this Swiss Merger Agreement and (d) in lieu of such illegal, invalid or unenforceable provision, there will be added automatically as a part of this Swiss Merger Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible.

        Section 11.13    Publicity.    The Parties agree that except as otherwise required by applicable Law or the rules and regulations of any national securities exchange, no Party shall issue any press release or otherwise make any public statement with respect to the Swiss Transactions or the Ancillary Agreements without prior consultation with and consent of BRKR and Invest Shareholders, which consent shall not be unreasonably withheld, conditioned or delayed. A mutually agreed press release is attached hereto as Exhibit A.

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        Section 11.14    Specific Performance.    The Parties agree that if any of the provisions of this Swiss Merger Agreement were not performed in accordance with their specific terms or were otherwise breached, irreparable damage would occur, no adequate remedy at law would exist and damages would be difficult to determine, and that the Parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity.

        Section 11.15    Construction.

          (a)   Whenever the words "include," "includes," or "including" are used in this Swiss Merger Agreement, they shall be deemed to be followed by the words "without limitation."

          (b)   All terms defined in this Swiss Merger Agreement shall have the defined meanings contained herein when used in any certificate or other document made or delivered pursuant hereto, unless otherwise defined therein. The definitions contained in this Swiss Merger Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such terms. References to a Person are also to its permitted successors and assigns.

          (c)   Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, qualified or supplemented, including (in the case of agreements and instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and all attachments thereto and instruments incorporated therein.

          (d)   All article, section, paragraph, schedule and exhibit references used in this Swiss Merger Agreement are to articles, sections, paragraphs, schedules and exhibits to this Swiss Merger Agreement unless otherwise specified.

          (e)   The Parties acknowledge that each Party and its attorney has reviewed this Swiss Merger Agreement and that any rule of construction to the effect that any ambiguities are to be resolved against the drafting party, or any similar rule operating against the drafter of an agreement, shall not be applicable to the construction or interpretation of this Swiss Merger Agreement.

        Section 11.16    Actions by BRKR.    Any decision by BRKR relating to a dispute or a potential dispute between BRKR and Invest Shareholders shall be subject to the approval of the Audit Committee.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

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        IN WITNESS WHEREOF, the Parties have executed this Agreement as of the day and year first above written.

BRUKER BIOSCIENCES CORPORATION (as acquiror)
By:	/s/ FRANK H. LAUKIEN, Ph.D.
	Name:	Frank H. Laukien, Ph.D.
	Title:	Chief Executive Officer and President
BRUKER BIOSPIN INVEST AG
By:	/s/ DR. DANIEL SAUTER
	Name:	Dr. Daniel Sauter
	Title:	Director
DIRK D. LAUKIEN
/s/ DIRK D. LAUKIEN, Ph.D
FRANK H. LAUKIEN
/s/ FRANK H. LAUKIEN, Ph.D.
ISOLDE LAUKIEN-KLEINER
/s/ ISOLDE LAUKIEN-KLEINER
JOERG C. LAUKIEN
/s/ JOERG C. LAUKIEN
MARC M. LAUKIEN
/s/ MARC M. LAUKIEN
ROBYN L. LAUKIEN
/s/ ROBYN L. LAUKEIN
BRUKER BIOSPIN BETEILIGUNGS AG
By:	/s/ DR. CHRISTOPH STRAUB
	Name:	Dr. Christoph Straub
	Title:	Member of Board of Directors

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Annex B

December 2, 2007

Special Committee of the Board of Directors
Bruker BioSciences Corporation
40 Manning Road
Billerica, MA 01821

Gentlemen:

        We understand that Bruker BioSciences Corporation ("BioSciences") intends to enter into a series of agreements pursuant to which BioSciences will acquire the Bruker BioSpin group of companies (the transactions effecting such acquisition, collectively, the "Transaction"), which is comprised of Bruker BioSpin Invest AG ("Invest"), Bruker BioSpin Inc. ("BioSpin U.S."), Bruker Physik GmbH ("Bruker Physik") and Techneon AG ("Techneon" and, together with Invest, BioSpin U.S. and Bruker Physik, "BioSpin").

        In order to effect the Transaction, we understand that BioSciences, BioSpin and various other related individuals and entities intend to undertake the following:

  •
  Dirk D. Laukien, Frank H. Laukien, Isolde Laukien-Kleiner, Joerg C. Laukien, Marc M Laukien and Robyn L. Laukien (collectively, the "Sellers"), BioSciences and BioSpin U.S. intend to enter into a U.S. Stock Purchase Agreement, to be dated as of December 2, 2007 (the "U.S. Stock Purchase Agreement"), pursuant to which the Sellers will sell to BioSciences all of the issued and outstanding capital stock of BioSpin U.S. for an aggregate purchase price of $99,962,514 in cash (the "U.S. Consideration");

  •
  BioSciences, SciTec GmbH & Co. KG ("SciTec"), Techneon, Bruker Optik GmbH, Bruker Daltonik GmbH, the Sellers and Bruker Physik intend to enter into a German Share Purchase Agreement, to be dated as of December 2, 2007 (the "German Share Purchase Agreement"), pursuant to which the following transactions shall be effected: (i) the acquisition of 25.5% of Bruker Physik's share capital from the Sellers and the acquisition of 61.5% of Bruker Physik's share capital from SciTec for an aggregate of $143,460,000 in cash (the "German Phase I Consideration") by, respectively, BioSciences (or its assignee) (shares in the aggregate representing 50.5% of Bruker Physik's share capital), Bruker Daltonik GmbH (one share representing 18.25% of Bruker Physik's share capital) and Bruker Optik GmbH (one share representing 18.25% of Bruker Physik's share capital), with one share representing 13.0% of Bruker Physik's share capital remaining in the ownership of Techneon, a wholly owned subsidiary of SciTec, and (ii) the subsequent acquisition of 100% of the common shares of Techneon from SciTec by Bruker Physik for $142,540,000 in cash (together with the German Phase I Consideration, the "German Consideration");

  •
  Bruker Optik GmbH, SciTec and Isolde Laukien-Kleiner intend to enter into the SciTec Real Property Sale and Transfer Agreement, to be dated as of the closing of the Transaction, pursuant to which SciTec and Isolde Laukien-Kleiner will sell to Bruker Optik GmbH certain SciTec real property for an aggregate purchase price of 1,416,250 Euros in cash (the "SciTec Real Property Consideration");

  •
  BioSciences, Bruker BioSpin Beteiligungs AG, a Swiss stock corporation and a direct, wholly owned subsidiary of BioSciences ("Merger Sub"), the Sellers and Invest intend to enter into a Swiss Agreement and Plan of Merger, to be dated as of December 2, 2007 (the "Swiss Merger Agreement" and collectively with the U.S. Stock Purchase Agreement and the German Share

    Purchase Agreement, the "Purchase Agreements"), pursuant to which BioSciences will acquire Invest by means of a share exchange, share cancellation and reverse subsidiary merger in which Merger Sub will be merged with and into Invest (the "Swiss Merger"), with Invest surviving the Swiss Merger as a direct, wholly owned subsidiary of BioSciences. In connection with the Swiss Merger, BioSciences shall issue to the Sellers 57,544,872 shares (together with the U.S. Consideration, the German Consideration and the SciTec Real Property Consideration, the "Transaction Consideration") of the common stock, par value $0.01 per share, of BioSciences ("BioSciences Common Stock") in consideration for 15,840 shares of Invest and the cancellation of 160 Invest shares;

  •
  Pursuant to the terms of an agreement by and among BioSciences, the Sellers and Nixon Peabody LLP, a New York limited liability partnership ("Escrow Agent"), to be dated as of the closing of the Transaction (the "Working Capital Escrow Agreement"), BioSciences shall deposit with Escrow Agent on behalf of the Sellers a portion of the U.S. Consideration, to be held by Escrow Agent in an escrow account and released to the Sellers or Purchaser under the terms of the Working Capital Escrow Agreement, as security for any potential post-closing adjustments to the U.S. Consideration pursuant to the U.S. Stock Purchase Agreement; and

  •
  Pursuant to the terms of an agreement by and among BioSciences, the Sellers and Escrow Agent, to be dated as of the closing of the Transaction (together with the Purchase Agreements and the Working Capital Escrow Agreement, the "Transaction Agreements"), an escrow fund of $92,000,000, to be funded by a portion of the U.S. Consideration, shall be created to serve as security for fulfillment by the Sellers of their indemnity obligations under each of the Purchase Agreements.

        As contemplated by the Transaction Agreements, we further understand that Invest will pay a special cash dividend, prior to the closing of the Transaction, of 75,000,000 Swiss Francs in the aggregate to be distributed to holders, as of the relevant record date, of outstanding shares of common stock of Invest (the "Swiss Special Dividend"). We also understand that the Sellers have entered into cash-stock exchange agreements (the "Exchange Agreements") amongst themselves related to the allocation of the Swiss Special Dividend and the Transaction Consideration, which at the time of the closing of the Transaction or within one year thereafter will result in each Sellers' receiving differing proportions of cash and stock Transaction Consideration.

        You have provided us with a copy of the Transaction Agreements in substantially final form. We further understand that Dirk D. Laukien, Frank H. Laukien, Isolde Laukien-Kleiner, Joerg C. Laukien, Marc M. Laukien and Robyn L. Laukien collectively own approximately 52% of BioSciences (such parties, collectively with their respective affiliates and associates, the "Affiliated Parties").

        You have asked us to render our opinion as to whether the Transaction Consideration is fair, from a financial point of view, to the holders of BioSciences Common Stock, excluding the Affiliated Parties.

        In the course of performing our reviews and analyses for rendering this opinion, we have:

  •
  reviewed drafts of the Transaction Agreements dated as of December 1, 2007;

  •
  reviewed BioSpin's restated Combined Financial Statements for the years ended December 31, 2004, 2005 and 2006, as audited by Ernst & Young LLP, and its Combined Financial Statements for the nine months ended September 30, 2006 and 2007, as reviewed by Ernst & Young LLP;

  •
  reviewed BioSciences' Annual Reports to Shareholders and Annual Reports on Form 10-K for the years ended December 31, 2004, 2005 and 2006, its Quarterly Reports on Form 10-Q for the periods ended March 31, 2007, June 30, 2007 and September 30, 2007 and its Current Reports on Form 8-K filed since December 31, 2006;

  •
  reviewed certain operating and financial information relating to BioSpin's business and prospects, including projections for the five years ended December 31, 2012, all as prepared and provided to us by BioSpin's management (the "BioSpin Projections");

  •
  met with certain members of BioSpin's senior management to discuss BioSpin's business, operations, historical financial results and future prospects and the BioSpin Projections;

  •
  reviewed certain operating and financial information relating to BioSciences' and BioSpin's businesses and prospects, including projections for each of BioSciences and BioSpin for the five years ended December 31, 2012, all as prepared and provided to us by BioSciences' management (the "BioSciences Projections" and "Adjusted BioSpin Projections," respectively, and taken together with the BioSpin Projections, the "Projections");

  •
  reviewed certain estimates of revenue enhancements, cost savings and other combination benefits expected to result from the Transaction, all as prepared and provided to us by BioSciences' management (collectively, the "Potential Synergies");

  •
  met with certain members of BioSciences' senior management to discuss BioSciences' and BioSpin's businesses, operations, historical financial results and future prospects, the Projections and the Potential Synergies;

  •
  reviewed the historical prices, trading multiples and trading volume of the BioSciences Common Stock;

  •
  reviewed certain publicly available financial data, stock market performance data and trading multiples of companies which we deemed generally comparable to BioSciences and BioSpin;

  •
  reviewed the terms of certain relevant mergers and acquisitions involving companies which we deemed generally comparable to BioSpin;

  •
  performed discounted cash flow analyses based on the BioSciences Projections, the Adjusted BioSpin Projections and the pro forma combined projections of BioSciences and BioSpin including the Potential Synergies;

  •
  reviewed the pro forma financial results, financial condition and capitalization of BioSciences, giving effect to the Transaction; and

  •
  conducted such other studies, analyses, inquiries and investigations as we deemed appropriate.

        We have relied upon and assumed, without independent verification, the accuracy and completeness of the financial and other information provided to or discussed with us by BioSciences and BioSpin or obtained by us from public sources, including, without limitation, the Projections and the Potential Synergies. With respect to the Projections and the Potential Synergies, we have relied on representations that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the senior management of BioSciences and BioSpin, as the case may be, as to the expected future performance of BioSciences and BioSpin. We have not assumed any responsibility for the independent verification of any such information or of the Projections and the Potential Synergies. We express no view or opinion as to the Projections and the Potential Synergies and the assumptions upon which they are based and we have further relied upon the assurances of the senior management of BioSciences and BioSpin, as the case may be, that they are unaware of any facts that would make the information, the Projections and the Potential Synergies incomplete or misleading.

        In arriving at our opinion, we have not performed or obtained any independent appraisal of the assets or liabilities (contingent or otherwise) of BioSciences and BioSpin, nor have we been furnished with any such appraisals. We have assumed that the Transaction will be consummated in a timely manner and in accordance with the terms of the Transaction Agreements without any limitations, restrictions, conditions, amendments or modifications, regulatory or otherwise, that collectively would have a material effect on BioSciences or BioSpin. We are not legal, regulatory, tax or accounting experts and have relied on the assessments made by BioSciences and BioSpin and their respective advisors with respect to such issues. We have also assumed that the form of the Transaction Agreements will be substantially similar to the draft reviewed by us.

        We do not express any opinion as to the price or range of prices at which the BioSciences Common Stock may trade subsequent to the announcement or consummation of the Transaction.

        We have acted as a financial advisor to the Special Committee of the Board of Directors of BioSciences in connection with the Transaction and will receive a customary fee for such services, a substantial portion of which is contingent on successful consummation of the Transaction. A portion of our compensation is payable upon delivery of this letter and may be credited against the fee payable upon consummation of the Transaction. In addition, BioSciences has agreed to reimburse us for certain expenses and to indemnify us against certain liabilities arising out of our engagement.

        Bear, Stearns & Co. Inc. ("Bear Stearns") has previously been engaged by BioSciences to provide certain investment banking and other services on matters unrelated to the Transaction for which we have received customary fees. Bear Stearns may seek to provide BioSciences and its respective affiliates with certain investment banking and other services unrelated to the Transaction in the future.

        Consistent with applicable legal and regulatory requirements, Bear Stearns has adopted certain policies and procedures to establish and maintain the independence of Bear Stearns' research departments and personnel. As a result, Bear Stearns' research analysts may hold views, make statements or investment recommendations and/or publish research reports with respect to BioSciences, the Transaction and other participants in the Transaction that differ from the views of Bear Stearns' investment banking personnel.

        In the ordinary course of business, Bear Stearns and its affiliates may actively trade (for its own account and for the accounts of its customers) certain equity and debt securities, bank debt and/or other financial instruments issued by BioSciences and its affiliates, as well as derivatives thereof, and, accordingly, may at any time hold long or short positions in such securities, bank debt, financial instruments and derivatives.

        It is understood that this letter is intended for the benefit and use of the Special Committee of the Board of Directors of BioSciences in connection with its consideration of the Transaction. This letter is not to be used for any other purpose, or be reproduced, disseminated, quoted from or referred to at any time, in whole or in part, without our prior written consent; provided, however, that this letter may be included in its entirety in any proxy statement to be distributed to the holders of BioSciences Common Stock in connection with the Transaction. This letter does not constitute a recommendation to the Board of Directors or the Special Committee of the Board of Directors of BioSciences in connection with the Transaction, nor does this letter constitute a recommendation to any holders of BioSciences Common Stock as to how to vote in connection with the Transaction. Our opinion does not address BioSciences' underlying business decision to pursue the Transaction, the relative merits of the Transaction as compared to any alternative business or financial strategies that might exist for BioSciences, the financing of the Transaction or the effects of any other transaction in which BioSciences might engage. Our opinion does not address the allocation of the Swiss Special Dividend and the Transaction Consideration amongst the Sellers pursuant to the Exchange Agreements.

        Our opinion has been authorized for issuance by the Fairness Opinion and Valuation Committee of Bear Stearns. Our opinion is subject to the assumptions limitations, qualifications and other conditions contained herein and is necessarily based on economic, market and other conditions, and the information made available to us, as of the date hereof. We assume no responsibility for updating or revising our opinion based on circumstances or events occurring after the date hereof.

        Based on and subject to the foregoing, it is our opinion that, as of the date hereof, the Transaction Consideration is fair, from a financial point of view, to the holders of BioSciences Common Stock, excluding the Affiliated Parties.

Very truly yours,
BEAR, STEARNS & CO. INC.
By:	/s/ STEVEN R. FRANK Senior Managing Director

ANNEX C

Proposed Amendments to the Certificate of Incorporation of Bruker BioSciences Corporation

Note: The text of the proposed amendment is marked to reflect the proposed changes.

That the Certificate of Incorporation of the Corporation be amended and restated in its entirety by striking Article FIRST in its entirety and substituting therefor:
FIRST:	The name of this corporation shall be "Bruker Corporation."
That the Certificate of Incorporation of the Corporation be amended by striking Article FOURTH in its entirety and substituting therefor:
FOURTH:
The total number of shares of stock which the Corporation shall have authority to issue is 265,000,000 shares, which shares shall be divided into two classes consisting of: (i) 260,000,000 shares of Common Stock (with $.01 par value per share) ("Common Stock") and (ii) 5,000,000 shares of Preferred Stock (with $.01 par value per share) ("Blank Check Preferred Stock").

C-1

ANNEX D

BRUKER BIOSCIENCES CORPORATION
AMENDED AND RESTATED
2000 STOCK OPTION PLAN

        1.    Purpose of the Plan.

        This stock option plan (the "2000 Stock Option Plan") is intended to encourage ownership of the stock of Bruker BioSciences Corporation (f/k/a Bruker Daltonics Inc.) (the "Company") by management, employees, directors, consultants and advisors ("Optionees") of the Company and its subsidiaries, to induce qualified personnel to enter and remain in the employ of the Company or its subsidiaries and otherwise to provide additional incentive for Optionees to promote the success of its business.

        2.    Stock Subject to the 2000 Stock Option Plan.

        (a)   The total number of shares of the authorized but unissued or Treasury shares of the common stock, $.01 par value, of the Company ("Common Stock") for which options may be granted under the 2000 Stock Option Plan shall not exceed ten million (10,000,000) shares, subject to adjustment as provided in Section 12 hereof.

        (b)   If an option granted hereunder shall expire or terminate for any reason without having vested fully or having been exercised in full, the unvested and/or unpurchased shares subject thereto shall again be available for subsequent option grants under the 2000 Stock Option Plan.

        (c)   Stock issuable upon exercise of an option granted under the 2000 Stock Option Plan may be subject to such restrictions on transfer, repurchase rights (but not to exceed 20% of the stock issuable upon exercise of options granted under the 2000 Stock Option Plan) or other restrictions as shall be determined by the Board of Directors of the Company (the "Board").

        (d)   Notwithstanding any other provision of this Plan to the contrary, the Compensation Committee of the Board shall have the right, in its sole discretion, to allocate and grant up to twenty percent (20%) of the Common Stock authorized to be granted as options hereunder as restricted stock to employees of the Company on such terms and conditions and pursuant to such restricted stock agreements as the Compensation Committee, in its discretion, shall deem appropriate.

        3.    Administration of the 2000 Stock Option Plan.

        The 2000 Stock Option Plan shall be administered by the Board or a Stock Option Committee (the "Compensation Committee") consisting of two or more persons appointed to such Compensation Committee from time to time by the Board; provided, however, that (i) to the extent necessary in order to permit officers and directors of the Company to be exempt from the provisions of Section 16(b) of the 1934 Act with respect to transactions pursuant to the 2000 Stock Option Plan, each of such persons shall be a "Non-Employee Director" within the meaning of Rule 16b-3 ("Rule 16b-3") promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended (the "1934 Act") and (ii) if such qualification is deemed necessary in order for the grant or exercise of awards made under the 2000 Stock Option Plan to qualify for any tax or other material benefit to participants of the Company under applicable regulations under Section 162(m) of the Code, each of such persons shall be an "outside director" (as defined in applicable regulations thereunder). The term "Compensation Committee" shall, for all purposes of the 2000 Stock Option Plan be deemed to refer to the Board if the Board is administering the 2000 Stock Option Plan. If the 2000 Stock Option Plan is administered by a Compensation Committee, the Compensation Committee shall from time to time select a Chairman from among its members and shall adopt such rules and regulations as it shall deem appropriate concerning the holding of meetings and the administration of the 2000 Stock Option Plan.

A majority of the entire Compensation Committee shall constitute a quorum and the actions of a majority of the members of the Compensation Committee present at a meeting at which a quorum is present, or actions approved in writing by all of the members of the Compensation Committee, shall be the actions of the Compensation Committee; provided, however, that if the Compensation Committee consists of only two members, both shall be required to constitute a quorum and to act at a meeting or to approve actions in writing. Except as otherwise expressly provided in the 2000 Stock Option Plan, the Compensation Committee shall have all powers with respect to the administration of the 2000 Stock Option Plan, including, without limitation, full power and authority to interpret the provisions of the 2000 Stock Option Plan and any option agreement grated hereunder, and to resolve all questions arising under the 2000 Stock Option Plan. All decisions of the Compensation Committee shall be conclusive and binding on all participants in the 2000 Stock Option Plan.

        4.    Type of Options.

        Options granted pursuant to the 2000 Stock Option Plan shall be authorized by action of the Compensation Committee and may be designated as either incentive stock options meeting the requirements of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), or non-qualified options which are not intended to meet the requirements of such Section 422 of the Code, the designation to be in the sole discretion of the Compensation Committee. The 2000 Stock Option Plan shall be administered by the Compensation Committee in such manner as to permit options granted as incentive stock options to qualify as incentive stock options under the Code.

        5.    Eligibility.

        (a)   As required by U.S. law, incentive stock options shall only be granted to Optionees who are employees. As a result, options designated as incentive stock options shall, subject to the limitation on amounts of more than 10% of the combined voting power of the Company as designated in Section 5(e), be granted only to key employees (including officers and directors who are also employees) of the Company or any of its subsidiaries, including subsidiaries which become such after adoption of the 2000 Stock Option Plan.

        (b)   The law permits more flexibility for the grant of non-qualified stock options. Accordingly, options designated as non-qualified options may be granted to officers, employees, consultants, advisors and directors of the Company or of any of its subsidiaries, including subsidiaries which become such after adoption of the 2000 Stock Option Plan.

        (c)   As used herein, "subsidiary" or "subsidiaries" shall be as defined in Section 424 of the Code and the Treasury Regulations promulgated thereunder (the "Regulations").

        (d)   The Compensation Committee shall, from time to time, at its sole discretion, select from such eligible persons those to whom options shall be granted and shall determine the number of shares to be subject to each option. In determining the eligibility of a person to be granted an option, as well as in determining the number of shares to be granted to any person, the Compensation Committee in its sole discretion shall take into account the position and responsibilities of the person being considered, the nature and value to the Company or its subsidiaries of his or her service and accomplishments, his or her present and potential contribution to the success of the Company or its subsidiaries, and such other factors as the Compensation Committee may deem relevant.

        (e)   As required by law, no option designated as an incentive stock option shall be granted to any employee of the Company or any subsidiary if such employee owns, immediately prior to the grant of an option, stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or of a parent or a subsidiary, unless the purchase price for the stock under such option shall be at least 110% of its fair market value at the time such option is granted and the option, by its terms, shall not be exercisable more than five years from the date it is granted. In determining the stock ownership under this paragraph, the provisions of Section 424(d) of the Code shall be controlling.

        (f)    In determining the fair market value under this paragraph, the provisions of Section 7 hereof shall apply.

        (g)   Subject to the provisions of Section 12 relating to adjustments upon changes in the shares of Common Stock, no employee shall be eligible to be granted Options covering more than 100,000 shares of Common Stock during any calendar year.

        6.    Option Agreement.

        Each option shall be evidenced by an option agreement (the "Agreement") duly executed on behalf of the Company and by the Optionee to whom such option is granted, which Agreement shall comply with and be subject to the terms and conditions of the 2000 Stock Option Plan. The Agreement may contain such other terms, provisions and conditions which are not inconsistent with the 2000 Stock Option Plan as may be determined by the Compensation Committee; provided that (a) options designated as incentive stock options shall meet all of the conditions for incentive stock options as defined in Section 422 of the Code; (b) the vesting schedule contained in the form of incentive stock option agreement approved by the Board shall not be altered by the Compensation Committee for any grant of an incentive stock option; and (c) the vesting schedule contained in the form of non-qualified stock option agreement approved by the Board shall be the recommended vesting schedule for the grant of non-qualified stock options by the Compensation Committee but may be altered by the Compensation Committee. The date of grant of an option shall be as determined by the Compensation Committee. More than one option may be granted to an individual.

        7.    Option Price.

        The option price or prices of shares of the Company's Common Stock for options designated as non-qualified stock options shall be as determined by the Compensation Committee, but in no event shall the option price of a non-qualified stock option be less than 50% of the fair market value of such Common Stock at the time the option is granted, as determined by the Compensation Committee. The option price or prices of shares of the Company's Common Stock for incentive stock options shall be not less than the fair market value of such Common Stock at the time the option is granted as determined by the Compensation Committee in accordance with the Regulations promulgated under Section 422 of the Code. If such shares are then listed on any national securities exchange, the fair market value shall be the mean between the high and low sales prices, if any, on the largest such exchange on the date of the grant of the option or, if none, shall be determined by taking a weighted average of the means between the highest and lowest sales prices on the nearest date before and the nearest date after the date of grant in accordance with Treasury Regulations Section 25.2512-2. If the shares are not then listed on any such exchange, the fair market value of such shares shall be the mean between the high and low sales prices, if any, as reported in the National Association of Securities Dealers Automated Quotation National Market ("NASDAQ/NM") for the date of the grant of the option, or, if none, shall be determined by taking a weighted average of the means between the highest and lowest sales on the nearest date before and the nearest date after the date of grant in accordance with Treasury Regulations Section 25.2512-2. If the shares are not then either listed on any such exchange or quoted in NASDAQ/NM, the fair market value shall be the mean between the average of the "Bid" and the average of the "Ask" prices, if any, as reported in the National Daily Quotation Service for the date of the grant of the option, or, if none, shall be determined by taking a weighted average of the means between the highest and lowest sales prices on the nearest date before and the nearest date after the date of grant in accordance with Treasury Regulations Section 25.2512-2. If the fair market value cannot be determined under the preceding three sentences, it shall be determined in good faith by the Compensation Committee.

        8.    Manner of Payment; Manner of Exercise.

        (a)   Options granted under the 2000 Stock Option Plan may provide for the payment of the exercise price, as determined by the Compensation Committee and as set forth in the Option Agreement, by delivery of (i) cash or a check payable to the order of the Company in an amount equal to the exercise price of such options, (ii) shares of Common Stock of the Company owned by the optionee having a fair market value equal in amount to the exercise price of the options being exercised, (iii) any combination of (i) and (ii), provided, however, that payment of the exercise price by delivery of shares of Common Stock of the Company owned by such optionee may be made only if such payment does not result in a charge to earnings for financial accounting purposes as determined by the Compensation Committee or (iv) payment may also be made by delivery of a properly executed exercise notice to the Company, together with a copy of irrevocable instruments to a broker to deliver promptly to the Company the amount of sale or loan proceeds to pay the exercise price. To facilitate clause (iv) above, the Company may enter into agreements for coordinated procedures with one or more brokerage firms.

        (b)   To the extent that the right to purchase shares under an option has accrued and is in effect, options may be exercised in full at one time or in part from time to time, by giving written notice, signed by the Optionee exercising the option, to the Company, stating the number of shares with respect to which the option is being exercised, accompanied by payment in full for such shares as provided in subparagraph (a) above. Upon such exercise, delivery of a certificate for paid-up non-assessable shares shall be made at the principal office of the Company to the Optionee exercising the option at such time, during ordinary business hours, not more than thirty (30) days from the date of receipt of the notice by the Company, as shall be designated in such notice, or at such time, place and manner as may be agreed upon by the Company and the person or persons exercising the option. Upon exercise of the option and payment as provided above, the Optionee shall become a shareholder of the Company as to the Shares acquired upon such exercise.

        9.    Exercise of Options.

        Each option granted under the 2000 Stock Option Plan shall, subject to Section 6, Section 10(b) and Section 12 hereof, be exercisable at such time or times and during such period as determined by the Compensation Committee which shall be set forth in the Agreement; provided, however, that no option granted under the 2000 Stock Option Plan shall have a term in excess of ten (10) years from the date of grant.

        To the extent that an option to purchase shares is not exercised by an Optionee when it becomes initially exercisable, it shall not expire but shall be carried forward and shall be exercisable, on a cumulative basis, until the expiration of the exercise period. No partial exercise may be made for less than fifty (50) full shares of Common Stock.

        Notwithstanding the foregoing, the Compensation Committee may in its discretion accelerate the exerciseability of any option subject to such terms and conditions as the Compensation Committee deems necessary and appropriate.

        10.    Term of Options; Exerciseability.

        (a)    Term.

        (1)   Each option shall expire not more than ten (10) years from the date of the granting thereof, but shall be subject to earlier termination as herein provided.

        (2)   Except as otherwise provided in this Section 10, an option granted to any employee who ceases to be an employee of the Company, or an option granted to any other Optionee who ceases to have the same relationship with the Company or one of its subsidiaries which was in effect on the date the option was granted, shall terminate immediately on the date such Optionee ceases to be an employee, or ceases to have such relationship with the Company or one of its subsidiaries, or on the date on which the option expires by its terms, whichever occurs first.

        (3)   If such termination of employment or relationship is because the Optionee has become permanently disabled (within the meaning of Section 22(e)(3) of the Code), such option shall terminate thirty (30) days after the date such Optionee ceases to be an employee or to have such relationship, or on the date on which the option expires by its terms, whichever occurs first.

        (4)   In the event of the death of any Optionee, any option granted to such Optionee shall terminate ninety (90) days after the date of death, or on the date on which the option expires by its terms, whichever occurs first.

        (5)   Notwithstanding subparagraphs (2), (3) and (4) above, the Compensation Committee shall have the authority to extend the expiration date of any outstanding option in circumstances in which it deems such action to be appropriate, provided that no such extension shall extend the term of an option beyond the date on which the option would have expired if no termination of the Optionee's employment or relationship with the Company or its subsidiary had occurred.

        (b)    Exerciseability.

        An option granted to an Optionee who ceases to be an employee, or ceases to have the same relationship with the Company or one of its subsidiaries which was in existence on the date the option was granted shall be exercisable only to the extent that the right to purchase shares under such option has accrued and is in effect on the date such Optionee ceases to be an employee, or ceases to have such relationship with the Company or one of its subsidiaries.

        11.    Options Not Transferable.

        The right of any Optionee to exercise any option granted to him or her shall not be assignable or transferable by such Optionee otherwise than by will or the laws of descent and distribution, and any such option shall be exercisable during the lifetime of such Optionee only by him or her. Any option granted under the 2000 Stock Option Plan shall be null and void and without effect upon the bankruptcy of the Optionee to whom the option is granted, or upon any attempted assignment or transfer, except as herein provided, including without limitation any purported assignment, whether voluntary or by operation of law, pledge, hypothecation or other disposition, attachment, divorce, trustee process or similar process, whether legal or equitable, upon such option.

        12.    Recapitalizations, Reorganizations and the Like.

        (a)   In the event that the outstanding shares of the Common Stock of the Company are changed into or exchanged for a different number or kind of shares or other securities of the Company or of another corporation by reason of any reorganization, merger, consolidation, recapitalization, reclassification, stock split-up, combination of shares, or dividends payable in capital stock, appropriate adjustment shall be made in the number and kind of shares as to which options may be granted under the 2000 Stock Option Plan and as to which outstanding options or portions thereof then unexercised shall be exercisable, to the end that the proportionate interest of the Optionee shall be maintained as before the occurrence of such event; such adjustment in outstanding options shall be made without change in the total price applicable to the unexercised portion of such options and with a corresponding adjustment in the option price per share.

        (b)   In addition, unless otherwise determined by the Board in its sole discretion, in the case of any (i) sale or conveyance to another entity of all or substantially all of the property and assets of the Company, including, without limitation, by way of merger or consolidation, or (ii) Change in Control (as hereinafter defined) of the Company, the purchaser(s) of the Company's assets or stock may, in his, her or its discretion, deliver to the Optionee the same kind of consideration that is delivered to the shareholders of the Company as a result of such sale, conveyance or Change in Control, or the Board may cancel all outstanding options in exchange for consideration in cash or in kind which consideration in both cases shall be equal in value to the value of those shares of stock or other securities the Optionee would have received had the option been exercised (to the extent then exercisable) and no disposition of the shares acquired upon such exercise been made prior to such sale, conveyance or Change in Control, less the option price therefor. Upon receipt of such consideration by the Optionee, his or her option shall immediately terminate and be of no further force and effect. The value of the stock or other securities the Optionee would have received if the option had been exercised shall be determined in good faith by the Board, and in the case of shares of the Common Stock of the Company, in accordance with the provisions of Section 7 hereof. The Board shall also have the power and right to accelerate the exerciseability of any options, notwithstanding any limitations in this 2000 Stock Option Plan or in the Agreement upon such a sale, conveyance or Change in Control. Upon such acceleration, any options or portion thereof originally designated as incentive stock options that no longer qualify as incentive stock options under Section 422 of the Code as a result of such acceleration shall be redesignated as non-qualified stock options. A "Change in Control" shall be deemed to have occurred if any person, or any two or more persons acting as a group, and all affiliates of such person or persons, who prior to such time owned less than twenty percent (20%) of the then outstanding Common Stock of the Company, shall acquire, whether by purchase, exchange, tender offer, merger, consolidation or otherwise, such additional shares of the Company's Common Stock in one or more transactions, or series of transactions, such that following such transaction or transactions, such person or group and affiliates beneficially own at least fifty percent (50%) of the Company's Common Stock outstanding.

        (c)   Upon dissolution or liquidation of the Company, all options granted under this 2000 Stock Option Plan shall terminate, but each Optionee (if at such time in the employ of or otherwise associated with the Company or any of its subsidiaries) shall have the right, immediately prior to such dissolution or liquidation, to exercise his or her option to the extent then exercisable.

        (d)   No fraction of a share shall be purchasable or deliverable upon the exercise of any option, but in the event any adjustment hereunder of the number of shares covered by the option shall cause such number to include a fraction of a share, such fraction shall be adjusted to the nearest smaller whole number of shares.

        13.    No Special Employment or Other Rights.

        Nothing contained in the 2000 Stock Option Plan or in any option granted under the Plan shall confer upon any Optionee right with respect to the continuation of his or her employment or other relationship by the Company (or any subsidiary) or interfere in any way with the right of the Company (or any subsidiary), subject to the terms of any separate employment or other agreement, at any time to terminate such employment or other relationship or to increase or decrease the compensation of the option holder from the rate in existence at the time of the grant of an option. Whether an authorized leave of absence, or absence in military or government service, shall constitute termination of employment or another relationship shall be determined by the Compensation Committee at the time.

        14.    Withholding.

        The Company's obligation to deliver shares upon the exercise of any option granted under the 2000 Stock Option Plan and any payments or transfers under Section 12 hereof shall be subject to the Optionee's satisfaction of all applicable Federal, state and local income, excise, employment and any other tax withholding requirements. All non-U.S. Optionees must pay all applicable employee and employers wage and other withholding taxes in advance of receiving shares upon exercise of any vested option.

        15.    Restrictions on Issue of Shares.

        (a)   Notwithstanding the provisions of Section 8, the Company may delay the issuance of shares covered by the exercise of an option and the delivery of a certificate for such shares until one of the following conditions shall be satisfied:

            (i)  The shares with respect to which such option has been exercised are at the time of the issue of such shares effectively registered or qualified under applicable Federal and state securities acts now in force or as hereafter amended; or

           (ii)  Counsel for the Company shall have given an opinion, which opinion shall not be unreasonably conditioned or withheld, that such shares are exempt from registration and qualification under applicable Federal and state securities acts now in force or as hereafter amended.

        (b)   It is intended that all exercises of options shall be effective, and the Company shall use its best efforts to bring about compliance with the above conditions within a reasonable time, except that the Company shall be under no obligation to qualify shares or to cause a registration statement or a post-effective amendment to any registration statement to be prepared for the purpose of covering the issue of shares in respect of which any option may be exercised, except as otherwise agreed to by the Company in writing.

        16.    Purchase for Investment; Rights of Holder on Subsequent Registration.

        Unless the shares to be issued upon exercise of an option granted under the 2000 Stock Option Plan have been effectively registered under the Securities Act of 1933, as now in force or hereafter amended, the Company shall be under no obligation to issue any shares covered by any option unless the Optionee, in whole or in part, shall give a written representation and undertaking to the Company which is satisfactory in form and scope to counsel for the Company and upon which, in the opinion of such counsel, the Company may reasonably rely, that he or she is acquiring the shares issued pursuant to such exercise of the option for his or her own account as an investment and not with a view to, or for sale in connection with, the distribution of any such shares, and that he or she will make no transfer of the same except in compliance with any rules and regulations in force at the time of such transfer under the Securities Act of 1933, or any other applicable law, and that if shares are issued without such registration, a legend to this effect may be endorsed upon the securities so issued. In the event that the Company shall, nevertheless, deem it necessary or desirable to register under the Securities Act of 1933 or other applicable statutes any shares with respect to which an option shall have been exercised, or to qualify any such shares for exemption from the Securities Act of 1933 or other applicable statutes, then the Company may take such action and may require from each Optionee such information in writing for use in any registration statement, supplementary registration statement, prospectus, preliminary prospectus or offering circular as is reasonably necessary for such purpose and may require reasonable indemnity to the Company and its officers and directors and controlling persons from such holder against all losses, claims, damages and liabilities arising from such use of the information so furnished and caused by any untrue statement of any material fact therein or caused by the omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances under which they were made.

        17.    Modification of Outstanding Options.

        The Board may authorize the amendment of any outstanding option with the consent of the Optionee when and subject to such conditions as are deemed to be in the best interests of the Company and in accordance with the purposes of this 2000 Stock Option Plan.

        18.    Approval of Stockholders.

        The 2000 Stock Option Plan shall be subject to approval by the vote of stockholders holding at least a majority of the voting stock of the Company present, or represented, and entitled to vote at a duly held stockholders' meeting, or by written consent of the stockholders as provided for under applicable state law, within twelve (12) months after the adoption of the 2000 Stock Option Plan by the Board of Directors and shall take effect as of the date of adoption by the Board of Directors upon such approval. The Compensation Committee may grant options under the 2000 Stock Option Plan prior to such approval, but any such option shall become effective as of the date of grant only upon such approval and, accordingly, no such option may be exercisable prior to such approval.

        19.    Termination and Amendment.

        Unless sooner terminated as herein provided, the 2000 Stock Option Plan shall terminate ten (10) years from the date upon which the 2000 Stock Option Plan was duly adopted by the Board. The Board may at any time terminate the 2000 Stock Option Plan or make such modification or amendment thereof as it deems advisable; provided, however, that except as provided in this Section 19, the Board may not, without the approval of the stockholders of the Company obtained in the manner stated in Section 18, increase the maximum number of shares for which options may be granted or change the designation of the class of persons eligible to receive options under the 2000 Stock Option Plan, or make any other change in the 2000 Stock Option Plan which requires stockholder approval under applicable law or regulations.

        20.    Reservation of Stock.

        The Company shall at all times during the term of the 2000 Stock Option Plan reserve and keep available such number of shares of stock as will be sufficient to satisfy the requirements of the 2000 Stock Option Plan and shall pay all fees and expenses necessarily incurred by the Company in connection therewith.

        21.    Limitation of Rights in the Option Shares.

        An Optionee shall not be deemed for any purpose to be a stockholder of the Company with respect to any of the options except to the extent that the option shall have been exercised with respect thereto and, in addition, a certificate shall have been issued theretofore and delivered to the Optionee.

        22.    Notices.

        Any communication or notice required or permitted to be given under the 2000 Stock Option Plan shall be in writing, and mailed by registered or certified mail or delivered by hand, if to the Company, to its principal place of business, attention: Treasurer, and, if to an Optionee, to the address as appearing on the records of the Company.

ANNEX E

CHARTER OF THE COMPENSATION COMMITTEE

OF THE BOARD OF DIRECTORS OF BRUKER BIOSCIENCES CORPORATION

December 2006

Purpose and Philosophy

        The primary purpose of the Compensation Committee (the "Committee") is to discharge the responsibilities of the Board of Directors relating to the compensation of the Company's Chief Executive Officer, the compensation program for the Company's other executive officers and approving the compensation structure for senior management and other highly paid professionals, in accordance with guidelines established by the Committee from time to time, and produce an annual report on executive compensation for inclusion in the Company's proxy statement in accordance with applicable rules and regulations. The Committee also administers the Company's stock option plan, reviews general policy matters relating to compensation and employee benefits, approves broad-based and special compensation plans across the Company as needed and makes recommendations to the Board of Directors concerning these matters.

        The objectives of the Committee in determining executive compensation are to: (1) attract and retain qualified executive officers, (2) motivate existing officers to perform, (3) reward corporate performance, (4) align compensation with the Company's annual and long-term performance goals, (5) enhance profitability of the Company, and (6) maximize stockholder value. The Committee focuses on the Company's goal of long-term enhancement of stockholder value by stressing long-term goals and by using stock-based incentive programs with extended vesting schedules.

Membership and Structure

        The Committee shall consist of three or more members of the Board of Directors, with the actual number of members to be determined from time to time by resolution of the Board. Each Committee member must: (1) meet the independence requirement of current NASDAQ National Market listing standards and all other applicable laws, rules and regulations governing director independence, as determined by the Board, (2) qualify as a "non-employee director" as defined under Section 16 of the Securities Exchange Act of 1933, and (3) qualify as an "outside director" under Section 162(m) of the Internal Revenue Code.

        Appointment to the Committee, including the designation of the Chair of the Committee, shall be made on an annual basis by the Board. Members of the Committee may be removed by the Board on the recommendation of a majority of the Board.

        The Committee has the sole right to establish subcommittees as it may deem appropriate. Such subcommittees shall consist of one or more members to carry out such duties as the Committee may assign and shall report to the full Committee.

Meetings

        The Committee shall fix its own rules of procedure and meetings of the Compensation Committee shall be held at such times and places as the Compensation Committee shall determine. The Committee shall meet as often as it deems necessary to carry out its responsibilities. In addition to the regular meeting schedule established by the Committee, the Committee Chair may call a special meeting at any time. The Committee may invite members of management, compensation consultants or other advisors to attend meetings and provide pertinent information; provided, however, the Committee may meet in executive session at its discretion.

Operating Principles

        The Committee Chair will preside, when present, at all meetings of the Committee. The Committee acts only on the affirmative vote of a majority of the members at a meeting (in person or by telephone or videoconference) or by unanimous written consent.

        To carry out their duties and responsibilities:

  1.
  The Committee may undertake studies and make recommendations to the Board, as the Board or the Committee may deem appropriate, with respect to the Company's compensation structure and policies.

  2.
  The Committee may request that members of management be present at its meetings to assist the Committee in performing its duties.

  3.
  The Committee will consult with the Company's Chief Financial Officer on accounting issues, including variable plan accounting issues related to equity incentive compensation, to ensure appropriate financial reporting by the Company.

        Following each Committee meeting, the Committee reports its actions and recommendations to the Board at the next meeting of the full Board.

Duties and Responsibilities

        To ensure that the structure of employee compensation throughout the Company is fair, non-discriminatory and forward-looking, and that the compensation structure promotes the Company's compensation philosophy, the Committee has the duty and responsibility to:

  1.
  Review and approve annually the Company's compensation strategy to ensure that management is afforded the appropriate incentives and is rewarded appropriately for its contributions to the Company's growth and profitability and that the executive compensation strategy supports the Company's objectives and stockholder interests.

  2.
  Review and approve annually the corporate goals and objectives relevant to the compensation of the Chief Executive Officer and all other officers of the Company (as such term is defined under Rule 16a-1 promulgated under the Securities Exchange Act of 1934) (collectively, the "Executive Officers").

  3.
  Review and evaluate annually the performance of the Company's Executive Officers in light of the goals and objectives established in accordance with Paragraph 1 above, and determine, set and approve, pursuant to the Committee's sole authority, the individual elements of the Executive Officers' total compensation based on such reviews and evaluations. Specifically:

    Annual Salaries.    In determining the annual base salaries for Executive Officers, the Committee considers, in particular, the Executive Officers' level of responsibility, experience and potential as well as the needs of the Company. Base salaries paid by other companies in the Company's industry for comparable positions may also be considered. If benchmark comparisons are made in determining the annual base salaries for Executive Officers, the Committee will disclose in its annual report on executive compensation the names of the peer group companies used in such comparison.

    Annual Cash Incentive Awards.    In determining the annual incentive awards in the form of performance-based cash bonuses for the Chief Executive Officer and the Company's other Executive Officers, management's success in meeting the Company's financial and strategic goals is a factor the Committee deems relevant. These performance-based incentives are capped and are tied to the achievement of certain performance-based operational measures that reflect both business and individual accomplishments. In setting performance measures, the Committee considers a variety of qualitative and quantitative performance metrics. Quantitative considerations include such items as revenue and profit growth, net income, cash flow and cash management, return on equity, economic value added, cost of capital, return on invested operating capital, margins, debt reduction, cost containment and market share. Qualitative considerations include such items as leadership, succession planning, customer satisfaction, product quality, legal compliance, ethics and the promotion of a culture of integrity at all levels of the Company and employee development.

    Stock Incentives.    In determining the long-term incentive component of the Company's compensation, which is designed to provide long-term incentives to Executive Officers and other employees, to encourage the Executive Officers and other employees to remain with the Company and to enable optionees generally to develop and maintain a long-term stock ownership position in the Company's common stock and in turn motivate the recipient to focus on long-term enhancement in stockholder value, the Committee considers the Company's performance and relative stockholder return, the value of similar incentive awards to comparable executives at comparable companies, the awards given to the Company's Executive Officers in the past, an employee's individual initiative, achievement of objectives, qualitative assessment of performance years and such other factors as the Committee deems relevant.

    Review of Performance Incentive Compensation.    The Committee is especially critical in its review and award of incentive compensation based on achieving financial targets because such compensation could act as an improper motivation with respect to financial reporting and related matters. In an effort to reduce potential abuses associated with such awards, the Committee will be particularly cautious in awarding compensation which is tied to the achievement of financial targets. The Committee will have an appropriate dialog within the Committee with respect to any such possible awards with a particular emphasis on the appropriateness of the award in the specific circumstances, giving due consideration to the position of the potential recipient. For example, for a chief executive officer who is typically not involved in the financial reporting process, such an award may be more appropriate than for a person, such as the chief financial officer, who is directly involved in the financial reporting process. In any event, to the extent the Committee does choose to make any such awards, the Committee will be careful to select appropriate performance metrics in advance and document them sufficiently.

  4.
  Review and discuss with management the Company's annual Compensation Discussion and Analysis and, based on the review and discussions, determine whether to recommend to the Board of Directors that the Compensation Committee Discussion and Analysis be included in the Company's annual report on Form 10-K and, as applicable, the Company's proxy or information statement.

  5.
  Review and approve any special or supplemental benefits for the Company's Executive Officers.

  6.
  Review the overall compensation strategy and the individual elements of total compensation for the senior management of the Company.

  7.
  Review the overall compensation and benefits strategy for all non-executive employees of the Company to ensure consistency with the Company's stated compensation strategy.

  8.
  Interpret and administer the Company's 2000 Stock Plan and such other equity-based plans as may be in effect from time to time (the "Plans") and approve changes to such Plans or, where necessary, recommend changes to such plans for approval by the Board or the Company's stockholders. Undertake such actions and make such determinations and decisions as it deems necessary and appropriate to carry out the Plans' intent, including:

    a.
    Selecting employees, officers and non-employee directors to receive awards;

    b.
    Determining the number of shares to be covered by each award;

    c.
    Deciding the type of award or awards to be made to each participant and the terms and conditions applicable to each such award;

    d.
    Entering into agreements evidencing awards made under the Plans and their respective terms and conditions; and

    e.
    Establishing, maintaining and rescinding rules and regulations relating to the Plans.

    In making specific grants to Executive Officers, the Committee evaluates each Executive Officer's total equity compensation package. The Committee generally reviews the option holdings of each of the Executive Officers including vesting and exercise price and the then current value of such unvested options.

  9.
  Review and make recommendations to the Board concerning policies or guidelines with respect to employment agreements, severance arrangements, change-in-control agreements, or arrangements involving Executive Officers and directors of the Company.

  10.
  Review annually, in conjunction with the Chairman of the Board of Directors of the Company, the compensation of the Board of Directors of the Company and recommend any changes thereto to the Board of Directors of the Company. The report to the Board of Directors of the Company on this issue will occur each year at the March meeting of the Board of Directors.

  11.
  At least bi-annually, or more frequently if necessary to comply with the regulations of the NASDAQ or any other statute or regulation applicable to this Committee, review its own performance, and review and reassess the adequacy of this Charter and recommend any proposed changes to the Board of Directors for its approval.

Appendix A

BRUKER BIOSCIENCES CORPORATION

Proxy Card
Special Meeting of Stockholders
February 25, 2008

        The undersigned hereby appoints Frank H. Laukien and William J. Knight, or either of them, with power of substitution, proxies to vote at the Bruker BioSciences Corporation Special Meeting of Stockholders on February 25, 2008, and any adjournments or postponements thereof, all shares of common stock of Bruker BioSciences Corporation that the undersigned is entitled to vote at such meeting on matters which may come before the Special Meeting in accordance with and as more fully described in the Notice of Special Meeting of Stockholders and the Proxy Statement.

/x/	PLEASE MARK VOTES AS IN THIS EXAMPLE

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS. THE BOARD RECOMMENDS AN AFFIRMATIVE VOTE ON ALL PROPOSALS SPECIFIED. UNLESS OTHERWISE SPECIFIED, THE PROXY WILL BE VOTED FOR ALL PROPOSALS DESCRIBED, AND IN THE DISCRETION OF THE NAMED PROXIES AS TO ANY OTHER MATTER THAT MAY COME BEFORE THIS MEETING OR ANY ADJOURNMENT THEREOF.

1.     PROPOSAL NO. 1: APPROVAL OF THE BRUKER BIOSPIN INC. PURCHASE

        To consider and vote upon a proposal to approve the transactions contemplated by the stock purchase agreement, dated as of December 2, 2007, by and among Bruker BioSciences and Bruker BioSpin Inc. and the stockholders of Bruker BioSpin Inc. relating to the acquisition of Bruker BioSpin Inc. by Bruker BioSciences.

☐ FOR	☐ AGAINST	☐ ABSTAIN

2.     PROPOSAL NO. 2: APPROVAL OF THE BRUKER PHYSIK GMBH PURCHASE

        To consider and vote upon a proposal to approve the transactions contemplated by the share purchase agreement, dated as of December 2, 2007, by and among Bruker BioSciences, Bruker Physik GmbH and the shareholders of Bruker Physik relating to the acquisition of Bruker Physik by Bruker BioSciences.

☐ FOR	☐ AGAINST	☐ ABSTAIN

3.     PROPOSAL NO. 3: APPROVAL OF THE MERGER OF BRUKER BIOSPIN INVEST AG WITH AND INTO BRUKER BIOSCIENCES AND THE RELATED ISSUANCE OF SHARES

        To consider and vote upon a proposal to approve the transactions contemplated by the merger agreement, dated as of December 2, 2007, by and among Bruker BioSciences and Bruker BioSpin Invest AG, Invest Merger AG and the stockholders of Bruker BioSpin Invest AG relating to the acquisition of Bruker BioSpin Invest AG by Bruker BioSciences and to approve the issuance of shares of Bruker BioSciences common stock in connection with the merger.

☐ FOR	☐ AGAINST	☐ ABSTAIN

4.     PROPOSAL NO. 4: APPROVAL OF THE CHARTER AMENDMENT TO INCREASE OUR AUTHORIZED SHARES

        To consider and act upon a proposal to amend the Bruker BioSciences certificate of incorporation to increase the number of authorized shares that may be issued by the company.

☐ FOR	☐ AGAINST	☐ ABSTAIN

5.     PROPOSAL NO. 5: APPROVAL OF AN AMENDMENT TO THE STOCK OPTION PLAN TO INCREASE THE NUMBER OF AUTHORIZED SHARES

        To consider and act upon a proposal to approve an amendment to the Bruker BioSciences amended and restated stock option plan to increase the number of shares of common stock for which options may be granted.

☐ FOR	☐ AGAINST	☐ ABSTAIN

6.     PROPOSAL NO. 6: APPROVAL OF THE CHARTER AMENDMENT

        To consider and act upon a proposal to amend the Bruker BioSciences certificate of incorporation to change the name of Bruker BioSciences Corporation to Bruker Corporation.

☐ FOR	☐ AGAINST	☐ ABSTAIN

7.     PROPOSAL NO. 7: THE ELECTION OF DIRECTORS

        To elect one Class II Director to hold office until the 2008 Annual Meeting of Stockholders and one Class III Director to hold office until the 2009 Annual Meeting of Stockholders.

☐ FOR ALL	☐ WITHHOLD ALL	☐ FOR ALL EXCEPT (STRIKE A LINE THROUGH NOMINEE NAME)

Class II Director Nominee: Dirk D. Laukien, Ph.D.

Class III Director Nominee: Tony Keller

        Important note regarding proposals 1 through 3: Although proposals 1 through 3 are separate matters to be voted upon by Bruker BioSciences stockholders in connection with the transactions, each proposal is expressly conditioned upon the approval of each of the other two proposals. This means that, even if requisite majority of our stockholders the stockholders approves one of these three proposals, Bruker BioSciences will not complete the transaction contemplated by that proposal unless the Bruker BioSciences stockholders also approve each of the other two proposals so that the transactions can be completed as planned and as more fully described in the proxy statement accompanying this Notice.

        Important note regarding proposals 4 through 7: Proposals 4 through 7 are separate matters to be voted upon by Bruker BioSciences' stockholders, but are each conditioned upon the approval of proposals 1, 2 and 3 This means that even if the requisite majority of our stockholders approves one or more of proposals 4 through 7, Bruker Biosciences will not implement that proposal unless the

Bruker Biosciences stockholders also approve proprosals 1, 2 and 3, so that the transactions can be completed as planned and as more fully described in the proxy statement accompanying this Notice.

I plan to attend in person	I do not plan to attend in person
HAS YOUR ADDRESS CHANGED?	DO YOU HAVE COMMENTS?

PLEASE VOTE, DATE AND SIGN AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE

Date: ,
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BRUKER BIOSCIENCES CORPORATION 40 Manning Road Billerica, MA 01821 (978) 663-3660
ADDITIONAL INFORMATION
BRUKER BIOSCIENCES CORPORATION NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
BRUKER BIOSCIENCES CORPORATION PROXY STATEMENT TABLE OF CONTENTS
SUMMARY TERM SHEET
  QUESTIONS AND ANSWERS ABOUT THE COMBINATION
TRANSACTION SUMMARY
  THE COMPANIES
  STRUCTURE OF THE TRANSACTIONS AND OPERATIONS AFTER THE COMBINATION
  PURCHASE PRICE (see pages 49, 59 and 68)
  RECOMMENDATION OF THE BOARD OF DIRECTORS AND OPINION OF FINANCIAL ADVISORS (see pages 26 and 35)
  THE STOCKHOLDER MEETING (see page 24)
  INTERESTS OF DIRECTORS AND EXECUTIVE OFFICERS IN THE COMBINATION (see page 44)
  MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES (see page 46)
  CONDITIONS TO THE COMPLETION OF THE COMBINATION (see pages 54, 64, and 74)
  TERMINATION OF THE TRANSACTION AGREEMENTS (see pages 57, 67 and 78)
  EXPENSES (see pages 58, 67 and 78)
  ACCOUNTING TREATMENT OF THE COMBINATION (see page 46)
  REGULATORY MATTERS (see page 46)
  COMPLETION AND EFFECTIVENESS OF THE TRANSACTIONS (see page 45)
  BRUKER BIOSPIN GROUP SELECTED COMBINED FINANCIAL DATA
  SELECTED UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL DATA
  COMPARATIVE PER SHARE INFORMATION
  PER SHARE MARKET PRICE DATA AND DIVIDEND INFORMATION
RISK FACTORS
CAUTIONARY INFORMATION REGARDING FORWARD-LOOKING STATEMENTS
STOCKHOLDER MEETING
  Date, Time and Place of Stockholder Meeting
  Purpose
  Record Date
  Vote Required for Approval
  Voting of Proxies; Quorum; Abstentions and Broker Non-Votes
  Solicitation of Proxies
  Recommendations of the Board of Directors
PROPOSALS 1 THROUGH 3: THE TRANSACTIONS AND THE ISSUANCE OF SHARES IN CONNECTION WITH THE COMBINATION
  General
  Proposals
  Background of the Combination
  Reasons for the Combination
  Recommendation of the Board of Directors and Special Committee
  Opinion of the Special Committee's Financial Advisor
  Sources of Funds
  Interests of Certain Directors and Executive Officers in the Combination
  Completion and Effectiveness of the Combination
  Structure of the Transaction and Operations Post-Combination
  Material United States Federal Income Tax Consequences of the Combination
  Accounting Treatment of the Acquisition
  Regulatory Matters
  No Appraisal Rights
  Foreign Regulatory Requirements
  Restrictions on Sales of Shares Issued In Connection with the Combination
DESCRIPTION OF THE TRANSACTION AGREEMENTS
  General
  Closing Date
  Purchase Price-Payment
  Escrow
  Representations and Warranties
  Covenants
  Conditions to the Acquisition
  Indemnification
  Termination of the U.S. Stock Purchase Agreement
  Expenses
  Amendment and Waiver
  General
  Closing Date
  Purchase Price-Payment
  Escrow
  Representations and Warranties
  Covenants
  Conditions to the Acquisition
  Indemnification
  Termination of the German Share Purchase Agreement
  Expenses
  Amendment and Waiver
  General
  Closing Date
  Escrow
  Representations and Warranties
  Covenants
  Conditions to the Acquisition
  Indemnification
  Termination of the Swiss Merger Agreement
  Expenses
  Amendment and Waiver
UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS
UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET AS OF SEPTEMBER 30, 2007 (in thousands)
UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENTS OF OPERATIONS FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2007 (in thousands, except per share data)
UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENTS OF OPERATIONS FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2006 (in thousands, except per share data)
UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS FOR THE YEAR ENDED DECEMBER 31, 2006 (in thousands, except per share data)
UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS FOR THE YEAR ENDED DECEMBER 31, 2005 (in thousands, except per share data)
UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS FOR THE YEAR ENDED DECEMBER 31, 2004 (in thousands, except per share data)
NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS
INFORMATION ABOUT THE BRUKER BIOSPIN GROUP
  Business Overview
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
  RESULTS OF OPERATIONS
LIQUIDITY AND CAPITAL RESOURCES
TRANSACTIONS WITH RELATED PARTIES
QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
DESCRIPTION OF BRUKER BIOSCIENCES CAPITAL STOCK
PROPOSAL NO. 4: APPROVAL OF THE CHARTER AMENDMENT TO INCREASE OUR AUTHORIZED SHARES
PROPOSAL NO. 5: APPROVAL OF AN AMENDMENT TO THE STOCK OPTION PLAN TO INCREASE THE NUMBER OF AUTHORIZED SHARES
PROPOSAL NO. 6: APPROVAL OF THE CHARTER AMENDMENT TO CHANGE OUR NAME TO BRUKER CORPORATION
PROPOSAL NO. 7: THE ELECTION OF DIRECTORS
BOARD MEETINGS, COMMITTEES AND COMPENSATION
COMPENSATION OF DIRECTORS
2007 Director Compensation Table
DIRECTOR NOMINATIONS
COMPENSATION DISCUSSION AND ANALYSIS
COMPENSATION COMMITTEE REPORT
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
SUMMARY OF EXECUTIVE COMPENSATION
2007 Grants of Plan-Based Awards
Outstanding Equity Awards At December 31, 2007
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
STOCKHOLDER COMMUNICATIONS
TIME FOR SUBMISSION OF STOCKHOLDER PROPOSALS
OTHER MATTERS
WHERE YOU CAN FIND MORE INFORMATION
VOTING PROXIES
INDEX TO FINANCIAL STATEMENTS
Report of Independent Auditors
Bruker BioSpin Group Combined Balance Sheets (in thousands)
Bruker BioSpin Group Combined Statements of Income (in thousands)
Bruker BioSpin Group Combined Statements of Shareholders' Equity (in thousands)
Bruker BioSpin Group Combined Statements of Cash Flows (in thousands)
Bruker BioSpin Group Notes to Combined Financial Statements
  Annex A-1
U.S. STOCK PURCHASE AGREEMENT
  Annex A-2
GERMAN SHARE PURCHASE AGREEMENT
ARTICLE IV REPRESENTATIONS AND WARRANTIES REGARDING THE TARGET COMPANIES
  Annex A-3
SWISS AGREEMENT AND PLAN OF MERGER
  Annex B
  ANNEX C
Proposed Amendments to the Certificate of Incorporation of Bruker BioSciences Corporation
  ANNEX D
BRUKER BIOSCIENCES CORPORATION AMENDED AND RESTATED 2000 STOCK OPTION PLAN
  ANNEX E
CHARTER OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS OF BRUKER BIOSCIENCES CORPORATION
  Appendix A
BRUKER BIOSCIENCES CORPORATION Proxy Card Special Meeting of Stockholders February 25, 2008